As filed with the Securities and Exchange Commission on March 26, 2024
Commission File No. 333-268101

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
__________________________________
Post-Effective Amendment No. 2
to
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
__________________________________
JACKSON NATIONAL LIFE INSURANCE COMPANY
(Exact Name of registrant as specified in its charter)
__________________________________

Michigan	6311	38-1659835
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
1 Corporate Way, Lansing, Michigan 48951
(517) 381-5500
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
__________________________________
Scott J. Golde, Esq.
Senior Vice President and General Counsel
Jackson National Life Insurance Company
1 Corporate Way, Lansing, MI 48951
(517) 381-5500
(Name and Address of Agent for Service)

Copy to:
Alison Samborn, Esq.
Assistant Vice President, Insurance Legal & Product Development
Jackson National Life Insurance Company
1 Corporate Way, Lansing, MI 48951
__________________________________

Approximate date of commencement of proposed sale to the public:
As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒

If this Form is filed to register addition securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. □

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. □

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. □

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and "emerging growth company" in Rule 12b-2 of the Exchange Act. □

Large accelerated filer □	Accelerated filer □	Non-accelerated filer ☒	Smaller reporting company □	Emerging growth company □

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. □

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THE PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

JACKSON MARKET LINK PRO® ADVISORY II
SINGLE PREMIUM DEFERRED INDEX-LINKED ANNUITY

Issued by
Jackson National Life Insurance Company®

The date of this prospectus is _________. This prospectus contains information about the Contract and Jackson National Life Insurance Company (“Jackson®”) that you should know before investing. This prospectus is a disclosure document and describes all of the Contract’s material features, benefits, rights, and obligations of annuity purchasers under the Contract. The description of the Contract’s material provisions in this prospectus is current as of the date of this prospectus. If certain material provisions under the Contract are changed after the date of this prospectus, in accordance with the Contract, those changes will be described in a supplemented prospectus. It is important that you also read the Contract and endorsements, which may reflect additional non-material state variations. Jackson's obligations under the Contract are subject to our financial strength and claims-paying ability. The information in this prospectus is intended to help you decide if the Contract will meet your investment and financial planning needs.

Index-linked annuity contracts are complex insurance and investment vehicles. Before you invest, be sure to discuss the Contract’s features, benefits, risks, and fees with your financial professional in order to determine whether the Contract is appropriate for you based upon your financial situation and objectives. Please carefully read this prospectus and any related documents and keep everything together for future reference.

This prospectus describes the Indexes, Terms, Crediting Methods, Protection Options, and add-on Guaranteed Minimum Withdrawal Benefits ("GMWB") that we currently offer under the Contract. We reserve the right to limit the number of Contracts that you may purchase. We also reserve the right to refuse any Premium payment. Please confirm with us or your financial professional that you have the most current prospectus that describes the availability and any restrictions on the Crediting Methods and Protection Options.

The Contracts are sold by broker-dealers who are also registered as, affiliated with, or in a contractual relationship with a registered investment adviser, through their registered representatives/investment adviser representatives. The Contracts are intended to be used by investors who have engaged these investment advisers and investment adviser representatives to manage their Contract Value for a fee which is in addition to any fees and expenses charged under the Contract . We offer other registered index-linked annuity products with different product features, benefits and charges. Under certain circumstances, you may elect to have advisory fees directly deducted from your Contract Value and automatically transmitted to your third party financial professional, subject to certain administrative rules. If you do elect to pay your advisory fees via direct deductions under our rules, these deductions will reduce Contract Value and may reduce your basic death benefit. The deduction of advisory fees is subject to Interim Value adjustments, and as a result, your Contract Value may be reduced by more than the amount of the advisory fee if a deduction is taken at a point in time at which a negative Index Adjustment would occur. Please note: if you make a withdrawal to pay advisory fees without setting up direct deductions under our administrative rules, or after electing an add-on GMWB, your withdrawal will be treated as a standard partial withdrawal under the Contract. This means, in addition to your Contract Value and any return of premium portion of your basic death benefit being reduced, the withdrawal will be subject to Market Value Adjustments any applicable taxes and tax penalties.

The Jackson Market Link Pro Advisory II Contract is an individual single Premium deferred registered index-linked annuity Contract issued by Jackson. The Contract provides for the potential accumulation of retirement savings and partial downside protection in adverse market conditions. The Contract is a long-term, tax-deferred annuity designed for retirement or other long-term investment purposes. It is available for use in Non-Qualified plans, Qualified plans, Tax-Sheltered annuities, Traditional IRAs, and Roth IRAs.
The Contract may not be appropriate for you if you plan to take withdrawals from an Index Account Option prior to the end of the Index Account Option Term, especially if you plan to take ongoing withdrawals such as Required Minimum Distributions or the payment of advisory fees to your third-party advisor. We apply an Interim Value adjustment to amounts removed from an Index Account Option during the Index Account Option Term, and if this adjustment is negative, you could lose up to 100% of your investment. Withdrawals could also result in significant reductions to your Contract Value and the death benefit (perhaps by more than the amount withdrawn), as well as to the Index Adjustment credited at the end of the Index Account Option Term. Withdrawals may also be subject to income taxes and income tax penalties if taken before age 59 1/2. If you do intend to take ongoing withdrawals under the Contract, particularly from an Index Account Option during the Index Account Option Term, you should consult with a financial professional.

Crediting Methods such as the Cap, Performance Trigger, and Performance Boost could limit positive Index gain. The Contract currently offers 10% Floor, and 10% and 20% Buffer Protection Options, which could expose you to 80-90% loss due to poor Index performance. Crediting Method and Protection Option rates could change in the future. The Floor and Buffer Protection Options will always be at least 5%.

Jackson is located at 1 Corporate Way, Lansing, Michigan, 48951. The telephone number is 1-800-644-4565. Jackson is the principal underwriter for these Contracts. Jackson National Life Distributors LLC (“JNLD”), located at 300 Innovation Drive, Franklin, Tennessee 37067, serves as the distributor of the Contracts . You can contact our Jackson Customer Care Center at P.O. Box 24068, Lansing Michigan 48909-4068; 1-800-644-4565; www.jackson.com.

An investment in this Contract is subject to risk including the possible loss of principal and that loss can become greater in the case of an early withdrawal due to charges and adjustments imposed on those withdrawals. See “Risk Factors” beginning on page 12 for more information.

Neither the SEC nor any state securities commission has approved or disapproved these securities or passed upon the adequacy of this prospectus. It is a criminal offense to represent otherwise. We do not intend for this prospectus to be an offer to sell or a solicitation of an offer to buy these securities in any state where this is not permitted.

• Not FDIC/NCUA insured • Not Bank/CU guaranteed • May lose value • Not a deposit • Not insured by any federal agency

Intra-Term Performance Lock	36
End-Term Performance Lock	37
Automatic Rebalancing	37
ACCESS TO YOUR MONEY	38
'+Income For Life Guaranteed Minimum Withdrawal Benefit with Annual Step-Up for a Single Life or Two Covered Lives ("+Income GMWB" and "+Income GMWB with Joint Option")	40
Guaranteed Withdrawal Balance ("GWB")	41
Withdrawals	41
Step-Up	44
For Life Guarantee	44
Owner's Death	45
Contract Value is Zero	45
Spousal Continuation	45
Effect of GMWB on Tax Deferral	46
GMWB Income Options	46
Required Minimum Distributions Under Certain Tax Qualified Plans ("RMDs")	48
Additional Information Regarding +Income with Joint Option	49
Termination	49
GMWB Charge	50
Guaranteed Minimum Withdrawal Benefit Considerations	51
MARKET VALUE ADJUSTMENT	52
INCOME PAYMENTS	53
Income Options	53
DEATH BENEFIT	54
Payout Options	55
Pre-Selected Payout Options	56
Spousal Continuation Option	56
Death of Owner On or After the Income Date	56
Death of Annuitant	56
Stretch Contracts	56
TAXES	57
CONTRACT OWNER TAXATION	57
Tax-Qualified and Non-Qualified Contracts	57
Non-Qualified Contracts - General Taxation	57
Non-Qualified Contracts - Aggregation of Contracts	57
Non-Qualified Contracts - Withdrawals and Income Payments	57
Non-Qualified Contracts - Required Distributions	58
Non-Qualified Contracts - 1035 Exchanges	58
Tax-Qualified Contracts - Withdrawals and Income Payments	58
Withdrawals - Roth IRAs	58
Constructive Withdrawals - Investment Adviser Fees	59
Death Benefits	59
Assignment	59
Withholding	59
Annuity Purchases by Nonresident Aliens and Foreign Corporations	60
Definition of Spouse	60

SUMMARY

Jackson Market Link Pro Advisory II is a Registered Index-Linked Annuity (“RILA”) contract. The Contract is an SEC registered, tax deferred annuity that permits you to link your investment to an Index (or multiple Indexes) over a defined period of time ("term"). If the Index Return is positive, the Contract credits any gains in that Index to your Index Account Option Value, subject to the Crediting Method you choose: Cap, Performance Trigger, or Performance Boost. If the Index Return is negative, the Contract credits losses, which may be either absorbed or offset, subject to the Protection Option you choose: a stated Buffer or Floor.
The Contract currently offers five Indexes that can be tracked in any combination, which allow for the ability to diversify among different asset classes and investment strategies. There is also a one-year Fixed Account available for election. The Contract also offers an add-on Guaranteed Minimum Withdrawal Benefit with Annual Step-Ups for a Single Life ("+Income GMWB") or Two Covered Lives ("+Income with Joint Option").

At the end of an Index Account Option Term, we will credit an Index Adjustment (which may be positive, negative, or equal to zero) based on the Index Return, Crediting Method, and Protection Option of the Index Account Option selected. Prior to the end of an Index Account Option Term, the Index Account Option Value is equal to the Interim Value, which is the greater of the Index Account Option Value at the beginning of the term adjusted for any withdrawals plus the Index Adjustment subject to any prorated Index Adjustment Factors, or zero.
Indexes: Each Index is comprised of or defined by certain securities or by a combination of certain securities and other investments. Please refer to the section titled “Indexes” for a description of each of the Indexes offered on this Contract. The Indexes currently offered on the Contract are the S&P 500, Russell 2000, MSCI Emerging Markets, MSCI EAFE, and the MSCI KLD 400 Social Index.
Crediting Methods: Each Crediting Method provides the opportunity to receive an Index Adjustment based on any positive Index Return at the end of the Index Account Option Term. The Crediting Methods currently offered on the Contract are the Cap, subject to a stated Cap Rate (and an Index Participation Rate); Performance Trigger, subject to a stated Performance Trigger Rate; and Performance Boost, subject to a stated Performance Boost Rate (and a stated Performance Boost Cap Rate) Crediting Methods. Current Cap Rates, Index Participation Rates (applicable only with the Cap Crediting Method), Performance Trigger Rates, Performance Boost Rates, and Performance Boost Cap Rates (applicable only with the Performance Boost Crediting Method) are provided at the time of application, and to existing owners and financial professionals at any time, upon request. Crediting methods must be elected before the start of the Term and will apply for the duration of the Term.

•Cap
◦This Crediting Method provides a positive Index Adjustment equal to any positive Index Return multiplied by the stated Index Participation Rate, subject to a stated Cap Rate.
◦The Cap Rate is the maximum amount of positive Index Adjustment you may receive. This means if the Index Return is in excess of the Cap Rate, your positive Index Adjustment will be limited by (and equal to) the Cap Rate.
◦The Index Participation Rate is guaranteed to never be less than 100%. This means it will never reduce your Index Adjustment. If the Index Participation Rate is greater than 100%, it may serve to increase your Index Adjustment.

◦An Index Participation Rate or a Cap Rate are not a guarantee of any positive return.

•Performance Trigger
◦This Crediting Method provides a positive Index Adjustment equal to a stated Performance Trigger Rate if the Index Return is zero or positive.
◦The Performance Trigger Rate equals the positive Index Adjustment that you will receive if the Index Return is zero or positive, regardless of whether the actual Index Return is higher or lower than the stated Performance Trigger Rate.
◦A Performance Trigger Rate is not a guarantee of any positive return.

•Performance Boost
◦This Crediting Method provides a positive Index Adjustment equal to Index Return plus the stated Performance Boost Rate if the Index Return is zero, positive, or negative, but not if the negative return is equal to or in excess of the elected Buffer Protection Option, subject to a stated Performance Boost Cap Rate.
◦The Performance Boost Cap Rate is the maximum amount of positive Index Adjustment you may receive. This means that any positive Index Adjustment will always be limited by the stated Performance Boost Cap Rate.

◦The Performance Boost Rate boosts your Index Adjustment to a value higher than Index Return, and is equal to the Buffer percentage. Since the Performance Boost Rate is equal to the Buffer:

▪If the Index Return is negative but within the Buffer, the Index Adjustment will always be positive.
▪If the Index Return is negative and equal to the Buffer, the Index Adjustment will always be zero.
▪If the Index return is negative in excess of the Buffer, the Index Adjustment will always be negative in the amount it exceeds the Buffer.

◦The Performance Boost Crediting Method is only available with the Buffer Protection Option.

◦A Performance Boost Rate or a Performance Boost Cap Rate are not a guarantee of any positive return.

Neither the Index Participation Rate nor the Performance Boost Cap Rate are available as stand-alone Crediting Methods.

Protection Options: The Protection Options provide a level of downside protection if the Index Return is negative. You may choose either a Buffer or Floor Protection Option. Current Buffer and Floor rates are provided at the time of application.
•A Buffer protects from loss up to a specific amount (typically 10% or 20%). You only incur a loss if the Index declines more than the stated Buffer percentage. For example, if an Index declines 15% and you chose a 10% Buffer, you would incur a loss of 5% for that Index Account Option Term. Available Buffer rates are guaranteed to be no less than 5% or more than 50%.
•A Floor protects from loss after a specific threshold. If the Index declines, you incur a loss up to the stated Floor percentage, beyond which, you are protected by any further loss for that Index Account Option Term. For example, if you chose a 10% Floor and the Index declines 15%, you would lose 10% for that Index Account Option Term. Available Floor rates are guaranteed to be no less than 5% or more than 50%.
Index Account Option Terms: The Contract currently offers three term lengths: a 1-Year term, a 3-Year term, and a 6-Year term depending on the Crediting Method and Protection Option you choose.
As of the date of this prospectus, you may currently select the following combination of Crediting Methods, Protection Options, and Index Account Option Terms with any of the available Indexes:

Crediting Methods	Protection Options*		Term Length
	Buffer	Floor	1-Year	3-Year	6-Year
Cap	10%, 20%	10%**	✓	✓	✓
Performance Trigger	10%	10%**	✓	N/A	N/A
Performance Boost	10%	N/A	✓	✓	✓
* Protection Option rates listed above are the rates currently available as of the date of this prospectus. These rates may be changed from time to time, so you should contact your financial professional or the Jackson Customer Care Center for current rate availability.
** The Floor Protection Option is only available with the 1-year Cap and Performance Trigger Crediting Methods.

The available Crediting Method and Protection Option rates are the new business and renewal rates effective as of the first day of an Index Account Option Term and will not change until the end of your Index Account Option Term. The rate for a particular Index Account Option Term may be higher or lower than the rate for previous or future Index Account Option Terms. We post all rates online at Jackson.com/RatesJMLPA2. The rates for Contract Value reallocations at the end of an Index Account Option Term are posted at least 30 days before the end of any Index Account Option Term. At least 30 days prior to any Index Account Option Term Anniversary, we will send you written notice reminding you of how you may obtain the rates for the next Index Account Option Term. You may provide reallocation instructions in writing using our Reallocation Form or a

Letter of Instruction, or over the phone if you have authorized telephone transactions. If you do not provide timely allocation instructions by close of business on the Index Account Option Term Anniversary of an expiring Index Account Option Term as to how you would like your Index Account Option Value allocated for your next Index Account Option Term, we will generally (i) renew the Index Account Option into the same Index Account Option Term, if available; or (ii) if the same Crediting Method, Protection Option, or Index you elected is not available, we will reallocate the Index Account Option Value(s) to the Fixed Account. See "Automatic Reallocations" beginning on page 35. Such reallocation instructions must be sent to us in written form acceptable to the Company, or via telephone if you have authorized telephone transactions on your account.

We reserve the right to delete or add Index Account Options, Indexes, Crediting Methods, Protection Options, and Index Account Option Terms in the future. There will always be more than one Index Account Option available, and those options will always be identical or similar to one of the options disclosed in this prospectus.

It is possible that an Index may be replaced during an Index Account Option Term. If an Index is replaced during an Index Account Option Term, we will provide you with notice of the substituted Index, and Index Return for the Index Account Option Term will be calculated by adding the Index Return for the original Index from the beginning of the term up until the date of replacement, to the Index Return from the substituted Index starting on the date of replacement through the end of the Index Account Option Term. While any substituted Index will need to be approved by regulators prior to replacing your Index, it is possible that you may experience lower Index Return under a substituted Index than you would have if that Index had not been replaced. For more information about replacing Indexes, please see "Replacing an Index" on page 26. We also reserve the right to remove, add or change the combinations in which we offer Indexes, Crediting Methods, Protection Options and Index Account Option Terms in the future. All Indexes, Crediting Methods, Protection Options, and Index Account Option Terms we currently offer may not be available in all states, or through every selling broker-dealer.

Fixed Account: You also have the option to invest all or a portion of your Contract Value into a Fixed Account. Amounts allocated to the Fixed Account earn compounded interest at a fixed rate for the duration of the term. Currently, we offer a one-year term for amounts allocated to the Fixed Account and at the end of the term, you will have the option of reallocating those amounts to Index Account Options, or to continue with the amounts in the Fixed Account. The credited interest rate on the Fixed Account is set annually and can be changed as each one-year term resets on the Contract Anniversary, subject to a guaranteed minimum interest rate.
There is also a Short Duration Fixed Account Option, which is only available in connection with Intra-Term Performance Locks and spousal continuation, and may not be independently elected. On each Contract Anniversary, any amounts allocated to the Short Duration Fixed Account Option in connection with a spousal continuation adjustment, including interest earned on those amounts, will be reallocated to the 1-year Fixed Account Option unless new allocation instructions have been received by us in Good Order from the spouse continuing the Contract. See “Intra-Term Performance Lock” below in this Summary for information on how the Short Duration Fixed Account Option is used for Intra-Term Performance Lock transfers. In comparison to the one year Fixed Account Option, the Short Duration Fixed Account Option has lower interest crediting rates, and cannot be independently elected absent an Intra-Term Performance Lock or spousal continuation.
Interim Value Adjustment: Because the Index Account Options are designed to credit an Index Adjustment by measuring the change in the Index Return from the beginning of the Index Account Option Term to the end of the Index Account Option Term, an Interim Value calculation is necessary to determine the daily value of your Index Account Option on any given Business Day for purposes of Intra-Term Performance Locks or withdrawals prior to the end of the Index Account Option Term by measuring the change in your Index Return from the beginning of the Index Account Option Term to the date of the withdrawal . Withdrawals in this context include partial or total withdrawals from the Contract (including withdrawals of the Guaranteed Annual Withdrawal Amount under the +Income GMWB or +Income GMWB with Joint Option), automatic withdrawals, free looks, required minimum distributions ("RMD"), income payments, deductions of the GMWB Charge, and the Contract Value element of death benefit payments). Please note that any withdrawal taken in the first six years after issue may also be subject to a Market Value Adjustment in addition to the Interim Value adjustment.

In calculating the Interim Value adjustment, we use prorated Index Adjustment Factors, which in some instances may serve to reduce any positive Index Adjustment, as well as increase any negative Index Adjustment we credit when compared to the Index Adjustment you would have received if you had waited until the end of your Index Account Option Term to take your withdrawal. This is because the Index Adjustment Factors are prorated by the time elapsed during the Index Account Option Term. In other words, the values are determined by multiplying the Index Adjustment Factor by the number of days elapsed so far during the Index Account Option Term and then dividing by the total number of days in the Index Account Option Term. For an example illustrating the proration of Index Adjustment Factors, please see "Interim Value" on page 22. We do not prorate the Floor or the Index Participation Rate. Any negative adjustment could be significant and impact the amount of Contract Value available for future withdrawals. In addition to Interim Value adjustments, withdrawals taken in the first six

Contract Years may also be subject to Market Value Adjustments, which could further reduce the amount you receive when requesting a withdrawal.

Please note: certain states require the use of guaranteed minimum Index Adjustment Factors, if greater, in calculating Interim Value. Please see " Use of Guaranteed Minimum Index Adjustment Factors in Certain States " on page 23 for more information.

Each time you take a withdrawal from an Index Account Option before the end of your Index Account Option Term, we will recalculate your Index Account Option Value, based on an Interim Value adjustment, which could be zero, positive or negative. The Index Account Option Value is reduced proportionally to the Contract Value for each withdrawal. This means if you withdraw 10% of your Contract Value, your Index Account Option Value will also be reduced by 10%. If an Interim Value adjustment is positive, your Index Account Option Value will be decreased by less than the amount of the withdrawal; in other words, on less than a dollar for dollar basis  If an Interim Value adjustment is negative, your Index Account Option Value will be decreased by more than the amount of the withdrawal; in other words, on more than a dollar for dollar basis.

Intra-Term Performance Lock: Intra-Term Performance Lock is currently available with all Crediting Method options except for the Performance Trigger Crediting Method. This feature allows you to transfer the full Interim Value from your selected Index Account Option into the Short Duration Fixed Account Option, where it will earn the declared Short Duration Fixed Account rate of interest beginning on the Intra-Term Performance Lock Date until the next Contract Anniversary. You can view the Interim Value for your Index Account Option(s) as of the end of the previous Business Day in your account on jackson.com or by contacting us via phone at 1-800-644-4565. We use the Interim Value calculated at the end of the Business Day after we receive your request. This means you will not be able to determine in advance your "locked in" Interim Value, and it may be higher or lower than it was on the Business Day we received your Intra-Term Performance Lock request. Any such transfers are subject to an Interim Value adjustment, as discussed immediately above in this Summary section, which can substantially reduce your Index Account Option Value. An Intra-Term Performance Lock ends the Index Account Option Term for the Index Account Option out of which it is transferred, effectively terminating that Index Account Option. Once an Intra-Term Performance Lock has been processed, it is irrevocable.
On each Contract Anniversary, any amounts allocated to the Short Duration Fixed Account Option as part of an Intra-Term Performance Lock, including interest earned on those amounts, will be reallocated into a new Index Account Option identical to the one from which they were originally transferred, subject to availability requirements, unless new allocation instructions have been received by us in Good Order, and will begin a new Index Account Option Term. For more information on what happens if the same Index Account Option is unavailable, see "Automatic Reallocations" beginning on page 35.
Any interest credited to the Contract, whether from allocations to the Index Account Options or the Fixed Account, is backed by the creditworthiness and claims-paying ability of Jackson National Life Insurance Company.
You are permitted to make transfers and withdrawals under the terms of the Contract. Full and partial transfers among Index Account Options or between Index Account Options and the Fixed Account are permissible only at the end of the Index Account Option Term or Fixed Account term unless you are executing an Intra-Term Performance Lock. Withdrawals taken from your Contract during the first six years of the Contract may be subject to a Market Value Adjustment and an Interim Value adjustment. Depending on the Crediting Method, Protection Option, Index selected, and the amount of time that has elapsed in the Index Account Option Term, this adjustment could be substantial. For more information on the Interim Value adjustment and how it may affect your Contract please see "Interim Value" beginning on page 22.
Registered Index-Linked Annuities are long term investments, subject to a potentially substantial loss of principal. Working with a financial professional, you should carefully consider which Indexes, Crediting Methods, and Protection Options (or combinations thereof) are right for you based on your risk tolerance, investment objectives, and other relevant factors. Not all options may be suitable for all investors, including the overall purchase of a RILA.
Guaranteed Minimum Withdrawal Benefit: The +Income For Life Guaranteed Minimum Withdrawal Benefit with Annual Step-Ups is an add-on benefit that, for a fee, guarantees an annual level of income each year in the form of withdrawals ("GAWA Withdrawals") equal to the greater of the Guaranteed Annual Withdrawal Amount ("GAWA") or your Required Minimum Distribution ("RMD"), if applicable, prior to the Income Date. Two versions of this Guaranteed Minimum Withdrawal Benefit ("GMWB") are available: a single life option ("+Income GMWB") and an option for two Covered Lives ("+Income with Joint Option").
• The GAWA is guaranteed even if your Contract Value drops to zero (other than due to an Excess Withdrawal or total withdrawal).
◦ The For Life Guarantee entitles you to continue making GAWA withdrawals for your lifetime (or the lifetime of the joint Owner to die first) under +Income GMWB, or for the lifetime of the last surviving Covered Life under +Income GMWB with Joint Option. The For Life Guarantee becomes effective on the

Contract Anniversary on or immediately following the Designated Life's attained age 59 ½, subject to certain limitations. For more information, please see "For Life Guarantee" beginning on page 44.
◦ If the For Life Guarantee is not in effect, the GAWA is guaranteed until the earlier of your death (or the death of any joint Owner) or until the depletion of the Guaranteed Withdrawal Balance ("GWB").
• The value of your GAWA is based on a percentage ("GAWA percentage" or "GAWA%") associated with:
◦ your attained age on the Determination Date, and
◦ the number of years withdrawals are deferred from the date the benefit is added to your Contract (called "Deferral Years").
◦ The longer withdrawals are deferred (up to 9 years), the higher your GAWA% will be when your GAWA is determined.
• Step-Up. The amount of your GWB can be increased by a Step-Up , which will automatically increase the GWB to equal the Contract Value if the Contract Value is greater than the GWB. The Step-Up is designed to give you the benefit of any increase in the Contract Value due to positive investment performance. There are two different types of Step-Up available with the +Income GMWB and +Income GMWB with Joint Option:
◦ the annual Step-Up , which may occur each year on the Contract Anniversary, and
◦ the Determination Date Step-Up , which may occur only once, on the Determination Date.
Step-Ups are subject to rules and limitations, so please see "Step-Up" beginning on page 44 for more information.
• GAWA withdrawals are subject to Interim Value adjustments if withdrawn from Index Account Options during an Index Account Option Term, which means GAWA withdrawals have the potential to reduce your Index Account Option Value by more than the amount of the GAWA.
Neither the +Income GMWB nor the +Income GMWB with Joint Option may be terminated independently from termination of the Contract, except in connection with a spousal continuation, where permitted by the terms of the Contract.
For more information, please see "+Income GMWB and +Income GMWB with Joint Option" beginning on page 40.
You should not elect the +Income GMWB or +Income GMWB with Joint Option if you intend to take regular withdrawals in excess of the GAWA (or any applicable RMDs) or do not intend to take periodic withdrawals prior to the Income Phase of this Contract.
Contract Overview

Contract	Individual single premium deferred registered index-linked annuity contract
Minimum Premium	$25,000
Issue Ages	0 - 85
Contract Value	The sum of the Fixed Account Value and the Index Account Value.
Index Account Options	Each Index Account Option is defined by an Index, a Crediting Method, a Protection Option, and a Term length. The Crediting Method and Protection Option you choose define the parameters under which the positive or negative Index Adjustment will be credited.
Index Account Option Term	Terms currently available under the Contract are 1, 3, and 6 years in length.
Index	The Indexes currently offered under the Contract are: - S&P 500 Index - Russell 2000 Index - MSCI EAFE Index - MSCI Emerging Markets Index - MSCI KLD 400 Social Index
Crediting Method	The Crediting Methods currently offered under the Contract are: - Cap - Performance Trigger - Performance Boost

Protection Options	The Protection Options currently offered under the Contract are: - Buffer - Floor
Intra-Term Performance Lock
This feature allows you to lock in your Interim Value prior to the end of your Index Account Option Term on Index Account Options. If you elect an Intra-Term Performance Lock, your full Interim Value as of the Intra-Term Performance Lock Date will be transferred into the Short Duration Fixed Account Option and the Index Account Option Term will end. Intra-Term Performance Lock is not currently available with elections of the Performance Trigger Crediting Method. For more information, see "Intra-Term Performance Lock" beginning on page 36.

Fixed Account	A Contract Option which provides a declared amount of interest over a stated period.
Interim Value
The daily value of your Index Account Option on any given Business Day prior to the end of an Index Account Option Term. The Interim Value is calculated using prorated Index Adjustment Factors, where applicable, based on the elapsed portion of the Index Account Option Term. Neither the Floor nor the Index Participation Rate are prorated. Please note: certain states require the use of guaranteed minimum Index Adjustment Factors, if greater, in calculating Interim Value. For more information, see "Use of Guaranteed Minimum Index Adjustment Factors in Certain States" beginning on page 23.

Transfers	You may request a transfer to or from the Fixed Account and to or from the Index Account Options. You may also request transfers among the available Index Account Options. Transfers among Index Account Options or between Index Account Options and the Fixed Account are permissible only at the end of the Index Account Option Term or Fixed Account term unless you are executing an Intra-Term Performance Lock. The effective date of transfers other than those in connection with an Intra-Term Performance Lock is the first day of the Fixed Account term and/or an Index Account Option Term into which a transfer is made.
Access to Your Money
You may withdraw some or all of your money at any time prior to the Income Date. For any withdrawal from an Index Account Option, an Interim Value adjustment as of the date of the withdrawal will apply and may substantially reduce your Index Account Option Value. In addition, a withdrawal taken in excess of the MVA Free Withdrawal amount, or which is considered and Excess Withdrawal under the +Income GMWB or +Income GMWB with Joint Option may be subject to a Market Value Adjustment.

Add-On Guaranteed Minimum Withdrawal Benefit
For a fee, you may add the +Income For Life Guaranteed Minimum Withdrawal Benefit with Annual Step-Up for a Single Life ("+Income GMWB) or Two Covered Lives ("+Income GMWB with Joint Option") to your Contract, which allows you to withdraw a guaranteed amount annually (the "GAWA") for your life (and your spouse's life if you elect +Income GMWB with Joint Option), subject to certain conditions and limitations.
•The value of your GAWA is based on a GAWA percentage associated with your attained age on the Determination Date and the number of years you defer taking withdrawals once the benefit is added to your Contract (called "Deferral Years"). The longer withdrawals are deferred (up to 9 years), the higher your GAWA percentage will be when your GAWA is determined.
•On each Contract Anniversary after the benefit is added to your Contract, you are eligible for a Step-Up, which will automatically increase the GWB to equal the Contract Value if the Contract Value is greater than the GWB, subject to certain limitations.
Please note that Excess Withdrawals under this GMWB may be subject to Market Value Adjustments, and all withdrawals from an Index Account Option prior to the end of the Index Account Option Term are subject to an Interim Value adjustment, including GAWA withdrawals under this benefit. For more information about the +Income GMWB, including the limitations referenced above, please see "+Income GMWB and +Income GMWB with Joint Option on page 40.

Market Value Adjustment
A positive or negative adjustment applied to withdrawals from your Contract in excess of the MVA Free Withdrawal amount or in excess of the GAWA (or RMD if applicable), including partial and total withdrawals, and income payments commenced within the first Contract Year.

Market Value Adjustments apply during the first six years of the Contract when any portion of Contract Value is withdrawn or annuitized.

For more information about Market Value Adjustments, including details about certain withdrawals that are exempt from Market Value Adjustments, please see the section titled “Market Value Adjustment" on page 52.

In some states we do not apply an MVA. For more information, see "Appendix B: State Variations".

Death Benefit	For Owners 80 or younger at the Issue Date of the Contract, the standard death benefit (known as the Return of Premium death benefit) is the greater of the Contract Value or the Premium you paid into the Contract (reduced proportionately by the percentage reduction in the Index Account Option Value and the Fixed Account Value for each partial withdrawal (including any applicable Market Value Adjustment)).

For Owners age 81 or older at the Issue Date of the Contract, the standard death benefit is the Contract Value.
Income Options
You can choose to begin taking income from your Contract at any time, but all of the Contract Value must be annuitized. Market Value Adjustments will apply if you begin taking income in the first six years, and we will use your Interim Value (if you begin taking income on any day other than the Index Account Option Term Anniversary) to calculate your income payments. You may choose from the following annuitization options:

- Life Income
- Joint Life and Survivor Income
- Life Income with Guaranteed Payments for 10 Years or 20 Years
- Life Income for a Specified Period

Once an income option has been selected, and payments begin, the income option may not be changed. No withdrawals will be permitted once the contract is in the income phase. For more information about income options, please see the section titled "Income Options" on page 53. Additional income options may be available if you elect to add the +Income GMWB or +Income GMWB with Joint Option to your Contract. For more information, please see "GMWB Income Options" on page 46.

Charges and Expenses
You will bear the following charges and expenses:

- Market Value Adjustments (for the first six years of the Contract);
- GMWB Charge if you elect the add-on GMWB; and
- Premium and Other Taxes.

Additionally, if you take a withdrawal before the end of your Term (including automatic withdrawals, GAWA withdrawals, Required Minimum Distributions, income payments, death benefit payments, Free Looks and Intra-Term Performance Locks), we will calculate an Interim Value adjustment (in addition to any applicable Market Value Adjustment), which may serve to limit amounts credited to less than the amount of the Index Return on the date of the withdrawal. Also, in the case of a withdrawal before the end of the Term where the Index Return is negative, less protection is provided the earlier in the Term the withdrawal occurs. Please note that the Contract also imposes Caps that can limit amounts credited to less than the amount of the Index Return on the date of the withdrawal.

Free Look Provision	You may cancel the Contract within a certain time period after receiving it by returning the Contract to us or to the financial professional who sold it to you. This is known as a “Free Look.” We will return either your Premium Payment or Contract Value, depending on your state, and we will not deduct any fees or charges. Free Looks are subject to Interim Value adjustments.

GLOSSARY

These terms are capitalized when used throughout this prospectus because they have special meaning. In reading this prospectus, please refer back to this glossary if you have any questions about these terms.

Adjusted Index Return - the percentage change in an Index value measured from the start of an Index Account Option Term to the end of the Index Account Option Term, adjusted based on the Cap Rate, Index Participation Rate (applicable only with the Cap Crediting Method), Performance Trigger Rate, Performance Boost Rate, Performance Boost Cap Rate (applicable only with the Performance Boost Crediting Method), Buffer or Floor, as applicable. On any day during an Index Account Option Term prior to the end of the Term, the percentage change in the Index value measured from the start of the Index Account Option Term and the current Index value as of that day, adjusted based on the applicable prorated Crediting Method (e.g. Cap Rate/Performance Trigger Rate/Performance Boost Rate/Performance Boost Cap Rate). If the Index return is negative, we apply the Floor or prorated Buffer Protection Option that you have elected. Neither the Floor nor the Index Participation Rate are prorated when calculating the Adjusted Index Return.

Annuitant – the natural person on whose life annuity payments for this Contract are based. The Contract allows for the naming of joint Annuitants. Any reference to the Annuitant includes any joint Annuitant.

Beneficiary – the natural person or legal entity designated to receive any Contract benefits upon the Owner’s death. The Contract allows for the naming of multiple Beneficiaries.

Buffer - one of the two Protection Options offered and an Index Adjustment Factor. A Buffer is the amount of negative Index price change before a negative Index Adjustment is credited to the Index Account Option Value at the end of an Index Account Option Term, expressed as a percentage. A Buffer protects from loss up to a stated amount. You only incur a loss if the Index declines more than the stated Buffer percentage during the Index Account Option Term (though it is possible to incur a loss in excess of the stated Buffer percentage if you make a withdrawal prior to the end of the Index Account Option Term).

Business Day - any day that the New York Stock Exchange is open for business during the hours in which the New York Stock Exchange is open. Each Business Day ends when the New York Stock Exchange closes (usually 4:00 p.m. Eastern time).

Cap Rate ("CR") or Cap - one of three currently available Crediting Methods, and an Index Adjustment Factor. The Cap Rate is the maximum positive Index
Adjustment, expressed as a percentage, that will be credited to an Index Account Option under the Cap Crediting Method at the end of each Index Account Option Term after application of the Index Participation Rate.

Contract - the single premium deferred Index-linked annuity contract and any optional endorsements you may have selected.

Contract Anniversary - the Business Day on or immediately following each one-year anniversary of the Issue Date.

Contract Option - one of the options offered by the Company under this Contract. The Contract Options for this product are the Fixed Account and Index Account.

Contract Value - the sum of the allocations to the Fixed Account and the Index Account.

Contract Year - the succeeding twelve months from a Contract’s Issue Date and every anniversary. The first Contract Year (Contract Year 0-1) starts on the Contract’s Issue Date and extends to, but does not include, the first Contract Anniversary. Subsequent Contract Years start on an anniversary date and extend to, but do not include, the next anniversary date.

For example, if the Issue Date is January 15, 2023 then the end of Contract Year 1 would be January 14, 2024, and January 15, 2024, which is the first Contract Anniversary, begins Contract Year 2.

Crediting Method - the general term used to describe a method of crediting the applicable positive Index Adjustment at the end of an Index Account Option Term.

Covered Life - each of the individuals covered under the For Life Guarantee of the +Income GMWB with Joint Option.

Deferral Year - the period of time measured by each Contract Anniversary that has passed after election of the add-on Guaranteed Minimum Withdrawal Benefit ("GMWB").

Designated Life - the life on which certain Guaranteed Minimum Withdrawal Benefit ("GMWB") values and guarantees are based.

Determination Date - the date the Guaranteed Annual Withdrawal Amount Percentage ("GAWA%") is determined and locked-in, and the Guaranteed Annual Withdrawal Amount ("GAWA") is determined for the first time after election of the +Income GMWB or +Income GMWB with Joint Option.

Excess Withdrawal - any portion of a withdrawal taken, after election of the +Income GMWB or +Income GMWB with Joint Option, that causes total withdrawals taken during that Contract Year to exceed the greater of the Guaranteed Annual Withdrawal Amount ("GAWA") or Required Minimum Distribution ("RMD"), if applicable, on the date of the withdrawal.

End-Term Performance Lock - a Contract feature that allows for the automatic reallocation of positive Index Adjustments from Index Account Options into the Fixed Account at the end of each Index Account Option Term.

Fixed Account - a Contract Option in which amounts earn a declared rate of interest for a one year period.

Fixed Account Option - An option within the Fixed Account for allocation of Premium or Contract Value defined by its term.

Fixed Account Minimum Interest Rate - the minimum interest rate applied to the Fixed Account, guaranteed for the life of the Contract.

Fixed Account Minimum Value - the minimum guaranteed amount of the Fixed Account Value. The Fixed Account Minimum Value is equal to 87.5% of all amounts allocated to the Fixed Account, reduced by the net amount of withdrawals and transfers from the Fixed Account, and taxes, accumulated at the Fixed Account Minimum Interest Rate.

Fixed Account Value - the value of the portion of the Premium allocated to the Fixed Account. The Fixed Account Value is equal to the larger of the Fixed Account Minimum Value or Premium allocated to the Fixed Account, plus interest credited daily at never less than the Fixed Account Minimum Interest Rate for the Contract per annum, less any partial withdrawals including any Market Value Adjustments on such withdrawals, any amounts transferred out of the Fixed Account, and any applicable charges for add-on benefits.

Floor - one of the two Protection Options offered and an Index Adjustment Factor. A Floor is the maximum negative Index Adjustment that will be credited to the Index Account Option Value at the end of the Index Account Option Term, expressed as a percentage. A Floor protects from loss after a stated threshold. If the Index declines during the Index Account Option Term, you incur a loss up to the stated Floor percentage, and are protected from any further loss beyond the Floor during that Index Account Option Term.

For Life Guarantee - a guarantee under the +Income GMWB that entitles you to the Guaranteed Annual Withdrawal Amount ("GAWA") for the lifetime of the Designated Life, or, with joint Owners, the lifetime of the joint Owner who dies first. For a Contract owned by a legal entity with joint Annuitants, the guarantee lasts for the lifetime of the joint Annuitant who dies first. Under the +Income GMWB with Joint Option, the guarantee lasts for the lifetime of the last surviving Covered Life.

Guaranteed Annual Withdrawal Amount ("GAWA") - the maximum amount the Owner can withdraw from the Contract each Contract Year after the election of the +Income GMWB or +Income GMWB with Joint Option, without reducing the guaranteed amount the Owner can withdraw in future Contract Years. Where there is an applicable Required Minimum Distribution (RMD) under federal tax law, the Owner may withdraw the greater of the GAWA or the RMD amount without reducing the guaranteed amount the Owner can withdraw in future Contract Years.

Guaranteed Annual Withdrawal Amount Percentage ("GAWA%") - the percentage, which is locked-in on the Determination Date based on the Designated Life's attained age and number of elapsed Deferral Years, and is used to determine the Guaranteed Annual Withdrawal Amount. The GAWA% will not change after the Determination Date for any reason.

Guaranteed Minimum Withdrawal Benefit ("GMWB") - an add-on benefit that may be purchased for an additional fee that provides for a Guaranteed Annual Withdrawal Amount that is guaranteed for the life of the Designated Life (or Covered Lives if the Joint Option is elected) if the For Life Guarantee is in effect, or until the depletion of the Guaranteed Withdrawal Balance ("GWB") if the For Life Guarantee is not in effect.

Guaranteed Minimum Withdrawal Benefit Charge ("GMWB Charge") - the charge assessed annually upon election of the +Income GMWB or +Income GMWB with Joint Option.

Guaranteed Withdrawal Balance ("GWB") - the value upon which the GAWA and GMWB Charge are based. The GWB is not a Contract Value and cannot be withdrawn as a lump-sum.

Good Order - when our administrative requirements, including all information, documentation and instructions deemed necessary by us, in our sole discretion, are met in order to issue a Contract or execute any requested transaction pursuant to the terms of the Contract.

Income Date - the date on which income payments are scheduled to begin as described in the Income Payments section of the prospectus.

Index - a benchmark used to determine the positive or negative Index Adjustment credited, if any, for a particular Index Account Option.

Index Account - a Contract Option in which amounts are credited positive or negative index-linked interest for a specified period.

Index Account Option - an option within the Index Account for allocation of Premium, defined by its term, Index, Crediting Method, and Protection Option.

Index Account Option Term - the selected duration of an Index Account Option.

Index Account Option Term Anniversary - the Business Day concurrent with or immediately following the end of an Index Account Option Term.

Index Account Option Value - the value of the portion of Premium allocated to an Index Account Option.

Index Account Value - the sum of the Index Account Option Values.

Index Adjustment - an adjustment to Index Account Option Value at the end of each Index Account Option Term, or at the time of withdrawal of Index Account Option Value. Index Adjustments can be zero, positive or negative, depending on the performance of the selected Index, Crediting Method, and Protection Option. The Index Adjustment is equal to the Adjusted Index Return.

Index Adjustment Factor(s) - the parameters used to determine the amount of an Index Adjustment. These parameters are specific to the applicable Crediting Method and Protection Option. Cap Rates, Performance Trigger Rates, Performance Boost Rates, Performance Boost Cap Rates (applicable only with the Performance Boost Rate Crediting Method), Index Participation Rates (applicable only with the Cap Crediting Method), Buffers, and Floors are all Index Adjustment Factors.

Index Participation Rate ("IPR") - the percentage applied to any positive Index Return in the calculation of the Index Adjustment for the Cap Crediting Method. The IPR is an Index Adjustment Factor, and is declared at the beginning of the Index Account Option term. The IPR is guaranteed to be at least 100%, and will never serve to reduce an Index Adjustment. The IPR is not a stand-alone Crediting Method. It is applicable only with the Cap Crediting Method.

Index Return - the percentage change in an Index value measured from the start of an Index Account Option Term to the end of the Index Account Option Term.

Interim Value - the Index Account Option Value during the Index Account Option Term. The Interim Value will never be less than zero. On each day of the Index Account Option Term prior to the end of the Index Account Option Term, the Interim Value is the greater of the Index Account Option Value on the first day of the term (which equals any Premium or Contract Value allocated to the Index Account Option on that day) reduced for any withdrawals (including Required Minimum Distributions, income payments, death benefit payments, and Free Looks) or Intra-Term Performance Locks transferred from the Index Account Option during the term, including any Market Value Adjustments, in the same proportion as the Interim Value was reduced on the date of the withdrawal or Intra-Term Performance Lock, plus the prorated Index Adjustment subject to prorated Index Adjustment Factors, where applicable, or zero. Neither the Floor nor the Index Participation Rate Index Adjustment Factors are prorated. The Interim Value uses applicable prorated Index Adjustment Factors (based on the elapsed portion of the Index Account Option Term), but neither the Floor nor the Index Participation Rate Index Adjustment Factors are prorated for the purposes of calculating Interim Value prior to the end of the Index Account Option Term. The Interim Value is calculated on each day of the Index Account Option Term, other than the first and last days, and is the amount of Index Account Option Value available for withdrawal or Intra-Term Performance Lock prior to the end of the Index Account Option Term.

Intra-Term Performance Lock- a Contract feature that permits the one-time reallocation of Interim Value from an Index Account Option to the Short Duration Fixed Account Option prior to the end of the Index Account Option Term.

Intra-Term Performance Lock Date - the date Interim Value is reallocated to the Short duration Fixed Account Option in connection with an Intra-Term Performance Lock.

Issue Date - the date your Contract is issued.

Jackson, JNL, we, our, or us – Jackson National Life Insurance Company. (We do not capitalize “we,” “our,” or “us” in the prospectus.)

Latest Income Date ("LID") - the date on which you will begin receiving income payments. The Latest Income Date is the Contract Anniversary on which the Owner will be 95 years old, or such date allowed by the Company on a non-discriminatory basis or required by a qualified plan, law or regulation.

Market Value Adjustment ("MVA") - a positive or negative adjustment we may apply to amounts you withdraw or annuitize during the first six years of the Contract that are in excess of the MVA Free Withdrawal amount or in excess of the GAWA (or RMD if applicable), including partial and total withdrawals, or income payments commenced within the first Contract Year.

MVA Free Withdrawal - the maximum amount that may be withdrawn each year free of any otherwise applicable Market Value Adjustment. The MVA Free Withdrawal amount is equal to 10% of Remaining Premium during each Contract Year that would otherwise incur an MVA, less earnings. Any amount withdrawn to satisfy a required minimum distribution reduces the amount of available MVA Free Withdrawal.

Owner, you or your – the natural person or legal entity entitled to exercise all rights and privileges under the Contract. Usually, but not always, the Owner is the Annuitant. The Contract allows for the naming of joint Owners. (We do not capitalize “you” or “your” in the prospectus.) Any reference to the Owner includes any joint Owner.

Performance Boost Cap Rate ("PBCR") - an Index Adjustment Factor associated with the Performance Boost Crediting Method. The PBCR is the maximum positive Index Adjustment, expressed as a percentage, that could be credited to an Index Account Option under the Performance Boost Crediting Method at the end of each Index Account Option Term. The Performance Boost Cap Rate is not a stand-alone Crediting Method. It is applicable only when you select the Performance Boost Rate Crediting Method.

Performance Boost Rate ("PBR") - one of three currently available Crediting Methods, and an Index Adjustment Factor. The PBR is the amount that will be added to Index Return, expressed as a percentage, that will increase value of the Index Adjustment that will be credited to an Index Account Option under the Performance Boost Crediting Method at the end of each Index Account Option Term if the performance criteria are met. The Index Adjustment credited under the Performance Boost Crediting Method is limited by the Performance Boost Cap Rate.

Performance Trigger Rate ("PTR") - one of three currently available Crediting Methods, and an Index Adjustment Factor. The PTR is the amount of positive Index Adjustment, expressed as a percentage, that will be credited to an Index Account Option under the Performance Trigger Crediting Method at the end of each Index Account Option Term if the performance criteria are met.

Premium - consideration paid into the Contract by or on behalf of the Owner.

Protection Options - the general term used to describe the Floor and Buffer Index Adjustment Factors. Protection Options provide varying levels of partial protection against the risk of loss of Index Account Option Value when Index Return is negative.

Remaining Premium - total Premium paid into the Contract, reduced by withdrawals of Premium before withdrawals are adjusted for any applicable Market Value Adjustment.

Required Minimum Distributions ("RMDs") – for certain qualified Contracts, the amount defined under the Internal Revenue Code as the minimum distribution requirement as applied to your Contract only. This definition excludes any withdrawal necessary to satisfy the minimum distribution requirements of the Internal Revenue Code if the Contract is purchased with contributions from a nontaxable transfer after the death of the Owner of a qualified Contract.

Step-Up - a feature under which we automatically increase the GWB to reflect any increases in the Contract Value due to positive investment performance during the Contract Year when you have elected the +Income GMWB or +Income GMWB with Joint Option. There are annual Step-Ups and a Determination Date Step-Up available under the +Income GMWB and +Income GMWB with Joint Option.

Withdrawal Value - the amount payable upon a total withdrawal of Contract Value. The Withdrawal Value is equal to the Contract Value less any applicable charges for add-on benefits, subject to any applicable positive or negative Interim Value adjustment, adjusted for any applicable Market Value Adjustment.

RISK FACTORS

The purchase of the Contract and the features you elect involve certain risks. You should carefully consider the following factors, in addition to considerations listed elsewhere in this prospectus, prior to purchasing the Contract.

Risk of Loss. An investment in an index-linked annuity is subject to the risk of loss. You may lose money, including the loss of principal.

Liquidity. We designed the Contract to be a long-term investment that you may use to help save for retirement. If you take withdrawals from your Contract during the first six years, Market Value Adjustments ("MVA") may apply. In addition, each time you take a withdrawal, prior to the end of the Index Account Option term, including direct deductions to pay advisory fees pursuant to our administrative rules, we will recalculate your Index Account Option Value, based on an Interim Value adjustment, which could be positive or negative. In doing so, we use prorated Index Adjustment Factors, where applicable, which serve to reduce any positive Index Adjustment, as well as increase any negative Index Adjustment we credit. Neither the Floor nor the Index Participation Rate are prorated. Any negative adjustment could be significant and impact the amount of Contract Value available for future withdrawals. In addition, amounts withdrawn from this Contract may also be subject to taxes and a 10% additional federal tax penalty if taken before age 59½. If you plan on taking withdrawals that will be subject to MVA and/or taking withdrawals before age 59½, this Contract may not be appropriate for you.

Limitations on Transfers. You can transfer Contract Value among the Index Account Options and the Fixed Account only at designated times (on the Index Account Option Term Anniversary for amounts invested in Index Account Options, and Contract Anniversaries for amounts invested in the Fixed Account). You cannot transfer out of a current Index Account Option to another Index Account Option (or to the Fixed Account) until the Index Account Option Term Anniversary (unless you are executing an Intra-Term Performance Lock) and you cannot transfer out of the Fixed Account to an Index Account Option until the Contract Anniversary. In all cases, the amount transferred can only be transferred to a new Index Account Option or Fixed Account. This may limit your ability to react to market conditions. You should consider whether the inability to reallocate Contract Value during the elected investment terms is consistent with your financial needs and risk tolerance. For more information about transfers, please see the section titled "Transfers and Reallocations" on page 35.

Reallocations. You should understand that a new Cap Rate, Index Participation Rate (applicable only with the Cap Crediting Method), Performance Trigger Rate, Performance Boost Cap Rate (applicable only with the Performance Boost Rate Crediting Method), or Performance Boost Rate will go into effect on the Index Account Option Term Anniversary for all new Index Account Option Terms. Such rates could be lower, higher, or equal to your current Crediting Method percentage rate. We post all rates online at Jackson.com/RatesJMLPA2. The rates for Contract Value reallocations at the end of an Index Account Option Term are posted at least 30 days before the end of any Index Account Option Term. At least 30 days prior to any Index Account Option Term Anniversary, we will send you written notice reminding you of how you may obtain the rates for the next Index Account Option Term. You may provide reallocation instructions in writing using our Reallocation Form or a Letter of Instruction, or over the phone if you have authorized telephone transactions. If you do not provide timely allocation instructions by close of business on the Index Account Option Term Anniversary of an expiring Index Account Option Term as to how you would like your Index Account Option Value allocated for your next Index Account Option Term, we will generally (i) renew the Index Account Option into the same Index Account Option Term, if available; or (ii) if the same Crediting Method, Protection Option, or Index you elected is not available, we will reallocate the Index Account Option Value(s) to the Fixed Account. See "Automatic Reallocations" beginning on page 35. Such reallocation instructions must be sent to us in written form acceptable to the Company, or via telephone if you have authorized telephone transactions on your account. For more information on how rates are set and communicated, please see the subsection titled "Crediting Methods" under "Additional Information About the Index Account Options" beginning on page 25. This will occur even if the Fixed Account and/or specific Index Account Option is no longer appropriate for your investment goals. For more information about transfers, please see the section titled "Transfers and Reallocations" on page 35.

Loss of Contract Value. There is a risk of substantial loss of Contract Value (except for amounts allocated to the Fixed Account) due to any negative Index Return that exceeds the Buffer or is within the Floor amount. If any negative Index Return exceeds the Buffer or is within the Floor you have elected at the end of the Index Account Option Term, you will realize the amount of loss associated with your elected Protection Option. Buffers and Floors are not cumulative, and their protection does not extend beyond the length of any given Index Account Option Term. If you keep amounts allocated to an Index Account Option over multiple Index Account Option Terms in which negative Index Adjustments are made, the total combined loss of Index Account Option Value over those multiple Index Account Option Terms may exceed the stated limit of any applicable Protection Option for a single Index Account Option Term.

No Ownership of Underlying Securities. You have no ownership rights in the securities that comprise an Index. Purchasing the Contract is not equivalent to purchasing shares in a mutual fund that invests in securities comprising the Indexes nor is it equivalent to directly investing in such securities. You will not have any ownership interest or rights in the securities, such as voting rights, or the right to receive dividend payments, or other distributions. Index returns would be higher if they included the dividends from the component securities.

Tracking Index Performance. When you allocate money to an Index Account Option, the value of your investment depends in part on the performance of the applicable Index. The performance of an Index is based on changes in the values of the securities or other investments that comprise or define the Index. The securities comprising or defining the Indexes are subject to a variety of investment risks, many of which are complicated and interrelated. These risks may affect capital markets generally, specific market segments, or specific issuers. The performance of the Indexes may fluctuate, sometimes rapidly and unpredictably. Negative Index Return may cause you to realize investment losses. The historical performance of an Index or an Index Account Option does not guarantee future results. It is impossible to predict whether an Index will perform positively or negatively over the course of a term.

While you will not directly invest in an Index, if you choose to allocate amounts to an Index Account Option, you are indirectly exposed to the investment risks associated with the applicable Index as the Contract performance tracks the Index Return and then your elected Crediting Methods and Protection Options are applied based on that performance. Because each Index is comprised or defined by a collection of equity securities, each Index is exposed to market fluctuations that may cause the value of a security to change, sometimes rapidly and unpredictably.

Limits on Investment Return.

•Cap Rate. If you elect a Cap Crediting Method, the highest possible return that you may achieve on your investment is equal to the Cap Rate, or "Cap". The Cap therefore limits the positive Index Adjustment, if any, that may be credited to your Contract for a given Index Account Option Term. The Caps do not guarantee a certain amount of minimum Index Adjustment credited. Any Index Adjustment based on a Cap Crediting Method may be less than the positive return of the Index. This is because any positive return of the Index that we credit to your Index Account Option Value is subject to a maximum in the form of a Cap, even when the positive Index Return is greater.

•Performance Trigger Rate. If you elect a Performance Trigger Crediting Method, the highest possible return that you may achieve is equal to the Performance Trigger Rate. The Performance Trigger Rate therefore limits the positive Index Adjustment, if any, that may be credited to your Contract for a given Index Account Option Term. The Performance Trigger Rates do not guarantee a minimum Index Adjustment amount. Any Index Adjustment credited for a Performance Trigger Crediting Method may be less than the positive return of the Index. This is because any positive return of the Index that we credit to your Index Account Option Value is always equal to the Performance Trigger Rate, even when the positive Index Return is greater.

•Performance Boost Cap Rate (applicable only with the Performance Boost Crediting Method). If you elect a Performance Boost Crediting method, the highest possible return that you may achieve is equal to the Performance Boost Cap Rate. The Performance Boost Cap Rate therefore limits the positive Index Adjustment, if any, that may be credited to your Contract for a given Index Account Option Term. The Performance Boost Cap Rates do not guarantee a minimum Index Adjustment amount. Any Index Adjustment credited for a Performance Boost Crediting Method may be less than the positive return of the Index. This is because any positive return of the Index that we credit to your Index Account Option Value is subject to a maximum in the form of a Performance Boost Cap Rate, even when the positive Index Return is greater. In addition, if the Index Return is negative and equal to or in excess of the elected Buffer, you will not get the benefit of the Performance Boost Rate to increase the value of your Index Adjustment. The Performance Boost Cap Rate is not a stand-alone Crediting method. It is applicable only if you elect the Performance Boost Rate Crediting Method.

Cap, Performance Trigger, and Performance Boost Cap Rates are not annual rates. For Index Account Option Terms that are longer than one year, the rates would be lower on an annual basis.

In addition, each time you take a withdrawal, we will recalculate your Index Account Option Value, based on an Interim Value adjustment, which could be zero, positive or negative. In doing so, we prorate the Cap, Performance Trigger, and Performance Boost Rates based on the number of days that elapsed in the Term, which means you will not experience the full advantage of the stated Cap, Performance Trigger, or Performance Boost Rate. This could serve to decrease any positive Index Adjustment we credit. Please note: certain states require the use of guaranteed minimum Index Adjustment Factors, if greater, in calculating Interim Value. Please see " Use of Guaranteed Minimum Index Adjustment Factors in Certain States " on page 23 for more information.

New rates go into effect at the start of each new Index Account Option Term. Such rates could be lower, higher, or equal to the current rate. If a new rate is unacceptable to you, you will have to reallocate your Contract Value to a different Index Account Option or to the Fixed Account. There is a risk that these other investment options will also not be satisfactory to you.

Buffers and Floors. If you allocate money to an Index Account Option, Index fluctuations may cause an Index Adjustment to be negative at the end of the Index Account Option Term despite the application of the Buffer or Floor Protection Option that you elect.

•If you elect a Floor, a negative Index Return will always result in a negative Index Adjustment up to the Floor but not in excess of the Floor.
•If you elect a Buffer, a negative Index Return will result in a negative Index Adjustment if the negative Index Return exceeds the Buffer.

In choosing between a Buffer and a Floor, you should consider that the maximum amount of principal you can lose with a Buffer is greater than the maximum amount of principal you can lose with a Floor. Conversely, because of the greater downside risk you assume with a Buffer Protection Option, they tend to offer greater opportunities for upside growth (for example, higher Cap rates may be available with Buffer Protection Options).

If we credit your Contract with a negative Index Adjustment, your Index Account Option Value will be reduced. Buffers and Floors are not cumulative, and their protection does not extend beyond the length of any given Index Account Option Term. Any portion of your Contract Value allocated to an Index Account Option will benefit from the protection of either the Buffer or Floor for that Index Account Option Term only. A new Buffer or Floor will be applied to subsequent Index Account Option Terms. You assume the risk that you will incur a loss and that the amount of the loss could be significant. You also bear the risk that sustained negative Index Return may result in a zero or negative Index Adjustment being credited to your Index Account Option Value over multiple Index Account Option Terms.

In addition, each time you take a withdrawal, we will recalculate your Index Account Option Value, based on an Interim Value adjustment, which could be zero, positive or negative. In doing so, we prorate the Buffer based on the number of days that elapsed in the Term, which means you will not have the full protection of the stated Buffer. This could serve to increase any negative Index Adjustment we credit. Please note: certain states require the use of guaranteed minimum Index Adjustment Factors, if greater, in calculating Interim Value. Please see " Use of Guaranteed Minimum Index Adjustment Factors in Certain States " on page 19 for more information.

If an Index Account Option Value is credited with a negative Index Adjustment for multiple Index Account Option Terms, the total combined loss of Index Account Option Value over those multiple Index Account Option Terms may exceed the stated limit of any applicable Buffer or Floor for a single Index Account Option Term.

Buffers and Floors are not annual rates. For Index Account Option Terms that are longer than one year, the rates would be lower on an annual basis.

Elimination, Suspension, Replacements, Substitutions, and Changes to Indexes, Crediting Methods, and Terms. We may replace an Index if it is discontinued or if there is a substantial change in the calculation of the Index, or if hedging instruments become difficult to acquire or the cost of hedging becomes excessive. If we substitute an Index, the performance of the new Index may differ from the original Index, and you may not be able to achieve the level of Index Return you anticipated. If an Index is replaced during an Index Account Option Term, the Index Return for the Index Account Option Term will be calculated by adding the Index Return for the original Index from the beginning of the term up until the date of replacement, to the Index Return from the substituted Index starting on the date of replacement through the end of the Index Account Option Term, as follows:

Example: Assume that you allocate Contract Value to a 6-Year Index Account Option with the S&P 500 Index and the index value is $1,000 at the beginning of the term. After 2 years, the S&P 500 Index is discontinued and replaced by the MSCI EAFE Index. On the day of the replacement, the S&P 500 Index is $1,100, so the Index Return as of that date is 10%. The MSCI EAFE index value on the day of the replacement is $2,000. Going forward, your Index Return for the remainder of the Index Account Option Term will be equal to 10% plus the calculated return of the MSCI EAFE Index from the replacement date. This means that one year later, on your third Contract Anniversary, if the MSCI EAFE Index is $1,900, your Index Return would be 10% + (-5%) = 5%.

A substitution of an Index during an Index Account Option Term will not cause a change in the Crediting Method, Protection Option, or Index Account Option Term length. No Interim Value adjustment will apply if we substitute an Index.

Changes to the Cap Rates, Index Participation Rates (applicable only with the Cap Crediting Method), Performance Trigger Rates, Performance Boost Rates, and Performance Boost Cap Rates (applicable only with the Performance Boost Crediting Method), if any, occur at the beginning of the next Index Account Option Term. The guaranteed maximum Floor and guaranteed minimum Buffer will not change for the life of your Contract. Available Floor and Buffer Rates are guaranteed never to be less than 5% or more than 50%.
We may also add or remove an Index, Index Account Option Term, Crediting Method, or Protection Option during the time that you own the Contract. You bear the risk that we may eliminate an Index Account Option or certain Index Account Option features and replace them with new options and features that are not acceptable to you. We will not add any Index, Index Account Option Term, Crediting Method, or Protection Option until the new Index or Crediting Method has been approved by the insurance department in your state. Any addition, substitution, or removal of an Index, Crediting Method, Protection Option, or Index Account Option Term will be communicated to you in writing.

Intra-Term Performance Lock. Because an Intra-Term Performance Lock utilizes Interim Value on the Intra-Term Performance Lock Date, you may receive less on the date you exercise your Intra-Term Performance Lock than you would have had you exercised your Intra-Term Performance Lock on a different date. Because the calculation of Interim Value utilizes pro-rated Index Adjustment Factors, where applicable, you may receive less than you would have received had you not exercised an Intra-Term Performance Lock and instead remained invested until the end of your Index Account Option Term when you would have realized the full value of your Index Adjustment Factors. Please note: neither the Floor nor the Index Participation Rate are prorated. When you exercise an Intra-Term Performance Lock, you must transfer the full Interim Value from the selected Index Account Option to the Short Duration Fixed Account Option, which means you will not get the benefit of any positive Index market performance for the remainder of that Contract Year. Once you have exercised an Intra-Term Performance Lock, the Interim Value transferred to the Short Duration Fixed Account Option will be inaccessible for transfer until the next Contract Anniversary. It is possible that the same combination of options that made up the Index Account Option on which you exercised your Intra-Term Performance Lock may no longer be available or may have different rates once you reach the Contract Anniversary, thus preventing you from being reallocated into an identical Index Account Option. Further, once you have exercised an Intra-Term Performance Lock, it is irrevocable.

Issuing Company. No company other than Jackson has any legal responsibility to pay amounts that Jackson owes under the Contract. The amounts you invest are not placed in a registered separate account, and your rights under the Contract to invested assets and the returns on those assets are subject to the claims paying ability of Jackson. You should review and be comfortable with the financial strength of Jackson for its claims-paying ability.

Effects of Withdrawals, Annuitization, or Death. I f any of the following are taken during the Index Account Option Term, they could be subject to an Interim Value adjustment that could reduce your Index Account Option Value: a partial or total withdrawal, a GAWA withdrawal on Contracts with add-on GMWB, Required Minimum Distribution ("RMD"), free look, Intra-Term Performance Lock, the direct deduction of advisory fees pursuant to our administrative rules, income payment, or the Contract Value element of a death benefit payment. In addition, partial and total withdrawals, Intra-Term Performance Locks, and income payments made under certain income options may also be subject to a Market Value Adjustment that could reduce your Contract Value. Such reduction could be significant. The Interim Value adjustment may result in an Index Adjustment that is less than the Index Adjustment you would have received if you had held the investment until the end of the Index Account Option Term. If you take a withdrawal when the Index Return is negative, your remaining Contract Value may be significantly less than if you waited to take the withdrawal when the Index Return was positive. Because the deduction of advisory fees is subject to Interim Value adjustments, your Contract Value may be reduced by more than the amount of the advisory fee if a deduction is taken at a point in time at which a negative Index Adjustment would occur.

All withdrawals, including GAWA withdrawals and RMDs, will be taken proportionately from each of your Index Account Options and Fixed Account unless otherwise specified. Withdrawals can also reduce the Death Benefit. Any Return of Premium death benefit will be reduced in a pro-rated amount. Pro rata reductions can be greater than the actual dollar amount of your withdrawal.

In addition, since all withdrawals reduce the Contract Value, withdrawals will also reduce the amount that can be taken as income since such amount is determined by the Contract Value on the Income Date. The Latest Income Date for this contract is age 95.
If your Contract Value falls below the minimum Contract Value remaining as a result of a withdrawal (as stated in your Contract), we may terminate your Contract. This minimum Contract Value requirement does not apply if you have added +Income GMWB or +Income GMWB with Joint Option to your Contract.

There are administrative rules that must be followed when taking an RMD withdrawal. Notice of an RMD is required at the time of your withdrawal request, and there is an administrative form for providing such notice. The administrative form allows you to elect one time or automatic RMD withdrawals. Eligible withdrawals that are specified as RMDs may only be taken based on the value of the Contract to which the endorsement applies, even where the Internal Revenue Code allows taking multiple contracts’ RMDs from a single contract. You, as Owner, are responsible for complying with the Internal Revenue Code’s RMD requirements. If you fail to take your full RMD for a year, you will be subject to a 25% excise tax on any shortfall. This excise tax is reduced to 10% if a distribution of the shortfall is made within two years and prior to the date the excise tax is assessed or imposed by the IRS. If your requested RMD exceeds our calculation of the RMD for your Contract, your request will not be eligible for the waiver of any applicable MVA and we will apply an MVA as applicable, which will be reflected in the confirmation of the transaction. An RMD exceeding our calculation may also result in an Excess Withdrawal for purposes of your GMWB, which would result in an adverse recalculation of the GWB and GAWA. For more information on RMD requirements, please see "Required Minimum Distributions Under Certain Tax-Qualified Plans ("RMDS")" beginning on page 48.
Deduction of Advisory Fees from Contract Value. Under certain circumstances, you may elect to have advisory fees directly deducted from your Contract Value and automatically transmitted to your third party financial professional, subject to certain administrative rules. If you do elect to pay your advisory fees via direct deductions under our rules, we will not treat such deductions as withdrawals in two specific ways: (i) we will not report them as taxable distributions under your Contract; and (ii) any such deduction will not trigger a reduction in return of premium benefit base of the basic death benefit, as applicable (Owners age 81 and older on the date the Contract is issued do not have a return of premium element in the basic death benefit). It is important to note that deductions to pay advisory fees will always reduce your Contract Value and the Contract Value portion of your basic death benefit, and they are otherwise subject to all contractual provisions and other restrictions and penalties, including Interim Value adjustments and minimum withdrawal requirements. Because the deduction of advisory fees is subject to Interim Value adjustments, your Contract Value may be reduced by more than the amount of the advisory fee if a deduction is taken at a point in time at which a negative Index Adjustment would occur. Advisory fees are in addition to expenses disclosed in this prospectus. In addition, the election of either the +Income GMWB or +Income GMWB with Joint Option disqualifies you from utilizing our administrative rules to directly deduct advisory fees from Contract Value. This means if you take withdrawals to pay advisory fees and do not follow our administrative rules, and/or elect the +Income GMWB or +Income GMWB with Joint Option, all such withdrawals will be subject to any applicable income taxes and penalties. For more information about our administrative rules applicable to the direct deduction of advisory fees from Contract Value, please see the subsection titled "Our Administrative Rules" in the section titled "Access to Your Money" beginning on page 38.

+Income GMWB and +Income GMWB with Joint Option Add-On Benefits. You may never need or use certain features provided by the +Income GMWB or +Income GMWB with Joint Option add-on benefits. In that case, you may pay for a feature for which you never realize any benefits.
The +Income GMWB and +Income GMWB with Joint Option are subject to conditions, including increased withdrawal rates the longer you wait to initiate withdrawals after election of the add-on benefit. You may die before you begin taking withdrawals under the add-on benefit. Alternatively, you may not live long enough to receive enough benefit from the add-on benefit to exceed the amount of the fees you pay for the add-on benefit. You may need to make Excess Withdrawals, which have the potential to substantially reduce or even terminate the benefits available from the add-on benefit.
The Index Account Options you elect may provide sufficient credited interest such that you may not need the guarantee that may otherwise be provided by the add-on benefit available for an additional charge.
If your Contract includes the +Income GMWB or +Income GMWB with Joint Option, Excess Withdrawals will reduce the value of the Guaranteed Withdrawal Balance ("GWB") in proportion to the amount of the Excess Withdrawal relative to the total Contract Value at the time of withdrawal. Accordingly, under certain circumstances, a withdrawal could reduce the value of the GWB by more than the dollar amount of the withdrawal.

Add-on benefits may be available at issue or on your Contract Anniversary, subject to availability. If you do not elect the add-on benefit at issue, it is likely that the rates associated with the add-on benefit, including GAWA percentages, may be lower than the rates you would have received if you had elected the add-on benefit at issue. It is also possible that the charge for the add-on benefit elected on your Contract Anniversary may be higher than the charge that would have been applicable if you had elected the add-on benefit at issue.
Upon the death of the Owner or joint Owner, if the Beneficiary is a non-spousal Beneficiary, the GWB is void and this GMWB terminates automatically; therefore, the death of the Owner or joint Owner may have a significant negative impact on the value of this GMWB and cause the GMWB to prematurely terminate.
Neither the +Income GMWB nor the +Income GMWB with Joint Option may be terminated independently from termination of the Contract, except in connection with a spousal continuation, where permitted by the terms of the Contract.
The GMWB Charge that you pay for the +Income GMWB or +Income GMWB with Joint Option may be increased every five Contract Years. While you have the ability to avoid any GMWB Charge increases by opting out of future annual Step-Ups, doing so will lock in your GAWA%, which means you are also foregoing any potential further increases to your GAWA%.
GMWBs generally may not be appropriate for Owners who have as a primary objective taking maximum advantage of the tax deferral that is available to them under an annuity contract to accumulate assets. Please consult your tax and financial professionals before adding a GMWB to a Contract.
Please note: the election of either the +Income GMWB or +Income GMWB with Joint Option disqualifies you from utilizing our administrative rules to directly deduct advisory fees from Contract Value.

Business Continuity and Cybersecurity Risk. We and our service providers and business partners are subject to certain risks, including those resulting from information system failures, cybersecurity incidents, public heath crises such as the coronavirus (COVID-19) pandemic , and other disaster events. Such events can adversely impact us and our operations. These risks are common to all insurers and financial service providers. These risks include, among other things, the theft, misuse, corruption and destruction of electronic information, interference with or denial of service, attacks on systems or websites, and other operational disruptions that could severely impede our ability to conduct our business or administer the Contract.
Such events could also adversely affect us by resulting in regulatory fines, litigation, financial losses, and reputational damage. Cybersecurity incidents may also impact the issuers of securities in which the underlying funds invest, which may cause the funds underlying your Contract to lose value. Although we take efforts to protect our systems from cybersecurity incidents, there can be no assurance that we or our service providers will be able to avoid cybersecurity incidents affecting Contract owners in the future. It is also possible that a cybersecurity incident could persist for an extended period of time without detection.
Additionally, our third-party service providers and other third-parties related to our business (such as financial intermediaries or, in the case of our variable products, underlying funds) are subject to similar risks. Successful implementation and execution of their business continuity policies and procedures are largely beyond our control. Disruptions to their business operations may impair our own business operations.
As of the date of this prospectus, we do not believe that we have experienced a material cyber-attack or other cybersecurity incident. However in 2023, we were notified of a data security incident involving the MOVEit file transfer system used by numerous financial services companies. A third-party vendor uses that software on our behalf to, among other things, identify the deaths of insured persons and annuitants under life insurance policies and annuity contracts. According to that third party vendor, an unknown actor exploited a MOVEit software flaw to access the vendor’s systems and download certain data. Our assessment indicated that personally identifiable information relating to approximately 850,000 of Jackson’s customers was obtained by that unknown actor from the third party vendor’s systems. This MOVEit vulnerability has now been rectified. Separately, Jackson experienced unauthorized access to two servers as a result of the MOVEit flaw; however, the scope and nature of the data accessed on those servers was significantly less than the third party vendor impact. Our assessment was that a subset of information relating to certain partner organizations and individuals, including certain customers of Jackson, was obtained from the two affected servers. We notified affected customers as required by law, and we continue to assess and investigate the overall impact of the incidents. At this time, we do not believe the incidents or related litigation will have a material adverse effect on the business, operations, or financial results of Jackson.

THE ANNUITY CONTRACT

Your Contract is a contract between you, the Owner, and us. The Contract is an individual single Premium deferred index-linked annuity. Your Contract and any endorsements are the formal contractual agreement between you and the Company. This prospectus is a disclosure document and describes all of the Contract’s material features, benefits, rights, and obligations of annuity purchasers under the Contract.

Your Contract is intended to help facilitate your retirement savings on a tax-deferred basis, or other long-term investment purposes, and provides for a death benefit. Purchases under tax-qualified plans should be made for other than tax deferral reasons. Tax-qualified plans provide tax deferral that does not rely on the purchase of an annuity contract. We will not issue a Contract to someone older than age 85.

Your Premium and Contract Value may be allocated to:

•the Fixed Account, in which amounts earn a declared rate of interest for a certain period,
•the Index Account, in which amounts may be allocated to the Index Account Options, which are currently available with a variety of Crediting Methods and term lengths, and certain Protection Options, all of which may be credited with a zero, positive or negative Index Adjustment based upon the performance of a specified Index.
Your Contract, like all deferred annuity contracts, has two phases:

•the accumulation phase, when your Premium may accumulate value based upon the Index Adjustment and/or Fixed Account interest credited, and
•the income phase, when we make income payments to you.
As the Owner, you can exercise all the rights under your Contract. In general, joint Owners jointly exercise all the rights under the Contracts. In some cases, such as telephone and internet transactions, joint Owners may authorize each joint Owner to act individually. On jointly owned Contracts, correspondence and required documents will be sent to the address of record of the first Owner identified in your Contract.

State Variations. This prospectus describes the material rights and obligations under the Contract. There may be some variations to the general description in this prospectus, where required by specific state laws. Please refer to your Contract for specific variations applicable to you. Any state variations will be included in your Contract and any endorsements to your Contract. For a list of material state variations, please refer to Appendix B.

Owner. As Owner, you may exercise all ownership rights under the Contract. Usually, but not always, the Owner is the Annuitant. The Contract allows for joint Owners, who are spouses (as defined under federal law). Only two joint Owners are allowed per Contract. Any reference in this prospectus to the Owner includes any joint Owner. Joint Owners have equal ownership rights, and as such, each Owner must authorize any exercise of Contract rights unless the joint Owners instruct us in writing to act upon authorization of an individual joint Owner.

In some cases, such as telephone and internet transactions, joint Owners may authorize each joint Owner to act individually. On jointly owned Contracts, correspondence and required documents will be sent to the address of record of the first Owner identified in your Contract.

Ownership Changes. To the extent allowed by law, we reserve the right to refuse ownership changes at any time on a non-discriminatory basis, as required by applicable law or regulation. Y ou may request to change the Owner or joint Owner of this Contract by sending a signed, dated request to our Customer Care Center, at the addressed provided on the cover of this prospectus. The change of ownership will not take effect until it is approved by us, unless you specify another date, and will be subject to any payments made or actions taken by us prior to our approval. We will use the oldest Owner's age for all Contract purposes. No person whose age exceeds the maximum issue age allowed by Jackson as of the Issue Date of the Contract may be designated as a new Owner. On Contracts with the +Income GMWB or +Income GMWB with Joint Option, while we may permit an ownership change under certain scenarios, neither the Designated Life nor the Covered Lives may be changed.

Jackson assumes no responsibility for the validity or tax consequences of any ownership change. If you make an ownership change, you may have to pay taxes. We encourage you to seek legal and/or tax advice before requesting any ownership change.

Annuitant. The Annuitant is the natural person on whose life income payments for this Contract are based. I f the Contract is owned by a natural person, you may change the Annuitant at any time before you begin taking income payments by sending a written, signed and dated request to the Customer Care Center, at the addressed provided on the cover of this prospectus. If the Contract is owned by a legal entity, we will use the oldest Annuitant's age for all Contract purposes unless otherwise specified in your Contract. Contracts owned by legal entities are not eligible for Annuitant changes. The Annuitant change will take effect on the date you signed the change request, unless you specify otherwise, subject to any payments made or actions taken by us prior to receipt of the request in Good Order. We reserve the right to limit the number of joint Annuitants to two.

Beneficiary. The Beneficiary is the natural person or legal entity designated to receive any Contract benefits upon the first Owner's death. The Contract allows for the naming of multiple Beneficiaries. You may change the Beneficiary(ies) by sending a written, signed and dated request to the Customer Care Center, at the addressed provided on the cover of this prospectus. If an irrevocable Beneficiary was previously designated, that Beneficiary must consent in writing to any change of Beneficiary(ies). The Beneficiary change will take effect on the date you signed the change request, subject to any payments made or actions taken by us prior to receipt of the request in Good Order.

Assignment. To the extent allowed by state law, we reserve the right to refuse assignments at any time on a non-discriminatory basis, as required by applicable law or regulation. You may request to assign this Contract by sending a signed, dated request to our Customer Care Center, at the addressed provided on the cover of this prospectus. The assignment will take effect on the date we approve it, unless you specify another date, subject to any payments made or actions taken by us prior to our approval. Your right to assign the Contract is subject to the interest of any assignee or irrevocable Beneficiary. If the Contract is issued pursuant to a qualified plan, it may not be assigned except under such conditions as may be allowed under the plan and applicable law. Generally, an assignment or pledge of a non-qualified annuity is treated as a distribution. On Contracts with the +Income GMWB or +Income GMWB with Joint Option, while we may permit an assignment, neither the Designated Life nor the Covered Lives may be changed.

Jackson assumes no responsibility for the validity or tax consequences of any assignment. We encourage you to seek legal and/or tax advice before requesting any assignment.

PREMIUM

Minimum Premium:

•$25,000 under most circumstances

Maximum Premium:

•The maximum Premium payment you may make without our prior approval is $1 million.

We reserve the right to waive minimum and maximum Premium amounts in a non-discriminatory manner. Our right to restrict Premium to a lesser maximum amount may affect the benefits under your Contract.

Allocations of Premium. You may allocate Premium to any available Indexed Account Option or Fixed Account. Each allocation must be a whole percentage between 0% and 100%. The minimum amount you may allocate to an Indexed Account Option or Fixed Account is $100.

We will issue your Contract and allocate your Premium payment within two Business Days (days when the New York Stock Exchange is open) after we receive your complete Premium payment and all information that we require for the purchase of a Contract in Good Order. We reserve the right to reject a Premium payment that is comprised of multiple payments paid to us over a period of time. If we permit you to make multiple payments as part of your Premium payment, the Contract will not be issued until all such payments are received in Good Order. We reserve the right to hold such multiple payments in a non-interest bearing account until the Issue Date. If we do not receive all information required to issue your Contract, we will contact you to get the necessary information. If for some reason we are unable to complete this process within five Business Days, we will return your money. Each Business Day ends when the New York Stock Exchange closes (usually 4:00 p.m. Eastern time). No Premium will be accepted after the Contract has been issued.

Free Look. You may cancel your Contract by returning it to your financial professional or to us within ten days after receiving it. In some states, the Free Look period may be longer. Please see the front page of your Contract for the Free Look period that applies to your Contract. In general, if you cancel your Contract during this period, we will return:

•Premiums paid to the Fixed Account, less

•any withdrawals from the Fixed Account, plus

•the Index Account Value.

We will determine the Index Account Value as of the date we receive the Contract. In some states, we are required to return Premium payments only. We will pay the applicable free look proceeds within seven days of a request in Good Order. In some states, we are required to hold the Premiums of a senior citizen in the Fixed Account during the free look period, unless we are specifically directed to allocate the Premium to the Index Account. When you exercise a Free Look, amounts returned from Index Account Options are subject to an Interim Value adjustment.

CONTRACT OPTIONS

The Contract is divided into two general categories for allocation of your Premium and Contract Value: the Fixed Account, where amounts earn a declared rate of interest for an annually renewable one-year term, and the Index Account, where amounts earn index-linked interest ("Index Adjustment") for a specified term based upon the performance of a selected Index.

Fixed Account. The Fixed Account is an annually renewable account in which amounts you allocate earn a declared rate of interest. Fixed Account interest rates are guaranteed for one year from the date you allocate amounts into the Fixed Account and are subject to change on each Contract Anniversary thereafter. In no event will the interest rate credited to amounts allocated to the Fixed Account be less than the Fixed Account Minimum Interest Rate, as discussed below.

Short Duration Fixed Account Option. The Short Duration Fixed Account Option is a limited-purpose short-term Fixed Account Option that is used solely for Intra-Term Performance Locks and/or spousal continuation option adjustments, and cannot be independently elected. Any amounts allocated to this option will remain allocated until the immediate next Contract Anniversary only, as described below. Fixed Account interest rates for the Short Duration Fixed Account Option are guaranteed from the date funds are allocated to the Short Duration Fixed Account Option until the next Contract Anniversary. On each Contract Anniversary, any amounts allocated to the Short Duration Fixed Account Option as part of an Intra-Term Performance Lock, including interest earned on those amounts, will be reallocated into a new Index Account Option identical to the one from which they were originally transferred, subject to availability requirements, unless new allocation instructions have been received by us in Good Order, and will begin a new Index Account Option Term. For more information on what happens if the same Index Account Option is unavailable, see "Automatic Reallocation of Index Account Option Value to a New Index Account Option or the Fixed Account" beginning on page 35. On each Contract Anniversary, any amounts allocated to the Short Duration Fixed Account Option in connection with a spousal continuation adjustment, including interest earned on those amounts, will be reallocated to the 1-year Fixed Account Option unless new allocation instructions have been received by us in Good Order from the spouse continuing the Contract.

Fixed Account Value. The Fixed Account Value is equal to (1) the value of Premium and any amounts transferred into the Fixed Account; (2) plus interest credited daily at a rate not less than the Fixed Account Minimum Interest Rate, per annum; (3) less any gross partial withdrawals, including any Market Value Adjustment on such withdrawals; (4) less any amounts transferred out of the Fixed Account, (5) less any advisory fee deductions taken from the Fixed Account, (6) less any applicable charges for add-on benefits. The Fixed Account Value will never be less than the Fixed Account Minimum Value. The Fixed Account Minimum Value is equal to the greater of (a) eighty-seven and one half (87.5%) of any allocations to the Fixed Account, plus interest credited daily at never less than the Fixed Account Minimum Interest Rate per annum, less any partial withdrawals after being reduced for any applicable taxes, or (b) zero. Any portion of a Market Value Adjustment that would reduce the Fixed Account Value below the Fixed Account Minimum Value will be waived.

Rates of Interest We Credit. This Contract guarantees a Fixed Account Minimum Interest Rate that applies to amounts allocated to the 1-year Fixed Account Option as well as the Short Duration Fixed Account Option. The Fixed Account Minimum Interest Rate guaranteed by the Contract will be no less than the minimum non-forfeiture rate, which may vary from year to year. The minimum non-forfeiture rate will be determined by Jackson, pursuant to the requirements outlined by the Standard Nonforfeiture Law for Individual Deferred Annuities. The current Fixed Account Minimum Interest Rate is equal to the current minimum non-forfeiture rate of 3.00%. If the Fixed Account Minimum Interest Rate changes, we will file a supplement providing notice to new purchasers of the Contract. The Fixed Account Minimum Interest Rate is guaranteed for the life of the Contract, and your Fixed Account Minimum Interest Rate will not change once your Contract has been issued. The Fixed Account Minimum Interest Rate that was applicable at the time your Contract was issued will be reflected in your Contract. Any changes to the Fixed Account Minimum Interest Rate apply only to new purchasers of the Contract on or after the date the new Fixed Account Minimum Interest Rate is effective, which will be the date of the most recent prospectus or the date identified in any applicable supplement filing.

In addition, we establish a declared rate of interest ("base interest rate") at the time you allocate any amounts to the Fixed Account, and that base interest rate will apply to that allocation for the entire one-year Fixed Account term. To the extent that the base interest rate that we establish for any allocation is higher than the Fixed Account Minimum Interest Rate, we will credit that allocation with the higher base interest rate. Thus, the declared base interest rate could be greater than the guaranteed Fixed Account Minimum Interest Rate specified in your Contract, but will never cause your allocation to be credited at less than the currently applicable Fixed Account Minimum Interest Rate. On each Contract Anniversary, the base interest rate is subject to change. Different base interest rates apply to the Short Duration Fixed Account Option.

Index Account. Amounts allocated to the Index Account are credited with an Index Adjustment at the end of each Index Account Option Term based upon the performance of the selected Index, Crediting Method, and Protection Option. Prior to the end of an Index Account Option Term, amounts allocated to the Index Account (adjusted for withdrawals) are credited with an Index Adjustment subject to any applicable prorated Index Adjustment Factors. Your selections from available options make up what are referred to as Index Account Options, which are available with different combinations of Indexes, Protection Options, Crediting Methods, and term lengths. As of the date of this prospectus, the following options are currently available for election with any of the Indexes:

Crediting Methods	Protection Options*		Term Length
	Buffer	Floor	1-Year	3-Year	6-Year
Cap	10%, 20%	10%**	✓	✓	✓
Performance Trigger	10%	10%**	✓	N/A	N/A
Performance Boost	10%	N/A	✓	✓	✓
* Protection Option rates listed above are the rates currently available as of the date of this prospectus. These rates may be changed from time to time, so you should contact your financial professional or the Jackson Customer Care Center for current rate availability.
** The Floor Protection Option is only available with the 1-year Cap and Performance Trigger Crediting Methods.

Crediting Method and Protection Option Rates. Available rates for Crediting Methods and Protection Options are the rates effective as of the first day of your Index Account Option Term and will not change until the end of your Index Account Option Term. The rates for a particular Index Account Option Term may be higher or lower than the rates for previous or future Index Account Option Terms. We post all rates online at Jackson.com/RatesJMLPA2. The rates for Contract Value reallocations at the end of an Index Account Option Term are posted at least 30 days before the end of any Index Account Option Ter m. A t least 30 days prior to any Index Account Option Term Anniversary, we will send you written notice reminding you of how you may obtain the rates for the next Index Account Option Term. You may also request current rates at any time by contacting your financial professional or the Jackson Customer Care Center. Guaranteed minimum and maximum rates for each Crediting Method and Protection Option are listed below in the sections for each specific Crediting Method and Protection Option.

Index Account Value. The Index Account Value is equal to the sum of all the Index Account Option Values.

Index Account Option Value. When you allocate Contract Value to an Index Account Option for an Index Account Option Term, your investment in the Index Account Option is represented by an Index Account Option Value. Your Index Account Option Value is the portion of your Contract Value allocated to that Index Account Option at any given time. If you allocate Contract Value to multiple Index Account Options at the same time, you will have a separate Index Account Option Value for each Index Account Option in which you are invested. The minimum amount you may allocate to an Index Account Option is $100.

•At the beginning of the Index Account Option Term, your Index Account Option Value is equal to the Premium allocated or Contract Value transferred to the Index Account Option, less any amount transferred out of the Index Account Option.

• During the Index Account Option Term , your Index Account Option Value is equal to the Interim Value, which is equal to the Index Account Option Value at the beginning of the Index Account Option Term, reduced for any Intra-Term Performance Locks, partial withdrawals, and applicable add-on benefit charge deductions taken from the Index Account Option during the current Index Account Option Term (including any Market Value Adjustments on such withdrawals) in the same proportion that the Interim Value was reduced on the date of any such Intra-Term

Performance Lock, withdrawal, or applicable add-on benefit charge deduction, credited with a positive or negative Index Adjustment. The Index Adjustment credited is subject to prorated Index Adjustment Factors, where applicable, as of the date of the withdrawal. Please note: neither the Floor nor the Index Participation Rate are prorated. During the Index Account Option Term, your Interim Value will never be less than zero.

• At the end of the Index Account Option Term , your Index Account Option Value is equal to the Index Account Option Value at the beginning of the Index Option Term reduced for any Intra-Term Performance Locks, partial withdrawals, and applicable add-on benefit charge deductions taken from the Index Account Option during the current Index Account Option Term (including any Market Value Adjustments on such withdrawals) in the same proportion that the Interim Value was reduced on the date of any such Intra-Term Performance Lock, withdrawal, or applicable add-on benefit charge deduction, and credited with a positive or negative Index Adjustment. At the end of your Index Account Option Term, your Index Account Option Value will never be less than zero.

Index Adjustment. For each Index Account Option to which you allocate Contract Value, at the end of the Index Account Option Term, we will credit your Index Account Option Value with an Index Adjustment. This Index Adjustment can be zero, positive, or negative, depending on the performance of the Index and the Crediting Method and Protection Option chosen.

•If the Index Adjustment is positive, your Index Account Option Value will increase by a dollar amount equal to the positive Index Adjustment.

•If the Index Adjustment is negative, your Index Account Option Value will decrease by a dollar amount equal to the negative Index Adjustment.

•If the Index Adjustment is equal to zero, no Index Adjustment will be credited and there will be no adjustment to your Index Account Option Value.

We also credit a positive or negative Index Adjustment during the Index Account Option Term when you exercise an Intra-Term Performance Lock or take a withdrawal. During the term, the Index Adjustment is subject to the prorated Index Adjustment Factors, where applicable, as of the date of the Intra-Term Performance Lock or withdrawal. Please note: neither the Floor nor the Index Participation Rate are prorated.
Interim Value. B ecause the Index Account Options are designed to credit an Index Adjustment by measuring the change in the Index Return from the beginning of the Index Account Option Term to the end of the Index Account Option Term, an Interim Value calculation is necessary to determine the daily value of your Index Account Option on any given Business Day for purposes of Intra-Term Performance Locks or withdrawals prior to the end of the Index Account Option Term (withdrawals in this context include partial or total withdrawals from the Contract, free looks, GAWA withdrawals, automatic withdrawals, required minimum distributions ("RMD"), income payments, deductions of the GMWB Charge, the Contract Value element of death benefit payments, and the direct deduction of advisory fees pursuant to our administrative rules) . For each Index Account Option, the value we assign on any Business Day prior to the end of the Index Account Option Term is called the Interim Value. The Interim Value of an Index Account Option is equal to the amount allocated to the Index Account Option, adjusted for the Index Return of the associated Index and subject to the applicable prorated Index Adjustment Factors (e.g. Cap Rate/Performance Trigger Rate/Performance Boost Rate/Performance Boost Cap Rate/Buffer). Please note: neither the Floor nor the Index Participation Rate are prorated as part of the Interim Value calculation. Also note that any withdrawal taken in the first six years after issue may be assessed a Market Value Adjustment in addition to the Interim Value adjustment.

The Interim Value calculation is the same for all Crediting Methods. It uses the Index value on two dates to determine the Index Adjustment credited during any Index Account Option Term: the beginning date of the Index Account Option Term and the current date within that Index Account Option Term on which the Interim Value is being calculated. To determine the Index Adjustment credited, we calculate the net change in Index value between the beginning of the Index Account Option Term and the current Index value and express it as a percentage. If the resulting percentage is positive, we apply the applicable prorated Index Adjustment Factor (e.g. Cap Rate/Performance Trigger Rate/Performance Boost Rate/Performance Boost Cap Rate). If the Index return is negative, we apply the Floor or prorated Buffer Protection Option that you have elected. Please note: neither the Floor nor the Index Participation Rate are prorated as part of the Interim Value calculation. This adjusted Index Return is then multiplied by the Index Account Option Value at the beginning of the Index Account Option Term (adjusted to reflect any withdrawals during the term) to determine the amount of Index Adjustment to credit. The Index Adjustment is then added to or subtracted from the Index Account Option Value at the beginning of the term (adjusted to reflect any withdrawals during the term) to calculate the current Interim Value.

Please note that when calculating Interim Value, the Index Account Option Value is reduced proportionally to the Contract Value for each withdrawal. If the Interim Value adjustment is positive, your Index Account Option Value will be decreased by less than the amount of the withdrawal; in other words, on less than a dollar for dollar basis . If the Interim Value Adjustment is negative, your Index Account Option Value will be decreased by more than the amount of the withdrawal; in other words, on more than a dollar for dollar basis. In calculating the Interim Value adjustment, we use prorated Index Adjustment Factors, which in some instances may serve to reduce any positive Index adjustment, as well as increase any negative Index adjustment we credit when compared to the Index Adjustment you would have received if you had waited until the end of your Index Account Option Term to take your withdrawal. This is because the Index Adjustment Factors are prorated by the time elapsed during the Index Account Option Term. In other words, the values are determined by multiplying the Index Adjustment Factor by the number of days elapsed so far during the Index Account Option Term and then dividing by the total number of days in the Index Account Option Term. An example illustrating the proration of Index Adjustment Factors immediately follows this paragraph.

Index Adjustment Factor Proration Example: Assume on January 1 you allocate Contract Value to a 1-year Index Account Option with a 15% Cap and a 10% Buffer. There are 365 days in your Index Account Option Term. Your Index Adjustment Factors will be prorated on different dates during your term as follows:

•On February 1, 31 days have elapsed in your Index Account Option Term. Your prorated Buffer is determined by the following formula: 10% * 31 / 365 = 0.8493%. Your prorated Buffer on February 1 is 0.8493%. Your prorated Cap is determined by the following formula: 15% * 31 / 365 = 1.2740%. Your prorated Cap on February 1 is 1.2740%.
•On July 3, 183 days have elapsed in your Index Account Option Term. Your prorated Buffer is determined by the following formula: 10% * 183 / 365 = 5.0137%. Your prorated Buffer on July 3 is 5.0137%. Your prorated Cap is determined by the following formula: 15% * 183 / 365 = 7.5205%. Your prorated Cap on July 3 is 7.5205%.
•On October 20, 292 days have elapsed in your Index Account Option Term. Your prorated Buffer is determined by the following formula: 10% * 292 / 365 = 8%. Your prorated Buffer on October 20 is 8%. Your prorated Cap is determined by the following formula: 15% * 292 / 365 = 12%. Your prorated Cap on October 20 is 12%.

Please see Appendix A for examples of the calculation of Interim Value under different withdrawal scenarios throughout the term, including the impact of multiple and single withdrawals, different market conditions, different Crediting Methods and Protection Options and different rates.

• For examples illustrating Interim Value adjustments for the Cap Crediting Method, please see Examples 1 - 4. For examples illustrating Interim Value adjustments for the Performance Trigger Crediting Method, please see Examples 5 - 8.
• For examples illustrating Interim Value adjustments for the Performance Boost Crediting Method, please see Examples 9 - 10.
• For examples illustrating Interim Value adjustments with a Buffer Protection Option, please see Examples 1 - 2, 5 - 6, and 9 - 10.
• For examples illustrating Interim Value adjustments with a full-term Floor, please see Examples 3 - 4, and 7 - 8.
• For examples illustrating Interim Value adjustments for a single withdrawal, please see Examples 1, 3, 5, 7, and 9.
• For examples illustrating Interim Value adjustments for multiple withdrawals, please see Examples 2, 4, 6, 8, and 10.
• For examples illustrating Interim Value adjustments where the Index Return is positive, please see Examples 1 - 3, 5 - 8, and 10.
• For examples illustrating Interim Value adjustments where the Index Return is negative, please see Examples 2, 4, and 6 - 10.

Use of Guaranteed Minimum Index Adjustment Factors in Certain States. Some states require us to include guaranteed minimum Index Adjustment Factors in your Contract. In those states, when calculating your Interim Value, we will apply the greater of the applicable (non-guaranteed) prorated Index Adjustment Factors or the guaranteed minimum Index Adjustment Factor(s). This means, if the applicable guaranteed minimum Index Adjustment Factors result in a higher Interim Value, we will apply the higher Interim Value. Please see Appendix B: State Variations for a current list of the states that require guaranteed minimum Index Adjustment Factors as of the date of this prospectus.
Guaranteed minimum Index Adjustment Factors vary by length of the Index Account Option Term, as shown in the formula and example below. These guaranteed minimum Index Adjustment Factors are not based on the number of days that have elapsed in the term, but on the length of the term. We set them based on the formula below at the start of the Index Account Option Term, and they do not change for the duration of the term. Please note that the Floor and

Index Participation Rate are never prorated, even in states that require the use of guaranteed minimum Index Adjustment Factors. In addition, the Performance Boost Rate is never subject to a guaranteed minimum. For the applicable Index Adjustment Factors (e.g. Cap Rate/Performance Trigger Rate/Performance Boost Cap Rate/Buffer), the following formula is used to determine the guaranteed minimum Index Adjustment Factor:

Index Adjustment Factor Proration Example utilizing Guaranteed Minimums: Assume on January 1 st you allocate Contract Value to a 1-year Index Account Option with a 15% Performance Boost Cap Rate (PBCR), 10% Performance Boost Rate (PBR) and a 10% Buffer. There are 365 days in your Index Account Option Term. For this term, your guaranteed minimum Index Adjustment Factors are calculated at the start of the term, as follows, and will not change:
• Your guaranteed minimum Buffer for this Index Account Option is equal to 10% * (60 * 1 + 180) / (365 * 1) = 6.5753%
• Your guaranteed minimum PBCR for this Index Account Option is equal to 15% * (60 * 1 + 180) / (365 * 1) = 9.8630%
• There is no guaranteed minimum PBR.
Unlike your guaranteed minimum Index Adjustment Factors, your (non-guaranteed) prorated Index Adjustment Factor(s) change each day based on how many days have elapsed in the Index Account Option Term. When we calculate your Interim Value, we will first calculate the (non-guaranteed) prorated Index Adjustment Factor(s), and we will apply whichever is greater, as follows:
◦ On February 1 st , 31 days have elapsed in your Index Account Option Term. Your prorated Buffer, prior to any application of the guaranteed minimum, is calculated using the following formula: 10% * 31 / 365 = 0.8493%. Since this is less than your guaranteed minimum Buffer (shown above), your Buffer on February 1 st is your guaranteed minimum Buffer of 6.5753%. Your prorated PBCR, prior to any application of the guaranteed minimum, is calculated using the following formula: 15% * 31 / 365 = 1.2740%. Since this is less than your guaranteed minimum PBCR (shown above), your PBCR on February 1 st is your guaranteed minimum PBCR of 9.8630%. Your prorated PBR is determined by the following formula: 10% * 31 / 365 = 0.8493%. There is no guaranteed minimum PBR, so your PBR on February 1 st is the prorated PBR of 0.8493%.
• On July 3 rd , 183 days have elapsed in your Index Account Option Term. Your prorated Buffer, prior to the application of any guaranteed minimum, is calculated using the following formula: 10% * 183 / 365 = 5.0137%. Since this is less than your guaranteed minimum Buffer (shown above), your Buffer on July 3 rd is your guaranteed minimum Buffer of 6.5753%. Your prorated PBCR, prior to the application of any guaranteed minimum, is calculated using the following formula: 15% * 183 / 365 = 7.5205%. Since this is less than your guaranteed minimum PBCR (shown above), your PBCR on July 3 rd is your guaranteed minimum PBCR of 9.8630%. Your prorated PBR is determined by the following formula: 10% * 183 / 365 = 5.0137%. There is no guaranteed minimum PBR, so your PBR on July 3 rd is the prorated PBR of 5.0137%.
• On October 20 th , 292 days have elapsed in your Index Account Option Term. Your prorated Buffer, prior to any application of the guaranteed minimum, is calculated using the following formula: 10% * 292 / 365 = 8%. Since this is greater than your guaranteed minimum Buffer (shown above), your Buffer on October 20 th is the prorated Buffer of 8%. Your prorated PBCR, prior to the application of any guaranteed minimum, is calculated using the following formula: 15% * 292 / 365 = 12%. Since this is greater than your guaranteed minimum PBCR (shown above), your PBCR on October 20 th is the prorated PBCR of 12%. Your prorated PBR is determined by the following formula: 10% * 292 / 365 = 8%. There is no guaranteed minimum PBR, so your PBR on October 20 th is the prorated PBR of 8%.

Please note that the same formula is used to determine the guaranteed minimum Index Adjustment Factors for all Index Account Option Term lengths. While the formula does not change, the input of different Index Account Option Term lengths results in differences to the ultimate output of the formula. For example, the calculation of a guaranteed minimum Buffer for an Index Account Option on which a 10% Buffer has been selected, would look as follows for the varying Index Account Option Term lengths:

• 1-year Term: Your guaranteed minimum Buffer is equal to 10% * (60 * 1 + 180) / (365 * 1) = 6.5753%
• 3-year Term: Your guaranteed minimum Buffer is equal to 10% * (60 * 3 + 180) / (365 * 3) = 3.2877%
• 6-year Term: Your guaranteed minimum Buffer is equal to 10% * (60 * 6 + 180) / (365 * 6) = 2.4658%

ADDITIONAL INFORMATION ABOUT THE INDEX ACCOUNT OPTIONS

Indexes. When you allocate money to the Index Account, you are credited the Index Adjustment based upon the performance of your selected Index. You should discuss the available Indexes with your financial professional and obtain advice on which Index is best suited for your specific financial goals. Currently, we offer the following Indexes:

•S&P 500 Index: The S&P 500 Index is comprised of equity securities issued by large-capitalization U.S. companies. In general, large-capitalization companies may be unable to respond quickly to new competitive challenges and may not be able to attain the high growth rate of successful smaller companies.

•Russell 2000 Index: The Russell 2000 Index is comprised of equity securities of small-capitalization U.S. companies. In general, the securities of small-capitalization companies may be more volatile and may involve more risk than the securities of larger companies. Small-capitalization companies are more likely to fail than larger companies.

•MSCI EAFE Index: The MSCI EAFE Index is comprised of equity securities of large- and mid-capitalization companies and it is designed to measure the equity market performance of developed markets, including countries in Europe, Australasia, and the Far East. In general, large-capitalization companies may be unable to respond quickly to new competitive challenges and may not be able to attain the high growth rate of successful smaller companies, and the securities of mid-capitalization companies may be more volatile and may involve more risk than the securities of larger companies. Securities issued by non-U.S. companies (including related depositary receipts) are subject to the risks related to investments in foreign markets (e.g., increased price volatility; changing currency exchange rates; and greater political, regulatory, and economic uncertainty). This index is calculated in USD and local currency only. The exchange rates used for all currencies for all MSCI equity indexes are taken from Reuters at 4pm GMT each day.

•MSCI Emerging Markets Index: The MSCI Emerging Markets Index is comprised of equity securities of large- and mid-capitalization companies in emerging markets. In general, large-capitalization companies may be unable to respond quickly to new competitive challenges and may not be able to attain the high growth rate of successful smaller companies, and the securities of larger companies. Mid-capitalization companies are more likely to fail than larger companies. Securities issued by non-U.S. companies (including related depositary receipts) are subject to the risks related to investments in foreign markets (e.g., increased price volatility; changing currency exchange rates; and greater political, regulatory, and economic uncertainty). Those risks are typically more acute when issuers are located or operating in emerging markets. Emerging markets may be more likely to experience inflation, political turmoil, and rapid changes in economic conditions than developed markets. Emerging markets often have less uniformity in accounting and reporting requirements, less reliable valuations, and greater risk associated with custody of securities than developed markets. This index is calculated in USD and local currency only. The exchange rates used for all currencies for all MSCI equity indexes are taken from Reuters at 4pm GMT each day.

•MSCI KLD 400 Social Index: The MSCI KLD 400 Social Index is comprised of equity securities that provide exposure to companies with outstanding Environmental, Social and Governance (ESG) ratings and excludes companies whose products have negative social or environmental impacts. Since the primary objective of this Index is to track companies with a positive social or environmental impact, this Index may underperform the market as a whole or other indexes that do not screen for ESG standards. The Index may include large-, mid-, and small-capitalization companies. In general, large capitalization companies may be unable to respond quickly to new competitive challenges and may not be able to attain the high growth rate of other successful smaller companies, and the securities of smaller capitalization companies may be more volatile and may involve more risk than the securities of larger companies. Smaller companies are more likely to fail than larger companies.

We reserve the right to add, remove, or replace any Index, Term, Crediting Method, or Protection Option in the future, subject to necessary regulatory approvals. If an Index is replaced during an Index Account Option Term, the Index Return for the Index Account Option Term will be calculated by adding the Index Return for the original Index from the beginning of the term up until the date of replacement, to the Index Return from the substituted Index starting on the date of replacement through the end of the Index Account Option Term.

Replacing an Index. We may replace an Index if it is discontinued or the Index is no longer available to us or if the Index's calculation changes substantially. Additionally, we may replace an Index if hedging instruments become difficult to acquire or the cost of hedging related to such Index becomes excessive. We may do so at the end of an Index Account Option Term or during an Index Account Option Term. We will notify you in writing at least 30 days before we replace an Index. If an Index is replaced during an Index Account Option Term, the Index Return will be calculated by adding the Index Return for the original Index from the beginning of the term up until the date of replacement, to the Index Return from the substituted Index starting on the date of replacement through the end of the Index Account Option Term, as shown in the Example below. A substitution of an Index during an Index Account Option Term will not cause a change in the Crediting Method, Protection Option, or Index Account Option Term length.

Example: Assume that you allocate Contract Value to a 6-Year Index Account Option with the S&P 500 Index and the Index value is $1,000 at the beginning of the term. After 2 years, the S&P 500 Index is discontinued and replaced by the MSCI EAFE Index. On the day of the replacement, the S&P 500 Index is $1,100, so the Index Return as of that date is 10%. The MSCI EAFE Index value on the day of the replacement is $2,000. Going forward, your Index Return for the remainder of the Index Account Option Term will be equal to 10% plus the calculated return of the MSCI EAFE Index from the replacement date. This means that one year later, on your third Contract Anniversary, if the MSCI EAFE Index value is $1,900, your Index Return would be 10% + (-5%) = 5%.

If we replace an Index, we will attempt to select a new Index that is similar to the old Index. In making this evaluation, we will look at factors such as asset class; Index composition; strategy or methodology inherent to the Index; and Index liquidity.

Index Return. The Index Return for an Index Account Option is the percentage change in the Index value from the start of an Index Account Option Term to the end of the Index Account Option Term.
Example: Assume that you allocate Contract Value to an Index Account Option with the S&P 500 Index, Cap Crediting Method, and Buffer Protection Option. Between the beginning and end of the Index Account Option Term, the value of the S&P 500 Index increases by 5%. Thus, the Index Return for that Index Account would be 5%. If instead the S&P 500 Index decreased by 5%, the Index Return for that Index Account would be -5%.
Adjusted Index Return. After the Index Return is calculated at the end of the Index Account Option Term, we next calculate the Adjusted Index Return. The Adjusted Index Return reflects any applicable adjustments to the Index Return based on the Cap Rate, Index Participation Rate (applicable only with the Cap Crediting Method), Performance Trigger Rate, Performance Boost Rate, or Performance Boost Cap Rate (applicable only with the Performance Boost Rate Crediting Method), if the Index Return is positive, or the Buffer or Floor, if the Index Return is negative. The Index Adjustment will be credited to the Index Account Option at a rate equal to the Adjusted Index Return.
Example: Assume, as above, that you allocate Contract Value to an Index Account Option with the S&P 500 Index, Cap Crediting Method, and Buffer Protection Option. Between the beginning and end of the Index Account Option Term, the value of the S&P 500 Index increases by 15%. Thus, the Index Return for that Index Account would be 15%. Assume now that your Index Account Option has an Index Participation Rate of 100%, and a Cap Rate of 10%. Your Index Return of 15% would be multiplied by the 100% Index Participation Rate, and then adjusted to your maximum 10% Cap Rate, making your Adjusted Index Return 10%.

Protection Options. Your selected Protection Option will define the manner in which any (negative) Index Adjustments are credited to you if your selected Index performs negatively during your Index Account Option Term. When you allocate amounts to the Index Account, you are indirectly exposed to the investment risks associated with the applicable Index. Because each Index is comprised or defined by a collection of equity securities, each Index is exposed to market fluctuations which may cause the value of a security to change, sometimes rapidly and unpredictably. The Contract provides two options to provide some level of protection against the risk of loss of Index Account Value for any negative Index Return: Buffers and Floors.

Buffer. A Buffer is the amount of negative Index price change before a negative Index Adjustment is credited to the Index Account Option Value at the end of an Index Account Option Term, expressed as a percentage. Put another way, a Buffer protects your Index Account Option Value from loss up to a specified amount (typically 10% or 20%). Jackson protects you from any loss associated with Index decline up to your elected Buffer percentage. You only incur a loss if the Index has declined more than your elected Buffer percentage as of your Index Account Option Term Anniversary.

Withdrawals taken prior to the end of the Index Account Option Term will reduce the Index Account Option Value in the same proportion that the Interim Value was reduced on the date of the withdrawal. The Interim Value reflects the application of a prorated Buffer based on the elapsed portion of the Index Account Option Term. For examples of how a withdrawal taken prior to the end of an Index Account Term will reduce the Index Account Option Value through the use of a prorated Buffer in scenarios where the Index Return is negative, see Appendix A, Examples 2 and 6.

The available Buffer rates are the rates effective as of the first day of an Index Account Option Term. The Buffer rate for a particular Index Account Option Term may be higher or lower than the Buffer rate for previous or future Index Account Option Terms. In no event will a Buffer rate be less than 5% or more than 50% during the life of your Contract. We post all rates online at Jackson.com/RatesJMLPA2. The rates for Contract Value reallocations at the end of an Index Account Option Term are posted at least 30 days before the end of any Index Account Option Term. At least 30 days prior to any Index Account Option Term Anniversary, we will send you written notice reminding you of how you may obtain the rates for the next Index Account Option Term.

Floor. A Floor is the maximum loss that will be credited to the Index Account Option at the end of the Index Account Option Term, expressed as a percentage. In contrast to the Buffer, a Floor protects your Index Account Option Value from loss greater than a specified amount (typically 10%). This means that if the Index has declined as of your Index Account Option Term Anniversary, you will incur all of the loss up to your elected Floor percentage. Jackson will protect you from any Index decline greater than your elected Floor percentage.

Withdrawals taken prior to the Index Account Option Term will reduce the Index Account Option Value in the same proportion as the Interim Value was reduced on the date of the withdrawal. The Interim Value reflects the application of the full-term Floor, which is not prorated at the time of the withdrawal. For an example of how a withdrawal taken prior to the end of an Index Account Option Term will reduce the Index Account Option Value through the use of a full-term Floor in scenarios where the Index Return is negative, see Appendix A, Examples 4 and 8.

The available Floor rates are the rates effective as of the first day of an Index Account Option Term. The Floor rate for a particular Index Account Option Term may be higher or lower than the Floor rate for previous or future Index Account Option Terms. In no event will a Floor rate be less than 5% or more than 50% during the life of your Contract. We post all rates online at Jackson.com/RatesJMLPA2. The rates for Contract Value reallocations at the end of an Index Account Option Term are posted at least 30 days before the end of any Index Account Option Term. At least 30 days prior to any Index Account Option Term Anniversary, we will send you written notice reminding you of how you may obtain the rates for the next Index Account Option Term.

Crediting Methods. Your selected Crediting Method will dictate the manner in which the Index Adjustment is credited to you if your selected Index performs positively during your Index Account Option Term. Current Cap Rates, Index Participation Rates (applicable only with the Cap Crediting Method), Performance Trigger Rates, Performance Boost Rates, and Performance Boost Cap Rates (applicable only with the Performance Boost Crediting Method) are provided at the time of application, and to existing owners and financial professionals at any time, upon request.

To determine the Index Adjustment amount that will be credited to your Index Account Option Value at the end of each Index Account Option Term, we calculate the Adjusted Index Return for that Index Account Option. We calculate this Adjusted Index Return by applying the applicable Crediting Method. The Index Adjustment will be credited to the Index Account Option at a rate equal to the Adjusted Index Return.

Cap Crediting Method. When you elect a Cap Crediting Method as part of an Index Account Option, if the performance of the Index you elect is positive at the end of your Index Account Option Term, your Index Account Option Value will be credited with a positive Index Adjustment equal to the Index Return multiplied by the Index Participation Rate, limited by the Cap Rate. The maximum amount of Index Adjustment that will be credited to your Index Account Option Value when your Index Return is positive as of the Index Account Option Term Anniversary will be limited by the elected Cap.

There are two rates associated with the Cap Crediting Method: The Cap, or "Cap Rate", and the Index Participation Rate. The Cap Rate is the maximum amount of Index Adjustment that will be credited to an Index Account Option at the end of each Index Account Option Term, expressed as a percentage. The Index Participation Rate ("IPR") is the percentage applied to any positive Index Return in calculating the amount of Index Adjustment to be credited at the end of the Index Account Option Term. The Cap Rate and IPR are declared at the beginning of the Index Account Option Term. The Cap Rate and IPR for a particular Index Account Option Term may be higher or lower than the Cap Rate and IPR for previous or future Index Account Option Terms. In no event will a Cap Rate be lower than 2% for a 6-year Index Account Option Term, 1.50% for a 3-year Index Account Option Term, or 1% for a 1-year Index Account Option Term. In no event will an Index Participation Rate be lower than 100%. Because the Index Participation Rate is guaranteed to be at least 100%, it will never serve to reduce an Index Adjustment. We post all rates online at Jackson.com/RatesJMLPA2. The rates for Contract Value reallocations at the end of an Index Account Option Term are posted at least 30 days before the end of any Index Account Option Term. At least 30 days prior to any Index Account Option Term Anniversary, we will send you written notice reminding you of how you may obtain the rates for the next Index Account Option Term.

The Cap Crediting Method is currently available with either a Buffer or Floor, and for your choice of 1-year, 3-year, or 6-year Index Account Option Terms. The Cap Rate for the 3-year and 6-year terms would be lower if measured on an annual basis. For Index Account Option Terms longer than one year, the Buffer for that term is a total Buffer for the duration of that Index Account Option Term. The following examples will illustrate how the Cap Crediting Method operates with both the Buffer and Floor Protection Options. Each example assumes a 10% Cap Rate and a 10% Buffer or Floor. The Index Participation Rate is indicated in each example.

Cap with Buffer.

20%
10%
6%
6.60%
0%
-8%
-12%
-2%
10% Cap
-10% Buffer
Scenario 1
Scenario 2
Scenario 3
Scenario 4
Index Return
Index Adjustment
110% Index Participation Rate

When you elect the Cap Crediting Method with Buffer Protection Option, you are partially protected from downside loss, and any positive Index Adjustment will equal Index Return multiplied by the Index Participation Rate up to the stated Cap. Here are some examples of how an Index Participation Rate, Cap and Buffer work in combination on the Index Account Option Term Anniversary where the Index Participation Rate is 110%:
Scenario 1: The Index Return is 20%. After multiplying the positive Index Return by the Index Participation Rate of 110%, the Adjusted Index Return is 22%. Due to the 10% Cap, the Index Adjustment credited to your Index Account Option Value will be 10%.

Scenario 2: The Index Return is 6%. After multiplying the positive Index Return by the Index Participation Rate of 110%, the Adjusted Index Return is 6.60%. Since the Index has not out-performed the 10% Cap, the Index Adjustment credited to your Index Account Option Value is equal to the Adjusted Index Return, which is 6.60%.
Scenario 3: The Index Return is -8%. Since the Index Return was less than the -10% Buffer, your Index Account Option Value was fully protected and experienced no loss.
Scenario 4: The Index Return is -12%. Since the Index Return exceeded the -10% Buffer, your Index Account Option Value was partially protected from the negative performance, but still experienced a -2% loss.
For examples illustrating a prorated Cap and Buffer in connection with an Interim Value adjustment in different market conditions where single or multiple partial withdrawals are taken in the middle of an Index Account Option Term, please see Appendix A, Examples 1 and 2. Please note: certain states require the use of guaranteed minimum Index Adjustment Factors, if greater, in calculating Interim Value. Please see " Use of Guaranteed Minimum Index Adjustment Factors in Certain States " on page 23 .

Cap with Floor.

20%
10%
10% Cap
6%
6%
-10% Floor
-8%
-8%
-10%
-18%
Scenario 1
Scenario 2
Scenario 3
Scenario 4
Index Return
Index Adjustment
100% Index Participation Rate

When you elect the Cap Crediting Method with Floor Protection Option, you are exposed to loss up to a certain point, but Jackson will protect you from any loss beyond that point. Any positive Index Adjustment will equal Index Return multiplied by the Index Participation Rate up to the stated Cap. Here are some examples of how an Index Participation Rate, Cap, and Floor work in combination on the Index Account Option Term Anniversary where the Index Participation Rate is 100%:
Scenario 1: The Index Return is 20%. After multiplying the positive Index Return by the Index Participation Rate of 100%, the Adjusted Index Return is 20%. Due to the 10% Cap, the Index Adjustment credited to your Index Account Option Value will be 10%.
Scenario 2: The Index Return is 6%. After multiplying the positive Index Return by the Index Participation Rate of 100%, the Adjusted Index Return is 20%. Since the Index has not out-performed the 10% Cap, the Index Adjustment credited to your Index Account Option Value is equal to the Adjusted Index Return, which is 6%.

Scenario 3: The Index Return is -8%. Since the Index Return fell within the -10% Floor, your Index Account Option Value will experience the full loss of -8%.
Scenario 4: The Index Return is -18%. Since the Index Return exceeded the -10% Floor, your Index Account Option Value was partially protected from the negative performance and experienced a -10% loss.

For examples illustrating a prorated Cap and full term Floor in connection with an Interim Value Adjustment in different market conditions where single or multiple partial withdrawals are taken in the middle of an Index Account Option Term, please see Appendix A, Examples 3 and 4. Please note: certain states require the use of guaranteed minimum Index Adjustment Factors, if greater, in calculating Interim Value. Please see " Use of Guaranteed Minimum Index Adjustment Factors in Certain States " on page 23 .

Performance Trigger Crediting Method. When you elect a Performance Trigger Crediting Method, if the performance of the Index you elect is zero or positive at the end of your Index Account Option Term, your Index Account Option Value will be credited with a positive Index Adjustment equal to the Performance Trigger Rate. The Performance Trigger Rate is the amount of Index Adjustment that could be credited to an Index Account Option at the end of each Index Account Option Term, expressed as a percentage. The Performance Trigger Rate is declared at the beginning of the Index Account Option Term. The Performance Trigger Rate for a particular Index Account Option Term may be higher or lower than the Performance Trigger Rate for previous or future Index Account Option Terms. In no event will a Performance Trigger Rate be lower than 1%. We post all rates online at Jackson.com/RatesJMLPA2. The rates for Contract Value reallocations at the end of an Index Account Option Term are posted at least 30 days before the end of any Index Account Option Term. At least 30 days prior to any Index Account Option Term Anniversary, we will send you written notice reminding you of how you may obtain the rates for the next Index Account Option Term.

The Performance Trigger Crediting Method is currently available for renewable one year Index Account Option Terms, with your choice of a Buffer or Floor Protection Option. The following examples will illustrate how the Performance Trigger Crediting Method operates with both the Buffer and Floor Protection Options. Each Example assumes a 5% Performance Trigger Rate and a 10% Buffer or Floor.

Performance Trigger with Buffer.

12%
5%
5%
2%
0%
Performance Trigger Rate 5%
-10% Buffer
-8%
-2%
-12%
Scenario 1
Scenario 2
Scenario 3
Scenario 4
Index Return
Index Adjustment

When you elect the Performance Trigger Crediting Method with Buffer Protection Option, you are partially protected from downside loss, and any positive Index Adjustment will be equal to the stated Performance Trigger Rate. If the market is zero or positive over the end of the Index Account Option Term, the full Index Adjustment will equal the Performance Trigger Rate, regardless of how much the Index increased. Here are some examples of how the Performance Trigger rate and Buffer work in combination on the Index Account Option Term Anniversary:
Scenario 1: The Index Return is 12%. Since the market was positive, the Index Adjustment credited to your Index Account Option Value will equal the Performance Trigger Rate of 5%.
Scenario 2: The Index Return is 2%. Since the market was positive, the Index Adjustment credited to your Index Account Option Value will equal the Performance Trigger Rate of 5%.
Scenario 3: The Index Return is -8%. Since the Index Return was less than the -10% Buffer, your Index Account Option Value was protected and experienced no loss.
Scenario 4: The Index Return is -12%. Since the Index Return exceeded the -10% Buffer, your Index Account Option Value was partially protected from the negative performance, but still experienced a -2% loss.
For examples illustrating a prorated Performance Trigger Rate and Buffer in connection with an Interim Value adjustment in different market conditions where single or multiple partial withdrawals are taken in the middle of an Index Account Option Term, please see Appendix A, Examples 5 and 6. Please note: certain states require the use of guaranteed minimum Index Adjustment Factors, if greater, in calculating Interim Value. Please see " Use of Guaranteed Minimum Index Adjustment Factors in Certain States " on page 23 .

Performance Trigger with Floor.

12%
5%
5%
2%
Performance Trigger Rate 5%
-10% Floor
-8%
-8%
-10%
-18%
Scenario 1
Scenario 2
Scenario 3
Scenario 4
Index Return
Index Adjustment

When you elect the Performance Trigger Crediting Method with Floor Protection Option, you experience loss up to a certain point, but Jackson will protect you from any loss beyond that point. Your positive Index Adjustment will be equal to the stated Performance Trigger Rate. If the market is zero or positive at the end of the Index Account Option Term, a positive Index Adjustment equal to the Performance Trigger Rate will be credited, regardless of how much the Index increased. Here are some examples of how the Performance Trigger Rate and Floor work in combination on the Index Account Option Term Anniversary:
Scenario 1: The Index Return is 12%. Since the market was positive, the Index Adjustment credited to your Index Account Option Value will equal the Performance Trigger Rate of 5%.
Scenario 2: The Index Return is 2%. Since the market was positive, the Index Adjustment credited to your Index Account Option Value will equal the Performance Trigger Rate of 5%.
Scenario 3: The Index Return is -8%. Since the Index Return fell within the -10% Floor, your Index Account Option Value will experience the full loss of -8%.
Scenario 4: The Index Return is -18%. Since the Index Return exceeded the -10% Floor, your Index Account Option Value was partially protected from the negative performance and experienced a -10% loss.
For examples illustrating a prorated Performance Trigger Rate and full term Floor in connection with an Interim Value adjustment in different market conditions where single or multiple partial withdrawals are taken in the middle of an Index Account Option Term, please see Appendix A, Examples 7 and 8. Please note: certain states require the use of guaranteed minimum Index Adjustment Factors, if greater, in calculating Interim Value. Please see " Use of Guaranteed Minimum Index Adjustment Factors in Certain States " on page 23 .

Performance Boost Crediting Method. The Performance Boost Crediting Method is only available with the Buffer Protection Option. When you elect a Performance Boost Crediting Method, if the performance of the Index you elect is positive, zero or negative but not equal to or in excess of the Buffer at the end of your Index Account Option Term, your Index Account Option Value will be credited with a positive Index Adjustment equal to Index Return plus the Performance Boost Rate, limited by the Performance Boost Cap Rate. If the performance of the Index you elect is negative but equal to the Buffer at the end of your Index Account Option Term, your Index Account Option Value will be credited with an Index Adjustment equal to zero. If the performance of the Index you elect is negative in excess of the Buffer at the end of your Index Account Option Term, you will be credited with a negative Index Adjustment equal to the amount that the negative Index Return exceeds the Buffer.

There are two rates associated with the Performance Boost Crediting Method: the Performance Boost Rate, and the Performance Boost Cap Rate. The Performance Boost Rate is used to boost your Index Adjustment to a value higher than Index Return, and is equal to the Buffer percentage. The Performance Boost Cap Rate limits the amount of positive Index Adjustment you can receive, and is the maximum amount of Index Adjustment that could be credited to an Index Account Option at the end of each Index Account Option Term, expressed as a percentage. Both the Performance Boost Rate and the Performance Boost Cap Rate are declared at the beginning of the Index Account Option Term. The Performance Boost Rate and the Performance Boost Cap Rate for a particular Index Account Option Term may be higher or lower than the Performance Boost Rate and Performance Boost Cap Rate for previous or future Index Account Option Terms. In no event will a Performance Boost Rate be lower than 5% or the Performance Boost Cap Rate be lower than 1%. We post all rates online at Jackson.com/RatesJMLPA2. The rates for Contract Value reallocations at the end of an Index Account Option Term are posted at least 30 days before the end of any Index Account Option Term. At least 30 days prior to any Index Account Option Term Anniversary, we will send you written notice reminding you of how you may obtain the rates for the next Index Account Option Term.

The Performance Boost Crediting Method is available for renewable one-year, three-year, and six-year Index Account Option Terms with the Buffer Protection Option only. The following examples will illustrate how the Performance Boost Crediting Method operates with the Buffer Protection Option. The Example assumes a 10% Performance Boost Rate, a 10% Performance Boost Cap Rate and a 10% Buffer.

Performance Boost with Buffer.

14%
10%
10%
Performance Boost Cap Rate 10%
7%
4%
0%
-3%
-2%
-10% Buffer
-12%
-10%
Scenario 1
Scenario 2
Scenario 3
Scenario 4
Scenario 5
Index Return
Index Adjustment
10% Performance Boost Rate

When you elect the Performance Boost Crediting Method with Buffer Protection Option, you are partially protected from downside loss, and any positive Index Adjustment may be limited by the Performance Boost Cap Rate. If the market is positive, zero or negative but not in excess of the Buffer, you will receive an Index Adjustment equal to Index Return plus the Performance Boost Rate. If the Index Return is negative in excess of the Buffer, you will receive a negative Index Adjustment equal to the amount that negative Index Return exceeds the Buffer. If the Index Return is negative but equal to the Buffer, your Index Adjustment will be zero. Here are some examples of how the Performance Boost Rate, Performance Boost Cap Rate, and Buffer work in combination on the Index Account Option Term Anniversary:

Scenario 1: The Index Return is 14%. Due to the 10% Performance Boost Cap Rate, the Index Adjustment will be 10%.

Scenario 2: The Index Return is 2%. The Index Adjustment credited to your Index Account Option Value will equal the 2% Index Return plus the 10% Performance Boost Rate (the Buffer percentage) up to the Performance Boost Cap Rate of 10%. In this case, the Index Adjustment will be 10%.

Scenario 3: The Index Return is -3%. The Index Adjustment credited to your Index Account Option Value will equal the -3% Index Return plus the 10% Performance Boost Rate (the Buffer percentage) up to the Performance Boost Cap Rate of 10%. In this case, the Index Adjustment will be 7%.

Scenario 4: The Index Return is -12%. Since the negative Index Return exceeded the 10% Buffer, your Index Account Option Value was partially protected from the negative return, but still experienced a -2% loss.

Scenario 5: The Index Return is -10%. The Index Adjustment credited to your Index Account Option Value will equal the -10% Index Return plus the 10% Performance Boost Rate (the Buffer percentage). In this case, the Index Adjustment will be 0%.

For examples illustrating a prorated Performance Boost Rate, Performance Boost Cap Rate, and Buffer in connection with an Interim Value adjustment in different market conditions where single or multiple partial withdrawals are taken in the middle of an Index Account Option Term, please see Appendix A, Examples 9 and 10. Please note: certain states require the use of guaranteed minimum Index Adjustment Factors, if greater, in calculating Interim Value. Please see " Use of Guaranteed Minimum Index Adjustment Factors in Certain States " on page 23. In these states, the Performance Boost Rate may not be equal to the Buffer percentage in certain scenarios. This is because there is no guaranteed minimum Performance Boost Rate, but there is a guaranteed minimum Buffer, potentially causing a mismatch in scenarios in which the guaranteed minimum Buffer is applied.

TRANSFERS AND REALLOCATIONS

Transfer Requests. You may request a transfer to or from the Fixed Account and the Index Account Options, as well as among the Index Account Options.

Transfers may only occur on the Contract Anniversary when transferring out of the Fixed Account, and only on the Index Account Option Term Anniversary when transferring out of an Index Account Option except in connection with an Intra-Term Performance Lock. We post all rates online at Jackson.com/RatesJMLPA2. The rates for Contract Value reallocations at the end of an Index Account Option Term are posted at least 30 days before the end of any Index Account Option Term. At least 30 days prior to any Index Account Option Term Anniversary, we will send you written notice reminding you of how you may obtain the rates for the next Index Account Option Term.

Unless specified otherwise, transfers will be taken from the Index Account Options and the Fixed Account in proportion to their current value. The Company reserves the right to restrict or prohibit transfers from the Index Account Options to the Fixed Account, at its discretion, on a nondiscriminatory basis, at any time.

Transfers into the Short Duration Fixed Account Option on a Contract Anniversary are not allowed. Amounts may only move from an Index Account Option to the Short Duration Fixed Account Option in connection with an Intra-Term Performance Lock or a spousal continuation.

Transfers from a Fixed Account will reduce the Fixed Account Value by the transfer amount requested. Transfers into a Fixed Account will increase the Fixed Account Value by the transfer amount requested. Transfers from an Index Account Option will reduce the Index Account Option Value by the transfer amount requested. Transfers into an Index Account Option will increase the Index Account Option Value by the transfer amount requested.

Automatic Reallocations. If we do not receive your timely transfer request in Good Order before the close of business on the Contract Anniversary for transfers out of the Fixed Account, and/or the close of business on the Index Account Option Term Anniversary for transfers out of an Index Account Option, we will automatically reallocate your Contract Value, as described below. You can communicate your transfer instructions by submitting them to us in writing on a form provided by us, or a Letter of Instruction, or via telephone if you you have provided prior telephone authorization on your account.

If no timely transfer request is received as outlined above, the Fixed Account Value will remain in the Fixed Account and the Index Account Option Value(s) will be reallocated to the same Index Account Option(s) for the same term, Crediting Method and Index, if available.

Automatic Reallocation of Index Account Option Value to a New Index Account Option or the Fixed Account. If you do not provide timely transfer or reallocation instructions prior to the end of an expiring Index Account Option Term, as well as for reallocations out of the Short Duration Fixed Account Option on a Contract Anniversary, we will proceed as follows:

•If the same Index Account Option is available at the time and its Term does not extend beyond the Income Date, we will renew the Index Account Option into the same Index Account Option Term.

•If the same Index Account Option is available at the time but its Term extends beyond the Income Date, if available, we will select an available Index Account Option with the same Crediting Method, Protection Option, and Index, but with the Term that ends closest to but before the Income Date.

•If the same Crediting Method, Protection Option, and Index as the expiring Index Account Option are available at the time, but not with the same Term, we will select the available Index Account Option Term with the period closest to but less than the Index Account Option Term that just ended that will not extend beyond the Income Date.

If the Crediting Method, Protection Option, or Index you have elected is no longer available as of your Index Account Option Term Anniversary, the Index Account Option Value(s) will be reallocated to the Fixed Account until further instruction is received.

Intra-Term Performance Lock. You may elect to lock in Interim Value during the Index Account Option Term on Index Account Options with certain Crediting Methods. This feature allows you to transfer the full Interim Value from your selected Index Account Option into the Short Duration Fixed Account Option, where it will earn the declared Short Duration Fixed Account rate of interest beginning on the Intra-Term Performance Lock Date until the next Contract Anniversary. You can view the Interim Value for your Index Account Option(s) as of the end of the previous Business Day in your account on jackson.com or by contacting us via phone at 1-800-644-4565. We use the Interim Value calculated at the end of the Business Day after we receive your request. This means you will not be able to determine in advance your "locked in" Indexed Account Value, and it may be higher or lower than it was on the Business Day we received your Intra-Term Performance Lock request.. Intra-Term Performance Lock is currently available with all Crediting Methods except for the Performance Trigger Crediting Method.

You may elect an Intra-Term Performance Lock by submitting an election form or letter of instruction acceptable to us, making an election through your jackson.com account, or via telephone if you have telephone authorization executed on your account. We must receive a manual Intra-Term Performance Lock request in Good Order before the end of the current Business Day in order to execute the Intra-Term Performance Lock on that day. Otherwise, the Intra-Term Performance Lock will be executed on the next Business Day that your request is in Good Order. For requests submitted in writing, we do not consider the request to be received until it arrives at our Customer Care Center.

You (or your financial professional, if authorized) can request an automatic Intra-Term Performance Lock based on targets you set only through your account on jackson.com. You can set upper and/or lower targets for each Index Account Option each term. Please note: setting a target close to the current Interim Value may cause an Intra-Term Performance Lock to occur very quickly. You can change or cancel targets at any time before we perform the Intra-Term Performance Lock. Each Index Account Option’s targets automatically expire on the earlier of the date the Intra-Term Performance Lock is performed, or the last Business Day before the Index Account Option Term Anniversary. You can also override a target by requesting a manual Intra-Term Performance Lock before the target is reached. We determine if a target is reached using the Interim Value determined at the end of the prior Business Day. We then perform the Intra-Term Performance Lock using the Interim Value calculated at the end of the next Business Day, which is the day the Intra-Term Performance Lock is performed. Because your Intra-Term Performance Lock is performed based on the Interim Value calculated 24 hours after your target was reached, it is possible that the Index Return for your Index may decline between the time your target was reached and the time your Intra-Term Performance Lock is performed. Please note: by setting targets in your jackson.com account, you are authorizing us to automatically perform an Intra-Term Performance Lock at the end of the Business Day on the day after your target is reached, unless you cancel the lock. We will send an email notice once the Interim Value for an Index Account Option reaches your selected target. To cancel an automatic Intra-Term Performance Lock after the target is reached, we must receive your request in Good Order before the end of the Business Day on which the lock will be performed. You may submit this request to cancel an automatic Intra-Term Performance Lock through your account on jackson.com, via faxed or emailed letter of instruction, or via telephone (if you have authorized telephone transactions),

For example, assume your Contract Value is $100,000 and 100% is allocated to a 1-year Index Account Option with a Cap crediting method, 10% Buffer protection option, and the S&P 500 Index elected. The Cap Rate is 15%, but you and your financial professional agree that a positive Index Adjustment of at least 10% would meet your investment objectives. With that investment objective in mind, you set an automatic Intra-Term Performance Lock target of 10%. In month ten of the 1-year Index Account Option Term, the Interim Value of your Index Account Option has increased 10% from your initial $100,000 investment and Jackson sends an email notification to you, indicating that your automatic Intra-Term Performance Lock will be performed on the following Business Day unless you cancel through your account on jackson.com (or contact Jackson to cancel via faxed or emailed letter of instruction or phone if you have authorized telephone transactions). The Intra-Term Performance Lock is performed, and the full Interim Value of your Index Account Option is transferred to the Short Duration Fixed Account Option. On the next Contract Anniversary, the Short Duration Fixed Account Option Value associated with your Intra-Term Performance Lock will automatically be reallocated to an identical 1-year Index Account Option with a Cap crediting method, 10% Buffer protection option, and the S&P 500 Index elected unless other instructions are received prior to the end of the Business Day on your Contract Anniversary.

You (or your financial professional, if authorized) can also set Interim Value target notifications through your account on jackson.com. These Interim Value target notifications function similarly to automatic Intra-Term Performance Lock targets in that you can set upper and/or lower targets for each Index Account Option each term. However, Interim Value target notifications will not trigger an automatic Intra-Term Performance Lock and are for notification purposes only to assist you in tracking the performance of your Index Account Options. You can change or cancel Interim Value target notifications at any time through your account on jackson.com. We will send an email notice once the Interim Value for an Index Account Option reaches your selected target for notification. If you wish you elect an Intra-Term Performance Lock at that time, you must submit a manual Intra-Term Performance Lock request in Good Order to our Customer Care Center.

An Intra-Term Performance Lock ends the Index Account Option Term for the Index Account Option out of which it is transferred, effectively terminating that Index Account Option. Once an Intra-Term Performance Lock has been processed, it is irrevocable.

On each Contract Anniversary, any amounts allocated to the Short Duration Fixed Account Option as part of an Intra-Term Performance Lock, including interest earned on those amounts, will be reallocated into a new Index Account Option identical to the one from which they were originally transferred, subject to availability requirements, unless new allocation instructions have been received by us in Good Order, and will begin a new Index Account Option Term. You may provide reallocation instructions in writing using our Reallocation Form or a Letter of Instruction, or over the phone if you have authorized telephone transactions.For more information on what happens if the same Index Account Option is unavailable, see "Automatic Reallocation of Index Account Option Value to a New Index Account Option or the Fixed Account" beginning on page 35.

Please see Appendix A for examples illustrating Intra-Term Performance Locks performed in scenarios in which a Cap Crediting Method with Buffer Protection Option is elected where the Index Return is is greater than the Cap (Example 11), a Cap Crediting Method with Floor Protection Option is elected where the Index Return is less than the Cap (Example 12), and a Performance Boost Crediting Method with Buffer Protection Option is elected where the Index Return is greater than the Cap (Example 13).

End-Term Performance Lock. You may elect to automatically transfer any positive Index Adjustment from an Index Account Option to the Fixed Account on the Index Account Option Term Anniversary. Amounts transferred into the Fixed Account in connection with an End-Term Performance Lock will be unavailable to reallocate to an Index Account Option until the next Contract Anniversary.

You may not elect End-Term Performance Lock if you have elected Automatic Rebalancing.

You may cancel your End-Term Performance Lock program using whatever methods you use to change your allocation instructions. You should consult with your financial professional with respect to the current availability of End-Term Performance Lock.

The following examples demonstrate how End-Term Performance Locks work with both positive and negative Index Adjustments.

This example demonstrates an End-Term Performance Lock when a positive Index Adjustment occurs at the end of the Term.
•If your starting Premium is $100,000, you are 100% allocated to an Index Account Option, and have elected the End-Term Performance Lock, any increase in Index Account Option Value at the end of the Term from a positive Index Adjustment will be transferred to the 1-year Fixed Account Option automatically at the end of the Term. This option is available for all available crediting methods and downside protection combinations.
•Assume the Index Adjustment is equal to 4% at the end of the Term. The credited Index Adjustment ($100,000 * 4% = $4,000) would be automatically transferred to the 1-year Fixed Account at the end of the Term under the End-Term Performance Lock.
This example demonstrates an End-Term Performance Lock when a negative Index Adjustment occurs at the end of the Term.
•If your starting Premium is $100,000, you are 100% allocated to an Index Account Option, and have elected the End-Term Performance Lock, any increase in Index Account Option Value at the end of the Term from a positive Index Adjustment will be transferred to the 1-year Fixed Account Option automatically at the end of the Term. This option is available for all available crediting methods and downside protection combinations.
•Assume the Index Adjustment is equal to -4% at the end of the Term. Since the Index Adjustment is negative, the End-Term Performance Lock would not be executed and no Index Account Option Value will be automatically transferred to the 1-year Fixed Account Option.

Automatic Rebalancing. You may elect to automatically rebalance Contract Value between eligible Contract Options on the Contract Anniversary based upon the most recent allocation instructions received by the Company in Good Order. If this option is elected, we will apply any applicable Index Adjustment to the Index Account Option and credited interest to the Fixed

Account Option prior to reallocating the Contract Value. A Contract Option is only eligible for rebalancing at the end of its term. This means that a Fixed Account Option is only eligible for rebalancing on a Contract Anniversary, and an Index Account Option is only eligible for rebalancing on its Index Account Option Term Anniversary. Rebalancing will only occur if more than one existing Contract Option's term ends on the same date.

The percentage that will be allocated to each eligible Contract Option through the rebalancing transaction is equal to A divided by B, then multiplied by C, where:
A = the allocation percentage for the Contract Option found in the most recent allocation instructions received by the Company in Good Order;
B = 1 minus the sum of the allocation percentages of the ineligible Contract Options found in the most recent allocation instructions received by the Company in Good Order;
C = the sum of the Index Account Option Values and Fixed Account Option Values from Contract Options, including the Short Duration Fixed Account Option, that have reached the end of their crediting term on that Contract Anniversary.

Rebalancing allows you to tell us what percentage of your Contract Value you would like to keep allocated to various Contract Options, and as those Contract Option values fluctuate, allows us to automatically reallocate Contract Value between those Contract Options on Contract Anniversaries to maintain your desired allocation percentages. For example, assume you allocate 50% of your Contract Value to the Fixed Account Option, and 50% of your Contract Value to a 1-year Index Account Option. On your next Contract Anniversary, assume your Fixed Account had positive interest credited, but you had a negative Index Adjustment on your Index Account Option, such that your Fixed Account Value is now 55% of your Contract Value and only your Index Account Option Value has fallen to only 45% of your Contract Value. Because you elected Automatic Rebalancing, we will automatically reallocate your Contract Value between the Fixed Account Option and 1-year Index Account Option so that they are once again equally balanced at 50% of Contract Value in each option.

You may not elect Automatic Rebalancing if you have elected End-Term Performance Lock.

You may cancel your Automatic Rebalancing program using whatever methods you use to change your allocation instructions. If you provide us with reallocation instructions in advance of a Contract Anniversary, any existing Automatic Rebalancing elections will be terminated and we will reallocate consistent with the updated reallocation instructions you provided. To reinstate Automatic Rebalancing on your Contract, you must submit a new election form. If you submit a new election form, Automatic Rebalancing will resume on the next eligible Contract Anniversary.

Rebalancing instructions may only include Contract Options in which you are currently invested. Automatic rebalancing cannot be used to reallocate Contract Value into new Contract Options.

You should consult with your financial professional with respect to the current availability of Automatic Rebalancing.

Please see Appendix A for examples illustrating Automatic Rebalancing scenarios in which all Index Account Options are at the end of their Term (Example 14), two out of four Index Account Options are at the end of their Term (Example 15), three out of four Index Account Options are at the end of their Term (Example 16), and where an Intra-Term Performance Lock was performed during the Contract Year (Example 17).

ACCESS TO YOUR MONEY

You may access to the money in your Contract:

•by making a partial or full withdrawal,

•by electing the Automatic Withdrawal Program,

•by establishing direct deduction of advisory fees under our administrative rules,

• by electing an add-on Guaranteed Minimum Withdrawal benefit, or

•by electing to receive income payments.

Your Beneficiary can have access to the money in your Contract when a death benefit is paid.

Withdrawals under the Contract may be subject to a Market Value Adjustment. When you make a total withdrawal, you will receive the Withdrawal Value as of the end of the Business Day your request is received by us in Good Order. The Withdrawal Value is equal to the Contract Value reduced for any applicable taxes and adjusted for any applicable Market Value Adjustment. We will pay the withdrawal proceeds within seven days of receipt of a request in Good Order.

Your withdrawal request must generally be in writing. We will accept withdrawal requests submitted via facsimile. We may accept withdrawal requests via phone or web, subject to certain qualifying conditions, and subject to availability. There are risks associated with not requiring original signatures in order to disburse the money. To minimize the risks, the proceeds will be sent to your last recorded address in our records, so be sure to notify us, in writing, with an original signature of any address change. We do not assume responsibility for improper disbursements if you have failed to provide us with the current address to which the proceeds should be sent.

Except in connection with the Automatic Withdrawal Program, you must withdraw at least $500 or, if less, the entire amount in the Fixed Account or Index Account Option from which you are making the withdrawal. If you are not specific in your withdrawal request, your withdrawal will be taken from your allocations to the Index Account Options and Fixed Account based on the proportion their respective values bear to the Contract Value. A withdrawal request that would reduce the remaining Contract Value to less than $2,000 will be treated as a request for a total withdrawal except in connection with Required Minimum Distributions or the Automatic Withdrawal Program. .

If you elect the Automatic Withdrawal Program, you may take automatic withdrawals of a specified dollar amount (of at least $50 per withdrawal) or a specified percentage of Contract Value on a monthly, quarterly, semiannual or annual basis. Automatic withdrawals are treated as partial withdrawals and will be counted in determining the amount taken as an MVA Free Withdrawal in any Contract Year. Automatic withdrawals in excess of the MVA Free Withdrawal amount may be subject to a Market Value Adjustment, the same as any other partial withdrawal. For more information about the MVA Free Withdrawal amount, please see "MVA Free Withdrawal" in the section titled "Market Value Adjustment" on page 52.

Partial withdrawals will reduce an Index Account Option's value at the beginning of the term in the same proportion that the Interim Value was reduced on the date of the withdrawal.

When you have an investment adviser who, for a fee, manages your Contract Value, you may authorize payment of the fee from the Contract by following our administrative rules for direct deduction of advisory fees from Contract Value (see below). There are conditions and limitations, so please contact our Customer Care Center for more information. We neither endorse any investment advisers, nor make any representations as to their qualifications. The fee for this service would be covered in a separate agreement between the two of you, and would be in addition to the fees and expenses described in this prospectus. Any investment adviser fees withdrawn will trigger an Interim Value adjustment for any Index Account Options. You are strongly encouraged to discuss the impact of deducting advisory fees directly from your Contract Value with your financial professional before making any elections.

Under certain circumstances, you may elect to have advisory fees directly deducted from your Contract Value and automatically transmitted to your third party financial professional, subject to certain administrative rules. Unless you specify otherwise, withdrawals will be taken from all Contract Options based upon the proportion that their respective value bears to the Contract Value. Any applicable MVA will be applied at the time of the withdrawal, and will be applied proportionally to each Index Account Option from which the withdrawal was taken. Our administrative rules are structured to follow the requirements laid out in a Private Letter Ruling we obtained from the Internal Revenue Service ("IRS") in 2019. If you do elect to pay your advisory fees via direct deductions under our rules, we will not treat such deductions as withdrawals in two specific ways: (i) pursuant to the terms of the Private Letter Ruling, we will not report them as taxable distributions under your Contracts; and (ii) any such deduction will not trigger a reduction in the return of premium benefit base of the basic death benefit, as applicable (Owners age 81 and older on the date the Contract is issued do not have a return of premium element in the basic death benefit). For more information on the Private Letter Ruling, please see "Constructive Withdrawals - Investment Adviser Fees" beginning on page 59. It is important to note that deductions to pay advisory fees will always reduce your Contract Value and the Contract Value portion of your basic death benefit, and they are otherwise subject to all contractual provisions and other restrictions and penalties, including Interim Value adjustments and minimum withdrawal requirements. Because the deduction of advisory fees is subject to Interim Value adjustments, your Contract Value may be reduced by more than the amount of the advisory fee if a deduction is taken at a point in time at which a negative Index Adjustment would occur. For an example illustrating the impact of advisory fee deductions on your Contract Value, please see Appendix A, Example 20.

Our Administrative Rules. In order to have advisory fees directly deducted from your Contract Value, you must submit written authorization on a form acceptable to us, authorizing us to accept and execute instructions from your third party financial professional to make withdrawals from your Contract to pay the advisory fees pursuant to a written agreement between you and your third party financial professional. Advisory fee withdrawals are processed as net withdrawals, pro-rata from the Contract Options in which you are currently allocated. Requests for withdrawal of advisory fees will be processed on the Business Day in which they are received by us in Good Order. Advisory fees generally may not exceed an amount equal to an annual rate of 1.50% of your Contract’s Withdrawal Value, which is the amount you could receive upon total withdrawal after all fees and adjustments have been assessed. Please note: if your Contract has a return of premium element in the basic death benefit (applicable for Owners age 80 and younger on the date the Contract was issued), advisory fee deductions are capped at a lower annual rate than under our standard administrative rules, and will not be permitted to exceed an annual amount equal to an annual rate of 1.25% of Contract Value.

Please note: the election of either the +Income GMWB or +Income GMWB with Joint Option disqualifies you from utilizing our administrative rules to directly deduct advisory fees from Contract Value.

You may terminate authorization for the direct deduction of advisory fees at any time by providing us with written notice of such termination.

If you make a withdrawal to pay advisory fees without setting up direct deductions under our administrative rules, or after electing either the +Income GMWB or +Income GMWB with Joint Option, your withdrawal will be treated as a standard partial withdrawal under the Contract. This means, in addition to your Contract Value and basic death benefit being reduced, the withdrawal will be subject to Market Value Adjustments any applicable taxes and tax penalties.

Income taxes, tax penalties and certain restrictions may apply to any withdrawal you make. There are limitations on withdrawals from qualified plans. For more information, please see “TAXES” beginning on page 57.

+Income For Life Guaranteed Minimum Withdrawal Benefit with Annual Step-Up for a Single Life ("+Income GMWB") or Two Covered Lives ("+Income GMWB with Joint Option"). The +Income GMWB and +Income GMWB with Joint Option are add-on Guaranteed Minimum Withdrawal Benefits with annual Step-Ups and a Determination Date Step-Up, designed to help investors manage their lifetime income needs by guaranteeing the withdrawal of minimum annual amounts for life, regardless of the performance of the Indexes underlying an investor's Index Account Options, while the Contract is in the accumulation phase (i.e. before the Income Date). We call this guarantee the For Life Guarantee, and on +Income GMWB, which is a single life benefit, it lasts for the lifetime of the Designated Life (or the lifetime of the joint Owner who dies first). On +Income GMWB with Joint Option, which is a benefit designed to cover two spousal Covered Lives, the For Life Guarantee lasts for the lifetime of the last surviving Covered Life.

For the +Income GMWB, the Designated Life is the original Owner (or oldest joint Owner) if the Owner is a natural person. For the +Income GMWB with Joint Option, the Designated Life is the youngest Covered Life. If the Owner is a legal entity, the original Annuitant (or oldest joint Annuitant) is the Designated Life. On Contracts owned by a legal entity where there are joint Annuitants, the For Life Guarantee lasts for the lifetime of the joint Annuitant who dies first. The Designated Life may not be changed. +Income GMWB is available to single Owners, spouses, or unrelated joint Owners. +Income GMWB with Joint Option is available only to spouses.

For the +Income GMWB with Joint Option, each of the individuals covered under the For Life Guarantee are called Covered Lives. On qualified plan Contracts, the Owner and the primary spousal Beneficiary named as of the effective date of the GMWB with Joint Option will each be considered a Covered Life. On qualified custodial account Contracts, the Annuitant and contingent Annuitant named as of the effective date of the GMWB with Joint Option will each be considered a Covered Life. On non-qualified plan Contracts, the spousal joint Owners will each be considered a Covered Life. The Covered Lives may not be changed.

References in the disclosures below to “this GMWB” apply to each the +Income GMWB and +Income GMWB with Joint Option, including their associated GAWA percentages, as discussed below. This GMWB is offered to Owners (+Income GMWB) or Covered Lives (+Income GMWB with Joint Option) between the ages of 50 and 80.

This GMWB may not be terminated by the Owner independently from the Contract to which it is attached.

Upon the death of the Owner or joint Owner, if the Beneficiary is a non-spousal Beneficiary, the GWB is void and this GMWB terminates automatically; therefore, the death of the Owner or joint Owner may have a significant negative impact on the value of this GMWB and cause the GMWB to prematurely terminate.

For certain tax-qualified Contracts, this GMWB allows withdrawals greater than the GAWA to meet the Contract’s RMD without compromising the endorsement’s guarantees. Example 3 in Appendix D under section “I. +Income GMWB” supplements this description. Because the intervals for the GAWA and RMDs are different, namely Contract Years versus calendar years, and because RMDs are subject to other conditions and limitations, if your Contract is a tax-qualified Contract, please see “Required Minimum Distributions under certain Tax-Qualified Plans ("RMDs")” on page 48 for more information.

Please note: the election of either this GMWB disqualifies you from utilizing our administrative rules to directly deduct advisory fees from Contract Value.

The following description of this GMWB is supplemented by the examples in Appendix D.

Guaranteed Withdrawal Balance ( “ GWB ” ). The GWB is established for the sole purpose of determining the GAWA. It is not the Contract Value, and it cannot be withdrawn. The GWB is equal to the Premium, net of any applicable taxes, if elected at issue, or the Contract Value, if elected after issue. The GWB is eligible to be automatically increased by a Step-Up on each Contract Anniversary following the effective date of the GMWB. A Step-Up is a Contract feature under which we automatically increase the GWB to reflect increases in the Contract Value if the Contract Value is greater than the GWB. An increase in your GWB may increase your GAWA in the new Contract Year.

On the date that the GAWA is first determined, the "Determination Date", the GWB can also be increased by a one-time Determination Date Step-Up which is a Contract feature under which we automatically increase the GWB to equal the Contract Value if the Contract Value is greater than the GWB on the Determination Date. Any increase to the GWB as a result of a Determination Date Step-Up would be calculated prior to determining the GAWA. For more information about the Determination Date and the calculation of the GAWA, please see the "Withdrawals" subsection below. For more information Step-Ups, please see "Step-Up" beginning on page 44.

It is important to note that withdrawals from your Contract Value (including GAWA withdrawals) make it less likely that future step-ups to your GWB (if any) will increase your GAWA. This is because all withdrawals (including GAWA withdrawals) reduce your Contract Value and GWB. It is also important to note that Excess Withdrawals may significantly reduce the likelihood that your GAWA will increase due to a step-up, as Excess Withdrawals (unlike GAWA withdrawals) result in a proportional reduction to your GWB and may cause your GWB to be reduced by more than the amount withdrawn; in other words, on more than a dollar for dollar basis.

The GWB can never be more than $10 million (including upon step-up), and the GWB is reduced by each withdrawal. The GWB will be reduced proportionally by Excess Withdrawals. Such reductions could be substantial. See " Withdrawals" below for more information on the impact of different types of withdrawals on the GWB.

Withdrawals. This GMWB is designed to permit annual withdrawals ("GAWA withdrawals") equal to the greater of the GAWA or RMD, if applicable, on and after the effective date.

The maximum cumulative withdrawals you may take in any Contract Year, without reducing the value of the For Life Guarantee, or potentially terminating the Contract, may not exceed the GAWA or any RMD under the Internal Revenue Code, if greater. Withdrawals exceeding the GAWA or RMD, if applicable ("Excess Withdrawals"), cause the GWB and GAWA to be recalculated and reduced, as discussed below. Such reductions could be substantial. In addition, if the Excess Withdrawal causes your Contract Value to drop to zero, the Contract will terminate and no future GAWA withdrawals will be permitted.

The GAWA is determined on the Determination Date, which is the earlier of:
• the time of the first withdrawal after the effective date of this GMWB,
• the date the Owner elects to opt out of annual Step-Ups to avoid an increase in the GMWB Charge,
• the date the Contract Value drops to zero (other than due to an Excess Withdrawal or total withdrawal),
• the date the GMWB is continued by a spousal Beneficiary, or
• upon election of the Life Income of the GAWA or Joint Life Income of the GAWA Income Options.

On the Determination Date, the GAWA is equal to the GWB multiplied by the GAWA percentage ("GAWA%"). The GAWA% is locked-in on the Determination Date, and will not subsequently change. The GAWA% is based on the Designated Life's attained age on the Determination Date and the elapsed Deferral Years, according to the following tables:

+Income GMWB

Attained Age	GAWA% in Deferral Years 0-3	GAWA% in Deferral Years 3-6	GAWA% in Deferral Years 6-9	GAWA% in Deferral Years 9+
50-59	4.00%	4.50%	5.00%	5.50%
60-64	5.00%	5.25%	5.50%	6.00%
65-69	5.50%	6.00%	6.75%	7.25%
70-74	5.75%	6.25%	7.00%	7.50%
75-79	6.00%	6.50%	7.25%	7.75%
80+	6.50%	7.00%	7.75%	8.00%

+Income GMWB with Joint Option

Attained Age	GAWA% in Deferral Years 0-3	GAWA% in Deferral Years 3-6	GAWA% in Deferral Years 6-9	GAWA% in Deferral Years 9+
50-59	3.50%	4.00%	4.50%	5.00%
60-64	4.50%	4.75%	5.00%	5.50%
65-69	5.00%	5.50%	6.25%	6.75%
70-74	5.25%	5.75%	6.50%	7.00%
75-79	5.50%	6.00%	6.75%	7.25%
80+	6.00%	6.50%	7.25%	7.50%

A Deferral Year is the period of time measured by each Contract Anniversary that has passed after the effective date of this GMWB and before the Determination Date. Deferral Years stop accruing at the Determination Date.

We reserve the right to prospectively change the GAWA percentages, including the age bands, on new elections of the +Income GMWB and +Income GMWB with Joint Option. This means that if you do not elect this GMWB at issue, the GAWA percentages associated with this GMWB when elected on a Contract Anniversary (subject to availability) may be different than the rates you would have received if you had elected this GMWB at issue. If we change the GAWA percentages, we will follow these procedures:

• When we issue your Contract we will deliver a copy of the prospectus that reflects the change of GAWA percentages. You will have until the end of the Free Look period to cancel your Contract and this GMWB by providing notice to us pursuant to the provisions of the Free Look section (please see “Free Look” on page 19).
• If you are an existing Owner and are eligible to elect this GMWB after the Issue Date, at the time we change the GAWA percentages, we will send you the notice of change of GAWA percentages in the form of a prospectus supplement.

The actual GAWA percentages applicable to your Contract will be reflected in your Contract endorsement.

Recalculation of the GWB and/or the GAWA due to Withdrawals. Withdrawals cause the GWB and/or GAWA to be recalculated in the following ways:
• Recalculation of the GWB upon GAWA Withdrawals . Withdrawals taken on or after the Determination Date that do not cause the cumulative total of all withdrawals taken in the Contract Year to exceed the greater of the GAWA or the RMD, if applicable, will cause the GWB to be reduced by the dollar amount of the withdrawal, but will not trigger a recalculation of the GAWA.
• Recalculation of the GWB and GAWA upon Excess Withdrawals. Any portion of a withdrawal taken on or after the Determination Date that causes the sum of all withdrawals taken in the Contract Year to exceed the greater of the GAWA or the RMD, if applicable, will cause the GWB to be reduced proportionally as follows:

◦ The dollar-for-dollar portion (DFD Portion) of the partial withdrawal is equal to the greater of (1) the GAWA at the time of the partial withdrawal or the RMD, less all prior partial withdrawals made in the current Contract Year, or (2) zero.
◦ The Proportional Reduction Factor for the partial withdrawal is defined to be:
• The GWB is reduced to equal the greater of the GWB prior to the partial withdrawals less the DFD Portion, reduced for the Excess Withdrawal in the same proportion as the Contract Value is reduced (i.e. GWB prior to the Excess Withdrawal, reduced for the DFD portion, then multiplied by the Proportional Reduction Factor); or zero.
• The GAWA is reduced for the Excess Withdrawal in the same proportion as the Contract Value is reduced (i.e. the GAWA prior to the Excess Withdrawal is multiplied by the Proportional Reduction Factor).
◦ In recalculating the GWB and GAWA, both values could be reduced by more than the withdrawal amount; in other words, on more than a dollar-for-dollar basis. Therefore, please note that withdrawing more than the greater of the GAWA or RMD, if applicable, in any Contract Year may have a significantly negative impact on the value of the GMWB.
Excess Withdrawals will never change the GAWA%.
For examples illustrating the impact of various types of withdrawals at different times during your Contract's life cycle on your GWB and GAWA values, please see Appendix D, Examples 3, 4, and 6, beginning on page D-1.
At the end of each Contract Year after the GAWA has been determined, if the For Life Guarantee is not in effect and the GWB is less than the GAWA, the GAWA is set equal to the GWB. This may occur, when over time, payment of the guaranteed withdrawals is nearly complete, the For Life Guarantee is not in effect and the GWB has been depleted to a level below the GAWA. In addition, if the For Life Guarantee is not yet in effect, withdrawals that cause the Contract Value to reduce to zero void the For Life Guarantee and it will never become effective . See “Contract Value is Zero” below for more information.

GAWA withdrawals are not subject to Market Value Adjustments. However, any portion of a withdrawal defined as an Excess Withdrawal, may be subject to a Market Value Adjustment at the time of the withdrawal. Any withdrawals in excess of the MVA Free Withdrawal amount may be subject to a Market Value Adjustment. If the GAWA withdrawal is greater than the MVA Free Withdrawal amount, then the GAWA withdrawal will be considered the MVA Free Withdrawal amount. GAWA withdrawals are subject to an Interim Value adjustment if they are withdrawn from an Index Account Option prior to the end of the Index Account Option Term.

You may take your GAWA withdrawal all at once as a single withdrawal, or as multiple withdrawals throughout the Contract Year. If you do take your full GAWA withdrawal during a Contract Year, you may not take more than the GAWA withdrawal in subsequent years (i.e. the GAWA is not cumulative).

Withdrawals under this GMWB are assumed to be the total amount deducted from the Contract Value, including any Market Value Adjustments, Interim Value adjustments, charges for expedited delivery or wire transfers, or any applicable taxes.

Withdrawals under this GMWB are considered the same as any other partial withdrawals for the purposes of calculating any other values under the Contract, and will be subject to Interim Value adjustments if withdrawn from an Index Account Option before the end of an Index Account Option Term. For more information on withdrawals generally, please see "Access to Your Money" beginning on page 38, and "Market Value Adjustment" beginning on page 52. All withdrawals count toward the total amount withdrawn in a Contract Year, including automatic withdrawals, RMDs for certain tax-qualified Contracts, and MVA Free Withdrawals under the Contract. They are subject to the same restrictions and processing rules as described in the Contract. They are also treated the same for federal income tax purposes. For more information about tax-qualified and non-qualified Contracts, please see “TAXES” beginning on page 57.

If the age of any Designated Life (or Covered Life for +Income GMWB with Joint Option) is incorrectly stated at the time of election of the GMWB, on the date the misstatement is discovered, the GWB and the GAWA will be recalculated based on the GAWA percentage applicable at the correct age. If the age at election of the Designated Life (or either Covered Life for +Income with Joint Option) falls outside the allowable age range, the GMWB will be null and void and all GMWB charges will be refunded.

Withdrawals made under section 72(t) or section 72(q) of the Code are not considered RMDs for purposes of preserving the guarantees under this GMWB. Such withdrawals that exceed the GAWA will have the same effect as any withdrawal or Excess Withdrawal as described above and, consistent with that description, may cause a significant negative impact to your benefit.

Please note: the election of either the +Income GMWB or +Income GMWB with Joint Option disqualifies you from utilizing our administrative rules to directly deduct advisory fees from Contract Value.

Step-Up. There are two types of Step-Ups available when you elect this GMWB: an annual Step-Up and a Determination Date Step-Up. On each Contract Anniversary following the effective date of this GMWB, the GWB will be automatically increased to equal the Contract Value if the Contract Value is greater than the GWB. We call this increase an annual Step-Up. On the Determination Date, the GWB will be automatically increased to equal the Contract Value if the Contract Value is greater than the GWB. We call this increase a Determination Date Step-Up. Any Determination Date Step-Up will be completed prior to the determination of the GAWA on the Determination Date. Please note that if you have opted out of annual Step-Ups in order to avoid a communicated GMWB Charge increase on a 5th Contract Anniversary, you will no longer receive annual Step-Ups on Contract Anniversaries. The date on which you opt out of annual Step-Ups will be the Determination Date, and your GAWA% will be locked in and will not subsequently change. Opting out of annual Step-Ups will never impact the Determination Date Step-Up. Please see "GMWB Charge" beginning on page 50 for more information about potential increases to the GMWB Charge and your ability to opt out of those increases.

With a Step-Up –	The GWB equals the Contract Value on the Contract Anniversary (subject to a $10 million maximum).
If the step-up occurs after the GAWA has been determined, the GAWA is recalculated, equaling the greater of:
	●	The GAWA% multiplied by the new GWB, or
	●	The GAWA immediately prior to step-up.

It is important to note that withdrawals from your Contract (including GAWA withdrawals) make it less likely that a future Step-Up to your GWB (if any) will increase your GAWA. This is because all withdrawals reduce your Contract Value and GWB. It is also important to note that Excess Withdrawals may significantly reduce the likelihood that your GAWA will increase due to a Step-Up, as Excess Withdrawals (unlike GAWA withdrawals) result in a proportional reduction to your GWB and may cause your GWB to be reduced by more than the amount withdrawn.

The GWB can never be more than $10 million with a Step-Up. Upon Step-Up, the applicable GMWB Charge will be reflected in your confirmation.

For Life Guarantee. The For Life Guarantee entitles you to continue taking GAWA withdrawals for your life (or the lifetime of the joint Owner to die first), or for the lifetime of the last surviving Covered Life under +Income GMWB with Joint Option, even after your Contract Value has dropped to zero (unless as the result of an Excess Withdrawal or total withdrawal of Contract Value). Once the Contract Value drops to zero (unless as the result of an Excess Withdrawal or total withdrawal of Contract Value), these GAWA withdrawals will take the form of payments from the Company in an amount equal to the GAWA, net of any applicable taxes.

The For Life Guarantee becomes effective on the Contract Anniversary on or immediately following the Designated Life's attained age 59 ½ unless:
• the Contract has terminated;
• the Contract Value is reduced to zero on or before the date the For Life Guarantee would otherwise become effective;
• you have elected to annuitize your Contract and the Income Date precedes the date the For Life Guarantee would otherwise become effective; or
• the last surviving Covered Life dies before the date the For Life Guarantee would otherwise become effective.

If the Designated Life has already attained age 59½ when this GMWB is added to the Contract, then the For Life Guarantee becomes effective on the effective date of this GMWB.

If the For Life Guarantee becomes effective after the Determination Date, the GAWA will be reset to equal the GAWA% multiplied by the GWB on the date the For Life Guarantee becomes effective.

The For Life Guarantee is terminated when:
• this GMWB is terminated;
• this GMWB is continued by a spousal Beneficiary who is not a Covered Life;
• an Excess Withdrawal reduces the Contract Value to zero;
• the Owner (or any joint Owner) dies on Contracts with +Income GMWB;
• the last Covered Life dies on Contracts with +Income GMWB with Joint Option;
• the Contract is terminated.

If the For Life Guarantee is not in effect, your GMWB is impacted in the following ways:
• your GAWA withdrawals are guaranteed until the earlier of:
◦ the date of death of the Owner or any joint Owner; or
◦ the date when all withdrawals under the Contract equal the GWB, without regard to Contract Value.
• the GWB is the guaranteed amount available for future periodic withdrawals;
• a withdrawal that causes the Contract Value to drop to zero voids the For Life Guarantee and it will never become effective. See "Contract Value is Zero" beginning on page 45 for more information.

Owner's Death. The Contract's death benefit is not affected by this GMWB so long as the Contract Value is greater than zero and the Contract is still in the accumulation phase. Upon your death (or the death of any joint Owner) while the Contract is still in force, this GMWB terminates without value, unless continued by the surviving spouse. For +Income GMWB with Joint Option, upon the death of the sole Owner of a qualified Contract or the death of either joint Owner of a non-qualified Contract while the Contract is still in force, this GMWB terminates without value, unless continued by the surviving spouse. For additional information regarding the required ownership and beneficiary structure under both qualified and non-qualified Contracts when selecting +Income GMWB with Joint Option, please see "Additional Information Regarding +Income with Joint Option" beginning on page 49.

Contract Value Is Zero . With this GMWB, in the event the Contract Value is zero, the Owner will receive annual payments of the GAWA until the death of the Designated Life (or the death of any joint Owner) or until the death of the last surviving Covered Life for +Income GMWB with Joint Option, so long as the For Life Guarantee is in effect and the Contract is still in the accumulation phase. If the For Life Guarantee is not in effect, the Owner will receive annual payments of the GAWA until the earlier of the death of the Designated Life (or the death of any joint Owner) or the date the GWB, if any, is depleted, so long as the Contract is still in the accumulation phase. The last payment will not exceed the remaining GWB at the time of payment. If the GAWA% has not yet been determined, it will be set at the GAWA% corresponding to the Designated Life’s attained age and elapsed Deferral Years at the time the Contract Value falls to zero and the GAWA will be equal to the GAWA% multiplied by the GWB.

After each payment when the Contract Value is zero –	The GWB is recalculated, equaling the greater of:
	●	The GWB before the payment less the payment; Or
	●	Zero.
The GAWA is unchanged. At the end of each Contract Year, if the GWB is less than the GAWA and the For Life Guarantee is not in effect, the GAWA is set equal to the GWB.

Subject to the Company’s approval, you may elect to receive payments more frequently than annually. If the frequency of GAWA payments selected provides a first payment less than $20, and state law permits, the Company may require payments to be made in quarterly, semiannual, or annual intervals so that the payment is at least $20.

Spousal Continuation. In the event of the Owner's (or either joint Owner's) death, the surviving spousal Beneficiary may elect to:
• Continue the Contract with this GMWB so long as the Contract Value is greater than zero, and the Contract is still in the accumulation phase;
• Continue the Contract without this GMWB if the surviving spouse is not a Covered Life; or
• Add this GMWB to the Contract on any Contract Anniversary after the Contract has been continued under this provision, subject to availability, and subject to the Beneficiary's eligibility, if the spousal Beneficiary terminated the GMWB in continuing the Contract.
The date the spousal Beneficiary's election to continue the Contract is in Good Order is called the Continuation Date. Contract Anniversaries will continue to be based on the Contract's Issue Date. If the GAWA% has not yet been determined, it will be determined based on the Designated Life's attained age and elapsed Deferral Years on the Continuation Date (as though that person survived to that date). The GAWA will be equal to the GAWA% multiplied by the GWB. If the Contract Value is greater than the GWB on the Determination Date, the GWB will automatically step up to the Contract Value prior to the determination of the GAWA. The Latest Income Date is based on the age of the surviving spouse. Please refer to the "GMWB Income Options" subsection below for information regarding the additional Income Options available on the Latest Income Date.

If the surviving spousal Beneficiary elects to continue the Contract with this GMWB, and the surviving spouse is a Covered Life:
• The For Life Guarantee remains effective on and after the Continuation Date.
• Continuing the Contract with this GMWB is necessary in order to fully realize the benefit of the For Life Guarantee. The For Life Guarantee is not a separate guarantee and only applies if the related GMWB has not been terminated.
• Step-Ups will continue as outlined in the Step-Up provisions of this GMWB.
If the surviving spousal Beneficiary elects to continue the Contract with this GMWB, and the surviving spouse is not a Covered Life:
• The For Life Guarantee is null and void.
• The surviving spouse will be entitled to take GAWA withdrawals until the GWB is exhausted.
• Step-Ups will continue as outlined in the Step-Up provisions of this GMWB.
A new joint Owner may not be added on a non-qualified Contract if a surviving spouse continues the Contract.
If the surviving spouse does not elect to terminate the GMWB on the Continuation Date, the GMWB may not be subsequently terminated independently from the Contract to which it is attached.

Effect of GMWB on Tax Deferral. This GMWB may not be appropriate for Owners who have as a primary objective taking maximum advantage of the tax deferral that is available to them under an annuity contract to accumulate assets. Please consult your tax and financial professionals before adding this GMWB to a Contract.

GMWB Income Options. The following are additional Income Options available to you under this GMWB. Please discuss with your financial professional how these Income Options compare to the standard Income Options offered under the Contract, and whether they are right for you.
For +Income GMWB:
Life Income of GAWA. On the Latest Income Date if the For Life Guarantee is in effect, the Owner may choose this income option instead of one of the other income options listed in the Contract. This income option provides payments in a fixed dollar amount for the lifetime of the Owner (or, with joint Owners, the lifetime of the joint Owner who dies first). The total annual amount payable will equal the GAWA in effect at the time of election of this option. This annualized amount will be paid in the frequency (no less frequently than annually) that the Owner selects. No further annuity payments are payable after the death of the Owner (or any Owner’s death with joint Owners), and there is no provision for a death benefit payable to the Beneficiary. Therefore, it is possible for only one annuity payment to be made under this Income Option if the Owner dies before the due date of the second payment.

If the GAWA percentage has not yet been determined, the GAWA percentage will be based on the Designated Life’s attained age at the time of election of this option. The GAWA percentage will not change after election of this option.

Specified Period Income of the GAWA. On the Latest Income Date if the For Life Guarantee is not in effect, the Owner may choose this income option instead of one of the other income options listed in the Contract. (This income option only applies if the GMWB has been continued by the spousal Beneficiary upon the death of the original Owner, in which case the spouse becomes the Owner of the Contract and the Latest Income Date is based on the age of the spouse.)

This income option provides payments in a fixed dollar amount for a specific number of years. The actual number of years that payments will be made is determined by dividing the GWB by the GAWA. Once this specified period of years has been calculated, it will not be subsequently changed. Upon each payment, the GWB will be reduced by the payment amount, and no payments will be made in excess of the remaining GWB. The annual amount payable will equal the GAWA, except that the last payment may be a smaller amount equal to the then-remaining GWB. This annualized amount will be paid over the specific number of years in the frequency (no less frequently than annually) that the Owner selects. If the Owner should die before the payments have been completed, the remaining payments will be made to the Beneficiary, as scheduled.

The “Specified Period Income of the GAWA” income option may not be available if the Contract is issued as a tax qualified Contract under Sections 401, 403, 408 or 457 of the Internal Revenue Code. For such Contracts, this income option will only be available if the guaranteed period is less than the life expectancy of the spouse at the time the option becomes effective.
For +Income GMWB with Joint Option:
Joint Life Income of GAWA. On the Latest Income Date if the For Life Guarantee is in effect, the Owner may choose this income option instead of one of the other income options listed in the Contract. This income option provides payments in a fixed dollar amount for the lifetime of the last surviving Covered Life. The total annual amount payable will equal the GAWA in effect at the time of election of this option. This annualized amount will be paid in the frequency (no less frequently than annually) that the Owner selects. No further annuity payments are payable after the death of the last surviving Covered Life, and there is no provision for a death benefit payable to the Beneficiary. Therefore, it is possible for only one annuity payment to be made under this Income Option if both Covered Lives die before the due date of the second payment.

If the GAWA percentage has not yet been determined, the GAWA percentage will be based on the Designated Life’s attained age at the time of election of this option. The GAWA percentage will not change after election of this option.

Specified Period Income of the GAWA. On the Latest Income Date if the For Life Guarantee is not in effect, the Owner may choose this income option instead of one of the other income options listed in the Contract. (This income option only applies if the GMWB has been continued by the spousal Beneficiary and the spousal Beneficiary is not a Covered Life in which case the spouse becomes the Owner of the Contract and the Latest Income Date is based on the age of the spouse.)

This income option provides payments in a fixed dollar amount for a specific number of years. The actual number of years that payments will be made is determined by dividing the GWB by the GAWA. Once this specified period of years has been calculated, it will not be subsequently changed. Upon each payment, the GWB will be reduced by the payment amount, and no payments will be made in excess of the remaining GWB. The annual amount payable will equal the GAWA, except that the last payment may be a smaller amount equal to the then-remaining GWB. This annualized amount will be paid over the specific number of years in the frequency (no less frequently than annually) that the Owner selects. If the Owner should die before the payments have been completed, the remaining payments will be made to the Beneficiary, as scheduled.

The “Specified Period Income of the GAWA” income option may not be available if the Contract is issued as a tax-qualified Contract under Sections 401, 403, 408 or 457 of the Internal Revenue Code.

For such Contracts, this income option will only be available if the guaranteed period is less than the life expectancy of the spouse at the time the option becomes effective.

See “Guaranteed Minimum Withdrawal Benefit Considerations” beginning on page 51 for additional considerations you should take into account when electing to annuitize your Contract after having purchased a GMWB; or when the Latest Income Date is approaching and you are thinking about electing or have elected a GMWB.

Required Minimum Distributions Under Certain Tax Qualified Plans (“RMDs”). The following RMD NOTES contain important information about withdrawals of RMDs from a Contract with a GMWB. For certain tax-qualified Contracts, GMWBs allow withdrawals greater than the Guaranteed Annual Withdrawal Amount (GAWA) to meet a Contract’s RMD without reducing the amount of guaranteed income available in future years. The RMD NOTES describe conditions, limitations and special situations related to withdrawals involving a RMD.

RMD NOTES: Notice of an RMD is required at the time of your withdrawal request, and there is an administrative form for providing such notice. The administrative form allows you to elect one time or automatic RMD withdrawals. Eligible withdrawals that are specified as RMDs may only be taken based on the value of the Contract to which the endorsement applies, even where the Internal Revenue Code allows taking multiple contracts’ RMDs from a single contract. You, as Owner, are responsible for complying with the Internal Revenue Code’s RMD requirements. If your requested RMD exceeds our calculation of the RMD for your Contract, your request will not be eligible for the waiver of any applicable charges and we will impose those charges, which will be reflected in the confirmation of the transaction. An RMD exceeding our calculation may also result in an Excess Withdrawal for purposes of your GMWB, which would result in an adverse recalculation of the GWB and GAWA. For information regarding the RMD calculation for your Contract, please contact our Customer Care Center at 1-800-644-4565.

Under the Internal Revenue Code, RMDs are calculated and taken on a calendar year basis. But with a GMWB, the GAWA is based on Contract Years. Because the intervals for the GAWA and RMDs are different, the endorsement’s guarantees may become susceptible to being compromised. With tax-qualified Contracts, if the sum of your total partial withdrawals in a Contract Year exceeds the greatest of the RMDs for each of the two calendar years occurring in that Contract Year and the GAWA for that Contract Year, then the GWB and GAWA could be adversely recalculated, as described above. (If your Contract Year is the same as the calendar year, then the sum of your total partial withdrawals should not exceed the greater of the RMD and the GAWA.) Below is an example of how this modified limit would apply.

Assume a tax-qualified Contract with a Contract Year that runs from July 1 to June 30, and that there are no withdrawals other than as described. The GAWA for the Contract Year (ending June 30, 2025) is $10. The RMDs for calendar years 2024 and 2025 are $14 and $16, respectively.

If the Owner withdraws $7 in the first and second halves of calendar year 2024 and $8 in the first and second halves of calendar year 2025, then at the time the withdrawal in the first half of calendar year 2024 is taken, the Owner will have withdrawn $15 in the Contract Year running from July 1, 2024 to June 30, 2025. Because the sum of the Owner’s withdrawals for the Contract Year running from July 1, 2024 to June 30, 2025 is less than the greater of the RMDs for either of the two calendar years occurring in that Contract Year, the GWB and GAWA would not be adversely recalculated.

An exception to this general rule permits that with the calendar year in which your RMDs are to begin , you may take your RMDs for the current and next calendar years during the same Contract Year, as necessary (see example below).

The following example illustrates this exception. It assumes an individual Owner who must begin taking RMDs in the calendar year 2024 on a tax-qualified Contract with a Contract Year that runs from July 1 to June 30.

If the Owner delays taking his first RMD (the 2024 RMD) until March 30, 2025, he may still take the 2025 RMD before the next Contract Year begins on June 30, 2025 without an adverse recalculation of the GWB and GAWA. However, if he takes his second RMD (the 2025 RMD) after June 30, 2025, he should wait until the following Contract Year begins on July 1, 2026 to take his third RMD (the 2026 RMD) because, except for the calendar year in which RMDs begin, withdrawing two RMDs in a single Contract Year could cause the GWB and GAWA to be adversely recalculated (if the total of the two RMDs exceeded the applicable GAWA for that Contract Year).

Examples that are relevant or specific to tax-qualified Contracts in varying circumstances and with specific factual assumptions, are at the end of the prospectus in Appendix D, specifically examples 3 and 4 under section “I. +Income GMWB.” Please consult the financial professional who is helping, or who helped, you purchase your tax-qualified Contract, and your tax advisor, to be sure that a GMWB ultimately suits your needs relative to your RMD.

In addition, with regard to required minimum distributions (RMDs) under an IRA only, it is important to consult your financial and tax advisor to determine whether the benefits of this GMWB will satisfy your RMD requirements or whether there are other IRA holdings that can satisfy the aggregate RMD requirements. With regard to other qualified plans, you must determine what your qualified plan permits. Currently, distributions under qualified plans and Tax-Sheltered Annuities must begin by the later of the calendar year in which you attain age 73 or the calendar year in which you retire. You do not necessarily have to annuitize your Contract to meet the minimum distribution requirements.

The age requirements for beginning distributions under qualified plans and Tax-Sheltered Annuities change periodically. See below for a list of past age requirements and planned future changes to age requirements for beginning these required minimum distributions.

• If you reached the age of 70½ before January 1, 2020, distributions under qualified plans and Tax-Sheltered Annuities were required to begin by the later of the calendar year in which you attained age 70½ or the calendar year in which you retired.
• If you reached the age of 72 before January 1, 2023, distributions under qualified plans and Tax-Sheltered Annuities were required to begin by the later of the calendar year in which you attained age 72 or the calendar year in which you retired.
• If you will reach age 73 on or after January 1, 2033, distributions under qualified plans and Tax-Sheltered Annuities will be required to begin by the later of the calendar year in which you attain age 75 or the calendar year in which you retire.

Additional Information Regarding +Income with Joint Option.

Except as otherwise discussed below, the election of +Income GMWB with Joint Option under a non-tax-qualified contract requires the joint Owners to be spouses (as defined under federal law) and each joint Owner is considered to be a “Covered Life.” In such cases, the Owners can be subsequently changed but the Covered Lives cannot be changed. Upon the death of either joint Owner, the surviving joint Owner will be treated as the primary Beneficiary and all other Beneficiaries will be treated as contingent Beneficiaries. The For Life Guarantee will not apply to these contingent Beneficiaries, as they are not Covered Lives.

The +Income GMWB with Joint Option is available on a limited basis under non-qualified Contracts for certain kinds of legal entities, such as (i) custodial accounts where the spouses are the joint Annuitants and (ii) trusts where the spouses are the sole beneficial Owners and joint Annuitants. In these cases, the spouses are the Covered Lives, and the For Life Guarantee is based on the Annuitant’s life who dies last. The Owners can be subsequently changed but no changes of Annuitant are allowed.

Tax-qualified Contracts cannot be issued to joint Owners and require the Owner and Annuitant to be the same person. Under a tax-qualified Contract, the election of the +Income GMWB with Joint Option requires the Owner and primary Beneficiary to be spouses (as defined by federal law). The Owner and only the primary spousal Beneficiary named at the election of the +Income GMWB with Joint Option under a tax-qualified Contract will also each be considered a Covered Life, and these Covered Lives cannot be subsequently changed.

In certain circumstances we may permit the elimination of a joint Owner Covered Life or primary spousal Beneficiary Covered Life in the event of divorce. In such cases, new Covered Lives may not be named.

For tax-qualified Contracts, the primary spousal Beneficiary cannot be changed while both the Owner and primary spousal Beneficiary are living. If the Owner dies first, the primary spousal Beneficiary will become the Owner upon spousal continuation and he or she may name a Beneficiary; however, that Beneficiary is not considered a Covered Life. Likewise, if the primary spousal Beneficiary dies first, the Owner may name a new Beneficiary; however, that Beneficiary is also not considered a Covered Life and consequently the For Life Guarantee will not apply to the new Beneficiary.

The +Income GMWB with Joint Option is also available on a limited basis under qualified custodial account contracts, pursuant to which the Annuitant and a contingent Annuitant named at election of the GMWB must be spouses and will be the Covered Lives. The only changes in these arrangements that we permit are that (i) the custodial Owner may be changed or (ii) the ownership of the Contract may be transferred to the Annuitant if, at the same time as that transfer, the contingent Annuitant is designated as the primary (spousal) Beneficiary.

Termination. This GMWB terminates, subject to a prorated GMWB Charge assessed for the period since the last annual GMWB Charge, and all benefits under this GMWB end on the earlier of:
• the date you elect to receive income payments under the Contract;
• the Latest Income Date;
• the date you take a total withdrawal;
• the date upon which the Contract terminates because the Owner, any joint Owner, or the Annuitant on a qualified custodial account Contract, dies, unless continued by the spouse;
• the Continuation Date if the surviving spouse elects to terminate the GMWB and the spouse is permitted under the terms of this GMWB to make such an election; or
• the date upon which all obligations for payment under this GMWB have been satisfied after the Contract has been terminated.
This GMWB may not otherwise be terminated independently from termination of the Contract.

GMWB Charge. The charge for this GMWB begins when the endorsement is added to the Contract and is expressed as an annual percentage of the Guaranteed Withdrawal Balance (“GWB”). For more information about the GWB, please see “Guaranteed Withdrawal Balance” beginning on page 41.

The table below shows the current and maximum annual charges and the maximum increase we may make to the annual charge at one time.

+Income GMWB

	Current Annual Charge	Maximum Annual Charge	Maximum Increase to Annual Charge (at one time)
GMWB Charge	1.45%	3.00%	0.25%
Charge Basis	GWB
Charge Frequency	Annual

+Income GMWB with Joint Option

	Current Annual Charge	Maximum Annual Charge	Maximum Increase to Annual Charge (at one time)
GMWB Charge	1.45%	3.00%	0.25%
Charge Basis	GWB
Charge Frequency	Annual

You pay the applicable percentage of the GWB each Contract Anniversary.

We deduct the charge from your Contract Value on an annual basis. The charge is deducted from Contract Value after any applicable interest is credited on the Contract Anniversary and any funds in the Short Duration Fixed Account Option are automatically transferred out, but before the annual Step-Up would occur, if applicable. If the Fixed Account Value is greater than the Fixed Account Minimum Value, the charge will be deducted from your allocations to all Contract Options in the same proportions that the respective allocations bear to your Contract Value until such time that the Fixed Account Contract Value has been reduced to the Fixed Account Minimum Value. If the Fixed Account Value is equal to the Fixed Account Minimum Value, the charge will be deducted from your allocations to the Index Account Options. If no value remains in the Index Account Options and the Fixed Account Value is equal to the Fixed Account Minimum Value, the charge will not be assessed for that Contract Year. While the charge is deducted from the Contract Value, it is based on the applicable percentage of the GWB. Upon termination of the endorsement, the charge is prorated for the period since the last annual charge.

On each fifth Contract Anniversary, we reserve the right to increase the charge, subject to the applicable maximum annual charge and maximum increase to annual charge, as shown in the tables above. If the GMWB Charge is to increase, a notice will be sent to you 45 calendar days prior to the Contract Anniversary. You may then elect to opt out of the charge increase and any future charge increases by forfeiting annual Step-Ups on future Contract Anniversaries. Upon such election, the GAWA% will be determined with no future recalculation. The Determination Date Step-Up is not impacted by an election to opt out of a charge increase. While electing to discontinue future annual Step-Ups will prevent an increase in the charge, you will be foregoing possible increases in your GWB and/or GAWA so carefully consider this decision should we notify you of a charge increase. Such election is final, and you may not subsequently elect to reinstate annual Step-Ups once they have been discontinued. All elections must be received by us in Good Order prior to the Contract Anniversary. Charge increases under this provision may only occur every five years on the Contract Anniversary. If we opt not to increase a charge under this provision, the charge will not be subject to increase again until the Contract Anniversary five years thereafter.

The actual deduction of the charge will be reflected in your annual statement. You will continue to pay the GMWB Charge through the earlier date that you annuitize the Contract or your Contract Value is zero. We will, however, stop deducting the charge under other circumstances that would cause the GMWB to terminate. For more information, please see “Termination” beginning on page 50. We reserve the right to prospectively change the charge on new Contracts or if you elect this GMWB after your Contract is issued (subject to availability), subject to the applicable maximum annual charge listed above. Upon election of this GMWB, the applicable GMWB Charge will be reflected in your confirmation. For more information about how this GMWB works, please see “+Income For Life Guaranteed Minimum Withdrawal Benefit with Annual Step-Up for a Single Life ("+Income GMWB") or Two Covered Lives ("+Income GMWB with Joint Option")" beginning on page 40.

Guaranteed Minimum Withdrawal Benefit Considerations. Most people who are managing their investments to provide retirement income want to provide themselves with sufficient lifetime income and also provide for an inheritance for their Beneficiaries. The main obstacles they face in meeting these goals are the uncertainties as to (i) how much income their investments will produce, and (ii) how long they will live and need to withdraw income from those investments. A GMWB is designed to help investors manage these uncertainties.

A GMWB does not guarantee that the Guaranteed Annual Withdrawal Amount ("GAWA") will be sufficient to cover any individual’s particular needs. Moreover, a GMWB does not assure that you will receive any positive return on your investments and/or that your Contract will not lose money due to negative Index Return. While a GMWB's Step-Up feature may provide protection against inflation when there are strong investment returns that coincide with the availability of a Step-Up, the GMWB does not protect against any loss of purchasing power due to inflation. Also, it is important to note that withdrawals from your Contract (including GAWA withdrawals) make it less likely that future Step-Ups to your Guaranteed Withdrawal Balance ("GWB") (if any) will increase your GAWA. This is because all withdrawals reduce your Contract Value and GWB. It is also important to note that Excess Withdrawals may significantly reduce the likelihood that your GAWA will increase due to a Step-Up, as Excess Withdrawals (unlike GAWA withdrawals) result in a proportional reduction to your GWB and may cause your GWB to be reduced by more than the amount withdrawn; in other words, on more than a dollar-for-dollar basis.

Withdrawals under a GMWB will first be taken from your Contract Value. Our obligations to pay you more than your Contract Value will only arise under limited circumstances. Thus, in considering the election of a GMWB, you should consider whether the value to you of the level of protection that is provided by the GMWB and the cost of the GMWB, which reduces Contract Value and offsets our risks, are consistent with your level of concern and the minimum level of assets that you want to be sure are guaranteed.

Additionally, the timing and amounts of withdrawals under a GMWB have a significant impact on the amount and duration of benefits. The cumulative cost of a GMWB also is greater the longer the duration of ownership. The closer you are to retirement, the more reliably you may be able to forecast your needs to make withdrawals prior to the ages where the amounts of certain benefits (such as a For Life Guarantee (59½)) are locked-in. Conversely, forecasts at younger ages may prove less reliable. You should undertake careful consideration and thorough consultation with your financial professional as to the financial resources and age of the Owner/Annuitant and the value to you of the potentially limited downside protection that a GMWB might provide.

All GMWBs provide that the GMWB and all benefits thereunder will terminate on the Income Date, which is the date when annuity payments begin. The Income Date is either a date that you choose or the Latest Income Date. The Latest Income Date is the Contract Anniversary on which you will be 95 years old, or such date allowed by the Company on a non-discriminatory basis or as required by an applicable qualified plan, law or regulation. For more information, please see “Income Payments” beginning on page 53.

Before (1) electing a GMWB, (2) electing to annuitize your Contract after having purchased a GMWB, or (3) when the Latest Income Date is approaching and you are thinking about electing or have elected a GMWB, you should consider whether the termination of all benefits under the GMWB and annuitizing produces the better financial results for you. Naturally, you should discuss with your financial professional whether a GMWB is suitable for you. Consultation with your financial and tax advisor is also recommended.

These considerations are of particular significance due to the For Life Guarantee feature of the +Income GMWB and +Income GMWB with Joint Option, as the GAWA payments will cease when you annuitize voluntarily or on the Latest Income Date. Although these GMWBs contain annuitization options that may allow the equivalent of GAWA payments when you annuitize on the Latest Income Date, all benefits under a GMWB will terminate when you annuitize.

MARKET VALUE ADJUSTMENT

A Market Value Adjustment ("MVA") may apply to amounts withdrawn or annuitized from the Contract during the first six Contract Years. The Market Value Adjustment reflects changes in the level of interest rates since the beginning of the applicable Fixed Account term or Index Account Option Term.

In order to determine whether there will be a Market Value Adjustment, we first compare the MVA reference rate on the Issue Date to the MVA reference rate on the date you are removing Contract Value. The MVA reference rate is Bloomberg U.S. Intermediate Corporate Bond Index Yield to Maturity, expressed as a percentage. If the MVA reference rate is not published for a particular day, the MVA reference rate as of the prior business day will be used.

The Company calculates the MVA by multiplying the amount You withdraw that is subject to MVA less any applicable charges by the result of the formula below:
where:

I is the MVA Reference Rate on the Issue Date
J is the MVA Reference Rate on the date of withdrawal or annuitization
m is the number of complete months remaining from the date of the removal to the end of the MVA Period.

The MVA formula is derived by reflecting the change to the value of an underlying bond purchased to support your policy and any gains or losses from applicable early withdrawals are passed along to You. If the MVA reference rate at the time of your withdrawal (or Income Date if income payments begin during the six Contract Year) is higher than the MVA reference rate on your Issue Date, a downward adjustment to the amount withdrawn may apply, which would reduce the amount paid or taken as income. If the MVA reference rate at the time of withdrawal is lower than the MVA reference rate declared on your Issue Date, an upward adjustment to the amount withdrawn may apply, which would increase the amount paid or taken as income. There will be no Market Value Adjustment if the two rates are the same. A Market Value Adjustment will not otherwise affect the values under your Contract. For an illustration of how an MVA impacts your withdrawals and contract values, see Appendix A, Example 19.

There is no Market Value Adjustment on: death benefit payments; payments pursuant to a life contingent income option or an income option resulting in payments spread over at least five years; amounts withdrawn for Contract charges; amounts removed from any Index Account Option on the Latest Income Date, transfers among Contract Options, withdrawals taken pursuant to the Free Look provision of your contract, withdrawals taken under the MVA Free Withdrawal provision, GAWA Withdrawals, withdrawals taken to satisfy a required minimum distribution ("RMD"), amounts you withdrawal after the first six Contract Years, earnings, and direct deductions of advisory fees made pursuant to our administrative rules.

For purposes of determining the MVA, the Contract Value is divided into earnings and Remaining Premium. Earnings are not subject to an MVA. For the sole purpose of determining the amount of the MVA, earnings are defined as any excess of the Contract Value over Remaining Premium. Withdrawals will be allocated first to earnings (which may be withdrawn free of any MVA), if any, and second to Remaining Premium. Any portion of the MVA that would reduce the Fixed Account below the Fixed Account Minimum Value will be waived.

Please note: in certain states we do not apply an MVA on any transaction. For more information including a list of states in which we do not apply an MVA, see "Appendix B: State Variations".

MVA Free Withdrawal. During each of the first six Contract Years, certain partial withdrawals from the Contract will not incur a Market Value Adjustment. The amount of the MVA Free Withdrawal is 10% of the Remaining Premium during each Contract Year that would otherwise incur a Market Value Adjustment, minus earnings. The MVA Free Withdrawal may be taken once or through multiple withdrawals throughout the Contract Year. Any amount withdrawn to satisfy a required minimum distribution reduces the amount of available MVA Free Withdrawal. No MVA Free Withdrawal may exceed the Withdrawal Value. Withdrawals during any contract year in excess of the MVA Free Withdrawal may be subject to any applicable MVA. The direct deduction of advisory fees pursuant to our administrative rules will not reduce the MVA Free Withdrawal amount.

INCOME PAYMENTS

The income phase of your Contract occurs when you begin receiving regular income payments from us. The Income Date is the day those payments begin. Once income payments begin, the Contract cannot be returned to the accumulation phase. You can choose the Income Date and an income option. All of the Contract Value must be annuitized. Amounts applied to income options from Index Account Options are subject to an Interim Value adjustment. Income Options that are not life contingent or Income Options that do not result in payments that spread over at least 5 years are subject to a Market Value Adjustment. The income options are described below.

If you do not select an Income Date, your income payments will begin on the Latest Income Date, which is the Contract Anniversary on which you will be 95 years old, or such date allowed by Jackson on a non-discriminatory basis or required by an applicable qualified plan, law or regulation. You may change the Income Date or income option at least seven days before the Income Date. You must give us written notice at least seven days before the scheduled Income Date.

Currently, under a traditional Individual Retirement Annuity, required minimum distributions must begin in the calendar year in which you attain age 73 (or such other age as required by law). Currently, distributions under qualified plans and Tax-Sheltered Annuities must begin by the later of the calendar year in which you attain age 73 or the calendar year in which you retire. You do not necessarily have to begin taking income payments from your Contract to meet the minimum distribution requirements for Individual Retirement Annuities, qualified plans, and Tax-Sheltered Annuities. Distributions from Roth IRAs are not required prior to your death.

The triggering age at which you must begin taking distributions under traditional Individual Retirement Annuities, qualified plans and Tax-Sheltered Annuities change periodically. See below for a list of past age requirements and planned future changes to age requirements for beginning these required minimum distributions.

•If you reached the age of 70½ before January 1, 2020, distributions were required to begin in the calendar year in which you attained age 70½.
•If you reached the age of 72 before January 1, 2023, distributions were required to begin in the calendar year in which you attained age 72.
• If you will reach age 73 on or after January 1, 2033, distributions will be required to begin in the calendar year in which you attain age 75.

On or before the Income Date, you may elect a single lump-sum payment, or you may choose to have income payments made monthly, quarterly, semi-annually or annually. A single lump-sum payment is considered a total withdrawal and terminates the Contract. If you have less than $2,000 to apply toward an income option and state law permits, we may provide your payment in a single lump sum, part of which may be taxable as Federal Income. Likewise, if your first income payment would be less than $20 and state law permits, we may set the frequency of payments so that the first payment would be at least $20.

If you do not choose an income option, we will assume that you selected option 3, which provides for life income with 120 months of guaranteed payments.

Income Options. The Annuitant is the person whose life we look to when we make income payments (each description assumes that you are both the Owner and Annuitant). The following income options may not be available in all states.

Option 1 - Life Income. This income option provides monthly payments for your life. No further payments are payable after your death. Thus, it is possible for you to receive only one payment if you died prior to the date the second payment was due. If you die after the Income Date but before the first monthly payment, the amount allocated to the income option will be paid to your Beneficiary.

Option 2 - Joint and Survivor. This income option provides monthly payments for your life and for the life of another person (usually your spouse) selected by you. Upon the death of either person, the monthly payments will continue during the lifetime of the survivor. No further payments are payable after the death of the survivor. If you and the person who is the joint life both die after the Income Date but before the first monthly payment, the amount allocated to the income option will be paid to your Beneficiary.

Option 3 - Life Income With at Least 120 or 240 Monthly Payments. This income option provides monthly payments for the Annuitant’s life, but with payments continuing to the Beneficiary for the remainder of 10 or 20 years (as you select) if the Annuitant dies before the end of the selected period. If the Beneficiary does not want to receive the remaining scheduled payments, a single lump sum may be requested, which will be equal to the present value of the remaining payments (as of the date of calculation) discounted at an interest rate that will be no more than 1% higher than the rate used to calculate the initial payment.

Option 4 - Income for a Specified Period. This income option provides monthly payments for any number of years from 5 to 30. If the Beneficiary does not want to receive the remaining scheduled payments, a single lump sum may be requested, which will be equal to the present value of the remaining payments (as of the date of calculation) discounted at an interest rate that will be no more than 1% higher than the rate used to calculate the initial payment.

Additional Options - We may make other income options available.

No withdrawals are permitted during the income phase under an income option that is life contingent. If you have elected an income option that is not life contingent, you are permitted to terminate your income payments by taking a total withdrawal in a single lump sum, which will be equal to the present value of the remaining payments (as of the date of calculation) discounted at an interest rate that will be no more than 1% higher than the rate used to calculate the initial payment.

If your Contract is a Qualified Contract, not all of these payment options will satisfy Required Minimum Distribution rules, particularly as those rules apply to your beneficiary after your death. Beginning with deaths happening on or after January 1, 2020, subject to certain exceptions most non-spouse beneficiaries must now complete death benefit distributions within ten years of the owner’s death in order to satisfy required minimum distribution rules. Consult a tax adviser before electing a payout option.
DEATH BENEFIT

The Contract has a death benefit, which is payable during the accumulation phase, and in some circumstances even after you begin taking income payments. Amounts applied to death benefit payout options from Index Account Options are subject to an Interim Value adjustment. If you die before moving into the income phase, the death benefit equals the greater of:

•your Contract Value on the date we receive all required documentation from your Beneficiary; or

•the total Premium you have paid into the Contract reduced for prior withdrawals (including any applicable charges and adjustments) in the same proportion that the Contract Value was reduced on the date of the withdrawal.*

*For Owners age 81 and older at the time the Contract is issued, the return of premium component of the death benefit is unavailable, and the death benefit will equal the current Contract Value.

If you begin taking income payments on the Latest Income Date, the death benefit amount is equal to the greater of zero or:

•the total Premium you have paid into the Contract, reduced for prior withdrawals (including any applicable charges and adjustments) incurred since the issuance of the Contract through the Latest Income Date, in the same proportion that the Contract Value was reduced on the date of such withdrawals, less

•the Contract Value on the Latest Income Date.*

*For Owners age 81 and older at the time the Contract is issued, the death benefit is not payable once you begin taking income from your Contract, regardless of the Income Date selected, and the death benefit terminates on the Income Date.

For an example of how your death benefit is reduced proportionally for prior withdrawals, assume that your initial Premium is $100,000. After one year, your Contract Value is $95.000, and you take a withdrawal for $9,500. You are withdrawing 10% of your Contract Value ($9,500 / $95,000 = 10%), so the reduction of your Premium for the purposes of determining your Death Benefit will also be 10%, making your premium for purposes of the death benefit calculation now $90,000 ($100,000 – ($100,000 * 10%)).

If the Contract is owned by joint Owners, the death benefit is due upon the death of the first joint Owner. If the Contract is owned by a legal entity, the death benefit is due upon the death of the Annuitant (in the case of joint Annuitants, the death benefit is payable upon the death of the first Annuitant).

The death benefit is due following our receipt of all required documentation in Good Order. Required documentation includes proof of death, a claim form, and any other documentation we reasonably require. If we have received proof of death and any other required documentation, we will calculate the share of the death benefit due to a Beneficiary of record using Contract values established at the close of business on the date we receive from that Beneficiary a claim form with a payment option elected. If we have not received proof of death or any other required documentation, we will calculate the share of the death benefit due to a Beneficiary of record using Contract values established at the close of business on the date we receive any remaining required documentation. As a result, based on the timing of a Beneficiary's claim submission, and the performance of the Index, Interim Value adjustments, and positive or negative Index Adjustments credited to Index Account Options may cause the calculation of a Beneficiary’s death benefit share to differ from the calculation of another Beneficiary’s death benefit share. We will pay interest on a Beneficiary’s death benefit share as required by law.

If you die before you begin taking income from the Contract, the person you have chosen as your Beneficiary will receive the death benefit. If you have a joint Owner, the death benefit will be paid when the first joint Owner dies. The surviving joint Owner will be treated as the Beneficiary. Any other Beneficiary designated will be treated as a contingent Beneficiary. Only a spousal Beneficiary has the right to continue the Contract in force upon your death. If we do not receive a claim form and due proof of your death in Good Order from a surviving joint Owner during their lifetime, we will pay the death benefit in accordance with the last Beneficiary designation received by us in Good Order before the last joint Owner's death. If no Beneficiary designation is in effect, or the designated Beneficiary(ies) have not survived the Owner, or in the case of jointly owned Contracts, both joint Owners, the death benefit shall be paid to the Owner's estate, or in the case of jointly owned Contracts, the estate of the last joint Owner to die.

Payout Options. The death benefit can be paid under one of the following payout options:

•single lump-sum payment;

•payment of entire death benefit within 5 years of the date of death;

•on non-qualified contracts or for spousal Beneficiaries or Eligible Designated Beneficiaries on qualified contracts, payment of the entire death benefit under an income option over the Beneficiary’s lifetime or for a period not extending beyond the Beneficiary’s life expectancy. Any portion of the death benefit not applied under an income option within one year of the Owner's death, however, must be paid within five years of the date of the Owner's death on non-qualified contracts; or

•on qualified contracts, payment of the entire death benefit under an income option over a period not extending beyond ten (10) years, with distribution beginning within the calendar year following the calendar year of the Owner's death.

Under these payout options, the Beneficiary may also elect to receive additional lump sums at any time. The receipt of any additional lump sums will reduce the future income payments to the Beneficiary.

If the Beneficiary elects to receive the death benefit as an income option, the Beneficiary must make that payout option election within 60 days of the date we receive proof of death and payments of the death benefit must begin within one year of the date of death. If the Beneficiary chooses to receive some or all of the death benefit in a single sum and all the necessary requirements are met, we will pay the death benefit within seven days. If your Beneficiary is your spouse, he/she may elect to continue the Contract, at the current Contract Value, in his/her own name. If no payout option is selected, the entire death benefit will be paid within 5 years of the Owner’s date of death. For more information, please see “Spousal Continuation Option” below.

Pre-Selected Payout Options. As Owner, you may also make a predetermined selection of the death benefit payout option in the event your death occurs before the Income Date. However, at the time of your death, we may modify the death benefit option if the death benefit you selected exceeds the life expectancy of the Beneficiary. If this Pre-selected Death Benefit Option election is in force at the time of your death, the payment of the death benefit may not be postponed, nor can the Contract be continued under any other provisions of this Contract. This restriction applies even if the Beneficiary is your spouse, unless such restriction is prohibited by the Internal Revenue Code. If the Beneficiary does not submit the required documentation for the death benefit to us within one year of your death, however, the death benefit must be paid, in a single lump sum, within five years of your death. The Pre-selected Death Benefit Option may not be available in your state.

Spousal Continuation Option. If your spouse is the sole Beneficiary and elects to continue the Contract in his or her own name after your death, pursuant to the Spousal Continuation Option, no death benefit will be paid at that time. Moreover, except as described below, we will apply to the Contract a continuation adjustment, which is the amount by which the death benefit that would have been payable exceeds the Contract Value. We calculate the continuation adjustment amount using the Contract Value and death benefit as of the date we receive completed forms and due proof of death from the Beneficiary of record and the spousal Beneficiary’s written request to continue the Contract (the “Continuation Date”). We will add this amount to the Short Duration Fixed Account. On the next Contract Anniversary, the continuation adjustment will be reallocated to the 1-year Fixed Account Option unless you provide updated allocation instructions . T he Spousal Continuation Option may not be available in your state. See your financial professional for information regarding the availability of the Spousal Continuation Option.

If your spouse continues the Contract in his/her own name under the Spousal Continuation Option, the new Contract Value will be considered the initial Premium for purposes of determining any future death benefit under the Contract.

The Spousal Continuation Option is available to elect one time on the Contract. However, if you have elected the Pre-selected Death Benefit Option the Contract cannot be continued under the Spousal Continuation Option, unless preventing continuation would be prohibited by the Internal Revenue Code. The Pre-selected Death Benefit Option may not be available in your state.

The Spousal Continuation Option is not available in the event of a change from the original Owner or an assignment of the Contract.

Death of Owner On or After the Income Date. On or after the Income Date, if you or a joint Owner die, and are not the Annuitant, any remaining payments under the income option elected will continue at least as rapidly as under the method of distribution in effect at the date of death. If you die, the Beneficiary becomes the Owner. If the joint Owner dies, the surviving joint Owner, if any, will be the designated Beneficiary. Any other Beneficiary designation on record at the time of death will be treated as a contingent Beneficiary. A contingent Beneficiary is entitled to receive payment only after the Beneficiary dies.

Death of Annuitant. If the Annuitant is not an Owner or joint Owner and dies before the Income Date, you can name a new Annuitant, subject to our underwriting rules. If you do not name a new Annuitant within 30 days of the death of the Annuitant, you will become the Annuitant. However, if the Owner is a legal entity, then the death of the Annuitant will be treated as the death of the Owner, and a new Annuitant may not be named.

If the Annuitant dies on or after the Income Date, any remaining guaranteed payment will be paid to the Beneficiary as provided for in the income option selected. Any life-contingent Income Payments cease on the death of the Annuitant.

Stretch Contracts. The beneficiary of death benefit proceeds from another company’s non-qualified annuity contract or the eligible designated beneficiary (as defined by the Internal Revenue Code and implementing regulations) of death benefit proceeds from another company’s tax-qualified annuity contract or plan, may use the death benefit proceeds to purchase a Contract (“Stretch Contract”) from us. The beneficiary of the prior contract or plan (“Beneficial Owner”) must begin taking distributions, or must have begun taking distributions under the prior contract or plan, within one year of the decedent’s death. The distributions must be taken over a period not to exceed the life expectancy of the Beneficial Owner, and the distributions must satisfy the minimum distribution requirements resulting from the decedent’s death as defined by the Internal Revenue Code and implementing regulations. (See “Non-Qualified Contracts – Required Distributions” on page 58.) Upon the Beneficial Owner’s death, under a tax-qualified Stretch Contract, the designated beneficiary must distribute the Contract Value on or before the end of the 10th year after the Beneficial Owner’s deat h. W e will waive Market Value Adjustments on any withdrawal necessary to satisfy the minimum distribution requirements. Withdrawals in excess of the minimum distribution requirements may be taken at any time, subject to applicable Market Value Adjustments. Non-qualified Stretch Contracts may not be available in all states.

The rights of Beneficial Owners are limited to those applicable to the distribution of the death benefit proceeds.

Special requirements apply to non-qualified Stretch Contracts. All Premium must be received in the form of a full or partial 1035 exchange of the death benefit proceeds from a non-qualified annuity contract and other forms of Premium payments are not permitted. Joint ownership is not permitte d. Ple ase read the Contract and accompanying endorsement carefully for more information about these and other requirements.

TAXES

The following is only a general discussion of certain federal income tax issues and is not intended as tax advice to any individual. Jackson does not make any guarantee regarding the tax status of any contract or any transaction involving the contracts. It should be understood that the following discussion is not exhaustive and that other special rules may be applicable in certain situations. Moreover, no attempt has been made to consider any applicable state or other tax laws or to compare the tax treatment of the contracts to the tax treatment of any other investment. You are responsible for determining whether your purchase of a contract, withdrawals, income payments, and any other transactions under your contract satisfy applicable tax law. You should consult your own tax advisor as to how these general rules will apply to you if you purchase a Contract.

CONTRACT OWNER TAXATION

Tax-Qualified and Non-Qualified Contracts. If you purchase your Contract as a part of a tax-qualified plan such as an Individual Retirement Annuity (IRA), Tax-Sheltered Annuity (sometimes referred to as a 403(b) Contract), or pension or profit-sharing plan (including a 401(k) Plan or H.R. 10 Plan) your Contract will be what is referred to as a tax-qualified contract. Tax deferral under a tax-qualified contract arises under the specific provisions of the Internal Revenue Code (Code) governing the tax-qualified plan, so a tax-qualified contract should be purchased only for the features and benefits other than tax deferral that are available under a tax-qualified contract, and not for the purpose of obtaining tax deferral. You should consult your own advisor regarding these features and benefits of the Contract prior to purchasing a tax-qualified contract.

If you do not purchase your Contract as a part of any tax-qualified pension plan, specially sponsored program or an individual retirement annuity, your Contract will be what is referred to as a non-qualified contract.

The amount of your tax liability on the earnings under and the amounts received from either a tax-qualified or a non-qualified Contract will vary depending on the specific tax rules applicable to your Contract and your particular circumstances.

Non-Qualified Contracts - General Taxation. Increases in the value of a non-qualified Contract attributable to undistributed earnings are generally not taxable to the Contract owner or the Annuitant until a distribution (either a withdrawal or an income payment) is made from the Contract. This tax deferral is generally not available under a non-qualified Contract owned by a non-natural person (e.g., a corporation or certain other entities other than a trust holding the Contract as an agent for a natural person). Loans, assignments, or pledges based on a non-qualified Contract are treated as distributions.

Non-Qualified Contracts - Aggregation of Contracts. For purposes of determining the taxability of a withdrawal, the Code provides that all non-qualified contracts issued by us (or an affiliate) to you during any calendar year must be treated as one annuity contract. Additional rules may be promulgated under this Code provision to prevent avoidance of its effect through the ownership of serial contracts or otherwise.

Non-Qualified Contracts - Withdrawals and Income Payments. Any withdrawal from a non-qualified Contract is taxable as ordinary income to the extent it does not exceed the accumulated earnings under the Contract. In contrast, a part of each income payment under a non-qualified Contract is generally treated as a non-taxable return of Premium. The balance of each income payment is taxable as ordinary income. The amounts of the taxable and non-taxable portions of each income payment are determined based on the amount of the investment in the Contract and the length of the period over which income payments are to be made. Income payments received after all of your investment in the Contract is recovered are fully taxable as ordinary income.

The Code also imposes a 10% penalty on certain taxable amounts received under a non-qualified Contract. This penalty tax will not apply to any amounts:

•paid on or after the date you reach age 59½;

•paid to your Beneficiary after you die;

•paid if you become totally disabled (as that term is defined in the Code);

•paid in a series of substantially equal periodic payments made annually (or more frequently) for your life (or life expectancy) or for a period not exceeding the joint lives (or joint life expectancies) of you and your Beneficiary;

•paid under an immediate annuity; or

•which come from Premiums made prior to August 14, 1982.

The taxable portion of distributions from a non-qualified annuity Contract are considered investment income for purposes of the Medicare tax on investment income. As a result, a 3.8% tax will generally apply to some or all of the taxable portion of distributions to individuals whose modified adjusted gross income exceeds certain threshold amounts. These levels are $200,000 in the case of single head of household taxpayers, $250,000 in the case of married taxpayers filing joint returns, $250,000 in case of Qualifying surviving spouse with dependent child, and $125,000 in the case of married taxpayers filing separately. Owners should consult their own tax advisors for more information.

Non-Qualified Contracts - Required Distributions. In order to be treated as an annuity contract for federal income tax purposes, the Code requires any non-qualified contract issued after January 18, 1985 to provide that (a) if an owner dies on or after the annuity starting date but prior to the time the entire interest in the contract has been distributed, the remaining portion of such interest will be distributed at least as rapidly as under the method of distribution being used as of the date of that owner’s death; and (b) if an owner dies prior to the annuity starting date, the entire interest in the contract must be distributed within five years after the date of the owner’s death. If the owner is a legal entity, the death of any annuitant is treated as the death of the owner for this purpose.

The requirements of (b) above can be considered satisfied if any portion of the Owner’s interest which is payable to or for the benefit of a “designated beneficiary” is distributed over the life of such beneficiary or over a period not extending beyond the life expectancy of that beneficiary and such distributions begin within one year of that Owner’s death. The Owner’s “designated beneficiary,” who must be a natural person, is the person designated by such Owner as a Beneficiary and to whom ownership of the Contract passes by reason of death. However, if the Owner’s “designated beneficiary” is the surviving spouse of the Owner, the contract may be continued with the surviving spouse as the new Owner. A surviving spouse must meet the requirements under federal tax law to continue the contract.

Non-Qualified Contracts - 1035 Exchanges. Under Section 1035 of the Code, you can purchase an annuity contract through a tax-free exchange of another annuity contract, or a life insurance or endowment contract. For the exchange to be tax-free under Section 1035, the owner and annuitant must be the same under the original annuity contract and the Contract issued to you in the exchange. If the original contract is a life insurance contract or endowment contract, the owner and the insured on the original contract must be the same as the owner and annuitant on the Contract issued to you in the exchange.

In accordance with Revenue Procedure 2011-38, the IRS will consider a partial exchange of an annuity Contract for another annuity Contract valid if there is either no withdrawal from, or surrender of, either the surviving annuity contract or the new annuity contract within 180 days of the date of the partial exchange. Revenue Procedure 2011-38 also provides certain exceptions to the 180 day rule. Due to the complexity of these rules, owners are encouraged to consult their own tax advisers prior to entering into a partial exchange of an annuity Contract.

Tax-Qualified Contracts - Withdrawals and Income Payments. The Code imposes limits on loans, withdrawals, and income payments under tax-qualified Contracts. The Code also imposes required minimum distributions for tax-qualified Contracts and a 10% penalty on certain taxable amounts received prematurely under a tax-qualified Contract. You should discuss these limits, required minimum distributions, tax penalties and the tax computation rules with your tax adviser. Any withdrawals under a tax-qualified Contract will be taxable except to the extent they are allocable to an investment in the Contract (any after-tax contributions). In most cases, there will be little or no investment in the Contract for a tax-qualified Contract because contributions will have been made on a pre-tax or tax-deductible basis.

Withdrawals - Roth IRAs. Subject to certain limitations, individuals may also purchase a type of non-deductible IRA annuity known as a Roth IRA annuity. Qualified distributions from Roth IRA annuities are entirely federal income tax free. A qualified distribution requires that the individual has held the Roth IRA annuity for at least five years and, in addition, that the distribution is made either after the individual reaches age 59½, on account of the individual’s death or disability, or as a qualified first-time home purchase, subject to $10,000 lifetime maximum, for the individual, or for a spouse, child, grandchild or ancestor.

Constructive Withdrawals - Investment Adviser Fees. In 2019, we obtained a private letter ruling (“PLR”) from the Internal Revenue Service recognizing our ability, in specific circumstances, to treat the payment of investment advisory fees to an investment advisor out of nonqualified contracts as non-taxable withdrawals from the contracts.

Pursuant to the guidance provided by the Internal Revenue Service, we only permit the deduction of investment adviser fees from a contract in the following circumstances:

•The contract is an advisory fee product;

•A written contract exists between the registered investment adviser and the contract owner;

•During the time that the contract owner authorizes us to deduct advisory fees directly from the contract and automatically transmit them to a registered investment adviser, the contract will be solely liable for the fees and the fees will not be paid directly by the owner;

•The fees are paid directly from the annuity contract to the registered investment adviser;

• The fees do not exceed an amount equal to an annual rate of 1.50% of the contract’s Withdrawal Value.

When these requirements are met, we will not treat such a deduction of fees as a taxable distribution. In order to prevent negative tax consequences, these deductions are only permitted if the above requirements are met. Any withdrawals taken by a contract owner in scenarios that do not conform to the above requirements will be treated as any other partial withdrawal from the contract, and may be subject to federal and state income taxes and a 10% federal penalty tax. Please note that even if we do not treat such deductions as withdrawals for tax purposes, federal and/or state taxing authorities could determine that such fees should be treated as taxable withdrawals.

Death Benefits. None of the death benefits paid under the Contract to the Beneficiary will be tax-exempt life insurance benefits. The rules governing the taxation of payments from an annuity Contract, as discussed above, generally apply to the payment of death benefits and depend on whether the death benefits are paid as a lump sum or as annuity payments. Estate or gift taxes may also apply.

Assignment. An assignment of your Contract will generally be a taxable event. Assignments of a tax-qualified Contract may also be limited by the Code and the Employee Retirement Income Security Act of 1974, as amended. You should consult your tax advisor prior to making any assignment of your Contract.

An assignment or pledge of all or any portion of the value of a Non-Qualified Contract is treated under Section 72 of the Code as an amount not received as an annuity. The total value of the Contract assigned or pledged that exceeds the aggregate Premiums paid will be included in the individual's gross income. In addition, the amount included in the individual's gross income could also be subject to the 10% penalty tax discussed in connection with Non-Qualified Contracts.

An assignment or pledge of all or any portion of the value of a Qualified Contract will disqualify the Qualified Contract. The Code requires the Qualified Contract to be nontransferable.

Withholding. In general, the income portion of distributions from a Contract are subject to 10% federal income tax withholding and the income portion of income payments are subject to withholding at the same rate as wages unless you elect not to have tax withheld. Some states have enacted similar rules. Different rules may apply to payments delivered outside the United States.

The Code generally allows the rollover of most distributions to and from tax-qualified plans, tax-sheltered annuities, Individual Retirement Annuities and eligible deferred compensation plans of state or local governments. Distributions from other tax qualified plans which may not be rolled over are those which are:

(a)one of a series of substantially equal annual (or more frequent) payments made (a) over the life or life expectancy of the employee, (b) the joint lives or joint life expectancies of the employee and the employee’s beneficiary, or (c) for a specified period of ten years or more;

(b)a required minimum distribution; or

(c)a hardship withdrawal.

Eligible rollover distributions from tax qualified plans (other than an IRA) are subject to mandatory 20% withholding unless they are transferred directly to an IRA or tax qualified plan. Jackson reserves the right to change tax reporting practices where it determines that a change is necessary to comply with federal or state tax rules (whether formal or informal).

Annuity Purchases by Nonresident Aliens and Foreign Corporations. The discussion above provides general information regarding U.S. federal income tax consequences to annuity purchasers that are U.S. citizens or residents. Purchasers that are not U.S. citizens or residents will generally be subject to U.S. federal withholding tax on taxable distributions from annuity contracts at a 30% rate, unless a lower treaty rate applies. In addition, purchasers may be subject to state and/or municipal taxes and taxes that may be imposed by the purchaser’s country of citizenship or residence. Prospective purchasers are advised to consult with a qualified tax adviser regarding U.S. state, and foreign taxation with respect to an annuity contract purchase.

Definition of Spouse. The Contract provides that upon your death, a surviving spouse may have certain continuation rights that he or she may elect to exercise for the Contract’s death benefit and any joint-life coverage under an optional living benefit. All Contract provisions relating to spousal continuation are available only to a person who meets the definition of “spouse” under federal law. The U.S. Supreme Court has held that same-sex marriages must be permitted under state law and that marriages recognized under state law will be recognized for federal law purposes. Domestic partnerships and civil unions that are not recognized as legal marriages under state law, however, will not be treated as marriages under federal law. Consult a tax adviser for more information on this subject.
Transfers, Assignments or Exchanges of a Contract. A transfer or assignment of ownership of a Contract, the designation of an annuitant other than the owner, the selection of certain maturity dates, or the exchange of a Contract may result in certain tax consequences to you that are not discussed herein. An owner contemplating any such transfer, assignment or exchange, should consult a tax advisor as to the tax consequences.
Tax Law Changes. Although the likelihood of legislative changes is uncertain, there is always the possibility that the tax treatment of the Contract could change by legislation or otherwise. Consult a tax adviser with respect to legislative developments and their effect on the Contract.
We have the right to modify the contract in response to legislative changes that could otherwise diminish the favorable tax treatment that annuity contract owners currently receive. We make no guarantee regarding the tax status of any contract and do not intend the above discussion as tax advice.
JACKSON TAXATION

We reserve the right to deduct from the Contract Value any taxes attributed to the Contract and paid by us to any government entity (including, but not limited to, Premium Taxes, Federal, state and local withholding of income, estate, inheritance, other taxes required by law and any new or increased federal or state income taxes that may be enacted into law). Premium taxes generally range from 0.5% to 3.5%, which are applicable only in certain jurisdictions. We will determine when taxes relate to the Contract.

We may pay taxes when due and deduct that amount from the Contract Value at a later date. Payment at an earlier date does not waive any right we may have to deduct amounts at a later date. We will withhold taxes required by law from any amounts payable from this Contract.

While we may consider company income tax liabilities and tax benefits when pricing our products, we do not currently include our income tax liabilities in the charges you pay under the Contract. We will periodically review the issue of charging for these taxes and may impose a charge in the future.

OTHER INFORMATION

General Account. The General Account is made up of all of Jackson's assets, including the Fixed Account and Jackson National RILA Separate Account I. Jackson exercises sole discretion over the investment of the General Account assets and bears the associated investment risk. You will not share in the investment experience of General Account assets. The General Account invests its assets in accordance with state insurance law. All of the assets of the General Account are chargeable with the claims of any of our contract owners as well as our creditors and are subject to the liabilities arising from any of our other business.

Unregistered Separate Account. Except for Contracts issued in certain states, we hold certain investments supporting the assets that you allocate to the Index Account in a non-insulated unregistered Separate Account. We established the Jackson National RILA Separate Account I ("RILA Separate Account") on February 12, 2021, pursuant to the provisions of Michigan law. The RILA Separate Account is a separate account under state insurance law and is not registered under the Investment Company Act of 1940. It is non-unitized, non-insulated, and was established under the laws of Michigan solely for the purpose of supporting our obligations under the Contract. Like our General Account, all of the assets of the RILA Separate Account are chargeable with the claims of any of our contract owners as well as our creditors and are subject to the liabilities arising from any of our other business.

Changes to the Separate Account. Where permitted by applicable law, we reserve the right to make certain changes to the structure and operation of the RILA Separate Account. We will not make any such changes without receiving any necessary approval of any applicable state insurance department. We will notify you of any changes in writing. These changes may result from changes to or interpretations of applicable laws or regulations, or from business decisions we may make with regard to structure and operation of the RILA Separate Account.

Distribution of Contracts. Jackson National Life Insurance Company (“Jackson”), located at 1 Corporate Way, Lansing Michigan, is the issuer for this contract. Jackson National Life Distributors LLC (“JNLD”), located at 300 Innovation Drive, Franklin, Tennessee 37067, serves as the distributor of the Contracts. JNLD also serves as distributor of other variable insurance products issued by Jackson and its subsidiaries.

JNLD is a wholly owned subsidiary of Jackson National Life Insurance Company. JNLD is registered as a broker-dealer with the Securities and Exchange Commission under the Securities Exchange Act of 1934 and is a member of the Financial Industry Regulatory Authority (“FINRA”). For more information on broker-dealers and their registered representatives, you may use the FINRA BrokerCheck program via telephone (1-800-289-9999) or the Internet (http://brokercheck.finra.org).

JNLD may distribute the Contracts directly and also enters into selling agreements with broker-dealers or other financial institutions that are unaffiliated with us ("Selling Firms"). The Contracts are offered to customers of Selling Firms. Selling Firms are responsible for delivery of various related disclosure documents and the accuracy of their oral description and appropriate recommendations of the purchase of the Contracts. Selling Firms do not have any legal responsibility to pay amounts that are owed under the Contracts. The obligations and guarantees under the Contracts are the sole responsibility of Jackson. JNLD will use its best efforts to sell the Contracts, but is not required to sell any number or dollar amount of Contracts. We may stop offering the Contracts at any time.

Selling Firms may also be registered as, affiliated with, or in a contractual relationship with an investment adviser and offer advisory services to Contract Owners. Selling Firms providing such advisory services are acting solely on your behalf. Neither Jackson nor JNLD offer advice on how to allocate your Contract Value and we are not responsible for any advice your investment adviser provides to you. Neither Jackson nor JNLD endorses any investment advisers nor makes any representations as to their qualifications.

Compensation Paid to Unaffiliated Selling Firms. No commissions are paid to Selling Firms that sell the Contracts. However, the Selling Firms or their representatives may charge you an investment advisory or similar fee under an agreement you have with them. The Selling Firms or their registered representatives/investment adviser representatives determine the amount of the fee that will be charged, and the amounts charged may vary. There may be tax and Contract implications, including adverse effects on Contract benefits, if you elect to have such fees withdrawn directly from the Contract.

JNLD and/or Jackson may make payments to Selling Firms in recognition of marketing, distribution, and/or administrative support provided by the Selling Firms. These payments may not be offered to all Selling Firms. The terms of these arrangements vary widely depending on, among other things, products offered; the level and type of marketing, distribution, and administrative support services provided; and the level of access we are provided to the registered representatives of the Selling Firms. Such payments may influence Selling Firms and/or their registered representatives to present the Contracts more favorably than other investment alternatives. Such compensation is subject to applicable state insurance law and regulation,

FINRA rules of conduct and Department of Labor (“DOL”) rules and regulations. While such compensation may be significant, it will not result in any additional direct charge by us to you.

JNLD and/or Jackson may make marketing allowance payments and marketing support payments to the Selling Firms. Marketing allowance payments are payments that are designed as consideration for product placement and distribution, assets under management, and sales volume. Marketing allowance payments are generally based on a fixed percentage of annual product sales and generally range from 10 to 50 basis points (0.10% to 0.50%). Payments may also be based on a percentage of assets under management or paid as a specified dollar amount. Marketing support payments may be in the form of cash and/or non-cash compensation to or on behalf of Selling Firms and their registered representatives and are intended to provide us with exposure to registered representatives so that we may build relationships or educate them about product features and benefits. Examples of such payments include, but are not limited to, reimbursements for representative training or “due diligence” meetings (including travel and lodging expenses); client and prospecting events; speaker fees; business development and educational enhancement items (such as software packages containing information for broker use, or prospecting lists); sponsorship payments for participation at conferences and meetings; and other support services, including payments to third party vendors for such services. Payments or reimbursements for meetings and seminars are generally based on the anticipated level of participation and/or accessibility and the size of the audience. Subject to applicable laws and regulations including FINRA rules of conduct and DOL rules and regulations, we may also provide cash and/or non-cash compensation to registered representatives in the form of gifts, promotional items, occasional meals, and entertainment. Selling Firms may qualify for different levels of sales and service support depending on the volume of business that they do with us.

All of the compensation described here, and other compensation or benefits provided by JNLD and/or Jackson or our affiliates, may be greater or less than the total compensation on similar or other products.  The amount or structure of the compensation can create a conflict of interest as it may influence your Selling Firm and financial professional to present this Contract over other investment alternatives.  The variations in compensation, however, may also reflect differences in sales effort or ongoing customer services expected of the Selling Firm and financial professional.  You may ask your financial professional about any variations and how he or she and his or her Selling Firm are compensated for selling the Contract.

Compensation to JNLD. We may use any of our corporate assets to cover the cost of distribution. Compensation is paid to employees of JNLD and/or Jackson who are responsible for providing services to Selling Firms. These employees are generally referred to as “wholesalers” and may meet with Selling Firms and/or their representatives to provide training and sales support. The compensation paid to the wholesalers may vary based on a number of factors, including Premium payments; types of Contracts or optional benefits (if any) sold by the Selling Firms that the wholesaler services; wholesaler performance; and overall company performance. The wholesaler may be required to achieve internally-assigned goals related to the same type of factors and may receive bonus payments for the achievement of individual and/or company-wide goals.

When a contract is offered to persons who are also customers of an Independent Registered Investment Advisor, JNLD may act in its capacity as a Selling Firm and be responsible for delivering disclosure documents and making recommendations that are in the best interest of the customer. Neither JNLD nor the Independent Registered Investment Advisors receive commission when one of their customers purchases a contract from JNLD. JNLD will not make marketing support payments to Independent Registered Investment Advisors if the payment or non-cash compensation is preconditioned on achievement of a sales target or on achievement of maintaining a level of premium with Jackson.

Compensation is paid to employees of JNLD who are responsible for making recommendations to persons who are also customers of Independent Registered Investment Advisors. These employees are generally referred to as “annuity support associates”. The compensation paid to annuity support associates is not based on commissions. We compensate our annuity support associates with a base salary and an annual discretionary bonus. The amount of the annual bonus is based on a percentage of the associate’s salary, varies by the associate’s title, and is tied to how well the associate performs his or her job.

Modification of Your Contract. Only our President, Vice President, Secretary or Assistant Secretary may approve a change to or waive a provision of your Contract. Any change or waiver must be in writing. We may change the terms of your Contract without your consent in order to comply with changes in any applicable state and federal regulations and law, including provisions or requirements of the Internal Revenue Code.

Confirmation of Transactions. We will send you a written statement confirming that a financial transaction, such as a withdrawal, or transfer has been completed. This confirmation statement will provide details about the transaction. It is possible that certain transactions, such as transfers, which may only be made on Contract Anniversaries or Index Account Option Term Anniversaries may be confirmed in an annual statement only.

It is important that you carefully review the information contained in the statements that confirm your transactions. If you believe an error has occurred, you must notify us in writing promptly upon receipt of the statement so we can make any appropriate adjustments.

State Variations. This prospectus describes the material rights and obligations under the Contract. Certain provisions of the Contract may be different from the general description in this prospectus due to variations required by state law. These differences include, among other things, free look rights, issue age limitations, and the general availability of certain features. The state in which your Contract is issued also governs whether or not certain options, or charges are available or will vary under your Contract. Please see Appendix B for a listing of the state variations as well as your Contract for specific variations applicable to you.

Legal Proceedings. Jackson and its subsidiaries are defendants in a number of civil proceedings arising in the ordinary course of business and otherwise. We are also, from time to time, the subject of regulatory inquiries and proceedings by certain governmental authorities. We do not believe at the present time that any pending action or proceeding, individually or in the aggregate, will have a material adverse effect upon Jackson’s ability to meet its obligations under the Contracts. See “Risks Related to Our Business and Industry – Risks Related to Legal, Tax and Regulatory Matters – Legal and regulatory investigations and actions are increasingly common in our industry and could result in a material adverse effect on our business, financial condition, results of operations and cash flows.”

JACKSON NATIONAL LIFE INSURANCE COMPANY

Jackson National Life Insurance Company (“Jackson”) is a stock life insurance company organized under the laws of the state of Michigan in June 1961. Our legal domicile and principal business address is 1 Corporate Way, Lansing, Michigan 48951 and we maintain offices in Franklin, Tennessee and Chicago, Illinois. Jackson is admitted to conduct life insurance and annuity business in the District of Columbia and all states except New York. Among Jackson’s subsidiaries is Jackson National Asset Management LLC (“JNAM”), which provides certain administrative services with respect to certain of our separate accounts, including separate account administration services and financial and accounting services. JNAM is located at 225 West Wacker Drive, Chicago, Illinois 60606. Jackson’s website is located at www.jackson.com. Information on the website is not part of, or incorporated by reference into, this prospectus. In the following sections, and through the financial statements in the prospectus, we refer to Jackson and its subsidiaries, collectively, as the “Company,” “we,” “our” or “us.”

We are an indirect, wholly-owned subsidiary of Jackson Financial Inc. (“JFI”), whose common stock is traded on the New York Stock Exchange under the symbol, “JXN.” JFI is also the ultimate parent of PPM America, Inc., a sub-adviser for certain funds, including a general account for Jackson.

We issue and administer the Contracts. We maintain records of the name, address, taxpayer identification number and other pertinent information for each Owner, the number and type of Contracts issued to each Owner and records with respect to the value of each Contract.

We do not file periodic reports, in reliance on Rule 12h-7 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which exempts insurance companies from filing periodic reports pursuant to Section 15(d) of the Exchange Act.

CAUTION REGARDING FORWARD-LOOKING STATEMENTS

[TO BE UPDATED BY AMENDMENT]

The information in this prospectus contains forward-looking statements about future events and circumstances and their effects upon revenues, expenses and business opportunities. Generally speaking, any statement in this prospectus not based upon historical fact is a forward-looking statement. Forward-looking statements can also be identified by the use of forward-looking or conditional words, such as “could,” “should,” “can,” “continue,” “estimate,” “forecast,” “intend,” “look,” “may,” “will,” “expect,” “believe,” “anticipate,” “plan,” “remain,” “confident” and “commit” or similar expressions. In particular, statements regarding plans, strategies, prospects, targets and expectations regarding the business and industry are forward-looking statements. They reflect expectations, are not guarantees of performance and speak only as of the dates the statements are made. We caution investors that these forward-looking statements are subject to known and unknown risks and uncertainties that may cause actual results to differ materially from those projected, expressed, or implied. Factors that could cause actual results to differ materially from those in the forward-looking statements include those reflected under “Risks Related to Our Business and

Industry” and “Management's Discussion and Analysis of Financial Condition and Results of Operations – Quantitative and Qualitative Disclosures About Market Risk” in this prospectus. Except as required by law, we do not undertake to update such forward-looking statements. You should not rely unduly on forward-looking statements.

RISKS RELATED TO OUR BUSINESS AND INDUSTRY

[TO BE UPDATED BY AMENDMENT]

Summary of Business and Industry Risk Factors

The following is a summary of the material risks and uncertainties that could adversely affect our business, financial condition and results of operations. You should read this summary together with the more detailed description of each risk factor below.

Risks Related to Conditions in the Global Capital Markets and the Economy

Developments in the global capital markets and the economy can, and do, affect our business. We face risks from volatility in equity markets, interest rates and credit spreads, which can affect both asset and liability valuations, hedge program performance and fee revenues, as well as risks from deterioration of the credit quality of issuers and borrowers; and risks associated with global climate change.

Risks Related to Financing and Liquidity

We face financing risks associated with our access to the capital market, the impact of credit and financial strength ratings, a large concentration of funding from a single source, and the illiquid nature of some of their investments. Changes in our parent company’s ability to service its obligations could negatively affect us.

Risks Related to Legal, Tax and Regulatory Matters

We face risks associated with the heavily regulated nature of our business and operations, and that of our subsidiaries’ businesses and operations, the effect of changes in regulations, the impact of tax laws upon our products and tax payments, the effect of changes in accounting standards, and legal investigations and regulatory audits and examinations.

Risks Related to the Products We Offer and Distribution

Our products are complex and require us to make assumptions on customer behavior and manage risk through the use of financial derivatives. We face risk related to potential future updates to our assumptions and the effectiveness of our risk management programs. We also face risk in the marketing and distribution of our products due to competitive pressures and our ability to accurately describe and administer our products’ features.

Risks Related to Models, Estimates, Assumptions and Valuations

We face risk related to our reliance upon complex models to predict behavior, value our assets and liabilities, and quantify risk; the assumptions used to populate our models may not reflect what is realized over time, which may impact our financial performance. We also face risk in the determination of allowances and impairments with respect to the value of our investments.

Risks Related to Counterparty Performance and Reinsurance

We face credit risk from our transactions with counterparties relating to derivatives, reinsurance, and other transactions.

Risks Related to Our Information Technology and Other Operational Matters

Our business depends on performance of information technology systems and management and protection of data. We face risks from interruptions of those systems, unauthorized access or intrusions to those systems, and breach of protection of confidential business and personal data. We also face risks associated with the actions or inactions of our associates.

General Risk Factors

We face risk from external events including natural or man-made disasters, our ability to achieve regulator and stakeholder expectations with respect to environmental, social and governance matters, and our ability to carry-out an acquisition strategy.

Business and Industry Risk Factors

You should consider and read carefully all of the risks and uncertainties described below, as well as the other information contained in this prospectus, including our financial statements included elsewhere in this prospectus. The risks described below are not the only ones we face. The occurrence of any of the following risks or additional risks and uncertainties not presently known to us or that we currently believe to be immaterial could cause a material adverse effect on our business, financial condition, results of operations and cash flows. In addition, many of these risks are interrelated and could occur under similar business and economic conditions, and the occurrence of certain of them could in turn cause the emergence or exacerbate the effect of others. This prospectus also contains forward-looking statements and estimates that involve risks and uncertainties. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of specific factors, including the risks and uncertainties described below. See “Caution Regarding Forward-Looking Statements.”

Risks Related to Conditions in the Global Capital Markets and the Economy

Developments in global capital markets and the economy can, and do, affect our business. We face risks from volatility in equity markets, interest rates and credit spreads, which can affect both asset and liability valuations, hedge program performance and fee revenues, as well as risks from the deterioration of the credit quality of issuers and borrowers; and risks associated with global climate change.

General conditions in the global capital markets and the economy could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Volatility in global capital markets and general economic downturns could have a material adverse impact on our business, financial condition, results of operations and cash flows. Factors including the lingering effects of the COVID-19 pandemic, availability and cost of credit, efforts to address inflation through the Federal Reserve policy, the Ukraine-Russia conflict and other geopolitical issues, and trade disputes have contributed to increased volatility in global capital markets. These factors could continue to impact business and consumer confidence and cause economic uncertainty, with a consequent slowdown in economic activity.

An economic downturn could impact policyholder behavior in a way that could adversely affect our business. In an economic downturn, our customers may choose to utilize guaranteed benefits differently than we have assumed, potentially taking partial withdrawals more regularly, which may lead to an increase in policyholders claims. If customer lapse rates significantly exceed our expectations, the loss of fee income or spread could cause a material adverse effect on our business, financial condition, results of operations and cash flows. Conversely, if our policyholder lapse rates are significantly lower than our expectations, the increased cost of providing guaranteed living benefits could have a material adverse effect on our business, financial condition, results of operations and cash flows. In addition, such economic conditions may increase the cost of reinsurance to us for certain policies, and we could encounter decreased availability of such reinsurance.

Such events and conditions could also have an adverse effect on our sales of annuities, result in a decrease or halt in economic activity in large geographic areas, adversely affect our business within those geographic areas or the general economic climate, affect the availability and cost of reinsurance protections and could affect the availability and effectiveness of hedging instruments resulting in a material and adverse impact on our profitability.

Equity market declines and volatility could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Our variable annuity business is highly sensitive to equity market conditions. Sustained decline, weakness or stagnation in equity markets has resulted, and could continue to result, in depressed variable annuity policyholder account balances and lower revenues based on fees and risk charges that are proportional to policyholder account balances. Lower variable annuity account balances also impact the likelihood of claims arising from guaranteed benefits on many of our variable annuity policies, which may reduce the profitability of the business, depending on the effectiveness of our hedge program.

Equity market declines and volatility could also influence policyholder behavior, which could adversely impact the levels of full surrenders or partial withdrawals within annuity contracts or cause customers to reallocate a portion of their account balances to more conservative investment options (which generally have lower fees). These actions could negatively impact our profitability or increase the value of guaranteed benefit liabilities, particularly if customers were to remain in conservative investment options during a period of equity market growth.

Additional equity market risk could materialize through basis risk, increased cost and limited availability of derivatives we use to hedge market risk, as well as a decline in the value of equity investments in our general account asset portfolio. Basis risk refers to the potential impact of performance differences between the mutual funds held in variable annuity policyholder accounts and the indexes underlying our derivative-based hedges. While we expect a close relationship between the performance of funds offered to variable annuity policyholders and the indexes we use to hedge, some variance between the two is expected. That variation could result in a loss of earnings. Also, basis risk may be exacerbated in periods of elevated market volatility. A market downturn or periods of market volatility could result in reduced availability or increased cost of our derivative-based hedge program, which could negatively impact our ability to mitigate the risk inherent in our liabilities. In addition, equity investments in our asset portfolio may experience a loss in value due to both broad market downturns and risk specific to our investments.

Changes in interest rates, including periods of high volatility, could have an adverse effect on our income, investment valuations and reserve calculations.

Changes in interest rates could result in fluctuations in the income derived from, and the valuation of, fixed income securities in our investment portfolio, which could cause a material adverse effect on our business, financial condition, results of operations and cash flows. We also face reinvestment risk as falling (or rising) interest rates may also result in accelerated (or decelerated) prepayments on mortgage-backed securities within our investment portfolio.

Fixed annuities, variable annuities with a fixed fund option, and institutional products expose us to the risk that decreases in interest rates, which are not fully reflected in the interest rates credited to customers, will reduce that spread and could reduce profitability of those businesses. Conversely, interest rate increases expose us to disintermediation risk, where higher rates make currently sold products more attractive while simultaneously reducing the market value of assets backing our liabilities. This creates an incentive for our customers to lapse their products in an environment where selling assets could cause realized losses.

Interest rate risk exposure for variable annuities increases when the present value of expected future benefit payments increases, which can occur due to a variety of factors, including lower interest rates potentially leading to lower discount rates, equity market underperformance, adverse policyholder behavior and increased policyholder longevity. Sustained periods of low interest rates or elevated interest rate volatility as experienced in recent years, generally result in increases in statutory reserves and capital requirements, U.S. GAAP reserves, and increased hedging needs and associated costs, which may negatively impact the performance of our hedge program. We also face the risk of reduced fee income as a result of lower variable annuity separate account values related to losses on fixed income investment options that may occur during periods of rising interest rates.

Volatility in credit spreads could have an adverse effect on the valuation of our fixed income investments, our investment income and reserve calculations.

Changes in credit spreads affect the underlying market price of our fixed income securities. If credit spreads widen significantly for a sustained period of time, we could be exposed to higher levels of other-than-temporary impairments. If credit spreads tighten significantly, it could result in reduced net investment income associated with new purchases of fixed maturity securities.

Credit spreads also affect our variable annuity business. Widening credit spreads would reduce the value of certain bonds held within policyholder funds, decreasing the account value of affected annuity contracts and negatively impacting the fee income we earn. Narrowing credit spreads would reduce the investment yields available on new asset purchases and the discount rates used in the principle-based statutory reserve calculation, potentially increasing statutory reserve requirements and, in turn, reducing statutory capital. Similarly, narrowing credit spreads would reduce the discount rates used in the U.S. GAAP embedded derivatives, potentially increasing U.S. GAAP reserve requirements. Although these effects on bond fund valuation, investment yields, and reserve discount rates run in offsetting directions for either credit spread widening or narrowing, it is possible for one to outweigh the other under certain market conditions. Any of these risks could cause a material adverse effect on our business, financial condition, results of operations and cash flows.

We are exposed to the risk of deterioration of the credit quality of, and defaults on, the securities and loans in our investment portfolio, which could have an adverse effect on our investment income, investment valuations and impairments, and capital requirements.

We are subject to the risk that issuers of our fixed maturity securities and other debt securities and borrowers on our commercial mortgages will default on principal and interest payments or be unable or unwilling to pay us in a timely manner, if at all, due to bankruptcy, insolvency, lack of liquidity, adverse economic conditions, operational failure, fraud or other reasons. The occurrence of a major economic downturn, acts of corporate malfeasance, widening credit risk spreads or other events that adversely affect the issuers or guarantors of securities we own or the underlying collateral of structured securities we own could cause the estimated fair value of our fixed maturity securities portfolio to decline and cause the default rate of the fixed maturity securities in our investment portfolio to increase. Defaults by such issuers and borrowers in the payment or performance of their obligations could reduce our investment income and investment gains or result in investment losses. Further, the value of any fixed maturity security is subject to impairment based on expectations for repayment of cash flows agreed to under the obligation. Issuers of the fixed maturity securities that we own could experience performance deterioration that trigger rating agency downgrades. Even if issuers have not defaulted on principal and interest payments with respect to these securities, we could still be required by regulators and rating agencies to hold more capital in support of these investments. As a result, we could experience a higher cost of capital and potential constraints on our ability to grow our business and maintain our own ratings. See Note 4 of Notes to Consolidated Financial Statements for a discussion of the valuation of our securities investments.

Moreover, certain concentrations within the portfolio, such as issuer and industry concentrations in corporate bonds or geographic and property type concentrations in mortgage loans, could have adverse effects on our investment portfolio and consequently on our business, financial condition, results of operations and cash flows. Events or developments that have a negative effect on any industry or geographic region could have a greater adverse effect on our investment portfolio to the extent that the portfolio is concentrated. Moreover, our ability to sell certain assets could be limited if other market participants are seeking to sell similar or related assets at the same time.

Deterioration in the credit quality of the fixed maturity securities, other debt securities, and mortgages in our investment portfolio, or an increase in the default rate of our mortgage loan investments caused by worsening economic conditions or otherwise, could cause a material adverse effect on our business, financial condition, results of operations and cash flows.

Our investment management business’s revenues and results of operations depend on the market value and composition of our assets under management, which could fluctuate significantly based on various factors, including many factors outside of our control.

Jackson National Asset Management LLC ("JNAM"), our investment advisory subsidiary, manages our separate account assets. Most of our revenues are derived from management and administration fees, which typically are calculated as a percentage of the value of assets under management. The fees charged for these services vary with the type of service, the investment strategy and the amount of assets managed. The value and composition of our assets under management could be adversely affected by several factors, including:

•Market Factors. Market volatility and interest rates could adversely affect our assets under management and revenues.

•Client Preferences. Certain clients may withdraw their assets at any time and on short notice.

•Product Trends. Changing market dynamics, investment trends and material changes to variable annuity products may reduce interest in some of the investment products that JNAM offers, or clients and prospects may continue to seek investment products that JNAM does not currently offer.

•Investment Performance. Our inability to achieve investment returns for clients that meet or exceed investment returns for comparable asset classes and competing investment services could result in clients withdrawing assets and in prospective clients choosing to invest elsewhere.

•Fee Changes. JNAM may be required to reduce fee levels, restructure the fees they charge or adjust the services they offer to their clients to remain competitive.

A decrease in the value of our assets under management or an adverse shift in the mix of those assets would adversely affect our investment management business’s revenues. A reduction in revenues could have a material adverse effect on our business, financial condition, results of operations and cash flows.

We face direct or indirect effects of, or responses to, climate change.

Climate change may increase the frequency and severity of weather-related catastrophes, or adversely affect our investment portfolio or investor sentiment. Climate change regulation may affect the prospects of companies and other entities whose securities we hold, or our willingness to continue to hold their securities. Climate change may also influence investor sentiment with respect to the Company and investments in our portfolio, including real estate investments. We cannot predict the long-term impacts on us from climate change or related regulation. A failure to identify and address these global climate issues and related impacts could cause a material adverse effect on the achievement of our business objectives.

Pandemics, epidemics, disease outbreaks and other public health crises have and can disrupt our business and operations, and future public health crises could adversely impact our business, financial condition, liquidity and results of operations.

Pandemics, epidemics or disease outbreaks in the U.S. or globally, including the COVID-19 pandemic, which has disrupted, and may in the future disrupt, our business, could materially affect our business. Our business operations could be significantly disrupted if our critical workforce, key vendors, third-party suppliers, or counterparties with whom we transact are unable to work effectively because of illness, quarantines, and government actions in response to any public health emergency. We also are unable to predict government and regulatory actions that could be taken in the future, including their duration and effectiveness, to contain any COVID-19 variant strains or other public health crises, or the impact of future laws, regulations, or restrictions on our business. The risk management and contingency plans we have in place may be inadequate to protect our business. Any of these factors could cause a material adverse effect on our business, financial condition, results of operations and cash flows.

Risks Related to Financing and Liquidity

We face financing risks associated with our access to the capital market, the impact of credit and financial strength ratings, a large concentration of funding from a single source, and the illiquid nature of some of our investments. Changes in our parent company’s ability to service its obligations could negatively affect us.

Adverse capital and credit market conditions could significantly affect our liquidity, access to capital and cost of capital, which would adversely impact our business, financial condition, results of operations and cash flows.

During previous periods of market upheaval and economic uncertainty, capital and credit markets have exerted downward pressure on availability of liquidity and credit capacity for certain issuers. We need to access liquidity to pay operating expenses (including costs relating to our hedging program), policyholder benefits, interest expenses, dividends, or distributions on our common stock, and to capitalize our insurance subsidiaries.

We require a significant amount of liquidity to support our hedging program, to satisfy variation margin requirements on futures positions or to cover the initial cost of equity and interest rate options. Volatile market environments have the potential to increase hedging-related liquidity requirements, as the amount of cash we need to pay out in variation margin each day is directly related to the magnitude of equity market and interest rate movements. Additionally, as our over-the-counter bilateral hedging transactions become subject to initial margin requirements, we would need liquid assets of sufficient quality to satisfy those requirements. Without sufficient liquidity, we could be required to curtail or limit our operations and our hedging program, which would have a material adverse effect on our business, financial condition, results of operations and cash flows.

The level of cash and securities we maintain combined with expected cash inflows from investments and operations, may be inadequate to meet our short-term and long-term customer benefits and expense payment obligations. If market or other conditions have an adverse impact on our capital and liquidity, we may have to seek additional financing, which may be unavailable due to adverse market conditions, restrictive regulatory considerations, overall lower availability of credit to the financial services industry, our credit ratings and credit capacity, or a negative perception in the lender community of our long- or short-term financial prospects if we incur large investment losses or if the level of our business activity decreases due to a market downturn or recession. Similarly, our access to funds could be impaired if regulatory authorities or rating agencies take negative actions against us. Internal sources of liquidity could prove to be insufficient, and, in such case, we would not be able to successfully obtain additional financing on favorable terms, or at all. If we are unable to access capital markets to issue new debt, refinance existing debt or sell additional equity as needed, or if we are unable to obtain such financing on acceptable terms, our business, financial condition, results of operations and cash flows could be adversely impacted.

Disruptions, uncertainty or volatility in capital and credit markets could also limit our access to the capital required to operate our business. Such market conditions would limit our ability to replace maturing liabilities in a timely manner, satisfy statutory capital requirements, generate fee income and market-related revenue to meet liquidity needs and access the capital necessary to grow our business. As such, we would be forced to delay raising capital, could miss payments on our debt or reduce or eliminate dividends paid on our common stock, issue shorter term securities than we prefer or bear an unattractive cost of capital which could decrease profitability and significantly reduce financial flexibility.

Disruptions in financial markets could limit our access to derivatives used to manage risk pursuant to our hedging strategy or access to fixed income investments used to execute our investment strategy. As a result, disruptions in the financial markets could cause a material adverse effect on our business, financial condition, results of operations and cash flows.

A downgrade or a potential downgrade in our financial strength or credit ratings could result in a loss of business and cause a material adverse effect on our business, financial condition, results of operations and cash flows.

Financial strength ratings, which various rating agencies publish as measures of an insurance company’s ability to meet customer obligations, are important to maintaining public confidence in our products, the ability to distribute our products and our competitive position. Credit ratings are important to our ability to raise capital through the issuance of debt and to the cost of such financing.

A ratings downgrade could occur for a variety of reasons specific to us or our performance, a more general reassessment of the risks and performance of the insurance industry or the broader financial services industry, or because of changes by rating agencies in their methodologies or rating criteria.

A change in outlook to negative on our ratings, a downgrade in any of our ratings, an announcement of a potential downgrade, or customer concerns about the possibility of a downgrade, could cause direct or indirect adverse effects, including impacts on:

•product sales;
•relationships with our sales force and independent sales intermediaries;
•the number or amount of policy surrenders and withdrawals by customers;
•our ability to obtain new reinsurance or obtain it on reasonable pricing terms;
•our ability to raise capital and its cost;
•liquidity through increased collateral required by counterparties;
•our ability to maintain existing derivative contracts or to purchase new derivatives contracts, on acceptable terms or at all;
•our ability to compete for attractive acquisition opportunities; and
•our cost of borrowing.

We are subject to liquidity risks associated with sourcing a large concentration of our funding from the Federal Home Loan Bank of Indianapolis (“FHLBI”).

We use institutional funding agreements originating from FHLBI, which from time to time serve as a significant source of our liquidity. See Note 11 of Notes to Consolidated Financial Statements for a description of those funding agreements and related collateral requirements. Additionally, we use agreements with the FHLBI to meet near-term liquidity needs, augmenting our repurchase agreement capacity from other counterparties. If the FHLBI were to change its definition of eligible collateral, we could be required to post additional amounts of collateral in the form of cash or other assets. Or, if our creditworthiness falls below the FHLBI’s requirements or if legislative or other political actions cause changes to the FHLBI’s mandate or to the eligibility of life insurance companies to be members of the FHLBI system, we could be required to find other sources to replace this funding, which may prove difficult and increase our liquidity risk.

Some of our investments are relatively illiquid and could be difficult to sell, or to sell in significant amounts at acceptable prices, to generate cash to meet our needs.

We hold certain investments that are relatively illiquid, such as privately placed fixed maturity securities, mortgage loans, certain asset backed securities and alternative investments. In the past, even some of our high-quality investments experienced reduced liquidity during periods of market volatility or disruption. If we were required to liquidate these investments on short notice, we could have difficulty doing so and could be forced to sell them for less than we otherwise would have been able to realize, which could cause a material adverse effect on our business, financial condition, results of operations and cash flows.

Changes in our parent company’s ability to service its obligations could negatively affect us.

JFI’s ability to make payments on and to refinance its existing indebtedness, as well as any future indebtedness that JFI may incur, will depend on its ability to generate cash in the future from its subsidiaries’ operations (including us), its ability to access the capital markets for financing or refinancing, or asset sales. JFI’s ability to generate cash to meet its debt obligations in the future is sensitive to capital market returns and interest rates, primarily due to our variable annuity business. In addition, JFI may be able to incur substantially more indebtedness under the terms of its debt agreements. Any such incurrence of additional indebtedness would increase the risks created by JFI’s level of indebtedness. The interest expense associated with JFI’s debt may increase due to increased indebtedness or refinancing of existing debt at higher rates due to rising interest rates or higher credit spreads, or both.

Overall, JFI’s ability to generate cash is subject to general economic, financial market, competitive, legislative, regulatory, client behavior and other factors that are beyond its control. JFI may not generate sufficient funds to service its debt and meet its business needs, such as funding working capital or the expansion of its operations. If JFI is not able to repay or refinance its debt as it becomes due, JFI could be forced to take unfavorable actions, including significant business and legal entity restructuring, limiting new business investment, selling assets or dedicating an unsustainable level of its cash flow from operations to the payment of principal and interest on its indebtedness. In the event JFI defaults on debt having a principal balance of $150 million or more, the lenders who hold its revolving credit facility and senior notes could also accelerate amounts due on that debt, which could potentially trigger a default or acceleration of the maturity of its other debt.

Risks Related to Legal, Tax and Regulatory Matters

We face risks associated with the heavily regulated nature of our business and operations, and that of our subsidiaries’ businesses and operations, the effect of changes in regulations, the impact of tax laws upon our products and tax payments, the effect of changes in accounting standards, and legal investigations and regulatory audits and examinations.

Our businesses are heavily regulated and changes in regulation could reduce our profitability and limit our growth.

Our business is subject to extensive and potentially conflicting state and federal tax, securities, insurance and employee benefit plan laws and regulations in the jurisdictions in which we operate. These laws and regulations are complex and subject to change, which could have an unknown or adverse impact on us. Moreover, these laws and regulations are administered and enforced by a number of different governmental and self-regulatory authorities, including state insurance regulators, state securities administrators, the U.S. Securities and Exchange Commission (the “SEC”), the Financial Industry Regulatory Authority (the “FINRA”), the U.S. Department of Labor, the U.S. Department of Justice, the U.S. Internal Revenue Service and state attorneys general, each of which exercises a degree of interpretive latitude. We also are subject to the laws and regulations from state insurance regulators, who regularly re-examine existing laws and regulations applicable to insurance companies and their products. In some cases, these laws and regulations are designed to protect or benefit the interests of a specific constituency rather than a range of constituencies. For example, state insurance laws and regulations are generally intended to protect or benefit purchasers or users of insurance products, not investors. In addition, federal and state securities laws and regulations apply to certain of our insurance products that are considered “securities” under such laws, including our variable annuity contracts and our registered index-linked annuity (“RILA”) product. In many respects, these laws and regulations limit our ability to grow and improve the profitability of our business. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Statutory Capital.”

Also, banking regulators across the globe have adopted rules that apply to certain qualified financial contracts, including many derivatives contracts, securities lending agreements and repurchase agreements with certain banking institutions and certain of their affiliates. These rules generally require the banking institutions and their applicable affiliates to include contractual provisions in their qualified financial contracts that limit or delay certain rights of their counterparties, including counterparties’ default rights (such as the right to terminate the contracts or foreclose on collateral) and restrictions on assignments and transfers of credit enhancements (such as guarantees) arising in connection with the banking institution or an applicable affiliate becoming subject to a bankruptcy, insolvency, resolution or similar proceeding. Our qualified financial contracts are subject to these rules. As a result, we amended our existing qualified financial contracts with the relevant banking institutions and their affiliates by adhering to the various International Swaps and Derivatives Association Resolution Stay Protocols. If any of our counterparties became subject to a bankruptcy, insolvency, resolution, or similar proceeding, the application of these rules could cause a material adverse effect on our business, financial condition, results of operations and cash flows. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Statutory Capital.”

We are monitoring any regulatory action that could potentially impact our business. At this time, we cannot predict what form those regulations could take or their potential impact.

A decrease in our risk-based capital (“RBC”) ratio (as a result of a reduction in statutory capital and surplus or increase in RBC requirements) could result in increased scrutiny by insurance regulators and rating agencies, which scrutiny could lead to corrective measures and ratings declines adversely affecting our business, financial condition, results of operations and cash flows.

The National Association of Insurance Commissioners (“NAIC”) has established model regulations that provide minimum capitalization requirements for insurance companies based on RBC formulas. We are subject to RBC standards or other minimum statutory capital and surplus requirements imposed under the laws of our respective jurisdiction of domicile. A failure to meet these requirements could subject us to further examination or corrective action imposed by insurance regulators, including limitations on our ability to write additional business, increased regulatory supervision, or seizure or liquidation. Any corrective action imposed could cause a material adverse effect on our business, financial condition, results of operations and cash flows. A decline in RBC ratio, whether or not it results in a failure to meet applicable RBC requirements, could limit our ability to make dividends or distributions to our parent, JFI, could result in a loss of customers or new business, or could influence ratings agencies to downgrade financial strength ratings, each of which could cause a material adverse effect on our business, financial condition, results of operations and cash flows.

In any particular year, total adjusted capital amounts and RBC ratios could change due to a variety of factors, including the amount of statutory earnings generated by us, the amount of additional capital that we must hold to support business growth, equity market and credit market conditions, the value and credit ratings of certain fixed income and equity securities in our investment portfolio, as well as changes to the RBC formulas and the interpretation of the NAIC’s instructions with respect to RBC calculation methodologies. In addition, rating agencies may implement changes to their own internal models, which differ from the RBC capital model, and that have the effect of increasing or decreasing the amount of capital our insurance subsidiaries should hold relative to the rating agencies’ expectations. Under stressed or stagnant capital market conditions and with the aging of existing insurance liabilities, without offsets from new business, the amount of additional statutory reserves that we are required to hold could materially increase. These factors would decrease the total adjusted capital available for use in calculating our RBC ratio. To the extent that our RBC ratio is deemed to be insufficient, we may seek to take actions either to increase our capitalization or to reduce the capitalization requirements. If we were unable to accomplish such actions, the rating agencies could view this as a reason for a ratings downgrade.

Our investment management business is heavily regulated, and changes in regulation and in supervisory and enforcement policies could limit or delay our growth and cause a material adverse effect on our business, results of operations and cash flows.

Virtually all aspects of our investment management business are subject to federal and state laws, regulations and rules of securities regulators and exchanges, and laws and regulations in the foreign jurisdictions in which our subsidiaries conduct business. Violations could subject us to civil liability, criminal liability or sanction, including restriction or revocation of our professional licenses or registrations, restriction on the ability to collect fees for services provided, revocation of the licenses of our associates, censures, fines, or temporary suspension or permanent bar from conducting business. A regulatory proceeding, even if it does not result in a finding of wrongdoing or sanction, could require substantial expenditures of time, resources, and money, and could potentially damage our reputation. Any such liability or sanction could cause a material adverse effect on our business, financial condition, results of operations and cash flows.

Increasingly, our investment advisory subsidiary must manage actual and potential conflicts of interest, including situations where its services to a particular client conflict, or are perceived to conflict, with the interests of another client. Failure to adequately address potential conflicts of interest could adversely affect our reputation and business prospects and could give rise to litigation or regulatory enforcement actions. Our investment advisory subsidiary has procedures and controls that are designed to identify and mitigate conflicts of interest, including those designed to prevent the improper sharing of information. However, appropriately managing conflicts of interest is complex.

Our investment advisory agreements with clients, and our selling and distribution agreements with various financial intermediaries and consultants, are subject to termination or non-renewal on short notice.

Our written investment management agreements with our clients are terminable without penalty at any time or upon relatively short notice by either party. Moreover, our investment management agreements with SEC-registered investment companies (each, a “RIC”), including the RICs affiliated with us that serve as the sole investment options for our variable annuities, may be terminated at any time, without payment of any penalty, by the RIC’s Board of Trustees or by vote of a majority of the outstanding voting securities of the RIC on not more than 60 days’ notice. The investment management agreements pursuant to which we manage RICs must be renewed and approved by the RICs’ Boards of Trustees (including a majority of the independent trustees) annually. A significant majority of the trustees are independent. Consequently, the Board of Trustees of each RIC may not approve the investment management agreement each year or may condition its approval on revised terms that are adverse to us.

Also, as required by the Investment Company Act of 1940, as amended (the “Investment Company Act”), each investment advisory agreement with a RIC automatically terminates upon its assignment, although new investment advisory agreements may be approved by the RIC’s Board of Trustees and shareholders. The Investment Advisers Act of 1940, as amended (the “Investment Advisers Act”), also requires approval or consent of investment advisory agreements by clients in the event of an assignment of the agreement. An “assignment” for purposes of both the Investment Company Act and the Investment Advisers Act includes a sale of a controlling block of the voting stock of the investment adviser or its parent company, or a change in control of the investment adviser. Consequently, clients may not approve an assignment of an investment advisory agreement, which event could have an adverse effect on our business.

Changes in U.S. federal income or other tax laws or the interpretation of tax laws could affect sales of our products, cash flows, and profitability.

The annuity products that we market generally provide the customer with certain federal income tax advantages. For example, federal income taxation on any increases in non-qualified annuity contract values (that is, the “inside build-up”) is deferred until it is received by the customer. With other savings investments, such as certificates of deposit and taxable bonds, the increase in value is generally taxed each year as it is realized. Additionally, life insurance death benefits are generally exempt from income tax.

From time to time, various tax law changes have been proposed that could have an adverse effect on our business, financial condition, results of operations and cash flows, including the elimination of all or a portion of the income tax advantages described above for annuities and life insurance. If legislation were enacted to eliminate the tax deferral for annuities, such a change would have an adverse effect on our ability to sell our annuities. Moreover, if the treatment of annuities was changed prospectively, and the tax-favored status of existing contracts was grandfathered, holders of existing contracts would be less likely to surrender or rollover their contracts, which could also adversely affect our business.

The recently enacted Inflation Reduction Act of 2022 (“IRA”) establishes a new 15 percent corporate alternative minimum tax (“AMT”) on corporations that have an average adjusted financial statement income in excess of $1 billion over a three-year period and is effective January 1, 2023. The implementation of the AMT contemplates that the U.S. Department of Treasury issues final regulatory guidance, which is expected throughout 2023 and beyond. It remains difficult to predict the specific final guidance or the definition of adjusted financial statement income. In the absence of further guidance, despite our federal net operating loss and foreign tax credit carryforwards, we may be required to pay tax equal to 15 percent of our pre-tax financial statement income, as adjusted by the AMT, which includes certain items that are non-economic and can fluctuate significantly based on the movement of interest rates and equity markets. The AMT and any potential future increase in the U.S. corporate income tax rate could have a material adverse effect on our business, financial condition, results of operations and cash flows.

We are subject to U.S. federal, state and other securities and state insurance laws and regulations which, among other things, require that we distribute certain of our products through a registered broker-dealer; failure to comply with those laws, including a failure to have a registered broker-dealer, or changes in those laws could have a material adverse effect on our operations and our profitability.

Federal and state securities laws and regulations apply to insurance products that are also “securities” (including variable annuity contracts), to the separate accounts that issue them, and to certain fixed interest rate or index-linked contracts. Such laws and regulations require that we distribute these products through a broker-dealer that is registered with the SEC and certain state securities regulators and is a member of the FINRA. Accordingly, our offering and selling of annuities, and in managing certain proprietary mutual funds associated with those products, are subject to extensive regulation under federal and state securities laws as well as the FINRA rules. Costs related to compliance with these securities laws will be greater than costs for our unregistered products. Due to the increased operating and compliance costs, the profitability of issuing these products is uncertain. Moreover, changes in these laws and regulations could affect the way we conduct our business and the products we sell and could adversely impact our operations and profitability, including increasing the regulatory and compliance burden upon us, resulting in increased costs.

Changes to comply with new and potential laws or regulations which impose fiduciary or best interest standards in connection with the sale of our products could materially increase our costs, decrease our sales and result in a material adverse impact on our business, financial condition, results of operations and cash flows.

Regulators continue to propose and adopt fiduciary rules, best interest standards and other similar laws and regulations applicable to the sale of annuities. These rules, standards, laws, and regulations generally require advisers providing investment recommendations to act in the client’s best interest or put the client’s interest ahead of their own interest. We face uncertainty regarding the adoption of these rules and regulations, and the SEC, the U.S. Department of Labor, and state insurance departments could adopt potentially conflicting or overlapping standards.

Changes in these standards, rules and laws could lead to changes to our compensation practices and product offerings and increase our litigation risk, which could adversely affect our results of operations and financial condition. See “Business—Regulation—Federal Initiatives Impacting Insurance Companies.”

Legal and regulatory investigations and actions are increasingly common in our industry and could result in a material adverse effect on our business, financial condition, results of operations and cash flows.

We face a significant risk of litigation and regulatory investigations and actions in the ordinary course of operating our business, including the risk of class action lawsuits, arbitration claims, government subpoenas, regulatory investigations and actions and other claims.

Our operations could become subject to individual lawsuits, class action lawsuits and regulatory actions relating, among other things, to sales or underwriting practices; payment of contingent or other sales commissions; claims payments, refunds, practices and procedures; product design; disclosure; administration; additional premium charges for premiums paid on a periodic basis; interest crediting practices; denial or delay of benefits; charging excessive or impermissible fees; alleged misconduct by our associates and agents; failure to properly supervise representatives, agents or other persons with whom we do business; and alleged breaches of duties to customers.

We are also subject to a variety of complaints and investigations concerning employment matters. Plaintiffs in class action and other lawsuits against us may seek very large or indeterminate amounts, including punitive or non-economic compensatory and treble damages, which amounts could remain unknown for substantial periods of time. In some jurisdictions, juries, judges, and arbitrators have substantial discretion in awarding punitive or non-economic compensatory damages, which creates the potential for unpredictable material adverse judgments or awards in any given lawsuit or arbitration. Arbitration awards also are subject to very limited appellate review.

The insurance industry has been the focus of increased scrutiny and class action lawsuits related to cost of insurance (“COI”) charges. These lawsuits allege that insurers have improperly included factors when calculating COI charges not authorized by the contract and that insurers have improperly failed to reduce COI charges to reflect improved mortality experience. In certain COI class action lawsuits, companies have made significant settlement payments or been held liable with significant monetary judgments. We have been subject to COI class action lawsuits in the past, and there can be no assurance we will not face scrutiny and class action lawsuits related to COI in the future. The insurance industry also has been subject to a variety of other actions, including cases challenging adherence to policy terms and marketing of policies. In addition, the Financial Industry and Regulatory Authority and state regulators have increasingly scrutinized annuity sales, and the alleged unsuitability of these sales, to seniors.

We are subject to various regulatory inquiries, such as information requests, subpoenas, market conduct exams and books and record examinations, from state and federal regulators and other authorities, which could result in fines, recommendations for corrective action or other regulatory actions. Federal and state regulators have focused on, and continue to devote substantial attention to, the mutual fund, variable annuity, and insurance product industries, including the broker-dealer system. As a result of publicity relating to widespread perceptions of industry abuses, it is possible that legislative and regulatory reforms may impact our business.

Given the large or indeterminate amounts sometimes sought, and the inherent unpredictability of litigation, it is also possible that defense and settlement costs and the unfavorable resolution of one or more pending litigation matters could have a material adverse effect on our business, financial condition, results of operations and cash flows. Current or future litigation or actions, inquiries or investigations by governmental authorities or regulators, including with respect to the matters discussed in this risk factor, could have a material adverse effect on our business, financial condition, results of operations and cash flows. Litigation and actions, inquiries and investigations by governmental authorities and regulators are inherently unpredictable, and a substantial legal liability or a significant regulatory action against us could be material. Moreover, even if we ultimately prevail in any litigation or any action or investigation by governmental authorities or regulators, we could suffer significant reputational harm, which could have a material adverse effect on our business, financial condition, results of operations and cash flows. Increased regulatory scrutiny and any resulting investigations or proceedings could result in new legal actions or precedents and industry-wide regulations or practices that could have a material adverse effect on our business, financial condition, results of operations and cash flows. See Note 14 of Notes to Consolidated Financial Statements for further information.

Changes in accounting standards could cause a material adverse effect on our business, financial condition, results of operations and cash flows.

Our consolidated financial statements are prepared in accordance with U.S. GAAP, the principles of which are revised from time to time. Accordingly, from time to time, we will be required to adopt new or revised accounting standards issued by recognized authoritative bodies, including the Financial Accounting Standards Board (“FASB”). FASB has issued several accounting standards updates which have resulted in significant changes in U.S. GAAP, including how we account for our financial instruments and how our financial statements are presented. Changes to U.S. GAAP could affect the way we account for and report significant areas of our business, impose special demands on us in the areas of governance, associate training, internal controls and disclosure and affect how we manage our business. To the extent that such changes affect income, expenses, assets, liabilities or shareholders’ equity, they could adversely affect rating agency metrics and could consequently adversely impact our financial strength ratings and our ability to incur new indebtedness or refinance our existing indebtedness. The changes could also result in increased market sensitivity of our financial statements and results of operations. See Note 2 of Notes to Consolidated Financial Statements for a description of pending changes in accounting principles.

We are also subject to statutory accounting practices prescribed or permitted by our states of domicile. Any changes in the method of calculating reserves for our products under statutory accounting practices could result in increased reserve requirements, and any movements in economic inputs, such as interest rates, under this framework could impact the volatility of our statutory surplus and required capital. The NAIC prescribed Economic Scenario Generator developed by the American Academy of Actuaries (“Academy”) for use by the life insurance industry in calculations of life and annuity statutory reserves and statutory capital. Beginning in early 2017, the Academy notified the NAIC’s Life Actuarial (A) Task Force that it did not have the resources to maintain the Economic Scenario Generator, except in their current form, and that a suitable replacement should be found. As a result, in October 2020, the NAIC selected Conning, Inc. (“Conning”), a global software and professional services firm, to provide an Economic Scenario Generator software platform for use in calculations of life and annuity reserves and capital under the NAIC risk-based capital requirements. Conning is expected to provide the NAIC with updated real-world scenarios modeling interest rates, equities, and other economic factors, and provide full documentation and training materials for regulators and insurers. Based on currently available information, the potential impact of any revisions to the Economic Scenario Generator is unclear. If these potential changes to Economic Scenario Generator are significant, there could be a material impact on the level and volatility of our statutory surplus and required statutory capital.

Jackson’s parent company, JFI, identified a material weakness in its internal control over financial reporting that could, if not remediated, result in material misstatements in Jackson’s financial statements.

JFI’s management is responsible for establishing and maintaining adequate internal controls over its financial reporting, as defined in Rule 13a-15(f) and 15d-15(f) under the Exchange Act. As disclosed in Item 9A of Part II of JFI’s Annual Report on Form 10-K (the “JFI 2022 Form 10-K”), JFI’s management identified a material weakness in its internal control over financial reporting related to ineffective risk assessment of a process level control used to determine the nonperformance risk adjustment in developing the discount rate used to estimate the fair value of some of the guarantee features of our variable annuity products. Specifically, JFI’s management determined that the evidence of evaluation around the consideration of changes in factors that could have a material impact on the discount rate was insufficient to demonstrate that an effective control existed. A material weakness is defined as a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the annual financial statements will not be prevented or detected on a timely basis. As a result of this material weakness, JFI’s management concluded that its internal control over financial reporting was not effective as of December 31, 2022. JFI is developing a remediation plan designed to address this material weakness. If the remedial measures are insufficient to address the material weakness, or if additional material weaknesses or significant deficiencies in internal control are discovered or occur in the future, JFI and Jackson’s consolidated financial statements may contain material misstatements and both entities could be required to restate its financial results. Those circumstances, were they to occur, could subject us to adverse regulatory consequences.

Risks Related to the Products We Offer and Distribution

Our products are complex and require us to make assumptions on customer behavior and manage risk through the use of financial derivatives. We face risk related to potential future updates to our assumptions and the effectiveness of our risk management programs. We also face risk in the marketing and distribution of our products due to competitive pressures and our ability to accurately describe and administer our products’ features.

Our failure to accurately describe the many features and options of our annuities or to administer the many features and options consistent with their descriptions could adversely impact our business, financial condition, results of operations and cash flows.

Our annuities contain many options and features, and we rely on third-party distributors to describe and explain our products to investors and our customers. There is a risk that we or our distributors fail to describe every feature and option in contracts, forms, regulatory filings, marketing literature, and other written descriptions. Any such failure, or any other intentional or unintentional misrepresentation of our products in advertising materials or other external communications, or inappropriate activities by our personnel or third-party distributors, could adversely affect our reputation and business, as well as lead to potential regulatory actions or litigation.

Additionally, U.S. federal income tax law imposes requirements relating to annuity and insurance product design, administration and investments that are conditions for beneficial tax treatment of such products under the Internal Revenue Code of 1986, as amended (the “Code”). State and federal securities and insurance laws also impose requirements relating to annuity and insurance product design, offering and distribution, and administration. Failure to administer product features in accordance with applicable law, or to meet any of these complex tax, securities or insurance requirements could subject us to administrative penalties imposed by a particular governmental or self-regulatory authority, unanticipated costs associated with remedying such failure or other claims, litigation, harm to our reputation or interruption of our operations. If this were to occur, it could adversely impact our business, financial condition, results of operations and cash flows.

Optional guaranteed benefits within certain of our annuities could decrease our earnings, decrease our capitalization, and increase the volatility of our financial results.

Certain of the annuities we have in-force and continue to sell include optional guaranteed benefits. Optional guaranteed benefits are designed to offer various forms of protection to customers against losses in their account value. The value of liabilities associated with optional guaranteed benefits is affected by equity and fixed income market performance, the level of interest rates, realized volatility in equity markets and interest rates, and customer behavior; an increase in these liabilities could result in a decrease in our net income and depending on the magnitude of any such increase, could cause a material adverse effect on our financial condition, including our capitalization, as well as the financial strength and credit ratings which are necessary to support the sales of our products.

Additionally, we make assumptions regarding customer behavior that affect the pricing and valuation of optional guaranteed benefits within our products. Annually, or as circumstances warrant, we conduct a comprehensive review of our assumptions, including those relating to customer behavior, and update them when appropriate. If we update our assumptions based on our review in future years, we could be required to increase the liabilities we record for future policy benefits and claims to a level that causes a material adverse effect on our business, financial condition, results of operations and cash flows which, in certain circumstances, could impair our solvency. In addition, we have in the past updated our assumptions on customer behavior, which has negatively impacted our net income, and we could be required to implement further updates in the future.

Our use of derivative instruments to manage risk associated with optional guaranteed benefits may not result in positive financial performance in all periods. Many factors may influence the impact of optional guaranteed benefits, net of hedging, on our financial performance, such as equity market performance and volatility, the level and volatility of interest rates, and deviations from assumed customer behavior. The manner in which we hedge optional guaranteed benefits of our annuities has resulted in, and could continue to result in, significant variability in our U.S. GAAP accounting results and could have adverse impacts on the level of statutory capital and the RBC ratios of our insurance subsidiaries. These factors, individually or collectively, could cause a material adverse effect on our business, financial condition, results of operations and cash flows.

The terms of our registered index-linked annuities (“RILAs”) may not meet customer needs, and we may encounter delays and missed market opportunities if we need to revise those terms, which could negatively affect our revenues, costs and results of operations.

Our RILA intends to meet growing demand for RILA products and provide value for customers. Creation of the product required the preparation, filing and effectiveness of a registration statement with the SEC. Changes to that product offering may require an amendment to that registration statement, or a new registration statement, which would entail analysis of the needed changes and their effects, a new product description and review by the SEC. Those steps could interrupt and delay the marketing of our product, which could decrease revenues, increase costs, and negatively impact our results of operations.

Competition could adversely affect our market share and financial results, which could cause a material adverse effect on our business, financial condition, results of operations and cash flows.

In some of our markets, we face competitors that are larger, have greater financial resources or greater market share, have better brand recognition, offer a broader range of products, or have higher crediting rates. Our competitors include major stock and mutual insurance companies, mutual fund organizations, banks, and other financial services companies. In recent years, substantial consolidation and convergence among companies in the insurance and financial services industries resulted in increased competition from large, well-capitalized insurance and financial services firms that market products and services similar to ours. These competitors compete with us for customers, distribution partners (such as brokers and independent agents), and employees. Increased consolidation among banks and other financial services companies could create firms with even stronger competitive positions, negatively impact the insurance industry’s sales, increase competition for access to third-

party distributors, result in greater distribution expenses and impair our ability to market our annuities to our current customer base or expand our customer base.

We depend on our network of financial advisors in the independent broker-dealer channel for a significant portion of the sales of our annuities. The market for these financial advisors is highly competitive. If our competitors offer annuities that are more attractive than ours, pay higher commission rates to financial advisors than we do or offer a better service experience than we do, these financial advisors may concentrate their efforts in selling our competitors’ products instead of ours.

Some of our competitors may spread their operating costs over a larger in-force block and may absorb greater risk while maintaining their financial strength and credit ratings, thereby allowing them to price their products more competitively. Additionally, we are faced with competition from other products, including non-insurance products such as mutual funds, certificates of deposit and newly developed investment products. These competitive pressures could result in increased pricing pressures on our products and services and could harm our ability to maintain or increase our profitability. In addition, if our financial strength and credit ratings are lower than our competitors, we could experience increased surrenders or a significant decline in sales.

The competitive landscape in which we operate could be further affected by government sponsored programs or regulatory changes in the U.S. and similar governmental actions outside of the U.S. Competitors that receive governmental financing, guarantees or other assistance, or that are not subject to the same regulatory constraints could have or obtain pricing or other competitive advantages.

We also face competition from new entrants into our markets or non-traditional or online competitors, many of whom are leveraging digital technology that could challenge the position of traditional financial service companies, including us, by providing new services or creating new distribution channels. We believe competition will intensify across all regions in response to consumer demand, digital and other technological advances, the need for economies of scale and the consequential impact of consolidation, regulatory actions, and other factors. Our ability to generate appropriate returns will depend significantly on our capacity to anticipate and respond appropriately to these competitive pressures. We may not continue to compete effectively, and competitive activity could cause a material adverse effect on our business, financial condition, results of operations and cash flows.

We could experience difficulty in marketing and distributing products.

We distribute our products through a variety of third-party distribution partners. Our agreements with third-party distributors are subject to termination by either party with or without cause. We periodically renegotiate the terms of these agreements, and such terms may not remain attractive or acceptable to us or such third parties. Our distributors could elect to suspend, alter, reduce or terminate their distribution relationships with us for various reasons, including changes in our distribution strategy, decisions to discontinue a product, failure to create new products, adverse developments in our business or products with features that do not meet minimum thresholds set by the distributor, or developments in laws or regulations that affect our products. If certain key distributors were to terminate their relationship with us or reduce the amount of sales they produce for us, our business, financial condition, results of operations and cash flows could be adversely affected. Our key distribution partners could merge, consolidate, or change their business models in ways that affect how our products are sold or terminate their distribution contracts with us. New distribution channels could emerge and adversely impact the effectiveness of our distribution efforts. An increase in bank, wire house and broker-dealer consolidation activity could increase competition for access to distributors, result in greater distribution expenses and impair our ability to market products through these channels.

Consolidation of distributors or other industry changes could also increase the likelihood that distributors will try to renegotiate the terms of any existing selling agreements to terms less favorable to us. Also, if we are unsuccessful in attracting and retaining key distribution associates, including wholesalers, our sales could decline, which could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Risks Related to Models, Estimates, Assumptions and Valuations

We face risk related to our reliance upon complex models to predict behavior, value our assets and liabilities, and quantify risk; the assumptions used to populate our models may not reflect what is realized over time, which may impact our financial performance. We also face risk in the determination of allowances and impairments with respect to the value of our investments.

We rely on complex models to predict behavior, identify potential risks, and estimate financial performance. These models may be ineffective due to incomplete or inaccurate assumptions or errors in data analysis or interpretation, which could result in materially inaccurate risk assessments and output.

We use complex models to predict customer behavior, identify potential risks and estimate financial performance, including market trends. Those models assist in establishing reserves and derivative positions in respect of liabilities arising from our insurance policies and annuity contracts and to perform a range of operational functions, including calculation of regulatory or internal capital requirements and determining hedging requirements. Some of these tools form an integral part of our information and decision-making framework.

No model is perfect, and each is highly dependent upon the assumptions used, which, in turn, are dependent upon the empirical and subjective analysis and evaluation of data with respect to customer behavior under different conditions, mortality, policy lapse or surrender, market trends, performance and volatility, and intervening factors, such as large-scale disasters and pandemics. There is a significant risk that the underlying data may be incomplete, may contain errors due to the large volume of information collected and processed or the limitations of the tools used in that processing, or be insufficiently predictive of future trends given its historical nature. Further, judgments applied in interpreting that data may be incorrect due to the significant subjective and complex judgments, estimates and assumptions involved. The failure of the model to predict trends or outcomes could adversely impact our business, financial condition, results of operations and cash flows.

Our analyses of scenarios and sensitivities that we utilize in connection with our variable annuity risk management strategies involve significant estimates based on assumptions and could therefore result in material differences from actual outcomes compared to the sensitivities calculated under such scenarios.

As part of our variable annuity risk management program, we may, from time to time, estimate the impact of various market factors under certain scenarios on our variable annuity distributable earnings or our reserves (collectively, the “market sensitivities”), which are used to guide our assessment of investment and hedging strategies and capital reserves. Any such market sensitivities may use inputs which are difficult to approximate and could include estimates that differ materially from actual results. Any such estimates, or the absence thereof, could be associated with, among other things: (i) differences in returns of equity or fixed income indices and policyholder funds, (ii) actuarial assumptions related to customer behavior and life expectancy and (iii) management actions, including changes in investment and hedging activities, that may occur in response to developing facts, circumstances and experience for which no estimates are made in any market sensitivities. Any such estimates, or the absence thereof, could produce sensitivities that could differ materially from actual outcomes and therefore affect our actions in connection with our risk management program. Our liquidity, statutory capitalization, results of operations and financial condition could be adversely affected by a broad range of capital market scenarios, which could materially affect our reserving requirements and, by extension, could materially affect the accuracy of estimates used in any market sensitivities.

If our reserves for future policy benefits and claims are not sufficient, we would be required to increase our reserve liabilities.

We calculate and maintain reserves for estimated future benefit payments to our customers. We release these reserves as those future obligations are extinguished. The reserves we establish necessarily reflect estimates and actuarial assumptions about our expected future experience. These estimates and actuarial assumptions include estimates and assumptions related to future mortality, longevity, interest rates, future equity performance, reinvestment rates, persistency, claims experience and customer elections (i.e., the exercise or non-exercise of rights by customers under the contracts). Examples of customer elections include lapses and surrenders, withdrawals and amounts of withdrawals, and contributions and the allocation thereof. The assumptions and estimates used in connection with the reserve estimation process are inherently uncertain and involve the exercise of significant judgment. Annually, or as circumstances warrant, we conduct a comprehensive review of the assumptions used in connection with the reserve estimation process. Based on this review, reserves may be adjusted with a corresponding benefit or charge to net income. Our future financial results depend on the extent to which our actual future experience is consistent with the assumptions we have used in pricing our products and determining our reserves. Many factors affect future experience, including economic, political, and social conditions, inflation, healthcare costs and changes in doctrines of legal liability and damage awards in litigation. The ultimate amounts we will pay for actual future benefits and the timing of those payments is uncertain.

We could face unanticipated losses if there are significant deviations from our assumptions regarding the persistency of our annuity contracts or if mortality rates differ significantly from our pricing expectations.

Our future profitability is based in part on expected patterns of premiums, expenses and benefits using a number of assumptions, including those related to the probability that a policy or contract will remain in force from one period to the next, or persistency or mortality. It is not possible to precisely predict persistency or mortality, and actual results could differ significantly from assumptions. The effect of persistency on profitability varies for different products. For certain products, actual persistency that is lower than assumptions could have an adverse impact on future profitability. In addition, we could also be forced to sell investments at a loss to fund withdrawals. For some life insurance and variable annuities, actual persistency in later policy durations that is higher than assumed persistency could also have a negative impact on profitability. If these policies remain in force longer than assumed, we could be required to make greater benefit payments than we had anticipated when we priced these products. In addition, we set prices and initial crediting rates for our annuities based on expected claims and payment patterns, using assumptions for, among other factors, the persistency and mortality rates of our customers. Significant deviations in experience from assumptions regarding persistency and mortality rates could have an adverse effect on our business, financial condition, results of operations and cash flows.

The subjective determination of the amount of allowances and impairments taken on our investments could cause a material adverse effect on our business, financial condition, results of operations and cash flows.

The manner of determining the amount of allowances and impairments varies by investment type and is based upon our evaluation and assessment of known and inherent risks associated with the respective asset class. Management updates its evaluations regularly and reflects changes in allowances and impairments in operations as such evaluations are revised. Management’s judgments, as reflected in our financial statements, may not be an accurate estimate of the actual and eventual diminution in realized value. Historical trends may not be indicative of future impairments or allowances. Furthermore, we may need to take additional impairments or provide for additional allowances in the future, which could cause a material adverse effect on our business, financial condition, results of operations and cash flows. See Note 4 of Notes to Consolidated Financial Statements for further information.

Risks Related to Counterparty Performance and Reinsurance

We face credit risk from our transactions with counterparties relating to derivatives, reinsurance, and other transactions.

Our use of financial derivative transactions to hedge risks associated with our operations exposes us to counterparty credit risk that could adversely affect us.

We use derivatives primarily as part of our financial risk management strategy, principally to manage the inherent equity market and interest rate risk associated with the optional guaranteed benefits embedded in our products. Derivative contracts, primarily composed of futures and options on equity indices and interest rates, are an essential part of our risk management program and are selected to provide a measure of protection against adverse financial market events. These transactions are designed to manage the risk of a change in the value, yield, price, cash flows or degree of exposure with respect to assets, liabilities, or future cash flows that we have acquired or incurred. For information regarding notional amounts on our derivative instruments, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Investments—Derivative Instruments.” We manage the potential credit exposure for derivative contracts through the use of the International Swaps and Derivatives Association’s (“ISDA’s”) collateral agreements and master netting agreements, and by limiting exposure to each counterparty based on their credit worthiness. If our counterparty fails or refuses to honor its obligations under the derivative contracts, such failure or refusal could cause a material adverse effect on our business, financial condition, results of operations and cash flows, as we may not be able to realize the full market value of the derivative positions if the value exceeds the amount of collateral held, or we are unable to replace the derivative positions with a new counterparty.

Our transactions with financial and other institutions generally specify the circumstances under which either party is required to pledge collateral related to any change in the market value of the derivatives contracts. The amount of collateral, or variation margin, we are required to post under these agreements could increase under certain circumstances, which could adversely affect our liquidity. We invest on a short-term basis the cash collateral pledged to us by our derivative counterparties in unsecured money market and prime funds, which exposes us to the credit risk of the financial institutions where we invest funds received as collateral. Additionally, implementation of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (“Dodd-Frank”) and other regulations could increase the need for liquidity and for the amount of collateral assets in excess of current levels, further exacerbating these risks.

In a period of market or credit stress, derivative counterparties may take a more conservative view of their acceptable credit exposure to us, resulting in reduced capacity to execute derivative-based hedges when we need it most. Similarly, a downgrade in our credit ratings could cause counterparties to limit or reduce their exposure to us and thus reduce our ability to manage our market risk exposures effectively during times of market stress.

Our use of reinsurance to mitigate a portion of the risks that we face exposes us to counterparty credit risk that could adversely affect us.

We use reinsurance to mitigate a portion of the risks that we face, principally in certain of our in-force annuity and life insurance products with regard to longevity and mortality risks, in certain of our annuities with regard to the Guaranteed Minimum Income Benefit (“GMIB”) features, and the in-force fixed annuities and fixed index annuities ceded to Athene Life Re Ltd. (“Athene”). Under our reinsurance arrangements, other insurers assume a portion of the obligation to pay claims and related expenses to which we are subject.

We remain liable as the direct insurer on all risks we reinsure and, therefore, are subject to the risk that a reinsurer is unable or unwilling to pay or reimburse claims at the time demand is made. The inability or unwillingness of a reinsurer to meet its obligations to us, or the inability to collect under our reinsurance treaties for any other reason, could cause a material adverse impact on our business, financial condition, results of operations and cash flows. In connection with the Athene Reinsurance Transaction (defined below), Apollo Insurance Solutions Group LP (“Apollo”), an affiliate of Athene, manages the assets held in the related funds withheld account. Since this arrangement with Athene involves reinsurance of substantially all our in-force fixed annuities and fixed index annuities, it covers a larger volume of business than would a traditional reinsurance agreement, thereby exposing us to a large concentration of credit risk with respect to Athene. See “Certain Relationships and Related Party Transactions.”

Difficulties faced by other financial institutions could adversely affect us.

We have exposure to financial institutions in the form of unsecured bank accounts and debt instruments, unsecured money market and prime funds, and equity investments. Losses or impairments to the carrying value of these assets could cause a material adverse effect on our business, financial condition, results of operations and cash flows.

Additionally, an insolvency of, or the appointment of a receiver to rehabilitate or liquidate, a significant competitor could affect consumer confidence in our products and services and negatively impact our business.

Risks Related to Our Information Technology and Other Operational Matters

Our business depends on performance of information technology systems and the management and protection of data. We face risks from the interruptions of those systems, unauthorized access or intrusions to those systems, and breach of protection of confidential business and personal data. We also face risks associated with the actions or inactions of our associates.

Adverse outcomes from the operational risks inherent in our business could disrupt our business, and have a negative impact on our business, financial condition, results of operations and cash flows.

Operational risks are inherent to our businesses and include direct or indirect losses resulting from inadequate or failed internal and external processes, systems or deliberate human actions, inactions, or error. Our policies and procedures may not be fully effective in identifying, monitoring, or mitigating our risk exposure against all types of risk. We also face exposure from fraud, the effects of natural or man-made catastrophic events (such as natural disasters, pandemics, cyber-attacks, acts of terrorism, civil unrest, and other catastrophes), and other external events. These risks could also adversely impact us through our distribution partners and our partners that provide outsourcing, policy administration, external technology, data hosting and other services.

Exposure to such events could impact our operational resilience and ability to perform necessary business functions by disrupting our systems, operations, new business sales and renewals, distribution channels and services to customers, or result in the loss of confidential or proprietary data. Such events, as well as any weaknesses in administration systems (such as those relating to customer records) or actuarial reserving and hedging processes, may lead to legal and regulatory sanctions, decreased profitability, financial loss, adverse changes in policyholder behavior, as well as damage to our reputation or relationship with our customers and business partners.

Adverse outcomes from the operational risks of our material outsourcing partners could disrupt our business and have a negative impact on our business, financial condition, results of operations and cash flows.

We rely on the performance and operations of a number of third-party distribution, policy administration, outsourcing (including external technology and data hosting), and service partners. These include back-office support functions, such as those relating to information technology infrastructure, development and support, and customer facing operations and services, such as product distribution and services (including through digital channels) and investment operations. This creates reliance upon the resilient operational performance of these partners and requires the implementation and oversight of policies and procedures to ensure we are not unduly subjected to reputational, financial, or other risks attributable to such third parties. Failure to adequately oversee our third-party partners, or the failure of a partner (or of its information technology and operational systems and processes) could result in significant disruption to business operations and customers and could have adverse reputational, regulatory and legal implications, and thus could cause a material adverse effect on our business, financial condition, results of operations and cash flows.

Our information technology systems could fail, which could cause a material adverse effect on our business, financial condition, results of operations and cash flows.

Our business operations depend on the ability to process large numbers of transactions for numerous and diverse products, which requires the effective operation of our information technology systems. We employ a large number of complex and interconnected information technology and finance systems, models, and user developed applications in our processes to support our business operations. We also have arrangements in place with third-party suppliers and other service providers through which we share and receive information. The performance of our core business activities and the uninterrupted availability of services to customers rely significantly on, and require significant investment in, information technology infrastructure and security, system development, data governance and management, compliance, as well as other supporting operational systems, personnel, controls and processes.

We rely on these systems throughout our business for a variety of functions, including processing claims and applications, providing information to customers and distributors, performing actuarial analyses, and maintaining financial records. Our information technology systems, and those of our outside vendors and service providers, are vulnerable to physical or electronic intrusions, computer viruses, ransomware or other attacks, programming errors and disruption from similar events. The large number of transactions we process makes it highly likely that errors will occasionally occur. Furthermore, the failure of these systems for any reason could cause significant interruptions to our operations, make it difficult to recover critical services, damage assets, and compromise the integrity and security of data.

Our information technology systems, and those of our outside vendors and service providers, are vulnerable to physical or electronic intrusions, computer viruses, ransomware or other attacks, programming errors and disruption from similar events.

We are exposed to continuously evolving risks of attempts to disrupt the availability, confidentiality and integrity of our information technology systems, which could result in disruption to key operations or loss of the availability, confidentiality or integrity of customer or other Company data. This could result in reputational damage and direct or indirect financial loss. The cybersecurity threat continues to evolve globally in sophistication, frequency of attacks and potential significance. Our market profile and growing customer interest in interacting with their financial services providers, through the internet and social media, could also increase the likelihood of us being a target by cyber criminals. We have been, and likely will continue to be, subject to potential damage from computer viruses, attempts to access confidential information, including customer data, and cybersecurity attacks such as “denial of service” attacks, phishing, sophisticated and automated attacks, and other disruptive software campaigns. Our security measures, including information security policies, administrative, technical, and physical controls, associate training and other preventative actions may not fully protect us from such events.

During times of significant change, the resilience and operational effectiveness of these systems and processes could be adversely impacted. In particular, we are increasing use of emerging technological tools and digital services and forming strategic partnerships with third parties to provide these capabilities. A failure to implement appropriate governance and management of the incremental operational risks from emerging technologies could adversely impact our business, financial condition, results of operations and cash flows. New and currently unforeseeable regulatory issues could also arise from the increased use of emerging technology, data, and digital services. A material failure or breach of our information technology systems, or those of our third-party suppliers and other service providers, could result in a material adverse effect on our business, financial condition, results of operations and cash flows as well as loss of trust from our customers and associates, reputational damage and potential legal and regulatory liability.

Increased cybersecurity threats and computer crime also pose a risk of litigation, regulatory investigations, and other penalties. Data privacy is subject to frequently changing rules and regulations regarding the handling of personal data. Any breach in the security of our information technology systems could result in the disclosure or misuse of confidential or proprietary business information, including sensitive customer, supplier, or associate information maintained in the ordinary course of our business. Any such event, or any failure to comply with these data privacy requirements or other laws in this area, could cause damage to our reputation, or loss of revenue and could result in legal liability or penalties. In addition, we could incur large expenditures to investigate, remediate, and recover networks or information systems and protect against similar future events.

Failure to protect the confidentiality of customer information or proprietary business information could adversely affect our reputation and cause a material adverse effect on our business, financial condition, results of operations and cash flows.

Our business and relationships with customers depend on our ability to maintain the confidentiality of our customers’ proprietary business and confidential information (including customer transactional data and personal information about our distribution partners and customers). The risks of failing to secure data and misusing data are increased by the use of emerging technological tools that increase the volume of data that we collect and process.

Pursuant to federal laws, various federal agencies have established rules protecting the privacy and security of personal information. In addition, most states have enacted laws, which vary from jurisdiction to jurisdiction, to safeguard the privacy and security of personal information. Any compromise of our information technology systems or of the third-party partners' systems that results in the unauthorized access or disclosure of non-public personally identifiable or proprietary business information could damage our reputation in the marketplace, deter investors from purchasing our products, subject us to civil liability and require us to incur significant technical, legal and other expenses. New and currently unforeseeable regulatory issues could also arise from the increased use of emerging technology, data, and digital services.

We retain confidential information in our information systems and in cloud-based systems (including customer transactional data and personal information about our distribution partners, customers, and our own associates). We rely on commercial technologies and third parties to maintain the security of those systems. Anyone who circumvents our security measures and penetrates our information systems, or the cloud-based systems we use, could access, view, misappropriate, alter or delete any information in the systems, including personally identifiable customer information and proprietary business information. It is possible that an associate, contractor, or representative could, intentionally or unintentionally, disclose or misappropriate personal information or other confidential information. Our associates, distribution partners and other third-party partners use portable computers or mobile devices that could contain similar information to that in our information systems, and these devices have been and could be lost, stolen or damaged. Any compromise of the security of our information technology systems that results in the unauthorized disclosure of personally identifiable customer information could damage our reputation in the marketplace, deter people from purchasing our products, subject us to civil and criminal liability and require us to incur significant technical, legal and other expenses, any of which could cause a material adverse effect on our business, financial condition, results of operations, and cash flows.

Our inability to recruit, motivate and retain key associates and experienced and productive associates could cause a material adverse effect on our business, financial condition, results of operations and cash flows.

Our business depends on our ability to attract, motivate, and retain highly skilled, and often highly specialized, technical, investment, actuarial, managerial, and executive personnel. Intense competition exists for key associates with demonstrated abilities, and we may be unable to retain or hire such associates. For example, we rely upon the knowledge and experience of associates with technical expertise to provide sound operational controls for our overall enterprise, including the accurate and timely preparation of required regulatory filings and U.S. GAAP and statutory financial statements and operation of internal controls. Our success also depends on the continued service of our key senior management team, including executive officers and senior managers. The unexpected loss of services of one or more of our key associates could have a material adverse effect on our operations due to their skills, knowledge of our business, their years of industry experience and the potential difficulty in promptly finding qualified replacement associates.

We depend on the ability of our associates, including senior management, to work together to accomplish the Company’s business plans and strategic objectives, and to perform the obligations required by the Company’s public company parent. As a public company, JFI will continue to need associates with different skillsets and public company experience. JFI may not be able to attract this talent. In addition, JFI may not have the resources it needs or associates with the right skillsets; and, working relationships may not develop properly among existing associates and senior management, which may force JFI to supplement or replace personnel at inopportune times with possible disruption and additional costs.

Intense competition exists generally and among insurers and other financial services companies for highly skilled and experienced associates. Further, heightened competition for talent and skilled associates in localities in which we operate could limit our ability to grow our business in those localities as quickly as planned. We may be unable to retain key associates or identify and attract suitable replacements for various reasons, including if we do not maintain responsible, diverse, and inclusive working practices. Our succession plans may not operate effectively, and our compensation plans may not be effective in helping us retain our key associates, the loss of one or more of whom could cause a material adverse effect on our business, financial condition, and results of operations.

General Risk Factors

We face risk from external events, such as natural or man-made disasters, our ability to achieve regulator and stakeholder expectations with respect to environmental, social and governance matters, and our ability to carry-out an acquisition strategy.

We face risks arising from acquisitions or other strategic transactions.

We have made acquisitions and other strategic transactions in the past and may pursue further acquisitions or other strategic transactions, including reinsurance, dispositions, and joint ventures, in the future. We face a number of risks arising from such transactions, including difficulties in assimilating and retaining associates and intermediaries, incurring unforeseen liabilities that arise in connection with such transactions, or facing unfavorable market conditions that could negatively impact our expectations for such transactions. Further, strategic transactions could require us to increase our leverage or, if we issue shares to fund an acquisition, would dilute holdings of existing shareholders. These risks could prevent us from realizing the expected benefits from acquisitions and could result in the impairment of goodwill and other intangible assets recognized at the time of acquisition. In addition, should we pursue a strategy to complement our organic growth by exploring opportunities for acquisitions, it could be materially and adversely affected by the increasingly competitive nature of the life insurance and annuity merger and acquisition market and the increased participation of non-traditional buyers in the life insurance and annuity merger and acquisition market.

We are exposed to risks related to natural and man-made disasters and catastrophes, diseases, epidemics, pandemics, malicious acts, terrorist acts, civil unrest, and global climate change.

The risk of catastrophic mortality, such as from a pandemic, civil unrest, an act of terrorism, a natural disaster or other event that causes a large number of deaths or injuries is unlikely but present. The likelihood, timing and severity of pandemics, significant epidemics, and outbreaks of disease cannot be predicted. Additionally, the impact of global climate change could cause changes in weather patterns, resulting in more severe and more frequent natural disasters, which could lead to unanticipated problems with our business continuity plans and thereby cause a material adverse effect on our business, financial condition, results of operations and cash flows. Our ability to conduct business could be adversely affected by a disruption in the infrastructure that supports our operations and the communities in which they are located. This could include an electrical disruption, or disruptions involving communications, transportation, or other services we use or that third parties with whom we conduct business use, and we may not be able to successfully implement contingency plans.

Lastly, catastrophic events could harm the financial condition of our reinsurers and thereby increase the probability of default on reinsurance recoveries. As a result, our ability to write new business could also be affected. These events could cause a material adverse effect on our business, financial condition, results of operations and cash flows.

Our efforts to meet Environmental, Social, and Governance (“ESG”) standards may not meet investors’ or regulators’ expectations. Some of our customers, prospective investors or shareholders, or those considering such a relationship with us, may evaluate our business or other practices according to a variety of ESG standards and expectations.

Some of our regulators have proposed ESG rules or announced that they intend to review our practices against ESG standards; others may yet do so. Our investors or others may evaluate our practices by ESG criteria that are continually evolving and not always clear. These standards and expectations may also reflect contrasting or conflicting values or agendas. Our decisions or priorities must also necessarily and simultaneously, consider our business goals and interests. We define our own corporate purpose, in part, by the sustainability of our practices and our impact on all our stakeholders. Our practices may not change in the way or at the rate all or any stakeholders expect. As a result, our efforts to conduct our business in accordance with some or all these expectations may involve compromises, at least in the short run. We may fail to meet our ESG commitments or targets. Our policies and processes to evaluate and manage ESG standards in coordination with other business priorities may not be completely effective or satisfy investors, regulators, or other stakeholders. We may face adverse regulatory, investor, or other public stakeholder scrutiny resulting in business, reputational, or legal challenges.

OUR BUSINESS

[TO BE UPDATED BY AMENDMENT]

Overview

Jackson National Life Insurance Company (“Jackson”) is a financial services company focused on helping Americans grow and protect their retirement savings and income to enable them to pursue financial freedom for life in the United States (“U.S.”). We believe we are well-positioned in our markets because of our differentiated products and our well-known brand among distributors and advisors. Our market position is supported by our efficient and scalable operating platform and industry-leading distribution network. We are confident these core strengths will enable us to grow as an aging U.S. population transitions into retirement. We refer to Jackson and its subsidiaries collectively as the “Company,” “we,” “our” or “us.”

We offer a diverse suite of annuities to retail investors in the United States. Our variable annuities have been among the best-selling products of their kind in the U.S. primarily due to the differentiated features we offer as compared to our competitors, in particular the wider range of investment options and greater freedom to invest across multiple investment options. We also offer fixed-index, fixed, and payout annuities. In the fourth quarter of 2021, we successfully launched Market Link ProSM and Market Link Pro AdvisorySM, our commission and advisory based suite of registered index-linked annuities, or RILAs. We also entered the defined contribution market in the fourth quarter of 2021, as a carrier in the AllianceBernstein Lifetime Income Strategy.

We sell our products through an industry-leading distribution network that includes independent broker-dealers, wirehouses, regional broker-dealers, banks, independent registered investment advisors, third-party platforms and insurance agents. We were the sixth largest retail annuity company in the U.S. for the 12-months ended December 31, 2022, according to Life Insurance Marketing and Research Association ("LIMRA"), a worldwide insurance and related financial services trade association, as measured by sales. Total retail annuity sales for the years ended December 31, 2022 and 2021 were $15.7 billion and $19.3 billion, respectively.

Our operating platform is scalable and efficient. We administer approximately 78% of our in-force policies on our in-house policy administration platform. The remainder of our business is administered through established third-party arrangements. We believe our operating platform provides us with a competitive advantage by allowing us to grow efficiently and provide superior customer service while maintaining a combined statutory operating expense-to-asset ratio of 21 basis points for the year ended December 31, 2022, which we believe is among the lowest in the life and annuity industry.

Our Product Offerings by Segment

We manage our business through three operating segments: Retail Annuities, Institutional Products, and Closed Life and Annuity Blocks. We report certain activities and items that are not included in these segments in Corporate and Other.

The following table presents our total operating revenues attributable to each segment and for Corporate and Other for the years ended December 31, 2022, 2021 and 2020:

	Years Ended in December 31,
	2022	2021	2020
Total Operating Revenues:
Retail Annuities	$4,571	$5,436	$4,858
Institutional Products	290	257	356
Closed Life and Annuity Blocks	1,357	1,672	1,516
Corporate and Other[1]	76	95	(6)
	$6,294	$7,460	$6,724

1.    Corporate and Other includes the intersegment eliminations.

See Note 3 of Notes to Consolidated Financial Statements for additional financial information regarding our segments and Corporate and Other.

Retail Annuities

We are one of the leading providers of annuities in the U.S. retirement market. Our Retail Annuities segment includes our variable, fixed index, fixed, and payout annuities as well as our RILA, and our lifetime income solutions offering in the defined contribution market.

Our annuities are designed to offer customers investment opportunities to:

• grow their savings on a tax-deferred basis consistent with their objectives, ranging from annuities that offer full market participation to annuities that offer guaranteed fixed returns, including full or partial protection of principal;

• protect their assets using a variety of standard and optional guaranteed benefits and guaranteed minimum crediting rates; and

• provide a source of income in the form of minimum payments for life and minimum payments to beneficiaries upon death.

Variable Annuities

Our variable annuities offer our customers full participation in market returns through a broad selection of funds in a variety of investment styles, including equities and fixed income. Our customers have the freedom to allocate their savings across this wide range of investment options, even if an optional guaranteed benefit is elected. Our variable annuities offer a range of optional benefits to meet our customers’ needs. Optional benefits offer the customer guaranteed minimum protection based on their eligible contributions, adjusted for withdrawals, designed to protect against market volatility and investment performance risk. The principal features of our variable annuity optional guaranteed benefits are:

•Guaranteed minimum payments for the customer’s lifetime based on a fixed annual percentage of the benefit base, referred to as Guaranteed Minimum Withdrawal Benefits for Life, or GMWB for Life. As of December 31, 2022, 73% of our total variable annuity account value included a GMWB for Life optional guarantee benefit selection.

•Guaranteed minimum payments based on a fixed annual percentage of the benefit base, for at least the amount of the customer’s total eligible contributions, referred to as Guaranteed Minimum Withdrawal Benefits, or GMWB. As of December 31, 2022, 3% of our total variable annuity account value included a GMWB optional guaranteed benefit selection.

•Death benefits that guarantee the annuity beneficiary will receive the higher of the current account value or the benefit base, which can be increased through roll-up and step-up features, referred to as an enhanced Guaranteed Minimum Death Benefit, or enhanced GMDB. As of December 31, 2022, 11% of our total variable annuity account value included an enhanced GMDB selection.

The investment freedom and optional guaranteed benefits valued by our customers and distribution partners have remained generally consistent over our history. As a result, we have strong brand recognition with distributors and advisors, as demonstrated by the +56 Net Promoter Score (“NPS”) for our variable annuities, compared to an industry average NPS of +41, based on advisor surveys conducted by Market Metrics in 2022. For the year ended December 31, 2022, we had variable annuity sales of 13.6 billion. As of December 31, 2022, we had variable annuity account value of $205.8 billion.

In addition, Jackson National Asset Management LLC’s (“JNAM”) results are included within our Retail Annuities segment. JNAM directly manages asset allocation for funds of funds offered within our variable annuities. As of December 31, 2022, JNAM managed $219.1 billion of assets.

In the fourth quarter of 2021, AllianceBernstein L.P. ("AllianceBernstein") added Jackson to its platform of insurers that provide guaranteed income in its Lifetime Income Strategy retirement solution for defined contribution plans. Our presence in the defined contribution market helps ensure individuals have access to reliable retirement income generating a consistent, steady stream of lifetime income. Lifetime Income Strategy is offered to serve as a qualified default investment alternative. Similar to the GMWB options offered on our variable annuities, Lifetime Income Strategy is designed with a flexible guaranteed income option to offer plan participants control of their account, full access to their money and guaranteed income in retirement. For the year ended December 31, 2022, we had defined contribution products sales of $696 million through the platform.

Fixed Index Annuities

Our fixed index annuities offer a guaranteed minimum crediting rate that may be lower than a traditional fixed annuity and allow the customer discretion in the allocation of assets to either fixed accounts (which offer a fixed interest rate that is similar to our fixed annuities regardless of market performance) or to indexed funds with the potential for additional growth based on the performance of a reference market index (generally, the S&P 500 or MSCI Europe, Australasia, and Far East index), subject to a cap. Our fixed index annuities also offer an optional guaranteed minimum payments for life benefit. For the year ended

December 31, 2022, we had fixed index annuity sales of $126 million. As of December 31, 2022, we had fixed index annuity account value of $415 million, net of reinsurance.

Fixed Annuities

Our fixed annuities offer a guaranteed minimum crediting rate that is typically higher than the interest rates offered by bank savings accounts or money market funds. In addition to our traditional fixed annuities, we currently market multi-year guaranteed annuities with three different guaranteed crediting rate periods. Our fixed annuities do not offer guaranteed minimum payments for life benefits but can be annuitized or converted into a series of income payments that offers such benefits, such as payout annuities. For the year ended December 31, 2022, we had fixed annuity sales of $162 million. As of December 31, 2022, we had fixed annuity account value of $1.2 billion, net of reinsurance.

RILA

The registered index-linked annuity market has been the fastest growing category for the annuity market over the last five years, growing at a compound annual growth rate of 9% from 2017 through 2022. Our RILA suite offers our customers exposure to market returns through market index-linked investment options, subject to a cap, and offers a variety of guarantees designed to modify or limit losses. Our RILA generally includes a guaranteed minimum payment to beneficiaries upon death. Our RILA offers a number of options for a customizable product including several combinations of crediting strategies, index options, term lengths, and levels of downside protection in the form of "floors" or "buffers". We believe the RILA market presents us with a compelling growth opportunity within our traditional channels with the potential to earn attractive risk-adjusted returns. Our first RILA sale occurred in the fourth quarter of 2021. For the year ended December 31, 2022, we had RILA sales of $1.8 billion.

Institutional Products

Our Institutional Products segment consists of traditional guaranteed investment contracts, funding agreements (including agreements issued in conjunction with our participation in the U.S. Federal Home Loan Bank ("FHLB") program) and medium-term funding agreement-backed notes. Our institutional products provide us with an additional source of investment spread-based income, and generally guarantee purchasers of our products the payment of principal and interest at a fixed or floating rate over a term of two to ten years. This investment spread-based income is generated based on the difference between the rate of return we earn on the deposit and the interest payable to the purchasers of these products. We typically issue institutional products on an opportunistic basis depending on both the risk-adjusted return on investment opportunities available and the prevailing cost of funding required by purchasers of our institutional products. For the year ended December 31, 2022, we had institutional product sales of $2.4 billion. As of December 31, 2022, we had institutional product account value of $9.0 billion.

Closed Life and Annuity Blocks

Our Closed Life and Annuity Blocks segment is primarily composed of blocks of business that have been acquired since 2004. The segment includes various protection products, primarily whole life, universal life, variable universal life, and term life insurance products, as well as fixed, fixed index, and payout annuities. The Closed Life and Annuity Blocks segment also includes a block of group payout annuities that we assumed from John Hancock Life Insurance Company (USA) and John Hancock Life Insurance Company of New York through reinsurance transactions in 2018 and 2019, respectively.

We historically offered traditional and interest-sensitive life insurance products but discontinued new sales of life insurance products in 2012, as we believe opportunistically acquiring mature blocks of life insurance policies is a more efficient means of diversifying our in-force business than selling new life insurance products. As of December 31, 2022, we had more than 1.6 million policies in-force. At December 31, 2022, our Closed Life and Annuity Blocks segment had $23.4 billion of total reserves.

Corporate and Other

Corporate and Other primarily consists of unallocated corporate income and expenses. It also includes certain eliminations and consolidation adjustments.

Distribution and Operations

Distribution Channels

As of December 31, 2022, our retail annuities are distributed through approximately 534 distribution partners and more than 132,000 licensed and appointed advisors across three traditional broker-dealer channels, including independent broker-dealers; banks and other financial institutions; wirehouses and regional broker-dealers; and more than 1,070 registered investment advisor firms with over 10,400 independent registered investment advisors (“RIAs”), third-party platforms and insurance agents across our IPA channel (the “IPA channel”).

In addition, Jackson National Life Distributors LLC (“JNLD”) is registered as a broker-dealer with the SEC, pursuant to the Exchange Act and is registered as a broker-dealer in all applicable states.

Our strong presence in multiple distribution channels has helped position us as a leading provider of retirement savings and income solutions. According to LIMRA, for the twelve months ended December 31, 2022, we accounted for 14.4% of new sales in the U.S. retail variable annuity market and ranked #2 in variable annuity sales. Each of these channels is supported by our sizeable wholesaler field force, which is among the most productive in the annuity industry. According to the Market Metrics Q3 2022 Sales, Staffing, and Productivity Report, our $27 million variable annuity sales per wholesaler are tied with Equitable and Allianz for the highest in the industry while fielding 52 more wholesalers than Equitable and 68 more than Allianz. We are increasingly focused on growing sales through our IPA channel. We intend to facilitate the sale of annuities by registered investment advisors by offering them use of an insurance support desk that satisfies insurance-related licensing and regulatory requirements. We believe there is a significant long-term opportunity to grow annuity sales through registered investment advisors, who managed approximately $8.2 trillion in investor assets at the end of 2021, according to a report by Cerulli Associates.

We sell our institutional products through investment banks or other intermediaries to institutional and corporate investors, plan sponsors and other eligible purchasers.

Operating Platform

Our in-house policy administration platform gives us flexibility to administer multiple product types through a single platform. We have converted more than 3.0 million life and annuity policies and currently administer approximately 78% of our in-force policies on our in-house platform, eliminating the burdens, costs and inefficiencies that would be involved in maintaining multiple legacy administration systems. We also have scalable third-party administration agreements. Our ability to utilize both in-house and third-party administrative platforms gives us flexibility to convert and administer acquired business efficiently. We believe our operating platform provides a competitive advantage by allowing us to grow efficiently and provide superior customer service. We received the Contact Center of the Year award from Service Quality Measurement Group, Inc. ("SQM") for 2019 and 2020 and were a finalist for the 2021 and 2022 award. In 2022, Jackson received the Highest Customer Service — Financial Industry award from SQM for the 11th straight year. According to the Operations Managers’ Roundtable, we ranked 2nd for overall operational capabilities in 2021 and 2022 by our broker-dealer partners.

Underwriting and Product Design

Our key underwriting and product design practices include:

•In 2012, we developed and launched Elite Access, our investment-only variable annuity that does not include any guaranteed living benefits. Since that time, it has been the industry’s best-selling investment-only variable annuity. As of December 31, 2022, Elite Access represented 12% of our total variable annuity account value.
•All our variable annuities, including our flagship variable annuity, Perspective II, may be purchased without any guaranteed living benefits. As of December 31, 2022, variable annuities with no guaranteed living benefits (including investment-only variable annuities) represented 24% of our total variable annuity account value.
•For those products that include optional guaranteed benefits, we focus on living benefits that are easier to manage in terms of risk, such as GMWB and GMWB for Life. As of December 31, 2022, 75% of our total variable annuity account value included a GMWB or GMWB for Life guaranteed living benefit.
•We no longer offer guaranteed living benefits that we believe offer us a lower risk-adjusted return, such as Guaranteed Minimum Income Benefits, or GMIBs; instead, we utilize third-party reinsurance to mitigate the risks that we face relating to those benefits. As of December 31, 2022, less than 1% of our total variable annuity account value included a GMIB, substantially all of which has been reinsured.
•We have designed substantially all of our products such that the guarantee fee charged to the customer is calculated based on the benefit base, rather than the account value, which supports our hedging program by stabilizing the guarantee fees we earn.
•Less than 5% of our in-force variable annuity policies, based on account value as of December 31, 2022, were sold prior to the 2008 financial crisis, a period when many variable annuities sold by our competitors were uneconomically priced and offered difficult to manage guarantee features.

•We successfully launched Jackson Market Link Pro® and Jackson Market Link Pro® Advisory, our commission and advisory based suite of RILAs, in the fourth quarter of 2021. For the year ended December 31, 2022, RILA sales of $1.8 billion represented 12% of our total retail annuities sales for the year.
•We successfully entered the Defined Contribution market as a carrier in the AllianceBernstein Lifetime Income Strategy in the fourth quarter of 2021. For the year ended December 31, 2022, we had sales of $696 million representing 4% of our total retail annuities sales for the year.

We set what we believe are appropriate mortality and policyholder behavior assumptions as part of our pricing and reserving practices. We monitor experience on a regular basis, and we incorporate new experience data and emerging trends to ensure our actuarial assumptions and models reflect the appropriate mix of all available information and expert judgment.

Our core dynamic hedging program seeks to offset changes in economic liability associated with variable annuity guaranteed benefits due to market movements, while our macro hedging program seeks to protect statutory capital under a range of stress scenarios. We also use third-party reinsurance to mitigate a portion of the risks we face, principally in certain of our in-force annuity and life insurance products with regard to longevity and mortality risks and with regard to the vast majority of our GMIB optional benefit features.

Historically, we have managed and diversified our overall mortality and longevity risks through acquisitions. Since 2012, we have acquired more than $15.0 billion in life and annuity reserves. Consistent with our financial goals, we may opportunistically explore acquisitions we believe provide attractive risk-adjusted returns.

Jackson National Asset Management

The separate account assets associated with our variable annuities are managed by JNAM, a wholly-owned registered investment advisor that provides investment advisory, fund accounting and administration services to the funds offered within our variable annuities. JNAM selects, monitors and actively manages the investment advisors that manage the funds we offer within our variable annuities. Over the past 10 years, 50% of the assets under management in our actively-managed mutual funds outperformed their Morningstar® Category Average as of December 31, 2022. This relative outperformance benefits our clients, increases our fee income and decreases the liabilities associated with optional guarantee benefits, as the probability decreases that withdrawals will deplete the client’s account value. JNAM’s selection and monitoring process also enables us to focus on funds where we believe we can transact in highly correlated hedge assets. JNAM also directly manages asset allocation for funds of funds offered within our variable annuities. As of December 31, 2022, JNAM managed $219.1 billion of assets.

Fees on Variable Annuity Account Value and Benefit Base

We earn various types of fee income based on the account value or benefit base associated with our variable annuities. In general, optional guarantee benefit fees calculated based on the benefit base are more stable in market downturns compared to fees calculated based on the account value.

Mortality & Expense and Administrative Fees. We earn mortality and expense fees as well as administrative fees (referred to as “core contract charges”) on variable annuities. The mortality and expense fees are calculated based on the customer’s account value and are expressed as an annual percentage deducted daily. These fees are used to offset the insurance and operational expenses relating to our variable annuities. Additionally, the administrative fees are charged either based on the daily average of the net asset values in the applicable subaccounts or when contracts fall below minimum values based on a flat annual fee per contract.

Living Benefit Rider Fees. We may earn fees on guaranteed benefits, such as for any type of guaranteed living benefit (including GMWB and GMWB for Life). The fees earned vary by generation and rider type and are generally calculated based on the living benefit base until the account value is exhausted.
Investment Management and Administrative Fees. We charge investment management and administrative fees for the mutual funds managed by our subsidiary JNAM that are offered as investments under our variable annuities. JNAM acts as an investment advisor for every fund offered to our variable annuity customers. JNAM selects, monitors and actively manages the investment advisors that sub-advise the funds we offer within our variable annuities, and also provides other administrative services. Investment management and administrative fees differ by fund and may be waived for certain funds.

12b-1 Fees and other revenue. 12b-1 fees are paid by the mutual funds in which our customers chose to invest and are calculated based on the net assets of the funds allocated to applicable subaccounts. These fees reduce the returns customers earn from these mutual funds.

Death Benefit Rider Fees. We may earn fees on guaranteed death benefits in addition to the core contract charges, and these benefits may be offered in conjunction with other benefits. The fees earned vary by generation and rider type. For some death benefits, such as, return of premium death benefits, the fees are calculated based on account value, but for enhanced death benefits, the fees are generally calculated based on the death benefit base.

Surrender Charges. Many, but not all, variable annuities may impose surrender charges on withdrawals for a period of time after the purchase and in certain products for a period of time after each subsequent contribution, also known as the surrender charge period. A surrender charge is calculated as a percentage of the contributions withdrawn. Surrender charges generally decline gradually over the surrender charge period, which can range up to eight years, depending on the product. Our variable annuities typically permit customers to withdraw up to 10% of their account value each year without any surrender charge, although their guaranteed benefits may be impacted by such withdrawals through the reduction of the benefit base. Our annuities may also specify circumstances when no surrender charges apply, for example, upon payment of a death benefit or due to terminal illness.

The table below presents a breakdown of our variable annuity fee income by type of fee:

	Years Ended in December 31,
	2022	2021	2020
	(in millions)
Mortality & Expense and Administrative Fees	$2,396	$2,726	$2,218
Living Benefit Rider Fees	2,594	2,334	2,082
Investment Management and Administrative Fees	1,045	1,162	953
12b-1 Fees and other revenue	619	696	563
Death Benefit Rider Fees	497	532	440
Surrender Charges	44	50	53
Total	$7,195	$7,500	$6,309

Risk Management

Enterprise Risk Management Framework

Our disciplined risk management framework (“Framework”) is focused on identifying, assessing, managing, monitoring and reporting material risks to our business. This Framework is reviewed on an annual basis to ensure it meets the expectations of stakeholders and remains in compliance with regulatory requirements. The Framework is organized around the following six core components designed to provide clear direction and embed risk management in day-to-day decision making, each of which is described further below.

•Risk Governance and Culture
•Risk Appetite and Limits
•Risk Identification, Assessment, Measurement and Management
•Risk Monitoring, Reporting and Escalation
•Risk Response and Recovery Plans
•Risk Stress and Scenario Testing

Risk Governance & Culture

JFI’s Board of Directors (the "JFI Board") oversees and approves the risk framework and delegates risk oversight responsibilities to board-level committees, management committees, and executive management. We embed risk management in the business using a three lines model:

•Risk Ownership and Management (first line): Our business functions have primary ownership of risk management relating to their area of expertise.

•Risk Oversight and Challenge (second line): Our Risk team focuses on risk oversight and challenge, relating to business, financial and non-financial risks. Our compliance team oversees and ensures appropriate frameworks are in place to manage compliance and regulatory requirements.
•Independent Assurance (third line): Our internal audit team provides independent, objective, and risk-based assessment and reporting on the overall effectiveness of risk management, control, and governance processes across the organization. The internal audit team is directly overseen by the JFI Audit Committee and operates pursuant to a charter which is reviewed and approved annually by the JFI Audit Committee.

Risk Appetite and Limits

We manage our business under a JFI Board approved Risk Appetite, which articulates the risk we are willing to accept in pursuit of our objectives. The JFI Finance and Risk Committee approves and monitors a limits framework to support monitoring compliance with the Risk Appetite.

Risk Identification, Assessment, Measurement and Management

We operate an enterprise-wide risk identification and risk & control self-assessment ("RCSA") process to measure and develop a holistic and prioritized view of the material risks we face and our control environment. Risks we consider include financial (e.g., market, credit and counterparty, liquidity, and insurance), non-financial (e.g., compliance, cyber, technology, third party, people, transaction processing) and strategic (e.g., capital management, change management, regulatory change, product design and pricing). We also monitor the external environment for emerging risks. See “Risk Factors” for a description of the risks we face.

Risk Monitoring, Reporting and Escalation

Risk monitoring and reporting processes facilitate risk-based decision making by management, and risk management oversight by management and board-level committees. Risk escalation processes exist to ensure Risk Appetite or Risk Limit breaches, and other material non-financial risk events are escalated in a timely manner to executive management, management committees, and board committees.

Risk Response and Recovery Plans

We maintain a financial recovery plan and other response and recovery plans to respond to and remediate breaches of Risk Appetite or Risk Limits, strengthen capital or liquidity, or respond to other significant non-financial risk events.

Risk Stress and Scenario Testing

We periodically perform stress testing to assess the risk profile and test our ability to manage through material financial and non-financial risk events.

We further describe below certain risk management strategies we employ to manage financial and non-financial risks.
Financial Risk

We employ various financial risk management strategies, including hedging and third-party reinsurance. Key objectives of our financial risk management strategies include limiting losses and managing exposures to significant risks within established Risk Limits.

Hedging Program: Our hedging program seeks to balance three risk management objectives: protecting against the economic impact of adverse market conditions, protecting statutory capital, and stabilizing statutory distributable earnings throughout market cycles. Our core dynamic hedging program seeks to offset changes in the economic liability associated with variable and registered index-linked annuity guaranteed benefits due to market movements, while our macro hedging program seeks to protect statutory capital under a range of stress scenarios.

Our hedging strategy manages equity and interest rate risk within risk tolerances through a mix of equity and interest rate derivatives and fixed income assets. We do not directly use hedging to offset the movement in our U.S. GAAP liabilities as market conditions change from period to period, which may result in U.S. GAAP net income volatility.

Third-Party Reinsurance: We utilize third-party reinsurance to mitigate a portion of the risks that we face, principally in certain of our in-force annuity and life insurance products related to longevity and mortality risks and specific features of our variable annuities. We have entered into reinsurance contracts to manage the full spectrum of risk exposure on certain blocks of business. The majority of our in-force fixed annuity and fixed index annuity businesses, as well as the legacy block of Guaranteed Minimum Income Benefits ("GMIBs") on Variable Annuities ("VA"), has been ceded to highly-rated unaffiliated reinsurers.

Pricing and Reserving: We set what we believe are appropriate mortality and policyholder behavior assumptions as part of our pricing and reserving practices. We monitor experience on a regular basis, and we incorporate new experience data and emerging trends to ensure our actuarial assumptions and models are regularly updated and reflect the appropriate mix of all available information and expert judgment. Factors considered in product pricing primarily include expected investment returns, interest rates, market volatility, mortality, longevity, persistency, benefit utilization and operating expenses as well as other features of certain annuity products. Our product pricing models also take into account capital requirements, risk profile, target returns and operating expenses.

Equity Market Risk: Guaranteed benefits within many of the annuity products we sell expose us to equity market risk. We manage equity market risk by both holding sufficient capital and by using derivative-based hedges as described above in our hedging program. We hedge the equity risk embedded within our products by using equity options, total return swaps, and futures on a variety of indices that best represent the equity exposures inherent in the range of underlying investment options available on certain of our annuities.

Interest Rate Risk: To manage interest rate risk, we employ product design, pricing and asset-liability management strategies intended to mitigate the potential effects of interest rate movements. Product design and pricing strategies include the use of surrender charges, market value adjustments, restrictions on withdrawals and the ability to reset crediting rates. Our asset-liability management strategies may include the use of derivatives, such as interest rate swaps, interest rate swaptions (also known as a swap option) and interest rate/bond futures, as well as fixed income assets. We manage interest rate risk in aggregate, contemplating natural offsets between products before pursuing hedging transactions.

We analyze interest rate risk using various models, including multi-scenario models that project future cash flows from our product and benefit liabilities and their supporting investments, including derivatives. These projections involve evaluating the potential gain or loss on our in-force business under various increasing and decreasing interest rate environments. State insurance regulations require that we perform some of these analyses annually as part of our review of the sufficiency of our regulatory reserves. We also measure the relative sensitivities of the value of our assets and liabilities to changes in key assumptions utilizing internal models. These models reflect specific product characteristics and include assumptions based on our expectations regarding lapse, mortality and crediting rates.

We also use common industry metrics, such as duration and convexity, to measure the relative sensitivity of asset and liability values to changes in interest rates. In computing the duration of liabilities, we consider all policyholder guarantees as well as non-guaranteed elements of policyholder liabilities.

Asset-Liability Management Risk: To determine whether obligations within certain of our products will be met when they become due, we use asset-liability cash flow management techniques that consider current and future investment returns, asset and liability durations, risk tolerance and cash flow requirements. We operate under an investment policy intended to maintain a desired spread between the yield on our investment portfolio and the crediting rate paid on our policyholder funds. If subsequent experience proves to be different from current assumptions, maturing liabilities and maturing investment assets may no longer be matched to the degree originally anticipated, placing unanticipated demands on cash flow and liquidity. We closely monitor our investment portfolio to assess our asset-liability position and to change investment strategies and rebalance the duration of our investment portfolio as deemed necessary. We analyze the adequacy of reserves annually, which includes dynamic cash flow testing of assets and liabilities by product under a variety of interest rate scenarios.

Counterparty Risk: The inability of a banking, derivative or reinsurance counterparty to satisfy its obligations could expose us to material risk. Collateralization of the value of contracts we hold with a given counterparty serves as a key component of our counterparty risk management strategy; collateral requirements are specified contractually. In addition, we have placed formal limits on the amount of exposure we are willing to accept with a given counterparty, after consideration of collateral held both in aggregate and by risk source (banking, derivatives, reinsurance); these limits vary based on the credit worthiness of the counterparty.

Non-Financial Risk

In addition to the financial risks noted above, our business inherently faces operational and regulatory risks, which can lead to financial loss, negative impacts to customers and stakeholders, and regulatory scrutiny. Examples of key “non-financial” risks include cyberattacks and information security breaches, failure of third parties to provide contracted services, fraud, model risk and conflicts of interest.

These “non-financial” risks can arise from inadequate or failed internal processes, personnel or systems, including associate error, model error, system failures, and fraud, and from external events that disrupt business processes. We regularly assess and report on our key risks to the JFI Finance and Risk Committee and have management committees and forums in place to manage and oversee our relevant non-financial risks. Our policies, processes and controls (collectively, our internal control environment) are designed and implemented with a goal to minimize exposure to these risks and prevent material financial losses and operational events (direct or indirect) that adversely affect our ability to meet our commitments to customers. In addition, we have risk-specific response plans and processes in place to quickly identify and appropriately address control failures or other risk events when they occur. Our internal control environment, including compliance with internal policies, is regularly assessed for effectiveness, and oversight is provided by our Risk and Internal Audit teams.

Reinsurance

Our third-party reinsurance strategy is designed to manage our risk exposure against the severity of losses, improve the profitability of our business and optimize our capital requirements. Although reinsurance does not discharge us from our primary obligation to make payments to our customers in respect of their policy benefits, it does make the reinsurer liable to the ceding insurance company for the reinsured portion of the risk. We obtain reinsurance from a diverse group of well-capitalized and highly-rated third-party reinsurers. We regularly evaluate the financial condition of these third-party reinsurers and monitor concentration risk with our largest reinsurers at least annually. As part of this review, we consider financial strength ratings, statutory capital and surplus, risk-based capital ("RBC"), statutory earnings and fluctuations, current claims payment aging and our third-party reinsurers’ own reinsurers.

Regulation

Insurance companies are subject to extensive laws and regulations. We are subject to regulation as a result of our parent’s public company status and its ownership and operation of insurance companies, registered investment advisors and a broker-dealer. Further, we are subject to, or affected by, regulations regarding derivatives and relationships with customers. These regulations affect, among other things, how we conduct business, our permitted investments and financial condition, marketing and investment disclosures, cybersecurity and privacy requirements, and applicable accounting standards.

These laws and regulations are complex and subject to change and are administered and enforced by different governmental authorities. These authorities include state insurance regulators, state securities administrators, the SEC, FINRA, the United States Department of Labor (“DOL”), the United States Department of Justice ("DOJ"), and state attorneys general, each of which exercises a degree of interpretive latitude. In some cases, these laws and regulations are designed to protect or benefit the interests of a specific constituency rather than a range of constituencies. For example, state insurance laws and regulations are generally intended to protect or benefit purchasers or users of insurance products.

We are organized under the laws of the State of Michigan and are subject to regulation and supervision by the Michigan Department of Insurance and Financial Services ("DIFS"), and by insurance regulatory authorities in other U.S. states in which we are authorized to transact business. In addition, our subsidiary, Jackson National Life Insurance Company of New York, is domiciled in the State of New York and is subject to regulation and supervision by the New York State Department of Financial Services (“NYSDFS”). Jackson National Asset Management LLC is registered with the SEC as an investment adviser under the Investment Advisers Act. Jackson National Life Distributors LLC is a registered broker-dealer under the Exchange Act and is also subject to regulation and supervision by FINRA.

State Insurance Regulation

State insurance laws establish supervisory agencies with broad administrative and supervisory powers related to granting and revoking licenses to transact business, regulating marketing and other trade practices, operating guaranty associations, licensing agents, prescribing and approving policy forms, regulating certain premium rates, regulating insurance holding company systems, establishing reserve requirements, prescribing the form and content of required financial statements and reports, performing financial and other examinations, determining the reasonableness and adequacy of statutory capital and surplus, regulating the type and amount of investments permitted, limiting the amount of dividends that can be paid and the size of transactions that can be consummated without first obtaining regulatory approval, regulating standards of business conduct and other related matters. Certain information and reports that we have filed with DIFS can be inspected during normal business hours at 530 W. Allegan Street, 7th Floor, Lansing, Michigan.

As part of their regulatory oversight process, state insurance departments conduct periodic examinations, generally once every three to five years, of the books, records, accounts and business practices of insurers domiciled in their states. Examinations are sometimes carried out in cooperation with the insurance regulators of other states under guidelines promulgated by the National Association of Insurance Commissioners ("NAIC"). State and federal insurance and securities regulatory authorities and other state law enforcement agencies and attorneys general also, from time to time, make inquiries and conduct examinations or investigations regarding our compliance with among other things, insurance laws and securities laws. We are currently going through the DIFS and NYSDFS examinations for the most recent three-year period. There are no pending material adverse examinations as of December 31, 2022.

The insurance regulatory framework relating to insurance companies doing business in the U.S. has been placed under increased scrutiny by various states, the federal government and the NAIC. Various states have considered or enacted legislation that changes, and in many cases increases, the states’ authority to regulate insurance companies. Although the federal government does not directly regulate the insurance business, federal legislation and administrative policies in several areas, including pension regulation, age and sex discrimination, financial services regulation, securities regulation and federal taxation, can significantly affect the insurance business. Legislation has been introduced from time to time in the U.S. Congress that could result in the U.S. federal government assuming a more expansive role in the regulation of insurance companies. The NAIC has approved and recommended to the states for adoption and implementation several regulatory initiatives designed to reduce the risk of insurance company insolvencies. These initiatives include investment and reserve requirements, risk-based capital standards, restrictions on an insurance company’s ability to pay dividends to its shareholders, and the adoption of model laws, including the Risk Management and the Own Risk and Solvency Assessment Model Act, relating to risk management and financial exposure assessment, and the Corporate Governance Annual Disclosure Model Act, relating to governance structures.

State insurance laws and regulations also include numerous provisions governing the marketplace activities of life and annuity insurers, including provisions governing the form and content of disclosure to consumers, including illustrations, advertising, sales practices and complaint handling. State regulatory authorities generally enforce these provisions through periodic market conduct examinations. Insurance regulators have given greater emphasis in recent years to the investigation of allegations of improper life insurance pricing and sales practices by life and annuity insurers, including race-based underwriting or sales practices, and misleading sales presentations by insurance agents, targeting the elderly and suitability of product for potential customers.

In December 2022, Michigan enacted an amendment to the holding company provision within its Insurance Code which adopts a Group Capital Calculation ("GCC") for use in DIFS’ monitoring of insurance holding companies’ solvency. While the GCC is not a capital requirement, the calculation is intended to provide additional analytical information for use in assessing group risks and capital adequacy, complementing DIFS’ current holding company analysis. The changes were required to ensure Michigan remained in compliance with accreditation standards set by the NAIC, which allows for inter-state cooperation and reduces regulatory redundancies.

Annuity Suitability Regulation

On February 13, 2020, the NAIC approved revisions to the Suitability in Annuity Transactions Model Regulation (the “Annuity Suitability Model Regulation”). The revised model imposes a “best interest” standard of conduct and includes a “safe harbor” for fiduciary advisors who recommend annuities. Under the safe harbor, as it applies to the “care” elements of the Annuity Suitability Model Regulation, investment advisors offering annuities need only comply with the Investment Advisers Act. Each state chooses whether to implement the Annuity Suitability Model Regulation. If they choose to do so, they will either amend their current suitability regulations or adopt the new model. In addition, in July 2018, NYSDFS issued the final version of an amended insurance regulation (Regulation 187, “Suitability and Best Interest in Life Insurance and Annuity Transactions”), which incorporates the “best interest” standard for the sale of annuities and expands the application of this standard beyond annuity transactions to include sales of life insurance policies to consumers. The amended regulation took effect on August 1, 2019 for annuities and became effective on February 1, 2020, for life insurance policies. In February 2023, an annuity suitability bill was introduced into the California Senate that includes requirements for controls and process that exceed those in the Annuity Suitability Model Regulation. It is unclear whether this legislation will be enacted in its current form.

Guaranty Associations and Similar Arrangements

The jurisdictions where we are admitted to conduct insurance business have laws requiring insurance companies doing business within their jurisdictions to participate in various types of guaranty associations or other similar arrangements. These associations and arrangements provide certain levels of protection to customers from losses under insurance policies issued by insurance companies that become impaired or insolvent. Typically, these associations levy assessments up to a prescribed limit on member insurers on a basis that is related to the member insurers’ proportionate share of the business in the relevant jurisdiction of all member insurers in the lines of business in which the impaired or insolvent insurer is engaged. Some jurisdictions permit member’s insurer’s to recover assessments that they paid through full or partial premium tax offsets, usually over a period of years. The aggregate assessments levied against us during the prior three years have not been material to our financial condition.

Regulation of Investments

We are subject to state laws and regulations that require diversification of our investment portfolios and limit the amount of investments in certain asset categories, such as below investment-grade fixed income securities, equity real estate, mortgages, other equity investments, foreign investments and derivatives. Failure to comply with these laws and regulations would cause investments exceeding regulatory limitations to be treated as non-admitted assets for purposes of measuring surplus and, in most instances, would require divestiture of such non-qualifying investments. We believe that our investments complied with such laws and regulations at December 31, 2022.

Surplus and Capital; RBC Requirements

The NAIC has developed RBC standards for life insurance companies as well as a model act for state legislatures to enact. The model act requires that life insurance companies report on a RBC formula standard calculated by applying factors to various asset, premium and reserve items and separate model-based calculations of risk associated primarily with interest rate and market risks. The RBC formula takes into account the risk characteristics of a company, including asset risk, insurance risk, interest rate risk, market risk and business risk. The NAIC designed the formula as an early warning tool to identify potentially inadequately capitalized companies for purposes of initiating regulatory action.

Under RBC requirements, regulatory compliance is determined by the ratio (known as the RBC ratio) of a company’s total adjusted capital, as defined by the NAIC, to its company action level of RBC, also as defined by the NAIC. Four levels of regulatory attention may be triggered if the RBC ratio is insufficient:

•“Company action level” - If the RBC ratio is between 75% and 100%, then the insurer must submit a plan to the regulator detailing corrective action it proposes to undertake;

•“Regulatory action level” - If the RBC ratio is between 50% and 75%, then the insurer must submit a plan, but a regulator may also issue a corrective order requiring the insurer to comply within a specified period;

•“Authorized control level” - If the RBC ratio is between 35% and 50%, then the regulatory response is the same as at the “Regulatory action level,” but in addition, the regulator may take action to rehabilitate or liquidate the insurer; and

•“Mandatory control level” - If the RBC ratio is less than 35%, then the regulator must rehabilitate or liquidate the insurer.

As of December 31, 2022, Jackson’s and JNY's total adjusted capital and RBC minimum required levels under the NAIC’s definition substantially exceeded the standards of their respective states of domicile and the NAIC.

We believe that we will be able to maintain our RBC ratios in excess of “company action level” through appropriate claims handling, investing and capital management. However, no assurances can be given that developments affecting us or our insurance subsidiaries, many of which could be outside of our control, will not cause our RBC ratios to fall below our targeted levels. See Risks Factors —Risks Related to Legal, Tax and Regulatory Matters—A decrease in our risk-based capital (“RBC”) ratio (as a result of a reduction in statutory capital and surplus or increase in RBC requirements) could result in increased scrutiny by insurance regulators and rating agencies, which scrutiny could lead to corrective measures and ratings declines adversely affecting our business, financial condition, results of operations and cash flows.”

The NAIC has updated the risk-based capital framework to reflect more current modeling of asset risk and insurance risk. C-1 factors were updated, effective at December 31, 2021. We and our life insurance subsidiary adopted the updated factors, with minimal impact to the RBC ratio. C-2 factors were updated effective at December 31, 2022. We and our life insurance subsidiaries adopted the updated factors, with no change to the RBC ratio.

Statutory Financial Statements

The ability to carry on our business may also depend upon our continued registration under the applicable laws or regulations in the jurisdictions in which we do business. We submit on a quarterly basis to DIFS, and Jackson NY submits on a quarterly basis to NYSDFS, certain reports regarding its statutory financial condition (each, a “Statutory Statement” and, collectively, the “Statutory Statements”). Each Statutory Statement includes other supporting schedules as of the end of the period to which such Statutory Statement relates. The statutory basis financial statements are prepared in conformity with accounting practices prescribed or permitted by DIFS or NYSDFS, as applicable. Statutory accounting principles differ in certain respects from U.S. GAAP; in some cases, such differences are material.

Federal Initiatives Impacting Insurance Companies

While the U.S. government does not directly regulate the insurance industry, federal initiatives can impact the insurance industry.

Title VII of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the "Dodd-Frank Act"), which was enacted in response to the financial crisis that began in 2008, and similar laws passed in jurisdictions outside the U.S., has significantly impacted the regulation of over-the-counter derivatives. In the U.S., the Commodity Futures Trading Commission (the “CFTC”) and the SEC regulate swaps and other derivatives. The CFTC has primary jurisdiction over swaps, which constitute the vast majority of the market, and the SEC has primary jurisdiction over security-based swaps.

Many requirements of the Dodd-Frank Act and similar regulations globally make it more costly to use derivatives and hedge investment exposures and may affect returns to us. These regulations may impede our ability to utilize derivatives. Another factor that has driven up the cost of trading in both over-the- counter and exchange traded derivatives is the increased capital charges imposed on financial intermediaries, such as futures commission merchants and banks. As a result of these regulations, we expect costs to continue to rise, which could adversely impact our ability to implement our desired hedging strategies.

Since enactment of the Dodd-Frank Act, the CFTC has adopted significant regulations that change the way swaps are traded in the U.S. In addition to imposing registration requirements on swap dealers and large market participants, known as major swap participants, the CFTC regulations have subjected a significant portion of the interest rate swap market and some of the credit default swap index market to mandatory exchange or swap execution facility trading and central clearing requirements. The CFTC regulations have also imposed new regulatory requirements on swap transactions, including trade reporting and recordkeeping requirements, know-your-customer and other sales practices requirements, and documentation requirements that apply to swap transactions entered into with swap dealers and major swap participants.

Regulators around the world, including U.S. banking regulators and the CFTC, have implemented margin requirements for uncleared derivatives generally in accordance with the recommendations of the Basel Committee on Bank Supervision and International Organization of Securities Commissions. The variation margin requirements require us to exchange variation margin (comprised of specified liquid instruments and subject to required haircuts) when entering into uncleared swaps and security-based swaps with regulated entities. The initial margin requirements are being phased-in and may also ultimately require us to post initial margin when entering into such derivatives. We completed the required legal documentation and changes to our operational processes in 2021 to accommodate the exchange of initial margin with U.S. and European Union swap dealers, when necessary.

Also, banking regulators across the globe adopted rules that apply to certain qualified financial contracts, including many derivatives contracts, securities lending agreements and repurchase agreements, with certain banking institutions and certain of their affiliates. These rules generally require the banking institutions and their applicable affiliates to include contractual provisions in their qualified financial contracts that limit or delay certain rights of their counterparties including counterparties’ default rights (such as the right to terminate the contracts or foreclose on collateral) and restrictions on assignments and transfers of credit enhancements (such as guarantees) arising in connection with the banking institution or an applicable affiliate becoming subject to a bankruptcy, insolvency, resolution or similar proceeding. Our qualified financial contracts are subject to these rules. To ensure our counterparties’ compliance with these new rules, we amended our existing qualified financial contracts with the relevant banking institutions and their affiliates by adhering to the various International Swaps and Derivatives Association (“ISDA”) Resolution Stay Protocols.

The Dodd-Frank Act created the Financial Stability Oversight Council (the “FSOC”). The FSOC has the ability to designate certain insurance companies and insurance holding companies that pose a systemic risk to the financial stability of the United States, in which case such companies would become subject to heightened prudential regulation by the Board of Governors of the United States Federal Reserve (the “Federal Reserve Board”). The Federal Reserve Board may limit such company’s ability to enter into merger transactions, restrict its ability to offer financial products, require it to terminate one or more activities, or impose conditions on how it conducts activities. On December 4, 2019, the FSOC issued final guidance regarding the designation of nonbank financial companies as systemically important. The guidance provides that the FSOC will move from an “entity-based” designation approach towards an “activities-based” approach. This approach would eliminate the prior quantitative thresholds for designation as a systemically important entity in lieu of pursuing designations only if potential risks or threats cannot be addressed through an activities-based approach through the entities’ primary regulator and the potential risk is one that could be addressed through such designation process.

The Dodd-Frank Act also authorizes the Federal Insurance Office (the “FIO”) to assist the Secretary of the Treasury Department in negotiating covered agreements. A covered agreement is an agreement between the U.S. and one or more foreign governments, authorities or regulatory entities, regarding prudential measures with respect to insurance or reinsurance. The FIO is further charged with determining, in accordance with the procedures and standards established under the Dodd-Frank Act, whether state laws are preempted by a covered agreement. Pursuant to this authority, in September 2017, the U.S. and the European Union signed a covered agreement (the “EU Covered Agreement”) to address, among other things, reinsurance collateral requirements. In addition, on December 18, 2018, the Treasury Department and the Office of the U.S. Trade Representative signed a Bilateral Agreement between the U.S. and the United Kingdom on Prudential Measures Regarding Insurance and Reinsurance in anticipation of the United Kingdom’s potential exit from the European Union (the “UK Covered Agreement” and, together with the EU Covered Agreement, the “Covered Agreements”). U.S. state regulators have five years from the dates the Covered Agreements were signed to adopt reinsurance reforms removing reinsurance collateral requirements for EU and UK reinsurers that meet the prescribed minimum conditions set forth in the applicable Covered Agreement or else state laws imposing such reinsurance collateral requirements may be subject to federal preemption. On June 25, 2019, the NAIC adopted amendments to the Credit Reinsurance Model Law and Model Regulation to conform to the requirements of the Covered Agreements. As of November 2022, 54 jurisdictions have adopted the 2019 revisions to the Credit for Reinsurance Model Law and 49 jurisdictions have adopted revisions to the Credit for Insurance Model Regulation.

On June 5, 2019, the SEC adopted a package of investment advice reforms designed to enhance investor protections while preserving retail investor access and choice. The most significant element of the package is a rule (known as “Regulation Best Interest”) establishing a best interest standard of conduct for broker-dealers and their representatives when they make recommendations to retail investors. Regulation Best Interest became effective on June 30, 2020. Regulation Best Interest enhances the duties and disclosure requirements that apply to our broker-dealer and investment adviser subsidiaries when they provide recommendations and investment advice to retail investors, as well as our representatives that provide such services. The reforms increase the regulatory burden on broker-dealers selling our products, but also provide a more consistent regulatory standard that could provide benefits to the overall insurance and investment market. Also, FINRA adopted rules to align to Regulation Best Interest and is enforcing both the SEC regulations and its own rules relating to recommendations of investments to retail consumers.

The Department of Labor’s final prohibited transaction exemption on Improving Investment Advice for Workers and Retirees, PTE 2020-02 (the “Fiduciary Advice Rule”) became effective February 16, 2021. The Fiduciary Advice Rule reinstates the text of the DOL’s 1975 investment advice regulation defining what constitutes fiduciary “investment advice” to Employee Retirement Income Security Act (“ERISA”) Plans and Individual Retirement Accounts (“IRAs”) and provides guidance interpreting such regulation. The guidance provided by the DOL broadens the circumstances under which financial institutions, including insurance companies, could be considered fiduciaries under ERISA or the Internal Revenue Code of 1986, as amended (the “Code”). In particular, the DOL states that a recommendation to “roll over” assets from a qualified retirement plan to an IRA, or from an IRA to another IRA, can be considered fiduciary investment advice if provided by someone with an existing relationship with the ERISA Plan or an IRA owner (or in anticipation of establishing such a relationship). This guidance reverses an earlier DOL interpretation suggesting that roll over advice did not constitute investment advice giving rise to a fiduciary relationship. However, the guidance has been subject to court challenges. In one recent decision issued in February 2023, a U.S. district court in Florida vacated the roll over portion of the guidance, ruling that the DOL exceeded its authority in this area by issuing guidance without going through a rulemaking process.

In connection with the Fiduciary Advice Rule, the DOL also issued an exemption that allows fiduciaries to receive compensation in connection with providing investment advice, including advice about roll overs, which would otherwise be prohibited as a result of their fiduciary relationship to the ERISA Plan or IRA. To be eligible for the exemption, among other conditions, the investment advice fiduciary is required to acknowledge its fiduciary status, refrain from putting its own interests ahead of the plan beneficiaries’ interests or making material misleading statements, act in accordance with ERISA’s “prudent person” standard of care and receive no more than reasonable compensation for the advice.

Because our direct distribution of retail products is very limited, we believe that we will have limited direct exposure to the new Fiduciary Advice Rule. However, we continue to analyze and monitor the impact of the Fiduciary Advice Rule, and, while we cannot predict the rule’s impact, it could have an adverse effect on sales of annuities through our independent distribution partners, as a significant portion of our annuity sales are purchased within an IRA. The Fiduciary Advice Rule may also lead to changes to our compensation practices and product offerings and increased litigation risk, which could adversely affect our results of operations and financial condition. We may also need to take certain additional actions to comply with, or assist our distributors in their compliance with, the Fiduciary Advice Rule. In addition, many industry and regulatory observers believe that the DOL will issue revised guidance or provisions within the scope of the Fiduciary Advice Rule in 2023 that could have an impact on sales of annuity and insurance products.

The USA PATRIOT Act of 2001 includes anti-money laundering and financial transparency laws as well as various regulations applicable to broker-dealers and other financial services companies, including insurance companies. Financial institutions are required to collect information regarding the identity of their customers, watch for and report suspicious transactions, respond to requests for information by regulatory authorities and law enforcement agencies and share information with other financial institutions. As a result, we are required to maintain certain internal compliance practices, procedures and controls.

Alternative Reference Rates

After the 2008 global financial crisis, regulators globally determined that existing interest rate benchmarks should be reformed based on concerns that the London Inter-bank Offered Rate ("LIBOR") and other benchmark rates were susceptible to manipulation. Replacement rates that have been identified include the Secured Overnight Financing Rate ("SOFR"), which is intended to replace U.S. dollar LIBOR and measures the cost of overnight borrowings through repurchase agreement transactions collateralized with U.S. Treasury securities. After December 31, 2021 the interest rate derivatives’ market transitioned to SOFR with sufficient liquidity for Jackson to execute new trades. Additionally, legacy LIBOR interest rate swaps would automatically switch to SOFR after June 30, 2023 as Jackson has adhered to the ISDA IBOR Fallback Protocol. Given that the LIBOR transition does not impede the variable annuity hedging program, it is no longer considered a material risk for Jackson.

Cybersecurity Regulations

Cybersecurity is subject to increased scrutiny by insurance regulators. The NYSDFS adopted 23 NYCRR 500 (the “NYSDFS Cybersecurity Regulation”), which requires covered businesses in New York to have a comprehensive cybersecurity program that aligns to the National Institute of Standards and Technology Cybersecurity Framework and requires adequate risk assessments, enhanced third-party vendor management, development of an incident response plan and data breach notifications within 72 hours. The NYSDFS has pursued enforcement actions and penalties for violations demonstrating the significant risk of noncompliance. Also, on November 9, 2022, NYSDFS sought comment on proposed amendments to the Cybersecurity Regulation that include additional requirements.

The NAIC has adopted the Insurance Data Security Model Law, which established the standards for data security, investigation, and notification of a breach of data security for insurance companies. As of February 2023, twenty-one states (including Michigan, effective January 1, 2021) had adopted the model law. Importantly, the drafters of the Cybersecurity Model Law intend that a licensee’s compliance with New York’s cybersecurity regulation will constitute compliance with the Cybersecurity Model Law. We have taken the necessary steps to comply with this regulation. The Cybersecurity Model Law has been adopted in Michigan, effective January 1, 2021.

The California Consumer Privacy Act of 2018 (the “CCPA”) grants all California residents the right to know what information a business has collected from them and the sourcing and sharing of that information, as well as a right to have a business delete their personal information (with some exceptions). The CCPA’s definition of “personal information” is more expansive than those found in other privacy laws applicable to us in the U.S. Failure to comply with the CCPA could result in regulatory fines, and the law grants a private right of action for any unauthorized disclosure of personal information as a result of failure to maintain reasonable security procedures. Additionally, on November 3, 2020, California voters passed a ballot initiative, the California Privacy Rights Act (the “CPRA”), that adjusts and, in some respects, expands consumer rights and business obligations created by the CCPA. The CPRA imposes additional obligations on companies that collect California residents’ personal information, including providing a right to correct personal information, additional protections for certain uses of sensitive personal information, and certain limitations on data use and data sharing that do not involve a sale. The CPRA also creates a new California Privacy Protection Agency, which will be charged with enforcing both the CCPA and the CPRA. The

CPRA took effect on January 1, 2023 and has required some additional compliance investment as well as changes to policies, procedures and operations.

Federal law and regulation require financial institutions to protect the security and confidentiality of customer information, notify customers about their policies and practices relating to their collection, disclosure and securing the confidentiality of customer information. Federal and state laws also regulate disclosures of customer information. In March 2022, Congress enacted a 72-hour cyber reporting provision within a larger legislative package. In addition to this provision, Congress and state legislatures are expected to consider additional regulation relating to privacy and other aspects of customer information.

In February 2023, the NAIC Privacy Protections (H) Working Group unveiled a draft new model privacy law. The proposed model is intended to replace two current NAIC privacy related model laws and includes significant new privacy requirements that would impact insurance companies. The NAIC is currently accepting comments on the model law and may finalize it in 2023. Privacy protection is also gaining attention in state legislatures nationwide. There are now five states with laws generally applicable to data privacy (California, Colorado, Connecticut, Utah, and Virginia). With the exception of California, these laws do not apply to Jackson and other financial institutions subject to the Gramm-Leach-Bliley Act. In addition, in Michigan a pending data privacy bill that has the same exclusion for financial institutions has been referred out of committee. At the federal level, the American Data Privacy and Protection Act (the “ADPPA”) waits for a full vote of the U.S. House of Representatives. If passed by Congress, the ADPPA would preempt most state privacy regulation and create a private right of action for violations of the ADPPA or a regulation promulgated thereunder, which would be available two years after the ADPPA effective date. While the final direction of these proposed statutes and regulations is not clear, they could result in additional requirements for us.

The SEC continues to focus on cybersecurity. In 2022, the SEC proposed cyber regulations impacting public companies, investment advisers and investment companies. IN March 2023, portions of these proposed regulations were opened for additional comment due to the addition of new privacy requirements on broker-dealers, investment advisers and registered investment companies. These proposed regulations increase disclosure obligations relating to cyber events and also impact how entities manage and govern cyber risks. In addition, the SEC published guidance on the topic, recommending periodic assessments of information, how it is stored and how vulnerable it is, and strategies to prevent, detect and respond to cyber threats, including access controls, governance and risk assessments, training, data encryption, restrictions on removable storage media, robust backup procedures, incident response plans and routine testing. Further, investment advisers and fund complexes must also focus on their growing network of third-party service providers. In January 2020, the SEC’s Division of Examinations (the “Division of Examinations”) issued examination observations related to cybersecurity and operational resiliency practices. The observations highlight certain approaches taken by market participants in the areas of governance and risk management, access rights and controls, data loss prevention, mobile security, incident response and resiliency, vendor management, and training and awareness. In July 2020, the Division of Examinations issued a Risk Alert noting the increasing sophistication of ransomware attacks on SEC registrants and service providers to SEC registrants. The Risk Alert provides market participants ways to enhance cybersecurity preparedness and operational resiliency.

Holding Company Regulation

We are subject to regulation under the insurance holding company laws of various jurisdictions. The insurance holding company laws and regulations vary by jurisdiction, but generally require each controlled insurance company to register with state regulatory authorities and file reports that provide information, including capital structure, ownership, financial condition, certain intercompany transactions and general business operations.

Insurance holding company regulations generally provide that no person, corporation or other entity may acquire control of an insurance company, or a controlling interest in any parent company of an insurance company, without the prior approval of such insurance company’s domiciliary state insurance regulator. Under the laws of each domiciliary state of our insurance subsidiaries, any person acquiring, directly or indirectly, 10% or more of the voting securities of an insurance company is presumed to have acquired “control” of the company. This statutory presumption of control may be rebutted by a showing that control does not, in fact, exist. The state insurance regulators, however, may find that “control” exists in circumstances in which a person owns or controls less than 10% of voting securities.

Broker-Dealer, Investment Adviser, Mutual Fund and Securities Regulation

We and certain policies and contracts offered by us are subject to regulation under the federal and state securities laws and regulations. Regulators administering these laws and regulations may conduct examinations of our operations and make requests for information. The primary intent of these laws and regulations is to protect investors in the securities markets and generally grant supervisory agencies broad administrative powers, including the power to limit or restrict the conduct of business for failure to comply.

JNLD is registered as a broker-dealer with the SEC, pursuant to the Exchange Act and is registered as a broker-dealer in all applicable states. JNLD is also a member of, and subject to regulation by, FINRA, a self-regulatory organization subject to SEC oversight. The SEC and FINRA also regulate the sales practices of broker-dealers. In recent years, both SEC and FINRA have intensified their scrutiny of sales practices relating to variable annuities and variable life insurance. In addition, broker-dealers are also subject to regulation by state securities administrators in those states in which they conduct business, who may also conduct examinations and direct inquiries to broker-dealers.

Jackson National Asset Management LLC is registered with the SEC as an investment adviser pursuant to the Investment Advisers Act. The investment companies (mutual funds) for which JNAM serves as an investment adviser are subject to SEC registration and regulation pursuant to the Securities Act, and the Investment Company Act. The mutual funds advised by JNAM comprise the investment options within the variable products offered by us. In addition, each variable annuity and variable life product is subject to SEC registration and regulation.

JNAM’s business will be impacted by SEC regulatory initiatives with respect to the investment management business. In addition to rules discussed elsewhere, the SEC has adopted rules that include (i) new monthly and annual reporting requirements for certain U.S. registered funds; (ii) enhanced reporting regimes for investment advisers; (iii) implementing liquidity risk management programs for exchange-traded funds (“ETFs”) and open-end funds, other than money market funds; (iv) reforms relating to money market funds that require institutional and prime money market funds to use a floating net asset value ("NAV"), and permit money market funds to impose liquidity fees and redemption gates; (v) significant amendments to rules regarding advertisements by investment advisers; and (vi) significant changes to the regulations applicable to the use of derivatives by U.S. registered funds. As noted above, the SEC has also recently proposed comprehensive reforms to improve cybersecurity risk management for registered investment advisers and registered funds. These rules increased JNAM’s reporting and disclosure requirements. These increased regulatory and compliance burdens could be costly and may impede the growth of our investment advisory business.

The SEC, beginning in late 2020, instituted a comprehensive regulatory agenda focusing on Environmental, Social, and Governance ("ESG") issues. As part of this agenda, in March 2022, the SEC proposed a series of regulations requiring additional disclosures concerning climate change for public companies. The regulations include extensive disclosures concerning the estimated impact of climate change on businesses and how companies manage and govern climate change risk. In addition, the SEC announced a number of actions, including forming an enforcement task force designed to harmonize the efforts of the SEC’s divisions and offices, consider potential comprehensive changes to ESG disclosure guidance, announce ESG as an examination priority, address shareholder rights, create accountability in statements and conduct, and solicit comments to potential changes to the “names rule” under the Investment Company Act to reflect the effect of ESG factors on a fund’s investment objectives and performance. The Division of Examinations subsequently issued a risk alert highlighting ESG deficiencies, internal control weaknesses and effective practices identified during recent examinations of investment advisers, registered investment companies and private funds. The SEC's regulatory asset management agenda, including items that have been implemented within the last year and those that are under consideration, may impact the growth of our investment advisory business due to the increased regulatory and compliance burdens.

JNAM is registered as a “commodity pool operator” with the National Futures Association (“NFA”) pursuant to Commodity Futures Trade Commission (“CFTC”) regulations and acts as a commodity pool operator with respect to the operation of certain of the mutual funds. The CFTC is a federal agency that is responsible for, among other things, the regulation of commodity interests and enforcement of the Commodity Exchange Act of 1974. The NFA is a self-regulatory organization to which the CFTC has delegated, among other things, the administration and enforcement of commodity regulatory registration requirements and the regulation of its members. JNAM and the mutual funds have incurred additional regulatory compliance and reporting expenses as a result, which could reduce investment returns or harm the mutual fund’s ability to implement its investment strategy.

Governmental regulatory authorities may institute administrative or judicial proceedings that may result in censure, fines, the issuance of cease-and-desist orders, trading prohibitions, the suspension or expulsion of a broker-dealer or member, its officers, registered representatives or employees or other similar sanctions.

Environmental, Social and Governance

We take a balanced, long-term approach to serving all stakeholders, including customers, advisors, shareholders, distribution partners, associates, the communities where we work, and our regulators. Our Environmental, Social and Governance ("ESG") commitments are described below and with more detail in our parent’s annual ESG Report. Our parent’s annual ESG Report is not incorporated by reference in, and does not form a part of, this prospectus.

Environmental

We are committed to reducing our climate impact and doing our part to help create a more environmentally sustainable future for us all. To that end, we are taking thoughtful steps to reduce our carbon footprint, consume energy more efficiently, and use natural resources in innovative and impactful ways that result in reduced greenhouse gas ("GHG") emissions. In its first year, the on-site solar farm at our home office in Lansing, Michigan, is generating renewable energy and reducing our need for traditional power generation.
Social

We demonstrate our commitment to corporate social responsibility with charitable donations that (i) generate impact in the communities we serve, (ii) engage associates in a culture of philanthropy, and (iii) grow awareness for our commitment to being a good corporate neighbor. We believe our community partnerships create shared value for Jackson, our associates and the communities in which we operate. We have a passionate and committed workforce that engages with the community and is generous with their time and resources. Jackson encourages community engagement by providing associates with paid time off for volunteering, nonprofit board training and placement, and matching gifts programs for employee charitable contributions and volunteer hours. We remain committed to empowering people and communities and continue to invest in building relationships that serve the greater good.

Governance

We are committed to governance policies and practices that serve the interest of the Company and its stakeholders, starting with independent membership on all Committees of the JFI Board. JFI’s Board seeks directors with a broad range of professional experience, skills, and perspectives who support our commitment to diversity of thought, experience, and background. It also seeks those who contribute to its gender and racial or ethnic diversity. JFI’s Board currently has a 33% gender diversity, and 22% racial and ethnic diversity composition. We have an ownership culture that focuses on providing exceptional value to advisors, policyholders, and shareholders. Jackson also has a risk management framework embedded across the Company, supporting the effectiveness of risk management and the control environment including oversight of ESG risks. We believe our long-term focus produces sustainable, competitive returns for our shareholders. Our internal asset management team at JNAM oversees external managers on our variable annuity platform, performing a robust due diligence process that includes analysis of ESG philosophy and processes.

Human Capital Resources

Our strength lies in the people we employ and values-based culture we foster. We offer significant career opportunities, competitive merit-based compensation, inclusive practices, world-class facilities, and the ability to work for a purpose-driven organization. Our four corporate values — Empower, Respect, Execute and Create — guide our associate practices and decisions.

We had approximately 3,667 associates as of December 31, 2022, comprised of approximately 2,748 full-time associates and approximately 919 part-time associates, inclusive of our Strategic Support Program associates (a flexible, cost-efficient, part-time workforce provides just-in-time scale). Each of our associates play an important role in delivering on our brand promise of clarity for a more confident future. That’s why we make it our priority to offer opportunities for personal growth, talent development, and rewarding career paths for all Jackson team members. We believe our collaborative culture is one of our greatest strengths and is a significant factor in our ability to continue to be an industry leader.

Talent Development, Diversity and Inclusion

We have an established history of developing talent from within. Our senior management team has an average tenure at Jackson of over 20 years. We also recruit talent from outside the organization, as we seek to cultivate an inclusive workplace where different ideas and opinions are heard and respected and where people of different backgrounds can come together to accomplish great things as a team. Through learning and development programs, succession and talent management processes, and competitive rewards and recognition, our diverse and high-performing associates are empowered to innovate and challenge one another to be their best selves. In 2022, 96.2% or over 3,528 of our associates have completed diversity and inclusion training.

In 2022, we continued our mentoring program to support the long-term career growth of associates, with particular focus on development opportunities for diverse associates and emerging leaders. The program began in 2021 and in its second year is still seeing strong participation including:

•More than 245 mentor pairings;
•More than 1,900 hours of mentoring reported by participants; and
•4.5 out of 5 rating in overall program and relationship satisfaction.

Our strategic approach to Diversity and Inclusion focuses on ways to attract and retain highly talented people and cultivates an environment where our associates are encouraged to bring our best selves to work every day. Our Diversity and Inclusion Advisory Council (the "Advisory Council") was established in 2018 to identify opportunities for advancing our diverse and inclusive work environment. The Advisory Council developed a framework and strategy, which includes ensuring an inclusive workplace, developing a diverse talent pool, leveraging diversity and inclusion in the marketplace and reporting our progress.

We recognize the diversity of our associates’ backgrounds and cultures through our voluntary, employee-led Business Resource Associate Groups (“BRAGs”). Supported by executive leadership and aligned with our mission and core values, our nine BRAGs provide opportunities to empower all associates to share their unique and diverse talents with each other.

We have acted in several ways to improve inclusion in our recruiting process, including how we approach job postings, develop position requirements, conduct interviews, and evaluate candidates. We also value our strong partnerships with the many organizations that help us diversify and strengthen our talent pool. Through these partnerships, we are building our recruiting pipeline and are developing stronger leaders who support innovative thought and promote an inclusive and an equitable culture. These organizations include:

•The Association for Wholesaling Diversity and International Association of Black Actuaries: creating opportunities to build, attract and recruit Black talent to Jackson
•The Coalition for Equity in Wholesaling: to increase hiring, retention, and career advancement of a wholesaler workforce that better reflects America by sharing knowledge and building relationships
•Urban League of Middle Tennessee and 9 Paths: leadership and cultural development for executives and high-potential black associates in a 12-month program called Equity in Action
•Disability:IN: assessments and education that help us better understand the needs of individual with disabilities within our workforce

As of December 31, 2022, within Jackson’s workforce, approximately 48.1% of our associates were women and approximately 18.7% of our associates were racially and ethnically diverse. Additionally, four of the seven-member senior management team are women, including our CEO and CFO.

Benefits and Rewards

We recognize the contributions our associates make to our future and their futures by offering competitive salaries, wages, and benefits. Our comprehensive benefits package includes medical, dental, vision, and paid time off along with more innovative benefits including employee and dependent tuition reimbursement programs, paid parental leave, adoption assistance, paid time off to volunteer, and employee charitable gift matching. Our associates are compensated based on their job performance. This performance-driven structure aligns performance incentives with our business productivity strategy, serving to both encourage our associates and satisfy our other key stakeholders. To ensure fair pay, we work actively with a third-party consultant to conduct pay equity studies related to race, ethnicity, and gender. We also have rigorous governance processes in place to ensure that we promote equitable pay practices, reinforce strong risk management, and maintain independent oversight of our executive compensation.

Associate Health and Well-Being

We believe it is important to support our associates and are committed to providing a safe and healthy workplace. Our “Living Life Well” program helps ensure that Jackson associates are provided supportive health, safety and financial wellness resources both at work and at home. These efforts cultivate a supportive and well-balanced corporate culture and help define the future of our success.

The health and safety of our associates is a top priority. Our ergonomics program supports associate wellness by promoting evidence-based ergonomic principles for associates working remotely or at our offices. At the office, associates also have access to a complete training system and highly qualified team of experts to help associates achieve their personal fitness, nutritional and lifestyle goals. We currently operate 21 Occupational, Safety and Health Administration ("OSHA") related programs, in addition to our standard air and water quality programs, in a comprehensive corporate health and safety effort to meet OSHA and American National Standards Institute (“ANSI”) Z10-02019 standards.

We offer programs that support the mental health of associates, including confidential support for more serious issues involving emotional stress and well-being. Our Employee Assistance Program, “Life Balance,” offers online tools, as well as master's-level professionals available for confidential support around the clock. The financial health of our associates is an equally important part of their well-being. We offer programs and educational tools to support their long-term financial wellness. These efforts help our associates build a more confident future for themselves, as well as for the long-term success of our Company and for our shareholders.

Properties

We currently own and occupy the buildings comprising our corporate headquarters campus and related properties in Lansing, Michigan as well as our regional headquarters in Franklin, Tennessee. We also have leases for the following offices:

•District of Columbia under a lease that expires in 2029;

•Chicago, Illinois under a lease that in expires in 2029;

•Schaumburg, Illinois under a lease that expires in 2025; and

•East Lansing, Michigan under a lease that expires in 2024.

Our offices in Franklin, Tennessee support our subsidiary Jackson National Life Distributors LLC (“JNLD”), the distributor of the Contracts and other variable insurance products issued by us and our affiliates. Our offices in Chicago, Illinois support JNAM, which provides certain administrative services with respect to the RILA Separate Account, including separate account administration services and financial and accounting services.

We believe our properties are adequate and suitable for our business as currently conducted and are adequately maintained. All of our offices include operations across all of our reporting segments.

Information about our Executive Officers

Below are the executive officers of Jackson National Life Insurance Company, as of December 31, 2022. The executive officers serve until the next annual appointment of executive officers, or until earlier resignation or removal.

Name	Age	Positions and Offices Held and Principal Occupation
Carrie L. Chelko	49
Executive Vice President and General Counsel of Jackson, a position held since September 2021. As Executive Vice President and General Counsel, Ms. Chelko oversees Legal, Compliance, Enterprise Communications, and Shared Services & Operations. From September 13, 2021 until August 2022, Ms. Chelko also served as Corporate Secretary of Jackson. From August 30, 2021 until September 13, 2021, Ms. Chelko was Executive Vice President of Jackson. Prior to joining Jackson, from April 2020 through August 2021, Ms. Chelko was Senior Vice President and Chief Compliance Officer of Fidelity Investments, Personal Investing. Prior to Fidelity, from May 2013 through March 2020, Ms. Chelko served as the Senior Vice President and Chief Counsel at Lincoln Financial Group.

Don W. Cummings	59
Senior Vice President and Chief Accounting Officer of Jackson, a position held since December 2020. From December 2020 until September 2021, Mr. Cummings also served as Controller of Jackson. Prior to coming to Jackson, Mr. Cummings served as interim Chief Financial Officer at Fortitude Reinsurance Company Ltd. since 2019 and previously held various finance roles at American International Group, Inc., including Global Corporate Controller. Mr. Cummings is a Certified Public Accountant.

Devkumar D. Ganguly	47
Executive Vice President and Chief Operating Officer of Jackson, a position assumed in February 2021. Mr. Ganguly has served in various leadership roles with Jackson, including Senior Vice President and Chief Information Officer from July 2018 to February 2021. Prior to becoming Chief Information Officer, Mr. Ganguly was a Vice President at Jackson from October 2013 to July 2018.

Bradley O. Harris†	53
Executive Vice President and Chief Risk Officer of Jackson, a position assumed in July 2020. Mr. Harris is also a member of Jackson’s Board of Directors. Mr. Harris served as the Chief Risk Officer for Jackson since December 2015. Previously, Mr. Harris served as the Chief Actuary and Chief Product Officer for Prudential Corporation Asia from February 2007 through November 2015.

P. Chad Myers*	56
Vice Chair, Jackson Holdings LLC, a position assumed in February 2020. Prior to his appointment as Vice Chair, Mr. Myers served as Executive Vice President and Chief Financial Officer of Jackson from February 2011 through February 2020. As Vice Chair of Jackson Holdings, Mr. Myers oversaw Investor Relations and Government Relations and was responsible for the asset management and institutional product teams, including Jackson National Asset Management LLC and PPM America, Inc. Mr. Myers holds a Chartered Financial Analyst designation.

Laura L. Prieskorn	54
Chief Executive Officer and President of Jackson, a position assumed in February 2021. Ms. Prieskorn is also chair of Jackson’s Board of Directors. Ms. Prieskorn has been with Jackson for more than 30 years, serving in roles of increasing responsibilities. Ms. Prieskorn's prior management positions include Executive Vice President and Chief Operating Officer from March 2020 through February 2021, and Senior Vice President, Operations from December 2009 through March 2020.

Scott E. Romine	57
Executive Vice President of Jackson, a position assumed in September 2022. Mr. Romine continues to serve as President and Chief Executive Officer of Jackson National Life Distributors LLC, a role assumed in December 2021. Prior to serving in this role, Mr. Romine served as the President of Advisory Solutions for JNLD from February 2018 to December 2021. From August 2016 to February 2018, Mr. Romine held various leadership positions with National Planning Holdings Inc., Jackson's former independent broker dealer network.

Craig D. Smith	55
Executive Vice President of Jackson, a position assumed in September 2022. Mr. Smith continues to serve as President, Chief Executive Officer and Chief Investment Officer of Jackson affiliate, PPM America, Inc., a role assumed in January 2021. Prior to this role, Mr. Smith served as Chief Investment Officer, since 2018. From 2015 to 2018, he served as co-Chief Investment Officer. Mr. Smith is a designated Charter Financial Analyst.

Marcia Wadsten	56
Executive Vice President and Chief Financial Officer of Jackson, a position assumed in February 2021. Ms. Wadsten is also a member of Jackson’s Board of Directors. Ms. Wadsten has been with Jackson for more than 30 years. Prior to her appointment as Chief Financial Officer, Ms. Wadsten served as Senior Vice President, Chief Actuary from June 2016 through February 2021.

*Mr. Myers ceased to be an executive officer as of December 31, 2022, and transitioned to employment as a Senior Advisor on January 1, 2023.
†Mr. Harris resigned from Jackson as of April 25, 2023.

Our Board of Directors

The directors of Jackson National Life Insurance Company, as of December 31, 2022, are as follows:.

Bradley O. Harris† has been a member of the Jackson Board of Directors since December 2015. He earned a bachelor’s degree from the University of Kentucky. Mr. Harris is a Fellow of the Society of Actuaries and member of the American Academy of Actuaries.

Mr. Harris has been Executive Vice President and Chief Risk Officer of Jackson National Life Insurance Company since July 2020. He served as Chief Risk Officer since December 2015. From February 2007 to November 2015, Mr. Harris served as Chief Actuary of Prudential Corporation Asia, responsible for the actuarial functions throughout Prudential’s life insurance operations across 13 markets in Asia. He joined Prudential Corporation Asia in 2007 and served as its Chief Product Officer overseeing product strategy, development and innovation across Asia. Mr. Harris is responsible for leading our risk management strategy and oversight.

†Mr. Harris resigned from Jackson as of April 25, 2023.

Laura Prieskorn, Chair, has been a member of the Jackson Board of Directors since February 2021. Ms. Prieskorn brings to the board her extensive experience and leadership skills, developed from more than three decades of experience at the Company, including development of the Company’s industry-leading operating platform. She earned a bachelor’s degree from Central Michigan University.

Ms. Prieskorn is the Chief Executive Officer and President of Jackson National Life Insurance Company since February 2021. From September 2020 until February 2021, Ms. Prieskorn served as Executive Vice President and Chief Operating Officer, and Chief Operating Officer since April 2019. Ms. Prieskorn joined Jackson in 1988 and has served in numerous leadership roles, including as Senior Vice President and Chief Administration Officer.

Marcia Wadsten has been a member of the Jackson Board of Directors since February 2021. Ms. Wadsten has over 30 years of experience at Jackson. Ms. Wadsten holds a bachelor of science in mathematics from Valparaiso University and a master’s degree in applied mathematics from Purdue University. She is a member of the American Academy of Actuaries.

Ms. Wadsten has been Executive Vice President and Chief Financial Officer of Jackson National Life Insurance Company since February 2021. From 2016 to 2021, she served as Senior Vice President and Chief Actuary. During her career at Jackson, Ms. Wadsten has played a key role in financial modeling, product design, pricing and risk management.

Corporate Governance - Board Composition and Committees

Our Board has three directors. Directors are elected annually and serve for one-year terms and until their successors are elected and qualified, or until their earlier resignation or removal. Vacancies in the board of directors occurring by reason of death, resignation, removal, increase in the number of directors, or otherwise shall be filled by the affirmative vote of a majority of the remaining directors though less than a quorum of the board of directors, unless filled by proper action of the Company’s shareholder. The Board has a regular quarterly meeting cycle and holds special meetings as necessary.

Our Board has four committees, of which Laura Prieskorn serves as the chair of each committee:

•Audit Committee

The Committee assists the Board in meeting its responsibility for the integrity of Jackson’s financial statements, for the effectiveness of the Company’s internal control and risk management systems, and for monitoring the effectiveness and objectivity of the internal and external auditors.

•Compensation Committee

The Committee is accountable to the Board and assists the Board in meeting its responsibilities to review and approve executive officer compensation and any variable incentive or bonus compensation paid to officers of the Company. This Committee also meets once per year to approve insurance company officer compensation as required by the Michigan Insurance Code.

•Retirement Plan Committee

The Committee’s function relates to certain deferred compensation plans that we maintain (the “Covered Plans”). The Covered Plans include (1) the Defined Contribution Retirement Plan (the “401(k) Plan”), (2) the Management Deferred Income Plan (the “MDIP”), (3) the Very Important Producers’ Deferred Commission Plan (the “VIP Plan”), and (4) the New York Very Important Producers’ Deferred Commission Plan (the “NYVIP Plan”). The Board delegates to the Committee with regard to the Covered Plans’ authority to (a) perform all functions that are described in the “Duties” section and (b) make all decisions and take all actions that it deems necessary in the course of performing those functions. The Board does not delegate to the Committee authority to amend, freeze or terminate any of the Covered Plans.

•Risk Committee

The Committee assists the Board in meeting its responsibilities for overseeing effective management of material financial and non-financial risks, including the investment of assets, the asset liability management program, and compliance with JFI Risk Framework and related JFI and Jackson Risk Policies.

EXECUTIVE COMPENSATION

The following sections discuss our executive compensation programs and compensation provided in 2022 to our named executive officers (“NEOs”). References in these sections to the Compensation Committee refer to the Compensation Committee of the JFI Board, which is responsible for the oversight of JFI’s executive compensation programs, including those programs applicable to the Company.

Compensation Discussion and Analysis

This compensation discussion and analysis provides information about the material elements of compensation provided in 2022 to our NEOs.
Our 2022 NEOs are as follows:

NAME	TITLE
Laura L. Prieskorn	Chief Executive Officer and President and Chair of the Board of Directors
Marcia L. Wadsten	Executive Vice President, Chief Financial Officer and Director
P. Chadwick Myers*	Vice Chair, Jackson Holdings LLC
Craig D. Smith	Executive Vice President, Jackson and President, CEO and Chief Investment Officer, PPM America, Inc.
Scott E. Romine	President and CEO, Jackson National Life Distributors LLC
* Mr. Myers ceased to be an executive officer as of December 31, 2022, and became a Senior
Advisor on January 1, 2023.

Executive Summary
A solid foundation has been established in Jackson Financial Inc.’s (“JFI”) first full year as an independent public company. JFI’s business demonstrated resiliency amid volatile equity market conditions and met its commitments to customers, partners, associates and shareholders. Management performed well and took proactive measures to mitigate the negative impacts of market stresses, protecting our statutory capital and delivering solid financial results. We also made meaningful progress across our business to better position Jackson for future success while further establishing the Company as a leader within the annuities industry.

A few examples of our management team’s strong performance and focused, diligent execution of JFI’s 2022 financial and strategic plans despite a difficult environment include:

Financial and Capital Strength
JFI met or exceeded each of its four key financial targets for the year - capital return to shareholders, holding company liquidity, risk-based capital1 (RBC) ratio, and total financial leverage1.

JFI’s full year capital return of $482 million was above the midpoint of the 2022 capital return target range of $425-$525 million.

JFI’s cash and highly liquid securities at the holding company of approximately $675 million at the end of the year were significantly above the targeted minimum liquidity buffer of $250 million.

Jackson maintained a strong capital position, with a risk-based capital1 (RBC) ratio of 544% as of year-end 2022. Total adjusted capital1 was $7.0 billion, which represents a $400 million dollar increase from year-end 2021, despite having remitted $600 million dollars to JFI in early 2022.

JFI maintained a year-end financial leverage ratio of 18.3%, which was better than its long-term targeted range of 20-25% and compares favorably to industry and rating agency expectations.

JFI started 2023 with significant capacity for both continued investment in its business and capital return to shareholders.
Products, Sales, and Service
Our strength in the market has been built on our consistent presence, a compelling retirement value proposition, strong distribution relationships and our award-winning customer service.

We had overall annuity sales of $15.7 billion in 2022. Traditional variable annuity sales for Jackson and the industry were below historical levels, fixed and fixed indexed annuities provided modest incremental new sales and registered index-linked annuities (“RILAs:) were a source of sales growth and distribution expansion, reaching $1.8 billion in our first full year of RILA sales.

1 Please see the explanation of Non-GAAP Financial Measures in Management’s Discussion and Analysis of Financial Condition and Results of Operations.

We have a strong distribution network within our traditional broker-dealer channels and continued to expand our strong presence in the growing independent registered investment advisors (“RIAs”) channel. We ended 2022 with nearly 1,100 registered investment advisor firm agreements providing access to over 10,400 investment advisor representatives, and we entered three new outsourced insurance desk distribution partnerships, further increasing RIA access to our fee-based annuities.

We were once again recognized by the Service Quality Measurement Group, Inc. with several awards for excellence in contact center service, including Highest Customer Service in the Financial Industry in 2022.

Environmental, Social, and Governance (“ESG”) Initiatives
JFI published its first annual ESG Report in May 2022 with full Sustainability Accounting Standards Board (SASB) disclosures. While ESG has been a focus at Jackson for many years, the report allowed JFI to more clearly articulate how this priority is embedded within the Company’s daily business activities. Through dedicated initiatives we continued our commitment to operate environmentally friendly office buildings, ensure an inclusive workplace, develop a diverse talent pool and give back to our local communities through volunteerism, monetary donations, and Board- and committee-level support.

Human Capital Support
Our success is attributed to the relentless efforts of our talented associates throughout 2022. Associates come to Jackson to work with a market leader, and we are grateful for their dedication to executing against our focused strategy. During 2022, we maintained a commitment to developing and supporting the needs of our workforce. With a goal of providing opportunities for continued growth and development, more than 96% of our associates received professional development training in 2022. Our associates continue to be supported with competitive compensation and a holistic benefits package that is regularly cited by associates, and recognized by independent business periodicals, as being industry leading.

Compensation Philosophy

Our compensation philosophy is designed to align the interests and incentives of our NEOs with those of JFI’s long-term shareholders by linking a substantial portion of each NEO’s compensation to achievement of performance metrics aligned with our strategy and includes the following general principles and objectives:

PAYING FOR PERFORMANCE	The majority of executive compensation is in the form of variable elements that are based on company and individual performance results that drive increases in shareholder value
PROVIDING COMPETITIVE TARGET TOTAL DIRECT COMPENSATION ("TDC") OPPORTUNITIES	We aim to offer competitive compensation that enables us to attract, motivate and retain high-performing executives
ALIGNING EXECUTIVES' INTERESTS WITH SHAREHOLDER INTERESTS	A significant portion of our NEOs’ Target TDC is delivered in the form of stock-based incentives
ENCOURAGING LONG-TERM DECISION-MAKING	JFI’s long-term incentive compensation program includes awards with multi-year overlapping performance or vesting periods
AVOIDING PROBLEMATIC PAY PRACTICES	JFI do not provide excessive perquisites, excessive change-in-control severance pay or excise tax gross-ups, and JFI will not reprice stock options without shareholder approval
REINFORCING STRONG RISK MANAGEMENT	Our compensation program is designed to avoid providing our associates with incentives to take excessive risks
MAINTAINING STRONG GOVERNANCE	Fostered by Jackson Financial Inc. Compensation Committee (“JFI Compensation Committee”) oversight of our executive compensation program, we have a rigorous process in place to review plan design, the setting of financial goals and target TDC levels, and review risk, control and conduct issues, and adjust compensation levels as appropriate

Our Compensation and Governance Practices

WHAT WE DO	WHAT WE DON'T DO
☑ Pay-for-performance compensation philosophy	☒ No hedging or pledging of JFI stock by executive officers or directors
☑ Significant majority of executive compensation in the form of at-risk, performance-based pay	☒ No "single-trigger" or excessive change-of-control severance benefits
☑ Annual incentive program linked to financial and strategic goals including ESG performance	☒ No golden parachute excise tax gross-ups in connection with a change of control
☑ Multi-year vesting and/or performance periods for equity grants; appropriately capped incentive levels	☒ No repricing of options permitted in the Jackson Financial Inc. 2021 Omnibus Incentive Plan ("JFI OIP") without shareholder approval
☑ Multiple performance metrics deter excessive focus on a singular performance goal	☒ No evergreen provision in the JFI OIP
☑ “Clawback” policy for incentive programs in the event of an accounting restatement, breach of law or misconduct during the performance period	☒ No payout of dividend equivalents accrued on equity awards unless and until award vests
☑ Robust stock ownership guidelines
☑ Annual assessment of compensation risks
☑ Limited perquisites
☑ Independent compensation consultant

Role of the JFI Compensation Committee

The JFI Compensation Committee discharges the JFI Board’s responsibilities relating to executive compensation. The JFI Compensation Committee is currently responsible for:
•Establishing and periodically reviewing the company’s general compensation philosophy, strategy and principles, and, in consultation with senior management and taking into account JFI shareholder feedback (including the results of JFI’s Say-on-Pay vote), overseeing the development and implementation of compensation programs in accordance with those principles.
•Annually reviewing and approving corporate goals and objectives relevant to the CEO’s total compensation, evaluating the CEO’s performance and recommending for approval by the independent directors of the JFI Board the CEO’s total compensation level.
•Annually reviewing and approving corporate goals and objectives relevant to the compensation of the other NEOs; with input from the CEO, evaluating the performance of these executive officers; reporting the results to the JFI Board; and reviewing and approving incentive compensation levels for NEOs other than the CEO.
•Reviewing and approving all compensation arrangements for executive officers other than the CEO, including employment, consulting, retirement, severance, and change-in control agreements.
•Reviewing and making recommendations to the JFI Board with respect to JFI’s equity-based compensation programs.
•Reviewing and approving JFI’s annual incentive compensation programs.
•Reviewing and overseeing compliance with JFI’s executive officer stock ownership guidelines, hedging, pledging, and clawback policies.
•Overseeing management’s efforts to ensure the company’s compensation programs do not encourage excessive or inappropriate risk-taking.

The Role of Our CEO

Ms. Prieskorn, as part of her CEO responsibilities, evaluates each other executive officer’s performance and makes recommendations regarding the executive officers’ compensation to the JFI Compensation Committee.

The Role of the JFI Compensation Committee’s Independent Compensation Consultant

In overseeing JFI’s compensation programs, the JFI Compensation Committee develops programs based on its own deliberations and recommendations from management and compensation and benefits consultants, including its independent compensation consultant, Mercer U.S. LLC (“Mercer”). Mercer provides research, analysis, and independent advice on topics such as the compensation of our NEOs, executive compensation trends, and peer companies that may be utilized for comparative purposes. Mercer reports directly to the JFI Compensation Committee, and the JFI Compensation Committee may replace the firm or hire additional consultants or advisors at any time.

At the JFI Compensation Committee’s direction, Mercer attends JFI Compensation Committee meetings, reviews and advises on all materials provided to the JFI Compensation Committee for discussion and approval, and undertakes special projects as assigned.
The JFI Compensation Committee has assessed the independence of Mercer based on the New York Stock Exchange listing standards and applicable SEC rules and regulations and concluded that Mercer’s engagement does not raise any conflicts of interest.

Compensation Peer Group

Prior to setting target compensation levels for our NEOs, the JFI Compensation Committee reviews the base salary, target short-term incentive, target equity-based long-term incentive and TDC of each NEO, and compares these elements of compensation to equivalent positions at a select group of peer companies. This peer group is evaluated by the JFI Compensation Committee on an annual basis taking into account the advice of its independent compensation consultant. The companies in JFI’s peer group were selected after careful consideration of a range of relevant factors including size, industry and those with which JFI competes for executive talent, among other factors. The JFI Compensation Committee considers pay data from the peer group as an important reference point in determining how to continue to provide competitive pay opportunities.
The peer group used for 2022 executive compensation decisions included the following companies:

2022 COMPENSATION PEER GROUP
American Equity Investment Life	Ameriprise Financial	Brighthouse	CNO Financial

Equitable	Genworth Financial	Guardian Life	Lincoln National

Pacific Life	Principal Financial	Unum Group	Voya Financial

Elements of JFI’s Executive Compensation Program

Overview

For 2022, the compensation program for our NEOs consisted of base salary, cash-based short-term annual incentive bonus, long-term incentives and limited perquisites. Collectively, these elements of compensation are designed to further the goals set forth in JFI’s compensation principles and JFI’s pay-for-performance philosophy.

The graphics below present the 2022 pay mix for our CEO and other NEOs, as well as the pay mix for the CEO and other named executive officers in JFI’s peer group.

Below we discuss each element of our executive compensation, the reason for providing each element, and how each element fits into our overall compensation philosophy.

Base Salary

The company provides base salaries that are reflective of the responsibilities of each role while maintaining competitiveness in the markets in which we compete for talent. Consistent with JFI’s pay-for-performance philosophy, base salaries comprise not only the smallest percentage of our NEOs’ total compensation, but also the only fixed pay element. The JFI Compensation Committee annually reviews and, if appropriate, adjusts each NEO’s base salary. For the CEO’s base salary, the JFI Compensation Committee recommends any adjustment to the independent directors of the JFI Board for approval. When determining if a base salary adjustment is warranted, the JFI Compensation Committee considers several factors including:
•Company performance against business objectives;
•changes in individual levels of responsibility;
•individual performance and experience;
•market data regarding similar positions in our peer group and the broader financial sector;
•salaries of similar internal roles;
•knowledge of our unique business and relationships; and
•general economic conditions.

While the JFI Compensation Committee considers the above factors to guide their decisions, it does not rely on them exclusively. The JFI Compensation Committee exercises its business judgment based on a thorough assessment of our NEOs’ compensation levels and their overall alignment with our compensation philosophy and pay strategy.

In February 2022, the JFI Compensation Committee approved the base salary for each NEO, except for Ms. Prieskorn, whose salary was approved by the independent members of the JFI Board. The table below sets forth the annualized base salaries of our currently employed NEOs as of December 31, 2022.

NAME	2022 SALARY (AS OF DECEMBER 31, 2022)
Laura L. Prieskorn	$1,000,000
Marcia L. Wadsten	$800,000
P. Chadwick Myers	$950,000
Craig D. Smith	$525,000
Scott E. Romine	$650,000

Short-Term Incentives for 2022

The annual incentive plan is an important element of NEO compensation. The annual incentive focuses NEOs on the achievement of organizational and individual results within a performance year by providing variable compensation that is determined by performance, measured on a company-wide basis or with respect to one or more business units, divisions or affiliates, and on individual performance. The target performance objectives are intended to balance the need to achieve our financial and strategic goals while setting challenging standards of performance.

Our NEOs participate in the same annual incentive programs as the broader leadership team. Details regarding these annual incentive programs are discussed below.

Jackson Annual Bonus Program

Ms. Prieskorn, Ms. Wadsten, Mr. Romine and Mr. Myers participated in the company’s 2022 Jackson Annual Bonus Program. Participants in the 2022 Jackson Annual Bonus Program are eligible to receive payouts at various thresholds based on achievements of certain performance measures established by the JFI Compensation Committee at the beginning of each fiscal year. The performance measures that were selected and approved by the JFI Compensation Committee were consistent with the performance measures selected in 2021 after the demerger, and included:
•Adjusted Pre-Tax Operating Earnings, which measures profitability;
•Excess Capital Generation, which focuses on building capital to support deleveraging and returning capital to shareholders in the future; and
•Key Strategic Objectives, which encourages the achievement of various business objectives including the implementation of JFI’s strategic plans, product distribution and ESG initiatives. The specific objectives that comprise the key strategic objectives, which is 20% of the 2022 Jackson Annual Bonus Program, are as follows:
Strategy reset
◦Development of JFI’s strategic plan as an independent company
◦Establish and execute Investor Relations and Rating Agency strategies that reinforce a consistent message to the investment community, rating agencies and regulators to inform and successfully engage with these key constituents
Grow distribution partners and channels
◦Expand distribution of RILA, establishing as a core product
◦Increase number of advisors selling more than one product group
◦Grow the number of actively producing advisors
ESG Objectives
◦Environment: Install and operate new solar farm as a renewable energy source and drive operational efficiencies through the utilization of green power strategies to reduce carbon output.
◦Social: Enhance an inclusive and diverse organization achieving key milestones, such as establishing a Diversity and Inclusion (D&I) Value Proposition, promoting associate resource groups and embedding D&I content into education curriculum. Drive our philanthropic efforts and engage our associates to volunteer in our local communities.
◦Governance: Establish new business processes to support timely SEC filings required of a public company

2022 SHORT-TERM INCENTIVE PERFORMANCE MEASURES/PAYOUT LEVEL
Goal	Weighting	Threshold(1) 50%	Target(1) 100%	Maximum(1) 200%
Adjusted Pre-Tax Operating Earnings(2)	40%	$1,894m	$2,367m	$2,840m
Excess Capital Generation(2)	40%	$188m	$688m	$1,188m
Key Strategic Objectives	20%	See description above
(1)If actual performance is below the threshold level for a performance measure, then there will be a 0% payout for such measure. If actual performance for a performance measure is between the threshold and target levels, or between the target and maximum levels, then straight-line interpolation will be used to determine the payout percentage.
(2)Please see the explanation of Non-GAAP Financial Measures in Management’s Discussion and Analysis of Financial Condition and Results of Operations.

2022 Annual Bonus Performance Metric Results

The table below describes the threshold, target, and maximum payout levels for each performance measure, including the actual performance achieved and the payout percentage for each performance measure (including the overall cumulative payout percentage, which is used to determine the ultimate payout against the target annual cash incentive amount for each NEO).

2022 SHORT-TERM INCENTIVE PERFORMANCE METRIC RESULTS
		Threshold(1)	Target(1)	Maximum(1)	Actual	Payout	Weighted
Goal	Weighting	50%	100%	200%	Performance	Percentage	Payout
Adjusted Pre-Tax Operating Earnings(2)	40%	$1,894m	$2,367m	$2,840m	$1,669m	—%	—%
Excess Capital Generation(3)	40%	$188m	$688m	$1,188m	$1,064m	175.0%	70.0%
Key Strategic Objectives(4)	20%	See description above			Target	100.0%	20.0%
Cumulative Payout Percentage							90.0%
(1)     If actual performance is below the threshold level for a performance measure, then there is a 0% payout for such measure. If actual performance for a performance measure is between the threshold and target levels, or the target and maximum levels, then straight-line interpolation is used to determine the payout percentage.
(2)    Please see the explanation of Non-GAAP Financial Measures in Management’s Discussion and Analysis of Financial Condition and Results of Operations.
(3)    Pursuant to the terms of the 2022 Jackson Annual Bonus Program, the JFI Compensation Committee made limited, previously contemplated adjustments to the 2022 Excess Capital Generation results related to specific events that occurred during 2022 including unanticipated negative equity return and favorable interest rate variances as compared to when the goals were initially approved by the JFI Compensation Committee. Please see the explanation of Non-GAAP Financial Measures in Management’s Discussion and Analysis of Financial Condition and Results of Operations for an explanation of how “Excess Capital Generation” is calculated.
(4)    The JFI Compensation Committee determined that management met the Key Strategic Objectives in line with expectations, noting, among other items, that:
- Strategy Reset: The investor relations team and senior management conducted over 60 meetings with over 50 JFI investors, including participation in         several conferences, and the ratings agencies team and senior management conducted 32 formal meetings with ratings agencies.
- Grow Distribution Partners and Channels: RILA product sales increased substantially in 2022, establishing it as a core product for Jackson in just over a year. RILA has contributed to a significant increase in producers who are either new to Jackson or reactivated.
- ESG: The Company’s solar farm project was completed in April 2022, both on time and on budget. Electricity generation with the project significantly exceeds original expectations, generating 35% of the total utility consumption for one of the two main buildings on our headquarters’ campus in the first three quarters of operation.
- ESG: Our Diversity and Inclusion Advisory Council and BRAGs developed an organizational value proposition statement with our associates to further strengthen our inclusive culture. We revamped our “Managing at Jackson Live” education series to demonstrate the importance of inclusion in all we do and to reinforce Jackson’s values.

Annual Bonus Payout Amounts for Fiscal Year 2022

2022 BASE SALARY	X	ANNUAL BONUS TARGET	X	APPROVED PAYOUT PERCENT	=	ANNUAL BONUS AMOUNT
To receive an annual bonus, an NEO must remain employed by the Company through the payment date, except in cases of termination due to death, disability or qualifying retirement (each as defined in the JFI OIP), in which case the NEO will be paid a pro-rated bonus based on the portion of the performance year worked.

The JFI Compensation Committee, in its discretion, may vary individual bonus percentage payouts based on an individual NEO’s performance. For 2022, the JFI Compensation Committee determined that it was appropriate to award a cash bonus based on the full bonus pool funding level of 90% for Ms. Prieskorn, Ms. Wadsten, Mr. Romine and Mr. Myers in consideration of their extraordinary performance in navigating the business through a challenging environment and achieving the JFI’s strategic goals in 2022.

The table below sets forth the 2022 target bonuses and actual bonus amounts earned for each of Ms. Prieskorn, Ms. Wadsten, Mr. Romine and Mr. Myers. The cash bonuses earned by these NEOs are reflected in the “Non-Equity Incentive Compensation” column of our 2022 Summary Compensation Table.

	2022 SHORT-TERM INCENTIVE PROGRAM AWARDS
NAMED EXECUTIVE OFFICER	Target Bonus	Approved Payout Percentage	Actual Bonus Amount
Laura L. Prieskorn	$2,000,000 (200% of Base Salary)	90.0%	$1,800,000
Marcia L. Wadsten	$1,400,000 (175% of Base Salary)	90.0%	$1,260,000
P. Chadwick Myers	$1,662,500 (175% of Base Salary)	90.0%	$1,496,250
Scott E. Romine	$975,000 (150% of Base Salary)	90.0%	$877,500

PPM 2022 Bonus Pool. Mr. Smith participated in the PPM 2022 Bonus Pool (the “PPM Bonus Pool”), approved by the Compensation Committee for PPM associates. In 2022, 90% of the PPM Bonus Pool was funded based on investment criteria delivered for each of PPM’s clients on an assets under management-weighted basis. For some clients, the assessment was based primarily on one- and three-year performance of funds against their respective benchmarks or peer groups; for others, it was a combination of investment performance and other measures, such as purchase spreads or credit losses. Each client also had the opportunity to assess a discretionary element to address issues like client service, compliance, and similar factors. The remaining 10% of the PPM Bonus Pool was funded based on a qualitative assessment of PPM’s achievement of fundamental financial and productivity goals relating to pre-tax net income, basis point costs, and core operating earnings. Based on 2022 performance, the PPM Bonus Pool was funded at 123.1% of the target funding amount. For 2022, Mr. Smith was allocated 117.4% of his target bonus, a figure between the Jackson and PPM pool outcomes, reflecting his transition during the year into additional responsibilities also spanning across Jackson.

	2022 SHORT-TERM INCENTIVE PROGRAM AWARDS
NAMED EXECUTIVE OFFICER	Target Bonus	Approved Payout Percentage	Actual Bonus Amount
Craig D. Smith	$1,312,500 (250% of Base Salary)	117.4%	$1,541,000

Long-Term Incentives for 2022

JFI’s long-term incentive (“LTI”) program is designed to incentivize the delivery of longer-term business goals, sustainable long-term returns for shareholders, and strategic priorities. In line with JFI’s pay-for-performance philosophy, long-term incentive compensation forms a significant part of the compensation package for each of our NEOs. The LTI program also serves as a key tool for attracting and retaining senior-level talent and rewards participants based on longer-term business outcomes to align our NEOs’ interests with the interests of JFI’s shareholders.

Each NEO was granted an award of performance share units (“PSUs”) and restricted share units (“RSUs”) on March 10, 2022 (the “2022 Grant Date”) under JFI’s LTI program. Each NEO’s aggregate target LTI award for 2022 was granted 60% in the form of PSUs and 40% in the form of RSUs. The number of units granted to each NEO was determined by dividing the dollar value of the NEO’s target award by the average closing price of JFI’s common stock for the 10-trading day period immediately prior to the 2022 Grant Date. Any PSUs and RSUs that vest will be settled in shares of JFI’s common stock. To further strengthen the alignment of executives’ interests with those of long-term shareholders, all equity awards are subject to JFI’s Compensation Clawback Policy, stock ownership guidelines and JFI’s Insider Trading Policy.
PSUs. The 2022 PSUs may be earned based on the JFI’s achievement of certain financial performance measures over a three-year performance period commencing on January 1, 2022 and ending on December 31, 2024. PSUs may vest between 0% and 200% of the target award based on the level of achievement of the performance measures. The performance measures used for the PSUs focus on critical financial measures and provide a balance between cash flow generation and return on equity. The performance measures are as follows:
•Generation of Net Cash Flow Available to JFI, which supports facilitation of deleveraging and shareholder capital return; and
•Adjusted Operating Return on Equity (“ROE”), which helps ensure a strong underlying financial performance of the business.
The weighting and the threshold, target, and maximum performance goals for each of the two performance measures are set forth in the following table.

2022-2024 GOALS(1)
Performance Measure	Weighting	Threshold (50% Payout)	Target (100% Payout)	Maximum (200% Payout)
Generation of Net Cash Flow Available to JFI(2)	60%	$2,578m	$4,078m	$5,578m
Adjusted Operating ROE(2)	40%	19.0%	23.8%	28.6%
(1)If performance is below the threshold level for a performance measure, then the payout percentage will be 0% for that measure. If performance is achieved between the threshold and target levels, or between the target and maximum levels, then the payout percentage will be determined by straight-line interpolation.
(2)Please see the explanation of Non-GAAP Financial Measures in Management’s Discussion and Analysis of Financial Condition and Results of Operations.
Any PSUs that become earned based on the achievement of the performance measures will vest on March 10, 2025. The table below sets forth the target number of PSUs granted to each NEO in 2022 under JFI’s LTI program and the value of such PSUs based on the closing price of JFI common stock on the 2022 Grant Date of $39.68.

NEO	PSUs (#)	GRANT DATE FAIR VALUE ($)
Laura L. Prieskorn	93,558	3,712,381
Marcia L. Wadsten	33,742	1,338,883
P. Chadwick Myers	82,630	3,278,758
Craig D. Smith	26,840	1,065,011
Scott E. Romine	24,923	988,945

RSUs. The RSUs granted in 2022 will vest in equal tranches on the first, second and third anniversaries of the 2022 Grant Date. The table below sets forth the number of RSUs granted to each NEO in 2022 under JFI’s LTI program and the value of such RSUs based on closing price of JFI’s common stock on the 2022 Grant Date of $39.68.

NEO	RSUs (#)	GRANT DATE FAIR VALUE ($)
Laura L. Prieskorn	62,372	2,474,921
Marcia L. Wadsten	22,494	892,562
P. Chadwick Myers	55,086	2,185,812
Craig D. Smith	17,893	709,994
Scott E. Romine	16,615	659,283
If JFI declares and pays a cash dividend on its common shares, a dividend equivalent equal to the cash dividend will be credited on then outstanding PSU and RSU awards. That dividend equivalent will be deemed reinvested in additional PSUs or RSUs, as applicable, and will be subject to the same vesting and other terms and conditions as the underlying PSU or RSU awards. A dividend equivalent is not payable unless and until the related PSU or RSU award is paid.
PSUs and RSUs vest subject to an NEO’s continued employment through the vesting date(s). The treatment of outstanding PSU and RSU awards upon an NEO’s termination and/or a change in control of the company is described below in the “Potential Payments Upon Termination or Change in Control” section.
PPM Performance Incentive Award Plan. Mr. Smith participates in the PPM Performance Incentive Award Plan (the “PIA”). The PIA is intended to further align individual compensation to the investment performance delivered to PPM clients. For 2022, Mr. Smith received an award under the PIA with a grant date value of $367,500. PIA awards are notionally invested in shares of PPM mutual funds and fully vest on the third anniversary of the grant date, subject to continued employment through the vesting date. Upon vesting, participants receive a cash payment equal to the value of their notionally invested award as of such vesting date.

The 2019 PIA awards previously granted to Mr. Smith in 2019 vested in April 2022. The cash amount payable under this award ($367,391) is included in the “Non-Equity Incentive Compensation” column of our Summary Compensation Table. The amount was determined based on returns in the PPM Core Plus Fixed Income Fund, PPM High Yield Core Fund, and PPM Small Cap Value Fund (the latter of which no longer exists) managed by PPM during the three-year performance period, which represented a return of 13.0% on the original grant amounts of $325,000 in 2019.

The 2022 PIA award granted to Mr. Smith is reflected in the Grants of Plan-Based Awards for the fiscal year 2022 table and, should Mr. Smith be an NEO for fiscal year 2025, will be reflected in the “Non-Equity Incentive Compensation” column of our 2025 Summary Compensation Table when earned.

Stock Ownership Guidelines

The JFI Compensation Committee oversees stock ownership guidelines applicable to senior executives of JFI. The key terms of the stock ownership guidelines are as follows:

TITLE	REQUIRED HOLDINGS
CEO	7 x annual base salary
Executive Committee members	4 x annual base salary
Senior Vice Presidents (and equivalent)	1 x annual base salary

Each covered executive is required to achieve the applicable stock ownership level within five years after becoming subject to it. For purposes of determining ownership levels, stock held outright, vested stock held in deferred accounts, stock held in retirement accounts, and unvested stock-settled RSUs granted under the JFI OIP are counted. Unvested PSUs do not count toward determining ownership levels. Once an executive has acquired sufficient JFI common stock to meet the share ownership requirement, such number of shares then becomes the executive’s minimum ownership requirement (even if the officer’s salary increases or the fair market value of such shares subsequently changes) unless the executive is promoted to a higher level. If a covered executive fails to meet the guidelines within five years, a mandatory deferral of all or a portion of the executive’s annual bonus payment into RSUs will be applied.

Nonqualified Deferred Compensation Plan

Jackson National Life Insurance Company Management Deferred Income Plan (“MDIP”). All NEOs are eligible to participate in the MDIP, an unfunded, non-qualified deferred compensation plan offered to a select group of management and highly compensated associates. Participation in the MDIP is voluntary and provides participants the opportunity to defer income until a later date. Participants may elect to defer a portion of their salary and/or annual incentive bonus during an open enrollment period prior to the year in which the compensation is earned. Amounts deferred are credited to a bookkeeping account and are always 100% vested. A participant may direct the deemed investment of his or her account among the notional investment options available. A participant may elect to receive payment of deferred amounts upon termination of employment or after a specified calendar year. Payment options include a single lump sum or annual installments not to exceed 25 years.
For more information on the Company’s deferred compensation plans, see the fiscal year 2022 Nonqualified Deferred Compensation table.

Tax Implications

Section 162(m) of the Internal Revenue Code generally limits the deductibility, for federal income tax purposes, of compensation paid to certain executives of publicly held companies to $1 million per person per year. As a publicly held company, JFI is subject to the Section 162(m) compensation deduction limits. However, the JFI Compensation Committee has the ability to authorize compensation payments that are not deductible for federal income tax purposes when the JFI Compensation Committee believes that such payments are appropriate to attract, retain and incentivize executive talent.

Limited Perquisites and Other Benefits

The Company provides limited perquisites to its associates, including the NEOs, to facilitate the performance of their management responsibilities.

We maintain corporate aircraft which are used primarily for business travel by our executive officers to provide the CEO and certain direct reports of the CEO with a secure and private environment in which to work while they travel, and to promote the efficient and effective use of their time. The NEOs and their guests may occasionally use our corporate aircraft for non-business purposes, subject to approval on a case-by-case basis and the availability of planes and crews. Our NEOs incur taxable income, calculated in accordance with the U.S. Department of Transportation Standard Industry Fare Level Rates, for personal use of our corporate aircraft. We do not grant bonuses or other compensation to cover, reimburse, or otherwise “gross-up” any income tax owed for personal travel on our corporate aircraft.

Jackson Financial Inc. Severance Plan

All NEOs are eligible to participate in the Jackson Financial Inc. Severance Plan (“Severance Plan”). The JFI Compensation Committee adopted the Severance Plan, effective as of November 7, 2022, to provide severance benefits to a select group of executives. The CEO’s eligibility to participate in the Severance Plan was approved on November 7, 2022 by the independent directors of the JFI Board.

The Severance Plan provides for a lump sum cash payment to a participant in the event of his or her employment termination by the employing company without Cause or by the participant with Good Reason, each as defined in the Severance Plan. The participant’s receipt of that lump sum cash payment is conditioned upon the participant’s execution and non-revocation of a release of claims in favor of JFI and its direct and indirect subsidiaries and affiliates. The amount of the lump sum cash payment for the NEO group in the event of a qualifying termination under the Severance Plan is calculated as:

•for the CEO, a two times multiple of the “severance compensation basis”; and
•for the other NEOs, a 1.5 multiple of the “severance compensation basis”.

The “severance compensation basis” includes a participant’s annual base salary, target annual bonus for the year of termination and the amount required for 12 months of COBRA continuation coverage. The Severance Plan also provides for the payment of a pro-rated annual bonus for the year in which the termination occurs and, if termination occurs before the annual bonus for the immediately prior year is paid, an earned annual bonus for that prior year. The payments are in addition to payments in respect of accrued rights, which include accrued but unpaid base salary, and benefits provided under the Company’s associate benefit plans upon a termination of employment. In the event of a termination for Cause, the Severance Plan provides for the payment of the accrued rights, but not a lump sum cash payment, a pro-rated annual bonus, or an earned annual bonus.

If the participant holds outstanding LTI awards at termination, those awards are treated in the manner set forth in the relevant plan document and award agreement(s).

Retirement Plans

All NEOs participate in the Jackson National Life Insurance Company Defined Contribution Retirement Plan (“DCRP”), in which all U.S.-based associates are generally eligible to participate. Under the DCRP, a 401(k) plan, associates are permitted to contribute a percentage of their annual eligible compensation, subject to limits imposed by the Internal Revenue Code and the plan. Jackson matches 100% of the first six percent of eligible compensation contributed and may make a discretionary profit-sharing contribution. We do not provide or maintain any defined benefit plans or supplemental executive retirement plans.

Compensation Clawback Policy

JFI maintains a Compensation Clawback Policy, which provides the JFI Compensation Committee the ability to recover long-term and/or short-term incentive compensation from executives, including our NEOs, in the event of fraud, malfeasance and/or a material financial restatement. JFI will seek to recover any incentive compensation where:

•the incentive compensation was predicated on achieving certain financial results that are subsequently the subject of a substantial restatement of JFI’s filed financial statements and the JFI Compensation Committee determines that the executive engaged in intentional misconduct that caused or substantially caused the need for a substantial or material restatement and a lower or no payment or award would have been made or granted to the executive based on the restated financial results; and/or
•the JFI Compensation Committee concludes that the executive engaged in fraud, embezzlement, or a violation of his or her employment agreement including:
◦the violation of the JFI’s Code of Conduct and Business Ethics, or
◦misconduct that either results in or could reasonably be expected to result in material reputational or other harm to JFI.

In addition, the JFI Board intends to update the JFI's executive compensation recoupment provisions as necessary to comply with new NYSE requirements before the rules become effective.

Executive Compensation Tables

Summary Compensation Table

The following Summary Compensation Table and accompanying footnotes present important information regarding compensation for each of our NEOs. Additional information regarding the elements of compensation approved by the JFI Compensation Committee are detailed in the compensation discussion and analysis above.

Name and principal position	Year	Salary ($)[1]	Bonus ($)[2]	Stock Awards ($)[3]	Non-equity incentive plan compensation ($)[4]	Change in pension value and nonqualified deferred compensation earnings ($)[5]	All other compen-sation ($)[6]	Total compen-sation ($)
Laura L. Prieskorn Chief Executive Officer and President	2022	1,000,000	—	6,187,302	1,800,000	33,291	74,120	9,094,713
	2021	768,846	268	5,299,800	8,220,000	42,855	122,406	14,454,175
	2020	469,231	268	1,797,134	824,890	37,705	84,329	3,213,557
Marcia L. Wadsten Executive Vice President, Chief Financial Officer	2022	800,000	—	2,231,444	1,260,000	67,589	36,600	4,395,633
	2021	576,635	3,844	3,368,068	2,959,200	89,783	34,800	7,032,330
	2020	368,846	210	1,557,353	1,132,463	79,228	69,167	3,207,267
P. Chadwick Myers Vice Chair of Jackson Holdings LLC	2022	950,000	—	5,464,571	1,496,250	103,537	124,553	8,138,912
	2021	680,000	266	3,714,804	6,707,500	142,548	68,975	11,314,093
	2020	680,000	4,502,054	6,045,814	—	114,702	352,677	11,695,247
Craig D. Smith, Executive Vice President, Jackson and President Chief Executive Officer and Chief Investment Officer, PPM	2022	525,000	—	1,775,005	1,908,391	—	36,600	4,244,997
Scott E. Romine President of Jackson National Life Distributors LLC	2022	650,000	1,648	1,648,228	877,500	5,780	36,600	3,219,756
	2021	358,654	247	1,579,847	1,435,500	6,507	34,800	3,415,555
1.Amounts reported in this column reflect the actual amount of base salary paid to each NEO in that year.

2.The amount in this column for 2022 consists of an anniversary bonus of $1,648 for Mr. Romine.

3.Amounts in this column reflect the aggregate grant date fair value of stock awards granted in the applicable year calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation (“FASB ASC Topic
718”).

The amounts included in this column for PSUs granted in 2022 under JFI’s LTI program are calculated based on the achievement of the performance goals at target levels for such awards. If the highest level of performance is achieved, and using the grant date share price of $39.68, the maximum value for these PSUs are:

Laura L. Prieskorn	Marcia L. Wadsten	P. Chadwick Myers	Craig D. Smith	Scott E. Romine
$7,424,762	$2,677,766	$6,557,516	$2,130,022	$1,977,890
4.Amounts reported in this column reflect the amounts paid under the company’s annual cash incentive plans for the 2022 performance year. More information regarding the terms of the annual cash incentive awards is summarized under “Compensation Discussion and Analysis — Short-Term Incentives for 2022”. The amount reported for Mr. Smith reflects the amount paid under the PPM Bonus Pool ($1,541,000) and the payout of his 2019 PIA Award ($367,391) which vested on April 1, 2022.
5.For amounts deferred under the MDIP, one of the deemed investment options provided a fixed return of 3.75% from January 1, 2022 to December 31, 2022. The amounts shown in this column reflect the above-market earnings, meaning the portion of the interest earned during 2022 that exceeded the interest that would have been earned at an interest rate of 2.18%, from January 1, 2022 to December 31, 2022, which was 120% of the applicable federal long-term rate during the period.

6.The following table reflects 2022 amounts included as “All Other Compensation” for each NEO.

	401(k) Company Contribution	Personal Use of Corporate JetA	Total Other Compensation
Laura L. Prieskorn	36,600	37,520	74,120
Marcia L. Wadsten	36,600		36,600
P. Chadwick Myers	36,600	87,953	124,553
Craig D. Smith	36,600		36,600
Scott E. Romine	36,600		36,600
(A)We determined the aggregate incremental cost of the personal use of our corporate aircraft to include trip fuel expenses, maintenance labor and parts, landing fees, trip catering and crew expenses. Fuel, landing fees and catering are specific to the trip. Maintenance labor and parts are industry average and aircraft specific for each hour of operation. Crew expenses are based on a daily per diem. Because our aircraft is used primarily for business travel, this methodology excludes fixed costs that do not change based on usage such as the salaries, benefits, and training of pilots and crew, purchase or lease costs of aircraft and other fixed costs.

Grants of Plan-Based Awards for Fiscal Year 2022
The following table provides information concerning awards granted to the NEOs in the last fiscal year pursuant to the Jackson Annual Bonus Program, the PPM Bonus Pool, the PPM PIA and the JFI OIP. Fractional shares have been rounded to the nearest whole share for purposes of this filing.

			ESTIMATED FUTURE PAYOUTS UNDER NON-EQUITY INCENTIVE PLAN AWARDS			ESTIMATED FUTURE PAYOUTS UNDER EQUITY INCENTIVE PLAN AWARDS			ALL OTHER STOCK AWARDS: NUMBER OF SHARES OF STOCK OR UNITS (#)	GRANT DATE FAIR VALUE OF STOCK AWARDS ($)(2)
AWARD	GRANT DATE(1)	APPROVAL DATE(1)	THRESHOLD ($)	TARGET ($)	MAXIMUM ($)	THRESHOLD (#)	TARGET (#)	MAXIMUM (#)
Laura L. Prieskorn
Jackson Annual Bonus Program(3)			1,000,000	2,000,000	4,000,000
LTI RSUs(4)	3/10/2022	2/25/2022							62,372	2,474,921
LTI PSUs(5)	3/10/2022	2/25/2022				46,779	93,558	187,116		3,712,381
Marcia L. Wadsten
Jackson Annual Bonus Program(3)			700,000	1,400,000	2,800,000
LTI RSUs(4)	3/10/2022	2/24/2022							22,494	892,562
LTI PSUs(5)	3/10/2022	2/24/2022				16,871	33,742	67,484		1,338,883
P. Chadwick Myers
Jackson Annual Bonus Program(3)			831,250	1,662,500	3,325,000
LTI RSUs(4)	3/10/2022	2/24/2022							55,086	2,185,812
LTI PSUs(5)	3/10/2022	2/24/2022				41,315	82,630	165,260		3,278,758
Craig D. Smith
PPM Bonus Pool(6)				1,312,500
PPM PIA(6)				367,500
LTI RSUs(4)	3/10/2022	2/24/2022							17,893	709,994
LTI PSUs(5)	3/10/2022	2/24/2022				13,420	26,840	53,680		1,065,011
Scott E. Romine
Jackson Annual Bonus Program(3)			487,500	975,000	1,950,000
LTI RSUs(4)	3/10/2022	2/24/2022							16,615	659,283
LTI PSUs(5)	3/10/2022	2/24/2022				12,462	24,923	49,846		988,945
(1)The 2022 LTI awards of PSUs and RSUs under the JFI OIP for Ms. Prieskorn were approved by the JFI Board on February 25, 2022 with a grant date of March 10, 2022. The JFI Compensation Committee approved the awards for the remaining NEOs on February 24, 2022 with a grant date of March 10, 2022.
(2)The amounts in this column represent the aggregate grant date fair value of all equity-based awards granted to the NEOs in 2022 in accordance with ASC 718. The JFI stock price used to calculate the grant date fair value for PSU and RSU awards made on March 10, 2022 was $39.68.

(3)These amounts reflect the payout levels for the NEOs under the Jackson Annual Bonus Program based on the potential achievement of certain performance goals as discussed above in “Compensation Discussion and Analysis — Short-Term Incentives for 2022 — Jackson Annual Bonus Program.” For the actual amounts paid to the NEOs pursuant to the Jackson Annual Bonus Program, see the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table above.
(4)RSUs granted under the JFI OIP pursuant to JFI’s LTI program in 2022 will vest in three equal tranches on the first, second and third anniversaries of the grant date subject to each participant’s continued employment through the applicable vesting date. The number of shares of JFI common stock received on settlement will be increased by an additional number of shares to reflect the dividends that would have been payable during the vesting period.
(5)PSUs granted under the JFI OIP pursuant to JFI’s LTI program in 2022 will vest on March 10, 2025, after completion of the three-year performance period from January 1, 2022 to December 31, 2024, based on achievement of the performance goals described above in “Compensation Discussion and Analysis — Long-Term Incentives for 2022” and subject to each participant’s continued employment through the vesting date. PSUs may vest between 0% and 200% of the target award based on the achievement of the performance measures. If performance is below the threshold level for a performance measure, then the payout percentage will be 0% for that measure. If performance is achieved between the threshold and target levels, or between the target and maximum levels, then the payout percentage will be determined by straight-line interpolation between the applicable levels. The number of shares of JFI common stock received on settlement will be increased by an additional number of shares to reflect the dividends that would have been payable during the vesting period.
(6)For awards made under the PPM Bonus Pool and the PPM PIA, there are no thresholds or maximums. Awards under the PPM PIA are notionally invested in shares of PPM mutual funds, and fully vest on the third anniversary of the grant date, subject to continued employment through the vesting date. Upon vesting, the recipient will receive a cash payment equal to the value of their notionally invested award as of such vesting date.

Outstanding Equity Awards at Fiscal Year End 2022

The following table sets forth outstanding equity grants for each NEO as of December 31, 2022, including grants from 2020, 2021 and 2022.

	STOCK AWARDS
	NUMBER OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED(1)	MARKET VALUE OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED(2)	EQUITY INCENTIVE PLAN AWARDS: NUMBER OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED(1)	EQUITY INCENTIVE PLAN AWARDS: MARKET OR PAYOUT VALUE OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED (2)
NAME	(#)	($)	(#)	($)
Laura L. Prieskorn
2020 Converted PSUs(3)			75,119	2,613,390
2020 Converted Retention Award(4)	57,902	2,014,411
2021 Annual LTI PSU Award(5)			77,842	2,708,123
2021 Annual LTI RSU Award(6)	33,475	1,164,595
2021 Founders Award(7)	39,228	1,364,742
2022 Annual LTI PSU Award(10)			99,806	3,472,251
2022 Annual LTI RSU Award(11)	64,380	2,239,780
Marcia L. Wadsten
2020 Converted PSUs(3)			68,286	2,375,670
2020 Converted Retention Award(4)	47,770	1,661,918
2021 Annual LTI PSU Award(5)			48,651	1,692,568
2021 Annual LTI RSU Award(6)	20,922	727,876
2021 Founders Award(7)	24,517	852,946
2022 Annual LTI PSU Award(10)			35,995	1,252,266
2022 Annual LTI RSU Award(11)	23,218	807,754
P. Chadwick Myers
2020 Converted PSUs(3)			245,850	8,553,122
2020 Converted Retention Award(4)	199,968	6,956,887
2021 Annual LTI PSU Award(5)			87,572	3,046,630
2021 Annual LTI RSU Award(6)	37,660	1,310,191
2022 Annual LTI PSU Award(10)			88,148	3,066,669
2022 Annual LTI RSU Award(11)	56,860	1,978,159
Craig D. Smith
2020 Converted PSUs(3)			66,582	2,316,388
2021 Annual LTI PSU Award(5)			31,623	1,100,164
2021 Annual LTI RSU Award(6)	13,597	473,040
2022 Annual LTI PSU Award(10)			28,632	996,107

	STOCK AWARDS
	NUMBER OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED(1)	MARKET VALUE OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED(2)	EQUITY INCENTIVE PLAN AWARDS: NUMBER OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED(1)	EQUITY INCENTIVE PLAN AWARDS: MARKET OR PAYOUT VALUE OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED (2)
NAME	(#)	($)	(#)	($)
2022 Annual LTI RSU Award(11)	18,467	642,467
Scott E. Romine
2020 Converted PSUs(3)			47,799	1,662,927
2021 Annual LTI PSU Award(5)			17,027	592,369
2021 Annual LTI RSU Award(6)	7,341	255,393
2021 Annual LTI PSU Award – December(8)			13,227	460,167
2021 Annual LTI RSU Award – December(9)	5,703	198,407
2022 Annual LTI PSU Award(10)			26,587	924,962
2022 Annual LTI RSU Award(11)	17,193	598,144
(1)The amounts in these columns represent the number of outstanding PSUs and RSUs, including dividend equivalents credited as of December 31, 2022..
(2)The values in these columns were calculated by multiplying the number of RSUs/PSUs outstanding as of December 31, 2022 by $34.79, the closing price of JFI's common stock on December 31, 2022.
(3)The amounts in these rows reflect Converted PLTIP Awards (as defined below) denominated in PSUs which were originally granted on April 9, 2020. The performance period was January 1, 2020 through December 31, 2022. They were earned, based on achievement of performance conditions during the performance period, and vested on April 9, 2023. All 2020 Converted PLTIP PSUs are shown based on the number of PSUs outstanding on December 31, 2022, multiplied by the applicable vesting percentage based on the actual achievement of the performance conditions).
(4)The amounts in these rows reflect Converted RSP Awards (as defined below) denominated in RSUs which were originally granted on April 9, 2020. These will vest on April 9, 2023.
(5)The amounts in these rows reflect PSUs which were granted on October 4, 2021 under JFI's LTI program. The performance period is January 1, 2021 through December 31, 2023 with a vesting date of April 4, 2024. The number of PSUs shown is based on achievement at the target performance level as the performance for these PSUs exceeded the threshold performance level through December 31, 2022. However, the amount of these awards that are paid out, if any, will depend on the actual performance over the full performance period.
(6)The amounts in these rows reflect RSUs which were granted on October 4, 2021 under JFI’s LTI program. The remaining unvested share units will vest in equal tranches on October 4, 2023 and April 4, 2024.
(7)The amounts in these rows reflect RSUs which were granted on October 4, 2021. The remaining unvested share units will vest on October 4, 2023.
(8)The amounts in these rows reflect PSUs which were granted on December 27, 2021. The performance period is January 1, 2021 through December 31, 2023 with a vesting date of June 27, 2024. The number of PSUs shown is based on achievement at the target performance level as the performance for these PSUs exceeded the threshold performance level through December 31, 2022. However, the amount of these awards that are paid out, if any, will depend on the actual performance over the full performance period.
(9)The amounts in these rows reflect RSUs which were granted on December 27, 2021. The remaining unvested share units will vest in equal tranches on December 27, 2023 and June 27, 2024.
(10)The amounts in these rows reflect PSUs which were granted March 10, 2022 under JFI’s LTI program. The performance period is January 1, 2022 through December 31, 2024 with a vesting date of March 10, 2025. The number of PSUs shown is based on achievement at the target performance level as the performance for these PSUs exceeded the threshold performance level through December 31, 2022. However, the amount of these awards that are paid out, if any, will depend on the actual performance over the full performance period.
(11)The amounts in these rows reflect RSUs which were granted on March 10, 2022 under JFI’s LTI program. These will vest in equal tranches on March 10, 2023, March 10, 2024 and March 10, 2025.

Converted Prudential Equity Awards

In connection with the demerger, equity awards held by certain of our NEOs, which were granted by Prudential prior to 2021, were converted to equity awards denominated in JFI common stock as described below. The converted awards were granted under the JFI OIP.

Converted Prudential Long-Term Incentive Plan (“PLTIP”) Awards. Each of Ms. Prieskorn, Ms. Wadsten, Mr. Myers, Mr. Smith and Mr. Romine held unvested equity awards under the Prudential Long-Term Incentive Plan prior to the demerger. On October 4, 2021, these unvested PLTIP equity awards were converted to equity awards denominated in JFI’s common stock (the “Converted PLTIP Awards”). For additional detail on the number of Converted PLTIP Awards held by our NEOs as of December 31, 2022, see the “Outstanding Equity Awards at Fiscal Year End 2022” table.

The Converted PLTIP Awards are subject to the same terms and conditions that applied to the awards pre-conversion, except that (i) the performance metrics were revised to reflect JFI’s new status as a standalone, public company; and (ii) the JFI

Compensation Committee approved that 25% of the awards will be settled in cash rather than settled in shares to mitigate the dilution impact to shareholders for maintaining these awards with JFI post-demerger. The table below shows the revised metrics.

2020 CONVERTED PLTIP AWARDS(1)
	PERCENT OF NEO’s TARGET PAYOUT
PERFORMANCE METRICS	Laura L. Prieskorn	Marcia L. Wadsten	P. Chadwick Myers	Craig D. Smith	Scott E. Romine
Pre-Tax Adjusted Operating Earnings(2)	80%	50%	80%	80%	80%
Prudential IFRS Operating Profit(2)(3)	—	30%	—	—	—
Sustainability “scorecard” metrics(2)(3)(4)	20%	20%	20%	20%	20%
Total	100%	100%	100%	100%	100%
(1)The Converted PLTIP Awards were granted on April 9, 2020, with a performance measurement period of January 1, 2020, through December 31, 2022. On February 13, 2023, the Compensation Committee certified the achievement of the performance conditions for the 2020 Converted PLTIP Awards. These awards will vest on April 9, 2023, subject to the NEO’s continued employment. All NEOs meet the “qualifying retirement” criteria for the Converted PLTIP Awards, meaning their awards will vest on April 9, 2023 (prorated as applicable, for termination prior to completion of the full vesting period), even if they are not employed by the Company as of such date. Pre-Tax Adjusted Operating Earnings metrics reflect equivalent of original International Financial Reporting Standards ("IFRS")-based goals, converted to GAAP basis.
(2)For the reconciliation of non-GAAP measures to the most comparable U.S. GAAP measure, please see the explanation of Non-GAAP Financial Measures in [Management’s Discussion and Analysis].
(3)Prudential's IFRS-based Operating Profit metric and sustainability “scorecard” outcomes were determined based on performance achieved as of December 31, 2020. Thus, the percentage attributable to these metrics no longer is variable and, subject to vesting upon a final determination of the JFI Compensation Committee in the first quarter of 2023 and the JFI stock price at that time, will determine the final value of the award.
(4)Scorecard metrics for the 2020 Converted PLTIP Awards include Prudential ECap generation, Prudential local capital summation method ("LCSM") capital generation, conduct and diversity, each with a 5% weighting.

Converted Prudential Restricted Stock Plan Awards. Each of Ms. Prieskorn, Ms. Wadsten, and Mr. Myers held unvested equity awards under the Prudential Restricted Stock Plan (“RSP”) prior to the demerger. On October 4, 2021, those unvested equity awards were converted to equity awards denominated in JFI’s common stock (the “Converted RSP Awards”). More information regarding the conversion methodology for these awards can be found in the “Converted Prudential Equity Awards” section of our 2022 Proxy Statement. For additional detail on the number of Converted RSP Awards held by our NEOs as of December 31, 2022, see the Outstanding Equity Awards at Fiscal Year End 2022 table.
The Converted RSP Awards are subject to the same terms and conditions as applied to the awards pre-conversion, except that the Compensation Committee approved that 25% of the awards will be settled in cash rather than shares to mitigate the dilution impact to JFI shareholders for maintaining these awards with JFI post-demerger. The Converted RSP Awards will vest 100% on April 9, 2023, subject to an NEO’s continued employment through such date. Ms. Prieskorn, Ms. Wadsten and Mr. Myers meet the “qualifying retirement” criteria for the Converted RSP Awards, meaning their awards will vest on April 9, 2023, even if they are not employed by the Company as of such date.
For more information on the Converted PLTIP Awards and the Converted RSP Awards, including how they are treated upon a termination of the NEO’s employment and/or a change in control of the company, see the Potential Payments Upon Termination or Change in Control and Outstanding Equity Awards at Fiscal Year End 2022 tables.
Award achievement for the 2020 Converted PLTIP Awards. Each of the NEOs hold a 2020 Converted PLTIP Award. The three-year performance measurement period for these awards, which was set by Prudential, ended December 31, 2022. Please refer to the table above, “2020 Converted PLTIP Awards”, for the weightings applicable for each of the performance measures.
In determining the proportion of the 2020 award that would vest, the JFI Compensation Committee considered actual financial results against performance targets for Pre-Tax Adjusted Operating Earnings. The results of the Prudential IFRS Operating Profit metric and Sustainability Scorecard measures, which includes Prudential ECap generation, Prudential local capital summation method ("LCSM") operating capital generation, conduct, and diversity, were locked as of December 31, 2020, based on Prudential’s assessment of results. The performance achieved with respect to these 2020 Converted PLTIP Awards is described below.
Pre-Tax Adjusted Operating Earnings performance. Under the Pre-Tax Adjusted Operating Earnings measure, 20% of this element of the 2020 award vests for meeting the applicable threshold performance goal that was set by Prudential at the start of the performance period, increasing to 100% vesting for performance at or above the maximum level. The following table illustrates the cumulative performance achieved from January 1, 2020 to December 31, 2022:

PRE-TAX ADJUSTED OPERATING EARNINGS
2020-22 ADJUSTED CUMULATIVE TARGETS			2020-22 CUMULATIVE ACHIEVEMENT ($m)	VESTING UNDER THE PRE- TAX ADJUSTED OPERATING EARNINGS ELEMENT
Threshold ($m)	Target ($m)	Maximum ($m)
$4,795	$5,327	$5,860	$6,424	100%
Sustainability scorecard performance. Sustainability scorecard measures included Prudential LCSM Operating Capital Generation, Prudential ECap generation, conduct, and diversity, as further described below.
•Capital measure — Prudential LCSM Operating Capital Generation. Under this measure, 20% of this element of the award vests for achieving threshold (90% of target), 80% vests for achieving 100% of target and 100% vests for achieving 110% of target. The vesting outcome was based on Prudential’s interim performance assessment of this measure as of December 31, 2020 for the performance period of January 1, 2020 through December 31, 2020 and was above the stretch target, resulting in a 100% vesting outcome on this element.

•Capital measure — Prudential internal ECap operating capital generation. Under the Prudential ECap operating capital generation measure, 20% of this element of the award vests for achieving threshold (90% of target), 80% vests for achieving 100% of target and 100% vests for achieving 110% of target. The cumulative Prudential ECap operating capital generation was above the stretch target in the period through December 31, 2020, resulting in a 100% vesting outcome on this element. This vesting outcome was based on Prudential’s interim performance assessment of this measure as of December 31, 2020 for the performance period of January 1, 2020 through December 31, 2020.

•Conduct assessment. Under the conduct measure, 20% of this element of the award vests for partial achievement of Prudential’s expectations, increasing to full vesting for complete achievement of Prudential’s expectations. For the period up through the date of Prudential’s assessment of this measure (July 5, 2021) there were no significant capital add-ons or material fines in connection with breaches during the performance period, which resulted in a vesting outcome of 100% on this element.

•Diversity assessment. For the diversity assessment, it was determined that the vesting outcome of this measure for the January 1, 2020 through December 31, 2022 performance period would mirror the percentage that was achieved through December 31, 2020 for the performance period of January 1, 2018 through December 31, 2020. The vesting profile for this element was based on the outcome of four equally weighted measures out of a total score of 16 (each measure receives a score of 0 to 4). These measures were based on a combination of qualitative statements with quantitative indicators that are aligned to Jackson’s broadening and evolving Diversity and Inclusion initiatives. Based on results through December 31, 2020, a score of 14 out of a possible 16 points was received, or 87.5% for this element.
On February 13, 2023, the JFI Compensation Committee certified the achievement of the performance for the 2020 Converted PLTIP Awards at 99.4%. These awards will vest on April 9, 2023, the third anniversary of the grant date.

Option Exercises and Stock Vested

The following table summarizes the value received from stock awards that vested during 2022.

	STOCK AWARDS(1)
NAME	NUMBER OF SHARES ACQUIRED ON VESTING (#)	VALUE REALIZED ON VESTING ($)(2)
Laura L. Prieskorn	113,989	4,164,430
Marcia L. Wadsten	73,106	2,662,814
P. Chadwick Myers	195,661	8,138,264
Craig D. Smith	55,309	2,278,192
Scott E. Romine	42,129	1,721,008
(1)Includes dividend equivalents equal to dividends paid throughout the vesting period on the underlying RSU and PSU awards. The amount also reflects share units withheld on December 19, 2022 to cover employment taxes due on unvested grants of RSUs to comply with IRC tax-withholding regulations that apply to equity grants with qualifying retirement vesting provisions.
(2)Amounts reported represent the total pre-tax value realized upon vesting, calculated as share units vested times the closing price of JFI's common stock on the applicable vesting date (or the last NYSE trading day prior to the date vested).

Fiscal Year 2022 Nonqualified Deferred Compensation Plan

The following table provides information on deferrals made by our NEOs in 2022, as well as their aggregate plan balances in the MDIP. We do not make company contributions to the MDIP.

NAME	EXECUTIVE CONTRIBUTIONS IN LAST FISCAL YEAR ($)	AGGREGATE EARNINGS IN LAST FISCAL YEAR(1) ($)	AGGREGATE WITHDRAWALS/ DISTRIBUTIONS ($)	AGGREGATE BALANCE AT LAST FISCAL YEAR END(2) ($)
Laura L. Prieskorn	—	77,681	—	2,113,907
Marcia L. Wadsten	—	(902,162)	299,974	8,568,370
P. Chadwick Myers	—	429,720	—	7,202,843
Craig D. Smith	—	—	—	—
Scott E. Romine	—	3,190	—	376,863
(1)The amounts included in this column include the amounts reported in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column in the “Summary Compensation Table.”
(2)The following amounts included in the Aggregate Balance at Last Fiscal Year End column were reported as compensation in the “Summary Compensation Table” in prior years: Ms. Prieskorn - $42,855, Ms. Wadsten - $89,783, Mr. Myers - $257,250, Mr. Smith - $0, Mr. Romine - $6,507.

Potential Payments Upon Termination or Change in Control

The following table shows the estimated potential payments to each NEO as if the NEO’s employment had been terminated or a qualifying change in control had occurred as of December 31, 2022. These estimated benefits are provided under the terms of the Severance Plan and the incentive plans as described below. The actual amounts that would be paid to any NEO can only be determined at the time of an actual termination of employment or change in control and would vary from those listed below. The estimated amounts listed below are in addition to the amounts listed above in the “Fiscal Year 2022 Nonqualified Deferred Compensation Plan” table, as well as any retirement, welfare and other benefits that are available to our salaried associates generally.

	BASELINE CASH SEVERANCE(1)	PAYMENT OF ACCRUED BONUS	UNVESTED STOCK AWARDS		TOTAL
NAME	($)	($)(2)	($)(3)		($)
Laura L. Prieskorn
Death	—	1,800,000	15,187,591	(4)	16,987,591
Disability	—	1,800,000	15,187,591	(5)	16,987,591
Involuntary Termination w/o Cause	6,046,192	1,800,000	10,949,508	(6)	18,795,700
Resignation for Good Reason	6,046,192	1,800,000	10,949,508	(7)	18,795,700
Qualifying Change in Control	—	—	15,187,591	(8)	15,187,591
Qualifying Retirement	—	1,800,000	10,949,508	(9)	12,749,508
Marcia L. Wadsten
Death	—	1,260,000	9,035,459	(4)	10,295,459
Disability	—	1,260,000	9,035,459	(5)	10,295,459
Involuntary Termination w/o Cause	3,322,378	1,260,000	5,333,455	(6)	9,915,833
Resignation for Good Reason	3,322,378	1,260,000	5,333,455	(7)	9,915,833
Qualifying Change in Control	—	—	9,035,459	(8)	9,035,459
Qualifying Retirement	—	1,260,000	9,035,459	(9)	10,295,459
P. Chadwick Myers (10)
Death	—	1,496,250	23,614,904	(4)	25,111,154
Disability	—	1,496,250	23,614,904	(5)	25,111,154
Involuntary Termination w/o Cause	3,950,843	1,496,250	9,401,659	(6)	14,848,752
Resignation for Good Reason	3,950,843	1,496,250	9,401,659	(7)	14,848,752
Qualifying Change in Control	—	—	23,614,904	(8)	23,614,904
Qualifying Retirement	—	1,496,250	23,614,904	(9)	25,111,154
Craig D. Smith
Death	—	2,347,651	5,347,984	(4)	7,695,635
Disability	—	2,347,651	5,347,984	(5)	7,695,635
Involuntary Termination w/o Cause	2,790,894	1,615,688	3,211,809	(6)	7,618,390
Resignation for Good Reason	2,790,894	1,615,688	3,211,809	(7)	7,618,390
Qualifying Change in Control	—	731,963	5,347,984	(8)	6,079,947
Qualifying Retirement	—	2,347,651	5,347,984	(9)	7,695,635
Scott E. Romine
Death	—	877,500	4,563,019	(4)	5,440,519
Disability	—	877,500	4,563,019	(5)	5,440,519
Involuntary Termination w/o Cause	2,472,801	877,500	3,029,476	(6)	6,379,777
Resignation for Good Reason	2,472,801	877,500	3,029,476	(7)	6,379,777
Qualifying Change in Control	—	—	4,563,019	(8)	4,563,019
Qualifying Retirement	—	877,500	4,563,019	(9)	5,440,519
(1)Represents the lump sum severance payment that the NEO would receive under the Severance Plan as a result of the indicated triggering event occurring on December 31, 2022, subject to the NEO executing and not revoking a release of claims in favor of the company. A Disability for purposes of the

Severance Plan means a “disability” as approved by the company’s long term disability insurance carrier; provided that in the case of any amount paid under the Severance Plan that is subject to Internal Revenue Code Section 409A, Disability shall have the meaning set forth therein.
(2)Represents accrued cash payments that would be earned by each NEO under the Severance Plan as a result of the indicated triggering event, except for death, occurring on December 31, 2022, which amounts are equivalent to the funded amounts based on the final results of the company's key performance indicators for the 2022 Jackson Annual Bonus Program. Upon death, the NEO would receive the target value of their 2022 annual bonus. For Mr. Smith, except in the case of an Involuntary Termination w/o Cause or Resignation for Good Reason, also includes the value of the accelerated vesting of the outstanding awards granted in 2020 and 2021 under the PIA (the PIA award granted in 2022 would be forfeited), assuming a triggering event on December 31, 2022.
(3)The value of the lapse of the service vesting condition for unvested equity awards is calculated by multiplying the estimated number of PSUs and RSUs for which the service vesting is accelerated by the closing market price of JFI shares on December 31, 2022, which was $34.79. See “Termination Provisions” for a description of the treatment of each of JFI’s outstanding equity awards in each termination scenario and see the footnotes below for a description of how JFI determined the estimated number of vested performance-based awards included in this column in each termination scenario.
(4)For the 2021 and 2022 LTI PSUs, the values at death are based upon target performance levels. For the 2020 Converted PLTIP awards, the values at death are based on the actual value of the PSUs earned for the 2020-2022 performance period.
(5)For the 2021 and 2022 LTI PSUs, the values for disability reflect achievement of the target performance level over the entire performance period (which assumption is based on performance through December 31, 2022). For the 2020 Converted PLTIP awards, values for disability are based on the actual value of the PSUs earned for the 2020-2022 performance period.
(6)All current NEOs meet the age and service requirements to be eligible for qualifying retirement for the awards granted under JFI’s LTI program. Therefore, in the event of an involuntary termination without cause, the severance trigger for the 2021 and 2022 LTI awards would be treated as a qualifying retirement under the JFI OIP (which permits the NEO to receive the full amount of the award over the full vesting period rather than pro-rata vesting upon a typical termination without cause). Under the JFI LTI program, the six-month minimum service requirement usually applicable for vesting of awards upon qualifying retirements is waived in the event of the involuntary termination without cause of an individual who meets the criteria for a qualifying retirement. Values for the 2021 and 2022 LTI PSUs in this row reflect achievement of the target performance level over the full performance period (which assumption is based on performance through December 31, 2022).
(7)The 2021 and 2022 LTI awards would be treated as a qualifying retirement under the JFI OIP (which permits the NEO to receive the full amount of the award over the full vesting period rather than pro-rata vesting upon a typical resignation for “good reason"). The PSUs are valued based on achievement of the target performance level (which assumption is based on performance through December 31, 2022).
Although there is not a concept of a resignation for “good reason” in the Converted PLTIP awards, a resignation by a retirement-eligible associate under the PLTIP may qualify as a qualifying retirement — see footnote (9) below, for the amount to be received by the NEOs in such circumstance.
(8)While JFI does not have a change-in-control plan, the values reported are with respect to the accelerated vesting of outstanding unvested equity awards in the event of a qualifying change in control as defined in the JFI OIP and assume that the awards are not assumed by the successor company in the change in control and that no substitute awards were granted. If the awards are assumed by the successor company and/or substitute awards are granted, no accelerated service vesting would occur, except in the case of the Founders Awards, which will immediately vest in full upon the occurrence of a change in control.
(9)In the event of a retirement initiated by the NEO, the 2021 and 2022 LTI awards would vest as the minimum requirement of six months of service had elapsed between the grant dates of the LTI awards and December 31, 2022.
All NEOs other than Ms. Prieskorn met the “qualifying retirement” criteria for the converted awards as of December 31, 2022. The amounts shown in this row assume that JFI approved these NEOs’ retirement for the converted awards. For the 2020 Converted PLTIP awards, amounts shown in this column include the actual value of the PSUs earned for the 2020-2022 performance period.
(10)Mr. Myers was an executive officer of the company as of December 31, 2022, and therefore the amounts in this table show the estimated potential payments to Mr. Myers as if his employment had been terminated or a qualifying change in control had occurred as of December 31, 2022. However, as previously disclosed by JFI, Mr. Myers ceased to be an executive officer as of December 31, 2022, and on January 1, 2023, transitioned to employment as Senior Advisor. Pursuant to a letter agreement entered into between Jackson National Life Insurance Company and Mr. Myers on December 29, 2022, Mr. Myers will receive a monthly salary of $80,000 for his service as a Senior Advisor. He did not receive any severance benefits in connection with the transition.

Termination Provisions

RSUs and PSUs granted under the JFI OIP. Upon the termination of an NEO’s employment by the company for Cause (as defined in the JFI OIP), unvested RSUs and PSUs granted under the JFI OIP will be immediately forfeited and canceled. In general, the RSU and PSU award agreements issued under the JFI OIP provide for the following acceleration or continuation of vesting upon a termination of an NEO’s employment:
•RSUs: Upon an NEO’s death or termination of employment due to Disability (as defined in the JFI OIP), all RSUs that are unvested will immediately vest. Upon the termination of an NEO’s employment by the company without Cause or by the NEO for Good Reason (as defined in the JFI OIP), a pro rata portion of the number of RSUs scheduled to vest on the next vesting date will vest, based on the portion that has elapsed, as of the NEO’s termination date, of the period between the most recent vesting date that occurred prior to the NEO’s termination of employment (or the grant date, if no vesting date had yet occurred) and the next scheduled vesting date, subject to the NEO’s execution and non-revocation of a general release of claims in favor of the company. Upon the termination of an NEO’s employment due to Qualifying Retirement (as defined in the applicable RSU award agreement), all RSUs will fully vest on the applicable vesting date, subject to the NEO’s compliance with certain restrictive covenants set forth in the RSU award agreement and his or her execution and non-revocation of a general release of claims in favor of the company, provided, that at least six months must elapse from the grant date to the NEO’s employment termination date for any termination initiated by the NEO to be treated as a Qualifying Retirement.

•PSUs: Upon an NEO’s death, the PSUs will immediately vest at target performance levels; on a termination by the company without Cause or by the NEO for Good Reason, a pro rata portion of the PSUs, based on the portion of the period between the grant date and the vesting date that has elapsed, will, to the extent not already vested, become vested based on the actual achievement of the performance goals during the entire performance cycle, subject to the NEO’s execution and non-revocation of a general release of claims in favor of the company; and on a termination due to Disability or a Qualifying Retirement (as defined in the applicable PSU award agreement), a number of the PSUs will be earned and become vested based on the actual achievement of the performance goals during the entire performance cycle (as if the NEO’s employment had continued during the entire performance cycle), subject, in the case of a Qualifying Retirement, to the NEO’s execution and non-revocation of a general release of claims in favor of the company, provided, that at least six months must elapse from the grant date to the NEO’s employment termination date for any termination initiated by the NEO to be treated as a Qualifying Retirement.
No cancellation, acceleration or other payment will occur upon a Change in Control (as defined in the JFI OIP) of the company if, as determined by the JFI Compensation Committee, the equity awards granted under the JFI OIP are assumed by the successor company in the Change in Control, provided that the replacement awards must have terms such that if an NEO’s employment is terminated involuntarily by the company or its successor other than for Cause or by the NEO with Good Reason, in each case within the twenty-four months immediately following a Change in Control at a time when any portion of the award is unvested, the unvested portion of such award will immediately vest in full and such NEO will receive (as determined by the JFI Board prior to the Change in Control) either (A) a cash payment equal in value to the fair market value of the stock subject to the award at the date of settlement or (B) publicly-traded shares or equity interests equal in value to the value in clause (A). If the JFI Compensation Committee reasonably determines in good faith prior to the occurrence of a Change in Control that the equity awards granted under the JFI OIP will not be assumed, then all unvested awards will vest and become non-forfeitable. Notwithstanding the foregoing, the Founders Awards will immediately vest in full upon the occurrence of a Change in Control.
Converted PLTIP Awards and Converted RSP Awards. As described above, in connection with the demerger, unvested equity awards under the Prudential Long-Term Incentive Plan were converted into the Converted PLTIP Awards, and unvested equity awards under the Prudential Restricted Stock Plan prior to the demerger were converted into the Converted RSP Awards. These awards generally have the same terms as the awards outstanding prior to the demerger. The Converted PLTIP Awards vest pro rata, based on the duration of the NEO’s service during the vesting period prior to termination, if the NEO ceases to be an eligible associate due to the NEO’s termination due to death, disability, due to retirement with the approval of his or her employer, or a Change in Control; however, in the case of a Change in Control, if a substitute award is granted, no pro rata vesting will apply.
If an NEO’s employment is terminated prior to the vesting date due to the NEO’s disability, redundancy, or a Change in Control, the Converted RSP Awards will vest and will be released within 30 days of the original vesting date (unless, in the case of a Change in Control, a substitute award is granted). Converted RSP awards will vest pro rata upon the termination of an NEO’s service due to death.
PPM Performance Incentive Award Plan. Under the PIA, in the event of a Change in Control of JFI, awards that were granted at least one year prior to the date of such Change in Control will vest immediately. Upon a termination of employment due to disability or approved retirement, awards that were granted at least one year prior to the date of termination will remain outstanding and will vest on their original vesting date to the extent that applicable performance conditions are satisfied. Awards granted less than one year prior to a Change in Control or a termination for any reason will lapse upon such termination or Change in Control.
Jackson Annual Bonus Program. The Jackson Annual Bonus Program generally provides that an NEO must be employed with the company on the payment date to receive the annual bonus, which date usually occurs in March of the subsequent year. However, an NEO is entitled to receive a prorated payment of their earned annual bonus if their employment is terminated during the year due to their death, disability, or qualifying retirement. If the termination of employment due to death, disability or qualifying retirement occurs at or after the end of the year, but prior to the payment date, the NEO is entitled to receive the full amount of the annual bonus earned.
Jackson Financial Inc. Severance Plan. The Severance Plan provides for a lump sum cash payment to a NEO in the event of his or her employment termination by the company without Cause or by the participant with Good Reason, each as defined in the Severance Plan. The amount of the lump sum cash payment for the NEO group is calculated as:

•for the CEO, a two-times multiple of the “severance compensation basis”; and
•for the other NEOs, a 1.5 multiple of the “severance compensation basis”.

The “severance compensation basis” includes a participant’s annual base salary, target annual bonus for the year of termination, and the amount required for 12 months of COBRA continuation coverage. The Severance Plan also provides for the payment of a pro-rated annual bonus for the year in which the termination occurs and, if termination occurs before the annual bonus for the immediately prior year is paid, an earned annual bonus for that prior year. The NEO’s receipt of the lump sum cash payment, a pro-rated annual bonus, and, if applicable, an earned annual bonus, is conditioned upon his or her execution and non-revocation of a release of claims in favor of the company. The foregoing payments are in addition to payments in respect of accrued rights, which include accrued but unpaid base salary, earned but unpaid special compensation (if applicable), and benefits provided under the company’s employee benefit plans upon a termination of employment.

In the event of the NEO’s employment termination due to death or disability, he or she is entitled to receive the accrued rights, a pro-rated annual bonus for the year in which the death or disability occurs, and if the death or disability occurs before a bonus for the immediately prior year is paid, an earned annual bonus for that prior year.

The Severance Plan provides only for the payment of the accrued rights, but not a lump sum cash payment, a pro-rated annual bonus or an earned annual bonus, in the event of the NEO’s employment termination for Cause.

Any outstanding LTI awards held by the NEO upon employment termination are treated in the manner set forth in the relevant plan document and award agreement.

CEO Pay Ratio

Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, require companies to disclose certain information about the annual total compensation of our “median employee” and the annual total compensation of our CEO, Ms. Laura L. Prieskorn.

Median Associate Identification Process
To identify the median employee, we took the following steps:

•We determined that, as of October 31, 2022, our associate population consisted of approximately 3,700 individuals. This population consisted of our full-time, part-time, and temporary associates. We selected October 31, 2022, which is within the last three months of 2022, as the date upon which we would identify the median employee because it enabled us to make such identification in a reasonably efficient and economical manner.
•To identify the “median employee” from our associate population, we used the total of annualized base salary, target annual bonus, target special compensation and target long-term incentives, where applicable, as of October 31, 2022.
•We identified our median employee using this compensation measure, which was consistently applied to all our associates included in the calculation. Since our associates and CEO are located in the United States, we did not exclude any associates or make any cost-of-living adjustments in identifying the median employee.

Calculation of the Pay Ratio
Once we identified our median employee, we combined all the elements of such associate’s compensation for 2022 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K. With respect to the total annual compensation of our CEO, we used the amount reported in the “Total” column of our 2022 Summary Compensation Table.
Pay Ratio
For 2022, our last completed fiscal year:

•The annual total compensation of our median employee was $65,216; and
•The annual total compensation of our CEO, as reported in the Summary Compensation Table was $9,094,713.

Based on this information, for 2022 the ratio of the annual total compensation of our CEO to our median employee’s annual total compensation was 139 to 1.

The above pay ratio and annual total compensation amount are reasonable estimates that have been calculated using methodologies and assumptions permitted by SEC rules. We note that the ratio and total compensation amount may not be directly comparable to those of other companies because the methodologies and assumptions used to identify the median employee and determine that associate’s total compensation, the composition and location of the workforce, and other factors that may vary significantly among companies.

Alternative Pay Ratio Disclosure
We employ a large number of temporary, on call associates who generally work part-time hours on an as-needed basis. For 2022, our last completed fiscal year, excluding this temporary, on call population of approximately 900 associates in 2022:

•The annual total compensation of our median employee was $97,872; and
•The annual total compensation of our CEO, as reported in the Summary Compensation Table was $9,094,713.

Based on this information, for 2022 the alternative ratio was 93 to 1.

Security Ownership of Certain Beneficial Owners

The following table sets forth information concerning any person known to JFI to beneficially own more than 5% of JFI’s common stock, as of December 31, 2022, except as otherwise noted below. The information in the table and the related notes is based on statements filed by the respective beneficial owners with the SEC pursuant to Sections 13(d) and 13(g) under the Securities Exchange Act of 1934, as amended.

NAME AND ADDRESS OF BENEFICIAL OWNER	AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP(1)	PERCENT OF CLASS(2)
BlackRock, Inc.(3) 55 East 52nd Street New York, New York 10055	6,411,352	7.7%
FMR LLC(4) 245 Summer Street Boston, Massachusetts 02210	5,659,123	6.8%
Prudential plc(5) 1 Angel Court London EC2R 7AG England	7,635,443	9.2%
The Vanguard Group(6) 100 Vanguard Boulevard Malvern, Pennsylvania 19355	8,471,993	10.2%
1.As of February 1, 2022, all JFI Class B shares converted into shares of JFI Class A Common Stock. As a result, no longer were Class B shares issued and outstanding. On June 9, 2022, JFI’s shareholders approved the Third Amended and Restated Certificate of Incorporation, which among other things, eliminated the authorized Class B shares, leaving 1,000,000,000 shares of Common Stock, par value $0.01 per share, as the sole class of authorized common stock.
2.Unless otherwise indicated, percentages calculated are based on JFI common stock outstanding as described in the Schedule 13G or 13G/A filed by each respective beneficial owner with the SEC.
3.Based on information provided in a Schedule 13G filed on February 24, 2023, BlackRock, Inc., a parent holding company, has the sole power to vote or direct the vote of 6,215,636 shares and the sole power to dispose or to direct the disposition of 6,411,352 shares. Various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of the common stock of Jackson Financial Inc. The Schedule 13G certifies that the securities were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of Jackson Financial Inc. and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.
4.Based on information provided in a Schedule 13G/A filed on February 9, 2023, FMR LLC, a parent holding company, has the sole power to vote or direct the vote of 5,657,285 shares and the sole power to dispose or to direct the disposition of 5,659,123 shares. One or more other persons are known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the common stock of Jackson Financial Inc. The interest of Fidelity Low-Priced Stock Fund, in the common stock of Jackson Financial Inc., amounted to 4,258,064 shares or 5.127% of the total outstanding common stock at December 30, 2022. Abigail P. Johnson is a Director, the Chairman and the Chief Executive Officer of FMR LLC. Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders' voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders' voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. This filing reflects the securities beneficially owned, or that may be deemed to be beneficially owned, by FMR LLC, certain of its subsidiaries and affiliates, and other companies (collectively, the "FMR Reporters"). This filing does not reflect securities, if any, beneficially owned by certain other companies whose beneficial ownership of securities is disaggregated from that of the FMR Reporters in accordance with SEC Release No. 34-39538 (January 12, 1998). The Schedule 13G/A certifies that the securities were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of Jackson Financial Inc. and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

5.Based on information provided in a Schedule 13G/A filed on February 21, 2023, Prudential plc has the sole power to vote or direct the vote, and the sole power to dispose or to direct the disposition, of 7,635,443 shares. Prudential plc owns 9.2% of the total common stock outstanding. This percentage is based on 83,036,974 shares outstanding as of November 3, 2022, as set forth in Jackson Financial Inc.’s Quarterly Report on Form 10-Q filed with the SEC on November 10, 2022. Prudential plc certifies that, after reasonable inquiry and to the best of its knowledge and belief, the information in the Schedule 13G/A is true, complete, and correct.
6.Based on information provided in a Schedule 13G/A filed on February 9, 2023, The Vanguard Group has shared voting power with respect to 76,771 shares, sole dispositive power with respect to 8,338,163 shares, and shared dispositive power with respect to 133,830 shares. The Vanguard Group, Inc.’s clients, including investment companies registered under the Investment Company Act of 1940 and other managed accounts, have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the securities reported herein. No one other person’s interest in the securities reported herein is more than 5%. The Schedule 13G/A certifies that the securities were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired in connection with or as a participant in any transaction having that purpose or effect, other than activities solely in connection with a nomination under §240.14a-11.

Security Ownership of Management and Directors
The table below shows the ownership of JFI common stock by each JFI director nominee, each of our NEOs, and all JFI director nominees and all JFI executive officers as a group, as of April 8, 2023, except as otherwise noted below. Additional details on each NEO’s outstanding equity awards are included in the Compensation Discussion and Analysis section and related executive compensation tables above.
Beneficial ownership is broadly defined by the SEC. In general, a person beneficially owns securities if the person, alone or with another, has voting power or investment power (the power to sell) over the securities. Being able to acquire either voting or investment power within 60 days, such as by exercising stock options, also results in beneficial ownership of securities. Unless otherwise indicated in the footnotes following the table, each of the named persons had sole voting and investment power with respect to the indicated number of JFI shares.

NAME OF BENEFICIAL OWNER	SHARES	STOCK THAT MAY BE ACQUIRED WITHIN 60 DAYS(1)	PERCENT OF CLASS(2)
Employee Directors
Laura L. Prieskorn(3)	72,699.17	101,549.90	*
Marcia L. Wadsten	40,454.81	88,599.11	*
Bradley Olan Harris(5)	27,120.52	93,388.27	*
Named Executive Officers
Laura L. Prieskorn(3)	72,699.17	101,549.90	*
Marcia L. Wadsten	40,454.81	88,599.11	*
P. Chadwick Myers(4)	148,815.20	340,342.22	*
Craig D. Smith	27,467.94	50,828.64	*
Scott E. Romine	24,299.18	36,490.46	*
Employee Directors and Executive Officers as a Group	340,856.82	711,198.60	1.3%
(1)In computing the percentage of shares owned by each person and by the group, these shares were added to the total number of outstanding shares for the separate calculations.
(2)An asterisk (*) indicates less than 1%, as of March 24, 2023.
(3)Ms. Prieskorn owns 4,900 shares directly in a joint brokerage account in the name of L. Prieskorn and C. Prieskorn TTEE, where Ms. Prieskorn and her spouse are both the trustees and the beneficiaries.
(4)Mr. Myers owns indirectly (a) 25 shares held in a Uniform Transfer to Minors Act custodial account where Mr. Myers is the custodian and the shares are held for the benefit of Mr. Myers’s son; and (b) 400 shares held in a Traditional Individual Retirement Account in his spouse’s name only. Mr. Myers also owns directly 51,500 shares held in a joint brokerage account in Mr. Myers’s and his spouse’s name.
(5)Mr. Harris resigned from Jackson as of April 25, 2023.

Certain Relationships and Related Persons Transactions

Related Persons Transactions Policy

The JFI Board has adopted a written policy for approval of transactions between JFI (and its subsidiaries, including the Company) and its directors, director nominees, executive officers, greater than 5% beneficial owners of JFI common stock, and each of their respective immediate family members (each, a “Related Person”), where the amount involved exceeds or is expected to exceed $120,000 in a single fiscal year, and the Related Person has a direct or indirect material interest in the transaction. The policy provides that after consultation with management, if a transaction is determined to be a related person transaction and requires further approval, the transaction approved by the Audit Committee. Certain related persons transactions that are deemed pre-approved under the policy do not need to be submitted to the Audit Committee for approval.
Consistent with the approval process of transactions between JFI and its Related Persons, Jackson considers the following when reviewing transactions with Related Persons that would be subject to scrutiny under the JFI policy:
•The nature and extent of the Related Person’s interest in the transaction;
•The approximate dollar value of the transaction or aggregated transactions;
•The approximate dollar value of the Related Person’s direct or indirect interest in the transaction;
•Whether the transaction was undertaken in the ordinary course of Jackson’s business;
•The availability of other sources for the products or services;
•The material terms of the transaction, including whether the Related Person is being treated differently than an unrelated third-party would be treated;
•Required public disclosure, if any; and
•Any other information that would be material to the Audit Committee exercising its business judgment, in light of the circumstances of the particular transaction.

Under JFI’s Related Persons Transactions Policy, certain Board-reviewed Related Person Transactions are deemed pre-approved, even if the aggregate amount will exceed $120,000. Those pre-approved Related Person Transactions are as follows:

•Executive officer compensation
•Director compensation
•Indemnification and advancement of expenses
•Awards under compensatory plans to executive officers and directors
•Director of another company
•Certain transactions with other companies
•Transactions where all security holders receive proportional benefits
•Competitive or fixed rates
•Banking or similar transactions
•Ordinary course business activities

As a subsidiary of JFI, we have developed related person transaction procedures that conform with the JFI Related Persons Transactions Policy, as applicable to Jackson.
Transactions with Related Persons

Our Directors and Executive Officers.

Several of Jackson’s directors and executive officers serve as directors or executive officers of other organizations, including organizations with which Jackson has commercial or charitable relationships. The Company does not believe that any director or executive officer had a direct or indirect material interest in any such relationships during 2022 and through the date of this prospectus.
Athene.
Athene Reinsurance Agreement. On June 18, 2020, Jackson announced that it entered into a funds withheld coinsurance agreement (the “Athene Reinsurance Agreement”) with Athene effective June 1, 2020, to reinsure on 100% quota share basis, a block of Jackson’s in-force fixed and fixed index annuity product liabilities in exchange for a $1.2 billion ceding commission (the “Athene Reinsurance Transaction”). Upon closing of the Athene Reinsurance Transaction, Jackson placed investments with a statutory book value of $25.6 billion, in support of reserves associated with the transaction, into a segregated funds withheld account. The investments are subject to an investment management agreement between Jackson and Apollo, which merged with Athene on January 1, 2022. Further, the investments in the segregated account are not available to settle any policyholder obligations other than those specifically covered by the Athene Reinsurance Agreement and are not available to settle obligations to general creditors of Jackson. Apollo management fees, which are calculated and paid monthly in arrears, are paid directly from the funds withheld account, and were $83 million for the year ended December 31, 2022. To further support its obligations under the Athene Reinsurance Agreement, Athene procured $1.2 billion in letters of credit for Jackson’s benefit and established a trust account for Jackson’s benefit, which had a book value of approximately $212 million at December 31, 2022.

During 2022, Athene’s beneficial ownership of JFI had exceeded five percent. However, as of December 31, 2022, Athene retained only a 1.9% interest in JFI.

PPM America, Inc.

Jackson is a party to an Amended and Restated Discretionary Investment Management Agreement among Jackson, Brooke and PPM America, Inc. (“PPM”), a Delaware corporation and JFI subsidiary, and an Amended and Restated Discretionary Asset Management Agreement with PPM. Under these agreements, PPM provides investment management services to Jackson with respect to certain of Jackson’s general account assets. Fees paid to PPM under these agreements totaled $56.4 million in 2022.

PPM also has Investment Management/Advisory Agreements with Jackson’s subsidiaries, Jackson National Asset Management, LLC (“JNAM”), Jackson National Life Insurance Company of New York and Squire Reassurance Company II, Inc., under which PPM provides investment management services. Fees paid to PPM under these agreements totaled $8.2 million, $2.0 million and $286 thousand respectively, in 2022.

Lastly, Jackson is a party to an Unsecured Revolving Pay-In-Kind Note with PPM under which PPM may borrow up to $75.0 million on a revolving basis from Jackson. Outstanding borrowings at December 31, 2022 were $20.0 million, and interest paid to Jackson totaled $778 thousand in 2022.

Jackson Financial Inc.

Jackson is a party to an Unsecured Revolving Pay-In-Kind Note with JFI under which JFI may borrow up to $100 million on a revolving basis from Jackson. Outstanding borrowings at December 31, 2022 were nil and interest paid to Jackson totaled $100 thousand in 2022.

Jackson is also party to a Master Repurchase Agreement dated June 9, 2022 with JFI under which either party may purchase the securities of the other party with cash for a defined period. At any one point in time, there is a $1 billion limit on outstanding transactions under the agreement. There were no outstanding transactions at December 31, 2022.

In addition, Jackson is a party to an Uncommitted Money Market Line Credit Agreement dated April 6, 2023 among Jackson, JFI, and Société Générale. This agreement is an uncommitted short-term cash advance facility that provides an additional form of liquidity to Jackson and to JFI. The aggregate borrowing capacity under the agreement is $500,000,000 and each cash advance request must be at least $100,000. The interest rate is set at the time of the borrowing and is fixed for the duration of the advance. Jackson and JFI are jointly and severally liable to repay any advance under the agreement, which must be repaid prior to the last day of the quarter in which the advance was drawn.

Ordinary Course Business Activities with Other Related Persons.

From time to time, we engage in ordinary course business activities with entities or affiliates of entities that are the beneficial owner of more than 5% of the outstanding common stock of our ultimate parent company, JFI. For example, Jackson invests general account assets in a variety of Apollo, Fidelity and Vanguard mutual funds, exchange-traded funds (“ETFs”), private placements, and private equities. Further, Jackson National Asset Management LLC’s mutual funds invest in and Vanguard ETFs. In addition, Apollo manages, under an investment management agreement, certain funds withheld assets of Jackson. Jackson also engages Fidelity and BlackRock affiliates to serve as a sub-adviser for certain separate account assets of Jackson. Fidelity also serves as the record-keeper on our associate retirement, deferred income, and health savings account plans. Under an investment management agreement, BlackRock Investment Management, LLC provides Jackson investment management services related to certain infrastructure debt transactions. PPM also originated a commercial property loan related to an underlying property in which a BlackRock fund had a majority interest. PPM is also party to a master services agreement with BlackRock Financial Management, Inc. related to PPM’s use of Aladdin, an end-to-end system solution for portfolio and order management, analytics, and risk reporting. These ordinary course transactions with JFI’s more than 5% holders and their affiliates were arms-length transactions entered into in the ordinary course of business, with management and other fees based on the prevailing rates for non-related persons.

In addition, Jackson provides under separate administrative services agreements various corporate function services to Brooke Life Insurance Company, a Michigan life insurance company that is the direct parent of Jackson, JFI, and PPM, Further, PPM is a party to another administrative services agreement with JNAM under which PPM provides facilities, information technology and other services to JNAM. These ordinary course transactions with Jackson’s related persons and affiliates were arms-length transactions entered into in the ordinary course of business, with service and other fees based on the prevailing rates for non-related persons.

In addition, certain relationships exist with our executive officers or our employee directors. Hilary Cranmore, a vice president in operations, is the sister-in-law of Laura Prieskorn, Chief Executive Officer and Chair of the Jackson Board of Directors. Ms. Cranmore is an employee of the Company. For 2022, Ms. Cranmore received approximately $731,450 in base salary, annual bonus and long-term incentive compensation from the Company, and participated in benefit arrangements generally applicable to similarly-situated associates. Finally, Jackson’s executive officers and our employee directors may invest their personal funds in funds or other investment vehicles or products that Jackson or one or more of its subsidiaries or affiliates manage or sponsor in the ordinary course of our business, such as annuities or similar products, on terms and conditions generally available in the marketplace with the same discount extended to all associates of Jackson and its subsidiaries and affiliates.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

[TO BE UPDATED BY AMENDMENT AND CONVERTED TO SAP FINANCIAL
INFORMATION AS APPLICABLE]

Executive Summary

This executive summary of Management’s Discussion and Analysis of Financial Condition and Results of Operation highlights selected information and may not contain all the important information to you. You should read these Consolidated Financial Statements in their entirety for a more detailed description of events, trends, uncertainties, risks and critical accounting estimates affecting us.

Discussion related to the results of operations for the Company's comparison of 2021 results to 2020 results have been omitted in this Prospectus. 2020 results were not required to be, and were not, recast to reflect the adoption of LDTI; and consequently, a comparison of recast 2021 results to non-recast 2020 results is not useful. The Company's comparison of 2021 non-recast results to 2020 non-recast results is included in "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Post Effective Amendment No.1 to the Company's registration statement on Form S-1 (registration no. 333-249766), filed with the Securities and Exchange Commission ("SEC") on April 22, 2022.

Jackson National Life Insurance Company (“Jackson”) along with its subsidiaries (collectively, the “Company,” which also may be referred to as “we,” “our” or “us”), is wholly owned by Brooke Life Insurance Company (“Brooke Life” or the “Parent”), which is wholly owned by Jackson Financial Inc. (“Jackson Financial”). We are a financial services company focused on helping Americans grow and protect their savings and income to enable them to pursue financial freedom for life in the United States (“U.S.”). We believe that we are uniquely positioned in our markets because of our differentiated products, well-known brand and disciplined risk management. Our market leadership is supported by our efficient and scalable operating platform and industry-leading distribution network. We believe these core strengths will enable us to grow profitably as an aging U.S. population transitions into retirement.

We offer a diverse suite of annuities to retail investors in the U.S. Our variable annuities have been among the best-selling products of their kind in the U.S. primarily due to the differentiated features we offer as compared to our competitors, in particular the wider range of investment options and greater freedom to invest across multiple investment options. We also offer fixed index annuities and fixed annuities. In the fourth quarter of 2021, we successfully launched Market Link ProSM and Market Link Pro AdvisorySM, our commission and advisory based suite of registered index-linked annuities ("RILA"). Also in the fourth quarter of 2021, we entered the defined contribution market as a carrier in the AllianceBernstein Lifetime Income Strategy.

We manage our business through three segments: Retail Annuities, Institutional Products, and Closed Life and Annuity Blocks. We report certain activities and items that are not included in these segments in Corporate and Other. See Note 3 to Consolidated Financial Statements for further information on our segments.

There are several significant events that have affected, or are expected to affect, us, including:

•Demerger from Prudential: Jackson Financial was previously a majority-owned subsidiary of Prudential plc (“Prudential”), London, England. The demerger, or separation, from Prudential was completed September 13, 2021 ("the Demerger"), and Jackson Financial is now an independent U.S. public company. Prudential retained an equity interest in in Jackson Financial, which, as a result of Prudential's sales subsequent to the Demerger, represents 9.2% beneficial ownership of our outstanding common stock as of December 31, 2022.

•Athene Transactions: On June 18, 2020, Jackson announced that it had entered into a funds withheld coinsurance agreement (the “Athene Reinsurance Agreement”) with Athene Life Re Ltd. (“Athene”) effective June 1, 2020 to reinsure on 100% quota share basis, a block of Jackson’s in-force fixed and fixed index annuity product liabilities in exchange for a $1.2 billion ceding commission (the “Athene Reinsurance Transaction”). As a result, we hold various investments whose economic performance accrues to Athene but is reported in our financial statements. In addition, Jackson Financial entered into an investment agreement with Athene, pursuant to which Athene invested $500 million of capital in return for a 9.9% voting interest corresponding to an 11.1% economic interest in Jackson Financial. In August 2020, Jackson Financial made a $500 million capital contribution to Jackson. Athene has an equity interest in us, which as a result of Athene's sales subsequent to the Demerger, represents 1.9% beneficial ownership of our outstanding common stock as of December 31, 2022.

•Inflation Reduction Act of 2022: As discussed in Note 15 of Notes to Consolidated Financial Statements, on August 16, 2022, the U.S. government enacted the Inflation Reduction Act of 2022 (“IRA”) which, among other changes, created a new corporate alternative minimum tax (“AMT”) based on adjusted financial statement income, rather than reported taxable income, and imposed a 1% excise tax on corporate stock repurchases. The AMT provision is effective January 1, 2023. We expect that we will be subject to the AMT beginning in 2023. We expect any AMT incurred to be treated as a taxable temporary difference, and recorded as a deferred tax asset, so it is not expected to have a direct impact on total income tax expense; although it could affect our cash tax liabilities. As of December 31, 2022, we have not recorded any provision for the AMT. The calculation of adjusted financial statement income, and therefore the AMT, is subject to the issuance of regulatory guidance by the U.S. Department of the Treasury, which is expected throughout 2023. We continue to monitor developments and regulations associated with the IRA for any potential future impacts on our business, financial condition, results of operations and cash flows. See "Risks Related to Our Business and Industry - Risks Related to Legal, Tax and Regulatory Matters" in this Prospectus.

We are affected by various economic, industry and regulatory trends, which are described below under “Macroeconomic, Industry and Regulatory Trends.”

Impact of Recent Accounting Pronouncements

For a complete discussion of new accounting pronouncements affecting us, see Note 2 of Notes to Consolidated Financial Statements.

As discussed in Note 2 — Significant Accounting Policies of Notes to Consolidated Financial Statements in this Prospectus, we adopted Accounting Standards Update 2018-12, “Targeted Improvements to the Accounting for Long-Duration Contracts” for our fiscal year beginning January 1, 2023, with a transition date of January 1, 2021. Based on the elected transition methods, the adoption of LDTI resulted in a decrease in total equity of $3.0 billion as of the transition date of January 1, 2021, comprised of a reduction in accumulated other comprehensive income ("AOCI") of $0.4 billion and a reduction in retained earnings of $2.6 billion. The adoption of LDTI resulted in increases in net income of $492 million and $235 million for the years ended December 31, 2022 and 2021, respectively, and also resulted in an increase in total equity of $233 million and a decrease of $2.8 billion for the years ended December 31, 2022 and 2021, respectively, from the amounts reported prior to the adoption of LDTI. The change in the equity impact from the transition date was primarily due to higher interest rates and is comprised of a reduction in retained earnings that is more than offset by an increase in AOCI. See further discussion in Note 2 - Significant Accounting Policies for the significant changes associated with this change in accounting principle.

How We Generate Revenues and Profitability

We earn revenues predominantly from fee income, income from investments, and insurance premiums. Our profitability is dependent on our ability to properly price and manage risk on insurance and annuity products, to manage our portfolio of investments effectively, and to control costs through expense discipline.

Revenues

Our revenues come from the following primary sources:

• Fee income derived primarily from our annuities and investment management products;

• Net investment income from our investment portfolio;

• Premiums from certain life insurance and annuity products, as well as from reinsurance transactions;

• Net realized gains (losses) on investments, including trading activity within our investment portfolio and risk management related derivative activities; and

• Other income, which primarily represents expense allowances associated with our reinsurance agreements.

Benefits and Expenses

Our benefits and expenses consist of the following primary sources:

• Death, other policy benefits and change in policy reserves, net of deferrals;

• (Gain) loss from updating future policy benefits cash flow assumptions, net

•    Market risk benefits (gains) losses, net

•Interest credited on contract holder funds, net of deferrals and amortization;

• Operating costs and other expenses, net of deferrals;

• Interest expense on long-term debt; and

• Amortization of deferred acquisition costs.

Net Income Volatility

Our results experience net income volatility due to the mismatch between movements in our policyholder liabilities and the market driven movements in the derivatives used in our hedging program. Our hedging program is based on economic cash flow models of our liabilities, rather than the U.S. Generally Accepted Accounting Principles ("U.S. GAAP") accounting view of the embedded derivatives. We do not directly seek to offset the movement in our U.S. GAAP liabilities from changes in market conditions. As a result, the changes in value of the derivatives used as part of the hedging program are not expected to match the movements in the hedged liabilities on a U.S. GAAP basis from period to period, resulting in volatility as a result of changes in fair value recorded to net income. Accordingly, we evaluate and manage the performance of our business using Adjusted Operating Earnings, a non-GAAP financial measure that reduces the impact of market volatility by excluding changes in fair value of freestanding and embedded derivative instruments, among other items. See “Management's Discussion and Analysis of Financial Condition and Results of Operations — Non-GAAP Financial Measures" for information regarding our non-GAAP financial measures.

Macroeconomic, Industry and Regulatory Trends

We discuss a number of trends and uncertainties below that we believe could materially affect our future business performance, including our results of operations, our investments, our cash flows, and our capital and liquidity position.

Macroeconomic and Financial Market Conditions

Our business and results of operations are affected by macroeconomic factors. The level of interest rates and shape of the yield curve, credit and equity market performance and equity volatility, regulation, tax policy, the level of U.S. employment, inflation and the overall economic growth rate can affect both our short and long-term profitability. Monetary and fiscal policy in the U.S., or similar actions in foreign nations, could result in increased volatility in financial markets, including interest rates, currencies and equity markets, and could impact our business in both the short-term and medium-term. Political events, including precautions with the COVID-19 pandemic, civil unrest, tariffs or other barriers to international trade, and the effects that these or other political events could have on levels of economic activity, could also impact our business through impacts on consumers’ behavior or impact on financial markets.

In the short- to medium-term, the potential for increased volatility could pressure sales and reduce demand for our products as consumers consider purchasing alternative products to meet their objectives. Our financial performance can be adversely affected by market volatility and equity market declines if fees assessed on the account value of our annuities fluctuate, hedging costs increase and revenues decline due to reduced sales and increased outflows.

In early March through late April, several regional U.S. banks were taken over by federal regulators with the Federal Deposit Insurance Corporation ("FDIC") being named the receiver. These bank failures raised concern among investors and depositors regarding the solvency and liquidity of regional banks across the country, leading to increased stress on the banking sector. In response, the FDIC invoked a systemic risk exception allowing the government to ensure repayment of all amounts on deposit at the failed banks. We continue to monitor and analyze the ongoing situation in the banking sector. Except for assets held s part of reinsurance arrangements within our funds withheld portfolios, where the Company does not have exposure to default risk, the Company's general account portfolio had no exposure to Silicon Valley Bank ("SVB"), Signature Bank, First Republic Bank, and Credit Suisse Additional Tier 1 debt during as of March 31, 2023.

Equity Market Environment

Our financial performance is impacted by the performance of equity markets. For example, our variable annuities earn fees based on the account value, which changes with equity market levels. After a very volatile 2020, U.S. equity markets performed well in 2021, with the S&P 500 generally at or near all-time highs throughout the year. In 2022, equity markets declined and equity volatility increased, resulting in higher hedging costs. The financial performance of our hedging program could be impacted by large directional market movements or periods of high volatility. In particular, our hedges could be less effective in periods of large directional movements or we could experience more frequent or more costly rebalancing in periods of high volatility, which would lead to adverse performance versus our hedge targets and increased hedging costs. Further, we are also exposed to basis risk, which results from our inability to purchase or sell hedge assets whose performance is perfectly correlated to the performance of the funds into which customers allocate their assets. We make funds available to customers where we believe we can transact in sufficiently correlated hedge assets, and we anticipate some variance in the performance of our hedge assets and customer funds. This variance may result in our hedge assets outperforming or underperforming the customer assets they are intended to match. This variance may be exacerbated during periods of high volatility, leading to a mismatch in our hedge results relative to our hedge targets and U.S GAAP results.

Interest Rate Environment

The interest rate environment has affected, and will continue to affect our business and financial performance in the future for the following reasons:

•Periods of sharp rises in interest rates, as we have seen recently as a result of the Federal Reserve's actions and signals about upcoming interest rate decisions, impact investment related activity including investment income returns, net investment spread results, new money rates, mortgage loan prepayments, and bond redemptions. Due to increases in interest rates, the yield on new investments has generally exceeded the yield on asset maturities and redemptions (runoff yield). Rising interest rates also impact the hedging results of our variable annuity business as the market value of interest rate hedges decline driving immediate hedging losses. We would expect lower hedging costs and reduced levels of hedging going forward. Further, we expect near-term hedging losses from rising rates may be more than offset by changes in the fair value of the related guaranteed benefit liabilities as was the case for the year ended December 31, 2022.

•Interest rate increases also expose us to disintermediation risk, where higher rates make currently sold fixed annuity products more attractive while simultaneously reducing the market value of assets backing our liabilities. This creates an incentive for our customers to lapse their products in an environment where selling assets causes us to realize losses.

•Additionally, our statutory total adjusted capital ("TAC") may be negatively impacted by rising rates due to minimum required reserving levels (i.e., cash surrender value floor) when reserve releases are limited and unable to offset interest rate hedging losses. Statutory required capital, or company action level ("CAL") will generally decline in rising interest rate environments. The RBC ratio may increase or decrease depending on the interaction between TAC and the CAL movements, which could impact available dividends from our insurance subsidiaries.

•We operated in a low interest rate environment for several years. A prolonged low interest rate environment subjects us to increased hedging costs or an increase in the amount of statutory reserves that our insurance subsidiaries are required to hold for optional guaranteed benefits, decreasing statutory surplus, which would adversely affect their ability to pay dividends. Certain inputs to the statutory models rely on prescribed interest rates, which are determined using a historical interest rate perspective with a mean reversion path over the longer term. In addition, low interest rates could also increase the perceived value of optional guaranteed benefit features to our customers, which in turn could lead to a higher utilization of withdrawal or annuitization features of annuity policies and higher persistency of those products over time.

•Finally, some of our annuities have a guaranteed minimum interest crediting rate. These guaranteed minimum interest crediting rates may not be lowered, even if earnings on our investment portfolio decline, resulting in net investment spread compression that negatively impacts earnings. More customers are expected to hold policies with comparatively high guaranteed minimum interest crediting rates longer in a low interest rate environment, which may result in lower than previously expected lapse rates. Similarly, we expect customers would be less likely to hold policies if existing guaranteed minimum interest crediting rates are perceived to have less value as interest rates rise, which may result in higher than previously expected lapse rates.

Credit Market Environment

Our financial performance is impacted by conditions in fixed income markets. After tightening in 2021, credit spreads widened in 2022. As credit spreads widen, the fair value of our existing investment portfolio generally decreases, although we generally expect the widening spreads to increase the yield on new fixed income investments. Conversely, as credit spreads tighten, the fair value of our existing investment portfolio generally increases, and the yield available on new investment purchases decreases. While changing credit spreads impact the fair value of our investment portfolio, this revaluation is generally reflected in our AOCI. The revaluation will impact net income for realized gains or losses from the sale of securities, the change in fair value of securities carried at fair value under the fair value election, or potential changes in the allowance for credit loss ("ACL"). In addition, if credit conditions deteriorate due to a recession or other negative credit events in capital markets, we could experience an increase in defaults and other-than-temporary-impairments (“OTTI”).

OTTI in our underlying investments would result in a reduction in TAC held by our insurance company subsidiaries. Also, shifts in the credit quality or credit rating downgrades of our investments as a result of stressed credit conditions may also impact the level of regulatory required statutory capital for our insurance company subsidiaries. As such, significant credit rating downgrades along with elevated defaults and OTTI losses would negatively impact our RBC ratio, which could impact available dividends from our insurance subsidiaries.

Pandemics and Other Public Health Crises

The COVID-19 pandemic disrupted our business and contributed to additional operating costs over the past several years. While the effects of that pandemic appear to be subsiding, other pandemics, epidemics or disease outbreaks in the U.S. or globally could disrupt our business by affecting how we protect and interact with our critical workforce, customers, key vendors, third-party suppliers, or counterparties with whom we transact. Disruption could result from an inability of those persons to work or transact effectively due to illness, quarantines, and government actions in response to public health emergencies. The extent and severity of governmental actions will necessarily depend on the extent and severity of the perceived emergency. We have risk management plans in place and have been able to navigate through COVID-19 with remote and hybrid work environments; however, those plans may be challenged by a new public health emergency.

Consumer Behavior

We believe that many retirees have begun to look to tax-efficient savings products as a tool for addressing their unmet need for retirement planning. We believe our products are well positioned to meet this increasing consumer demand. However, consumer behavior may be impacted by increased economic uncertainty, unemployment rates, declining equity markets, significant changes in interest rates and increased volatility of financial markets. In recent years, we have introduced new products to better address changes in consumer demand and targeted distribution channels which meet changes in consumer preferences.

Demographics

We expect demographic trends in the U.S. population, in particular the increase in the number of retirement age individuals, to generate significant demand for our products. In addition, the potential risk to government social safety net programs and shifting of responsibility for retirement planning and financial security from employers and other institutions to employees, highlights the need for individuals to plan for their long-term financial security and will create additional opportunities to generate sustained demand for our products. We believe we are well positioned to capture the increased demand generated by these demographic trends.

Regulatory Policy

We operate in a highly regulated industry. Our insurance company subsidiaries are regulated primarily at the state level, with some policies and products also subject to federal regulation. As such, regulations recently approved or currently under review at both the U.S. federal and state level could impact our business model, including statutory reserve and capital requirements. We anticipate that our ability to respond to changes in regulation and other legislative activity will be critical to our long-term financial performance. In particular, the following could materially impact our business:

Department of Labor Fiduciary Advice Rule

The Department of Labor (“DOL”) has issued a regulatory action (the “Fiduciary Advice Rule”) effective February 16, 2021, that reinstates the text of the DOL’s 1975 investment advice regulation defining what constitutes fiduciary “investment advice” to Employee Retirement Income Security Act ("ERISA") Plans and Individual Retirement Accounts ("IRAs") and provides guidance interpreting such regulation. The guidance provided by the DOL broadens the circumstances under which financial institutions, including insurance companies, could be considered fiduciaries under ERISA or the Tax Code. In particular, the DOL states that a recommendation to “roll over” assets from a qualified retirement plan to an IRA, or from an IRA to another IRA, can be considered fiduciary investment advice if provided by someone with an existing relationship with the ERISA Plan or an IRA owner (or in anticipation of establishing such a relationship). This guidance reverses an earlier DOL interpretation suggesting that roll over advice did not constitute investment advice giving rise to a fiduciary relationship. However, the guidance has been subject to court challenges. In one recent decision issued in February 2023, a U.S. district court in Florida vacated the roll over portion of the guidance, ruling that the DOL exceeded its authority in this area by issuing guidance without going through a rulemaking process. Because our distribution of annuities is primarily through intermediaries, we believe that we will have limited exposure to the new Fiduciary Advice Rule. Unlike the DOL’s previous fiduciary rule issued in 2016, compliance with the Fiduciary Advice Rule will not require us or our distributors to provide the disclosures required for exemptive relief under the previous rule. However, we continue to analyze the impact of the Fiduciary Advice Rule, and, while we cannot predict the rule’s impact, it could have an adverse effect on sales of annuities through our distribution partners. The Fiduciary Advice Rule may also lead to changes to our compensation practices and product offerings and increased litigation risk, which could adversely affect our results of operations and financial condition. We may also need to take certain additional actions to comply with or assist our distributors in their compliance with the Fiduciary Advice Rule.

Legislative Reforms

Congress approved the Setting Every Community Up for Retirement Enhancement Act of 2019 (the "SECURE Act") on December 20, 2019. The SECURE Act provides individuals with greater access to retirement products. Namely, it makes it easier for 401(k) programs to offer annuities as an investment option by, among other things, creating a statutory safe harbor in ERISA for a retirement plan’s selection of an annuity provider. The SECURE Act represents the largest overhaul to retirement plans in over a decade. On December 29, 2022, SECURE 2.0 Act of 2022 (“SECURE 2.0”) was signed into law as part of a larger omnibus appropriations bill. SECURE 2.0 contains provisions that expand automatic enrollment programs, increase the age of required minimum distributions, and eliminate age requirements for traditional IRA contributions. These changes are intended to expand and increase Americans’ retirement savings. We view these reforms as beneficial to our business model and expect growth opportunities will arise from the new laws.

Tax Laws

All our annuities offer investors the opportunity to benefit from tax deferral. If U.S. tax laws were to change, such that our annuities no longer offer tax-deferred advantages, demand for our products could materially decrease.

Non-GAAP Financial Measures

In addition to presenting our results of operations and financial condition in accordance with U.S. GAAP, we use and report, selected non-GAAP financial measures. Management believes that the use of these non-GAAP financial measures, together with relevant U.S. GAAP financial measures, provides a better understanding of our results of operations, financial condition and the underlying performance drivers of our business. These non-GAAP financial measures should be considered supplementary to our results of operations and financial condition that are presented in accordance with U.S. GAAP and should not be viewed as a substitute for the U.S. GAAP financial measures. Other companies may use similarly titled non-GAAP financial measures that are calculated differently from the way we calculate such measures. Consequently, our non-GAAP financial measures may not be comparable to similar measures used by other companies. These non-GAAP financial measures should not be viewed as substitutes for the most directly comparable financial measures calculated in accordance with U.S. GAAP.

Adjusted Operating Earnings

Adjusted Operating Earnings is an after-tax non-GAAP financial measure, which we believe should be used to evaluate our financial performance on a consolidated basis by excluding certain items that may be highly variable from period to period due to accounting treatment under U.S. GAAP or that are non-recurring in nature, as well as certain other revenues and expenses that we do not view as driving our underlying performance. Adjusted Operating Earnings should not be used as a substitute for net income as calculated in accordance with U.S. GAAP. However, we believe the adjustments to net income are useful for gaining an understanding of our overall results of operations.

Adjusted Operating Earnings equals our net income adjusted to eliminate the impact of the following items:

1.Net Hedging Results: Comprised of: (i) fees attributed to guaranteed benefits; (ii) changes in the fair value of freestanding derivatives used to manage the risk associated with market risk benefits and other guaranteed benefit features; (iii) the movements in reserves, market risk benefits, guaranteed benefit features accounted for as embedded derivative instruments, and related claims and benefit payments; (iv) amortization of the balance of unamortized deferred acquisition costs at the date of transition to current accounting guidance on January 1, 2021 associated with items excluded from adjusted operating earnings prior to transition; and (v) the impact on the valuation of Guaranteed Benefits and Net Hedging Results arising from changes in underlying actuarial assumptions. These items are excluded from adjusted operating earnings as they may vary significantly from period to period due to near-term market conditions and therefore are not directly comparable or reflective of the underlying performance of our business. We believe this approach appropriately removes the impact to both revenue and related expenses associated with Guaranteed Benefits and Net Hedging Results and provides investors a better picture of the drivers of our underlying performance.

2. Net Realized Investment Gains and Losses: Comprised of: (i) realized investment gains and losses associated with the periodic sales or disposals of securities, excluding those held within our trading portfolio; and (ii) impairments of securities, after adjustment for the non-credit component of the impairment charges. These items are excluded from pretax adjusted operating earnings as they may vary significantly from period to period due to near-term market conditions and therefore are not directly comparable or reflective of the underlying performance of our business. We believe this approach provides investors a better picture of the drivers of our underlying performance.

3.Change in Value of Funds Withheld Embedded Derivative and Net investment income on funds withheld assets: Comprised of (i) the change in fair value of funds withheld embedded derivatives; and (ii) net investment income on funds withheld assets related to funds withheld reinsurance transactions. These items are excluded from pretax adjusted operating earnings as they are not reflective of the underlying performance of our business. We believe this approach provides investors a better picture of the drivers of our underlying performance.

Operating income taxes are calculated using the prevailing corporate federal income tax rate of 21% while taking into account any items recognized differently in our financial statements and federal income tax returns, including the dividends received deduction and other tax credits.

JFI Non-GAAP Financial Measures and Definitions of Financial Measures Utilized for Executive Compensation

Certain of the target metrics used in our incentive programs are based upon financial measures that are not determined in accordance with U.S. GAAP. Although these non-GAAP financial measures should not be considered substitutes for U.S. GAAP measures, our management and Board consider them important performance indicators and have employed them as well as other factors in determining senior management and associate incentive compensation. The definitions for these non-GAAP financial measures and how they may be calculated from the most directly comparable U.S. GAAP financial measures are as follows:
•Adjusted Operating Earnings (identical to the metric defined above)
•Pretax Adjusted Operating Earnings (refer to Segment Results of Operations below)

Adjusted Book Value includes net income, Adjusted Operating Earnings, and total JFI shareholders’ equity, but excludes Accumulated Other Comprehensive Income (Loss) ("AOCI") attributable to JFI. We exclude AOCI attributable to JFI from Adjusted Book Value because our invested assets are generally invested to closely match the duration of our liabilities, which are longer duration in nature, and therefore we believe period-to-period fair market value fluctuations in AOCI to be inconsistent with this objective. We believe excluding AOCI attributable to JFI is more useful to investors in analyzing trends in our business.

Return on Equity (“ROE”) is the ratio of net income to average shareholders’ equity on a U.S. GAAP Basis.

Adjusted Operating Return on Equity ("ROE") is a metric we use to manage our business and evaluate our financial performance. Return on Equity (“ROE”) is the ratio of net income to average JFI shareholders’ equity on a U.S. GAAP Basis. Adjusted Operating ROE excludes items that vary from period to period due to accounting treatment under U.S. GAAP or that are non-recurring in nature, as such items may distort the underlying performance of our business.

We calculate Adjusted Operating ROE by dividing our Adjusted Operating Earnings by average Adjusted Book Value.

Adjusted Operating ROE may, at the JFI Compensation Committee’s discretion as provided under our long-term incentive program, be adjusted to include, or not be limited to, situations such as the following:

a.For given movements in interest rates or equity levels during the prescribed three-year period, the plan sensitivities for impacts on ROE can be used to adjust the planned level for the period. For example, in the event of a down 20% equity movement during the year, the down 20% sensitivity could be applied and the change in ROE could be adjusted accordingly.

b.For significant movements arising from the interaction of path dependent rate or equity movements and the risk framework in place during the period, the JFI Compensation Committee may have the capacity to deem that the hedging impacts were managed appropriately and, in that case, to make discretionary adjustments to the target.

c.Other examples where the JFI Compensation Committee may consider discretionary adjustments could include regulatory changes impacting RBC requirements, new business investment initiatives, mergers and acquisitions, investment defaults or financial market disruptions. Specifically, within the 2022-24 period, a significant accounting change will come into effect and would be appropriate for consideration for adjustment to targets. U.S. GAAP Long Duration Targeted Improvements (“LDTI”) accounting changes became effective January 1, 2023, and, while targets include placeholder estimates for LDTI impacts, the actual transition impact will be very sensitive to interest rates at fiscal year-end 2022.

Adjusted Book Value and Adjusted Operating ROE should not be used as substitutes for total JFI shareholders’ equity and ROE as calculated using annualized net income and average equity in accordance with U.S. GAAP. However, we believe the adjustments to equity and earnings are useful to gaining an understanding of our overall results of operations.

Financial Leverage Ratio is used to manage our financial flexibility and ensure that we maintain our financial strength ratings. Total financial leverage is the ratio of total debt to combined total debt and Adjusted Book Value.

Executive Compensation also references other financial measures that our management and Board also consider important performance indicators and have employed, as well as other factors, in determining senior management and associate incentive compensation. These measures and how they are calculated are as follows:

Excess Capital Generation is a statutory accounting measure, and is defined as the increase in excess capital, which is total adjusted capital (“TAC”) less 400% of company action level required capital, aligning with section 21 of the National Association of Insurance Commissioners (“NAIC”) Valuation Manual (“VM-21”) calibration. Consistent with statutory accounting requirements, total adjusted capital is defined as Jackson National Life’s statutory capital and surplus, plus asset valuation reserve and 50% of policyholder dividends of Jackson National Life and its subsidiaries. We believe Excess Capital Generation is an important measure of the performance of our business and is a key indicator of financial flexibility and strength.

As provided under our Jackson Annual Bonus Program, Excess Capital Generation may, at the JFI Compensation Committee’s discretion, be adjusted for the following items:

•For given movements in interest rates or equity levels during the year, the plan sensitivities for impacts on excess capital generation can be used to adjust the planned level for the year. For example, in the event of a down 20% equity movement during the year, the down 20% sensitivity could be applied and the change in excess capital generation could be adjusted accordingly.
•For significant movements arising from the interaction of path dependent rate or equity movements and the risk framework in place during the year, the JFI Compensation Committee may have the capacity to deem that the hedging impacts were managed appropriately and, in that case, to make discretionary adjustments to the excess capital generation target for the year.
•Other examples where the JFI Compensation Committee may consider discretionary adjustments could include regulatory changes impacting RBC requirements, new business investment initiatives, mergers and acquisitions, investment defaults or financial market disruptions.

JFI's insurance subsidiaries (including the Company) are required to prepare statutory financial statements in accordance with statutory accounting practices prescribed or permitted by the insurance department of the state of domicile and based on rules published by the NAIC. Statutory accounting practices primarily differ from U.S. GAAP by charging policy acquisition costs to expense as incurred and establishing future policy benefit liabilities using different actuarial assumptions, as well as valuing investments and certain assets and accounting for deferred income taxes on a different basis.

Generation of Net Cash Flow Available to JFI is a financial measure that JFI uses to facilitate an understanding of its ability to generate cash for reinvestment into its business or use in non-mandatory capital actions, such as dividends. We define net cash flow as the sum of cash flows, to or available to, Jackson Financial from its operating subsidiaries in the form of (i) dividends, (ii) return of capital distributions, (iii) interest payments on intercompany surplus notes, (iv) payments related to expense or tax sharing arrangements, (v) other similar payments, and (vi) unremitted cash in excess of the lower end of the stated target RBC range, less capital contributions to the operating subsidiaries. This measure considers cash flows related to performance in calendar year periods that may take place in the following calendar year (i.e., dividends from operating companies pertain to excess capital development over a calendar year period but are likely to be remitted in the first quarter of the following year to allow for the regulatory approval process). Net Cash Flow Available to JFI is distinct from any JFI capital actions, such as common stock dividends and repurchases, debt reduction payments and mergers and acquisitions.
As provided under the long-term incentive program, Net Cash Flow Available to JFI may, at the JFI Compensation Committee’s discretion, be adjusted to include, or not be limited to, situations such as the following:

a.For given movements in interest rates or equity levels during the 3-year period, the plan sensitivities for impacts on net cash flow available to JFI can be used to adjust the planned level for the period. For example, in the event of a down 20% equity movement during the year, the down 20% sensitivity could be applied and the change in net cash flow available to JFI could be adjusted accordingly.

b.For significant movements arising from the interaction of path dependent rate or equity movements and the risk framework in place during the period, the JFI Compensation Committee may have the capacity to deem that the hedging impacts were managed appropriately and, in that case, to make discretionary adjustments to the target.
c.Other examples where the JFI Compensation Committee may consider discretionary adjustments could include regulatory changes impacting RBC requirements, new business investment initiatives, mergers and acquisitions, investment defaults or financial market disruptions. Specifically, within the 2022-24 period, a significant regulatory change is anticipated and would be appropriate for consideration for adjustment to targets. The NAIC is considering changes to the Economic Scenario Generator (ESG) used for Principles-based Reserves and Capital requirements which apply to Jackson’s variable annuity business and would become effective Jan 1, 2024, at the earliest. Targets do not reflect anticipated impacts as details of any proposed changes are not yet available.

Risk-Based Capital requirements are insurance company statutory capital requirements based on rules published by the NAIC. The NAIC has developed certain risk-based capital (“RBC”) requirements for life insurance companies. Under the NAIC requirements, compliance is determined by a ratio of a company’s TAC, calculated in a manner prescribed by the NAIC to its authorized control level RBC, calculated in a manner prescribed by the NAIC.

Consolidated Results of Operations

This section is recast for the adoption of LDTI for 2022 and 2021.

The following table sets forth, for the periods presented, certain data from our Consolidated Income Statements. The information contained in the table below should be read in conjunction with our Consolidated Financial Statements and the related notes elsewhere in this Prospectus:

	Years Ended December 31,
	2022	2021	2020
	(in millions)
Revenues
Fee income	$7,671	$7,994	$6,840
Premiums	109	122	157
Net investment income:
Net investment income excluding funds withheld assets	1,466	1,952	2,044
Net investment income on funds withheld assets.	1,254	1,188	792
Total net investment income	2,720	3,140	2,836
Net gains (losses) on derivatives and investments:
Net gains (losses) on derivatives and investments	(3,018)	(5,346)	(6,894)
Net gains (losses) on funds withheld reinsurance treaties	2,186	(21)	440
Total net gains (losses) on derivatives and investments	(832)	(5,367)	(6,454)
Other income	84	93	64
Total revenues	9,752	5,982	3,443

Benefits and Expenses
Death, other policy benefits and change in policy reserves, net of deferrals	1,035	904	1,313
(Gain) loss from updating future policy benefits cash flow assumptions, net	(36)	41	—
Market risk benefits (gains) losses, net	(3,536)	(3,966)	—
Interest credited on other contract holder funds, net of deferrals and amortization	859	825	1,293
Interest expense	37	22	44
Operating costs and other expenses, net of deferrals	2,333	2,689	1,200
Cost of reinsurance	—	—	2,520
Amortization of deferred acquisition costs	1,225	1,305	(534)
Total benefits and expenses	1,917	1,820	5,836
Pretax income (loss)	7,835	4,162	(2,393)
Income tax expense (benefit)	1,530	680	(841)
Net income (loss)	$6,305	$3,482	$(1,552)

Adjusted Operating Earnings
Net income (loss)	$6,305	$3,482	$(1,552)
Income tax expense (benefit)	1,530	680	(841)
Pretax income (loss)	7,835	4,162	(2,393)
Non-operating adjustments (income) loss:
Guaranteed benefits and hedging results:
Fees attributable to guarantee benefit reserves	(3,077)	(2,854)	(2,509)
Net movement in freestanding derivatives	2,743	5,675	4,661
Market risk benefits (gains) losses, net	(3,536)	(3,966)	—
Net reserve and embedded derivative movements	222	141	3,184
Amortization of DAC associated with non-operating items at date of transition to LDTI	655	736	(1,261)
Assumption changes	—	—	(128)
Total guaranteed benefits and hedging results	(2,993)	(268)	3,947
Net realized investment (gains) losses	356	(180)	(373)
Net realized investment (gains) losses on funds withheld assets	(2,186)	21	(440)
Net investment income on funds withheld assets	(1,254)	(1,188)	(792)
Loss on funds withheld reinsurance transaction	—	—	2,082
Total non-operating adjustments	(6,077)	(1,615)	4,424
Pretax Adjusted Operating Earnings	1,758	2,547	2,031
Operating income taxes	212	331	95
Adjusted Operating Earnings	$1,546	$2,216	$1,936

Year Ended December 31, 2022 compared to Year Ended December 31, 2021

Recast for the adoption of LDTI

Pretax Income (Loss)

Our pretax income (loss) increased by $3,673 million to $7,835 million for the year ended December 31, 2022, from $4,162 million for the year ended December 31, 2021, primarily due to:

•$4,535 million improvement on total net gains (losses) on derivatives and investments as shown in table below and driven by:

	Years Ended December 31,
	2022	2021	Variance
	(in millions)
Net gains (losses) excluding derivatives and funds withheld assets	$(355)	$181	$(536)

Net gains (losses) on freestanding derivatives	(2,703)	(5,521)	2,818
Net gains (losses) on embedded derivatives (excluding funds withheld reinsurance)	40	(6)	46
Net gains (losses) on derivative instruments	(2,663)	(5,527)	2,864
Net gains (losses) on funds withheld reinsurance	2,186	(21)	2,207
Total net gains (losses) on derivatives and investments	$(832)	$(5,367)	$4,535

◦Lower freestanding derivative losses on our equity derivatives primarily driven by significant market decreases in 2022, compared to market increases in the prior year. These gains were partially offset by losses within our interest rate related hedge instruments, reflecting increases in interest rates, as compared to the prior year.
◦Higher benefit recognized on funds withheld reinsurance driven by increased interest rates compared to prior year.

Primarily offset by:

◦Losses on sales of securities recognized on gains (losses) excluding derivatives and funds withheld assets, compared to prior year gains.

•$356 million decrease in operating costs and other expenses, net of deferrals, primarily due to lower deferred compensation expense as a result of declines in the value of the underlying liabilities, lower incentive compensation in 2022, lower asset-based non-deferrable commissions and lower sub-advisor expenses due to lower account values during the year ended December 31, 2022.

These favorable variances were partially offset by:

•$420 million decrease in net investment income as a result of lower income on limited partnership investments, which are recorded on a one quarter lag;
•$430 million unfavorable movements in market risk benefits (gains) losses, net, primarily driven by lower equity market returns, higher equity market volatility, and unfavorable impacts of assumption updates in 2022, partially offset by more favorable increases in interest rates, compared to the prior year.
•$323 million decrease in fee income primarily due to decreases in variable fee income and asset management fees compared to prior year, partially offset by increases in benefit-based guarantee fee income.
•$54 million increase in death, other policy benefits, and change in policy reserves, net of (gain) loss from updating future policy benefits cash flow assumptions, primarily due to higher guaranteed benefit payments partially offset by remeasurement gain/losses on the traditional life business.

Income Taxes

Income tax expense increased $850 million to an expense of $1,530 million for the year ended December 31, 2022, from an expense of $680 million for the year ended December 31, 2021. The 2022 income tax expense represents an effective tax rate of 20%, versus a 2021 income tax expense that represents an effective income tax rate of 16%. Our effective rate typically varies from the marginal statutory rate of 21% due to the impact of permanent tax differences, such as dividends received deduction and foreign tax credits. In addition, income taxes for the year ended December 31, 2021 included $24 million benefit of net interest related to tax refunds and $3 million benefit for the reversal of an uncertain tax position.

Segment Results of Operations

We manage our business through three segments: Retail Annuities, Institutional Products, and Closed Life and Annuity Blocks. We report certain activities and items that are not included in these segments within Corporate and Other. The following tables and discussion represent an overall view of our results of operations for each segment.

Pretax Adjusted Operating Earnings by Segment

The following table summarizes pretax adjusted operating earnings from the Company's business segment operations and also provides a reconciliation of the segment measure to net income on a consolidated U.S. GAAP basis. See also Financial Statements, Note 3, Segment Information (recast for the adoption of LDTI for 2022 and 2021):

	Years Ended December 31,
	2022	2021	2020
		(in millions)
Pretax Adjusted Operating Earnings by Segment:
Retail Annuities	$1,505	$2,187	$1,992
Institutional Products	79	64	85
Closed Life and Annuity Blocks	123	249	16
Corporate and Other	51	47	(62)
Pretax Adjusted Operating Earnings	1,758	2,547	2,031
Pre-tax reconciling items from adjusted operating income to net income (loss):
Guaranteed benefits and hedging results:
Fees attributable to guarantee benefit reserves	3,077	2,854	2,509
Net movement in freestanding derivatives	(2,743)	(5,675)	(4,661)
Market risk benefits gains (losses)	3,536	3,966	—
Net reserve and embedded derivative movements	(222)	(141)	(3,184)
Amortization of DAC associated with non-operating items at date of transition to LDTI	(655)	(736)	1,261
Assumption changes	—	—	128
Total guaranteed benefits and hedging results	2,993	268	(3,947)
Net realized investment gains (losses)	(356)	180	373
Net realized investment gains (losses) on funds withheld assets	2,186	(21)	440
Net investment income on funds withheld assets	1,254	1,188	792
Loss on funds withheld reinsurance transaction	—	—	(2,082)
Total pre-tax reconciling items	6,077	1,615	(4,424)
Pretax income (loss)	7,835	4,162	(2,393)
Income tax expense (benefit)	1,530	680	(841)
Net income (loss)	$6,305	$3,482	$(1,552)

Retail Annuities

Recast for the adoption of LDTI for 2022 and 2021.

The following table sets forth, for the periods presented, certain data underlying the pretax adjusted operating earnings results for our Retail Annuities segment. The information contained in the table below should be read in conjunction with our Consolidated Financial Statements and the related notes appearing elsewhere in this Prospectus:

	Years Ended December 31,
	2022	2021	2020
	(in millions)
Retail Annuities:
Operating Revenues
Fee income	$4,108	$4,636	$3,806
Premiums	10	15	27
Net investment income	394	686	947
Income (loss) on operating derivatives	17	52	48
Other income	42	47	30
Total Operating Revenues	4,571	5,436	4,858

Operating Benefits and Expenses
Death, other policy benefits and change in policy reserves	63	6	142
(Gain) loss from updating future policy benefits cash flow assumptions, net	(6)	(8)	—
Interest credited on other contract holder funds, net of deferrals and amortization	246	218	469
Interest expense	32	22	28
Operating costs and other expenses, net of deferrals	2,174	2,455	2,172
Amortization of deferred acquisition costs	557	556	55
Total Operating Benefits and Expenses	3,066	3,249	2,866

Pretax Adjusted Operating Earnings	$1,505	$2,187	$1,992

The following table summarizes a roll-forward of activity affecting account value for our Retail Annuities segment for the periods indicated:

	Years Ended December 31,
	2022	2021	2020
	(in millions)
Retail Annuities Account Value:
Balance as of beginning of period	$259,894	$230,487	$231,495
Premiums and deposits	15,964	19,590	18,138
Surrenders, withdrawals, and benefits	(16,401)	(20,436)	(16,089)
Net flows	(437)	(846)	2,049
Investment performance	(47,152)	32,622	26,588
Change in value of equity option	(42)	7	(33)
Interest credited	238	216	693
Policy charges and other	(2,756)	(2,592)	(30,305)
Balance as of end of period, net of ceded reinsurance	209,745	259,894	230,487
Ceded reinsurance	22,036	25,076	26,837
Balance as of end of period, gross	$231,781	$284,970	$257,324

Year Ended December 31, 2022 compared to Year Ended December 31, 2021

Pretax Adjusted Operating Earnings

Pretax adjusted operating earnings decreased $682 million to $1,505 million for the year ended December 31, 2022 from $2,187 million for the year ended December 31, 2021 primarily due to:

•$528 million decrease in fee income primarily due to a decrease in average variable annuity account values stemming from unfavorable separate account performance in 2022.
•$292 million decrease in net investment income primarily due to lower levels of investment income on private equity and other limited partnership investments, when compared to the same period in 2021.

These decreases were partially offset by:

•$281 million decrease in operating costs and other expenses, net of deferrals, primarily due to lower asset-based non-deferrable commissions due to lower account values during 2022, lower deferred compensation expense as a result of declines in the value of the underlying liabilities and lower incentive compensation expenses in 2022.

Account Value

Retail annuities account value, net of reinsurance, decreased $50.1 billion between periods primarily due to negative variable annuity separate account returns driven by unfavorable market performance in 2022, as well as negative net flows over the period, primarily from our reinsured fixed and fixed index annuity block.

Institutional Products

The following table sets forth, for the periods presented, certain data underlying the pretax adjusted operating earnings results for our Institutional Products segment. The information contained in the table below should be read in conjunction with our Consolidated Financial Statements and the related notes appearing elsewhere in this Prospectus:

	Years Ended December 31,
	2022	2021	2020
	(in millions)
Institutional Products:
Operating Revenues
Net investment income	$312	$260	$355
Income (loss) on operating derivatives	(22)	(3)	—
Other income	—	—	1
Total Operating Revenues	290	257	356

Operating Benefits and Expenses
Interest credited on other contract holder funds, net of deferrals and amortization	201	188	250
Interest expense	5	—	16
Operating costs and other expenses, net of deferrals	5	5	5
Total Operating Benefits and Expenses	211	193	271

Pretax Adjusted Operating Earnings	$79	$64	$85

The following table summarizes a roll-forward of activity affecting account value for our Institutional Products segment for the periods indicated:

	Years Ended December 31,
	2022	2021	2020
	(in millions)
Institutional Products:
Balance as of beginning of period	$8,830	$11,138	$12,287
Premiums and deposits	2,398	475	1,284
Surrenders, withdrawals, and benefits	(2,358)	(2,915)	(2,801)
Net flows	40	(2,440)	(1,517)
Credited Interest	201	188	266
Policy Charges and other	(52)	(56)	102
Balance as of end of period	$9,019	$8,830	$11,138

Year Ended December 31, 2022 compared to Year Ended December 31, 2021

Pretax Adjusted Operating Earnings

Pretax adjusted operating earnings increased $15 million to $79 million for the year ended December 31, 2022 from $64 million for the year ended December 31, 2021 primarily due to increased investment income partially offset by higher interest credited and increased losses on operating derivatives, driven by interest rate and foreign exchange movements, compared to prior year.

Account Value

Institutional product account value increased from $8,830 million at December 31, 2021 to $9,019 million at December 31, 2022. The increase in account value was driven by new issuances in 2022, partially offset by continued maturities of the existing contracts and funding agreements.

Closed Life and Annuity Blocks

Recast for the adoption of LDTI for 2022 and 2021.

The following table sets forth, for the periods presented, certain data underlying the pretax adjusted operating earnings results for our Closed Life and Annuity Blocks segment. The information contained in the table below should be read in conjunction with our Consolidated Financial Statements and the related notes appearing elsewhere in this Prospectus:

	Years Ended December 31,
	2022	2021	2020
	(in millions)
Closed Life and Annuity Blocks:
Operating Revenues
Fee income	$474	$492	$513
Premiums	111	119	143
Net investment income	706	950	776
Income (loss) on operating derivatives	31	72	58
Other income	35	39	26
Total Operating Revenues	1,357	1,672	1,516

Operating Benefits and Expenses
Death, other policy benefits and change in policy reserves	706	731	857
(Gain) loss from updating future policy benefits cash flow assumptions, net	(24)	80	—
Interest credited on other contract holder funds, net of deferrals and amortization	412	419	436
Operating costs and other expenses, net of deferrals	129	181	190
Amortization of deferred acquisition costs	11	12	17
Total Operating Benefits and Expenses	1,234	1,423	1,500

Pretax Adjusted Operating Earnings	$123	$249	$16

Year Ended December 31, 2022 compared to Year Ended December 31, 2021

Pretax Adjusted Operating Earnings

Pretax adjusted operating earnings decreased $126 million to $123 million for the year ended December 31, 2022 from 249 million for the year ended December 31, 2021 primarily due to:

•$244 million decrease in net investment income primarily due to lower levels of investment income on private equity and other limited partnership investments, when compared to the same period in 2021.

This was partially offset by:

•$129 million decrease in death, other policy benefits, and change in policy reserves, net of (gain) loss from updating future policy benefits cash flow assumptions, primarily due to remeasurement gain/losses on the traditional business.
•$52 million decrease in operating costs and other expenses, net of deferrals, primarily due to lower deferred and incentive compensation expenses in 2022.

Corporate and Other

Recast for the adoption of LDTI for 2022 and 2021.

Corporate and Other includes unallocated corporate revenue and expenses, as well as certain eliminations and consolidation adjustments. The following table sets forth, for the periods presented, certain data underlying the pretax adjusted operating earnings results for Corporate and Other. The information contained in the table below should be read in conjunction with our Consolidated Financial Statements and the related notes appearing elsewhere in this Prospectus:

	Years Ended December 31,
	2022	2021	2020
	(in millions)
Corporate and Other:
Operating Revenues
Net investment income	$55	$56	$(34)
Income (loss) on operating derivatives	14	32	21
Other income	7	7	7
Total Operating Revenues	76	95	(6)

Operating Benefits and Expenses
Operating costs and other expenses, net of deferrals	25	48	36
Amortization of deferred acquisition costs	—	—	20
Total Operating Benefits and Expenses	25	48	56

Pretax Adjusted Operating Earnings	$51	$47	$(62)

Year Ended December 31, 2022 compared to Year Ended December 31, 2021

Pretax Adjusted Operating Earnings

Pretax adjusted operating earnings increased $4 million to $51 million for the year ended December 31, 2022 from $47 million for the year ended December 31, 2021 primarily due to decreased operating costs and other expenses, net of deferrals, driven by lower deferred and incentive compensation expenses in 2022.

Investments

Our investment portfolio primarily consists of fixed-income securities and loans, primarily publicly-traded corporate and government bonds, private securities and loans, asset-backed securities and mortgage loans. Asset-backed securities include mortgage-backed and other structured securities. The fair value of these and our other invested assets fluctuates depending on market and other general economic conditions and the interest rate environment and could be adversely impacted by other economic factors.

As of December 31, 2022 and 2021, we had total investments of $62.4 billion and $71.7 billion, respectively.

Portfolio Composition

The following table summarizes the carrying values of our investments:

	December 31,
	2022			2021
	Investments excluding Funds Withheld	Funds Withheld	Total	Investments excluding Funds Withheld	Funds Withheld	Total
	(in millions)
Debt Securities, available-for-sale, net of allowance for credit losses	$28,291	$13,622	$41,913	$32,195	$19,094	$51,289
Debt Securities, at fair value under fair value option	—	159	159	—	164	164
Equity securities, at fair value	282	77	359	141	116	257
Mortgage loans, net of allowance for credit losses	6,840	4,127	10,967	6,743	4,739	11,482
Mortgage loans, at fair value under fair value option	—	582	582	—	—	—
Policy loans	941	3,435	4,376	991	3,483	4,474
Freestanding derivative instruments	1,192	78	1,270	1,375	42	1,417
Other invested assets	2,024	793	2,817	1,905	715	2,620
Total investments	$39,570	$22,873	$62,443	$43,350	$28,353	$71,703

Other Invested Assets

In June 2021, we entered into an arrangement to sell $420 million of LP investments, of which $236 million and $168 million were sold in the second and third quarter of 2021, respectively, and the remainder was sold in January 2022.

Debt Securities Credit Quality

The following tables set forth the composition of the fair value of debt securities, including both those held as available for sale, as classified by rating categories as assigned by nationally recognized statistical rating organizations (“NRSRO”), the NAIC or, if not rated by such organizations, our consolidated investment advisor. For purposes of the table, if not otherwise rated higher by an NRSRO, NAIC Class 1 investments are included in the A rating; Class 2 in BBB; Class 3 in BB and Classes 4 through 6 in B and below:

	Percent of Total Debt Securities Carrying Value as of
	December 31,
Investment Rating	2022	2021
AAA	18.0%	15.0%
AA	8.8%	10.0%
A	31.5%	29.4%
BBB	38.4%	42.0%
Investment grade	96.7%	96.4%
BB	2.5%	2.8%
B and below	0.8%	0.8%
Below investment grade	3.3%	3.6%
Total debt securities	100.0%	100.0%

Equity Securities

Equity securities consist of investments in common and preferred stock holdings and mutual fund investments. Common and preferred stock investments generally arise out of previous private equity investments or other settlements rather than as direct investments. Mutual fund investments typically represent investments made in our own mutual funds to seed those structures for external issuance at a later date. As of December 31, 2022 and 2021, we had total equity securities of $359 million and $257 million, respectively.

Mortgage Loans

Commercial mortgage loans of $10.2 billion and $10.5 billion at December 31, 2022 and 2021, respectively, are reported net of an allowance for credit losses of $91 million and $85 million at each date, respectively. At December 31, 2022, commercial mortgage loans were collateralized by properties located in 38 states, the District of Columbia, and Europe.

Residential mortgage loans of $1,308 million and $939 million at December 31, 2022 and 2021, respectively, are reported net of an allowance for credit losses of $4 million and $9 million at each date, respectively. Loans were collateralized by properties located in 50 states, the District of Columbia, Mexico, and Europe.

The Company’s mortgage loans that are current and in good standing are accruing interest. Interest is not accrued on loans greater than 90 days delinquent and in process of foreclosure, when deemed uncollectible. Delinquency status is determined from the date of the first missed contractual payment.

At December 31, 2022, there was $15 million of recorded investment, $16 million of unpaid principal balance, no related loan allowance, $18 million of average recorded investment, and no investment income recognized on impaired residential mortgage loans. At December 31, 2021, there was $6 million of recorded investment, $7 million of unpaid principal balance, no related loan allowance, $2 million of average recorded investment, and no investment income recognized on impaired residential mortgage loans.

Derivative Instruments

See Note 5 to Consolidated Financial Statements for additional information related to the Company’s derivative instruments.

Policy and Contract Liabilities

This section is recast for the adoption of LDTI for 2022 and 2021.

We establish, and carry as liabilities, actuarially determined amounts that are calculated to meet policy obligations or to provide for future annuity payments. Amounts for actuarial liabilities are computed and reported on the Consolidated Financial Statements in conformity with U.S. GAAP. For more details on Policyholder Liabilities, see “Critical Accounting Estimates” on page 156.

As an insurance company, a substantial portion of our profits are derived from fee income and the invested assets backing our policy and contract liabilities, which includes separate account liabilities, reserves for future policy benefits and claims payable and other contract holder funds. As of December 31, 2022, 88% of our policy and contract liabilities were in our Retail Annuities segment, 3% were in our Institutional Products segment and 9% were in our Closed Life and Annuity Blocks segment.

As of December 31, 2022, $195.9 billion or 74% of our policy and contract liabilities were backed by separate account assets. These separate account assets backed reserves primarily related to our variable annuities. Separate account liabilities are fully funded by cash flows from the customer’s corresponding separate account assets and are set equal to the fair value of such invested assets. We generate revenue on our separate account liabilities primarily from asset-based fee income. Separate account assets and associated liabilities are subject to variability driven by the performance of the underlying investments, which are exposed to fluctuations in equity markets and bond fund valuations. As a result, revenue derived from asset-based fee income is similarly subject to variability in line with the variability of the underlying separate account assets.

As of December 31, 2022, $47.1 billion of our policy and contract liabilities were backed by our investment portfolio and $22.2 billion reinsured by Athene, were backed by funds withheld assets. As of December 31, 2022, 100% of our RILA policy and contract liabilities were subject to surrender charges of at least 5% or at market value in the event of discretionary withdrawal by customers. We have the discretion, subject to contractual limitations and minimums, to reset the crediting terms on the majority of our fixed index annuities and fixed annuities. As of December 31, 2022, 93% of fixed annuity, fixed-indexed annuity, and the fixed accounts of RILA and variable annuity correspond to crediting rates that are at the guaranteed minimum crediting rate.

See Note 9, Note 10, Note 11 and Note 12 to Consolidated Financial Statements for additional discussion on accounting policies around Reserves for future policy benefits and claims payable, Other contract holder funds, Separate account assets and liabilities and MRBs.

Liquidity and Capital Resources

Liquidity is our ability to generate sufficient cash flows to meet the cash requirements of operating, investing and financing activities. Capital refers to our long-term financial resources available to support the business operations and contribute to future growth. Our ability to generate and maintain sufficient liquidity and capital depends on the profitability of the businesses, timing of cash flows on investments and products, general economic conditions and access to the capital markets and the alternate sources of liquidity and capital described herein.

The discussion below describes our liquidity and capital resources for the years ended December 31, 2022, 2021 and 2020.

Cash Flows

Cash flows from Operating Activities

The principal operating cash inflows from our insurance activities come from insurance premiums, fees charged on our products and net investment income. The principal operating cash outflows are the result of annuity and life insurance benefits, interest credited on other contract holder funds, operating expenses and income tax, as well as interest expense. The primary liquidity concern with respect to these cash flows is the risk of early contract holder and policyholder benefit payments.

Cash flows from Investing Activities

The principal cash inflows from our investment activities come from repayments of principal, proceeds from maturities and sales of investments, as well as settlements of freestanding derivatives. The principal cash outflows relate to purchases of investments and settlements of freestanding derivatives. It is not unusual to have a net cash outflow from investing activities because cash inflows from insurance operations are typically reinvested to fund insurance liabilities. We closely monitor and manage these risks through our comprehensive investment risk management process. The primary liquidity concerns with respect to these cash flows are the risk of default by debtors or market disruptions that might impact the timing of investment related cash flows as well as derivative collateral needs, which could result in material liquidity needs for our insurance subsidiaries.

Cash flows from Financing Activities

The principal cash inflows from our financing activities come from deposits of funds associated with policyholder account balances, issuance of debt, contributions from our Parent, and lending of securities. The principal cash outflows come from withdrawals associated with policyholder account balances, the return of securities on loan, and distributions to our Parent. The primary liquidity concerns with respect to these cash flows are market disruption and the risk of early policyholder withdrawal.

Statutory Capital

Jackson has statutory surplus above the level needed to meet current regulatory requirements. Risk-based capital, or RBC, requirements are used as minimum capital requirements by the NAIC and the state insurance departments to identify companies that merit regulatory action. RBC is based on a formula that incorporates both factor-based components (applied to various asset, premium, claim, expense and statutory reserve items) and model-based components. The formula takes into account the risk characteristics of the insurer, including asset risk, insurance risk, interest rate risk, market risk and business risk and is calculated on an annual basis. The formula is used as an early warning regulatory tool to identify possible inadequately capitalized insurers for purposes of initiating regulatory action, and not to rank insurers generally. As of December 31, 2022, Jackson was well in excess of the minimum required capital levels. Jackson is also subject to risk-based capital guidelines that provide a method to measure the adjusted capital that a life insurance company should have for regulatory purposes, taking into account the risk characteristics of Jackson’s investments and products.

Jackson had an RBC ratio of 544%, 580% and 347% as of December 31, 2022, 2021 and 2020, respectively. The decrease in Jackson’s RBC ratio as of December 31, 2022 as compared to December 31, 2021 was primarily due to the $600 million distribution to its Parent and an increase in variable annuity capital charges during 2022.

Jackson's Liquidity

The liquidity requirements for Jackson primarily relate to the liabilities associated with our insurance and reinsurance activities, operating expenses and income taxes. Liabilities arising from insurance and reinsurance activities include the payment of policyholder benefits when due, cash payments in connection with policy surrenders and withdrawals and policy loans.

Liquidity requirements are principally for purchases of new investments, management of derivative related margin requirements, repayment of principal and interest on debt, payments of interest on surplus notes, funding of insurance product liabilities including payments for policy benefits, surrenders, maturities and new policy loans, funding of expenses including payment of commissions, operating expenses, distributions to our Parent, and taxes. As of December 31, 2022, Jackson’s outstanding surplus notes and bank debt included $62 million of bank loans from the Federal Home Loan Bank of Indianapolis ("FHLBI"), collateralized by mortgage-related securities and mortgage loans and $250 million of surplus notes maturing in 2027.

Significant increases in interest rates could create sudden increases in surrender and withdrawal requests by customers and contract holders, and result in increased liquidity requirements for Jackson. Significant increases in interest rates or equity markets may also result in higher margin and collateral requirements on our derivative portfolio. The derivative contracts are an integral part of our risk management program, especially for the management of our variable annuities program, and are managed in accordance with our hedging and risk management program. Our cash flows associated with collateral received from counterparties and posted with counterparties fluctuates with changes in the market value of the underlying derivative contract and/or the market value of the collateral. The net collateral position depends on changes in interest rates and equity markets related to the amount of the exposures hedged. Collateral posting requirements can result in material liquidity needs for our insurance subsidiaries. As of December 31, 2022, we were in a net collateral payable position of $689 million compared to $913 million as of December 31, 2021.

Other factors that are not directly related to interest rates can also give rise to an increase in liquidity requirements, including, changes in ratings from rating agencies, general policyholder concerns relating to the life insurance industry (e.g., the unexpected default of a large, unrelated life insurer) and competition from other products, including non-insurance products such as mutual funds, certificates of deposit and newly developed investment products. Most of the life insurance and annuity products Jackson offers permit the policyholder or contract holder to withdraw or borrow funds or surrender cash values. As of December 31, 2022, approximately half of Jackson’s general account reserves are either not surrenderable, surrender charges greater than 5%, or market value adjustments to discourage early withdrawal of policy and contract funds.

The liquidity sources for Jackson are its cash, short-term investments, sales of publicly traded bonds, insurance premiums, fees charged on our products, sales of annuities and institutional products, investment income, commercial repurchase agreements and utilization of a short-term borrowing facility with the FHLBI.

Jackson uses a variety of asset liability management techniques to provide for the orderly provision of cash flow from investments and other sources as policies and contracts mature in accordance with their normal terms. Jackson’s principal sources of liquidity to meet unexpected cash outflows associated with sudden and severe increases in surrenders and withdrawals or benefit payments are its portfolio of liquid assets and its net operating cash flows. As of December 31, 2022, the portfolio of cash, short-term investments and privately and publicly traded securities and equities, which are unencumbered and unrestricted as to sale, amounted to $22.6 billion.

Our Indebtedness

Surplus Notes

On March 15, 1997, the Company issued 8.2% surplus notes in the principal amount of $250 million due March 15, 2027. These surplus notes were issued pursuant to Rule 144A under the Securities Act of 1933, as amended, and are unsecured and subordinated to all present and future indebtedness, policy claims and other creditor claims and may not be redeemed at the option of the Company or any holder prior to maturity. Interest is payable semi-annually on March 15th and September 15th of each year. Interest expense on the notes was $20 million, $20 million, and $21 million for the years ended December 31, 2022, 2021 and 2020, respectively.

Under the Michigan Insurance Code of 1956, for statutory reporting purposes, the surplus notes are not part of the legal liabilities of the Company and are considered surplus funds. Payments of interest or principal may only be made with the prior approval of the Michigan Director of Insurance and only out of surplus earnings which the director determines to be available for such payments under Michigan insurance law.

Federal Home Loan Bank

The Company is a member of the regional FHLBI primarily for the purpose of participating in its collateralized loan advance program with funding facilities. Membership requires us to purchase and hold a minimum amount of FHLBI capital stock, plus additional stock based on outstanding advances. Advances are in the form of either notes or funding agreements issued to FHLBI. As of December 31, 2022 and 2021, Jackson held a bank loan with an outstanding balance of $62 million and $67 million, respectively.

Financial Strength Ratings

Our access to funding and our related cost of borrowing, the attractiveness of certain of our subsidiaries’ products to customers, our attractiveness as a reinsurer to potential ceding companies and requirements for derivatives collateral posting are affected by our credit ratings and financial strength ratings, which are periodically reviewed by the rating agencies. Financial strength ratings and credit ratings are important factors affecting consumer confidence in an insurer and its competitive position in marketing products as well as critical factors considered by ceding companies in selecting a reinsurer.

Our principal insurance company subsidiaries are rated by A.M. Best, S&P, Moody’s and Fitch. Financial strength ratings represent the opinions of rating agencies regarding the financial ability of an insurer or reinsurer to meet its obligations under an insurance policy or reinsurance arrangement and generally involve quantitative and qualitative evaluations by rating agencies of a company’s financial condition and operating performance. Generally, rating agencies base their financial strength ratings upon information furnished to them by the company and upon their own investigations, studies and assumptions. Financial strength ratings are based upon factors of concern to customers, distribution partners and ceding companies and are not directed toward the protection of investors. Financial strength ratings are not recommendations to buy, sell or hold securities and may be revised or revoked at any time at the sole discretion of the rating organization.

As of May 3, 2023, the financial strength ratings of Jackson and its wholly owned subsidiary, Jackson National Life Insurance Company of New York, were as follows:

Company	A.M. Best	Fitch	Moody’s	S&P
Jackson National Life Insurance Company
Rating	A	A	A2	A
Outlook	stable	stable	negative	stable
Jackson National Life Insurance Company of New York
Rating	A	A	A2	A
Outlook	stable	stable	negative	stable

Contractual Obligations

We have contractual obligations identified within "Financials Statements: Note. 5. Derivative Instruments, Note 9. Reserves for Future Policy Benefits and Claims Payable, Note 10. Other Contract Holder Funds, Note 11. Separate Account Assets and Liabilities, Note 12. Market Risk Benefits, Note 13. Long-Term Debt, Note 16. Commitments and Contingencies, and Note 17. Leases."

Critical Accounting Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to adopt accounting policies and make estimates and assumptions that affect amounts reported in our Consolidated Financial Statements. The following are our most critical estimates, which require management’s most difficult, subjective and complex judgments, including the need to make estimates about the effect of matters that are inherently uncertain and may change in subsequent periods.

The following discussion is not intended to represent a comprehensive list of our accounting policies. For a detailed discussion of the application of these and other accounting policies, see Note 2- Summary of Significant Accounting Policies to Consolidated Financial Statements.

Reserves for Future Policy Benefits and Claims Payable

We establish reserves for future policy benefits to, or on behalf of, customers in the same period in which the policy is issued or acquired, using methodologies prescribed by U.S. GAAP.

Reserves for Future Policy Benefits

For non-participating traditional life insurance contracts and limited pay life-contingent contracts, which includes term, whole life, and payout annuities with significant insurance risk, reserves for future policy benefits represents the present value of estimated future policy benefits to be paid to or on behalf of policyholders in future periods and certain related expenses less the present value of estimated future net premiums.

Reserves for future policy benefits for non-participating traditional and limited-payment insurance contracts are measured using the net premium ratio (NPR) measurement model. The NPR measurement model accrues for future policy benefits in proportion to the premium revenue recognized. The reserve for future policy benefits is derived from the Company's best estimate of future net premium and future benefits and expenses, which is based on best estimate assumptions including mortality, persistency, claims expense, and discount rate. On an annual basis, or as circumstances warrant, we conduct a comprehensive review of our current best estimate assumptions based on our experience, industry benchmarking, and other factors, as applicable. Expense assumptions are updated based on estimates of expected non-level costs, such as termination or settlement costs, and costs after the premium-paying period and exclude acquisition costs or any costs that are required to be charged to expenses as incurred. Updates to assumptions are applied on a retrospective basis, and each reporting period the reserve for future policy benefits is updated to reflect actual experience to date.

The Company establishes cohorts, which are product groupings used to measure reserves for future policy benefits. In determining cohorts, the Company considered both qualitative and quantitative factors, including the issue year, type of product, product features, and legal entity.

The discount rate used to estimate reserves for future policy benefits is consistent with an upper-medium grade (low-credit risk) fixed-income corporate instrument yield, which has been interpreted to represent a single-A corporate instrument yield. This discount rate curve is determined by fitting a parametric function to yields to maturity and related times to maturity of market observable single-A rated corporate instruments. The discount rate used to recognize interest accretion on the reserves for future policy benefits is locked at the initial measurement of the cohort. Each reporting period, the reserve for future policy benefits is remeasured using the current discount rate. The difference between the reserve calculated using the current discount rate and the reserve calculated using the locked-in discount rate is recorded in other comprehensive income.

Additional Liabilities - Universal Life-type

The Company issues universal life plans with secondary guarantees and interest-sensitive life plans. The primary reserves for these policies are the contract holder account balances reported within the other contract holder funds line of the balance sheet. Where these contracts provide additional benefits beyond the account balance or base insurance coverage that are not market risk benefits or embedded derivatives, liabilities in addition to the policyholder’s account value are recognized. These additional liabilities for annuitization, death and other insurance benefits are reported within reserves for future policy benefits and claims payable. The methodology uses a benefit ratio defined as a constant percentage of the assessment base. This ratio is multiplied by current period assessments to determine the reserve accrual for the period. The assumptions used in the measurement of the additional liabilities for annuitization, death and other insurance benefits are based on best estimate assumptions including mortality, persistency, investment returns, and discount rates. These assumptions are similarly subject to the annual review process discussed above.

Other Future Policy Benefits and Claims Payable

In conjunction with a prior acquisition, we recorded a fair value adjustment related to certain annuity and interest-sensitive life blocks of business to reflect the cost of the interest guarantees within the in-force liabilities, based on the difference between the guaranteed interest rate and an assumed new money guaranteed interest rate. This adjustment is recorded in reserves for future policy benefits and claims payable. This component of the acquired reserves is reassessed at the end of each period, taking into account changes in the in-force block. Any resulting change in the reserve is recorded as a change in policy reserve through the Consolidated Income Statements.

In addition, life and annuity claims liabilities in course of settlement are included in other future policy benefits and claims payable.

See Note 9- Reserve for Future Policy Benefits and Claims Payable to Consolidated Financial Statements for additional information on these accounting policies.

Market Risk Benefits

Contracts or contract features that provide protection to the contract holder from capital market risk and expose the Company to other-than-nominal capital market risk are classified as MRBs. All long-duration insurance contracts and certain investment contracts are subject to MRB evaluation. MRBs are measured at fair value at the contract level and can be in either an asset or liability position. For contracts that contain multiple MRB features, the MRBs are valued together as a single compound MRB.

The use of models and assumptions used to determine fair value of MRBs requires a significant amount of judgment. The significant assumptions used in the MRB fair value calculations are:

•Mortality rates - These vary by attained age, tax qualification status, guaranteed benefit election, and duration. The range used reflects ages from the minimum issue age for the benefit through age 95, which corresponds to the typical maturity age. A mortality improvement assumption is also applied.
•Base lapse rates - These vary by contract-level factors, such as product type, surrender charge schedule and optional benefits election. Lapse rates are further adjusted based on the degree to which a guaranteed benefit is in-the-money, with lower lapse applying when benefits are more in-the-money. Lapse rates are also adjusted to reflect lower lapse expectations when guaranteed benefits are utilized.
•Utilization rates - These represent the expected percentage of contracts that will utilize the benefit through annuitization (GMIB) or commencement of withdrawals (GMWB). Utilization may vary by benefit type, attained age, duration, tax qualification status, benefit provision, and degree to which the guaranteed benefit is in-the- money.
•Withdrawal rates - These represent the percentage of annual withdrawal assumed relative to the maximum allowable withdrawal amount under the free partial withdrawal provision or the GMWB, as applicable. Free partial withdrawal rates vary based on the product type and duration. Withdrawal rates on contracts with a GMWB vary based on attained age, tax qualification status, GMWB type and GMWB benefit provisions.

•Non-performance risk adjustment - This is applied as a spread over the risk-free rate to determine the rate used to discount the related cash flows and varies by projection year.
•Long-term equity volatility - This represents the equity volatility beyond the period for which observable equity volatilities are available.

See Note 6- Fair Value Measurements to Consolidated Financial Statements for additional information.

Variable Annuities

We issue variable contracts through our separate accounts for which investment income and investment gains and losses accrue directly to, and investment risk is borne by, the contract holder. Certain of these contracts include contract provisions by which we contractually guarantee to the contract holder either a) return of no less than total deposits made to the account adjusted for any partial withdrawals, b) total deposits made to the account adjusted for any partial withdrawals plus a minimum return, or c) the highest account value on a specified anniversary date adjusted for any withdrawals following the contract anniversary. These guarantees include benefits that are payable upon the depletion of funds (GMWB), in the event of death (GMDB), at annuitization (GMIB), or at the end of a specified period (GMAB). Substantially all of our GMIB benefits are reinsured. GMIB benefits and GMAB benefits were discontinued in 2009 and 2011, respectively. For additional information regarding our account value by optional guarantee benefit, see “Our Business–Our Product Offerings By Segments–Retail Annuities–Variable Annuities.”

Variable annuity guaranteed benefit features classified as MRBs, which have explicit fees, are measured using the attributed fee method. Under the attributed fee method, fair value is measured as the difference between the present value of projected future liabilities and the present value of projected attributed fees. At the inception of the contract, the Company attributes to the MRB a portion of total fees expected to be assessed against the contract holder to offset the projected claims over the lifetime of the contract. The attributed fee is expressed as a percentage of total projected future fees at inception of the contract. This percentage of total projected fees is considered a fixed term of the MRB feature and is held static over the life of the contract. This percentage may not exceed 100% of the total projected contract fees as of contract inception. As the Company may issue contracts that have projected future liabilities greater than the projected future guaranteed benefit fees at issue, the Company may also attribute mortality and expense charges when performing this calculation. In subsequent valuations, both the present value of future projected liabilities and the present value of projected attributed fees are remeasured based on current market conditions and policyholder behavior assumptions.

Fixed Index Annuities

The longevity riders issued on fixed index annuities are classified as MRBs and measured at fair value. Similar to the variable annuity guaranteed benefits features, these contracts have explicit fees and are measured using the attributed fee method. The Company attributes a percentage of total projected future fees expected to be assessed against the policyholder to offset the projected future claims over the lifetime of the contract. If the fees attributed are insufficient to offset the claims at issue, the shortfall is borrowed from the host contract rather than recognizing a loss at inception.

RILA

RILA guaranteed benefit features are classified as MRBs and measured at fair value. Unlike variable or fixed index annuities, RILA products do not have explicit fees and are measured using an option-based method. The fair value measurement represents the present value of future claims payable by the MRB feature. At inception, the value of the MRB is deducted from the value of the contract resulting in no gain or loss.

See Note 12- Market Risk Benefits to Consolidated Financial Statements for additional information on these accounting policies.

Income Taxes

Income taxes represent the net amount of income taxes that we expect to pay to or receive from various taxing jurisdictions in connection with our operations. We provide for federal and state income taxes currently payable, as well as those deferred due to temporary differences between the financial reporting and tax bases of assets and liabilities.

Deferred federal income taxes arise from the recognition of temporary differences between the basis of assets and liabilities determined for financial reporting purposes and the basis determined for income tax purposes. Such temporary differences are principally related to the effects of recording certain invested assets at market value, the deferral of acquisition costs and sales inducements and the provisions for future policy benefits and expenses. Deferred tax assets and liabilities are measured using the tax rates expected to be in effect when such benefits are realized. We are required to test the value of deferred tax assets for realizability. Deferred tax assets are reduced by a valuation allowance if, based on the weight of available positive and negative evidence, it is more likely than not that some portion, or all, of the deferred tax assets will not be realized. In determining the need for a valuation allowance, we consider the carryback eligibility of losses, reversal of existing temporary differences, estimated future taxable income and tax planning strategies.

Determining the valuation allowance for our deferred tax assets requires management to make certain judgments and assumptions regarding future operations that are based on historical experience and expectations of future performance. To recognize a tax benefit in the Consolidated Financial Statements, there must be a greater than 50% chance of success of our position being sustained by the relevant taxing authority with regard to that tax position. Management’s judgments are potentially subject to change given the inherent uncertainty in predicting future performance, which is impacted by such factors as policyholder behavior, competitor pricing and other specific industry and market conditions.

Reinsurance

Accounting for reinsurance requires extensive use of assumptions and estimates, particularly related to the future performance of the underlying business and the potential impact of counterparty credit risk with respect to reinsurance receivables. We periodically review actual and anticipated experience compared to the aforementioned assumptions used to establish assets and liabilities relating to ceded and assumed reinsurance and evaluate the financial strength of counterparties to our reinsurance agreements. Counterparty credit risk may be managed through the use of letters of credit, collateral trusts or on balance sheet funds withheld agreements. Assets held under funds withheld agreements are included on our balance sheets and subject to triggers embedded within the relevant reinsurance agreements.

Additionally, for each of our reinsurance agreements, we determine whether the agreement provides indemnification against loss or liability relating to insurance risk, in accordance with applicable accounting standards. We review all contractual features, including those that may limit the amount of insurance risk to which the reinsurer is subject or features that delay the timely reimbursement of claims.

For reinsurance contracts, reinsurance recoverable balances are generally calculated using methodologies and assumptions that are consistent with those used to calculate the direct liabilities. For non-participating traditional life insurance contracts and limited pay life-contingent contracts, there may be reinsurance contracts executed subsequent to the direct contract issue dates, and market interest rates may have changed between the date that the underlying insurance contracts were issued and the date the reinsurance contract is recognized in the financial statements, resulting in the underlying discount rate differing between the direct and reinsured business.

Our guaranteed minimum income benefits (GMIBs) are reinsured with an unrelated party. For contracts that only ceded the GMIB feature of our annuity products, the reinsurance contract in its entirety is classified as a reinsured market risk benefit (MRB). Accordingly, the reinsured market risk benefit is recorded at fair value using internally developed models consistent with those used to value our direct market risk benefits.

See Note 8- Reinsurance to Consolidated Financial Statements for additional information on these accounting policies.

Investments – Valuation and Impairment

We determine the fair values of certain financial assets and liabilities based on quoted market prices, where available. When necessary, we may also determine fair value based on estimated future cash flows discounted at the appropriate current market rate. Fair values also, if appropriate, reflect adjustments for counterparty credit quality, credit rating, liquidity and incorporate risk margins for unobservable inputs.

Where quoted market prices are not available, fair value estimates are made at a point in time, based on relevant market data, as well as the best information about the individual financial instrument. At times, illiquid market conditions could result in inactive markets for certain of our financial instruments. In such instances, there could be no or limited observable market data for these assets and liabilities. Fair value estimates for financial instruments deemed to be in an illiquid market are based on judgments regarding current economic conditions, liquidity discounts, currency, credit and interest rate risks, loss experience and other factors. These fair values are estimates and involve considerable uncertainty and variability as a result of the inputs selected and may differ materially from the values that would have been used had an active market existed. As a result of market inactivity, such calculated fair value estimates may not be realizable in an immediate sale or settlement of the instrument. In addition, changes in the underlying assumptions used in the fair value measurement technique could significantly affect these fair value estimates.

We periodically review our available-for-sale debt securities on a case-by-case basis to determine if an impairment is necessary for securities with a decline in fair value to below cost or amortized cost. Factors considered in determining whether an impairment is necessary include whether we have the intent to sell, or whether it is more likely than not we will be required to sell the security before the amortized cost basis is fully recovered, the severity of the unrealized loss, the reasons for the decline in value and expectations for the amount and timing of a recovery in fair value. For debt securities in an unrealized loss position, for which we deem an impairment necessary, the amortized cost may be written down to fair value through net gains (losses) on derivatives and investments, or an ACL may be recorded along with a charge to net gains (losses) on derivatives and investments.

Securities determined to be underperforming or potential problem securities are subject to regular review. To facilitate the review, securities with significant declines in value, or where other objective criteria evidencing credit deterioration have been met, are included on a watch list. Among the criteria for securities to be included on a watch list are: credit deterioration that has led to a significant decline in fair value of the security; a significant covenant related to the security has been breached; or an issuer has filed or indicated a possibility of filing for bankruptcy, has missed or announced it intends to miss a scheduled interest or principal payment, or has experienced a specific material adverse change that could impair its creditworthiness.

In performing these reviews, we consider the relevant facts and circumstances relating to each investment and exercise considerable judgment in determining whether an impairment is needed for a particular security. Assessment factors include judgments about an obligor’s current and projected financial position, an issuer’s current and projected ability to service and repay its debt obligations, the existence of, and realizable value of, any collateral backing the obligations and the outlooks for specific industries and issuers. This assessment may also involve assumptions regarding underlying collateral such as prepayment rates, default and recovery rates, and third-party servicing capabilities.

In addition to the review procedures described above, investments in asset-backed securities where market prices are depressed are subject to a review of their future estimated cash flows, including expected and stress case scenarios, to identify potential shortfalls in contractual payments. These estimated cash flows are developed using available performance indicators from the underlying assets including current and projected default or delinquency rates, levels of credit enhancement, current subordination levels, vintage, expected loss severity and other relevant characteristics. These estimates reflect a combination of data derived by third parties and internally developed assumptions. Where possible, this data is benchmarked against third-party sources.

For mortgage-backed securities, credit losses are assessed using a cash flow model that estimates the cash flows on the underlying mortgages, using the security-specific collateral characteristics and transaction structure. The model estimates cash flows from the underlying mortgage loans and distributes those cash flows to various tranches of securities, considering the transaction structure and any subordination and credit enhancements existing in that structure. The cash flow model incorporates actual cash flows on the mortgage-backed securities through the current period and then projects the remaining cash flows using a number of assumptions, including prepayment speeds, default rates and loss severity. Specifically, for prime and Alt-A RMBS, the assumed default percentage is dependent on the severity of delinquency status, with foreclosures and real estate owned receiving higher rates, but also includes the currently performing loans. These estimates reflect a combination of data derived by third parties and internally developed assumptions. Where possible, this data is benchmarked against other third-party sources. In addition, these estimates are extrapolated along a default timing curve to estimate the total lifetime pool default rate.

After these reviews, we recognize impairments on debt securities in an unrealized loss position when any of the following circumstances exists:
•We intend to sell a security;
•It is more likely than not that we will be required to sell a security prior to recovery; or

•We do not expect full recovery of the amortized cost based on the discounted cash flows estimated to be collected.

Mortgage loans, which are not carried at fair value under the fair value option, are carried at the aggregate unpaid principal balance, adjusted for any applicable unamortized discount or premium, or ACL. Acquisition discounts and premiums on mortgage loans are amortized into investment income through maturity dates using the effective interest method. Interest income is accrued on the principal balance of the loan based on the loan’s contractual interest rate. Interest income and amortization of premiums and discounts are reported in net investment income along with prepayment fees and mortgage loan fees, which are recorded as incurred.

We review mortgage loans on a quarterly basis to estimate the ACL with changes in the ACL recorded in net gains (losses) on derivatives and investments. Apart from an ACL recorded on individual mortgage loans where the borrower is experiencing financial difficulties, we record an ACL on the pool of mortgage loans based on lifetime expected credit losses. Credit loss estimates are pooled by property type and unfunded commitments are included in the model with an allowance for credit losses determined accordingly.

Mortgage loans on real estate deemed uncollectible are charged against the ACL, and subsequent recoveries, if any, are credited to the ACL.

Accrued interest receivables are presented separate from the amortized cost of debt securities and mortgage loans. An allowance for credit losses is not estimated on an accrued interest receivable. Rather, receivable balances that are deemed uncollectible are written off with a corresponding reduction to net investment income.

Derivatives

Freestanding Derivative Instruments

We enter into financial derivative transactions, including swaps, put-swaptions, futures and options to reduce and manage business risks. These transactions manage the risk of a change in the value, yield, price, cash flows, credit quality or degree of exposure with respect to assets, liabilities or future cash flows that we have acquired or incurred.

Freestanding derivative instruments are reported at fair value, that reflects the estimated amounts, net of payment accruals, which we would receive or pay upon sale or termination of the contracts at the reporting date. Freestanding derivatives priced using third party pricing services incorporate inputs that are predominantly observable in the market. The determination of the estimated fair value of freestanding derivatives, when quoted market values are not available, is based on market standard valuation methodologies and inputs that management believes are consistent with what other market participants would use when pricing such instruments. Derivative valuations can be affected by changes in interest rates, foreign currency exchange rates, financial indices, credit spreads, default risk, non-performance risk, volatility, liquidity and changes in estimates and assumptions used in the pricing models. See Notes 5- Derivative Instruments and 6- Fair Value Measurements to Consolidated Financial Statements for additional information on significant inputs into our derivative pricing methodology.

Embedded Derivatives - Product Liabilities

For our registered index-linked and fixed index annuities, the equity-linked option issued by the Company is accounted for at fair value as an embedded derivative on the Company’s consolidated balance sheets as a component of other contract holder funds, with changes in fair value recorded in net income. The policyholder account value is the imputed value of the underlying guaranteed host contract.

The fair value of the embedded derivative for the FIA and RILA products is determined using an option-budget method with capital market inputs of market index returns and discount rates as well as actuarial assumptions including lapse, mortality and withdrawal rates. We typically update our actuarial assumptions, annually as discussed above, unless a material change is observed in an interim period that we feel is indicative of a long-term trend.

The underlying assumptions may have a material impact on the measurement of the embedded derivative, including equity market movements. Thus, favorable equity market movements cause increases in future contract holder benefits, resulting in an increase in the fair value of the embedded derivative liability (and vice versa).

See Notes 5- Derivative Instruments and 10- Other Contract Holder Funds to Consolidated Financial Statements for additional information on our accounting policies for embedded derivatives bifurcated for insurance host contracts.

Embedded Derivatives - Funds Withheld Reinsurance Agreements

The Company has recorded an embedded derivative liability related to the Athene Reinsurance Agreement (the “Athene Embedded Derivative”) in accordance with ASC 815-15 as Jackson’s obligation under the Reinsurance Agreement is based on the total return of investments in a segregated funds withheld account rather than Jackson’s own creditworthiness. As the Reinsurance Agreement transfers the economics of the investments in the segregated funds withheld account to Athene, they will receive an investment return equivalent to owning the underlying assets. At inception of the Reinsurance Agreement, the Athene Embedded Derivative was valued at zero. Additionally, the inception fair value of the investments in the segregated funds withheld account differed from their book value and, accordingly, the amortization of this difference is reported in Net gains (losses) on derivatives and investments in the Consolidated Income Statement, while the investments are held. Subsequent to the effective date of the Reinsurance Agreement, the Athene Embedded Derivative is measured at fair value with changes reported in Net gains (losses) on derivatives and investments in the Consolidated Income Statement. The Athene Embedded Derivative Liability is included in Funds withheld payable under reinsurance treaties in the Consolidated Balance Sheet.

See Note 8- Reinsurance to Consolidated Financial Statements for additional information on Athene Reinsurance Transaction.

Net Investment Income

Net investment income reported for each of our three segments and Corporate and Other includes an allocation for investment income generated on assigned capital. The amount of capital assigned to each of our segments for purposes of measuring segment net investment income is established at a level that management considers necessary to support the segment’s risks. This assessment is determined based upon internal models and contemplates National Association of Insurance Commissioners (“NAIC”) RBC requirements at internally defined levels. Capital in excess of the amount required to support our core operating strategies is considered excess equity capital and is reflected in Corporate and Other.

Contingent Liabilities

We are a party to legal actions and, at times, regulatory investigations. Given the inherent unpredictability of these matters, it is difficult to estimate their impact on our financial position. A reserve is established for contingent liabilities if it is probable that a loss has been incurred and the amount is reasonably estimable. It is possible that an adverse outcome in certain of our contingent liabilities, or the use of different assumptions in the determination of amounts recorded, could have a material effect upon our financial position. However, it is the opinion of management that the ultimate disposition of contingent liabilities is unlikely to have a material adverse effect on our financial position.

Quantitative and Qualitative Disclosures about Market Risk

Our primary market risk exposure results from interest rate fluctuations, equity price movements and changes in credit spreads.

Risk Management

Our actuarial, asset-liability management and finance functions provide first-line management of our market risk exposures. Our risk function provides risk oversight and challenge, and our internal audit team provides independent assurance. Our enterprise risk management framework contemplates a wide range of market risks and focuses on exposures and Risk Limits on a consolidated basis for the Company.

Market Risk—Fair Value Exposures

We have exposure to market risk through our annuity and insurance operations, general account investment activities and risk management activities. For the purpose of this Item, we define “market risk” as changes in fair value resulting from changes in interest rates or equity market prices. We regularly analyze our exposures to interest rates and equity markets. As a result of this analysis, we have determined that the estimated fair values of certain assets and liabilities may be materially impacted by changes in interest rates and equity markets. Our exposures to interest rates and equity markets also impact our business, financial condition, results of operations and cash flows other than through changes in fair value.

Interest Rates

Our market risk exposure to changes in interest rates principally arises from investments in fixed-income securities (primarily publicly-traded corporate and government bonds and asset-backed securities), interest-rate derivative instruments and embedded derivatives associated with variable and fixed index annuity guaranteed benefits.

Equity Markets

Our market risk exposure to changes in equity markets principally arises from investments in equity securities, equity derivative instruments and embedded derivatives associated with variable annuity, fixed index annuity guaranteed benefits, and RILA.

Variable Annuity Equity Market Risk

Equity market risk arises from the variable annuities we offer principally in the following ways:

•Core contract charges and investment management fees are generally calculated based on the account value. Our customers typically allocate a significant portion of their account value to separate account investment options that hold equity securities. Increases or decreases in the value of the referenced equity securities will increase or decrease the associated core contract charges and investment management fees.

•As of December 31, 2022, 76% of our total variable annuity account value included a return of premium death benefit and 11% of our total variable annuity account value included an enhanced GMDB selection. Decreases in equity markets increase the likelihood that a customer’s account value will be insufficient to cover the benefit paid to the beneficiary at the time of a claim following the customer’s death. As a result, the risk associated with such payouts is dependent on both the equity market performance and the time of the claim.

•As of December 31, 2022, 75% of total variable annuity account value included either a GMWB for Life or GMWB selection. These benefits guarantee minimum payments based on a fixed annual percentage of the benefit base. These withdrawals may continue even if the account value subsequently falls to zero. When equity markets decrease, we generally expect account values to decline, and the account value therefore to be able to fund relatively fewer guaranteed withdrawals. Conversely, increases in equity markets generally increase account values and extend the number of withdrawals the account value is able to fund.

In addition to equity market declines, certain other equity market changes could also increase our losses. For example, certain of our guaranteed living benefits and guaranteed death benefits include provisions that step up the benefit base if the account value exceeds the benefit base at specified time intervals (generally annually or quarterly). Therefore, if equity markets increase over the short-term but return to lower levels in the longer-term, those step-up provisions could increase the benefit base relative to the account value, resulting in additional benefit payments paid by us compared to a scenario where equity markets had remained flat over time. The fees attributable to guaranteed benefits are generally calculated based on the benefit base, so the scenario in which equity markets increase and then later decrease will also result in relatively higher fee income.

Fixed Index Annuity Equity Market Risk

We sell fixed index annuities where the crediting rate to the contract holder is determined by reference to equity market performance. A higher equity market return over a given period will credit more interest to the account value of those annuities, though the final amounts credited are generally capped at specified maximum possible crediting rates.

We also offer an optional lifetime withdrawal guarantee benefit on our fixed index annuities, which allows contract holders to withdraw a specified amount each year until death, or until the contract holder’s account value is exhausted. The equity market risk exposure on these benefits differs from comparable benefits offered on variable annuities, because declines in equity markets only reduce the interest credited to the customer’s account value for that period and not the account value itself. As a result, declines in equity markets do not shorten the time remaining before we expect to make payments on these guarantees. However, increasing equity markets will result in higher amounts credited to the customer’s account value, thereby extending the number of annual guaranteed withdrawals funded from the account value.

RILA Equity Market Risk

We sell RILA where the crediting rate to the contract holder is determined by reference to equity market performance. Similar to fixed index annuities, a higher equity market return over a given period will credit more interest to the account value of those annuities, though the final amounts credited are generally capped at specified maximum possible crediting rates. Unlike fixed index annuities, and similar to variable annuities, a lower equity market return over a given period may result in a reduction to the account value. Unlike variable annuities, the amount of the reduction is limited by a floor (which defines the maximum amount of market loss to which the contract holder is exposed) or buffer (which defines the amount of the market loss not credited to the contract holder).

We also offer a return of premium death benefit on our RILA. Decreases in equity markets increase the likelihood that a customer’s account value will be insufficient to cover the benefit paid to the beneficiary at the time of a claim following the customer’s death. As a result, the risk associated with such payouts is dependent on both the equity market performance and the time of the claim.

Our Hedging Approach and Evaluating Hedge Effectiveness

Our hedging program seeks to balance three objectives: protecting against the economic impact of adverse market conditions, protecting our statutory capital and stabilizing our statutory distributable earnings throughout market cycles. Our core dynamic hedging program seeks to offset changes in economic liability associated with variable annuity guaranteed benefits due to market movements, while our macro hedging program seeks to protect statutory capital under a range of stress scenarios.

Depending on market conditions and our capital position, we may favor the use of one type of hedging instrument over another. When evaluating the effectiveness of our hedge program we look at the combined net effect of our hedge assets and the liabilities these assets are intended to hedge. We consider our hedge program effective if it is successful in keeping the net effect of these assets and liabilities within our defined risk measures and limits. This analysis of hedge positioning relative to the liabilities these assets are intended to hedge provides our management team a view on the effectiveness of the hedging program.

For our equity market exposure, we compare the impact of changes to equity markets on our hedge assets relative to the liabilities these assets are intended to hedge. For example, in periods with increasing equity markets, we expect significant losses on our equity hedges, but as increasing equity markets also generally increase contract holder account values, we expect a related decrease in the likelihood or level of future payments we need to make on our guaranteed benefits. Likewise, in periods of decreasing markets we expect significant increases in the value of our equity hedges, but also would expect liabilities for future guaranteed benefit payments to increase.

For our interest rate exposure, similar to equity market risk, we evaluate the level of interest rate hedge coverage by comparing the impacts of interest rate movements on our hedge assets relative to the liabilities these assets are intended to hedge. The types of derivative instruments we use to manage interest rate risk are different from those we use to manage equity market risk. We also recognize the sensitivity of our equity hedges to interest rates but believe their contribution to the overall interest rate hedge is small due to their relatively short duration of these derivatives.

Risk Measurement—Sensitivity Analysis

In the following discussion and analysis, we measure market risk related to our market sensitive assets and liabilities based on changes in interest rates and equity market prices utilizing an internal sensitivity analysis. Due to our current portfolio structure and holdings, foreign currency movements are not material to the Company. This analysis estimates the potential changes in estimated fair value or carrying value with respect to our reserves based on a hypothetical 50 basis point parallel shift (increase or decrease) in risk-free interest rates and a 10% change (increase or decrease) in equity market prices. In performing the analysis summarized below, we used market rates and balance sheet positions as of December 31, 2022 and 2021, respectively. We modeled the impact of changes in market rates and prices on the estimated fair values of our market sensitive assets and liabilities as follows:

•the net present values of our interest rate sensitive exposures resulting from a parallel 50 basis point shift (increase or decrease) in interest rates; and

•the estimated fair value of our equity positions due to a 10% change (increase or decrease) in equity market prices.

The sensitivity analysis reflects hypothetical scenarios and is an estimate as of a specific point in time based on asset and liability positioning on that date. These hypothetical scenarios do not represent management’s view of future market changes and should not be viewed as predictive of our future financial performance. Actual results in any particular period may vary from the amounts indicated in the table below as a result of changes in the composition of our assets and liabilities, market conditions, management actions and other factors.

The sensitivity analysis reflects changes in fair value resulting from changes in interest rates or equity market levels and does not reflect changes in the economic value of assets or liabilities.

The market risk information is limited by the assumptions and parameters established in creating the related sensitivity analysis, including:

•interest-rate sensitive liabilities do not include $69.8 billion and $69.6 billion of policy and contract liabilities as of December 31, 2022 and 2021, respectively, which are accounted for on a book value basis under U.S. GAAP;

•interest-rate sensitive assets do not include assets accounted for on a book value basis under U.S. GAAP, which primarily consist of $11.0 billion and $11.5 billion of mortgage loans as of December 31, 2022 and 2021, respectively;

•the analysis excludes the effect of market or interest rate impacts on assets and liabilities related our funds withheld reinsurance treaties;

•the analysis excludes real estate holdings;

•the analysis excludes the impact of changes in DAC and income taxes; and

•the analysis assumes that the composition of assets and liabilities remains unchanged upon measurement and excludes the impacts of management actions.

Given the limitations described above, we use models as tools and not as substitutes for the experience and judgment of our management. Based on the fair values of the financial instruments and our analysis of the impacts of the measured changes in market rates and prices, we have determined that our interest rate and equity market exposures are material.

The table below provides detail regarding the potential change in estimated fair value of our debt securities and the carrying value of our fixed index and variable annuity guarantee liabilities due to a 50 basis point parallel increase and decrease in the yield curve by type of asset or liability (in millions):

	December 31, 2022			December 31, 2021
	Fair	Impact of	Impact of	Fair	Impact of	Impact of
	Value	+50 bps	-50 bps	Value	+50 bps	-50 bps
		Change	Change		Change	Change
Debt Securities (1)
Floating Rate	$1,098	$—	$—	$936	$(7)	$2
Fixed Rate	$27,193	$(882)	$920	$31,259	$(1,545)	$1,052

(1) Includes debt securities that are classified as available-for-sale and includes securities at fair value under the fair value option.

	December 31, 2022			December 31, 2021
	Carrying Value	Impact of +50 bps Change	Impact of -50 bps Change	Carrying Value	Impact of +50 bps Change	Impact of -50 bps Change
Fixed Index and Variable Annuity Guarantee Liabilities	$499	$(1,531)	$1,726	$4,031	$(2,646)	$2,997

The carrying value of variable and fixed index annuity guarantee liabilities reflects the present value of projected benefit payments less the present value of attributed fees. These benefit payments and fees are subject to differing degrees of discounting, as benefit payments are generally projected to occur further in the future as compared to attributed fees. As a result, the degree of sensitivity between the present values of projected fees as compared to the present values of projected benefit payments may result in disproportionate sensitivity impacts relative to the liability carrying value.

The table below provides additional detail regarding the potential change in estimated fair value of our equity investment portfolio and carrying value of our fixed index and variable annuity guarantee liabilities due to a 10% increase and decrease in equity market prices by type of asset or liability (in millions):

	December 31, 2022			December 31, 2021
	Fair	Impact of	Impact of	Fair	Impact of	Impact of
	Value	10%	-10%	Value	10%	-10%
		Change	Change		Change	Change
Equity Securities and Limited Partnerships	$1,923	$(192)	$192	$1,678	$(168)	$168

	December 31, 2022			December 31, 2021
	Carrying	Impact of	Impact of	Carrying	Impact of	Impact of
	Value	10%	-10%	Value	10%	-10%
		Change	Change		Change	Change
Fixed Index and Variable Annuity Guarantee Liabilities	$499	$(1,793)	$2,202	$4,031	$(663)	$1,526

The carrying value of our annuity guarantee liabilities reflect our contract holders’ exposure to equity market declines. When equity markets increase, this exposure and the related liability declines.

The table below provides details regarding the potential change in estimated fair value of our derivative instruments due to a 50 basis point parallel increase and decrease in the yield curve by type of derivative instrument, as well as the potential change in estimated fair value of our derivative instruments due to a 10% increase and decrease in equity prices (in millions):

			Interest Rate Sensitivity
	Notional	Weighted	Impact of	Fair	Impact of
	Amount	Average Term	+50 bps	Value	-50 bps
		(Years)	Change		Change
December 31, 2022
Swaps	$11,053	6.01	$(165)	$(257)	$174
Swaptions	$25,000	1.07	$(685)	$(1,711)	$647
Interest Rate Futures	$105,249	0.91	$(102)	$—	$83
Total			$(952)	$(1,968)	$904
December 31, 2021
Swaps	$10,995	6.99	$(226)	$450	$238
Swaptions	$19,000	2.07	$(427)	$133	$416
Interest Rate Futures	$912	0.25	$(66)	$—	$73
Total			$(719)	$583	$727

			Equity Sensitivity
	Notional	Weighted	Impact of	Fair	Impact of
	Amount	Average Term	+10%	Value	-10%
		(Years)	Change		Change
December 31, 2022
Options	$48,500	0.20	$225	$1,064	$916
Calls	$21,000	0.20	$698	$106	$(99)
Puts	$27,500	0.20	$(473)	$958	$1,015
Equity Futures	$18,258	0.21	$(1,988)	$—	$1,988
Total Return Swaps	$—	—	$(71)	$31	$71
Total			$(1,834)	$1,095	$2,975
December 31, 2021
Options	$48,500	0.20	$1,549	$756	$(115)
Calls	$21,000	0.20	$1,672	$606	$(569)
Puts	$27,500	0.20	$(123)	$150	$454
Equity Futures	$18,258	0.21	$(1,826)	$—	$1,826
Total			$(277)	$756	$1,711

[TO BE UPDATED BY AMENDMENT AND CONVERTED TO SAP FINANCIAL
INFORMATION AS APPLICABLE

Jackson National Life Insurance Company
and Subsidiaries

Consolidated Financial Statements

December 31, 2022

Report of Independent Registered Public Accounting Firm

To the Shareholder and Board of Directors
Jackson National Life Insurance Company:

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Jackson National Life Insurance Company and subsidiaries (the Company) as of December 31, 2022 and 2021, the related consolidated income statements, statements of comprehensive income (loss), equity, and cash flows for each of the years in the three-year period ended December 31, 2022, and the related notes and financial statement schedules I, III, IV and V (collectively, the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2022, in conformity with U.S. generally accepted accounting principles.

Change in Accounting Principle

As discussed in Note 2 to the consolidated financial statements, the Company adopted ASU 2018-12, Targeted Improvements to the Accounting for Long Duration Contracts (LDTI), effective January 1, 2023, with a transition date of January 1, 2021.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matter

The critical audit matter communicated below is a matter arising from the current period audit of the consolidated financial statements that was communicated or required to be communicated to the audit committee and that: (1) relates to accounts or disclosures that are material to the consolidated financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of a critical audit matter does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.

Fair value of market risk benefits

As disclosed in Note 2 to the consolidated financial statements, the Company adopted LDTI effective January 1, 2023, with a transition date of January 1, 2021. As part of the adoption, market risk benefits (MRBs) were recorded at fair value using a full retrospective transition approach. As disclosed in Notes 6 and 12, contracts or contract features that provide protection to the contract holder from capital market risk and expose the Company to other-than-nominal capital market risk are classified as MRBs. The Company estimates MRBs at fair value using subjective judgments related to the discount rate assumptions, including the Company’s nonperformance risk, and actuarially determined assumptions, including mortality, benefit utilization and lapse. As of December 31, 2022, the fair value of MRB assets and liabilities were estimated to be $4,865 million and $5,662 million, respectively.

We identified the evaluation of the fair value of MRB assets and liabilities as a critical audit matter. Specifically, there was a high degree of auditor effort and subjective auditor judgment involved in evaluating the nonperformance risk, mortality, benefit utilization, and lapse assumptions used to estimate the fair value of MRB assets and liabilities. Evaluation of the assumptions required valuation and actuarial professionals with specialized skills and knowledge.
The following are the primary procedures we performed to address this critical audit matter. With the assistance of actuarial professionals, we evaluated the design and tested the operating effectiveness of certain internal controls related to the fair value of MRBs, including controls related to the development of the mortality, benefit utilization and lapse assumptions. We involved valuation professionals with specialized skills and knowledge who assisted in evaluating the Company’s nonperformance risk assumption used to estimate the fair value of MRBs, which included assessing the methodology and inputs utilized by the Company by developing an independent range of the Company’s credit curve using market observable instruments issued by the Company and its affiliates, as well as indicative pricing for the Company’s debt, with certain adjustments, and comparing them to the discount rate curve used by the Company. We involved actuarial professionals with specialized skills and knowledge, who assisted in evaluating the Company’s estimate of the fair value of MRB assets and liabilities, by:

•evaluating the Company’s methodology for determining the mortality, benefit utilization, and lapse assumptions used to estimate the fair value of MRBs for compliance with generally accepted actuarial standards

•comparing the mortality, benefit utilization, and lapse assumptions with the Company’s emerging experience or market trends and evaluating the reasonableness of these assumptions where deviations from Company experience or market trends were identified

•assessing the reasonableness of the Company’s fair value estimate for a selection of policies with MRBs by recalculating the fair value and comparing to the Company’s estimate.

/s/ KPMG LLP

We have served as the Company’s auditor since 1999.

Chicago, Illinois
March 24, 2023, except for Note 2, as to which the date is May 10, 2023

Jackson National Life Insurance Company and Subsidiaries
Consolidated Balance Sheets
(in millions, except for share data)

	December 31,
	2022 (1)	2021 (1)
Assets
Investments:
Debt Securities, available-for-sale, net of allowance for credit losses of $23 and $9 at December 31, 2022 and 2021, respectively (amortized cost: 2022 $48,198; 2021 $49,132)	$41,913	$51,289
Debt Securities, at fair value under fair value option	159	164
Equity securities, at fair value	359	257
Mortgage loans, net of allowance for credit losses of $95 and $94 at December 31, 2022 and 2021, respectively	10,967	11,482
Mortgage loans, at fair value under fair value option	582	—
Policy loans (including $3,419 and $3,467 at fair value under the fair value option at December 31, 2022 and 2021, respectively)	4,376	4,474
Freestanding derivative instruments	1,270	1,417
Other invested assets	2,817	2,620
Total investments	62,443	71,703
Cash and cash equivalents	3,934	1,799
Accrued investment income	501	496
Deferred acquisition costs	12,918	13,519
Reinsurance recoverable, net of allowance for credit losses of $15 and $12 at December 31, 2022 and 2021, respectively	29,076	32,877
Reinsurance recoverable on market risk benefits, at fair value	221	383
Market risk benefit assets, at fair value	4,865	1,664
Deferred income taxes, net	248	1,671
Receivables from affiliates	179	197
Other assets	731	656
Separate account assets	195,906	248,949
Total assets	$311,022	$373,914
Liabilities and Equity
Liabilities
Reserves for future policy benefits and claims payable	$12,300	$15,177
Other contract holder funds	57,980	58,489
Market risk benefit liabilities, at fair value	5,662	8,033
Funds withheld payable under reinsurance treaties (including $3,582 and $3,639 at fair value under the fair value option at December 31, 2022 and 2021, respectively)	22,957	29,007
Long-term debt	470	494
Repurchase agreements and securities lending payable	1,045	1,586
Collateral payable for derivative instruments	689	913
Freestanding derivative instruments	2,065	41
Other liabilities	1,667	1,945
Separate account liabilities	195,906	248,949
Total liabilities	300,741	364,634
Commitments, Contingencies, and Guarantees (Note 16)
Equity
Common stock, $1.15 par value; authorized 50,000 shares; issued and outstanding 12,000 shares	14	14
Additional paid-in capital	5,364	5,964
Accumulated other comprehensive income (loss), net of tax expense (benefit) of $(67) in 2022 and $81 in 2021	(3,200)	1,504
Retained earnings	8,103	1,798
Total shareholder's equity	10,281	9,280
Total liabilities and equity	$311,022	$373,914

(1) Recast for the adoption of ASU 2018-12. See Notes 1 and 2 to the Consolidated Financial Statements.

See Notes to Consolidated Financial Statements.

Jackson National Life Insurance Company and Subsidiaries
Consolidated Income Statements
(in millions)

	For the Years Ended December 31,
	2022 (1)	2021 (1)	2020
Revenues
Fee income	$7,671	$7,994	$6,840
Premiums	109	122	157
Net investment income:
Net investment income excluding funds withheld assets	1,466	1,952	2,044
Net investment income on funds withheld assets.	1,254	1,188	792
Total net investment income	2,720	3,140	2,836
Net gains (losses) on derivatives and investments:
Net gains (losses) on derivatives and investments	(3,018)	(5,346)	(6,894)
Net gains (losses) on funds withheld reinsurance treaties	2,186	(21)	440
Total net gains (losses) on derivatives and investments	(832)	(5,367)	(6,454)
Other income	84	93	64
Total revenues	9,752	5,982	3,443

Benefits and Expenses
Death, other policy benefits and change in policy reserves, net of deferrals	1,035	904	1,313
(Gain) loss from updating future policy benefits cash flow assumptions, net	(36)	41	—
Market risk benefits (gains) losses, net	(3,536)	(3,966)	—
Interest credited on other contract holder funds, net of deferrals and amortization	859	825	1,293
Interest expense	37	22	44
Operating costs and other expenses, net of deferrals	2,333	2,689	1,200
Cost of reinsurance	—	—	2,520
Amortization of deferred acquisition costs	1,225	1,305	(534)
Total benefits and expenses	1,917	1,820	5,836
Pretax income (loss)	7,835	4,162	(2,393)
Income tax expense (benefit)	1,530	680	(841)
Net income (loss)	6,305	3,482	(1,552)

(1) Recast for the adoption of ASU 2018-12. See Notes 1 and 2 to the Consolidated Financial Statements.

See Notes to Consolidated Financial Statements.

Jackson National Life Insurance Company and Subsidiaries
Consolidated Statements of Comprehensive Income (Loss)
(in millions)

	For the Years Ended December 31,
	2022 (1)	2021 (1)	2020

Net income (loss)	$6,305	$3,482	$(1,552)

Other comprehensive income (loss), net of tax:
Change in unrealized gains (losses) on securities with no credit impairment net of tax expense (benefit) of: $(915), $(592), and $413 for the years ended December 31, 2022, 2021 and 2020, respectively	(7,473)	(2,133)	1,417
Change in unrealized gains (losses) on securities with credit impairment, net of tax expense (benefit) of: $(1), $1, and $1 for the years ended December 31, 2022, 2021 and 2020, respectively	(2)	3	4
Change in current discount rate related to reserve for future policy benefits, net of tax expense (benefit) of $361 and $110 for the years ended December 31, 2022 and 2021, respectively.	1,303	397	—
Change in non-performance risk on market risk benefits, net of tax expense (benefit) of $407 and $(92) for the years ended December 31, 2022 and 2021, respectively.	1,468	(332)	—
Total other comprehensive income (loss)	(4,704)	(2,065)	1,421
Comprehensive income (loss)	$1,601	$1,417	$(131)

(1) Recast for the adoption of ASU 2018-12. See Notes 1 and 2 to the Consolidated Financial Statements.

See Notes to Consolidated Financial Statements.

Jackson National Life Insurance Company and Subsidiaries
Consolidated Statements of Equity
(in millions)

					Accumulated
		Additional	Shares	Equity	Other		Total
	Common	Paid-In	Held In	Compensation	Comprehensive	Retained	Shareholder's
	Stock	Capital	Trust	Reserve	Income (Loss)	Earnings	Equity
Balances as of December 31, 2019	$14	$4,088	$(4)	$—	$2,539	$2,528	$9,165

Net income (loss)	—	—	—	—	—	(1,552)	(1,552)
Other comprehensive income (loss)	—	—	—	—	1,421	—	1,421
Change in accounting principle, net of tax		—	—	—	—	(55)	(55)
Capital contribution	—	500	—	—	—	—	500
Shares acquired at cost	—	—	(18)	—	—	—	(18)
Shares distributed at cost	—	—	18	—	—	—	18
Reserve for equity compensation plans	—	—	—	8	—	—	8
Balances as of December 31, 2020	$14	$4,588	$(4)	$8	$3,960	$921	$9,487

Change in accounting principle, net of tax	—	—	—	—	(391)	(2,605)	(2,996)
Net income (loss)	—	—	—	—	—	3,482	3,482
Other comprehensive income (loss)	—	—	—	—	(2,065)	—	(2,065)
Capital contribution	—	1,375	—	—	—	—	1,375
Shares sold in connection with demerger	—	1	4	—	—	—	5
Reserve for equity compensation plans	—	—	—	(8)	—	—	(8)
Balances as of December 31, 2021 (1)	$14	$5,964	$—	$—	$1,504	$1,798	$9,280

Net income (loss)	—	—	—	—	—	6,305	6,305
Other comprehensive income (loss)	—	—	—	—	(4,704)	—	(4,704)
Return of capital	—	(600)	—	—	—	—	(600)
Balances as of December 31, 2022 (1)	$14	$5,364	$—	$—	$(3,200)	$8,103	$10,281

(1) Recast for the adoption of ASU 2018-12. See Notes 1 and 2 to the Consolidated Financial Statements.

See Notes to Consolidated Financial Statements.

Jackson National Life Insurance Company and Subsidiaries
Consolidated Statements of Cash Flows
(in millions)

	Years Ended December 31,
	2022 (1)	2021 (1)	2020
Cash flows from operating activities:
Net income (loss)	$6,305	$3,482	$(1,552)

Adjustments to reconcile net income to net cash provided by operating activities:
Net realized losses (gains) on investments	355	(181)	(373)
Net losses (gains) on derivatives	2,663	5,527	7,267
Net losses (gains) on funds withheld reinsurance treaties	(2,186)	21	(440)
Net gain (loss) on market risk benefits	(3,536)	(3,966)	—
(Gain) loss from updating future policy benefits cash flow assumptions, net	(36)	41	—
Interest credited on other contract holder funds, gross	859	825	1,296
Mortality, expense and surrender charges	(530)	(553)	(593)
Amortization of discount and premium on investments	13	58	56
Deferred income tax expense (benefit)	1,572	761	(776)
Share-based compensation expense	118	94	44
Cash received (paid to) from reinsurance transaction	—	—	(32)
Change in:
Accrued investment income	(5)	58	35
Deferred acquisition costs	601	517	(1,503)
Funds withheld, net of reinsurance	(73)	(626)	792
Other assets and liabilities, net	(1,473)	(1,170)	(476)
Net cash provided by (used in) operating activities	4,647	4,888	3,745

Cash flows from investing activities:
Sales, maturities and repayments of:
Debt securities	11,525	18,865	29,697
Equity securities	71	35	82
Mortgage loans	1,695	1,747	1,201
Purchases of:
Debt securities	(11,030)	(13,445)	(27,851)
Equity securities	(246)	(114)	(115)
Mortgage loans	(1,816)	(2,427)	(2,189)
Settlements related to derivatives and collateral on investments	(673)	(4,837)	(5,321)
Other investing activities	111	(355)	(38)
Net cash provided by (used in) investing activities	(363)	(531)	(4,534)

(1) Recast for the adoption of ASU 2018-12. See Notes 1 and 2 to the Consolidated Financial Statements.

See Notes to Consolidated Financial Statements.

Jackson National Life Insurance Company and Subsidiaries
Consolidated Statements of Cash Flows (continued)
(in millions)

	Years Ended December 31,
	2022 (1)	2021 (1)	2020
Cash flows from financing activities:
Policyholders' account balances:
Deposits	18,456	20,130	19,604
Withdrawals	(25,144)	(28,688)	(23,060)
Net transfers to separate accounts	5,685	2,664	2,560
Proceeds from (payments on) repurchase agreements and securities lending	(541)	473	1,100
Net proceeds from (payments on) Federal Home Loan Bank notes	—	(380)	80
Net proceeds from (payments on) debt	(5)	10	14
Disposition of shares held in trust at cost, net	—	5	—
Capital contribution from (return of capital to) Parent	(600)	1,375	500
Net cash provided by (used in) financing activities	(2,149)	(4,411)	798

Net increase (decrease) in cash and cash equivalents	2,135	(54)	9

Cash and cash equivalents, at beginning of period	1,799	1,853	1,844
Total cash and cash equivalents, at end of period	$3,934	$1,799	$1,853

Supplemental cash flow information
Income taxes paid (received)	$(2)	$(390)	$(4)
Interest paid	$37	$21	$26

Non-cash investing activities
Debt securities acquired from exchanges, payments-in-kind, and similar transactions	$504	$369	$417
Other invested assets acquired from stock splits and stock distributions	$88	$99	$4

(1) Recast for the adoption of ASU 2018-12. See Notes 1 and 2 to the Consolidated Financial Statements.

See Notes to Consolidated Financial Statements.

Jackson National Life Insurance Company and Subsidiaries
Notes to Consolidated Financial Statements

1.    Business and Basis of Presentation

Jackson National Life Insurance Company (the “Company” or “Jackson”) is wholly-owned by Brooke Life Insurance Company (“Brooke Life” or the “Parent”), which is wholly-owned by Jackson Financial Inc. (“Jackson Financial”). Jackson Financial, a Delaware corporation, was a majority-owned subsidiary of Prudential plc (“Prudential”), London, England. As described below under "Other," Jackson Financial's demerger from Prudential was completed on September 13, 2021 ("Demerger"), and Jackson Financial is a stand-alone United States ("U.S.") public company.

Jackson, together with its New York life insurance subsidiary, is licensed to sell group and individual annuity products (including immediate, registered index-linked, deferred fixed, fixed index and variable annuities) and individual life insurance products, including variable universal life, in all 50 states and the District of Columbia. Jackson also participates in the institutional products market through the issuance of guaranteed investment contracts (“GICs”), funding agreements and medium term note funding agreements.

The Consolidated Financial Statements include accounts, after the elimination of intercompany accounts and transactions, of the following:
•    Life insurers: Jackson and its wholly-owned subsidiaries Jackson National Life Insurance Company of New York (“JNY”), Squire Reassurance Company LLC (“Squire Re”), Squire Reassurance Company II, Inc. (“Squire Re II”) and VFL International Life Company SPC, LTD;
•    Indirect wholly-owned broker-dealer, subsidiary, Jackson National Life Distributors, LLC;
•    Indirect, wholly-owned investment management and investment advisor subsidiary, Jackson National Asset Management, LLC;
•    PGDS (US One) LLC (“PGDS”), an indirect wholly-owned subsidiary that provides certain services to Jackson and certain current and former affiliates;
•    Other insignificant wholly-owned subsidiaries; and
•    Other insignificant partnerships, limited liability companies and variable interest entities (“VIEs”) in which Jackson is deemed the primary beneficiary.
Other

On August 6, 2021, Jackson Financial's Class A Common Stock was registered on a Form 10 registration statement ("Form 10") filed with the U.S. Securities and Exchange Commission (the "SEC") and became effective under the Securities Exchange Act of 1934, as amended. The Demerger described in the Form 10 was consummated on September 13, 2021. As of December 31, 2022, Prudential retained 9.2% share ownership of Jackson Financial.

On June 18, 2020, the Company announced that it had entered into a funds withheld coinsurance agreement with Athene Life Re Ltd. (“Athene”) effective June 1, 2020 to reinsure on 100% quota share basis, a block of Jackson’s in-force fixed and fixed index annuity product liabilities in exchange for a $1.2 billion ceding commission (the "Athene Reinsurance Agreement").

In addition, Jackson Financial entered into an investment agreement with Athene, pursuant to which Athene invested $500 million of capital in return for a 9.9% voting interest corresponding to a 11.1% economic interest in Jackson Financial. In August 2020, Jackson Financial made a $500 million capital contribution to Jackson. As of December 31, 2022, Athene beneficially owned 1.9% of Jackson Financial's outstanding shares.

We continue to monitor developments related to the COVID-19 pandemic. The COVID-19 pandemic caused significant economic and financial turmoil in the U.S. and around the world. There has been a steady resumption of activity during 2022; however, at this time it is not possible to estimate the long-term effectiveness of any therapeutic treatments and vaccines for COVID-19, or their efficacy with respect to current or future variants or mutations of COVID-19, or the longer-term effects that the COVID-19 pandemic could have on our business. The extent to which the COVID-19 pandemic impacts our business, results of operations, financial condition and cash flows will depend on future developments that are highly uncertain and cannot be predicted. The Company implemented business continuity plans that already were in place to ensure the availability of services for our customers, work at home capabilities for our associates, where appropriate, and other ongoing risk management activities. The Company had associates, as needed or voluntarily, in our offices during this time, as permitted by local and state restrictions. The Company rolled out a broader “return to office plan” for all associates, and since September 2022, required some associates to return to the office five days a week. Associates below director level remain on an “office-centric” hybrid schedule between in-office and remote working arrangements.

Basis of Presentation

The accompanying Consolidated Financial Statements have been prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”). Intercompany accounts and transactions have been eliminated upon consolidation.

The Company adopted Accounting Standards Update (“ASU”) 2018-12, “Targeted Improvements to the Accounting for Long-Duration Contracts,” (“LDTI”) effective January 1, 2023, with a transition date of January 1, 2021. The accompanying Consolidated Financial Statements have been recast as compared to the consolidated financial statements previously filed with the Company's registration statement on Form S-1 (registration nos. 333-268090, 333-249750, 333-249766, and 333-268101) filed with the SEC on April 17, 2023, to reflect the adoption of LDTI, which includes changes to the existing recognition, measurement, presentation and disclosure requirements for long-duration contracts issued by an insurance entity as of the transition date of January 1, 2021. Our financial statements for the year ended December 31, 2020 are still presented on the basis of accounting effective prior to the adoption of LDTI. See Note 2 of the Notes to Consolidated Financial Statements for further description of the adoption of this change in accounting principle.

Certain amounts in the Notes to Consolidated Financial Statements have been reclassified to conform to the recast presentation as discussed above.

Use of Estimates

The preparation of the Consolidated Financial Statements in conformity with U.S. GAAP requires the use of estimates and assumptions about future events that affect the amounts reported in the Consolidated Financial Statements and the accompanying notes. Significant estimates or assumptions, as further discussed in the notes, include:

•Valuation of investments and derivative instruments, including fair values of securities deemed to be in an illiquid market and the determination of when an impairment is necessary;
•Assessments as to whether certain entities are variable interest entities, the existence of reconsideration events and the determination of which party, if any, should consolidate the entity;
•Assumptions used in calculating policy reserves and liabilities and deferred acquisition costs including policyholder behavior, mortality rates, expenses, investment returns and policy crediting rates;
•Assumptions as to future earnings levels being sufficient to realize deferred tax benefits;
•Estimates related to expectations of credit losses on certain financial assets and off-balance sheet exposures;
•Assumptions and estimates associated with the Company’s tax positions, including an estimate of the dividends received deduction, which impact the amount of recognized tax benefits recorded by the Company;
•Assumptions used in calculating the value of guaranteed benefits, including those classified as market risk benefits subsequent to the adoption of LDTI, including policyholder behavior, mortality rates, and capital market assumptions;
•Subsequent to the adoption of LDTI, assumptions impacting the expected term used in the calculation of amortization of deferred acquisition costs, including policyholder behavior and mortality rates; and

•Prior to the adoption of LDTI, assumptions impacting estimated future gross profits used in the calculation of amortization of deferred acquisition costs, including policyholder behavior, mortality rates, expenses, projected hedging costs, investment returns and policy crediting rates.

These estimates and assumptions are based on management’s best estimates and judgments. Management evaluates its estimates and assumptions on an ongoing basis using historical experience and other factors deemed appropriate. As facts and circumstances dictate, these estimates and assumptions may be adjusted. Since future events and their effects cannot be determined with precision, actual results could differ significantly from these estimates. Changes in estimates, including those resulting from continuing changes in the economic environment, will be reflected in the Consolidated Financial Statements in the periods the estimates are changed.

Revision of Prior Period Financial Statements

In 2022, the Company identified errors related to the classification of certain balances and amounts in the line items of the Consolidated Balance Sheets and Consolidated Income Statements. These errors resulted in the revision of balances and amounts related to deferred sales inducement assets, liabilities for certain life-contingent annuities, sub-advisor fee expenses, and other operating expense items that impacted previously issued Consolidated Financial Statements. The impact of these errors to the current and the prior periods' Consolidated Financial Statements were not considered to be material and had no impact on shareholder's equity or net income (loss). However, to improve the consistency and comparability of the financial statements, management revised the financial statements and related disclosures in this Annual Report. See Note 24 to the Notes to Consolidated Financial Statements for details of the revisions.

2.    Summary of Significant Accounting Policies

The following table identifies our significant accounting policies presented in other Notes to Consolidated Financial Statements:

Investments*	Note 4
Derivatives and Hedge Accounting*	Note 5
Fair Value Measurements (Post-Adoption of LDTI Accounting Policies specifically for MRBs)	Note 6
Deferred Acquisition Costs (Includes Pre-Adoption and Post-Adoption of LDTI Accounting Policies)	Note 7
Reinsurance*	Note 8
Reserves for Future Policy Benefits and Claims Payable (Post-Adoption of LDTI Accounting Policies)	Note 9
Other Contract Holder Funds (Post-Adoption of LDTI Accounting Policies)	Note 10
Separate Account Assets and Liabilities*	Note 11
Market Risk Benefits (Post-Adoption of LDTI Accounting Policies)	Note 12
Long-Term Debt*	Note 13
Income Taxes*	Note 15
Commitments, Contingencies, and Guarantees*	Note 16
Share-Based Compensation*	Note 18
Accumulated Other Comprehensive Income (Loss)*	Note 23
*No impact to the significant accounting policies presented in these Notes related to the adoption of LDTI.

Other Significant Accounting Policies

Cash and Cash Equivalents

Cash and cash equivalents primarily include money market instruments and bank deposits. Cash equivalents also includes all highly liquid securities and other investments purchased with an original or remaining maturity of three months or less at the date of purchase.

Revenue and Expense Recognition

Premiums for traditional life insurance are reported as revenues when due. Benefits, claims and expenses are associated with earned revenues in order to recognize profit over the lives of the contracts. This association is accomplished through provisions for future policy benefits and the deferral and amortization of certain acquisition costs.

Deposits on interest-sensitive life products and investment contracts, principally deferred annuities and guaranteed investment contracts, are treated as policyholder deposits and excluded from revenue. Revenues consist primarily of investment income and charges assessed against the account value for mortality charges, surrenders, variable annuity benefit guarantees and administrative expenses. Fee income also includes revenues related to asset management fees and certain service fees. Surrender benefits are treated as repayments of the policyholder account. Annuity benefit payments are treated as reductions to the policyholder account. Death benefits in excess of the policyholder account are recognized as an expense when incurred. Expenses consist primarily of the interest credited to policyholder deposits. Acquisition expenses directly related to the successful acquisition of these contracts are deferred. Prior to the adoption of LDTI, these deferred acquisition expenses were amortized based on the recognition of gross profits over the life of the business. Subsequent to the adoption of LDTI, these deferred acquisition costs are amortized on a constant-level basis over the expected term of the contracts. Expenses not related to policy acquisition are recognized when incurred.

Accounting Policies Prior to the Adoption of LDTI - Reserves for Future Policy Benefits and Claims Payable and Other Contract Holder Funds

For traditional life insurance contracts, which include term and whole life, reserves for future policy benefits are determined using the net level premium method and assumptions as of the issue date or acquisition date as to mortality, interest, lapse and expenses, plus provisions for adverse deviations. These assumptions are not unlocked unless the reserve is determined to be deficient. Interest rate assumptions range from 2.5% to 6.0%. Lapse, mortality, and expense assumptions for recoverability are based primarily on Company experience. The Company’s liability for future policy benefits also includes net liabilities for guaranteed benefits related to certain nontraditional long-duration life and annuity contract.

Group payout annuities consist of a closed block of defined benefit annuity plans. The liability for future benefits for these limited payment contracts is calculated using assumptions as of the acquisition date as to mortality and expense plus provisions for adverse deviation.

In conjunction with a prior acquisition, the Company recorded a fair value adjustment at acquisition related to certain annuity and interest sensitive liability blocks of business to reflect the cost of the interest guarantees within the in-force liabilities, based on the difference between the guaranteed interest rate and an assumed new money guaranteed interest rate at acquisition. This adjustment was recorded in reserves for future policy benefits and claims payable. This reserve is reassessed at the end of each period, taking into account changes in the in-force block. Any resulting change in the reserve is recorded as a change in policy reserve through the Consolidated Income Statements.

For interest-sensitive life contracts, liabilities approximate the policyholder’s account value, plus the remaining balance of the fair value adjustment related to previously acquired business. The liability for fixed index annuities and registered index linked annuities is based on three components: 1) the imputed value of the underlying guaranteed host contract, 2) the fair value of the embedded option component of the contract, and 3) the liability for guaranteed benefits related to the optional lifetime income rider. For fixed annuities, variable annuity fixed option, and other investment contracts, the liability is the account value plus the unamortized balance of the fair value adjustment related to previously acquired business. For payout annuities, reserves are determined under the methodology for limited-payment contracts (for those with significant life contingencies) or using a constant yield method and assumptions as of the issue date for mortality, interest rates, lapse and expenses plus provisions for adverse deviations.

Accounting Policies Prior to the Adoption of LDTI - Certain Non-traditional Long-Duration Contracts and Variable Annuity Guarantees

Variable Annuity Guarantees

Variable annuity contracts issued by the Company offer various guaranteed minimum death, withdrawal, income and accumulation benefits. Certain benefits, including non-life contingent components of guaranteed minimum withdrawal benefits (“GMWB”) and guaranteed minimum withdrawal benefits for life (“GMWB for Life”), guaranteed minimum accumulation benefits (“GMAB”) and the reinsurance recoverable on the Company’s guaranteed minimum income benefits (“GMIB”), are recorded at fair value. Guaranteed benefits that are not subject to fair value accounting are accounted for as insurance benefits. Variable annuity embedded derivatives are carried at fair value on the Company’s balance sheet as a component of reserves for future policy benefits and claims payable. The Company discontinued offering the GMIB in 2009 and GMAB in 2011.

The non-life contingent component of GMWB and GMWB for Life contracts consists of those guaranteed withdrawal amounts paid to the contract holder in excess of the account value of the contract, up to the amount of the living benefit base. Withdrawal amounts paid to the contract holder in excess of the living benefit base are considered life contingent and are accounted for as insurance benefits. GMABs and non-life contingent components of GMWB and GMWB for Life contracts are recorded at fair value with changes in fair value recorded in net gains (losses) on derivatives and investments. The fair value of the reserve is based on the expectations of future benefit payments and certain future fees associated with the benefits. At the inception of the contract, the Company attributes to the embedded derivative a portion of rider fees collected from the contract holder, which is then held static in future valuations. Those fees, generally referred to as the attributed fees, are set such that the present value of the attributed fees is equal to the present value of future claims expected to be paid under the guaranteed benefit at the inception of the contract. In subsequent valuations, both the present value of future benefits and the present value of attributed fees are revalued based on current market conditions and policyholder behavior assumptions. The difference between each of the two components represents the fair value of the embedded derivative. Thus, when unfavorable equity market movements cause declines in the contract holder’s account value relative to the guarantee benefit, the valuation of future expected claims would generally increase relative to the measurement performed at the inception of the contract, resulting in an increase in the fair value of the embedded derivative liability (and vice versa).

Fair values for GMWB, GMWB for Life, and GMAB embedded derivatives, as well as GMIB reinsurance recoverables, are calculated using internally developed models because active, observable markets do not exist for those guaranteed benefits.

The fair value calculation is based on the present value of future cash flows comprised of future expected benefit payments, less future attributed rider fees, over the lives of the contracts. Estimating these cash flows requires numerous estimates and subjective judgments related to capital market inputs, as well as actuarially determined assumptions related to expectations regarding policyholder behavior. Capital market inputs include expected market rates of return, market volatility, correlations of market index returns to funds, fund performance and discount rates. The more significant actuarial assumptions include benefit utilization by policyholders, lapse, mortality, and withdrawal rates. Best estimate assumptions plus risk margins are used as applicable.

At each valuation date, the fair value calculation reflects expected returns based on constant maturity treasury rates as of that date to determine the value of expected future cash flows produced in a stochastic process. Volatility assumptions are based on available market data for implied market volatility for durations up to 10 years, grading to a historical volatility level by year 15, where such long-term historical volatility levels contain an explicit risk margin. Risk margins are also incorporated into the model assumptions, particularly for policyholder behavior. Estimates of future policyholder behavior are subjective and are based primarily on the Company’s experience.

The fair value of a liability reflects the effect of non-performance risk. Non-performance risk includes, but may not be limited to, a reporting entity’s own credit risk. Non-performance risk is incorporated into the calculation through the adjustment of the risk-free rate curve based on spreads indicated by a blend of yields on similarly-rated peer debt and yields on Jackson Financial debt (adjusted to operating company levels).

As markets change, mature and evolve and actual policyholder behavior emerges, management periodically evaluates the appropriateness of its assumptions for this component of the fair value model.

The use of the models and assumptions described above requires a significant amount of judgment. Management believes the aggregation of each of these components results in an amount that the Company would be required to transfer for a liability, or receive for an asset, to or from a willing buyer or seller, if one existed, for those market participants to assume the risks associated with the guaranteed benefits and the related reinsurance. However, the ultimate settlement amount of the asset or liability, which is currently unknown, could be significantly different than this fair value.

The Company issues variable contracts through its separate accounts for which investment income and investment gains and losses accrue directly to, and investment risk is borne by, the contract holder (“traditional variable annuities”). The Company also issues variable annuity and life contracts through separate accounts where the Company contractually guarantees to the contract holder (“variable contracts with guarantees”) either a) return of no less than total deposits made to the account adjusted for any partial withdrawals, b) total deposits made to the account adjusted for any partial withdrawals plus a minimum return, or c) the highest account value on a specified anniversary date adjusted for any withdrawals following the contract anniversary. These guarantees include benefits that are payable in the event of death (guaranteed minimum death benefits, or "GMDB"), at annuitization (GMIB), upon the depletion of funds (GMWB) or at the end of a specified period (GMAB).

The assets supporting the variable portion of both traditional variable annuities and variable contracts with guarantees are carried at fair value and reported as summary total separate account assets with an equivalent summary total reported for separate account liabilities. Liabilities for guaranteed benefits, including net embedded derivatives, are general account obligations and are reported in reserves for future policy benefits and claims payable. Amounts assessed against the contract holders for mortality, administrative, and other services are reported in revenue as fee income. Changes in liabilities for minimum guarantees are reported within death, other policy benefits and change in policy reserves within the Consolidated Income Statements with the exception of changes in embedded derivatives, which are included in net gains (losses) on derivatives and investments. Separate account net investment income, net investment realized and unrealized gains and losses, and the related liability changes are offset within the same line item in the Consolidated Income Statements.

Fixed Index Annuities

The equity-linked option associated with fixed index annuities issued by the Company is accounted for at fair value as an embedded derivative on the Company’s Consolidated Balance Sheets as a component of other contract holder funds, with changes in fair value recorded in net income. The fair value is determined using an option-budget method with capital market inputs of market index returns and discount rates as well as actuarial assumptions including lapse, mortality and withdrawal rates. Thus, favorable equity market movements cause increases in future contract holder benefits, resulting in an increase in the fair value of the embedded derivative liability (and vice versa). The Company also establishes a host contract reserve to support the underlying guaranteed account value growth. This host reserve is a component of other contract holder funds on the Company’s Consolidated Balance Sheets. In addition, longevity riders may be issued on fixed index annuities. The benefits for these riders are accounted for as insurance benefits similarly to the life-contingent variable annuity guaranteed benefits described above and are a component of reserves for future policy benefits and claims payable on the Company’s Consolidated Balance Sheets.

RILA

The equity-linked option associated with registered index linked annuities issued by the Company is accounted for at fair value as an embedded derivative on the Company’s Consolidated Balance Sheets as a component of other contract holder funds, with changes in fair value recorded in net income. The fair value is determined using an option-budget method with capital market inputs of market index returns and discount rates as well as actuarial assumptions including lapse, mortality and withdrawal rates. Thus, favorable equity market movements cause increases in future contract holder benefits, resulting in an increase in the fair value of the embedded derivative liability (and vice versa). The Company also establishes a host contract reserve to support the associated account value growth and policyholder benefits. This host reserve is a component of other contract holder funds on the Company’s Consolidated Balance Sheets.

Changes in Accounting Principles – Adopted in Current Year

In March 2020, the Financial Accounting Standards Board (“FASB”) issued ASU 2020-04, “Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting.” The new guidance provides optional expedients for applying U.S. GAAP to contracts and other transactions affected by reference rate reform and is effective for contract modifications made between March 12, 2020 and December 31, 2022. If certain criteria are met, an entity will not be required to remeasure or reassess contracts impacted by reference rate reform. The practical expedient allowed by this standard was elected and is being applied prospectively by the Company as reference rate reform unfolds. The contracts modified to date met the criteria for the practical expedient and therefore had no material impact on the Company’s Consolidated Financial Statements. In December 2022, the FASB issued ASU 2022-06, “Reference Rate Reform (Topic 848): Deferral of the Sunset Date of Topic 848” which defers the sunset date of Topic 848 from December 31, 2022 to December 31, 2024, after which entities will no longer be permitted to apply the relief in Topic 848. The amendments are effective for all entities as of December 21, 2022. The Company will continue to evaluate the impacts of reference rate reform on contract modifications and other transactions through December 31, 2024.

Changes in Accounting Principles – Reflected in these Recast Financial Statements

In August 2018, the FASB issued ASU 2018-12, “Targeted Improvements to the Accounting for Long Duration Contracts,” ("LDTI") which included changes to the existing recognition, measurement, presentation and disclosure requirements for long-duration contracts issued by an insurance entity. The Company adopted LDTI effective January 1, 2023, with a transition date of January 1, 2021, using the modified retrospective transition method relating to liabilities for traditional and limited payment contracts and deferred policy acquisition costs associated therewith; and on a retrospective basis, in relation to market risk benefits ("MRBs").

Under the modified retrospective approach, the Company applied the guidance to contracts in force on the transition date on the basis of their existing carrying value, using updated future cash flow assumptions, and eliminated certain related amounts in accumulated other comprehensive income (loss) (“AOCI”). Under the full retrospective transition approach, the Company applied the guidance as of the transition date, using actual historical assumption information as of contract inception, as if the accounting principle had always been applied.

Amounts reported as of and for the year ended December 31, 2020 within these recast Consolidated Financial Statements are accounted for and presented in accordance with U.S. GAAP prior to the adoption of LDTI. Amounts reported as of and for the years ended December 31, 2021 and 2022 within these recast Consolidated Financial Statements are accounted for and presented in accordance with U.S. GAAP upon the adoption of LDTI.

LDTI contains four significant changes:

1.Market risk benefits: market risk benefits, a new term for certain contract features that provide for potential benefits in addition to the account balance which expose the Company to other-than-nominal market risk (for example, guaranteed benefits on annuity contracts, including guaranteed minimum withdrawal benefits and guaranteed minimum death benefits on variable annuities), are measured at fair value. Changes in fair value are recorded and presented separately within the income statement, with the exception of changes in fair value due to non-performance risk, which are recognized in other comprehensive income (loss) (“OCI”);

2.Deferred acquisition costs: deferred acquisition costs (“DAC”) are amortized on a constant-level basis, independent of profitability on the underlying business;

3.Liability for future policy benefits: annual review and, if necessary, update of cash flow assumptions used to measure the liability for future policy benefits for nonparticipating traditional and limited-payment insurance contracts is required. These liabilities are discounted using an upper-medium grade fixed income instrument yield which is updated quarterly, with related changes in the liability recognized in OCI; and

4.Enhanced disclosures: enhanced disclosures, including disaggregated roll-forwards of certain balance sheet accounts that provide information about actual and expected cash flows, as well as information about significant inputs, judgments, assumptions and methods used in measurement, are required. The enhanced disclosures are intended to improve the ability of users of the financial statements to evaluate the timing, amount, and uncertainty of cash flows arising from long-duration contracts.

The adoption of LDTI resulted in a decrease in total shareholder's equity of $3.0 billion as of the transition date of January 1, 2021, comprised of a reduction in AOCI of $0.4 billion and a reduction in retained earnings of $2.6 billion. The primary drivers for this impact to total equity included:

1.the classification of certain benefits as market risk benefits (“MRB”) which were remeasured at fair value as of the transition date. The resulting change in the value of these benefits at the transition date, net of the related deferred tax effect, is recognized in retained earnings, with the exception of the cumulative effect of changes in the non-performance risk, net of the related deferred tax effect, which is recognized in AOCI;

2.changes to the discount rate used to measure liabilities for future policyholder benefits which, under LDTI, are remeasured each reporting period using current upper-medium grade fixed-income instrument yields, which are generally considered to be those on single-A rated public corporate debt. The cumulative effect of the remeasurement of these liabilities using the transition date discount rate, net of the related deferred tax effect, is recognized in AOCI.; and

3.the removal of certain shadow adjustments previously recorded in AOCI related to the impact of unrealized gains (losses) on investments that were included in the estimated gross profit amortization calculation for deferred acquisition costs, which are no longer recognized upon the adoption of LDTI.

The following table presents the effect of transition adjustments on shareholder's equity due to the adoption of LDTI (in millions):

	January 1, 2021
		Accumulated other
	Retained earnings	comprehensive income
Deferred acquisition costs	$—	$102
Reinsurance recoverable on market risk benefits	—	(35)
Reserves for future policy benefits and claims payable	97	143
Market risk benefits	(2,701)	(601)
Total	$(2,604)	$(391)

The following table presents amounts previously reported as of December 31, 2020, to reflect the effect of the change due to the adoption of the standard, and the adjusted amounts as of January 1, 2021 (in millions).

	As Previously	Effect of	As of
	Reported	Changes	1/1/2021
Assets
Deferred acquisition costs	$13,896	$140	$14,036
Reinsurance recoverable, net of allowance for credit losses	35,311	(155)	35,156
Reinsurance recoverable on market risk benefits, at fair value	—	472	472
Market risk benefit assets, at fair value	—	690	690
Deferred income taxes, net	1,036	824	1,860
Other assets	861	1	862
Total assets	$351,538	$1,972	$353,510

Liabilities and Equity
Liabilities
Reserves for future policy benefits and claims payable	$22,490	$(5,716)	$16,774
Other contract holder funds	63,349	(7)	63,342
Market risk benefit liabilities, at fair value	—	10,690	10,690
Total liabilities	342,051	4,967	347,018
Equity
Accumulated other comprehensive income, net of tax expense	3,960	(391)	3,569
Retained earnings	921	(2,604)	(1,683)
Total shareholder's equity	9,487	(2,995)	6,492
Total liabilities and equity	$351,538	$1,972	$353,510

Liability for future policy benefits

For the liability for future policy benefits, the net transition adjustment is related to the difference in the discount rate used pre-transition and the discount rate at January 1, 2021. The discount rate used to measure the liability at transition was generally lower than the rates used to measure the liability prior to the adoption of LDTI. Additionally, at transition, where net premiums exceeded gross premiums at the cohort level, the Company set net premiums equal to gross premiums and recognized the resulting increase in the liability for future policy benefits as an adjustment to opening retained earnings.

The following table presents the impact of the adoption of LDTI, as of the transition date, on reserves for future policy benefits and claims payable (in millions):

	Payout	Closed	Closed
	Annuities	Block Life	Block Annuity	Total
Reserves for future policy benefits at December 31, 2020	$1,143	$5,809	$5,328	$12,280
Adjustment for loss contracts under the modified retrospective approach	4	15	18	37
Effect of remeasurement of liability at current discount rates	143	560	997	1,700
Reserves for future policy benefits at January 1, 2021	$1,290	$6,384	$6,343	$14,017
Other future policy benefits and claims payable				2,757
Reserves for future policy benefits and claims payable at January 1, 2021				$16,774

The following table presents the transition date reclassifications and adjustments to reserves for future policy benefits by category resulting from the adoption of LDTI (in millions):

	Reserve for future policy benefits	Other (1)	Total
Reserve for future policy benefits and claims payable at December 31, 2020	$12,280	$10,210	$22,490
Adjustments for LDTI transition	1,737	(7,453)	(5,716)
Reserve for future policy benefits and claims payable at January 1, 2021	$14,017	$2,757	$16,774

(1) Includes variable annuity embedded derivatives that were reclassed to market risk benefits.

The following table presents the impact of the adoption of LDTI, as of the transition date, on Closed Block Life additional liabilities for universal life-type contracts (in millions):

Closed Block Life
Balance, December 31, 2020	$1,157
Adjustment for reversal of AOCI adjustments	28
Adjustment for cumulative effect of adoption of LDTI	—
Balance, January 1, 2021	$1,185

Market risk benefits

For market risk benefits, the net transition adjustment relates to the measurement of some guaranteed benefit features at fair value that were previously measured using an insurance accrual model. The measurement of these features at fair value includes use of generally lower discount rates and lower assumed future fund performance relative to their previous measurement, as well as inclusion of risk margins, all of which lead to a generally higher fair value balance relative to the carrying value prior to transition to LDTI.

The transition adjustment to AOCI for market risk benefits relates to the effect of changes in the non-performance risk between the contract issuance date and the transition date. The remaining difference between the carrying value under the insurance accrual model prior to transition to LDTI and the fair value measured at transition was recorded as an adjustment to retained earnings as of the transition date.

The following table presents the impact of the adoption of LDTI, as of the transition date, on market risk benefits, net (in millions):

	Variable	Other
	Annuities	Product Lines	Total
Balance, December 31, 2020 - Carrying amount of MRBs under prior guidance	$7,306	$74	$7,380
Adjustment for reversal of AOCI adjustments	(27)	(48)	(75)
Cumulative effect of the changes in non-performance risk between the original contract issuance date and the transition date	(743)	(6)	(749)
Remaining cumulative difference (exclusive of non-performance risk change) between 12/31/20 carrying amount and fair value measurement for the MRBs	3,372	72	3,444
Balance, January 1, 2021 - Market risk benefits, net at fair value	$9,908	$92	$10,000

Deferred acquisition costs

For deferred acquisition costs, at transition to LDTI, the Company removed shadow adjustments previously recorded in AOCI for the impact of unrealized gains and losses that were included in the estimated gross profit amortization calculation prior to the adoption of LDTI.

The following table presents the impact of the adoption of LDTI, as of the transition date, on deferred acquisition costs (in millions):

	Variable	Other
	Annuities	Product Lines	Total
Balance, December 31, 2020 - Deferred acquisition costs	$13,725	$171	$13,896
Adjustment for reversal of AOCI adjustments	151	(11)	140
Balance, January 1, 2021 - Deferred acquisition costs	$13,876	$160	$14,036

Reinsurance recoverable

The following table presents the impact of the adoption of LDTI, as of the transition date, on reinsurance recoverable (in millions):

Total
Balance, December 31, 2020	$35,311
Reclass of carrying amount of MRBs under prior guidance	(408)
Adjustment for loss contracts under the modified retrospective approach	—
Effect of remeasurement of liability at current discount rate	253
Balance, January 1, 2021	$35,156

The following table presents the impact of the adoption of LDTI, as of the transition date, on reinsurance recoverable on market risk benefits at fair value (in millions):

	Variable	Other
	Annuities	Product Lines	Total
Balance, December 31, 2020 - Carrying amount of MRBs under prior guidance	$340	$68	$408
Adjustment for reversal of AOCI adjustments	—	(47)	(47)
Cumulative difference between 12/31/2020 carrying amount and fair value measurement for the MRBs	28	83	111
Balance, January 1, 2021 - Reinsurance recoverable on market risk benefits at fair value	$368	$104	$472

The adoption of the standard resulted in increases in net income of $492 million and $235 million for the years ended December 31, 2022 and 2021, respectively, and also resulted in an increase (decrease) in total shareholder's equity of $233 million and $(2,756) million for the years ended December 31, 2022 and 2021, respectively.

The following tables present amounts previously reported in the Consolidated Balance Sheets as of December 31, 2022 and 2021, to reflect the effect of the change due to the adoption of the standard, and the adjusted amounts as of December 31, 2022 and 2021 (in millions).

	As Previously
	Reported	Effect of	As of
	December 31, 2022	Changes	December 31, 2022
Assets
Deferred acquisition costs	$13,407	$(489)	$12,918
Reinsurance recoverable, net of allowance for credit losses	29,670	(594)	29,076
Reinsurance recoverable on market risk benefits, at fair value	—	221	221
Market risk benefit assets, at fair value	—	4,865	4,865
Deferred income taxes, net	315	(67)	248
Other assets	734	(3)	731
Total assets	$307,089	$3,933	$311,022

Liabilities and Equity
Liabilities
Reserves for future policy benefits and claims payable	$14,255	$(1,955)	$12,300
Other contract holder funds	57,986	(6)	57,980
Market risk benefit liabilities, at fair value	—	5,662	5,662
Other liabilities	1,668	(1)	1,667
Total liabilities	297,041	3,700	300,741

Equity
Accumulated other comprehensive income (loss), net of tax	(5,311)	2,111	(3,200)
Retained earnings	9,981	(1,878)	8,103
Total shareholder's equity	10,048	233	10,281
Total liabilities and equity	$307,089	$3,933	$311,022

	As Previously
	Reported	Effect of	As of
	December 31, 2021	Changes	December 31, 2021
Assets
Investments:
Deferred acquisition costs	$14,246	$(727)	$13,519
Reinsurance recoverable, net of allowance for credit losses	33,169	(292)	32,877
Reinsurance recoverable on market risk benefits, at fair value	—	383	383
Market risk benefit assets, at fair value	—	1,664	1,664
Deferred income taxes, net	909	762	1,671
Other assets	652	4	656
Total assets	$372,120	$1,794	$373,914

Liabilities and Equity
Liabilities
Reserves for future policy benefits and claims payable	$18,654	$(3,477)	$15,177
Other contract holder funds	58,494	(5)	58,489
Market risk benefit liabilities, at fair value	—	8,033	8,033
Other liabilities	1,946	(1)	1,945
Total liabilities	360,084	4,550	364,634

Equity
Accumulated other comprehensive income (loss), net of tax	1,890	(386)	1,504
Retained earnings	4,168	(2,370)	1,798
Total shareholder's equity	12,036	(2,756)	9,280
Total liabilities and equity	$372,120	$1,794	$373,914

The following tables present amounts previously reported in the Consolidated Income Statements for the years ended December 31, 2022 and 2021, to reflect the effect of the change due to the adoption of the standard, and the adjusted amounts for the years ended December 31, 2022 and 2021 (in millions).

	As Previously
	Reported for the
	Year Ended		Year Ended
	December 31,	Effect of	December 31,
	2022	Changes	2022
Revenues
Total net gains (losses) on derivatives and investments	$3,856	$(4,688)	$(832)
Total revenues	14,440	(4,688)	9,752

Benefits and Expenses
Death, other policy benefits and change in policy reserves, net of deferrals	2,263	(1,228)	1,035
(Gain) loss from updating future policy benefits cash flow assumptions, net	—	(36)	(36)
Market risk benefits (gains) losses, net	—	(3,536)	(3,536)
Interest credited on other contract holder funds, net of deferrals and amortization	855	4	859
Amortization of deferred acquisition costs	1,743	(518)	1,225
Total benefits and expenses	7,231	(5,314)	1,917
Pretax income (loss)	7,209	626	7,835
Income tax expense (benefit)	1,396	134	1,530
Net income (loss)	5,813	492	6,305

	As Previously
	Reported for the
	Year Ended		Year Ended
	December 31,	Effect of	December 31,
	2021	Changes	2021
Revenues
Total net gains (losses) on derivatives and investments	$(2,480)	$(2,887)	$(5,367)
Total revenues	8,869	(2,887)	5,982

Benefits and Expenses
Death, other policy benefits and change in policy reserves, net of deferrals	949	(45)	904
(Gain) loss from updating future policy benefits cash flow assumptions, net	—	41	41
Market risk benefits (gains) losses, net	—	(3,966)	(3,966)
Interest credited on other contract holder funds, net of deferrals and amortization	827	(2)	825
Amortization of deferred acquisition costs	519	786	1,305
Total benefits and expenses	5,006	(3,186)	1,820
Pretax income (loss)	3,863	299	4,162
Income tax expense (benefit)	616	64	680
Net income (loss)	3,247	235	3,482

The following tables present amounts previously reported in Consolidated Statements of Comprehensive Income (Loss) for the years ended December 31, 2022 and 2021, to reflect the effect of the change due to the adoption of the standard, and the adjusted amounts for the years ended December 31, 2022 and 2021 (in millions).

	As Previously
	Reported for the
	Year Ended		Year Ended
	December 31,	Effect of	December 31,
	2022	Changes	2022

Net income (loss)	$5,813	$492	$6,305

Other comprehensive income (loss), net of tax:
Change in unrealized gains (losses) on securities with no credit impairment net of tax	(7,199)	(274)	(7,473)
Change in current discount rate related to reserve for future policy benefits, net of tax	—	1,303	1,303
Change in non-performance risk on market risk benefits, net of tax	—	1,468	1,468
Total other comprehensive income (loss)	(7,201)	2,497	(4,704)
Comprehensive income (loss)	$(1,388)	$2,989	$1,601

	As Previously
	Reported for the
	Year Ended		Year Ended
	December 31,	Effect of	December 31,
	2021	Changes	2021

Net income (loss)	$3,247	$235	$3,482

Other comprehensive income (loss), net of tax:
Change in unrealized gains (losses) on securities with no credit impairment net of tax	(2,073)	(60)	(2,133)
Change in current discount rate related to reserve for future policy benefits, net of tax	—	397	397
Change in non-performance risk on market risk benefits, net of tax	—	(332)	(332)
Total other comprehensive income (loss)	(2,070)	5	(2,065)
Comprehensive income (loss)	$1,177	$240	$1,417

The adoption of the standard did not affect the previously reported totals for net cash flows provided by (used in) operating, investing, or financing activities, but did affect the following components of net cash flows provided by (used in) operating activities.

	As Previously
	Reported for the
	Year Ended		Year Ended
	December 31,	Effect of	December 31,
	2022	Changes	2022
Cash flows from operating activities:
Net income	$5,813	$492	$6,305
Adjustments to reconcile net income to net cash provided by operating activities:
Net losses (gains) on derivatives	(2,025)	4,688	2,663
Net (gain) loss on market risk benefits	—	(3,536)	(3,536)
(Gain) loss from updating future policy benefits cash flow assumptions, net	—	(36)	(36)
Interest credited on other contract holder funds, gross	855	4	859
Deferred income tax expense (benefit)	1,438	134	1,572
Change in deferred acquisition costs	1,119	(518)	601
Change in funds withheld, net of reinsurance	(402)	329	(73)
Change in other assets and liabilities, net	84	(1,557)	(1,473)
Total adjustments	1,069	(492)	577
Net cash provided by (used in) operating activities	$4,647	$—	$4,647

	As Previously
	Reported for the
	Year Ended		Year Ended
	December 31,	Effect of	December 31,
	2021	Changes	2021
Cash flows from operating activities:
Net income	$3,247	$235	$3,482
Adjustments to reconcile net income to net cash provided by operating activities:
Net losses (gains) on derivatives	2,640	2,887	5,527
Net (gain) loss on market risk benefits	—	(3,966)	(3,966)
(Gain) loss from updating future policy benefits cash flow assumptions, net	—	41	41
Interest credited on other contract holder funds, gross	827	(2)	825
Deferred income tax expense (benefit)	697	64	761
Change in deferred acquisition costs	(270)	787	517
Change in funds withheld, net of reinsurance	(757)	131	(626)
Change in other assets and liabilities, net	(993)	(177)	(1,170)
Total adjustments	2,144	(235)	1,909
Net cash provided by (used in) operating activities	$4,888	$—	$4,888

In addition, the following Notes to the Consolidated Financial Statements were recast for the adoption of LDTI: Note 3, 4, 5, 6, 7, 8, 9, 10, 11, 12, 15, 23, 24, 25 and Schedule III.

Changes in Accounting Principles – Issued but Not Yet Adopted

In March 2022, the FASB issued ASU 2022-02, “Financial Instruments – Credit Losses (Topic 326): Troubled Debt Restructurings and Vintage Disclosures.” The new guidance eliminates the accounting guidance for troubled debt restructurings by creditors, and instead requires an entity to evaluate whether a modification represents a new loan or a continuation of an existing loan. The amendments also enhance disclosure requirements for certain loan refinancings and restructurings by creditors when a borrower is experiencing financial difficulty. New guidance for vintage disclosures requires that current-period gross write-offs be disclosed by year of origination for financing receivables and net investments in leases that fall within scope of the current expected credit loss model. The amendments in this update are effective for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. Updates should be applied prospectively. However, an entity has the option to apply the modified retrospective method related to the recognition and measurements of troubled debt restructurings. The Company will adopt the standard effective January 1, 2023, and does not anticipate a material impact to the Consolidated Financial Statements upon adoption.

3.    Segment Information

The Company has three reportable segments consisting of Retail Annuities, Institutional Products, and Closed Life and Annuity Block; plus, its Corporate and Other segment. These segments reflect how the Company’s chief operating decision maker views and manages the business. The following is a brief description of the Company’s reportable segments.

Retail Annuities

The Company’s Retail Annuities segment offers a variety of retirement income and savings products through its diverse suite of products, consisting primarily of variable annuities, fixed index annuities, fixed annuities, payout annuities, and registered index-linked annuities ("RILA"). These products are distributed through various wirehouses, insurance brokers and independent broker-dealers, as well as through banks and financial institutions, primarily to high net-worth investors and the mass and affluent markets.

The Company’s variable annuities represent an attractive option for retirees and soon-to-be retirees, providing access to equity market appreciation and add-on benefits, including guaranteed lifetime income. A fixed index annuity is designed for investors who desire principal protection with the opportunity to participate in capped upside investment returns linked to a reference market index. The Company also provides access to guaranteed lifetime income as an add-on benefit. A fixed annuity is a guaranteed product designed to build wealth without market exposure, through a crediting rate that is likely to be superior to interest rates offered from banks or money market funds. A RILA product offers customers exposure to market returns through market index-linked investment options, subject to a cap, and offers a variety of guarantees designed to modify or limit losses.

The financial results of the variable annuity business within the Company’s Retail Annuities segment are largely dependent on the performance of the contract holder account value, which impacts both the level of fees collected and the benefits paid to the contract holder. The financial results of the Company’s fixed annuities, including the fixed option on variable annuities, RILA and fixed index annuities, are largely dependent on the Company’s ability to earn a spread between earned investment rates on general account assets and the interest credited to contract holders.

Institutional Products

The Company’s Institutional Products consist of traditional Guaranteed Investment Contracts ("GICs"), funding agreements (including agreements issued in conjunction with the Company’s participation in the U.S. Federal Home Loan Bank ("FHLB") program) and medium-term note funding agreements. The Company’s GIC products are marketed to defined contribution pension and profit-sharing retirement plans. Funding agreements are marketed to institutional investors, including corporate cash accounts and securities lending funds, as well as money market funds, and are issued to the FHLB in connection with its program.

The financial results of the Company’s institutional products business are primarily dependent on the Company’s ability to earn a spread between earned investment rates on general account assets and the interest credited on GICs and funding agreements.

Closed Life and Annuity Blocks

The Company's Closed Life and Annuity Blocks segment is primarily composed of blocks of business that have been acquired since 2004. The segment includes various protection products, primarily whole life, universal life, variable universal life, and term life insurance products, as well as fixed, fixed index, and payout annuities. The Closed Life and Annuity Blocks segment also includes a block of group payout annuities that we assumed from John Hancock Life Insurance Company (USA) and John Hancock Life Insurance Company of New York through reinsurance transactions in 2018 and 2019, respectively. The Company historically offered traditional and interest-sensitive life insurance products but discontinued new sales of life insurance products in 2012, as we believe opportunistically acquiring mature blocks of life insurance policies is a more efficient means of diversifying our in-force business than selling new life insurance products.

The profitability of the Company’s Closed Life and Annuity Blocks segment is largely driven by its historical ability to appropriately price its products and purchase appropriately priced blocks of business, as realized through underwriting, expense and net gains (losses) on derivatives and investments, and the ability to earn an assumed rate of return on the assets supporting that business.

Corporate and Other

The Company’s Corporate and Other segment primarily consists of unallocated corporate income and expenses. The Corporate and Other segment also includes certain eliminations and consolidation adjustments.

Segment Performance Measurement

Segment operating revenues and pretax adjusted operating earnings are non-GAAP financial measures that management believes are critical to the evaluation of the financial performance of the Company’s segments. The Company uses the same accounting policies and procedures to measure segment pretax adjusted operating earnings as used in its reporting of consolidated net income. Its primary measure is pretax adjusted operating earnings, which is defined as net income recorded in accordance with U.S. GAAP, excluding certain items that may be highly variable from period to period due to accounting treatment under U.S. GAAP, or that are non-recurring in nature, as well as certain other revenues and expenses which are not considered to drive underlying performance. Operating revenues and pretax adjusted operating earnings should not be used as a substitute for revenues and net income as calculated in accordance with U.S. GAAP.

Pretax adjusted operating earnings equals net income adjusted to eliminate the impact of the following items:

1.Net Hedging Results: Comprised of: (i) fees attributed to guaranteed benefits; (ii) changes in the fair value of freestanding derivatives used to manage the risk associated with market risk benefits and other guaranteed benefit features; (iii) the movements in reserves, market risk benefits, guaranteed benefit features accounted for as embedded derivative instruments, and related claims and benefit payments; (iv) amortization of the balance of unamortized deferred acquisition costs at the date of transition to current accounting guidance on January 1, 2021 associated with items excluded from pretax adjusted operating earnings prior to transition; and (v) the impact on the valuation of Guaranteed Benefits and Net Hedging Results arising from changes in underlying actuarial assumptions. These items are excluded from pretax adjusted operating earnings as they may vary significantly from period to period due to near-term market conditions and therefore are not directly comparable or reflective of the underlying performance of our business. We believe this approach appropriately removes the impact to both revenue and related expenses associated with Guaranteed Benefits and Net Hedging Results and provides investors a better picture of the drivers of our underlying performance.

2.Net Realized Investment Gains and Losses: Comprised of: (i) realized investment gains and losses associated with the periodic sales or disposals of securities, excluding those held within our trading portfolio; and (ii) impairments of securities, after adjustment for the non-credit component of the impairment charges. These items are excluded from pretax adjusted operating earnings as they may vary significantly from period to period due to near-term market conditions and therefore are not directly comparable or reflective of the underlying performance of our business. We believe this approach provides investors a better picture of the drivers of our underlying performance.

3.Change in Value of Funds Withheld Embedded Derivative and Net investment income on funds withheld assets: Comprised of: (i) the change in fair value of funds withheld embedded derivatives; and (ii) net investment income on funds withheld assets related to funds withheld reinsurance transactions. These items are excluded from pretax adjusted operating earnings as they are not reflective of the underlying performance of our business. We believe this approach provides investors a better picture of the drivers of our underlying performance.

4.Other items: Comprised of: (i) the impact of investments that are consolidated in our financial statements due to U.S. GAAP accounting requirements, such as our investments in collateralized loan obligations ("CLOs"), but for which the consolidation effects are not consistent with our economic interest or exposure to those entities, and (ii) one-time or other non-recurring items, such as costs relating to our separation from Prudential. These items are excluded from pretax adjusted operating earnings as they are not reflective of the underlying performance of our business. We believe this approach provides investors a better picture of the drivers of our underlying performance.

5.Income taxes.

Set forth in the tables below is certain information with respect to the Company’s segments, as described above (in millions, recast for the adoption of LDTI for 2022 and 2021):

For the Year Ended December 31, 2022	Retail Annuities	Closed Life and Annuity Blocks	Institutional Products	Corporate and Other	Total Consolidated
Operating Revenues
Fee income	$4,108	$474	$—	$—	$4,582
Premiums	10	111	—	—	121
Net investment income	394	706	312	55	1,467
Income (loss) on operating derivatives	17	31	(22)	14	40
Other income	42	35	—	7	84
Total Operating Revenues	4,571	1,357	290	76	6,294

Operating Benefits and Expenses
Death, other policy benefits and change in policy reserves, net of deferrals	63	706	—	—	769
Interest credited on other contract holder funds, net of deferrals and amortization	246	412	201	—	859
(Gain) loss from updating future policy benefits cash flow assumptions, net	(6)	(24)	—	—	(30)
Interest expense	32	—	5	—	37
Operating costs and other expenses, net of deferrals	2,174	129	5	25	2,333
Amortization of deferred acquisition costs	557	11	—	—	568
Total Operating Benefits and Expenses	3,066	1,234	211	25	4,536

Pretax Adjusted Operating Earnings	$1,505	$123	$79	$51	$1,758

For the Year Ended December 31, 2021	Retail Annuities	Closed Life and Annuity Blocks	Institutional Products	Corporate and Other	Total Consolidated
Operating Revenues
Fee income	$4,636	$492	$—	$—	$5,128
Premiums	15	119	—	—	134
Net investment income	686	950	260	56	1,952
Income (loss) on operating derivatives	52	72	(3)	32	153
Other income	47	39	—	7	93
Total Operating Revenues	5,436	1,672	257	95	7,460

Operating Benefits and Expenses
Death, other policy benefits and change in policy reserves, net of deferrals	6	731	—	—	737
Interest credited on other contract holder funds, net of deferrals and amortization	218	419	188	—	825
(Gain) loss from updating future policy benefits cash flow assumptions, net	(8)	80	—	—	72
Interest expense	22	—	—	—	22
Operating costs and other expenses, net of deferrals	2,455	181	5	48	2,689
Amortization of deferred acquisition costs	556	12	—	—	568
Total Operating Benefits and Expenses	3,249	1,423	193	48	4,913

Pretax Adjusted Operating Earnings	$2,187	$249	$64	$47	$2,547

For the Year Ended December 31, 2020	Retail Annuities	Closed Life and Annuity Blocks	Institutional Products	Corporate and Other	Total Consolidated
Operating Revenues
Fee income	$3,806	$513	$—	$—	$4,319
Premiums	27	143	—	—	170
Net investment income	947	776	355	(34)	2,044
Income (loss) on operating derivatives	48	58	—	21	127
Other income	30	26	1	7	64
Total Operating Revenues	4,858	1,516	356	(6)	6,724

Operating Benefits and Expenses
Death, other policy benefits and change in policy reserves, net of deferrals	142	857	—	—	999
Interest credited on other contract holder funds, net of deferrals and amortization	469	436	250	—	1,155
Interest expense	28	—	16	—	44
Operating costs and other expenses, net of deferrals	2,172	190	5	36	2,403
Amortization of deferred acquisition costs	55	17	—	20	92
Total Operating Benefits and Expenses	2,866	1,500	271	56	4,693

Pretax Adjusted Operating Earnings	$1,992	$16	$85	$(62)	$2,031

Intersegment eliminations in the above tables are included in the Corporate and Other segment. These include the elimination of investment income between Retail Annuities and the Corporate and Other segment.

The following table summarizes the reconciling items from the non-GAAP measure of operating revenues to the U.S. GAAP measure of total revenues attributable to the Company (in millions, recast for the adoption of LDTI for 2022 and 2021):

	Years Ended December 31,
	2022	2021	2020
Total operating revenues	6,294	7,460	$6,724
Fees attributed to variable annuity benefit reserves	3,077	2,854	2,509
Net gains (losses) on derivatives and investments	(873)	(5,520)	(6,582)
Net investment income on funds withheld assets	1,254	1,188	792
Total revenues (1)	$9,752	$5,982	$3,443
(1) Substantially all the Company's revenues originated in the U.S. There were no individual customers that exceeded 10% of total revenues.

The following table summarizes the reconciling items from the non-GAAP measure of operating benefits and expenses to the U.S. GAAP measure of total benefits and expenses attributable to the Company (in millions, recast for the adoption of LDTI for 2022 and 2021):

	Years Ended December 31,
	2022	2021	2020
Total operating benefits and expenses	4,536	4,913	$4,693
Net (gain) loss on market risk benefits	(3,536)	(3,966)	—
Benefits attributed to guaranteed benefit features	261	137	150
Amortization of DAC related to non-operating revenues and expenses	656	736	(1,253)
SOP 03-1 reserve movements	—	—	164
Athene reinsurance transaction	—	—	2,082
Total benefits and expenses	$1,917	$1,820	$5,836

The following table summarizes the reconciling items, net of deferred acquisition costs, from the non-GAAP measure of pretax adjusted operating earnings to the U.S. GAAP measure of net income attributable to the Company (in millions, recast for the adoption of LDTI for 2022 and 2021):

	Years Ended December 31,
	2022	2021	2020
Pretax adjusted operating earnings	$1,758	$2,547	$2,031
Non-operating adjustments income (loss):
Fees attributable to guarantee benefit reserves	3,077	2,854	2,509
Net movement in freestanding derivatives	(2,743)	(5,675)	(4,661)
Market risk benefits gains (losses)	3,536	3,966	—
Net reserve and embedded derivative movements	(222)	(141)	(3,184)
Amortization of DAC associated with non-operating items	(655)	(736)	1,261
Assumption changes	—	—	128
Guaranteed benefits and net hedging results	2,993	268	(3,947)
Net realized investment gains (losses)	(356)	180	373
Net realized investment gains (losses) on funds withheld assets	2,186	(21)	440
Net investment income on funds withheld assets	1,254	1,188	792
Loss on funds withheld reinsurance transaction	—	—	(2,082)
Pretax income (loss)	7,835	4,162	(2,393)
Income tax expense (benefit)	1,530	680	(841)
Net income (loss)	$6,305	$3,482	$(1,552)

The following table summarizes total assets by segment (in millions recast for the adoption of LDTI):

	December 31,
	2022	2021
Retail Annuities	$269,755	$328,227
Closed Life and Annuity Blocks	28,927	32,311
Institutional Products	10,175	10,712
Corporate and Other	2,165	2,664
Total Assets	$311,022	$373,914

4.    Investments

Investments are comprised primarily of fixed-income securities and loans, primarily publicly-traded corporate and government bonds, asset-backed securities and mortgage loans. Asset-backed securities include mortgage-backed and other structured securities. The Company generates the majority of its general account deposits from interest-sensitive individual annuity contracts, life insurance products and institutional products on which it has committed to pay a declared rate of interest. The Company's strategy of investing in fixed-income securities and loans aims to ensure matching of the asset yield with the amounts credited to the interest-sensitive liabilities and to earn a stable return on its investments.

Debt Securities

Debt securities consist primarily of bonds, notes, and asset-backed securities. Acquisition discounts and premiums on debt securities are amortized into investment income through call or maturity dates using the effective interest method. Discounts and premiums on asset-backed securities are amortized over the estimated redemption period. Certain asset-backed securities for which the Company might not recover substantially all of its recorded investment are accounted for on a prospective basis according to changes in the estimated future cash flows.

Debt securities are generally classified as available-for-sale and are carried at fair value. For debt securities in an unrealized loss position, for which the Company deems an impairment necessary, the amortized cost may be written down to fair value through net gains (losses) on derivatives and investments, or an allowance for credit loss (“ACL”) may be recorded along with a charge to net gains (losses) on derivatives and investments.

The following table sets forth the composition of the fair value of debt securities at December 31, 2022 and 2021, classified by rating categories as assigned by nationally recognized statistical rating organizations (“NRSRO”), the National Association of Insurance Commissioners (“NAIC”), or if not rated by such organizations, the Company’s affiliated investment advisor. The Company uses the second lowest rating by an NRSRO when NRSRO ratings are not equivalent and, for purposes of the table, if not otherwise rated by a NRSRO, the NAIC rating of a security is converted to an equivalent NRSRO-style rating. At December 31, 2022 and 2021, the carrying value of investments rated by the Company’s affiliated investment advisor totaled $32 million and $13 million, respectively.

	Percent of Total Debt Securities Carrying Value
	December 31,
Investment Rating	2022	2021
AAA	18.0%	15.0%
AA	8.8%	10.0%
A	31.5%	29.4%
BBB	38.4%	42.0%
Investment grade	96.7%	96.4%
BB	2.5%	2.8%
B and below	0.8%	0.8%
Below investment grade	3.3%	3.6%
Total debt securities	100.0%	100.0%

At December 31, 2022, based on ratings by NRSROs, of the total carrying value of debt securities in an unrealized loss position, 78% were investment grade, 2% were below investment grade and 20% were not rated. Unrealized losses on debt securities that were below investment grade or not rated were approximately 21% of the aggregate gross unrealized losses on available-for-sale debt securities.

At December 31, 2021, based on ratings by NRSROs, of the total carrying value of debt securities in an unrealized loss position, 76% were investment grade, 2% were below investment grade and 22% were not rated. Unrealized losses on debt securities that were below investment grade or not rated were approximately 16% of the aggregate gross unrealized losses on available for sale debt securities.

Corporate securities in an unrealized loss position were diversified across industries. As of December 31, 2022, the industries accounting for the largest percentage of unrealized losses included utility (16% of corporate gross unrealized losses) and healthcare (10%). The largest unrealized loss related to a single corporate obligor was $57 million at December 31, 2022.

As of December 31, 2021, the industries accounting for the largest percentage of unrealized losses included financial services (16% of corporate gross unrealized losses) and consumer goods (15%). The largest unrealized loss related to a single corporate obligor was $16 million at December 31, 2021.

At December 31, 2022 and 2021, the amortized cost, ACL, gross unrealized gains and losses, and fair value of debt securities, including securities carried at fair value under the fair value option, were as follows (in millions):

		Allowance	Gross	Gross
	Amortized	for	Unrealized	Unrealized	Fair
December 31, 2022	Cost (1)	Credit Loss	Gains	Losses	Value
U.S. government securities	$5,731	$—	$1	$1,008	$4,724
Other government securities	1,719	2	2	251	1,468
Public utilities	5,833	—	26	692	5,167
Corporate securities	26,532	15	59	3,671	22,905
Residential mortgage-backed	498	6	19	59	452
Commercial mortgage-backed	1,813	—	—	182	1,631
Other asset-backed securities	6,231	—	8	514	5,725
Total debt securities	$48,357	$23	$115	$6,377	$42,072

		Allowance	Gross	Gross
	Amortized	for	Unrealized	Unrealized	Fair
December 31, 2021	Cost (1)	Credit Loss	Gains	Losses	Value
U.S. government securities	$4,515	$—	$97	$301	$4,311
Other government securities	1,489	—	147	17	1,619
Public utilities	6,016	—	669	25	6,660
Corporate securities	27,817	—	1,673	236	29,254
Residential mortgage-backed	514	2	45	3	554
Commercial mortgage-backed	1,960	—	75	6	2,029
Other asset-backed securities	6,985	7	71	23	7,026
Total debt securities	$49,296	$9	$2,777	$611	$51,453

(1) Amortized cost, apart from the carrying value for securities carried at fair value under the fair value option.

The amortized cost, ACL, gross unrealized gains and losses, and fair value of debt securities at December 31, 2022, by contractual maturity, are shown below (in millions). Actual maturities may differ from contractual maturities where securities can be called or prepaid with or without early redemption penalties.

		Allowance	Gross	Gross
	Amortized	for	Unrealized	Unrealized	Fair
	Cost (1)	Credit Loss	Gains	Losses	Value
Due in 1 year or less	$1,994	$—	$1	$7	$1,988
Due after 1 year through 5 years	8,739	3	14	431	8,319
Due after 5 years through 10 years	12,212	11	26	1,515	10,712
Due after 10 years through 20 years	9,144	3	46	1,655	7,532
Due after 20 years	7,726	—	1	2,014	5,713
Residential mortgage-backed	498	6	19	59	452
Commercial mortgage-backed	1,813	—	—	182	1,631
Other asset-backed securities	6,231	—	8	514	5,725
Total	$48,357	$23	$115	$6,377	$42,072
(1) Amortized cost, apart from the carrying value for securities carried at fair value under the fair value option.

As required by law in various states in which business is conducted, securities with a carrying value of $90 million and $116 million at December 31, 2022 and 2021, respectively, were on deposit with regulatory authorities.

Residential mortgage-backed securities (“RMBS”) include certain RMBS that are collateralized by residential mortgage loans and are neither expressly nor implicitly guaranteed by U.S. government agencies (“non-agency RMBS”). The Company’s non-agency RMBS include investments in securities backed by prime, Alt-A, and subprime loans as follows (in millions):

		Allowance	Gross	Gross
	Amortized	for	Unrealized	Unrealized	Fair
December 31, 2022	Cost (1)	Credit Loss	Gains	Losses	Value
Prime	$205	$4	$2	$30	$173
Alt-A	84	2	7	10	79
Subprime	27	—	10	1	36
Total non-agency RMBS	$316	$6	$19	$41	$288

		Allowance	Gross	Gross
	Amortized	for	Unrealized	Unrealized	Fair
December 31, 2021	Cost (1)	Credit Loss	Gains	Losses	Value
Prime	$227	$1	$10	$2	$234
Alt-A	94	1	21	—	114
Subprime	39	—	13	—	52
Total non-agency RMBS	$360	$2	$44	$2	$400

(1) Amortized cost, apart from carrying value for securities carried at fair value under the fair value option.

The Company defines its exposure to non-agency residential mortgage loans as follows:

•Prime loan-backed securities are collateralized by mortgage loans made to the highest rated borrowers.
•Alt-A loan-backed securities are collateralized by mortgage loans made to borrowers who lack credit documentation or necessary requirements to obtain prime borrower rates.
•Subprime loan-backed securities are collateralized by mortgage loans made to borrowers that have a FICO score of 660 or lower.

The following tables summarize the amount of gross unrealized losses, fair value and the number of securities aggregated by investment category and length of time that individual debt securities have been in a continuous loss position (dollars in millions):

	December 31, 2022			December 31, 2021
	Less than 12 months			Less than 12 months
	Gross	Fair Value		Gross	Fair Value
	Unrealized		# of	Unrealized		# of
	Losses		securities	Losses		securities
U.S. government securities	$339	$2,664	38	$2	$107	16
Other government securities	174	1,258	143	17	252	23
Public utilities	507	4,265	488	18	712	92
Corporate securities	2,072	16,936	2,307	178	6,266	722
Residential mortgage-backed	43	278	195	3	174	109
Commercial mortgage-backed	136	1,414	177	5	314	37
Other asset-backed securities	291	3,531	421	22	3,250	338
Total temporarily impaired securities	$3,562	$30,346	3,769	$245	$11,075	1,337

	12 months or longer			12 months or longer
	Gross	Fair Value		Gross	Fair Value
	Unrealized		# of	Unrealized		# of
	Losses		securities	Losses		securities
U.S. government securities	$669	$1,386	6	$299	$3,190	7
Other government securities	77	177	23	—	4	2
Public utilities	185	513	86	7	99	8
Corporate securities	1,599	4,549	637	58	661	69
Residential mortgage-backed	16	81	94	—	11	12
Commercial mortgage-backed	46	192	31	1	30	3
Other asset-backed securities	223	1,577	174	1	11	3
Total temporarily impaired securities	$2,815	$8,475	1,051	$366	$4,006	104

	Total			Total
	Gross	Fair Value		Gross	Fair Value
	Unrealized		# of	Unrealized		# of
	Losses		securities	Losses		securities
U.S. government securities	$1,008	$4,050	40	$301	$3,297	21
Other government securities	251	1,435	162	17	256	25
Public utilities	692	4,778	559	25	811	97
Corporate securities (1)	3,671	21,485	2,786	236	6,927	770
Residential mortgage-backed	59	359	289	3	185	121
Commercial mortgage-backed	182	1,606	206	6	344	39
Other asset-backed securities	514	5,108	584	23	3,261	341
Total temporarily impaired securities	$6,377	$38,821	4,626	$611	$15,081	1,414
(1) Certain securities contain multiple lots and fit the criteria of both aging groups.

Debt securities in an unrealized loss position as of December 31, 2022 did not require an impairment recognized in earnings as (i) the Company did not intend to sell these debt securities, (ii) it is not more likely than not that the Company will be required to sell these securities before recovery of their amortized cost basis, and (iii) the difference in the fair value compared to the amortized cost was due to factors other than credit loss. Based upon this evaluation, the Company believes it has the ability to generate adequate amounts of cash from normal operations to meet cash requirements with a reasonable margin of safety without requiring the sale of impaired securities.

As of December 31, 2022, unrealized losses associated with debt securities are primarily due to widening credit spreads or rising risk-free rates since purchase. The Company performed a detailed analysis of the financial performance of the underlying issues in an unrealized loss position and determined that recovery of the entire amortized cost of each impaired security is expected. In addition, mortgage-backed and asset-backed securities were assessed for credit impairment using a cash flow model that incorporates key assumptions including default rates, severities, and prepayment rates. The Company estimated losses for a security by forecasting performance in the underlying loans in each transaction. The forecasted loan performance was used to project cash flows to the various tranches in the structure, as applicable. The forecasted cash flows also considered, as applicable, independent industry analyst reports and forecasts, and other independent market data. Based upon this assessment of the expected credit losses of the security given the performance of the underlying collateral compared to subordination or other credit enhancement, the Company expects to recover the entire amortized cost of each impaired security.

Evaluation of Available-for-Sale Debt Securities for Credit Loss

For debt securities in an unrealized loss position, management first assesses whether the Company has the intent to sell, or whether it is more likely than not it will be required to sell the security before the amortized cost basis is fully recovered. If either criterion is met, the amortized cost is written down to fair value through net gains (losses) on derivatives and investments as an impairment.

Debt securities in an unrealized loss position for which the Company does not have the intent to sell or is not more likely than not to sell the security before recovery to amortized cost are further evaluated to determine if the cause of the decline in fair value resulted from credit losses or other factors, which includes estimates about the operations of the issuer and future earnings potential.

The credit loss evaluation may consider the following: the extent to which the fair value is below amortized cost; changes in ratings of the security; whether a significant covenant related to the security has been breached; whether an issuer has filed or indicated a possibility of filing for bankruptcy, has missed or announced it intends to miss a scheduled interest or principal payment, or has experienced a specific material adverse change that may impair its creditworthiness; judgments about an obligor’s current and projected financial position; an issuer’s current and projected ability to service and repay its debt obligations; the existence of, and realizable value of, any collateral backing the obligations; and the macro-economic and micro-economic outlooks for specific industries and issuers.

In addition to the above, the credit loss review of investments in asset-backed securities includes the review of future estimated cash flows, including expected and stress case scenarios, to identify potential shortfalls in contractual payments. These estimated cash flows are developed using available performance indicators from the underlying assets including current and projected default or delinquency rates, levels of credit enhancement, current subordination levels, vintage, expected loss severity and other relevant characteristics. These estimates reflect a combination of data derived by third parties and internally developed assumptions. Where possible, this data is benchmarked against third-party sources.

For mortgage-backed securities, credit losses are assessed using a cash flow model that estimates the cash flows on the underlying mortgages, using the security-specific collateral characteristics and transaction structure. The model estimates cash flows from the underlying mortgage loans and distributes those cash flows to various tranches of securities, considering the transaction structure and any subordination and credit enhancements existing in that structure. The cash flow model incorporates actual cash flows on the mortgage-backed securities through the current period and then projects the remaining cash flows using a number of assumptions, including prepayment timing, default rates and loss severity. Specifically, for prime and Alt-A RMBS, the assumed default percentage is dependent on the severity of delinquency status, with foreclosures and real estate owned receiving higher rates, but also includes the currently performing loans.

These estimates reflect a combination of data derived by third parties and internally developed assumptions. Where possible, this data is benchmarked against other third-party sources. In addition, these estimates are extrapolated along a default timing curve to estimate the total lifetime pool default rate. When a credit loss is determined to exist and the present value of cash flows expected to be collected is less than the amortized cost of the security, an allowance for credit loss is recorded along with a charge to net gains (losses) on derivatives and investments, limited by the amount that the fair value is less than amortized cost. Any remaining unrealized loss after recording the allowance for credit loss is the non-credit amount and is recorded to other comprehensive income.

The allowance for credit loss for specific debt securities may be increased or reversed in subsequent periods due to changes in the assessment of the present value of cash flows that are expected to be collected. Any changes to the allowance for credit loss is recorded as a provision for (or reversal of) credit loss expense in net gains (losses) on derivatives and investments.

When all, or a portion, of a security is deemed uncollectible, the uncollectible portion is written-off with an adjustment to amortized cost and a corresponding reduction to the allowance for credit losses.

Accrued interest receivables are presented separate from the amortized cost basis of debt securities. Accrued interest receivables that are determined to be uncollectible are written off with a corresponding reduction to net investment income. Accrued interest of nil was written off during the years ended December 31, 2022 and 2021.

The roll-forward of the allowance for credit loss for available-for-sale securities by sector is as follows (in millions):

December 31, 2022	US government securities	Other government securities	Public utilities	Corporate securities	Residential mortgage-backed	Commercial mortgage-backed	Other asset-backed securities	Total
Balance at January 1, 2022	$—	$—	$—	$—	$2	$—	$7	$9
Additions for which credit loss was not previously recorded	—	6	1	43	4	—	—	54
Changes for securities with previously recorded credit loss	—	—	(1)	(10)	—	—	(7)	(18)
Additions for purchases of PCD debt securities (1)	—	—	—	—	—	—	—	—
Reductions from charge-offs	—	—	—	—	—	—	—	—
Reductions for securities disposed	—	(4)	—	(1)	—	—	—	(5)
Securities intended/required to be sold before recovery of amortized cost basis	—	—	—	(17)	—	—	—	(17)
Balance at December 31, 2022 (2)	$—	$2	$—	$15	$6	$—	$—	$23

December 31, 2021	US government securities	Other government securities	Public utilities	Corporate securities	Residential mortgage-backed	Commercial mortgage-backed	Other asset-backed securities	Total
Balance at January 1, 2021	$—	$—	$—	$—	$—	$—	$14	$14
Additions for which credit loss was not previously recorded	—	—	—	—	2	—	—	2
Changes for securities with previously recorded credit loss	—	—	—	—	—	—	9	9
Additions for purchases of PCD debt securities (1)	—	—	—	—	—	—	—	—
Reductions from charge-offs	—	—	—	—	—	—	—	—
Reductions for securities disposed	—	—	—	—	—	—	(16)	(16)
Securities intended/required to be sold before recovery of amortized cost basis	—	—	—	—	—	—	—	—
Balance at December 31, 2021 (2)	$—	$—	$—	$—	$2	$—	$7	$9

(1) Represents purchased credit-deteriorated ("PCD") fixed maturity available-for-sale securities.
(2) Accrued interest receivable on debt securities totaled $395 million and $373 million as of December 31, 2022 and 2021, respectively, and was excluded from the determination of credit losses for the years ended December 31, 2022 and 2021.

Net Investment Income

The sources of net investment income were as follows (in millions):

	Years Ended December 31,
	2022	2021	2020
Debt securities (1)	$1,108	$1,063	$1,579
Equity securities	(25)	8	(4)
Mortgage loans	284	319	365
Policy loans	70	73	79
Limited partnerships	74	559	105
Other investment income	44	14	14
Total investment income excluding funds withheld assets	1,555	2,036	2,138
Investment expenses	(89)	(84)	(94)
Net investment income excluding funds withheld assets	1,466	1,952	2,044

Net investment income on funds withheld assets (see Note 8)	1,254	1,188	792
Net investment income	$2,720	$3,140	$2,836
(1) Includes unrealized gains and losses on securities for which the Company elected the fair value option.

Investment income is not accrued on securities in default and otherwise where the collection is uncertain. In these cases, receipts of interest on such securities are used to reduce the cost basis of the securities.

Unrealized gains (losses) included in investment income that were recognized on equity securities held were $(65) million, $2 million and $(2) million, for the years ended December 31, 2022, 2021 and 2020, respectively.

Net Gains (Losses) on Derivatives and Investments

Realized gains and losses on sales of investments are recognized in income at the date of sale and are determined using the specific cost identification method.

The following table summarizes net gains (losses) on derivatives and investments (in millions, recast for the adoption of LDTI for 2022 and 2021):

	Years Ended December 31,
	2022	2021	2020
Available-for-sale securities
Realized gains on sale	$41	$168	$772
Realized losses on sale	(425)	(88)	(195)
Credit loss income (expense)	(5)	(10)	(14)
Gross impairments	—	—	(27)
Credit loss income (expense) on mortgage loans	(16)	62	(61)
Other (1)	50	49	(102)
Net gains (losses) excluding derivatives and funds withheld assets	(355)	181	373
Net gains (losses) on derivative instruments (see Note 5)	(2,663)	(5,527)	(7,267)
Net gains (losses) on derivatives and investments	(3,018)	(5,346)	(6,894)

Net gains (losses) on funds withheld reinsurance treaties (see Note 8)	2,186	(21)	440
Total net gains (losses) on derivatives and investments	$(832)	$(5,367)	$(6,454)

(1) Includes the foreign currency gain or loss related to foreign denominated trust instruments supporting funding agreements.
Net gains (losses) on funds withheld reinsurance treaties represents income (loss) from the sale of investments held in segregated funds withheld accounts in support of reinsurance agreements for which Jackson retains legal ownership of the underlying investments. These gains (losses) are increased or decreased by changes in the embedded derivative liability related to the Athene Reinsurance Agreement. The gains (losses) also include (i) changes in the related funds withheld payable, as all economic performance of the investments held in the segregated funds withheld accounts inure to the benefit of the reinsurers under the respective reinsurance agreements with each reinsurer, and (ii) amortization of the difference between book value and fair value of the investments as of the effective date of the reinsurance agreements with each reinsurer.

The aggregate fair value of securities sold at a loss for the years ended December 31, 2022, 2021 and 2020 was $5,359 million, $2,600 million and $7,608 million, which was approximately 93%, 95% and 97% of book value, respectively.

Proceeds from sales of available-for-sale debt securities were $7,959 million, $9,600 million, and $25,533 million during the years ended December 31, 2022, 2021 and 2020, respectively.

There are inherent uncertainties in assessing the fair values assigned to the Company’s investments. The Company’s reviews of net present value and fair value involve several criteria including economic conditions, credit loss experience, other issuer-specific developments and estimated future cash flows. These assessments are based on the best available information at the time. Factors such as market liquidity, the widening of bid/ask spreads and a change in the cash flow assumptions can contribute to future price volatility. If actual experience differs negatively from the assumptions and other considerations used in the Consolidated Financial Statements, unrealized losses currently reported in accumulated other comprehensive income (loss) may be recognized in the Consolidated Income Statements in future periods.

The Company currently has no intent to sell securities with unrealized losses considered to be temporary until they mature or recover in value and believes that it has the ability to do so. However, if the specific facts and circumstances surrounding an individual security, or the outlook for its industry sector change, the Company may sell the security prior to its maturity or recovery and realize a loss.

Unconsolidated VIEs

The Company invests in certain LPs and LLCs that it has concluded are VIEs. Based on the analysis of these entities, the Company is not the primary beneficiary of the VIEs as it does not have the power to direct the activities of the VIE that most significantly impact the VIE’s economic performance. In addition, the Company does not have the obligation to absorb losses or the right to receive benefits that could potentially be significant to the entities. Therefore, the Company does not consolidate these VIEs and the carrying amounts of the Company’s investments in these LPs and LLCs are recognized in other invested assets on the Consolidated Balance Sheets. Unfunded capital commitments for these investments are detailed in Note 16 of the Notes to Consolidated Financial Statements. The Company’s exposure to loss is limited to the capital invested and unfunded capital commitments related to the LPs/LLCs, which was $3,098 million and $3,347 million as of December 31, 2022 and 2021, respectively. The capital invested in an LP or LLC equals the original capital contributed, increased for additional capital contributed after the initial investment, and reduced for any returns of capital from the LP or LLC. LPs and LLCs are carried at fair value.

The Company invests in certain mutual funds that it has concluded are VIEs. Based on the analysis of these entities, the Company is not the primary beneficiary of the VIEs. Mutual funds for which the Company does not have the obligation to absorb losses or the right to receive benefits that could potentially be significant to the entities are recognized in equity securities on the Consolidated Balance Sheets and were $121 million and $139 million as of December 31, 2022 and 2021, respectively. The Company’s maximum exposure to loss on these mutual funds is limited to the amortized cost for these investments.

The Company makes investments in structured debt securities issued by VIEs for which it is not the manager. These structured debt securities include RMBS, Commercial Mortgage-Backed Securities ("CMBS"), and asset-backed securities ("ABS"). The Company does not consolidate the securitization trusts utilized in these transactions because it does not have the power to direct the activities that most significantly impact the economic performance of these securitization trusts. The Company does not consider its continuing involvement with these VIEs to be significant because it either invests in securities issued by the VIE and was not involved in the design of the VIE or no transfers have occurred between the Company and the VIE. The Company’s maximum exposure to loss on these structured debt securities is limited to the amortized cost of these investments. The Company does not have any further contractual obligations to the VIE. The Company recognizes the variable interest in these VIEs at fair value on the Consolidated Balance Sheets.

Commercial and Residential Mortgage Loans

Commercial and residential mortgage loans are generally carried at the aggregate unpaid principal balance, adjusted for any applicable unamortized discount or premium, or ACL. Acquisition discounts and premiums on mortgage loans are amortized into investment income through maturity dates using the effective interest method. Interest income is accrued on the principal balance of the loan based on the loan’s contractual interest rate. Interest income and amortization of premiums and discounts are reported in net investment income along with prepayment fees and mortgage loan fees, which are recorded as incurred.

Commercial mortgage loans of $10.2 billion and $10.5 billion at December 31, 2022 and 2021, respectively, are reported net of an allowance for credit losses of $91 million and $85 million at each date, respectively. At December 31, 2022, commercial mortgage loans were collateralized by properties located in 38 states, the District of Columbia, and Europe. Accrued interest receivable on commercial mortgage loans was $39 million and $32 million at December 31, 2022 and 2021, respectively.

Residential mortgage loans of $1,308 million and $939 million at December 31, 2022 and 2021, respectively, are reported net of an allowance for credit losses of $4 million and $9 million at each date, respectively. Loans were collateralized by properties located in 50 states, the District of Columbia, Mexico, and Europe. Accrued interest receivable on residential mortgage loans was $9 million and $13 million at December 31, 2022 and 2021, respectively.

Mortgage Loan Concessions

In response to the adverse economic impact of the COVID-19 pandemic, the Company granted concessions to certain of its commercial mortgage loan borrowers, including payment deferrals and other loan modifications. The Company has elected the option under the Coronavirus Aid, Relief, and Economic Security Act, the Consolidated Appropriations Act of 2021, and the Interagency Statement on Loan Modifications and Reporting for Financial Institutions Working with Customers Affected by the Coronavirus (Revised) not to account for or report qualifying concessions as troubled debt restructurings and does not classify such loans as past due during the payment deferral period. Additionally, in accordance with the FASB’s published response to a COVID-19 Pandemic technical inquiry, the Company continues to accrue interest income on such loans that have deferred payment. For some commercial mortgage loan borrowers (principally in the hotel and retail sectors), the Company granted concessions that were primarily interest and/or principal payment deferrals generally ranging from 6 to 14 months and, to a much lesser extent, maturity date extensions. Repayment periods are generally within one year but may extend until maturity date. Deferred commercial mortgage loan interest and principal payments were $10 million at December 31, 2022. The concessions granted had no impact on the Company’s results of operations or financial position as the Company has not granted concessions that would have been disclosed and accounted for as troubled debt restructurings.

Evaluation for Credit Losses on Mortgage Loans

The Company reviews mortgage loans that are not carried at fair value under the fair value option on a quarterly basis to estimate the ACL with changes in the ACL recorded in net gains (losses) on derivatives and investments. Apart from an ACL recorded on individual mortgage loans where the borrower is experiencing financial difficulties, the Company records an ACL on the pool of mortgage loans based on lifetime expected credit losses. The Company utilizes a third-party forecasting model to estimate lifetime expected credit losses at a loan level for mortgage loans. The model forecasts net operating income and property values for the economic scenario selected. The debt service coverage ratios (“DSCR”) and loan to values (“LTV”) are calculated over the forecastable period by comparing the projected net operating income and property valuations to the loan payment and principal amounts of each loan. The model utilizes historical mortgage loan performance based on DSCRs and LTV to derive probability of default and expected losses based on the economic scenario that is similar to the Company’s expectations of economic factors such as unemployment, gross domestic product growth, and interest rates. The Company determined the forecastable period to be reasonable and supportable for a period of two years beyond the end of the reporting period. Over the following one-year period, the model reverts to the historical performance of the portfolio for the remainder of the contractual term of the loans. In cases where the Company does not have an appropriate length of historical performance, the relevant historical rate from an index or the lifetime expected credit loss calculated from the model may be used.

Unfunded commitments are included in the model and an ACL is determined accordingly. Credit loss estimates are pooled by property type and the Company does not include accrued interest in the determination of ACL.

For individual loans or for types of loans for which the third-party model is deemed not suitable, the Company utilizes relevant current market data, industry data, and publicly available historical loss rates to calculate an estimate of the lifetime expected credit loss.

Mortgage loans on real estate deemed uncollectible are charged against the ACL, and subsequent recoveries, if any, are credited to the ACL, limited to the aggregate of amounts previously charged-off and expected to be charged-off. Mortgage loans on real estate are presented net of the allowance for credit losses on the Consolidated Balance Sheets.

The following table provides a summary of the allowance for credit losses in the Company’s mortgage loan portfolios (in millions):

December 31, 2022	Apartment	Hotel	Office	Retail	Warehouse	Residential Mortgage	Total
Balance at January 1, 2022	$19	$9	$28	$17	$12	$9	$94
Charge offs, net of recoveries	—	—	—	—	—	—	—
Additions from purchase of PCD mortgage loans	—	—	—	—	—	—	—
Provision (release)	(1)	11	(13)	5	4	(5)	1
Balance at December 31, 2022 (1)	$18	$20	$15	$22	$16	$4	$95

December 31, 2021	Apartment	Hotel	Office	Retail	Warehouse	Residential Mortgage	Total
Balance at January 1, 2021	$58	$34	$25	$24	$24	$14	$179
Charge offs, net of recoveries	—	—	—	—	—	—	—
Additions from purchase of PCD mortgage loans	—	—	—	—	—	—	—
Provision (release)	(39)	(25)	3	(7)	(12)	(5)	(85)
Balance at December 31, 2021 (1)	$19	$9	$28	$17	$12	$9	$94

(1) Accrued interest receivable totaled $48 million and $44 million as of December 31, 2022 and 2021, respectively, and was excluded from the determination of credit losses.
Accrued interest receivables are presented separate from the amortized cost of mortgage loans. An ACL is not estimated on an accrued interest receivable, rather receivable balances that are deemed uncollectible are written off with a corresponding reduction to net investment income.

The Company’s mortgage loans that are current and in good standing are accruing interest. Interest is not accrued on loans greater than 90 days delinquent and in process of foreclosure, when deemed uncollectible. Delinquency status is determined from the date of the first missed contractual payment.

At December 31, 2022, there was $15 million of recorded investment, $16 million of unpaid principal balance, no related loan allowance, $18 million of average recorded investment, and no investment income recognized on impaired residential mortgage loans. At December 31, 2021, there was $6 million of recorded investment, $7 million of unpaid principal balance, no related loan allowance, $2 million of average recorded investment, and no investment income recognized on impaired residential mortgage loans.

The following tables provide information about the credit quality and vintage year of mortgage loans (in millions):

	December 31, 2022
	2022	2021	2020	2019	2018	Prior	Revolving Loans	Total	% of Total
Commercial mortgage loans
Loan to value ratios:
Less than 70%	$771	$1,266	$1,171	$1,473	$1,480	$3,421	$4	$9,586	94%
70% - 80%	125	190	32	13	5	59	—	424	4%
80% - 100%	—	152	—	—	5	40	—	197	2%
Greater than 100%	—	—	—	25	—	9	—	34	—%
Total commercial mortgage loans	896	1,608	1,203	1,511	1,490	3,529	4	10,241	100%

Debt service coverage ratios:
Greater than 1.20x	694	1,092	955	1,387	1,324	3,211	4	8,667	85%
1.00x - 1.20x	202	372	106	83	34	172	—	969	9%
Less than 1.00x	—	144	142	41	132	146	—	605	6%
Total commercial mortgage loans	896	1,608	1,203	1,511	1,490	3,529	4	10,241	100%

Residential mortgage loans
Performing	413	308	49	37	14	409	—	1,230	94%
Nonperforming	6	11	8	6	7	40	—	78	6%
Total residential mortgage loans	419	319	57	43	21	449	—	1,308	100%

Total mortgage loans	$1,315	$1,927	$1,260	$1,554	$1,511	$3,978	$4	$11,549	100%

	December 31, 2021
	2021	2020	2019	2018	2017	Prior	Revolving Loans	Total	% of Total
Commercial mortgage loans
Loan to value ratios:
Less than 70%	$1,270	$1,346	$1,592	$1,599	$1,305	$2,703	$4	$9,819	93%
70% - 80%	345	35	—	52	85	153	—	670	6%
80% - 100%	—	—	39	5	—	—	—	44	—%
Greater than 100%	—	—	—	—	—	10	—	10	—%
Total commercial mortgage loans	1,615	1,381	1,631	1,656	1,390	2,866	4	10,543	100%

Debt service coverage ratios:
Greater than 1.20x	796	974	1,532	1,293	1,257	2,609	4	8,465	80%
1.00x - 1.20x	651	329	81	90	11	68	—	1,230	12%
Less than 1.00x	168	78	18	273	122	189	—	848	8%
Total commercial mortgage loans	1,615	1,381	1,631	1,656	1,390	2,866	4	10,543	100%

Residential mortgage loans
Performing	268	22	18	16	7	396	—	727	77%
Nonperforming	4	44	22	19	23	100	—	212	23%
Total residential mortgage loans	272	66	40	35	30	496	—	939	100%

Total mortgage loans	$1,887	$1,447	$1,671	$1,691	$1,420	$3,362	$4	$11,482	100%

	December 31, 2022
	In Good Standing (1)	Restructured	Greater than 90 Days Delinquent	In the Process of Foreclosure	Total Carrying Value
Apartment	$3,558	$—	$—	$—	$3,558
Hotel	1,015	—	—	—	1,015
Office	1,795	—	—	—	1,795
Retail	2,085	—	—	—	2,085
Warehouse	1,788	—	—	—	1,788
Total commercial	10,241	—	—	—	10,241
Residential (2)	1,230	—	63	15	1,308
Total	$11,471	$—	$63	$15	$11,549

	December 31, 2021
	In Good Standing (1)	Restructured	Greater than 90 Days Delinquent	In the Process of Foreclosure	Total Carrying Value
Apartment	$3,755	$—	$—	$—	$3,755
Hotel	1,054	—	—	—	1,054
Office	1,889	—	—	—	1,889
Retail	2,104	—	—	—	2,104
Warehouse	1,741	—	—	—	1,741
Total commercial	10,543	—	—	—	10,543
Residential (2)	727	—	206	6	939
Total	$11,270	$—	$206	$6	$11,482
(1)     At December 31, 2022 and 2021, includes mezzanine loans of $410 million and $278 million in the Apartment category, $41 million and $75 million in the Hotel category, $236 million and $252 million in the Office category, $43 million and $27 million in the Retail category, and $140 million and $26 million in the Warehouse category, respectively.
(2)    At December 31, 2022 and 2021, includes $41 million and $202 million of loans purchased when the loans were greater than 90 days delinquent and $12 million and $5 million of loans in process of foreclosure are supported with insurance or other guarantees provided by various governmental programs, respectively.

As of December 31, 2022 and 2021, there were no commercial mortgage loans involved in troubled debt restructuring, and stressed mortgage loans for which the Company is dependent, or expects to be dependent, on the underlying property to satisfy repayment were $3 million and nil, respectively.

Equity Securities

Equity securities include common stocks, preferred stocks and mutual funds. All equity securities are carried at fair value with changes in value included in net investment income.

Policy Loans

Policy loans are loans the Company issues to contract holders that use the cash surrender value of their life insurance policy or annuity contract as collateral. At December 31, 2022 and 2021, $3.4 billion and $3.5 billion, respectively, of these loans were carried at fair value, which the Company believes is equal to unpaid principal balances, plus accrued investment income. At both December 31, 2022 and 2021, the Company had $1.0 billion of policy loans not held as collateral for reinsurance, which were carried at the unpaid principal balances.

Other Invested Assets

Other invested assets primarily include investments in Federal Home Loan Bank capital stock, limited partnerships (“LPs”), and real estate. Federal Home Loan Bank capital stock is carried at cost and adjusted for any impairment. At December 31, 2022 and 2021, FHLB capital stock had carrying value of $146 million and $125 million, respectively. Real estate is carried at the lower of depreciated cost or fair value. At December 31, 2022 and 2021, real estate totaling $237 million and $243 million, included foreclosed properties with a book value of nil and $1 million, respectively. LPs are primarily carried at fair value or are carried at the proportion of the Company's investment in each fund (Net Asset Value ("NAV") equivalent) as a practical expedient for fair value, which are generally recorded on a three-month lag, with changes in value included in net investment income. At December 31, 2022 and 2021, investments in LPs had carrying values of $2,434 million and $2,252 million, respectively.

In June 2021, the Company entered into an arrangement to sell $420 million of LP investments, of which $236 million and $168 million were sold in the second and third quarter of 2021, respectively, and the remainder was sold in January 2022. The LPs sold were carried at estimated sales price.

Securities Lending

The Company has entered into securities lending agreements with agent banks whereby blocks of securities are loaned to third parties, primarily major brokerage firms. As of December 31, 2022 and 2021, the estimated fair value of loaned securities was $32 million and $13 million, respectively. The agreements require a minimum of 102% of the fair value of the loaned securities to be held as collateral, calculated daily. To further minimize the credit risks related to these programs, the financial condition of counterparties is monitored on a regular basis. At December 31, 2022 and 2021, cash collateral received in the amount of $33 million and $14 million, respectively, was invested by the agent banks and included in cash and cash equivalents of the Company. A securities lending payable for the overnight and continuous loans is included in liabilities in the amount of cash collateral received. Securities lending transactions are used to generate income. Income and expenses associated with these transactions are reported as net investment income.

Repurchase Agreements

The Company routinely enters into repurchase agreements whereby the Company agrees to sell and repurchase securities. These agreements are accounted for as financing transactions, with the assets and associated liabilities included in the Consolidated Balance Sheets. As of December 31, 2022 and 2021, short-term borrowings under such agreements averaged $311 million and $1,548 million, with weighted average interest rates of 2.54% and 0.07%, respectively. At December 31, 2022 and 2021, the outstanding repurchase agreement balance was $1,012 million and $1,572 million, respectively, with remaining maturity within 30 days, and collateralized with U.S. Treasury notes and corporate securities, and was included within repurchase agreements and securities lending payable in the Consolidated Balance Sheets. In the event of a decline in the fair value of the pledged collateral under these agreements, the Company may be required to transfer cash or additional securities as pledged collateral. Interest expense totaled $8 million, $1 million and $1 million for the years ended December 31, 2022, 2021 and 2020, respectively. The highest level of short-term borrowings at any month end was $1,012 million and $2,349 million for the years ended December 31, 2022 and 2021, respectively.

5.    Derivative Instruments

Freestanding Derivative Instruments

The Company enters into financial derivative transactions, including swaps, put swaptions, futures and options to reduce and manage business risks. These transactions manage the risk of a change in the value, yield, price, cash flows, credit quality or degree of exposure with respect to assets, liabilities or future cash flows that the Company has acquired or incurred. The Company does not account for freestanding derivatives as either fair value or cash flow hedges as might be permitted if specific hedging documentation requirements were followed. As a result, freestanding derivatives are carried at fair value on the balance sheet with settlements and changes in fair value recorded in net gains (losses) on derivatives and investments.

With respect to the Company’s interest rate swaps, total return swaps, and cross-currency swaps, the Company records the income related to periodic interest payment settlements within net gains (losses) on derivatives and investments. Although the Company does not account for these as cash flow hedges, the income from these settlements is considered operating income due to the cash settlement nature and is reported, as such, within the Company’s segment related disclosure within pretax adjusted operating earnings.

The Company manages the potential credit exposure for over-the-counter derivative contracts through evaluation of the counterparty credit standing, collateral agreements, and master netting agreements. The Company is exposed to credit-related losses in the event of nonperformance by counterparties, however, it does not anticipate nonperformance. There were no charges due to nonperformance by derivative counterparties in 2022, 2021 or 2020.

Embedded Derivatives—Product Liabilities

Certain product features, including the index-linked crediting option offered in connection with fixed index annuities and RILAs issued by the Company, are classified as embedded derivatives. These embedded derivatives are separated for accounting purposes and are carried at fair value. These embedded derivatives are reported within other contract holder funds in the Consolidated Balance Sheets consistent with the host contract. The results from changes in value of these embedded derivatives are reported in net gains (losses) on derivatives and investments in the Consolidated Income Statements.

See Note 10 of the Notes to Consolidated Financial Statements for additional information on the accounting policies for these embedded derivatives within fixed index and registered index-linked annuities.

Embedded Derivatives—Funds Withheld Reinsurance Agreements

The Company has recorded an embedded derivative liability related to the Athene Reinsurance Agreement (the “Athene Embedded Derivative”) in accordance with FASB ASC 815-15-55-107 and 108, “Derivatives and Hedging Case B: Reinsurer’s Receivable Arising from a Modified Coinsurance Arrangement,” as Jackson’s obligation under the Reinsurance Agreement is based on the total return of investments in a segregated funds withheld account rather than Jackson’s own creditworthiness. As the Reinsurance Agreement transfers the economics of the investments in the segregated funds withheld account to Athene, it will receive an investment return equivalent to owning the underlying assets. At inception of the Reinsurance Agreement, the Athene Embedded Derivative was valued at zero. Additionally, the inception fair value of the investments in the segregated funds withheld account differed from their book value and, accordingly, the amortization of this difference is reported in net gains (losses) on derivatives and investments in the Consolidated Income Statements, while the investments are held. Subsequent to the effective date of the Reinsurance Agreement, the Athene Embedded Derivative is measured at fair value with changes reported in net gains (losses) on derivatives and investments in the Consolidated Income Statements. The Athene Embedded Derivative Liability is included in funds withheld payable under reinsurance treaties in the Consolidated Balance Sheets. See “Athene Reinsurance” in Note 8 of the Notes to the Consolidated Financial Statements for additional information on the Athene Reinsurance Transaction.

A summary of the aggregate contractual or notional amounts and fair values of the Company’s freestanding and embedded derivative instruments are as follows (in millions, recast for the adoption of LDTI):

	December 31, 2022
	Contractual/	Assets	Liabilities	Net
	Notional	Fair	Fair	Fair Value
	Amount (1)	Value	Value	Asset
Freestanding derivatives
Cross-currency swaps	$1,825	$73	$104	$(31)
Equity index call options	17,500	106	—	106
Equity index futures (2)	19,760	—	—	—
Equity index put options	30,500	958	—	958
Interest rate swaps	7,728	5	231	(226)
Interest rate swaps - cleared (2)	1,500	—	—	—
Put-swaptions	25,000	—	1,711	(1,711)
Interest rate futures (2)	105,249	—	—	—
Total return swaps	739	31	—	31
Total freestanding derivatives	209,801	1,173	2,046	(873)
Embedded derivatives
Fixed index annuity embedded derivatives (3)	N/A	—	931	(931)
Registered index linked annuity embedded derivatives (3)	N/A	—	205	(205)
Total embedded derivatives	N/A	—	1,136	(1,136)
Derivatives related to funds withheld under reinsurance treaties
Cross-currency swaps	158	23	1	22
Cross-currency forwards	1,490	74	18	56
Funds withheld embedded derivative (4)	N/A	3,158	—	3,158
Total derivatives related to funds withheld under reinsurance treaties	1,648	3,255	19	3,236
Total	$211,449	$4,428	$3,201	$1,227

(1) The notional amount for swaps and swaptions represents the stated principal balance used as a basis for calculating payments. The contractual amount for futures and options represents the market exposure of open positions.

(2) Variation margin is considered settlement resulting in the netting of cash received/paid for variation margin against the fair value of the trades.
(3) Included within other contract holder funds on the Consolidated Balance Sheets. The non-performance risk adjustment is included in the balance above.
(4) Included within funds withheld payable under reinsurance treaties on the Consolidated Balance Sheets.

	December 31, 2021
	Contractual/	Assets	Liabilities	Net
	Notional	Fair	Fair	Fair Value
	Amount (1)	Value	Value	Asset
Freestanding derivatives
Cross-currency swaps	$1,767	$55	$35	$20
Equity index call options	21,000	606	—	606
Equity index futures (2)	18,258	—	—	—
Equity index put options	27,500	150	—	150
Interest rate swaps	7,728	430	—	430
Interest rate swaps - cleared (2)	1,500	—	—	—
Put-swaptions	19,000	133	—	133
Interest rate futures (2)	894	—	—	—
Total freestanding derivatives	97,647	1,374	35	1,339
Embedded derivatives
Fixed index annuity embedded derivatives (3)	N/A	—	1,439	(1,439)
Registered index linked annuity embedded derivatives (3)	N/A	—	6	(6)
Total embedded derivatives	N/A	—	1,445	(1,445)
Derivatives related to funds withheld under reinsurance treaties
Cross-currency swaps	158	10	1	9
Cross-currency forwards	1,119	33	5	28
Funds withheld embedded derivative (4)	N/A	—	120	(120)
Total derivatives related to funds withheld under reinsurance treaties	1,277	43	126	(83)
Total	$98,924	$1,417	$1,606	$(189)

(1) The notional amount for swaps and swaptions represents the stated principal balance used as a basis for calculating payments. The contractual amount for futures and options represents the market exposure of open positions.

(2) Variation margin is considered settlement resulting in the netting of cash received/paid for variation margin against the fair value of the trades.
(3) Included within other contract holder funds on the Consolidated Balance Sheets. The non-performance risk adjustment is included in the balance above.
(4) Included within funds withheld payable under reinsurance treaties on the Consolidated Balance Sheets.

The following table reflects the results of the Company’s derivatives, including gains (losses) and change in fair value of freestanding derivative instruments and embedded derivatives (in millions, recast for the adoption of LDTI for 2022 and 2021):

	Years Ended December 31,
	2022	2021	2020
Derivatives excluding funds withheld under reinsurance treaties
Cross-currency swaps	$(67)	$(36)	$74
Equity index call options	(1,830)	1,479	1,468
Equity index futures	3,005	(4,663)	(8,286)
Equity index put options	(244)	(1,202)	(218)
Interest rate swaps	(615)	(179)	578
Interest rate swaps - cleared	(201)	(64)	1
Put-swaptions	(1,832)	134	199
Interest rate futures	(924)	(990)	1,651
Total return swaps	5	—	—
Fixed index annuity embedded derivatives	3	(5)	30
Registered index linked annuity embedded derivatives	37	(1)	—
Variable annuity embedded derivatives	—	—	(2,764)
Total net gains (losses) on derivative instruments excluding derivative instruments related to funds withheld under reinsurance treaties	(2,663)	(5,527)	(7,267)
Derivatives related to funds withheld under reinsurance treaties
Cross-currency swaps	14	15	(5)
Cross-currency forwards	79	42	(19)
Treasury futures	—	—	(204)
Funds withheld embedded derivative	3,278	707	(827)
Total net gains (losses) on derivative instruments related to funds withheld under reinsurance treaties	3,371	764	(1,055)
Total net gains (losses) on derivative instruments including derivative instruments related to funds withheld under reinsurance treaties	$708	$(4,763)	$(8,322)

All of the Company’s trade agreements for freestanding, over-the-counter derivatives, contain credit downgrade provisions that allow a party to assign or terminate derivative transactions if the counterparty’s credit rating declines below an established limit. At December 31, 2022 and 2021, the fair value of the Company’s net non-cleared, over-the-counter derivative assets by counterparty were $885 million and $1,376 million, respectively, and held collateral was $858 million and $1,576 million, respectively, related to these agreements. At December 31, 2022 and 2021, the fair value of the Company’s net non-cleared, over-the-counter derivative liabilities by counterparty were $1,680 million and nil, respectively, and provided collateral was $1,650 million and nil, respectively, related to these agreements. If all of the downgrade provisions had been triggered at December 31, 2022 and 2021, in aggregate, the Company would have had to disburse $30 million and $200 million, respectively, and would have been allowed to claim $27 million and nil, respectively.

Offsetting Assets and Liabilities

The Company’s derivative instruments, repurchase agreements and securities lending agreements are subject to master netting arrangements and collateral arrangements. A master netting arrangement with a counterparty creates a right of offset for amounts due to and due from that same counterparty that is enforceable in the event of a default or bankruptcy. The Company recognizes amounts subject to master netting arrangements on a gross basis within the Consolidated Balance Sheets.

The following tables present the gross and net information about the Company’s financial instruments subject to master netting arrangements (in millions):

	December 31, 2022
	Gross Amounts Recognized	Gross Amounts Offset in the Consolidated Balance Sheets	Net Amounts Presented in the Consolidated Balance Sheets
				Gross Amounts Not Offset in the Consolidated Balance Sheets

				Financial Instruments (1)	Cash Collateral	Securities Collateral (2)	Net Amount

Financial Assets:
Freestanding derivative
assets	$1,270	$—	$1,270	$385	$683	$157	$45
Financial Liabilities:
Freestanding derivative
liabilities	$2,065	$—	$2,065	$385	$—	$1,638	$42
Securities loaned	33	—	33	—	33	—	—
Repurchase agreements	1,012	—	1,012	—	—	1,012	—
Total financial liabilities	$3,110	$—	$3,110	$385	$33	$2,650	$42

(1) Represents the amount that could be offset under master netting or similar arrangements that management elects not to offset on the Consolidated Balance Sheets.
(2) Excludes initial margin amounts for exchange-traded derivatives.

	December 31, 2021
	Gross Amounts Recognized	Gross Amounts Offset in the Consolidated Balance Sheets	Net Amounts Presented in the Consolidated Balance Sheets
				Gross Amounts Not Offset in the Consolidated Balance Sheets

				Financial Instruments (1)	Cash Collateral	Securities Collateral (2)	Net Amount

Financial Assets:
Freestanding derivative
assets	$1,417	$—	$1,417	$41	$817	$555	$4
Financial Liabilities:
Freestanding derivative
liabilities	$41	$—	$41	$41	$—	$—	$—
Securities loaned	14	—	14	—	14	—	—
Repurchase agreements	1,572	—	1,572	—	—	1,572	—
Total financial liabilities	$1,627	$—	$1,627	$41	$14	$1,572	$—

(1) Represents the amount that could be offset under master netting or similar arrangements that management elects not to offset on the Consolidated Balance Sheets.
(2) Excludes initial margin amounts for exchange-traded derivatives.

In the above tables, the amounts of assets or liabilities presented in the Company’s Consolidated Balance Sheets are offset first by financial instruments that have the right of offset under master netting or similar arrangements with any remaining amount reduced by the amount of cash and securities collateral. The actual amount of collateral may be greater than amounts presented in the tables. The above tables exclude net embedded derivative asset (liability) of $(1,136) million and $(1,445) million as of December 31, 2022 and 2021, respectively, as these derivatives are not subject to master netting arrangements. The above tables also exclude the funds withheld embedded derivative asset (liability) of $3,158 million and $(120) million at December 31, 2022 and 2021.

6.     Fair Value Measurements

Fair value measurements are based upon observable and unobservable inputs. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect the Company’s view of market assumptions in the absence of observable market information. The Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs. All financial assets and liabilities measured at fair value are required to be classified into one of the following categories:

Level 1
Observable inputs that reflect quoted prices for identical assets or liabilities in active markets that the Company has the ability to access at the measurement date. Level 1 securities include U.S. Treasury securities and exchange-traded equity securities and derivative instruments.

Level 2
Observable inputs, other than quoted prices included in Level 1, for the asset or liability or prices for similar assets and liabilities. Most debt securities that are model priced using observable inputs are classified within Level 2. Also included are freestanding and embedded derivative instruments that are priced using models with observable market inputs.

Level 3
Valuations that are derived from techniques in which one or more of the significant inputs are unobservable (including assumptions about risk). Embedded derivatives that are valued using unobservable inputs are included in Level 3. Because Level 3 fair values, by their nature, contain unobservable market inputs, considerable judgment may be used to determine the Level 3 fair values. Level 3 fair values represent the Company’s best estimate of an amount that could be realized in a current market exchange absent actual market exchanges.

In many situations, inputs used to measure the fair value of an asset or liability may fall into different levels of the fair value hierarchy. In these situations, the Company determines the level in which the fair value falls based upon the lowest level input that is significant to the determination of the fair value. As a result, both observable and unobservable inputs may be used in the determination of fair values that the Company has classified within Level 3.

The Company determines the fair values of certain financial assets and liabilities based on quoted market prices, where available. The Company may also determine fair value based on estimated future cash flows discounted at the appropriate current market rate. When appropriate, fair values reflect adjustments for counterparty credit quality, the Company’s credit standing, liquidity and risk margins on unobservable inputs.

Where quoted market prices are not available, fair value estimates are made at a point in time, based on relevant market data, as well as the best information about the individual financial instrument. At times, illiquid market conditions may result in inactive markets for certain of the Company’s financial instruments. In such instances, there may be no or limited observable market data for these assets and liabilities. Fair value estimates for financial instruments deemed to be in an illiquid market are based on judgments regarding current economic conditions, liquidity discounts, currency, credit and interest rate risks, loss experience and other factors. These fair values are estimates and involve considerable uncertainty and variability as a result of the inputs selected and may differ materially from the values that would have been used had an active market existed. As a result of market inactivity, such calculated fair value estimates may not be realizable in an immediate sale or settlement of the instrument. In addition, changes in the underlying assumptions used in the fair value measurement technique could significantly affect these fair value estimates.

The following table summarizes the fair value and carrying value of the Company’s financial instruments (in millions, recast for the adoption of LDTI):

	December 31, 2022			December 31, 2021
	Carrying Value	Fair Value		Carrying Value	Fair Value
Assets
Debt securities (1)	$42,072	$42,072		$51,453	$51,453
Equity securities	359	359		257	257
Mortgage loans	11,549	10,841		11,482	11,910
Limited partnerships	2,434	2,434		2,252	2,252
Policy loans (1)	4,376	4,376		4,474	4,474
Freestanding derivative instruments	1,270	1,270		1,417	1,417
Federal Home Loan Bank of Indianapolis ("FHLBI") capital stock	146	146		125	125
Cash and cash equivalents	3,934	3,934		1,799	1,799
Reinsurance recoverable on market risk benefits	221	221		383	383
Market risk benefit assets	4,865	4,865		1,664	1,664
Receivables from affiliates	179	179		197	197
Separate account assets	195,906	195,906		248,949	248,949

Liabilities
Annuity reserves (2)	37,143	32,212	—	37,529	45,836
Market risk benefit liabilities	5,662	5,662	—	8,033	8,033
Reserves for guaranteed investment contracts (3)	1,128	1,099		894	923
Trust instruments supported by funding agreements (3)	5,887	5,760		5,986	6,175
FHLB funding agreements (3)	2,004	2,104		1,950	1,938
Funds withheld payable under reinsurance treaties (1)	22,957	22,957		29,007	29,007
Long-term debt	470	492		494	563
Securities lending payable	33	33		14	14
Freestanding derivative instruments	2,065	2,065		41	41
Repurchase agreements	1,012	1,012		1,572	1,572
Separate account liabilities	195,906	195,906		248,949	248,949
(1) Includes items carried at fair value under the fair value option.
(2) Annuity reserves represent only the components of other contract holder funds and reserves for future policy benefits and claims payable that are considered to be financial instruments. The fair value amounts shown in the table for 2021 have been revised for an immaterial error related to the historical disclosure for annuity reserves not reported at fair value within the Fair Value Measurement note to the Consolidated Financial Statements. The prior period error did not impact the Consolidated Balance Sheets.
(3) Included as a component of other contract holder funds on the Consolidated Balance Sheets.

The following is a discussion of the methodologies used to determine fair values of the financial instruments measured on a recurring basis reported in the following tables.

Debt and Equity Securities

The fair values for debt and equity securities are determined using information available from independent pricing services, broker-dealer quotes, or internally derived estimates. Priority is given to publicly available prices from independent sources, when available. Securities for which the independent pricing service does not provide a quotation are either submitted to independent broker-dealers for prices or priced internally. Typical inputs used by these three pricing methods include reported trades, benchmark yields, credit spreads, liquidity premiums and/or estimated cash flows based on default and prepayment assumptions.

As a result of typical trading volumes and the lack of specific quoted market prices for most debt securities, independent pricing services will normally derive the security prices through recently reported trades for identical or similar securities, making adjustments through the reporting date based upon available market observable information as outlined above. If there are no recently reported trades, the independent pricing services and broker-dealers may use matrix or pricing model processes to develop a security price where future cash flow expectations are developed based upon collateral performance and discounted at relevant market rates. Certain securities are priced using broker-dealer quotes, which may utilize proprietary inputs and models. Additionally, the majority of these quotes are non-binding.

Included in the pricing of asset-backed securities are estimates of the rate of future prepayments of principal over the remaining life of the securities. Such estimates are derived based on the characteristics of the underlying structure and prepayment assumptions believed to be relevant for the underlying collateral. Actual prepayment experience may vary from these estimates.

Internally derived estimates may be used to develop a fair value for securities for which the Company is unable to obtain either a reliable price from an independent pricing service or a suitable broker-dealer quote. These fair value estimates may incorporate Level 2 and Level 3 inputs and are generally derived using expected future cash flows, discounted at market interest rates available from market sources based on the credit quality and duration of the instrument. For securities that may not be reliably priced using these internally developed pricing models, a fair value may be estimated using indicative market prices. These prices are indicative of an exit price, but the assumptions used to establish the fair value may not be observable or corroborated by market observable information and, therefore, represent Level 3 inputs.

The Company performs an analysis on the prices and credit spreads received from third parties to ensure that the prices represent a reasonable estimate of the fair value. This process involves quantitative and qualitative analysis and is overseen by investment and accounting professionals. Examples of procedures performed include initial and ongoing review of third-party pricing service methodologies, review of pricing statistics and trends, back testing recent trades and monitoring of trading volumes. In addition, the Company considers whether prices received from independent broker-dealers represent a reasonable estimate of fair value using internal and external cash flow models, which are developed based on spreads and, when available, market indices. As a result of this analysis, if the Company determines there is a more appropriate fair value based upon the available market data, the price received from the third party may be adjusted accordingly.

For those securities that were internally valued at December 31, 2022 and 2021, the pricing model used by the Company utilizes current spread levels of similarly rated securities to determine the market discount rate for the security. Furthermore, appropriate risk premiums for illiquidity and non-performance are incorporated in the discount rate. Cash flows, as estimated by the Company using issuer-specific default statistics and prepayment assumptions, are discounted to determine an estimated fair value.

On an ongoing basis, the Company reviews the independent pricing services’ valuation methodologies and related inputs and evaluates the various types of securities in its investment portfolio to determine an appropriate fair value hierarchy distribution based upon trading activity and the observability of market inputs. Based on the results of this evaluation, each price is classified into Level 1, 2, or 3. Most prices provided by independent pricing services, including broker-dealer quotes, are classified into Level 2 due to their use of market observable inputs.

Limited Partnerships

Fair values for limited partnership interests, which are included in other invested assets, is generally determined using the proportion of the Company’s investment in the value of the net assets of each fund (“NAV equivalent”) as a practical expedient for fair value, and generally, are recorded on a three-month lag. No material adjustments were deemed necessary at December 31, 2022 and 2021.

The Company’s limited partnership interests are not redeemable, and distributions received are generally the result of liquidation of the underlying assets of the partnerships. The Company generally has the ability under the partnership agreements to sell its interest to another limited partner with the prior written consent of the general partner. In cases when the Company expects to sell the limited partnership interest, the estimated sales price is used to determine the fair value rather than the practical expedient. These limited partnership interests are classified as Level 2 in the fair value hierarchy.

In cases when a limited partnership's financial statements are unavailable and a NAV equivalent is not available or practical, the fair value may be based on an internally developed model or provided by the general partner as determined using private transactions, information obtained from the primary co-investor or underlying company, or financial metrics provided by the lead sponsor. These investments are classified as Level 3 in the fair value hierarchy.

Policy Loans

Policy loans are funds provided to policyholders in return for a claim on the policies values and function like demand deposits which are redeemable upon repayment, death or surrender, and there is only one market price at which the transaction could be settled – the then current carrying value. The funds provided are limited to the cash surrender value of the underlying policy. The nature of policy loans is to have a negligible default risk as the loans are fully collateralized by the value of the policy. Policy loans do not have a stated maturity and the balances and accrued interest are repaid either by the policyholder or with proceeds from the policy. Due to the collateralized nature of policy loans and unpredictable timing of payments, the Company believes the carrying value of policy loans approximates fair value. The reinsurance related component of policy loans at fair value under the fair value option have been classified as Level 3 within the fair value hierarchy.

Freestanding Derivative Instruments

Freestanding derivative instruments are reported at fair value, which reflects the estimated amounts, net of payment accruals, which the Company would receive or pay upon sale or termination of the contracts at the reporting date. Changes in fair value are included in net gains (losses) on derivatives and investments. Freestanding derivatives priced using third party pricing services incorporate inputs that are predominantly observable in the market. Inputs used to value derivatives include interest rate swap curves, credit spreads, interest rates, counterparty credit risk, equity volatility and equity index levels.

Freestanding derivative instruments classified as Level 1 include futures, which are traded on active exchanges. Freestanding derivative instruments classified as Level 2 include interest rate swaps, cross currency swaps, cross-currency forwards, credit default swaps, total return swaps, put-swaptions and certain equity index call and put options. These derivative valuations are determined by third-party pricing services using pricing models with inputs that are observable in the market or can be derived principally from, or corroborated by, observable market data. Freestanding derivative instruments classified as Level 3 include interest rate contingent options that are valued by third-party pricing services utilizing significant unobservable inputs.

Cash and Cash Equivalents

Cash and cash equivalents primarily include money market instruments and bank deposits. Cash equivalents also includes all highly liquid securities and other investments purchased with an original or remaining maturity of three months or less at the date of purchase. Certain money market instruments are valued using unadjusted quoted prices in active markets and are classified as Level 1.

Funds Withheld Payable Under Reinsurance Treaties

The funds withheld payable under reinsurance treaties includes both the funds withheld payable which are held at fair value under the fair value option and the funds withheld embedded derivative liability. The fair value of the funds withheld payable which are held at fair value under the fair value option is equal to the fair value of the assets held as collateral, which primarily consists of policy loans using industry standard valuation techniques. The funds withheld embedded derivative liability is determined based upon a total return swap technique referencing the fair value of the investments held under the reinsurance contract and requires certain significant unobservable inputs. The funds withheld payable which are held at fair value under the fair value option and the funds withheld embedded derivative are considered Level 3 in the fair value hierarchy.

Receivables from Affiliates

The Company’s receivables from affiliates are set equal to the carrying value and are classified as Level 3.

Separate Account Assets

Separate account assets are comprised of investments in mutual funds that transact regularly, but do not trade in active markets as they are not publicly available, and, are categorized as Level 2 assets.

Market Risk Benefits

Variable annuity contracts issued by the Company may include various guaranteed minimum death, withdrawal, income and accumulation benefits, which are classified as MRBs and measured at fair value. The Company discontinued offering guaranteed minimum interest benefits (“GMIB”) in 2009 and guaranteed minimum accumulation benefits (“GMAB”) in 2011.

Our MRB assets and MRB liabilities are reported separately on our Consolidated Balance Sheets. Increases to an asset or decreases to a liability are described as favorable changes to fair value. Changes in fair value are reported in Market risk benefits (gains) losses, net on the Consolidated Income Statements. However, the change in fair value related to our own non-performance risk is recognized as a component of other comprehensive income and is reported in Change in non-performance risk on market risk benefits, net of tax expense (benefit) on the Consolidated Statements of Comprehensive Income (Loss).

Variable annuity guaranteed benefit features classified as MRBs, which have explicit fees, are measured using the attributed fee method. Under the attributed fee method, fair value is measured as the difference between the present value of projected future liabilities and the present value of projected attributed fees. At the inception of the contract, the Company attributes to the MRB a portion of total fees expected to be assessed against the contract holder's account value to offset the projected claims over the lifetime of the contract. The attributed fee is expressed as a percentage of total projected future fees at inception of the contract. This percentage of total projected fees is considered a fixed term of the MRB feature and is held static over the life of the contract. This percentage may not exceed 100% of the total projected contract fees as of contract inception. As the Company may issue contracts that have projected future liabilities greater than the projected future guaranteed benefit fees at issue, the Company may also attribute mortality and expense charges when performing this calculation. The percentage of guaranteed benefit fees and the percentage of mortality and expense charges may not exceed 100% of the total projected fees as of contract inception. In subsequent valuations, both the present value of future projected liabilities and the present value of projected attributed fees are remeasured based on current market conditions and policyholder behavior assumptions.

The Company has ceded the guaranteed minimum income benefit (“GMIB”) features elected on certain annuity contracts to an unrelated party. The GMIBs ceded under this reinsurance treaty are classified as an MRB in their entirety. The reinsurance contract is measured at fair value and reported in Reinsurance recoverable on market risk benefits. Changes in fair value are recorded in market risk benefits (gains) losses, net. Due to the inability to economically reinsure or hedge new issues of the GMIB, the Company discontinued offering the benefit in 2009.

Fair values for MRBs related to variable annuities, including the contract reinsuring GMIB features, are calculated using internally developed models because active, observable markets do not exist for those guaranteed benefits.

The fair value calculation is based on the present value of future cash flows comprised of future expected benefit payments, less future attributed rider fees, over the lives of the contracts. Estimating these cash flows requires numerous estimates and subjective judgments related to capital market inputs, as well as actuarially determined assumptions related to expectations concerning policyholder behavior. Capital market inputs include expected market rates of return, market volatility, correlations of market index returns to fund returns, and discount rates, which includes an adjustment for non-performance risk. The more significant actuarial assumptions include benefit utilization by policyholders, lapse, mortality, and withdrawal rates. Best estimate assumptions plus risk margins are used as applicable.

At each valuation date, the fair value calculation reflects expected returns based on constant maturity treasury rates as of that date to determine the value of expected future cash flows produced in a stochastic process. Volatility assumptions are based on a weighting of available market data for implied market volatility for durations up to 10 years, grading to a historical volatility level by year 15, where such long-term historical volatility levels contain an explicit risk margin. Non-performance risk is incorporated into the calculation through the adjustment of the risk-free rate curve based on spreads indicated by a blend of yields on similarly-rated peer debt and yields on Jackson Financial debt (adjusted to operating company levels). Risk margins are also incorporated into the model assumptions, particularly for policyholder behavior. Estimates of future policyholder behavior are subjective and are based primarily on the Company’s experience.

As markets change, mature and evolve and actual policyholder behavior emerges, management continually evaluates the appropriateness of its assumptions for the fair value model.

The use of the models and assumptions described above requires a significant amount of judgment. Management believes this results in an amount that the Company would be required to transfer for a liability, or receive for an asset, to or from a willing buyer or seller, if one existed, for those market participants to assume the risks associated with the guaranteed benefits and the related reinsurance. However, the ultimate settlement amount of the asset or liability, which is currently unknown, could likely be significantly different than this fair value.

See Note 12 of the Notes to Consolidated Financial Statements for more information regarding MRBs.

Fixed Index Annuities

The longevity riders issued on fixed index annuities are classified as MRBs and measured at fair value. Similar to the variable annuity guaranteed benefit features, these contracts have explicit fees and are measured using the attributed fee method. The Company attributes a percentage of total projected future fees expected to be assessed against the policyholder to offset the projected future claims over the lifetime of the contract. If the fees attributed are insufficient to offset the claims at issue, the shortfall is borrowed from the host contract rather than recognizing a loss at inception.

See Note 12 of the Notes to Consolidated Financial Statements for more information regarding MRBs.

The fair value of the index-linked crediting derivative feature embedded in fixed index annuities, included in Annuity Reserves in the above tables, is calculated using the closed form Black-Scholes Option Pricing model or Monte Carlo simulations, as appropriate for the type of option, incorporating such factors as the volatility of returns, the level of interest rates and the time remaining until the option expires. Additionally, assumed withdrawal rates are used to estimate the expected volume of embedded options that will be realized by policyholders.

RILA

RILA guaranteed benefit features are classified as MRBs and measured at fair value. Unlike variable or fixed index annuities, RILA products do not have explicit fees and are measured using an option-based method. The fair value measurement represents the present value of future claims payable by the MRB feature. At inception, the value of the MRB is deducted from the value of the contract resulting in no gain or loss.

See Note 12 of the Notes to Consolidated Financial Statements for more information regarding MRBs.

The fair value of the index-linked crediting derivative feature embedded in RILAs, included in Annuity Reserves in the above table, is calculated using the closed form Black-Scholes Option Pricing model, incorporating such factors as the volatility of returns, the level of interest rates and the time remaining until the option expires. Additionally, assumed withdrawal rates are used to estimate the expected volume of embedded options that will be realized by policyholders.

Fair Value Option

The Company has elected the fair value option for certain funds withheld assets, which are held as collateral for reinsurance, totaling $4,160 million and $3,632 million at December 31, 2022 and 2021, respectively, as discussed above, and includes mortgage loans as discussed below.

The Company elected the fair value option for certain mortgage loans held under the funds withheld reinsurance agreement with Athene. The fair value option was elected for these mortgage loans, purchased or funded after December 31, 2021, to mitigate inconsistency in earnings that would otherwise result between these mortgage loan assets and the funds withheld liability, including the associated embedded derivative, and are valued using third-party pricing services. Changes in fair value are reflected in net investment income on the Consolidated Income Statements.

The fair value and aggregate contractual principal for mortgage loans where the fair value option was elected after December 31, 2021, were as follows (in millions):

December 31,
2022
Fair value	$582
Aggregate contractual principal	591

As of December 31, 2022, no loans for which the fair value option was elected were in non-accrual status, and no loans were more than 90 days past due and still accruing interest.

Income and changes in unrealized gains and losses on other assets for which the Company has elected the fair value option are immaterial to the Company’s Consolidated Financial Statements.

Assets and Liabilities Measured at Fair Value on a Recurring Basis

The following tables summarize the Company’s assets and liabilities that are carried at fair value by hierarchy levels (in millions, recast for the adoption of LDTI):

	December 31, 2022
	Total	Level 1	Level 2	Level 3
Assets
Debt securities
U.S. government securities	$4,724	$4,724	$—	$—
Other government securities	1,468	—	1,468	—
Public utilities	5,167	—	5,167	—
Corporate securities	22,905	—	22,905	—
Residential mortgage-backed	452	—	452	—
Commercial mortgage-backed	1,631	—	1,631	—
Other asset-backed securities	5,725	—	5,725	—
Equity securities	359	163	195	1
Mortgage loans	582	—	—	582
Limited partnerships (1)	14	—	—	14
Policy loans	3,419	—	—	3,419
Freestanding derivative instruments	1,270	—	1,270	—
Cash and cash equivalents	3,934	3,934	—	—
Reinsurance recoverable on market risk benefits	221	—	—	221
Market risk benefit assets	4,865	—	—	4,865
Separate account assets	195,906	—	195,906	—
Total	$252,642	$8,821	$234,719	$9,102

Liabilities
Embedded derivative liabilities (2)	$1,135	$—	$1,135	$—
Funds withheld payable under reinsurance treaties (3)	424	—	—	424
Freestanding derivative instruments	2,065	—	2,065	—
Market risk benefit liabilities	5,662	—	—	5,662
Total	$9,286	$—	$3,200	$6,086

(1) Excludes $2,420 million of limited partnership investments measured at NAV.

(2) Includes net embedded derivative liabilities of $205 million related to RILA and $931 million of fixed index annuities, both included in other contract holder funds on the Consolidated Balance Sheets.

(3) Includes the Athene Embedded Derivative asset of $3,158 million and funds withheld payable under reinsurance treaties at fair value under the fair value option.

	December 31, 2021
	Total	Level 1	Level 2	Level 3
Assets
Debt securities
U.S. government securities	$4,311	$4,311	$—	$—
Other government securities	1,619	—	1,619	—
Public utilities	6,660	—	6,660	—
Corporate securities	29,254	—	29,254	—
Residential mortgage-backed	554	—	554	—
Commercial mortgage-backed	2,029	—	2,029	—
Other asset-backed securities	7,026	—	7,026	—
Equity securities	257	212	43	2
Limited partnerships (1)	18	—	17	1
Policy loans	3,467	—	—	3,467
Freestanding derivative instruments	1,417	—	1,417	—
Cash and cash equivalents	1,799	1,799	—	—
Reinsurance recoverable on market risk benefits	383	—	—	383
Market risk benefit assets	1,664	—	—	1,664
Separate account assets	248,949	—	248,949	—
Total	$309,407	$6,322	$297,568	$5,517

Liabilities
Embedded derivative (assets) liabilities (2)	$1,445	$—	$1,445	$—
Funds withheld payable under reinsurance treaties (3)	3,759	—	—	3,759
Freestanding derivative instruments	41	—	41	—
Market risk benefit liabilities	8,033	—	—	8,033
Total	$13,278	$—	$1,486	$11,792

(1) Excludes $2,234 million of limited partnership investments measured at NAV.

(2) Includes net embedded derivative liabilities of $6 million related to RILA and $1,439 million of fixed index annuities, both included in other contract holder funds on the Consolidated Balance Sheets.

(3) Includes the Athene Embedded Derivative liability of $120 million and funds withheld payable under reinsurance treaties at fair value under the fair value option.

Assets and Liabilities Measured at Fair Value Using Significant Unobservable Inputs (Level 3)

Level 3 Assets and Liabilities by Price Source

The table below presents the balances of Level 3 assets and liabilities measured at fair value with their corresponding pricing sources (in millions, recast for the adoption of LDTI):

	December 31, 2022
Assets	Total	Internal	External
Equity securities	$1	$1	$—
Mortgage loans	582	—	582
Limited partnerships	14	8	6
Policy loans	3,419	3,419	—
Reinsurance recoverable on market risk benefits	221	221	—
Market risk benefit assets	4,865	4,865	—
Total	$9,102	$8,514	$588

Liabilities
Funds withheld payable under reinsurance treaties (1)	$424	$424	$—
Market risk benefit liabilities	5,662	5,662	—
Total	$6,086	$6,086	$—

(1) Includes the Athene Embedded Derivative asset of $3,158 million and funds withheld payable under reinsurance treaties at fair value under the fair value option.

	December 31, 2021
Assets	Total	Internal	External
Equity securities	$2	$1	$1
Limited partnerships	1	1	—
Policy loans	3,467	3,467	—
Reinsurance recoverable on market risk benefits	383	383	—
Market risk benefit assets	1,664	1,664	—
Total	$5,517	$5,516	$1

Liabilities
Funds withheld payable under reinsurance treaties (1)	3,759	3,759	—
Market risk benefit liabilities	8,033	8,033	—
Total	$11,792	$11,792	$—

(1) Includes the Athene Embedded Derivative liability of $120 million and funds withheld payable under reinsurance treaties at fair value under the fair value option.
External pricing sources for securities represent unadjusted prices from independent pricing services and independent indicative broker quotes where pricing inputs are not readily available.

Quantitative Information Regarding Internally-Priced Level 3 Assets and Liabilities

The table below presents quantitative information on internally priced Level 3 assets and liabilities that use significant unobservable inputs (in millions, recast for the adoption of LDTI):

As of December 31, 2022
	Fair Value	Valuation Technique(s)	Significant Unobservable Input(s)	Assumption or Input Range	Impact of Increase in Input on Fair Value
Assets
Reinsurance recoverable on market risk benefits	$221	Discounted cash flow	Mortality(1)	0.01% - 23.33%	Decrease
			Lapse(2)	2.97% - 8.10%	Decrease
			Utilization(3)	0.00% - 20.00%	Increase
			Withdrawal(4)	47.50% - 52.50%	Increase
			Non-performance risk adjustment(5)	0.64% - 2.27%	Decrease
			Long-term Equity Volatility(6)	18.50% - 23.68%	Increase

Market risk benefit assets	$4,865	Discounted cash flow	Mortality(1)	0.01% - 23.33%	Decrease
			Lapse(2)	0.05% - 41.28%	Decrease
			Utilization(3)	0.00% - 100.00%	Increase
			Withdrawal(4)	11.25% - 100.00%	Increase
			Non-performance risk adjustment(5)	0.64% - 2.27%	Decrease
			Long-term Equity Volatility(6)	18.50% - 23.68%	Increase

Liabilities
Market risk benefit liabilities	$5,662	Discounted cash flow	Mortality(1)	0.01% - 23.33%	Decrease
			Lapse(2)	0.05% - 41.28%	Decrease
			Utilization(3)	0.00% - 100.00%	Increase
			Withdrawal(4)	11.25% - 100.00%	Increase
			Non-performance risk adjustment(5)	0.64% - 2.27%	Decrease
			Long-term Equity Volatility(6)	18.50% - 23.68%	Increase

(1)    Mortality rates vary by attained age, tax qualification status, guaranteed benefit election, and duration. The range displayed reflects ages from the minimum issue age for the benefit through age 95, which corresponds to the typical maturity age. A mortality improvement assumption is also applied.
(2)     Base lapse rates vary by contract-level factors, such as product type, surrender charge schedule and optional benefits election. Lapse rates are further adjusted based on the degree to which a guaranteed benefit is in-the-money, with lower lapse applying when benefits are more in-the-money. Lapse rates are also adjusted to reflect lower lapse expectations when guaranteed benefits are utilized.
(3)     The utilization rate represents the expected percentage of contracts that will utilize the benefit through annuitization (GMIB) or commencement of withdrawals (GMWB). Utilization may vary by benefit type, attained age, duration, tax qualification status, benefit provision, and degree to which the guaranteed benefit is in-the-money.
(4)     The withdrawal rate represents the percentage of annual withdrawal assumed relative to the maximum allowable withdrawal amount under the free partial withdrawal provision or the GMWB, as applicable. Free partial withdrawal rates vary based on the product type and duration. Withdrawal rates on contracts with a GMWB vary based on attained age, tax qualification status, GMWB type and GMWB benefit provisions.
(5)    Non-performance risk adjustment is applied as a spread over the risk-free rate to determine the rate used to discount the related cash flows and varies by projection year.
(6)    Long-term equity volatility represents the equity volatility beyond the period for which observable equity volatilities are available.

As of December 31, 2021
	Fair Value	Valuation Technique(s)	Significant Unobservable Input(s)	Assumption or Input Range	Impact of Increase in Input on Fair Value
Assets
Reinsurance recoverable on market risk benefits	$383	Discounted cash flow	Mortality(1)	0.01% - 23.42%	Decrease
			Lapse(2)	3.33% - 9.04%	Decrease
			Utilization(3)	0.00% - 20.00%	Increase
			Withdrawal(4)	37.50% - 45.00%	Increase
			Non-performance risk adjustment(5)	0.11% - 1.50%	Decrease
			Long-term Equity Volatility(6)	18.50% - 22.06%	Increase

Market risk benefit assets	$1,664	Discounted cash flow	Mortality(1)	0.01% - 23.42%	Decrease
			Lapse(2)	0.07% - 30.88%	Decrease
			Utilization(3)	0.00% - 100.00%	Increase
			Withdrawal(4)	11.25% - 100.00%	Increase
			Non-performance risk adjustment(5)	0.11% - 1.50%	Decrease
			Long-term Equity Volatility(6)	18.50% - 22.06%	Increase

Liabilities
Market risk benefit liabilities	$8,033	Discounted cash flow	Mortality(1)	0.01% - 23.42%	Decrease
			Lapse(2)	0.07% - 30.88%	Decrease
			Utilization(3)	0.00% - 100.00%	Increase
			Withdrawal(4)	11.25% - 100.00%	Increase
			Non-performance risk adjustment(5)	0.11% - 1.50%	Decrease
			Long-term Equity Volatility(6)	18.50% - 22.06%	Increase
(1)    Mortality rates vary by attained age, tax qualification status, guaranteed benefit election, and duration. The range displayed reflects ages from the minimum issue age for the benefit through age 95, which corresponds to the typical maturity age. A mortality improvement assumption is also applied.
(2)     Base lapse rates vary by contract-level factors, such as product type, surrender charge schedule and optional benefits election. Lapse rates are further adjusted based on the degree to which a guaranteed benefit is in-the-money, with lower lapse applying when benefits are more in-the-money. Lapse rates are also adjusted to reflect lower lapse expectations when guaranteed benefits are utilized.
(3)     The utilization rate represents the expected percentage of contracts that will utilize the benefit through annuitization (GMIB) or commencement of withdrawals (GMWB). Utilization may vary by benefit type, attained age, duration, tax qualification status, benefit provision, and degree to which the guaranteed benefit is in-the-money.
(4)     The withdrawal rate represents the percentage of annual withdrawal assumed relative to the maximum allowable withdrawal amount under the free partial withdrawal provision or the GMWB, as applicable. Free partial withdrawal rates vary based on the product type and duration. Withdrawal rates on contracts with a GMWB vary based on attained age, tax qualification status, GMWB type and GMWB benefit provisions.
(5)    Non-performance risk adjustment is applied as a spread over the risk-free rate to determine the rate used to discount the related cash flows and varies by projection year.
(6)    Long-term equity volatility represents the equity volatility beyond the period for which observable equity volatilities are available.

Sensitivity to Changes in Unobservable Inputs

The following is a general description of sensitivities of significant unobservable inputs and their impact on the fair value measurement for the assets and liabilities reflected in the tables above.

At December 31, 2022 and 2021, securities of $9 million and $2 million are fair valued using techniques incorporating unobservable inputs and are classified in Level 3 of the fair value hierarchy, respectively. For these assets, their unobservable inputs and ranges of possible inputs do not materially affect their fair valuations and have been excluded from the quantitative information in the tables above.

Policy loans that support funds withheld reinsurance agreements that are held at fair value under the fair value option on the Company’s Consolidated Balance Sheets are excluded from the tables above. These policy loans do not have a stated maturity and the balances, plus accrued investment income, are repaid either by the policyholder or with proceeds from the policy. Due to the collateralized nature of policy loans and unpredictable timing of payments, the Company believes the carrying value of policy loans, which includes accrued investment income, approximates fair value and are classified as Level 3 within the fair value hierarchy.

The fair value of funds withheld payable under the Reassure America Life Insurance Company ("REALIC") reinsurance treaties, is determined based upon the fair value of the funds withheld investments held by the Company and is excluded from the tables above. The funds withheld payable under the Athene reinsurance treaty includes the Athene embedded derivative which is measured at fair value. The valuation of the embedded derivative utilizes a total return swap technique which incorporates the fair value of the invested assets supporting the reinsurance agreement as a component of the valuation. As a result, these valuations for the funds withheld payable under the REALIC reinsurance treaties and the Athene embedded derivative require certain significant inputs which are generally not observable and, accordingly, the valuation is considered Level 3 in the fair value hierarchy.

The GMIB reinsurance recoverable fair value calculation is based on the present value of future cash flows comprised of future expected reinsurance benefit receipts, less future attributed premium payments to reinsurers, over the lives of the contracts. Estimating these cash flows requires actuarially determined assumptions related to expectations concerning policyholder behavior and long-term market volatility. The more significant policyholder behavior actuarial assumptions include benefit utilization, fund allocation, lapse, and mortality.

The MRB asset and liability fair value calculation is based on the present value of future cash flows comprised of future expected benefit payments, less future attributed fees (if applicable), over the lives of the contracts. Estimating these cash flows requires numerous estimates and subjective judgments related to capital market inputs, as well as actuarially determined assumptions related to expectations concerning policyholder behavior. The more significant actuarial assumptions include benefit utilization by policyholders, lapse, mortality, and withdrawal rates. Best estimate assumptions plus risk margins are used as applicable.

The tables below, recast for the adoption of LDTI, provide roll-forwards for the years ended December 31, 2022 and 2021 of the financial instruments for which significant unobservable inputs (Level 3) are used in the fair value measurement. Gains and losses in the tables below include changes in fair value due partly to observable and unobservable factors. The Company utilizes derivative instruments to manage the risk associated with certain assets and liabilities. However, the derivative instruments hedging the related risks may not be classified within the same fair value hierarchy level as the associated assets and liabilities. Therefore, the impact of the derivative instruments reported in Level 3 may vary significantly from the total income effect of the hedged instruments.

			Total Realized/Unrealized Gains (Losses) Included in
					Purchases,
		Fair Value			Sales,	Transfers	Fair Value
		as of		Other	Issuances	in and/or	as of
		January 1,	Net	Comprehensive	and	(out of)	December 31,
December 31, 2022		2022	Income	Income	Settlements	Level 3	2022
Assets
	Equity securities	2	(1)	—	—	—	1
	Mortgage loans	—	(7)	—	589	—	582
	Limited partnerships	1	(1)	—	—	14	14
	Reinsurance recoverable on market risk benefits	383	(162)	—	—	—	221
	Market risk benefit assets	1,664	3,201	—	—	—	4,865
	Policy loans	3,467	29	—	(77)	—	3,419

Liabilities
	Funds withheld payable under reinsurance treaties	$(3,759)	$3,249	$—	$86	$—	$(424)
	Market risk benefit liabilities	$(8,033)	$497	$1,874	$—	$—	$(5,662)

			Total Realized/Unrealized Gains (Losses) Included in
					Purchases,
		Fair Value			Sales,	Transfers	Fair Value
		as of		Other	Issuances	in and/or	as of
		January 1,	Net	Comprehensive	and	(out of)	December 31,
December 31, 2021		2021	Income	Income	Settlements	Level 3	2021
Assets
	Equity securities	$2	$—	$—	$—	$—	$2
	Limited partnerships	1	—	—	—	—	1
	Reinsurance recoverable on market risk benefits	472	(89)	—	—	—	383
	Market risk benefit assets	690	974	—	—	—	1,664
	Policy loans	3,454	(2)	—	15	—	3,467

Liabilities
	Funds withheld payable under reinsurance treaties	$(4,453)	$708	$—	$(14)	$—	$(3,759)
	Market risk benefit liabilities	(10,690)	3,081	(424)	—	—	(8,033)

The components of the amounts included in purchases, sales, issuances and settlements for the years ended December 31, 2022 and 2021 shown above are as follows (in millions):

December 31, 2022	Purchases	Sales	Issuances	Settlements	Total
Assets
Mortgage loans	$632	$(43)	$—	$—	$589
Policy loans	—	—	215	(292)	(77)
Total	$632	$(43)	$215	$(292)	$512

Liabilities
Funds withheld payable under reinsurance treaties	$—	$—	$(222)	$308	$86

December 31, 2021	Purchases	Sales	Issuances	Settlements	Total
Assets
Policy loans	$—	$—	$261	$(246)	$15

Liabilities
Funds withheld payable under reinsurance treaties	$—	$—	$(468)	$454	$(14)

In 2022 and 2021, there were $14 million and nil transfers from NAV equivalent to Level 3, respectively. In 2022 and 2021, there were no transfers from Level 3 to Level 2. In 2022 and 2021, there were no transfers from Level 2 to Level 3, respectively.

The portion of gains (losses) included in net income (loss) or other comprehensive income (loss) ("OCI") attributable to the change in unrealized gains and losses on Level 3 financial instruments still held was as follows (in millions, recast for the adoption of LDTI):

	Year Ended December 31,
	2022		2021
	Included in Net Income	Included in OCI	Included in Net Income	Included in OCI
Assets
Equity securities	$(1)	$—	$—	$—
Mortgage loans	(7)	—	—	—
Limited partnerships	(1)	—	—	—
Reinsurance recoverable on market risk benefits	(162)	—	(89)	—
Market risk benefit assets	3,201	—	974	—
Policy loans	29	—	(2)	—

Liabilities
Funds withheld payable under reinsurance treaties	$3,249	$—	$708	$—
Market risk benefit liabilities	497	1,874	3,081	(424)

Fair Value of Financial Instruments Carried at Other Than Fair Value

The following is a discussion of the methodologies used to determine fair values of the financial instruments measured on a nonrecurring basis reported in the following table.

Mortgage Loans

Fair values are generally determined by discounting expected future cash flows at current market interest rates, inclusive of a credit spread, for similar quality loans. For loans whose value is dependent on the underlying property, fair value is the estimated value of the collateral. Certain characteristics considered significant in determining the spread or collateral value may be based on internally developed estimates. As a result, these investments have been classified as Level 3 within the fair value hierarchy.

Mortgage loans held under the funds withheld reinsurance agreement are valued using third-party pricing services, which may use economic inputs, geographical information, and property specific assumptions in deriving the fair value price. The Company reviews the valuations from these pricing providers to ensure they are reasonable. Due to lack of observable inputs, these investments have been classified as Level 3 within the fair value hierarchy.

Policy Loans

Policy loans are funds provided to policyholders in return for a claim on the policies values and function like demand deposits which are redeemable upon repayment, death or surrender, and there is only one market price at which the transaction could be settled – the then current carrying value. The funds provided are limited to the cash surrender value of the underlying policy. The nature of policy loans is to have a negligible default risk as the loans are fully collateralized by the value of the policy. Policy loans do not have a stated maturity and the balances and accrued interest are repaid either by the policyholder or with proceeds from the policy. Due to the collateralized nature of policy loans and unpredictable timing of payments, the Company believes the carrying value of policy loans approximates fair value. The non-reinsurance related component of policy loans has been classified as Level 3 within the fair value hierarchy.

FHLBI Capital Stock

FHLBI capital stock, which is included in other invested assets, can only be sold to FHLBI at a constant price of $100 per share. Due to the lack of valuation uncertainty, the investment has been classified as Level 1.

Other Contract Holder Funds

Fair values for immediate annuities without mortality features are derived by discounting the future estimated cash flows using current market interest rates for similar maturities. Fair values for deferred annuities, including the fixed option on variable annuities, fixed annuities, fixed index annuities and RILAs, are determined using projected future cash flows discounted at current market interest rates.

Fair values for guaranteed investment contracts are based on the present value of future cash flows discounted at current market interest rates.

Fair values for trust instruments supported by funding agreements are based on the present value of future cash flows discounted at current market interest rates.

Fair values of the FHLB funding agreements are based on the present value of future cash flows discounted at current market interest rates.

Funds Withheld Payable Under Reinsurance Treaties

The fair value of the funds withheld payable is equal to the fair value of the assets held as collateral, which primarily consists of bonds, mortgages, limited partnerships, and cash and cash equivalents. The fair value of the assets generally uses industry standard valuation techniques as described above and the funds withheld payable components are valued consistent with the assets in the fair value hierarchy.

Debt

Fair values for the Company’s surplus notes and long-term debt are generally determined by prices obtained from independent broker dealers or discounted cash flow models. Such prices are derived from market observable inputs and are classified as Level 2. The Squire Surplus Note, as described in Note 13, is set equal to the carrying value and is classified as Level 3.

Securities Lending Payable

The Company’s securities lending payable is set equal to the cash collateral received. Due to the short-term nature of the loans, carrying value is a reasonable estimate of fair value and is classified as Level 2.

FHLB Advances

Carrying value of the Company’s FHLB advances, which are included in other liabilities, is considered a reasonable estimate of fair value due to their short-term maturities and are classified as Level 2.

Repurchase Agreements

Carrying value of the Company’s repurchase agreements is considered a reasonable estimate of fair value due to their short-term maturities and are classified as Level 2.

Separate Account Liabilities

The values of separate account liabilities are set equal to the values of separate account assets, which are comprised of investments in mutual funds that transact regularly, but do not trade in active markets as they are not publicly available, and, are categorized as Level 2.

The table below presents the carrying amount and fair value by fair value hierarchy level of certain financial instruments that are not reported at fair value (in millions):

	December 31, 2022
		Fair Value
	Carrying Value	Total	Level 1	Level 2	Level 3
Assets
Mortgage loans	$10,967	$10,259	$—	$—	$10,259
Policy loans	957	957	—	—	957
FHLBI capital stock	146	146	146	—	—
Receivables from affiliates	179	179	—	—	179

Liabilities
Annuity reserves (1)	$36,008	$31,077	$—	$—	$31,077
Reserves for guaranteed investment contracts (2)	1,128	1,099	—	—	1,099
Trust instruments supported by funding agreements (2)	5,887	5,760	—	—	5,760
FHLB funding agreements (2)	2,004	2,104	—	—	2,104
Funds withheld payable under reinsurance treaties (3)	22,533	22,533	—	—	22,533
Debt	470	492	—	334	158
Securities lending payable	33	33	—	33	—
Repurchase agreements	1,012	1,012	—	1,012	—
Separate account liabilities (4)	195,906	195,906	—	195,906	—

	December 31, 2021
		Fair Value
	Carrying Value	Total	Level 1	Level 2	Level 3
Assets
Mortgage loans	$11,482	$11,910	$—	$—	$11,910
Policy loans	1,007	1,007	—	—	1,007
FHLBI capital stock	125	125	125	—	—
Receivables from affiliates	197	197	—	—	197

Liabilities
Annuity reserves (1)	$36,084	$44,391	$—	$—	$44,391
Reserves for guaranteed investment contracts (2)	894	923	—	—	923
Trust instruments supported by funding agreements (2)	5,986	6,175	—	—	6,175
FHLB funding agreements (2)	1,950	1,938	—	—	1,938
Funds withheld payable under reinsurance treaties	24,533	24,533	537	19,127	4,869
Debt	494	563	—	386	177
Securities lending payable	14	14	—	14	—
Repurchase agreements	1,572	1,572	—	1,572	—
Separate account liabilities (4)	248,949	248,949	—	248,949	—

(1) Annuity reserves represent only the components of other contract holder funds that are considered to be financial instruments. The fair value amounts shown in the table for 2021 have been revised for an immaterial error related to the historical disclosure for annuity reserves not reported at fair value within the Fair Value Measurement note to the Consolidated Financial Statements. The prior period error did not impact the Consolidated Balance Sheets.

(2) Included as a component of other contract holder funds on the Consolidated Balance Sheets.
(3) Excludes $715 million of limited partnership investments measured at NAV at December 31, 2021.
(4) The values of separate account liabilities are set equal to the values of separate account assets.

7.    Deferred Acquisition Costs and Deferred Sales Inducements

Deferred Acquisition Costs - Post the Adoption of LDTI

Certain costs that are directly related to the successful acquisition of new or renewal insurance business are capitalized as deferred acquisition costs in the period they are incurred. These costs primarily pertain to commissions and certain costs associated with policy issuance and underwriting. All other acquisition costs are expensed as incurred.

Contracts are grouped into cohorts by contract type and issue year. For traditional and limited-payment insurance contracts, contracts are grouped consistent with the groupings used in estimating the associated liability. Deferred acquisition costs are amortized into expense on a constant level basis over the expected term of the grouped contracts. For traditional and limited-payment insurance contracts, amortization is determined based on projected in force amounts. For non-traditional contracts, amortization is determined based on projected policy counts.

The expected term used to amortize deferred acquisition costs is determined using best estimate assumptions, including mortality and persistency, consistent with the best estimate assumptions used to determine the reserve for future policy benefits, market risk benefits, and additional liabilities for applicable contracts. For amortization of deferred acquisition costs related to contracts without these balances, assumptions used to determine expected term are developed in a similar manner. The amortization rate is determined using all information available as of the end of the reporting period, including actual experience and any assumption updates. Annually, or as circumstances warrant, a comprehensive review of assumptions is conducted, and assumptions are revised as appropriate. If assumptions are revised, the amortization rate is calculated using revised assumptions such that the effect of revised assumptions is recognized prospectively as of the beginning of that reporting period.

Unamortized deferred acquisition costs are written off when a contract is internally replaced and substantially changed. Substantially unchanged contracts are treated as a continuation of the replaced contract, with no change to the unamortized deferred acquisition costs at the time of the replacement.

The following table presents the roll-forward of the deferred acquisition costs (in millions). The current period amortization is based on the end of the period estimates of mortality and persistency. The amortization pattern is revised on a prospective basis at the beginning of the period based on the period’s actual experience.

	Years Ended December 31,
	2022	2021(1)
Variable Annuities
Balance, beginning of period	$13,364	$13,725
Change in accounting principle	—	151
Deferrals of acquisition costs	544	779
Amortization	(1,209)	(1,291)
Variable Annuities balance, end of period	$12,699	$13,364

Reconciliation of total deferred acquisition costs
Variable Annuities balance, end of period	$12,699	$13,364
Other product lines, end of period	219	155
Total balance, end of period	$12,918	$13,519
(1) See Note 2 of the Notes to Consolidated Financial Statements for the transition to LDTI impact to the 2021 beginning of period balance for DAC .
The assumptions used in the amortization of deferred acquisition costs consists of mortality and persistency. We have undertaken a comprehensive review of the assumptions used in the amortization of deferred acquisition costs, and we did not make any changes to the mortality or persistency as our current assumptions were materially consistent with our actual experience.

Deferred Acquisition Costs - Prior to the Adoption of LDTI
Under prior accounting guidance, certain costs that were directly related to the successful acquisition of new or renewal insurance business were capitalized as DAC. These costs primarily pertained to commissions and certain costs associated with policy issuance and underwriting. All other acquisition costs were expensed as incurred.

DAC are increased by interest thereon and amortized into income in proportion to anticipated premium revenues for traditional life policies and in proportion to estimated gross profits, including net gains (losses) on derivatives and investments, for annuities and interest-sensitive life products. Due to volatility of certain factors that affect gross profits, including net gains (losses) on derivatives and investments, amortization may be a benefit or a charge in any given period. In the event of negative amortization, the related DAC balance is capped at the initial amount capitalized, plus interest. Unamortized DAC are written off when a contract is internally replaced and substantially changed. DAC is reviewed periodically to ensure that the unamortized portion does not exceed the expected recoverable amounts. The Company’s accounting policy includes reinsurance balances when evaluating recoverability of DAC. Any amount deemed unrecoverable is written off with a charge through DAC amortization. See below for discussion related to the Athene Reinsurance Transaction write-off in 2020.

As available-for-sale debt securities are carried at fair value, an adjustment was made to DAC equal to the change in amortization that would have occurred if such securities had been sold at their stated fair value and the proceeds reinvested at current yields. This adjustment, along with the change in net unrealized gains (losses) on available-for-sale debt securities, net of applicable tax, was credited or charged directly to equity as a component of other comprehensive income.

For variable annuity business, the Company employed a mean reversion methodology that was applied with the objective of adjusting the amortization of DAC that would otherwise have been highly volatile due to fluctuations in the level of future gross profits arising from changes in equity market levels. The mean reversion methodology achieved this objective by applying a dynamic adjustment to the assumption for short-term future investment returns.

The Company evaluated the recoverability of previously established DAC assets in accordance with ASC 944-30-35-22. The Company determined it was appropriate to immediately write-off the remaining DAC on the business reinsured to Athene as no future profits will be recognized on this business at this aggregated level of recoverability testing. Accordingly, amortization of DAC for the year ended December 31, 2020 included a write-off of $626 million, related to the blocks of fixed and fixed-index annuity business, as a result of the Athene Reinsurance Transaction. See Note 8 of the Notes to Consolidated Financial Statements for a description of the Athene Reinsurance Transaction.

The following table presents the roll-forward of deferred acquisition costs (in millions) prior to the adoption of LDTI:

Year Ended December 31,
2020
Balance, beginning of period	$12,334
Deferrals of acquisition costs	739
Amortization	534
Unrealized investment (gains) losses	290
Balance, end of period	13,897

Deferred Sales Inducements - Post the Adoption of LDTI

Certain sales inducement costs that are directly related to the successful acquisition of new or renewal insurance business are capitalized as DSI. Bonus interest on deferred fixed annuities and contract enhancements on fixed index annuities and variable annuities are capitalized as DSI and included in other assets.

Contracts are grouped into cohorts by contract type and issue year consistent with the groupings used in estimating the associated liability. DSI are amortized into expense on a constant level basis over the expected term of the grouped contracts. For traditional and limited-payment insurance contracts, amortization is determined based on projected in force amounts. For non-traditional contracts, amortization is determined based on projected policy counts.

The expected term used to amortize DSI is determined using best estimate assumptions, including mortality and persistency, consistent with the best estimate assumptions used to determine the reserve for future policy benefits, market risk benefits, and additional liabilities for applicable contracts. For amortization of DSI related to contracts without these balances, assumptions used to determine expected term are developed in a similar manner. The amortization rate is determined using all information available as of the end of the reporting period, including actual experience and any assumption updates. Annually, or as circumstances warrant, a comprehensive review of assumptions is conducted, and assumptions are revised as appropriate. If assumptions are revised, the amortization rate is calculated using revised assumptions such that the effect of revised assumptions is recognized prospectively as of the beginning of that reporting period.

Unamortized DSI are written off when a contract is internally replaced and substantially changed. Substantially unchanged contracts are treated as a continuation of the replaced contract, with no change to the unamortized DSI at the time of the replacement.

The balances of and changes in deferred sales inducements, which are reported in other assets, were as follows (in millions):

	Years Ended December 31,
	2022	2021
Balance, beginning of year	$80	$77
Change in accounting principle	—	3
Deferrals of sales inducements	4	8
Amortization	(8)	(8)
Balance, end of year	76	80
Deferred Sales Inducements - Prior to the Adoption of LDTI
Certain sales inducement costs that were directly related to the successful acquisition of new or renewal insurance business were capitalized as DSI. Bonus interest on deferred fixed annuities and contract enhancements on fixed index annuities and variable annuities were capitalized as DSI and included in other assets. DSI were increased by interest thereon and amortized into income in proportion to estimated gross profits, including net gains (losses) on derivatives and investments. DSI were reviewed periodically to ensure that the unamortized portion does not exceed the expected recoverable amounts. Any amount deemed unrecoverable was written off with a charge through DSI amortization.
The Company evaluated the recoverability of previously established DSI assets in accordance with ASC 944-30-35-22. The Company determined it was appropriate to immediately write-off the remaining DSI costs on the business reinsured to Athene as no future profits will be recognized on this business at this aggregated level of recoverability testing. Accordingly, amortization of DSI costs for the year ended December 31, 2020, included a write-off of $138 million, related to the blocks of fixed and fixed-index annuity business, as a result of the Athene Reinsurance Transaction.
The balances of and changes in deferred sales inducements, which are reported in other assets, prior to the adoption of LDTI were as follows (in millions):

Year Ended December 31,
2020
Balance, beginning of year	$130
Deferrals of sales inducements	3
Amortization	(144)
Unrealized investment losses (gains)	88
Balance, end of year	77

8.     Reinsurance

The Company assumes and cedes reinsurance from and to other insurance companies to limit losses from large exposures. However, if the reinsurer is unable to meet its obligations, the originating issuer of the coverage retains the liability. The Company reinsures certain of its risks to other reinsurers under a coinsurance, coinsurance with funds withheld, modified coinsurance, or yearly renewable term basis. The Company regularly monitors the financial strength ratings of its reinsurers.

Athene Reinsurance

Jackson has ceded a block of fixed and fixed index annuity contracts on a 100% coinsurance with funds withheld agreement with Athene. The funds withheld investments, which primarily consist of bonds, mortgage loans, limited partnerships, and cash and cash equivalents, are maintained in a segregated account and are subject to an investment management agreement between Jackson and Apollo Insurance Solutions Group LP (“Apollo”), which merged with Athene in 2022.

To further support its obligations under the Coinsurance Agreement, Athene procured $1.2 billion in letters of credit for Jackson’s benefit and established a trust account for Jackson’s benefit, which had a book value of approximately $212 million at December 31, 2022.

The Athene Reinsurance Agreement required Jackson to establish a segregated account in which the investments supporting the ceded obligations are maintained. While the economic benefits of the investments flow to Athene, Jackson retains physical possession and legal ownership of the investments supporting the reserve. Upon closing of the transaction, Jackson placed investments into the segregated account with a statutory book value of $25.6 billion. The investments maintained in the segregated account are valued at statutory carrying value for purposes of determining periodic settlement amounts under the Athene Reinsurance Agreement. Further, the investments in the segregated account are not available to settle any policyholder obligations other than those specifically covered by the Athene Reinsurance Agreement and are not available to settle obligations to general creditors of Jackson. The profit and loss with respect to obligations ceded to Athene are included in periodic net settlements pursuant to the Athene Reinsurance Agreement.

As a result of this transaction, which occurred in 2020, prior to the adoption of LDTI, the Company evaluated the recoverability of previously established deferred acquisition costs, deferred sales inducement assets, and of cost of reinsurance assets in accordance with ASC 944-30-35-22. The Company’s accounting policy includes reinsurance balances when evaluating recoverability of DAC and DSI. Accordingly, the Company determined it was appropriate to immediately write-off the remaining DAC, DSI and the cost of reinsurance on the business reinsured to Athene as no future profits will be recognized on this business at this aggregated level of recoverability testing.

The following table summarizes the impact of the Athene Reinsurance Transaction on the Consolidated Income Statements (in millions):

December 31, 2020
Contractual ceding commission	$1,202
Cost of reinsurance write-off (1)	(2,520)
DAC and DSI write-off	(764)
Total pretax loss on Athene Reinsurance Transaction	$(2,082)
(1) Cost of reinsurance reflects the net impact of the fair value of assets of $30.1 billion and ceded reserves of $27.6 billion.

Pursuant to the Athene Reinsurance Agreement, the Company holds certain assets as collateral. At December 31, 2022 and 2021, assets held as collateral in the segregated custody account were $19.4 billion and $25.4 billion, respectively.

Swiss Re Reinsurance

Jackson has three retrocession reinsurance agreements (“retro treaties”) with Swiss Reinsurance Company Ltd. (“SRZ”). Pursuant to these retro treaties, Jackson ceded to SRZ on a 100% coinsurance with funds withheld basis, subject to pre-existing reinsurance with other parties, certain blocks of business. As a result of the reinsurance agreements with SRZ, Jackson withholds certain assets, primarily in the form of policy loans and debt securities, as collateral for the reinsurance recoverable.

The Company has also acquired certain blocks of business that are closed to new business and wholly ceded to non-affiliates. These include both direct and assumed accident and health business, direct and assumed life insurance business, and certain institutional annuities.

GMIB Reinsurance

The Company’s guaranteed minimum income benefits (GMIBs) are reinsured with an unrelated party. GMIB reinsured benefits are subject to aggregate annual claim limits. Deductibles also apply on reinsurance of GMIB business issued since March 1, 2005. The Company discontinued offering the GMIB in 2009.

Assumed and Ceded Premiums and Benefit Paid or Provided

Assumed and ceded premiums and benefits paid or provided are accounted for on bases consistent with those used in accounting for the original policies issued and the terms of the reinsurance contracts. Premium income and benefit expenses are reported net of reinsurance assumed and ceded.

The effect of reinsurance on premiums and benefits was as follows (in millions, recast for the adoption of LDTI for 2022 and 2021):

	For the Years Ended December 31,
	2022	2021	2020
Premiums
Direct	$360	$407	$336
Assumed	40	42	47
Ceded	(291)	(327)	(226)
Total premium	$109	$122	$157

Benefits
Direct	$1,687	$1,466	$1,568
Assumed	868	879	749
Ceded	(920)	(827)	(663)
Change in reserves, net of reinsurance	(600)	(614)	(341)
Total benefits	$1,035	$949	$1,313

Reinsurance Recoverables and Reinsured Market Risk Benefits

Ceded reinsurance agreements are reported on a gross basis on the Company’s Consolidated Balance Sheets as an asset for amounts recoverable from reinsurers or as a component of other assets or liabilities for amounts, such as premiums, owed to or due from reinsurers.

Reinsurance recoverables relating to reinsurance of traditional and limited-payment contracts are required to be recognized and measured in a manner consistent with the liabilities relating to the underlying reinsured contracts, including using consistent assumptions. Reinsurance contracts may be executed subsequent to the direct contract issue dates, and market interest rates may have changed between the date that the underlying insurance contracts were issued and the date the reinsurance contract is recognized in the financial statements, resulting in the underlying discount rate differing between the direct and reinsured business.

The Company regularly monitors the financial strength ratings of its reinsurers. At December 31, 2022 and 2021, the Company had ACL of $15 million and $12 million, respectively, on its reinsurance recoverables, which are reported net of ACL on the Consolidated Balance Sheets. The ACL considers the credit quality of the reinsurer and is generally determined based on probability of default and loss given default assumptions, after considering any applicable collateral arrangements. For reinsurance recoverables that are collateralized, and the amount of collateral is expected to be adjusted as necessary as a result of fair value changes in the collateral, the Company determines that the expectation of nonpayment of the carrying value of the reinsurance recoverable is zero. If the fair value of the collateral at the reporting date is less than the carrying value of the reinsurance recoverable, the Company recognizes an ACL on the difference between the fair value of the collateral at the reporting date and the carrying value of the reinsurance recoverable. Additions to or releases of the ACL are reported in death, other policyholder benefits, and changes in reserves, net of deferrals in the Consolidated Income Statements.

Reinsurance recoverable on market risk benefits are recognized at fair value. The change in the fair value of reinsurance recoverable on market risk benefits, including the change in fair value due to the change in third-party credit risk (i.e., credit risk of the reinsurer), is recognized in current period earnings within market risk benefit (gains) losses, net.

The Company’s reinsurance contract that cedes only the GMIB elected on certain variable annuity products is classified as a reinsurance recoverable on market risk benefits. These reinsured MRBs may have direct MRB balances recorded as either assets or liabilities; however, because of the unit of account for the reinsured MRB is the reinsurance contract, the ceded MRB is presented in total within reinsurance recoverable on market risk benefits. The fees used to determine the fair value of the reinsurance recoverable on market risk benefits are those defined in the reinsurance contract.

Guaranteed benefits related to the optional lifetime income rider offered on certain fixed index annuities are market risk benefits that are reinsured with Athene. The reinsured market risk benefit is measured using a non-option valuation approach which uses cash flow assumptions and an attributed fee ratio consistent with those used to measure the market risk benefit on the direct contract and a discount rate that considered the reinsurer’s credit risk. The attributed fee is locked-in at inception of the contract.

Components of the Company’s reinsurance recoverable excluding market risk benefits were as follows (in millions, recast for the adoption of LDTI):

	December 31,
	2022	2021
Reserves:
Life	$5,321	$5,741
Accident and health	482	712
Other annuity benefits (1)	22,478	25,580
Claims liability and other	795	844
Total	$29,076	$32,877
(1)     Other annuity benefits primarily attributable to fixed and fixed index annuities reinsured with Athene.

Components of the Company’s reinsurance recoverable on market risk benefits were as follows (in millions, recast for the adoption of LDTI):

	December 31,
	2022	2021
Variable annuity	$183	$284
Other product lines	38	99
Total	$221	$383

Reinsurance and Funds Withheld Payable Under Reinsurance Treaties

Under the reinsurance agreement with Athene and the retro treaties with SRZ, the Company maintains ownership of the underlying investments instead of transferring them to the reinsurer and, as a result, records a funds withheld liability payable to the reinsurer. Investment returns earned on withheld assets are paid by the Company to the reinsurer, pursuant to the terms of the agreements. Investment income and net gains (losses) on derivatives and investments are reported net of gains or losses on the funds withheld payable under reinsurance treaties.

The amounts credited to reinsurers on the funds withheld payable is based on the return earned on those assets which is subject to the credit risk of the original issuer of the instrument rather than Jackson’s own creditworthiness, which results in an embedded derivative (total return swap).

Funds withheld under reinsurance agreement with Athene
The Company recognizes a liability for the embedded derivative related to the funds withheld under the reinsurance agreement with Athene within funds withheld payable under reinsurance treaties in the Consolidated Balance Sheets. The embedded derivative is measured at fair value with changes in fair value reported in net gains (losses) on derivatives and investments in the Consolidated Income Statements. At inception of the reinsurance agreement with Athene, the fair value of the withheld investments differed from their book value and, accordingly, while the investments are held, the amortization of this difference is reported in net gains (losses) on derivatives and investments in the Consolidated income Statements.

Funds withheld under reinsurance agreements with SRZ
At execution of the retro treaties with SRZ, the Company elected the fair value option for the withheld assets, as well as the related funds withheld payable. Accordingly, the embedded derivative is not bifurcated or separately measured. The funds withheld payable is measured at fair value with changes in fair value reported in net gains (losses) on derivatives and investments. The fair value of the funds withheld payable is equal to the fair value of the assets held as collateral.

The following assets and liabilities were held in support of reserves associated with the Company’s funds withheld reinsurance agreements and were reported in the respective financial statement line items in the Consolidated Balance Sheets (in millions):

	December 31,
	2022	2021
Assets
Debt securities, available-for-sale	$13,622	$19,094
Debt securities, at fair value under the fair value option	159	164
Equity securities	77	116
Mortgage loans	4,127	4,739
Mortgage loans, at fair value under the fair value option	582	—
Policy loans	3,435	3,483
Freestanding derivative instruments, net	78	37
Other invested assets	793	715
Cash and cash equivalents	260	438
Accrued investment income	166	162
Other assets and liabilities, net	(73)	(56)
Total assets (1)	$23,226	$28,892

Liabilities
Funds held under reinsurance treaties (2)	$22,957	$29,007
Total liabilities	$22,957	$29,007
(1)     Certain assets are reported at amortized cost while the fair value of those assets is reported in the embedded derivative in the funds withheld liability.
(2)     Includes funds withheld embedded derivative asset (liability) of $3,158 million and $(120) million at December 31, 2022 and 2021, respectively.

The sources of income related to funds withheld under reinsurance treaties reported in net investment income in the Consolidated Income Statements were as follows (in millions):

	Years Ended December 31,
	2022	2021	2020
Debt securities (1)	$680	$762	$490
Equity securities	(34)	5	2
Mortgage loans (2)	231	179	51
Policy loans	312	314	315
Limited partnerships	149	35	—
Other investment income	1	—	—
Total investment income on funds withheld assets	1,339	1,295	858
Other investment expenses on funds withheld assets (3)	(85)	(107)	(66)
Total net investment income on funds withheld reinsurance treaties	$1,254	$1,188	$792

(1) Includes $(10) million, $(3) million, and $2 million for the years ended December 31, 2022, 2021 and 2020, respectively, related to the change in fair value for securities carried under the fair value option.
(2) Includes $(7) million for the year ended December 31, 2022, and nil for the years ended December 31, 2021 and 2020 respectively, related to the change in fair value for mortgage loans carried under the fair value option.
(3)    Includes management fees.

The gains and losses on funds withheld reinsurance treaties as a component of net gains (losses) on derivatives and investments in the Consolidated Income Statements were as follows (in millions):

	For the Years Ended December 31,
	2022	2021	2020
Available-for-sale securities
Realized gains on sale	$43	$536	$2,074
Realized losses on sale	(54)	(52)	(12)
Credit loss expense	(26)	(1)	—
Gross impairments	—	—	(2)
Credit loss expense on mortgage loans	15	23	(47)
Other	(62)	(29)	4
Net gains (losses) on non-derivative investments	(84)	477	2,017
Net gains (losses) on derivative instruments	93	58	(228)
Net gains (losses) on funds withheld payable under reinsurance treaties (1)	2,177	(556)	(1,349)
Total net gains (losses) on derivatives and investments	$2,186	$(21)	$440

(1) Includes the Athene Embedded Derivative gain (loss) of $3,278 million, $707 million and $(827) million for the years ended December 31, 2022, 2021 and 2020, respectively.

9.    Reserves for Future Policy Benefits and Claims Payable

This note is recast for the adoption of LDTI for 2022 and 2021.

Reserves for Future Policy Benefits

For non-participating traditional and limited-payment insurance contracts, the reserve for future policy benefits represents the present value of estimated future policy benefits to be paid to or on behalf of policyholders in future periods and certain related expenses less the present value of estimated future net premiums.

Reserves for future policy benefits for non-participating traditional and limited-payment insurance contracts are measured using the net premium ratio (NPR) measurement model. The NPR measurement model accrues for future policy benefits in proportion to the premium revenue recognized. The reserve for future policy benefits is derived from the Company's best estimate of future net premium and future benefits and expenses, which is based on best estimate assumptions including mortality, persistency, claims expense, and discount rate. On an annual basis, or as circumstances warrant, we conduct a comprehensive review of our current best estimate assumptions based on our experience, industry benchmarking, and other factors, as applicable. Expense assumptions are updated based on estimates of expected non-level costs, such as termination or settlement costs, and costs after the premium-paying period and exclude acquisition costs or any costs that are required to be charged to expenses as incurred. Updates to assumptions are applied on a retrospective basis, and the change in the reserve for future policy benefits resulting from updates to assumptions is reported separately on the Consolidated Income Statements within the (Gain) loss from updating future policy benefits cash flow assumptions, net. Each reporting period the reserve for future policy benefits is updated to reflect actual experience to date.

The Company establishes cohorts, which are product groupings used to measure reserves for future policy benefits. In determining cohorts, the Company considered both qualitative and quantitative factors, including the issue year, type of product, product features, and legal entity.

The discount rate used to estimate reserves for future policy benefits is consistent with an upper-medium grade (low-credit risk) fixed-income corporate instrument yield, which has been interpreted to represent a single-A corporate instrument yield. This discount rate curve is determined by fitting a parametric function to yields to maturity and related times to maturity of market observable single-A rated corporate instruments. The discount rate used to recognize interest accretion on the reserves for future policy benefits is locked at the initial measurement of the cohort. Each reporting period, the reserve for future policy benefits is remeasured using the current discount rate. The difference between the reserve calculated using the current discount rate and the reserve calculated using the locked-in discount rate is recorded in other comprehensive income.

For limited-payment insurance contracts, premiums are paid over a period shorter than the period over which benefits are provided. Gross premiums received in excess of the net premium are deferred and recognized as a deferred profit liability ("DPL"). The DPL is included within the reserve for future policy benefits and profits are recognized in income as a component of benefit expenses on a constant relationship with the amount of expected future benefit payments. Interest is accreted on the balance of the DPL using the discount rate locked in at the initial measurement of the cohort. Measurement of the DPL uses best estimate assumptions for mortality. These assumptions are similarly subject to the annual review process discussed above.

Additional Liabilities - Universal Life-type

For universal life-type insurance contracts, a liability is recognized for the policyholder’s account value as discussed further in Note 10 of the Notes to Consolidated Financial Statements. Where these contracts provide additional benefits beyond the account balance or base insurance coverage that are not market risk benefits or embedded derivatives, liabilities in addition to the policyholder’s account value are recognized. These additional liabilities for annuitization, death and other insurance benefits are reported within reserves for future policy benefits and claims payable. The methodology uses a benefit ratio defined as a constant percentage of the assessment base. This ratio is multiplied by current period assessments to determine the reserve accrual for the period. The assumptions used in the measurement of the additional liabilities for annuitization, death and other insurance benefits are based on best estimate assumptions including mortality, persistency, investment returns, and discount rates. These assumptions are similarly subject to the annual review process discussed above. As available-for-sale debt securities are carried at fair value, an adjustment is made to these additional liabilities equal to the change in liability that would have occurred if such securities had been sold at their stated fair value and the proceeds reinvested at current yields. This adjustment, along with the change in net unrealized gains (losses) on available-for-sale debt securities, net of applicable tax, is credited or charged directly to equity as a component of other comprehensive income.

See Note 10 of the Notes to Consolidated Financial Statements for more information regarding other contract holder funds.

Other Future Policy Benefits and Claims Payable

In conjunction with a prior acquisition, the Company recorded a fair value adjustment at acquisition related to certain annuity and interest-sensitive liability blocks of business to reflect the cost of the interest guarantees within the in-force liabilities, based on the difference between the guaranteed interest rate and an assumed new money guaranteed interest rate at acquisition. This adjustment is included in other future policy benefits and claims payable as disclosed in the table below. This liability is remeasured at the end of each period, taking into account changes in the in-force block. Any resulting change in the liability is recorded as a Gain (loss) from updating future policy benefits cash flow assumptions, net through the Consolidated Income Statements.

In addition, annuity and life claims liabilities in course of settlement are included in other future policy benefits and claims payable as disclosed in the table below.

The following table summarizes the Company’s reserves for future policy benefits and claims payable balances (in millions):

	December 31,
	2022	2021
Reserves for future policy benefits
Payout Annuities	$1,037	$1,246
Closed Block Life	4,161	5,449
Closed Block Annuity	4,434	5,739
Reserves for future policy benefits	9,632	12,434
Additional liabilities
Closed Block Life	1,131	1,173
Other future policy benefits and claims payable	1,537	1,570
Reserves for future policy benefits and claims payable	$12,300	$15,177

The following tables present the roll-forward of components of reserves for future policy benefits (in millions):

	Present Value of Expected Net Premiums
	Year Ended December 31,			Year Ended December 31,
	2022			2021
	Payout	Closed Block	Closed Block	Payout	Closed Block	Closed Block
	Annuities	Life	Annuity	Annuities	Life	Annuity
Balance, beginning of year	$—	$1,464	$—	$—	$1,440	$—
Beginning of period cumulative effect of changes in discount rate assumptions	—	(157)	—	—	(191)	—
Beginning balance at original discount rate	—	1,307	—	—	1,249	—
Effect of changes in cash flow assumptions	—	242	—	—	—	—
Effect of actual variances from expected experience	—	1	—	—	146	—
Balance adjusted for variances from expectation	—	1,550	—	—	1,395	—
Issuances	—	6	—	—	4	—
Interest accrual	—	39	—	—	48	—
Net premiums collected	—	(147)	—	—	(140)	—
Ending balance at original discount rate	—	1,448	—	—	1,307	—
End of period cumulative effect of changes in discount rate assumptions	—	(161)	—	—	157	—
Balance, end of year	$—	$1,287	$—	$—	$1,464	$—

	Present Value of Expected Future Policy Benefits
	Year Ended December 31,			Year Ended December 31,
	2022			2021
	Payout	Closed Block	Closed Block	Payout	Closed Block	Closed Block
	Annuities	Life	Annuity	Annuities	Life	Annuity
Balance, beginning of year	$1,246	$6,913	$5,739	$1,293	$7,647	$6,343
Beginning of period cumulative effect of changes in discount rate assumptions	(84)	(349)	(689)	(144)	(660)	(997)
Beginning balance at original discount rate (including DPL of $38, $0 and $459 in 2022, and, $46, $0 and $452 in 2021 for payout annuities, closed block life and closed block annuity, respectively)	1,162	6,564	5,050	1,149	6,987	5,346
Effect of changes in cash flow assumptions	4	331	(15)	—	—	—
Effect of actual variances from expected experience	(38)	38	(34)	(53)	193	(3)
Balance adjusted for variances from expectation	1,128	6,933	5,001	1,096	7,180	5,343
Issuances	126	14	4	146	12	6
Interest accrual	40	209	210	42	220	222
Benefits payments	(126)	(750)	(506)	(122)	(848)	(521)
Ending balance of original discount rate (including DPL of $40, $0 and $671 in 2022, and, $38, $0 and $459 in 2021 for payout annuities, closed block life and closed block annuity, respectively)	1,168	6,406	4,709	1,162	6,564	5,050
End of period cumulative effect of changes in discount rate assumptions	(131)	(958)	(275)	84	349	689
Balance, end of year	$1,037	$5,448	$4,434	$1,246	$6,913	$5,739

Reserves for future policy benefits	1,037	4,161	4,434	1,246	5,449	5,739
Less: Reinsurance recoverable	71	2,263	2	51	2,855	2
Reserves for future policy benefits, after reinsurance recoverable	$966	$1,898	$4,432	$1,195	$2,594	$5,737

The following table presents the weighted average duration of the reserves for future policy benefits. The weighted average duration represents average cohort-level duration weighted by the benefit reserves amount:

	Payout	Closed Block	Closed Block
	Annuities	Life	Annuity
December 31, 2022
Weighted average duration (years)	6.9	7.8	7.0
December 31, 2021
Weighted average duration (years)	7.8	9.5	8.5

The significant assumptions used in the future policy benefits calculation consist of mortality, persistency, and discount rate. We have undertaken a comprehensive review of the significant assumptions used in the future policy benefits calculation. No significant changes were made to the mortality or persistency assumptions during 2021. During 2022, increase in benefits from active life reserves for certain Closed Block Life policies resulted in an increase in the liability for future policy benefits. However, this business is fully reinsured, resulting in no impact to the Company. No other significant changes were made during 2022.

The discount rate assumption was updated based on current market data. Discount rates increased in the first quarter of 2021 primarily due to the increase in risk-free rates, but then remained stable through the remainder of 2021. Discount rates increased substantially throughout 2022 primarily due to increases in risk-free rates which resulted in a decrease in the liability for future policy benefits. Refer to the roll-forward above for further details.

The following table presents the amount of undiscounted and discounted expected future gross premiums and expected future benefit payments for future policy benefits for non-participating traditional and limited-payment insurance contracts (in millions). The discounted premiums are calculated using the current discount rate, while the undiscounted cash flows represent the gross cash flows before any discounting is applied:

	December 31,
	2022		2021
	Undiscounted	Discounted	Undiscounted	Discounted
Payout Annuities
Expected future benefit payments	$1,541	$999	$1,525	$1,209
Expected future gross premiums	—	—	—	—
Closed Block Life
Expected future benefit payments	8,751	5,578	8,853	7,050
Expected future gross premiums	5,976	3,489	6,174	4,611
Closed Block Annuity
Expected future benefit payments	5,834	3,729	6,799	5,256
Expected future gross premiums	$—	$—	$—	$—

The following table presents the amount of revenue and interest related to non-participating traditional and limited-pay insurance contracts recognized in the Consolidated Income Statements (in millions):

	Gross Premiums		Interest Expense
	Years Ended December 31,		Years Ended December 31,
	2022	2021	2022	2021
Payout Annuities	$10	$16	$40	$42
Closed Block Life	390	433	170	172
Closed Block Annuity	—	—	210	222
Total	$400	$449	$420	$436

The following table presents the weighted average interest rate for the reserves for future policy benefits at the cohort's level for the locked-in discount rate (interest accretion rate), and current discount rate, weighted by the cohort's benefit reserve amount:

	December 31,
	2022	2021
Payout Annuities
Interest accretion rate	3.71%	3.63%
Current discount rate	5.40%	2.58%
Closed Block Life
Interest accretion rate	3.01%	3.10%
Current discount rate	5.34%	2.63%
Closed Block Annuity
Interest accretion rate	4.40%	4.40%
Current discount rate	5.41%	2.65%

The following table presents a roll-forward of Closed Block Life additional liabilities for annuitization, death and other insurance benefits (in millions):

	Years Ended December 31,
	2022	2021
Balance, beginning of year	$1,173	$1,185
Beginning of period cumulative effect of changes in shadow adjustments	(14)	(37)
Beginning balance excluding shadow	1,159	1,148
Effect of changes in cash flow assumptions	6	—
Effect of actual variances from expected experience	58	57
Issuances	—	—
Interest accrual	56	56
Net assessments collected	(107)	(102)
Effect of changes in discount rate assumptions	—	—
Ending balance excluding shadow	1,172	1,159
End of period cumulative effect of changes in shadow adjustments	(41)	14
Balance, end of year	$1,131	$1,173

The following table presents the weighted average duration of Closed Block Life additional liabilities for annuitization, death and other insurance benefits. The weighted average duration represents average cohort-level duration weighted by the benefit reserves amount:

	December 31,
	2022	2021
Weighted average duration (years)	8.1	7.7

The significant assumptions used in the additional liability for annuitization, death and other insurance benefits calculation consists of mortality, persistency, investment returns, and crediting rate. We have undertaken a comprehensive review of the significant assumptions used in the additional liability for annuitization, death and other insurance benefits calculation, and did not make any significant changes to the mortality, persistency, investment returns, or crediting rates in 2022 or 2021.

The following table presents assessments and interest expense of Closed Block Life additional liabilities for annuitization, death and other insurance benefits recognized in the Consolidated Income Statements (in millions):

	Assessments		Interest Expense
	Years Ended December 31,		Years Ended December 31,
	2022	2021	2022	2021
Additional liability for annuitization, death and other insurance benefits	$(107)	$(102)	$56	$56

The following table presents the weighted average current discount rate of Closed Block Life additional liabilities for annuitization, death and other insurance benefits, applied at the cohort level weighted by reserve benefit amount:

	December 31,
	2022	2021
Weighted average current discount rate	4.96%	4.93%
10.    Other Contract Holder Funds

This note is recast for the adoption of LDTI for 2022 and 2021.

Other contract holder funds represent the policyholder account balance on our universal life-type products, investment contracts, and the fair value of the embedded derivatives associated with the indexed crediting features on our fixed index annuities and registered index-linked annuities.

Universal life type contracts have an account balance as a principal component in which interest is credited to policyholders and assessments are deducted for mortality risk and contract administration. The account balance is recognized as a liability within other contract holder funds, and the liability is updated each period for fee and assessment deductions and increased for interest or returns credited to the account balance.

Certain of our universal life type contracts contain features that are not classified as market risk benefits or embedded derivatives but provide additional benefits beyond the account balance or base insurance coverage for which a liability in addition to the account balance is necessary. These additional liabilities for death or other insurance benefits are reported as a component of reserves for future policy benefits and claims payable in the Consolidated Balance Sheets. See Note 9 of the Notes to the Consolidated Financial Statements for more information regarding these additional liabilities.

Certain contracts without significant mortality or morbidity risk and certain annuities that lack insurance risk are treated as investment contracts. As investment contracts, payments received are reported as liabilities and accounted for in a manner that is consistent with the accounting for interest-bearing or other financial instruments, within other contract holder funds.

The Company issues a variety of annuity products including fixed annuities, fixed index annuities, registered index linked annuities, variable annuities and payout annuities. For annuity contracts that are classified as investment contracts, the liability is the account balance as of the reporting date, reported within the other contract holder funds. For the variable annuity products only the allocations to fixed fund options are reported in other contract holder funds.

For our fixed index annuities and registered index linked annuities, the equity-linked option issued by the Company is accounted for as an embedded derivative measured at fair value and reported as a component of other contract holder funds on the Consolidated Balance Sheets with changes in fair value recorded in net income within net gains (losses) on derivatives and investments. The fair value is determined using an option-budget method with capital market inputs of market index returns and discount rates as well as actuarial assumptions including lapse, mortality and withdrawal rates. Favorable equity market movements cause increases in future contract holder benefits, resulting in an increase in the fair value of the embedded derivative liability (and vice versa). The Company also establishes a host contract reserve to support the underlying guaranteed account value growth. This host contract liability is included as a component of other contract holder funds on the Consolidated Balance Sheets. Interest is accreted to the host contract liability using an effective yield method.

Our annuity products may contain certain features or guarantees that are classified as market risk benefits. These market risk benefits are a component of the market risk benefits line items in the Consolidated Balance Sheet. See Note 12 of the Notes to Consolidated Financial Statements for more information regarding market risk benefits.

The Company’s institutional products business is comprised of the guaranteed investment contracts, medium-term funding agreement-backed notes and funding agreements (including agreements issued in conjunction with the Company’s participation in the U.S. Federal Home Loan Bank ("FHLB") program) described below.

The Company has established a $27 billion aggregate Global Medium-Term Note ("MTN") program. Jackson National Life Global Funding was formed as a statutory business trust, solely for the purpose of issuing Medium-Term Note instruments to institutional investors, the proceeds of which are deposited with the Company and secured by the issuance of funding agreements. The carrying values at December 31, 2022 and 2021 totaled $5.9 billion and $6.0 billion, respectively.

Those Medium-Term Note instruments issued in a foreign currency have been hedged for changes in exchange rates using cross-currency swaps. The unrealized foreign currency gains and losses on those Medium-Term Note instruments are included in the carrying value of the trust instruments supported by funding agreements.

Trust instrument liabilities are adjusted to reflect the effects of foreign currency translation gains and losses using exchange rates as of the reporting date. Foreign currency translation gains and losses are included in net gains (losses) on derivatives and investments.

Jackson is a member of the FHLBI primarily for the purpose of participating in the bank’s mortgage-collateralized loan advance program with long-term funding facilities. Advances are in the form of long-term notes or funding agreements issued to FHLBI. At December 31, 2022 and 2021, the Company held $146 million and $125 million of FHLBI capital stock, respectively, supporting $2.1 billion and $2.0 billion in funding agreements and long-term borrowings at December 31, 2022 and 2021, respectively.

The following table presents the liabilities for other contract holder funds (in millions):

	December 31,
	2022	2021
Payout Annuity	$835	$830
Variable Annuity	10,259	9,456
Fixed Annuity	11,481	12,947
Fixed Indexed Annuities	11,787	13,161
RILA	1,875	110
Closed Block Life	11,215	11,570
Closed Block Annuity	1,319	1,394
Institutional Products	9,019	8,830
Other Product Lines	190	191
Total other contract holder funds	$57,980	$58,489

The following table presents a roll-forward of other contract holder funds, gross of reinsurance (in millions):

				Fixed		Closed	Closed
	Payout	Variable	Fixed	Indexed		Block	Block
	Annuity	Annuity	Annuity	Annuities	RILA	Life	Annuity	Total
Balance as of December 31, 2021	$830	$9,456	$12,947	$13,161	$110	$11,570	$1,394	$49,468
Deposits	213	1,350	275	126	1,811	320	9	4,104
Surrenders, withdrawals and benefits	(230)	(1,492)	(1,988)	(1,414)	(8)	(766)	(118)	(6,016)
Net transfers from (to) separate accounts	—	870	—	—	—	—	—	870
Investment performance / change in value of equity option	—	—	—	(302)	(37)	—	—	(339)
Interest credited	20	168	382	238	2	659	48	1,517
Policy charges and other	2	(93)	(135)	(22)	(3)	(568)	(14)	(833)
Balance as of December 31, 2022	$835	$10,259	$11,481	$11,787	$1,875	$11,215	$1,319	$48,771

				Fixed		Closed	Closed
	Payout	Variable	Fixed	Indexed		Block	Block
	Annuity	Annuity	Annuity	Annuities	RILA	Life	Annuity	Total
Balance as of January 1, 2021	$837	$10,094	$13,751	$14,028	$—	$11,836	$1,456	$52,002
Deposits	203	1,490	204	117	108	342	11	2,475
Surrenders, withdrawals and benefits	(230)	(1,816)	(1,295)	(1,464)	—	(699)	(120)	(5,624)
Net transfers from (to) separate accounts	—	(384)	—	—	—	—	—	(384)
Investment performance / change in value of equity option	—	—	—	242	1	—	—	243
Interest credited	24	165	395	259	—	669	48	1,560
Policy charges and other	(4)	(93)	(108)	(21)	1	(578)	(1)	(804)
Balance as of December 31, 2021	$830	$9,456	$12,947	$13,161	$110	$11,570	$1,394	$49,468

The following table presents weighted average crediting rate, net amount at risk, and cash surrender value of contract holder account balances (dollars in millions):

				Fixed		Closed	Closed
	Payout	Variable	Fixed	Indexed		Block	Block
	Annuity	Annuity	Annuity	Annuities	RILA	Life	Annuity
December 31, 2022
Weighted-average crediting rate (1)	2.40%	1.64%	3.33%	2.02%	0.11%	5.88%	3.64%
Net amount at risk (2)	$—	$—	$—	$—	$—	$17,427	$—
Cash surrender value (3)	$—	$10,101	$11,360	$11,409	$1,728	$7,096	$1,319
December 31, 2021
Weighted-average crediting rate (1)	2.89%	1.74%	3.05%	1.97%	—%	5.78%	3.44%
Net amount at risk (2)	$—	$—	$—	$—	$—	$18,506	$—
Cash surrender value (3)	$—	$9,329	$12,767	$12,432	$102	$7,367	$1,394
(1) Weighted average crediting rate is the average crediting rate weighted by contract holder account balances invested in fixed account funds.
(2) Net amount at risk represents the standard excess benefit base for guaranteed death benefits on universal life type products. The net amount at risk associated with market risk benefits are presented within Note 12 of the Notes to Consolidated Financial Statements.
(3) Cash surrender value represents the amount of the contract holder’s account balance distributable at the balance sheet date less the applicable surrender charges.

At December 31, 2022 and 2021, excluding reinsurance business, approximately 92% and 93%, respectively, of the Company’s annuity account values correspond to crediting rates that are at the minimum guaranteed interest rates. At both of December 31, 2022 and 2021, excluding reinsurance business, approximately 65% of the Company’s closed block life account values correspond to crediting rates that are at the minimum guaranteed interest rates, respectively.

The following table presents contract holder account balances invested in fixed account funds by range of guaranteed minimum crediting rates and the related range of the difference between rates being credited to other contract holder funds and the respective guaranteed minimums (in millions):

	December 31, 2022
	At Guaranteed	1 Basis Point-50	51 Basis Points-150	Greater Than 150
Range of Guaranteed Minimum Crediting Rate	Minimum	Basis Points Above	Basis Points Above	Basis Points Above	Total
Variable Annuities
0.00%-1.50%	$6,679	$32	$2	$75	$6,788
1.51%-2.50%	200	—	—	—	200
Greater than 2.50%	3,271	—	—	—	3,271
Total	$10,150	$32	$2	$75	$10,259

Fixed Annuities
0.00%-1.50%	$19	$74	$93	$—	$186
1.51%-2.50%	34	2	1	—	37
Greater than 2.50%	366	63	346	—	775
Total	$419	$139	$440	$—	$998

Fixed Indexed Annuities
0.00%-1.50%	$6	$17	$5	$40	$68
1.51%-2.50%	—	—	—	—	—
Greater than 2.50%	24	—	—	—	24
Total	$30	$17	$5	$40	$92

RILA
0.00%-1.50%	$10	$—	$7	$—	$17
1.51%-2.50%	$—	$—	$—	$—	—
Greater than 2.50%	—	—	—	—	—
Total	$10	$—	$7	$—	$17

Closed Block Life
0.00%-1.50%	$—	$—	$—	$—	$—
1.51%-2.50%	—	—	—	—	—
Greater than 2.50%	4,566	1,868	619	14	7,067
Total	$4,566	$1,868	$619	$14	$7,067

Closed Block Annuity
0.00%-1.50%	$—	$—	$—	$—	$—
1.51%-2.50%	—	—	1	10	11
Greater than 2.50%	980	159	21	—	1,160
Total	$980	$159	$22	$10	$1,171

	December 31, 2021
	At Guaranteed	1 Basis Point-50	51 Basis Points-150	Greater Than 150
Range of Guaranteed Minimum Crediting Rate	Minimum	Basis Points Above	Basis Points Above	Basis Points Above	Total
Variable Annuities
0.00%-1.50%	$5,964	$34	$3	$—	$6,001
1.51%-2.50%	206	—	—	—	206
Greater than 2.50%	3,249	—	—	—	3,249
Total	$9,419	$34	$3	$—	$9,456

Fixed Annuities
0.00%-1.50%	$20	$62	$77	$—	$159
1.51%-2.50%	37	2	2	—	41
Greater than 2.50%	235	66	357	—	658
Total	$292	$130	$436	$—	$858

Fixed Indexed Annuities
0.00%-1.50%	$6	$20	$—	$—	$26
1.51%-2.50%	—	—	—	—	—
Greater than 2.50%	30	—	—	—	30
Total	$36	$20	$—	$—	$56

RILA
0.00%-1.50%	$1	$—	$—	$—	$1
1.51%-2.50%	—	—	—	—	—
Greater than 2.50%	—	—	—	—	—
Total	$1	$—	$—	$—	$1

Closed Block Life
0.00%-1.50%	$—	$—	$—	$—	$—
1.51%-2.50%	—	—	—	—	—
Greater than 2.50%	4,764	1,929	640	14	7,347
Total	$4,764	$1,929	$640	$14	$7,347

Closed Block Annuity
0.00%-1.50%	$—	$—	$—	$—	$—
1.51%-2.50%	—	—	1	10	11
Greater than 2.50%	1,032	171	21	—	1,224
Total	$1,032	$171	$22	$10	$1,235

11.    Separate Account Assets and Liabilities

This note is recast for the adoption of LDTI for 2022 and 2021.

The Company issues variable contracts through its separate accounts for which investment income and investment gains and losses accrue directly to, and investment risk is borne by, the contract holder (traditional variable annuities). The Company also issues variable annuity and life contracts through separate accounts where the Company contractually guarantees to the contract holder (variable contracts with guarantees) either a) return of no less than total deposits made to the account adjusted for any partial withdrawals, b) total deposits made to the account adjusted for any partial withdrawals plus a minimum return, or c) the highest account value on a specified anniversary date adjusted for any withdrawals following the contract anniversary. These guarantees include benefits that are payable in the event of death (guaranteed minimum death benefits, or "GMDB"), at annuitization ("GMIB"), upon the depletion of funds ("GMWB") or at the end of a specified period ("GMAB"). These guarantees are classified as market risk benefits. See Note 12 of the Notes to Consolidated Financial Statements for more information regarding market risk benefits.

The separate account assets supporting the variable portion of both traditional variable annuities and variable contracts with guarantees are carried at fair value and reported as summary total separate account assets with an equivalent summary total reported for separate account liabilities. At December 31, 2022 and December 31, 2021, the assets and liabilities associated with variable life and annuity contracts were $196 billion and $249 billion, respectively. Investment risks associated with market value changes are borne by the contract holders, except to the extent of minimum guarantees made by the Company.

Separate account net investment income, net investment realized and unrealized gains and losses, and the related liability changes are offset within the same line item in the Consolidated Income Statements. Amounts assessed against the contract holders for mortality, variable annuity benefit guarantees, administrative, and other services are reported in revenue as fee income.

Included in the separate account assets and liabilities described above is a Jackson issued group variable annuity contract designed for use in connection with and issued to the Company’s Defined Contribution Retirement Plan. These deposits are allocated to the Jackson National Separate Account - II, which had balances of $285 million and $390 million at December 31, 2022 and 2021, respectively. The Company receives administrative fees for managing the funds. These fees are recorded as earned and included in fee income in the Consolidated Income Statements.

The following table presents the roll-forward of the separate account balance for variable annuities (in millions):

	December 31,
	2022	2021
Balance as of beginning of year	$248,469	$218,618
Deposits	12,288	17,588
Surrenders, withdrawals and benefits	(14,554)	(18,272)
Net transfer from (to) general account	(870)	384
Investment performance	(47,150)	32,621
Policy charges and other	(2,633)	(2,470)
Balance as of end of year, gross	$195,550	$248,469

Cash surrender value (1)	$190,243	$242,656
(1) Cash surrender value represents the amount of the contract holder’s account balances distributable at the balance sheet date less applicable surrender charges.

The following table presents the reconciliation of the separate account balance in the Consolidated Balance Sheets (in millions):

	December 31,
	2022	2021
Variable Annuities	$195,550	$248,469
Other Product Lines	356	480
Total	$195,906	$248,949

The following table presents aggregate fair value of assets, by major investment asset category, supporting separate accounts (in millions):

	December 31,
	2022	2021
Variable Annuities By Fund Type
Equity	$132,547	$171,813
Bond	19,155	24,059
Balanced	40,797	50,534
Money Market	3,051	2,063
Total Variable Annuities	195,550	248,469
Other Product Lines	356	480
Total Separate Accounts	$195,906	$248,949

12.    Market Risk Benefits

This note is recast for the adoption of LDTI for 2022 and 2021.

Contracts or contract features that provide protection to the contract holder from capital market risk and expose the Company to other-than-nominal capital market risk are classified as MRBs.

All long-duration insurance contracts and certain investment contracts are subject to MRB evaluation. MRBs are measured at fair value at the contract level and can be in either an asset or liability position. For contracts that contain multiple MRB features, the MRBs are valued together as a single compound MRB. Market risk benefit assets and Market risk benefits liabilities are reported separately on the Consolidated Balance Sheets.

Changes in fair value are reported in Net (gains) losses on market risk benefits on the Consolidated Income Statements. However, the change in fair value related to our own non-performance risk is reported as a component of other comprehensive income in Change in non-performance risk on market risk benefits on the Consolidated Statements of Comprehensive Income (Loss).

A description of the items effecting the change in fair value by category is as follows:
•Changes in interest rates — movement in risk free rates (impacts both assumed future separate account returns and discounting of cash flows)
•Fund performance — separate account returns gross of fees
•Change in equity index volatility — movement in implied volatility
•Expected policyholder behavior — policyholder behavior as assumed in reserving
•Actual policyholder behavior different than expected — difference between actual behavior during the period versus assumed behavior
•Time — effect of passage of time including reduction to separate account balances from fees, the change in proximity of future cash flows, and impacts to policy features such as bonus credits
•Change in assumptions — changes in assumptions resulting from our periodic review
•Change in non-performance risk — changes in Jackson’s own credit spread

See Note 6 of the Notes to Consolidated Financial Statements for more information regarding fair value measurements.

Additionally, when an annuitization occurs (for annuitization benefits) or upon extinguishment of the account balance (for withdrawal benefits), the balance related to the MRB is derecognized and the amount deducted (after derecognition of any related amount included in accumulated other comprehensive income) is used in the calculation of the liability for future policy benefits for the resulting payout annuity.

Variable Annuities

Variable annuity contracts issued by the Company offer various guaranteed minimum death, withdrawal, income and accumulation benefits. These guaranteed benefit features, as well as the reinsurance recoverable on the Company’s guaranteed minimum income benefits (“GMIB”), are classified as MRBs and measured at fair value. The Company discontinued offering the GMIB in 2009 and GMAB in 2011.

Variable annuity guaranteed benefit features classified as MRBs, which have explicit fees, are measured using the attributed fee method. Under the attributed fee method, fair value is measured as the difference between the present value of projected future liabilities and the present value of projected attributed fees. At the inception of the contract, the Company attributes to the MRB a portion of total fees expected to be assessed against the contract holder to offset the projected claims over the lifetime of the contract. The attributed fee is expressed as a percentage of total projected future fees at inception of the contract. This percentage of total projected fees is considered a fixed term of the MRB feature and is held static over the life of the contract. This percentage may not exceed 100% of the total projected contract fees as of contract inception. As the Company may issue contracts that have projected future liabilities greater than the projected future guaranteed benefit fees at issue, the Company may also attribute mortality and expense charges when performing this calculation. In subsequent valuations, both the present value of future projected liabilities and the present value of projected attributed fees are remeasured based on current market conditions and policyholder behavior assumptions.

Fixed Index Annuities

The longevity riders issued on fixed index annuities are classified as MRBs and measured at fair value. Similar to the variable annuity guaranteed benefits features, these contracts have explicit fees and are measured using the attributed fee method. The Company attributes a percentage of total projected future fees expected to be assessed against the policyholder to offset the projected future claims over the lifetime of the contract. If the fees attributed are insufficient to offset the claims at issue, the shortfall is borrowed from the host contract rather than recognizing a loss at inception.

RILA

RILA guaranteed benefit features are classified as MRBs and measured at fair value. Unlike variable or fixed index annuities, RILA products do not have explicit fees and are measured using an option-based method. The fair value measurement represents the present value of future claims payable by the MRB feature. At inception, the value of the MRB is deducted from the value of the contract resulting in no gain or loss.

The following table presents the reconciliation of the market risk benefits balance in the Consolidated Balance Sheets (in millions):

	December 31, 2022			December 31, 2021
	Variable	Other		Variable	Other
	Annuities	Product Lines	Total	Annuities	Product Lines	Total
Market risk benefit - (assets)	$(4,856)	$(9)	$(4,865)	$(1,658)	$(6)	$(1,664)
Market risk benefit - liabilities	5,623	39	5,662	7,939	94	8,033
Market risk benefit - net liabilities	$767	$30	$797	$6,281	$88	$6,369

The following table presents the roll-forward of the net (assets) liabilities of the market risk benefits for variable annuities (in millions):

	Years Ended December 31,
	2022	2021
Net liability balance, beginning of year	$6,281	$9,908
Net liability beginning of year cumulative effect of changes in non-performance risk	326	743
Net liability balance, beginning of year, before effect of changes in non-performance risk	6,607	10,651
Effect of changes in interest rates	(14,137)	(3,193)
Effect of fund performance	6,432	(2,388)
Effect of changes in equity index volatility	1,576	(45)
Effect of expected policyholder behavior	532	412
Effect of actual policyholder behavior different from expected	(230)	(747)
Effect of time	1,707	1,901
Effect of changes in assumptions	465	16
Net liability balance, end of year, before effect of changes in non-performance risk	2,952	6,607
Net liability end of year cumulative effect of changes in non-performance risk	(2,185)	(326)
Net liability balance, end of year, gross	767	6,281

Reinsurance recoverable on market risk benefits at fair value, end of year	(183)	(284)
Net liability balance, end of year, net of reinsurance	584	5,997

Weighted average attained age (years) (1)	69	68
Net amount at risk (2)	$15,592	$3,404
(1) Weighted-average attained age is defined as the average age of policyholders weighted by account value.
(2) Net amount at risk (NAR) is defined as of the valuation date for each contract as the greater of Death Benefit NAR (DBNAR) and Living Benefit NAR (LBNAR), as applicable, where DBNAR is the GMDB benefit base in excess of the account value, and the LBNAR is the actuarial present value of guaranteed living benefits in excess of the account value.
The significant assumptions used in the MRB fair value calculations are discussed in Note 6 of the Notes to Consolidated Financial Statements. The use of models and assumptions used to determine fair value of MRBs requires a significant amount of judgement. As such, we have undertaken a comprehensive review of the significant assumptions used.

During 2022, the following notable changes were made to the inputs to the fair value estimates of the MRB calculations:
•Assumed mortality rates for certain policies were increased as a result of trends in actual mortality experience within those blocks of business, which resulted in an increase in the MRB reserve.
•Assumed lapse rates were reduced to capture recent trends in actual lapse experience and to reflect a strengthening of the risk margin, which resulted in an increase in the MRB reserve.
•An update was made in the GMWB utilization modeling framework to allow for more direct modeling of certain product features and risk margins were strengthened to reflect the credibility associated with the increased granularity of the parameterization, which resulted in a net increase in the MRB reserve. No adjustments were made to the GMIB utilization rates.
•Assumed GMWB withdrawal rates were increased as a result of trends in actual experience, which resulted in an increase in the MRB reserve. Minor adjustments were made to the free partial withdrawal rates on policies without a GMWB with no material impact on the resulting MRB reserve.
•The non-performance risk adjustment increased as a result of increasing credit spreads, which resulted in a decrease in the MRB reserve that was recorded within OCI.
•There were no changes made to assumed long-term equity volatility.
•Increases in interest rates led to higher assumed separate account returns and higher discount rates, which resulted in a decrease in the MRB reserve.
•Decreases in equity markets led to lower separate account fund performance and an increase in future projected benefits, which resulted in an increase in the MRB reserve.
•Increases in equity index volatility led to lower assumed separate account returns, which resulted in an increase in the MRB reserve.

During 2021, the following notable changes were made to the inputs to the fair value estimates of the MRB calculations:

•Assumed mortality rates were adjusted downward slightly at older ages to better align with actual mortality experience, which resulted in a slight increase in the MRB reserve.
•While lapse experience has generally stabilized in recent years, assumed lapse rates were reduced in specific segments of the structure to align more closely with experience, which resulted in an increase in the MRB reserves.
•Assumed GMWB utilization rates were reduced in certain segments of the benefit structure to reflect emerging experience, which resulted in a decrease in the MRB reserve. No adjustments were made to the GMIB utilization rates.
•Assumed GMWB withdrawal rates were increased as a result of trends in actual experience, which resulted in an increase in the MRB reserve. Minor adjustments were made to the free partial withdrawal rates on policies without a GMWB with no material impact on the resulting MRB reserve.
•The non-performance risk adjustment decreased as a result of narrowing credit spreads, which resulted in an increase in the MRB reserve that was recorded within OCI.
•There were no changes made to assumed long-term equity volatility.
•Increases in interest rates led to higher assumed separate account returns and higher discount rates, which resulted in a decrease in the MRB reserve.
•Increases in equity markets led to higher separate account fund performance and a decrease in future projected benefits, which resulted in a decrease in the MRB reserve.
•Changes in equity index volatility were mixed throughout the year, which resulted in only minor impacts to the MRB reserve.

13.    Long-Term Debt

Liabilities for the Company’s debt are primarily carried at an amount equal to the principal balance net of any unamortized original issuance discount or premium. Original issuance discount or premium and any debt issue costs, if applicable, are recognized as a component of interest expense over the period the debt is expected to be outstanding.

The aggregate carrying value of long-term debt was as follows (in millions):

	December 31,
	2022	2021
Long-Term Debt
Surplus notes	$408	$427
FHLBI bank loans	62	67
Total long-term debt	$470	$494
At December 31, 2022, the above borrowings were all due after five years.

Surplus Notes

Under Michigan insurance law, for statutory reporting purposes, the surplus notes are not part of the legal liabilities of the Company and are considered surplus funds. Payments of interest or principal may only be made with the prior approval of the Michigan Director of Insurance and only out of surplus earnings which the director determines to be available for such payments under Michigan insurance law.

On March 15, 1997, the Company issued 8.2% surplus notes in the principal amount of $250 million due March 15, 2027. These surplus notes were issued pursuant to Rule 144A under the Securities Act of 1933, as amended, and are unsecured and subordinated to all present and future indebtedness, policy claims and other creditor claims and may not be redeemed at the option of the Company or any holder prior to maturity. Interest is payable semi-annually on March 15th and September 15th of each year. Interest expense on the notes was $20 million, $20 million, and $21 million for the years ended December 31, 2022, 2021 and 2020, respectively.

In conjunction with a reserve financing transaction, Squire Re II issued a surplus note (the "Squire Surplus Note") to an affiliate. The Squire Surplus Note matures December 30, 2031 and bears interest at 4.4%, payable quarterly. Interest expense on the Squire Surplus Note was $6 million, $8 million, and $10 million for the years ended December 31, 2022, 2021 and 2020, respectively.

FHLB Loans

The Company received loans of $50 million from the FHLBI under its community investment program in both 2015 and 2014, which amortize on a straight-line basis over the loan term. The weighted average interest rate on these loans was 1.7% and 0.1% for the years ended December 31, 2022 and 2021, respectively.

The outstanding balance on these loans was $62 million and $67 million at December 31, 2022 and 2021, respectively. At December 31, 2022 and 2021, the loans were collateralized by mortgage-related securities and commercial mortgage loans with a carrying value of $96 million and $95 million, respectively.

14.     Federal Home Loan Bank Advances

The Company entered into an advance program with the FHLBI in which interest rates were either fixed or variable based on the FHLBI cost of funds or market rates. Advances of nil were outstanding at both December 31, 2022 and 2021 and were recorded in other liabilities.

15.     Income Taxes

U.S. Tax Law Changes

On August 16, 2022, President Biden signed the Inflation Reduction Act of 2022 (“IRA”) into law. The IRA includes a new Federal alternative minimum tax (“AMT”), effective in 2023, that is based on 15% of an applicable corporation’s adjusted financial statement income (“AFSI”). A corporation will be subject to the AMT if its average pre-tax AFSI over three prior years (starting with 2020-2022) is greater than $1 billion (an “applicable corporation”). Upon becoming an applicable corporation, an entity will remain so for all future years, except under limited circumstances. The corporation’s AMT liability is payable to the extent the AMT liability exceeds regular corporate income tax. However, any AMT paid would be indefinitely available as a credit carryover that could reduce future regular corporate income tax in excess of AMT. We believe that we will be an applicable corporation starting in 2023. That determination is based on interpretations and assumptions we have made regarding the AMT provisions of the IRA, which may change once regulatory guidance is issued. As of December 31, 2022, we have not recorded any provision for the AMT. The U.S. Department of the Treasury is expected to issue regulatory guidance throughout 2023.

The IRA also creates a 1% excise tax on stock buybacks of publicly-traded U.S. corporations. Starting in 2023, such excise tax generally applies if a company repurchases in excess of $1 million worth of its stock in any given calendar year. The impact of this provision will be dependent on the extent of share repurchases made in future periods. It is anticipated that there will be no impact to the Company as any excise tax incurred on corporate stock repurchases will not be reported as income tax expense and generally will be recognized as part of the cost basis of the treasury stock recorded by Jackson Financial.

On March 27, 2020, H.R. 748, the Coronavirus Aid, Relief, and Economic Security Act, “the CARES ACT”, was signed into legislation. The CARES ACT includes tax provisions relevant to businesses that during 2020 impacted taxes related to 2018 and 2019. Some of the significant changes are reducing the interest expense disallowance for 2019 and 2020, allowing the five-year carryback of net operating losses for 2018-2020, suspension of the 80% limitation of taxable income for net operating loss carryforwards for 2018-2020, and the acceleration of depreciation expense from 2018 and forward on qualified improvement property. In 2020, the Company recognized a tax benefit of $16 million as a result of the CARES ACT. In addition, the Taxpayer Certainty & Disaster Tax Relief Act was enacted on December 27, 2020. There was no impact to taxes from this legislation in 2021 or 2020.

Effective Tax Rate

The components of the provision for federal, state and local income taxes were as follows (in millions, recast for the adoption of LDTI for 2022 and 2021):

	Years Ended December 31,
	2022	2021	2020
Current tax expense (benefit)
Federal	$(43)	$(78)	$(67)
State and local	1	(3)	2
Total current tax expense (benefit)	(42)	(81)	(65)
Deferred tax expense (benefit)
Federal	1,513	736	(703)
State and local	59	25	(73)
Total deferred tax expense (benefit)	1,572	761	(776)
Total income taxes	$1,530	$680	$(841)

For the tax year ended December 31, 2021, current tax benefit includes $24 million benefit of net interest related to tax refunds and $3 million benefit for the reversal of the uncertain tax position.

The federal income tax provisions differ from the amounts determined by multiplying pretax income attributable to the Company by the statutory federal income tax rate of 21% were as follows (in millions, recast for the adoption of LDTI for 2022 and 2021):

	Years Ended December 31,
	2022	2021	2020
Income taxes at statutory rate	$1,645	$872	$(503)
State income taxes (1)	48	18	(56)
Dividends received deduction	(142)	(146)	(158)
U.S. federal tax reform impact (2)	—	—	(16)
Foreign and other tax credits (3)	(24)	(46)	(61)
Prior year deferred tax benefit	—	—	(53)
Other (4)	3	(18)	6
Income tax (benefit) expense	$1,530	$680	$(841)
Effective tax rate	19.5%	16.3%	35.1%

(1) For the year ended December 31, 2020, includes a benefit of $33 million relating to prior periods.
(2) For the year ended December 31, 2020, the benefit is the result of the CARES Act.
(3) For the years ended December 31, 2022, 2021 and 2020, this primarily represents the benefit from foreign tax credits generated by the fund investments of the variable life and annuity contracts.
(4) Aggregation of insignificant reconciling items that are less than 5% of the computed income tax expense (benefit).

The dividends received deduction (“DRD”) reduces the amount of dividend income subject to tax. The DRD for the current period was estimated using information from the prior year and estimates of current year investments results. The actual current year DRD can vary based on factors including, changes in the amount of dividends received that are eligible for the DRD, changes in the amount of distributions received from fund investments, changes in the account balances of variable life and annuity contracts, and the Company’s taxable income before the DRD.

Income Taxes Paid

Income taxes paid (refunded) were $(2) million, $(390) million, and $(4) million in 2022, 2021 and 2020, respectively. The income taxes refunded in 2021 include $(314) million of taxes and $(24) million of net interest related to the IRS audit that closed during the year and $(51) million of refunds from the overpayment of 2020 taxes in 2021.

Deferred Taxes and Assessment of Valuation Allowance

The tax effects of significant temporary differences that gave rise to deferred tax assets and liabilities were as follows (in millions, recast for the adoption of LDTI):

	December 31,
	2022	2021
Gross deferred tax asset
Difference between financial reporting and the tax basis of:
Policy reserves and other insurance items	$1,647	$3,306
Employee benefits	135	151
Derivative investments	789	1,129
Net unrealized losses	1,359	—
Net operating loss carryforward	547	284
Other	73	11
Total gross deferred tax asset	4,550	4,881
Valuation allowance	(900)	—
Gross deferred tax asset, net of valuation allowance	$3,650	$4,881
Gross deferred tax liability
Difference between financial reporting and the tax basis of:
Deferred acquisition costs and sales inducements	$(2,584)	$(2,701)
Other investment items	(789)	(22)
Net unrealized gains	—	(469)
Other	(29)	(18)
Total gross deferred tax liability	(3,402)	(3,210)
Net deferred tax asset	$248	$1,671

Deferred income taxes arise from the recognition of temporary differences between the basis of assets and liabilities determined for financial reporting purposes and the basis determined for income tax purposes. Such temporary differences are principally related to the effects of recording certain invested assets at market value, the deferral of acquisition costs and sales inducements and the provisions for future policy benefits and expenses. Deferred tax assets and liabilities are measured using the tax rates expected to be in effect when such benefits are realized.

In 2016, the Company reached an agreement with the IRS regarding the taxation of hedging activities. This agreement requires the current taxation of all unrealized gains and losses on hedge-related investments, but then defers two-thirds of the amount ratably over the following two years. Accordingly, there is an acceleration of taxes incurred currently and a related offset to the taxes being deferred.

The Company is required to evaluate the recoverability of its deferred tax assets and establish a valuation allowance, if necessary, to reduce its deferred tax asset to an amount that is more-likely-than-not to be realizable. Considerable judgment and the use of estimates are required when determining whether a valuation allowance is necessary and, if so, the amount of such valuation allowance. When evaluating the need for a valuation allowance, the Company considers many factors, including: the nature and character of the deferred tax assets and liabilities; taxable income in prior carryback years; future reversals of temporary differences; the length of time carryovers can be utilized; and any tax planning strategies the Company would employ to avoid a tax benefit from expiring unused.

The Company utilized a three-year rolling calculation of actual comprehensive income before taxes adjusted for permanent items to measure the cumulative losses in recent years. In 2020, the Company entered into a funds withheld coinsurance agreement with Athene. The cumulative comprehensive income includes items that are not indicative of the Company’s ability to generate future taxable income. As such, an adjustment was made to exclude the change in AOCI not attributable to the funds withheld coinsurance agreement with Athene. The change in AOCI attributable to these assets is excluded because our invested assets are generally invested to closely match the duration of our liabilities, which are longer duration in nature, and therefore the Company believes that the period-to-period fair market value fluctuations in AOCI are inconsistent when analyzing trends in our business. The changes in AOCI within the funds withheld account related to the Athene Reinsurance Transaction are not excluded because they offset the related earnings from the Athene Reinsurance Transaction included in pre-tax income, and this appropriately results in removing the impact from the Athene Reinsurance

Transaction from the cumulative income test which economically should be minimal over the life of the reinsured business. Based on these factors, it is reasonable for the Company rely on the estimated projection of future income as evidence in assessing the sources of taxable income available to realize the benefit of deferred tax assets.

The Company evaluated each component of the deferred tax asset and assessed the effects of limitations and/or interpretations on the value of such components to be fully recognized in the future. The Company also evaluated the likelihood of sufficient taxable income in the future to offset the available deferred tax assets based on evidence considered to be objective and verifiable. Based on the analysis at December 31, 2022 and 2021, the Company concluded that it is more-likely-than-not, that the $248 million and $1,671 million, respectively, of net deferred tax assets will be realized through future projected taxable income.

For the year ended December 31, 2022, recent changes in market conditions, including rising interest rates, impacted the unrealized tax gains and losses in the available for sale securities portfolio resulting in deferred tax assets related to net unrealized tax capital losses for the Company. The deferred tax asset relates to the unrealized losses for which the carryforward period has not yet begun, and as such, when assessing its recoverability, we consider our ability and intent to hold the underlying securities to recovery, our capital loss carryback capacity, along with reversing capital deferred tax liabilities. As of December 31, 2022, based on all available evidence, we concluded that a valuation allowance should be established on a portion of the deferred tax asset related to unrealized losses that are not more-likely-than-not to be realized. The valuation allowance against deferred taxes at December 31, 2022 of $900 million and at December 31, 2021 of nil is against the portion of the net unrealized tax capital losses in the Company’s available for sale securities portfolio not more-likely-than-not realizable. All of the valuation allowance establishment was allocated to other comprehensive income. The net change in the total valuation allowance for the year ended December 31, 2022 and December 31, 2021 was an increase of $900 million and nil, respectively.

Carryforwards

The following table sets forth the amount and expiration dates of federal and state operating, capital loss and tax credit carryforwards for tax periods indicated. Included in the table is a Section 382 loss carryforward attributable to a previous acquisition. Section 382 of the Internal Revenue Code imposes limitations on the utilization of net operating loss carryforwards. The Section 382 limitation is an annual limitation on the amount of pre-acquisition net operating losses that a corporation may use to offset post-acquisition income. Section 382 further limits certain unrealized built-in losses at the time of acquisition.

	December 31,
	2022	2021
Federal net operating and capital loss carryforwards (1)	$2,377	$1,178
Section 382 net operating loss from previous acquisition (2)	137	137
State net operating and capital loss carryforwards (3)	347	158
Foreign Tax Credit (4)	44	—
Alternative Minimum Credit (5)	6	6
Total	$2,911	$1,479

(1) Unlimited carryforward
(2) Begins to expire in 2026 with annual limitation of approximately $21 million.
(3) For the year ended December 31, 2022, includes $124 million with expiration of 0-20 years, and with $223 million unlimited carryforward.
(4) 10-year carryforward.
(5) Subject to Section 383 limitations.

Accounting for Uncertainty in Income Taxes

The Company determines whether a tax position is more likely than not to be sustained upon examination by tax authorities. The portion of a tax position that is greater than the 50% likelihood of being realized is recorded on the financial statements and any unrecognized part of a position due to uncertainties are recorded as a liability and are charged to income tax in the period that determination is made. The Company has considered both permanent and temporary positions in determining the unrecognized tax benefit. At December 31, 2022, the Company held no reserves related to unrecognized tax benefits. For the year ended December 31, 2021, the Company decreased the reserve by $2 million related to a change in the calculation of its tax basis reserves as a result of the lapse of the statute of limitations, which resulted in no reserves related to unrecognized tax benefits at December 31, 2021.

The Company recognizes interest and penalties accrued, if any, related to unrecognized tax benefits as a component of income tax (benefit) expense. The Company did not recognize any interest and penalty expense in 2022, 2021 or 2020. For 2022 and 2021, the Company did not accrue any amounts for interest expense. For 2022 and 2021, the Company did not accrue any amounts for penalties.

Based on information available as of December 31, 2022, the Company believes that, in the next 12 months, there are no positions for which it is reasonably possible that the total amounts of unrecognized tax benefits will significantly increase or decrease.

Tax Examinations and Litigation

The Company is no longer subject to U.S. federal tax examinations by tax authorities for years prior to 2018. Tax years from 2018 to 2022 remain open under the statute of limitations. Certain of the Company’s subsidiaries’ state income tax returns are currently under examination by various jurisdictions for years ranging from 2018 to 2021. The Company does not anticipate any material changes from any of these audits.

Organization and Tax Sharing Agreements
The Company's parent, Brooke Life, files a consolidated U.S. Federal income tax return including the life insurance subsidiaries Jackson, JNY, and Squire Re II. The Company also files income tax returns with various state and local jurisdictions, as well as certain foreign jurisdictions. Jackson National Life (Bermuda) LTD and VFL International Life Company SPC, LTD are taxed as controlled foreign corporations of Jackson. With the exception of several insignificant wholly-owned subsidiaries that are not included in the Brooke Life consolidated tax return, all other subsidiaries of Jackson are limited liability companies with all of their interests owned by Jackson. Accordingly, they are not considered separate entities for income tax purposes and, therefore, are taxed as part of the operations of Jackson. Income tax expense is calculated on a separate company basis.

Brooke Life, Jackson, JNY, and Squire Re II have entered into written tax sharing agreements. These tax sharing agreements are generally based on a separate return basis with benefits for credits and losses.

16.    Commitments and Contingencies

In the ordinary course of business, the Company and its subsidiaries are parties to legal actions and, at times, regulatory investigations. Given the inherent unpredictability of these matters, it is difficult to estimate their impact on the Company’s financial position. A reserve is established for contingent liabilities if it is probable that a loss has been incurred and the amount is reasonably estimable. It is possible that an adverse outcome in certain of the Company’s contingent liabilities, or the use of different assumptions in the determination of amounts recorded, could have a material effect upon the Company’s financial position. However, it is the opinion of management that the ultimate disposition of contingent liabilities is unlikely to have a material adverse effect on the Company’s financial position. Jackson has been named in civil litigation proceedings, which appear to be substantially similar to other class action litigation brought against many life insurers including allegations of misconduct in the sale of insurance products. The Company accrues for legal contingencies once the contingency is deemed to be probable and reasonably estimable.

At December 31, 2022, the Company had unfunded commitments related to its investments in limited partnerships and limited liability companies totaling $1,398 million. At December 31, 2022, unfunded commitments related to fixed-rate mortgage loans and other debt securities totaled $1,169 million.

17.    Leases

The Company leases office space and equipment under operating leases that expire at various dates through 2051. The Company determines if a contract is a lease at inception or modification. Lease terms may include options to extend or terminate the lease and are included in the lease measurement when it is reasonably certain that the Company will exercise that option. Right-of-use (“ROU”) assets represent the right to use an underlying asset for the lease term and corresponding lease liabilities represent the obligation to make lease payments arising from the lease. ROU assets and liabilities are determined using the Company’s incremental borrowings rate based upon information available at lease commencement. Certain lease incentives such as free rent periods are recorded as a reduction of the ROU asset. Lease costs for operating leases are recognized on a straight-line basis over the life of the lease.

The Company has lease agreements with lease and non-lease components. The Company elected the practical expedient to combine lease and non-lease components for certain real estate leases.

Variable lease expenses may include changes in index-linked lease payments and certain variable operating expenses associated with real estate leases. These payments are recognized in operating expenses in the period incurred.

At December 31, 2022 and 2021, the Company had operating lease net ROU assets of $11 million and $14 million and associated lease liabilities of $18 million and $23 million, respectively, classified within other assets and other liabilities, respectively. Net lease expense was $42 million, $30 million, and $22 million in 2022, 2021 and 2020, respectively, including expenses associated with software leases.

The following table summarizes the components of operating lease costs and other information related to operating leases recorded within operating costs and other expenses, net of deferrals, (in millions):

	Years Ended December 31,
	2022	2021	2020
Lease Cost:
Operating leases (1)	$6	$7	$11
Variable lease costs	2	2	2
Sublease income	(3)	(4)	(5)
Net Lease Cost	$5	$5	$8

Other Information:
Cash paid for amounts included in the measurement of operating lease liability	$6	$7	$10
Weighted average lease term	5 years	5 years	6 years
Weighted average discount rate	3.7%	3.6%	3.6%
(1)    Operating lease costs exclude software leases, as intangible assets are excluded from the scope of Accounting Standard Codification 842, Leases.

At December 31, 2022, the maturities of operating lease liabilities were as follows (in millions):

2023	$6
2024	5
2025	3
2026	3
2027	1
Thereafter	2
Total	$20
Less: interest	2
Present value of lease liabilities	$18

18.    Share-Based Compensation

Prudential Share Plans

Historically, certain associates participated in various share award plans relating to Prudential shares and/or American Depositary Receipts (“ADRs”) that were tradable on the New York Stock Exchange. Outstanding non-vested Prudential ADRs granted as of December 31, 2020 were 4,728,473. In 2021, these plans were replaced through a re-issuance under Jackson Financial’s 2021 Omnibus Incentive Plan (the “Incentive Plan”) and the remaining outstanding Prudential awards were exchanged for Jackson Financial awards under the new Incentive Plan as further described below.

2021 Omnibus Incentive Plan

In April 2021, Jackson Financial’s Board of Directors adopted, and Jackson Financial’s shareholders approved, the Incentive Plan. This Incentive Plan became effective following the completion of the Demerger and replaced the Prudential Share Plans. The outstanding unvested awards previously issued under the Prudential Share Plans were exchanged for equivalent awards of shares of Jackson Financial’s Class A Common Stock under the Incentive Plan, with a grant date of October 4, 2021. The performance conditions of the awards were modified, based on U.S. GAAP based metrics, rather than International Financial Reporting Standards ("IFRS"). The incremental compensation cost resulting from the modifications will be recognized ratably over the remaining requisite service period of each award.

The Incentive Plan allows for stock-based awards including stock options, stock appreciation rights, restricted share awards, performance share awards, and deferred share units. The Incentive Plan has a ten-year term, expiring in September 2031. Jackson Financial currently has Restricted Share Unit and Performance Unit equity-based compensation awards outstanding. Dividend equivalents are generally accrued on restricted share units and performance share units outstanding as of the record date. These dividend equivalents are paid only on restricted share units and performance share units that ultimately vest. Generally, the requisite service period is the vesting period. In the case of retirement (eligibility for which is based on the associate's age and years of service as provided in the relevant award agreement), awards vest in full, but are subject to the satisfaction of any applicable performance criteria and paid in line with the original vesting date.

The Company reflects the cash settled awards of the above Incentive Plan as a liability classified plan and, therefore, reports the accrued compensation expense and the value of the cash settled awards within other liabilities. At December 31, 2022 and 2021, the Company had accrued $65 million and $61 million, respectively, for future payments under this plan, respectively. Jackson Financial allocates a portion of the compensation expense associated with the share-settled awards to Jackson, which Jackson settles with Jackson Financial monthly, on a one-month lag.

Restricted Share Units ("RSUs")

Jackson Financial grants RSUs to certain associates and non-employee directors. The majority of associate RSUs are expected to vest in three equal installments on the first through third anniversaries of the grant date over a 3-year service period, subject to forfeiture and transfer restrictions, and are payable in cash or shares of Jackson Financial common stock at Jackson Financial’s discretion. The associate awards granted in 2021 will have a shortened, 30-month vesting period. In addition, 1 and 2-year awards were issued in connection with Jackson Financial's Demerger. RSUs have immediate dividend rights and voting rights upon issuance of underlying shares when the share units vest. In lieu of cash dividend payments, the dividends on unvested RSUs are awarded in additional units equal to the value of the dividends and are subject to the same vesting and distribution conditions as the underlying RSU.

Outstanding non-vested liability classified RSUs granted to associates were as follows:

Year Ended December 31, 2022	Cash-Settled
	RSUs	Weighted-Average Grant Date Fair Value per Share
Non-vested at beginning of period	1,568,395	$26.09
Granted (1)	919,084	$38.71
Vested	(680,089)	$26.93
Forfeited	(75,859)	$28.48
Non-vested at end of period	1,731,531	$32.77

Year Ended December 31, 2021	Cash-Settled
	RSUs	Weighted-Average Grant Date Fair Value per Share
Non-vested at beginning of period	—	$—
Granted (1)	1,338,880	$26.57
Vested	—	$—
Forfeited	(5,177)	$26.41
Re-issuance due to modification	234,692	$26.41
Non-vested at end of period	1,568,395	$26.09

(1) Includes dividend equivalents granted in the current period on awards outstanding

Performance Share Units ("PSUs")

Jackson Financial grants PSUs to certain associates. PSU vesting is contingent on meeting a specified service requirement and the level of achievement of performance conditions. The PSU awards entitle recipients to receive, upon vesting, a number of units that range from 0% to 200% of the number of PSUs awarded, depending on the level of achievement of the specified performance conditions. The awards are generally expected to vest after a period of three years, subject to forfeiture and transfer restrictions, and are payable in cash or shares of Jackson Financial common stock at Jackson Financial’s discretion. However, the awards granted in 2021 will have a shortened, 30-month vesting period. Award recipients have immediate dividend rights and voting rights upon issuance of underlying shares when the share units vest. The dividends on unvested PSUs are awarded in additional units equal to the value of the dividends and are subject to the same vesting and distribution conditions as the underlying PSUs. The modified PSU awards retained their vesting and performance conditions, modified based on U.S. GAAP based metrics, rather than IFRS.

Outstanding non-vested liability classified PSUs granted were as follows:

Year Ended December 31, 2022	Cash-Settled
	PSUs	Weighted-Average Grant Date Fair Value per Share
Non-vested at beginning of period	1,519,122	$26.56
Granted (1)	217,270	$37.81
Vested	(525,143)	$26.63
Forfeited	(81,196)	$26.76
Non-vested at end of period	1,130,053	$28.67

(1) Includes dividend equivalents granted in the current period on awards outstanding

Year Ended December 31, 2021	Cash-Settled
	PSUs	Weighted-Average Grant Date Fair Value per Share
Non-vested at beginning of period	—	$—
Granted (1)	219,139	$27.44
Vested	—	$—
Forfeited	(3,087)	$26.41
Re-issuance due to modification	1,303,070	$26.41
Non-vested at end of period	1,519,122	$26.56

(1) Includes dividend equivalents granted in the current period on awards outstanding

Compensation Cost

The Company charges the fair value of the RSUs and PSUs to expense over the requisite service period. The fair value of equity-classified RSUs and PSUs is based on the price of Jackson Financial’s common stock on the grant date. The fair value of liability-classified RSUs and PSUs is based on the price of Jackson Financial’s common stock as of the reporting date. For performance-based awards, Jackson Financial estimates the number of shares expected to vest at the end of the performance period based on the probable achievement of the performance objectives. RSUs have graded vesting features and the Company recognizes expense for those awards on a straight-line basis over the requisite service period. Jackson Financial recognizes forfeitures as they occur when recognizing share-based compensation expense.

Total expense related to these share-based plans was as follows (in millions):

	For the Years Ended December 31,
	2022	2021	2020
Compensation expense recognized	$118	$97	$44
Income tax benefit recognized	$23	$19	$9

Unrecognized compensation cost for RSUs and PSUs under the Incentive Plan as of December 31, 2022 was $44 million with a weighted average recognition period of 1.09 years.

19.    Other Related Party Transactions

The Company's investment portfolio is managed by PPM America, Inc. ("PPM"), a registered investment adviser, and an indirect, wholly-owned subsidiary of Jackson Financial. The Company paid $58 million, $58 million, and $65 million for investment advisory services during the years ended December 31, 2022, 2021 and 2020.
The Company has entered into a shared services administrative agreement with PPM. Under the shared services administrative agreement, the Company charged $7 million, $6 million, and $9 million of certain management and corporate services costs in 2022, 2021 and 2020, respectively.

The Company provided a $75 million revolving credit facility to PPM. The loan is unsecured and matures in September 2028, accrues interest at Secured Overnight Financing Rate ("SOFR") plus 2% plus 0.12% spread adjustment, and has a commitment fee of 0.1% per annum. At both December 31, 2022 and 2021, the outstanding balance was $20 million. The highest outstanding loan balance during both 2022 and 2021 was $20 million.

The Company provides a $100 million revolving credit facility to Jackson Financial, an upstream holding company. The loan is unsecured and matures in December 2026, accrues interest at SOFR plus 2% plus 0.12% spread adjustment, and has a commitment fee of 0.1% per annum. There was no outstanding balance at both December 31, 2022 and 2021, respectively. The highest outstanding loan balance during 2022 and 2021 was nil and $30 million, respectively.
The Company has entered into a shared services administrative agreement with Jackson Financial. Under the shared services administrative agreement, the Company charged $18 million of certain management and corporate services costs in 2022.

The Company has a Master Repurchase Agreement with Jackson Financial, which allows for repurchase agreement transactions between the companies. There were no such borrowings during 2022. There was no outstanding balance as of December 31, 2022. Interest paid during 2022 was nil.

The Company provides a $20 million revolving credit facility to Jackson Holdings, LLC, an upstream holding company. The loan is unsecured, matures in June 2024, accrues interest at LIBOR plus 2% per annum and has a commitment fee of 0.25% per annum. The outstanding balance at both December 31, 2022 and 2021 was nil. The highest outstanding loan balance during both 2022 and 2021 was nil.

The Company, through its PGDS subsidiary, provides various information security and technology services to certain Prudential affiliated entities. The Company recognized nil, $4 million, and $5 million of revenue during the years ended December 31, 2022, 2021 and 2020, associated with these services. This revenue is included in other income in the accompanying Consolidated Income Statements and is substantially equal to the costs incurred to provide the services, which are reported in operating costs and other expenses in the Consolidated Income Statements.

The investments in the segregated account related to the Coinsurance Agreement with Athene are subject to an investment management agreement between the Company and Apollo Insurance Solutions Group LP (“Apollo”), which merged with Athene in 2022. Apollo management fees, which are calculated and paid monthly in arrears, are paid directly from the funds withheld account, administered by Athene. Payments associated with these services were $83 million, $104 million, and $60 million during the years ended December 31, 2022, 2021 and 2020.

Receivables from Affiliates
Effective December 30, 2016, the Company executed a reserve financing transaction, whereby, for statutory reporting, the risk on $319 million of statutory basis redundant term life reserves was transferred to a third-party reinsurer. In conjunction with the transaction, Squire Re II financed the excess reserves through the Squire Surplus Note issued to an affiliate, Brier Capital LLC (“Brier”), in return for a note receivable from Brier (the “Financing Note”). Quarterly interest payments due under the Financing Note and the Squire Surplus Note are offset against each other and only the net amounts are due. The outstanding principal on the Financing Note and the Squire Surplus Note, each initially $344 million, are expected to increase or decrease in relation to changes in the excess reserves financed. The Financing Note, reported in Receivables from Affiliates, matures December 30, 2031 and bears interest at 4.0%. The outstanding balance of both the Financing Note and the Squire Surplus Note was $158 million and $177 million at December 31, 2022 and 2021, respectively.

20.    Statutory Accounting and Regulatory Matters

The Company is required to prepare statutory financial statements in accordance with statutory accounting practices prescribed or permitted by the insurance department of the state of domicile. Statutory accounting practices primarily differ from U.S. GAAP by charging policy acquisition costs to expense as incurred and establishing future policy benefit liabilities using different actuarial assumptions, as well as valuing investments and certain assets and accounting for deferred income taxes on a different basis.

At December 31, 2022 and 2021, the Company’s statutory capital and surplus was $6.0 billion and $6.1 billion, respectively. Statutory net income (loss) of the Company was $3,688 million, $136 million, and $(1,933) million, in 2022, 2021 and 2020, respectively.

Under the Michigan Insurance Code of 1956, Jackson must notify the Michigan Director of Insurance prior to payment of any dividend. Ordinary dividends on capital stock may only be distributed out of earned surplus, excluding any unrealized capital gains and the effect of permitted practices (referred to as adjusted earned surplus). Ordinary dividends are also limited to the greater of 10% of statutory surplus as of the preceding year end, excluding any increase arising from the application of permitted practices, or the statutory net income, excluding any net realized investment gains, for the twelve-month period ended on the preceding December 31. The Michigan Director of Insurance may approve payment of dividends in excess of these amounts, which would be deemed an extraordinary dividend. The maximum amount that would qualify as an ordinary dividend, which would consequently be free from restriction and available for payment of dividends to Brooke Life in 2022, is estimated to be $3,688 million, subject to the availability of adjusted earned surplus as of the dividend date. At December 31, 2022, the Company had $943 million of adjusted earned surplus available for ordinary dividends. Ordinary dividends from the Company to its parent were nil in 2022, 2021, and 2020, respectively.

On February 24, 2023, the Michigan Department of Insurance and Financial Services (“DIFS”) approved a $450 million ordinary dividend to the Company’s parent, Brooke Life. In addition to the dividend, DIFS approved a $150 million return of capital to Brooke. The distributions to Brooke Life were remitted on March 1, 2023.

On March 1, 2022, the Company remitted a $600 million return of capital to Brooke.

Under Michigan insurance law, Value of Business Acquired ("VOBA") is reported as an admitted asset if certain criteria are met. Pursuant to Michigan insurance law, the Company reported nil and $33 million of statutory basis VOBA, at December 31, 2022 and 2021, respectively, which was fully admissible. At December 31, 2022, Jackson's statutory basis VOBA was nil as the balance was fully amortized in 2022.

The NAIC has developed certain risk-based capital (“RBC”) requirements for life insurance companies. Under those requirements, compliance is determined by a ratio of a company’s total adjusted capital (“TAC”), calculated in a manner prescribed by the NAIC to its authorized control level RBC, calculated in a manner prescribed by the NAIC. Companies below specific trigger points or ratios are classified within certain levels, each of which requires specified corrective action. The minimum level of TAC before corrective action commences is twice the authorized control level RBC (“Company action level RBC”). At December 31, 2022, the Company's TAC remained well in excess of the Company action level RBC.

In addition, on the basis of statutory financial statements that insurers file with the state insurance regulators, the NAIC annually calculates twelve financial ratios to assist state regulators in monitoring the financial condition of insurance companies. A usual range of results for each ratio is used as a benchmark and departure from the usual range on four or more of the ratios can lead to inquiries from individual state insurance departments. In 2022 and 2021, there were no significant exceptions with any ratios.

21.    Benefit Plans

The Company has a defined contribution retirement plan covering substantially all associates and certain affiliates. Effective January 1, 2020, associates are immediately eligible to participate in the Company’s matching contribution. To be eligible to participate in the Company’s profit-sharing contribution, an associate must have attained the age of 21, completed at least 1,000 hours of service in a 12-month period and passed their 12-month employment anniversary. In addition, the associate must be employed on the applicable January 1 or July 1 entry date. The Company’s annual profit-sharing contributions, as declared by Jackson’s Board of Directors, are based on a percentage of eligible compensation paid to participating associates during the year. In addition, the Company matches a participant’s elective contribution, up to 6 percent of eligible compensation, to the plan during the year. The Company’s expense related to this plan was $28 million, $28 million, and $30 million in 2022, 2021 and 2020, respectively.

The Company maintains non-qualified voluntary deferred compensation plans for certain associates and independent agents. At December 31, 2022 and 2021, the total aggregate liability for such plans was $469 million and $564 million, respectively, and was reported in other liabilities. The Company’s expense (income) related to these plans, including a match of elective deferrals for the agents’ deferred compensation plan and the change in value of participant elective deferrals, was $(47) million, $54 million, and $56 million in 2022, 2021 and 2020, respectively.

22.    Operating Costs and Other Expenses

The following table is a summary of the Company’s operating costs and other expenses (in millions):

	Years Ended December 31,
	2022	2021	2020
Asset-based commission expenses	$1,010	$1,126	$907
Other commission expenses	846	1,042	1,020
Deferral of acquisition costs	(628)	(796)	(735)
Sub-advisor expenses	337	400	336
General and administrative expenses	768	917	874
Athene ceding commission (1)	—	—	(1,202)
Total operating costs and other expenses	$2,333	$2,689	$1,200

(1) See Note 8 of the Notes to Consolidated Financial Statements for further information.

23.    Accumulated Other Comprehensive Income (Loss)

Comprehensive income (loss) includes all changes in shareholder's equity (except those arising from transactions with owners/shareholders) and includes net income, net unrealized gains or losses on available-for-sale securities, the impact of changes in the non-performance risk used in the remeasurement of market risk benefits, and the impact of changes in the discount rate used in the remeasurement of our reserves for future policy benefits and claims payable.

The following table represents changes in the balance of accumulated other comprehensive income (loss) ("AOCI"), net of income tax, related to unrealized investment gains (losses) (in millions, recast for the adoption of LDTI for 2022 and 2021):

	Years Ended December 31,
	2022	2021	2020
Balance, beginning of period (1)	$1,504	$3,960	$2,539

Change in accounting principle, net of tax	—	(391)	—
Other comprehensive income (loss):
Change in unrealized gains (losses) of investments	(8,253)	(1,821)	2,589
Change in current discount rate - reserve for future policy benefits (2)	1,664	507	—
Change in non-performance risk on market risk benefits	1,875	(424)	—
Change in unrealized gains (losses) - other	37	38	133
Change in deferred tax asset	111	370	(601)
Other comprehensive income (loss) before reclassifications	(4,566)	(1,330)	2,121
Reclassifications from AOCI, net of tax	(138)	(735)	(700)
Other comprehensive income (loss)	(4,704)	(2,065)	1,421
Balance, end of period (1)	$(3,200)	$1,504	$3,960
(1)Includes $(2,106) million and $287 million related to the investments held within the funds withheld account related to the Athene Reinsurance Transaction as of December 31, 2022 and December 31, 2021, respectively.
(2)Represents the impact of changes in the discount rate used in the remeasurement of our direct reserves for future policy benefits and claims payable, net of the remeasurement of ceded reserves for future policy benefits and claims payable.

The following table represents amounts reclassified out of AOCI (in millions, recast for the adoption of LDTI for 2022 and 2021):

AOCI Components	Amounts Reclassified from AOCI			Affected Line Item in the Consolidated Income Statement

	Years Ended December 31,
	2022	2021	2020
Net unrealized investment gain (loss):
Net realized gain (loss) on investments	$(175)	$(929)	$(1,142)	Net gains (losses) on derivatives and investments
Other impaired securities	—	(9)	10	Net gains (losses) on derivatives and investments
Net unrealized gain (loss)	(175)	(938)	(1,132)
Amortization of deferred acquisition costs	—	—	246
Reclassifications, before income taxes	(175)	(938)	(886)
Income tax expense (benefit)	(37)	(203)	(186)
Reclassifications, net of income taxes	$(138)	$(735)	$(700)

24.    Revision and Reclassifications of Prior Period Financial Statements

In 2022, the Company identified errors related to the classification of certain balances and amounts in line items of Consolidated Balance Sheets, Income Statements, and Statements of Cash Flows of its previously issued Consolidated Financial Statements. These errors consist of balances and amounts related to deferred sales inducement assets, liabilities for certain life-contingent annuities, sub-advisor fee expenses, and other operating expenses and do not impact previously reported net income, total equity, or net cash flows.

Management evaluated these errors and the impact to previously issued financial statements based upon SEC Staff Accounting Bulletin No. 99, Materiality, which has since been codified in Accounting Standards Codification (“ASC”) 250, Accounting Changes and Error Corrections. Based on this evaluation, management has concluded that the adjustments and impact of these errors are not material to any previously issued quarterly or annual financial statements. However, to improve the consistency and comparability of the financial statements, management has revised previously reported financial statement line items and related disclosures in this report.

In addition, certain other immaterial amounts in prior period financial statements have been reclassified to conform to the current period presentation.

The following tables, recast for the adoption of LDTI for 2021, present Consolidated Balance Sheets and Income Statements line items affected by the revisions and reclassifications of previously reported financial statements adjusted for the adoption of LDTI, detailing amounts previously reported, the impact upon those line items due to revisions and reclassifications and amounts as currently revised within the financial statements. For the years ended December 31, 2021 and 2020 the reclassification also impacted the Consolidated Statements of Cash Flows in the amount of $61 million and $65 million, respectively, which increased financing cash flows offset by a decrease in operating cash flows. In addition, there were revisions reflected in our disclosures throughout these Consolidated Financial Statements.

Consolidated Balance Sheets (in millions)	As Previously Reported	Impact for the Adoption of LDTI	Impact of Revisions and Reclassifications	As Revised
	12/31/21	12/31/21	12/31/21	12/31/21

Assets
Deferred acquisition costs	$14,246	$(727)	$—	$13,519
Reinsurance recoverable, net of allowance for credit losses	33,169	(292)	—	32,877
Reinsurance recoverable on market risk benefits, at fair value	—	383	—	383
Market risk benefit assets, at fair value	—	1,664	—	1,664
Deferred income taxes, net	909	762	—	1,671
Other assets	577	4	75	656
Total assets	372,045	1,794	75	373,914

Liabilities
Reserves for future policy benefits and claims payable	17,617	(3,477)	1,037	15,177
Other contract holder funds	59,456	(5)	(962)	58,489
Market risk benefit liabilities, at fair value	—	8,033	—	8,033
Other liabilities	1,946	(1)	—	1,945
Total liabilities	360,009	4,550	75	364,634

Equity
Accumulated other comprehensive income, net of tax expense	1,890	(386)	—	1,504
Retained earnings	4,168	(2,370)	—	1,798
Total Equity	12,036	(2,756)	—	9,280
Total liabilities and equity	$372,045	$1,794	$75	$373,914

Consolidated Income Statements (in millions)	As Previously Reported	Impact for the Adoption of LDTI	Impact of Revisions and Reclassifications	As Revised
	Year Ended	Year Ended	Year Ended	Year Ended
	12/31/21	12/31/21	12/31/21	12/31/21

Revenues
Fee income	$7,594	$—	$400	$7,994
Premium	107	—	15	122
Net investment income	3,086	—	54	3,140
Total net gains (losses) on derivatives and investments	(2,480)	(2,887)	—	(5,367)
Total revenues	8,400	(2,887)	469	5,982

Benefits and Expenses
Death, other policy benefits and change in policy reserves, net of deferrals	892	(45)	57	904
(Gain) loss from updating future policy benefits cash flow assumptions, net	—	41	—	41
Market risk benefits (gains) losses, net	—	(3,966)	—	(3,966)
Interest credited on other contract holder funds, net of deferrals and amortization	861	(2)	(34)	825
Operating costs and other expenses, net of deferrals	2,242	—	447	2,689
Amortization of deferred acquisition costs	520	786	(1)	1,305
Total benefits and expenses	4,537	(3,186)	469	1,820
Pretax income (loss)	3,863	299	$—	4,162
Income tax (benefit) expense	616	64	—	680
Net income (loss)	$3,247	$235	$—	$3,482

Consolidated Income Statements (in millions)	As Previously Reported	Impact for the Adoption of LDTI	Impact of Revisions and Reclassifications	As Revised
	Year Ended	Year Ended	Year Ended	Year Ended
	12/31/20	12/31/20	12/31/20	12/31/20

Revenues
Fee income	$6,504	$—	$336	$6,840
Premium	130	—	27	157
Net investment income	2,781	—	55	2,836
Total revenues	3,025	—	418	3,443

Benefits and Expenses
Death, other policy benefits and change in policy reserves, net of deferrals	1,235	—	78	1,313
Interest credited on other contract holder funds, net of deferrals and amortization	1,202	—	91	1,293
Operating costs and other expenses, net of deferrals	807	—	393	1,200
Amortization of deferred acquisition costs	(390)	—	(144)	(534)
Total benefits and expenses	5,418	—	418	5,836
Net income (loss)	$(1,552)	$—	$—	$(1,552)

25.    Selected Quarterly Financial Data (Unaudited)

Effective January 1, 2023, the Company adopted LDTI using the modified retrospective transition method relating to liabilities for traditional and limited payment contracts and deferred policy acquisition costs associated therewith; and on a retrospective basis, in relation to market risk benefits ("MRBs"). See Note 2 of the Notes to Consolidated Financial Statements for further description of the adoption of this new accounting principle.

The following table contains quarterly financial information recast for the years ended December 31, 2022 and 2021 (in millions):

	Three Months Ended
	March 31,		June 30,		September 30,		December 31,
	2022	2021	2022	2021	2022	2021	2022	2021
Revenues
Fee income	$1,997	$1,890	$1,920	$1,976	$1,893	$2,047	$1,861	$2,081
Premiums	31	31	26	31	30	30	22	30
Net investment income:
Net investment income excluding funds withheld assets	398	537	355	450	335	472	378	493
Net investment income on funds withheld assets	260	291	364	294	313	299	317	304
Total net investment income	658	828	719	744	648	771	695	797
Net gains (losses) on derivatives and investments:
Net gains (losses) on derivatives and investments	(1,566)	(2,839)	2,940	(388)	(194)	(421)	(4,198)	(1,698)
Net gains (losses) on funds withheld reinsurance treaties	1,028	898	1,077	(768)	555	(115)	(474)	(36)
Total net gains (losses) on derivatives and investments	(538)	(1,941)	4,017	(1,156)	361	(536)	(4,672)	(1,734)
Other income	20	23	20	31	19	17	25	22
Total revenues	2,168	831	6,702	1,626	2,951	2,329	(2,069)	1,196

Benefits and Expenses
Death, other policy benefits and change in policy reserves, net of deferrals	288	255	261	214	240	280	246	155
(Gain) loss from updating future policy benefits cash flow assumptions, net	15	48	14	6	(39)	(15)	(26)	2
Market risk benefits (gains) losses, net	(1,907)	(6,522)	1,184	1,512	(913)	1,066	(1,900)	(22)
Interest credited on other contract holder funds, net of deferrals and amortization	195	212	206	207	223	205	235	201
Interest expense	5	6	6	7	8	4	18	5
Operating costs and other expenses, net of deferrals	631	631	532	655	568	666	602	737
Amortization of deferred acquisition costs	316	331	308	328	304	327	297	319
Total benefits and expenses	(457)	(5,039)	2,511	2,929	391	2,533	(528)	1,397
Pretax income (loss)	2,625	5,870	4,191	(1,303)	2,560	(204)	(1,541)	(201)
Income tax expense (benefit)	395	1,118	854	(246)	661	(98)	(380)	(94)
Net income (loss)	2,230	4,752	3,337	(1,057)	1,899	(106)	(1,161)	(107)

26.    Subsequent Events (Unaudited)

The Company has evaluated subsequent events through the date these recast Consolidated Financial Statements were issued.

In early March through late April, several regional U.S. banks were taken over by federal regulators with the Federal Deposit Insurance Corporation ("FDIC") being named the receiver. These bank failures raised concern among investors and depositors regarding the solvency and liquidity of regional banks across the country, leading to increased stress on the banking sector. In response, the FDIC invoked a systemic risk exception allowing the government to ensure repayment of all amounts on deposit at the failed banks. We continue to monitor and analyze the ongoing situation in the banking sector. Except for assets held as part of reinsurance arrangements within our funds withheld portfolios, where the Company does not have exposure to Silicon Valley Bank ("SVB"), Signature Bank, First Republic Bank, and Credit Suisse Additional Tier 1 debt as of March 31, 2023.

Schedule I
Jackson National Life Insurance Company and Subsidiaries
Summary of Investments—Other Than Investments in Related Parties
(In millions)

	As of December 31, 2022
			Amount at
			Which Shown
	Cost or		on Balance
Type of Investment	Amortized Cost	Fair Value	Sheet
Debt securities:
Bonds:
U.S. government securities	$5,731	$4,724	$4,724
Other government securities	1,719	1,468	1,468
Public utilities	5,833	5,167	5,167
Corporate securities	26,532	22,905	22,905
Residential mortgage-backed	498	452	452
Commercial mortgage-backed	1,813	1,631	1,631
Other asset-backed securities	6,231	5,725	5,725
Total debt securities	48,357	42,072	42,072
Equity securities	359	359	359
Mortgage loans	11,549	N/A	11,549
Policy loans	4,376	N/A	4,376
Derivative instruments	1,270	N/A	1,270
Other invested assets	2,174	N/A	2,817
Total investments	$68,085		$62,443

See the accompanying Report of Independent Registered Public Accounting Firm

Schedule III
Jackson National Life Insurance Company and Subsidiaries
Supplemental Insurance Information
(In millions)

		Reserves for
	Deferred	Future Policy
	Acquisition	Benefits and	Other Contract
	Costs	Claims Payable	Holder Funds
December 31, 2022(1)
Retail Annuities	$12,725	$1,406	$36,231
Closed Life and Annuity Blocks	119	10,894	12,730
Institutional Products	—	—	9,019
Corporate and Other	74	—	—
Total	$12,918	$12,300	$57,980

December 31, 2021(1)
Retail Annuities	$13,365	$1,706	$36,501
Closed Life and Annuity Blocks	130	13,471	13,158
Institutional Products	—	—	8,830
Corporate and Other	24	—	—
Total	$13,519	$15,177	$58,489

December 31, 2020
Retail Annuities	$13,739	$9,075	$38,720
Closed Life and Annuity Blocks	134	13,417	13,491
Institutional Products	—	—	11,138
Corporate and Other	24	—	—
Total	$13,897	$22,492	$63,349

(1) Recast for the adoption of ASU 2018-12. See Notes 1 and 2 to the Consolidated Financial Statements.

(continued)

Schedule III
Jackson National Life Insurance Company and Subsidiaries
Supplemental Insurance Information
(In millions)

			Interest Credited	Deferred
			on Other	Acquisition and	Operating
		Net Investment	Contract Holder	Sales Inducements	Costs and
	Premium	Income	Funds	Amortization	Other Expenses
December 31, 2022(1)
Retail Annuities	$10	$394	$246	$557	$2,174
Closed Life and Annuity Blocks	111	706	412	11	129
Institutional Products	—	312	201	—	5
Corporate and Other	—	55	—	—	25
Segment subtotal	121	1,467	859	568	2,333
Non-operating items (2)	(12)	1,253	—	657	—
Total	$109	$2,720	$859	$1,225	$2,333

December 31, 2021(1)
Retail Annuities	$15	$686	$218	$556	$2,455
Closed Life and Annuity Blocks	119	950	419	12	181
Institutional Products	—	260	188	—	5
Corporate and Other	—	56	—	—	48
Segment subtotal	134	1,952	825	568	2,689
Non-operating items (2)	(12)	1,188	—	737	—
Total	$122	$3,140	$825	$1,305	$2,689

December 31, 2020
Retail Annuities	$27	$947	$469	$55	$2,172
Closed Life and Annuity Blocks	143	776	436	17	190
Institutional Products	—	355	250	—	5
Corporate and Other	—	(34)	—	20	36
Segment subtotal	170	2,044	1,155	92	2,403
Non-operating items (1)	(13)	792	138	(626)	(1,203)
Total	$157	$2,836	$1,293	$(534)	$1,200

(1) Recast for the adoption of ASU 2018-12. See Notes 1 and 2 to the Consolidated Financial Statements.
(2) See Note 3. Segment Information for further details on the non-operating items.

See the accompanying Report of Independent Registered Public Accounting Firm

Schedule IV
Jackson National Life Insurance Company and Subsidiaries
Reinsurance
For the Years Ended December 31, 2022, 2021, and 2020
(In millions)

					% Amount
					Assumed to
	Gross Amount	Ceded	Assumed	Net Amount	Net
December 31, 2022
Life insurance in-force	$86,792	$55,496	$15,976	$47,272	33.8%
Insurance premium
Life insurance	$325	$251	$37	$111	33.3%
Accident and health	25	28	3	—
Payout annuity	10	—	—	10
Annuity guaranteed benefits	—	12	—	(12)
Total insurance premium	$360	$291	$40	$109	36.7%

December 31, 2021
Life insurance in-force	$105,704	$72,034	$16,358	$50,028	32.7%
Insurance premium
Life insurance	$354	$273	$38	$119	31.9%
Accident and health	38	42	4	—
Payout annuity	15	—	—	15
Annuity guaranteed benefits	—	12	—	(12)
Total insurance premium	$407	$327	$42	$122	34.4%

December 31, 2020
Life insurance in-force	$118,328	$81,858	$17,034	$53,504	31.8%
Insurance premium
Life insurance	$273	$172	$42	$143	29.6%
Accident and health	36	41	5	—
Payout annuity	27	—	—	27
Annuity guaranteed benefits	—	13	—	(13)
Total insurance premium	$336	$226	$47	$157	29.9%
See the accompanying Report of Independent Registered Public Accounting Firm

Schedule V
Jackson National Life Insurance Company and Subsidiaries
Valuation and Qualifying Accounts
For the Years Ended December 31, 2022 and 2021
(In millions)

	Balance at	Charged to
	Beginning	Costs and				Balance at
	of Period	Expenses		Deductions		End of Period
December 31, 2022
Allowance for credit losses on debt securities	$9	$36		$(22)	(1)	$23
Allowances for credit losses on mortgage and other loans	94	—		1	(2)	95
Allowance for credit losses on reinsurance recoverable	12	3		—		15
Valuation allowance on deferred tax asset	—	900	(3)	—		900
	$115	$939		$(21)		$1,033

December 31, 2021
Allowance for credit losses on debt securities	$14	$11		$(16)	(1)	$9
Allowances for credit losses on mortgage and other loans	179	—		(85)	(2)	94
Allowance for credit losses on reinsurance recoverable	13	—		(1)		12
Valuation allowance on deferred tax asset	—	—		—		—
	$206	$11		$(102)		$115

(1) Represents reductions for securities disposed.
(2) Represents provision (release) of allowance for write-offs.
(3) Includes $900 million valuation allowance during the year ended December 31, 2022, associated with the unrealized tax losses in the companies' available for sale securities portfolio, see Note 15. Income Taxes for further information.

See the accompanying Report of Independent Registered Public Accounting Firm

APPENDIX A: CALCULATION EXAMPLES
The Contract currently offers five interest Crediting Method/Protection Option combinations for crediting Index Adjustments to the Index Account Options: Cap with Buffer, Cap with Floor, Performance Trigger with Buffer, Performance Trigger with Floor, and Performance Boost with Buffer.
We calculate the Interim Value on each day of the Index Account Option Term. The Interim Value is the amount that is available to be withdrawn or for an Intra-Term Performance Lock from your Index Account Option on any given day. The Interim Value calculation depends, in part, on the Crediting Method and Protection Option you elect. In calculating the Interim Value, we use the Index Value on two dates, which helps us determine the Index Adjustment, positive or negative, to be credited to your Index Account Option Value each day: the Index Value on the first day of the Term and the Index Value on each day we calculate your Interim Value. To determine the Index Adjustment, we then determine the net change in Index Value and express it as a percentage. This result is called the Index Return. If the Index Return is positive or zero on the Cap and Performance Trigger Crediting Methods, or if the Index Return is positive, zero, or negative but within the elected Buffer on the Performance Boost Crediting Method, we apply the prorated Crediting Method rate. For the Cap Crediting Method, the positive Index Return is multiplied by the Index Participation Rate before the application of the prorated Cap Rate. If the Index Return is negative on the Cap and Performance Trigger Crediting Methods, or if the Index Return is negative in excess of the elected Buffer on the Performance Boost Crediting Method, we adjust the return to reflect the prorated Protection Option. The Floor rate is not prorated and will be equal to the term-length Floor . Certain states require us to provide guaranteed minimum Index Adjustment Factors (identified in Appendix B: State Variations). In these states, when we calculate your Interim Value, we will apply the greater of the (non-guaranteed) prorated Index Adjustment Factors or the guaranteed minimum Index Adjustment Factors. This means, if the guaranteed minimum Index Adjustment Factors result in a higher Interim Value, we will apply the higher Interim Value. The Adjusted Index Return is then multiplied by the Index Account Option Value at the beginning of the Term (adjusted to reflect any withdrawals during the Term) to determine the amount of Index Adjustment to credit. The Index Adjustment is then added to or subtracted from your Index Account Option Value at the beginning of the Term (adjusted to reflect any withdrawals during the Term) to get the current Index Account Option Value. It should be noted that unless otherwise indicated, Market Value Adjustments are not included in the examples for simplicity and the total Withdrawal Value at any point is equal to the Pre-Withdrawal Interim Value, Intra-Term Performance Lock Interim Value, or the Total Withdrawal Value in the tabular representation of examples 1-13.

INDEX TO EXAMPLES
During the Crediting Term
Cap Crediting Method
Cap with Buffer, Single Withdrawal where Index Return exceeds Cap	Example 1	pg. A-2
Cap with Buffer, Multiple Withdrawals, Index Participation Rate ("IPR") greater than 100%, Index Return within Buffer, Index Return exceeds Buffer	Example 2	pg. A-4
Cap with Floor, Single Withdrawal, IPR greater than 100%, Index Return less than Cap	Example 3	pg. A-6
Cap with Floor, Multiple Withdrawals, Index Return within Floor, Index Return exceeds Floor	Example 4	pg. A-8
Performance Trigger Crediting Method
Performance Trigger with Buffer, Single Withdrawal, Index Return greater than PTR, Index Return less than PTR	Example 5	pg. A-10
Performance Trigger with Buffer, Multiple Withdrawals, Index Return less than PTR, Index Return exceeds Buffer, Index Return within Buffer	Example 6	pg. A-12
Performance Trigger with Floor, Single Withdrawal, Index Return less than PTR, Index Return within Floor	Example 7	pg. A-14
Performance Trigger with Floor, Multiple Withdrawals, Index Return greater than PTR, Index Return with the Floor, Index Return exceeds the Floor	Example 8	pg. A-16
Performance Boost Crediting Method
Performance Boost with Buffer, Single Withdrawal, Index Return equal to Buffer, Index Return within Buffer with Index Adjustment less than Performance Boost Cap Rate ("PBCR"), Index Return exceeds Buffer	Example 9	pg. A-18
Performance Boost with Buffer, Multiple Withdrawals, Index Return less than PBCR where Index Adjustment is capped, Index Return within Buffer where Index Adjustment is less than PBCR, Index Return exceeds Buffer	Example 10	pg. A-20
Intra-Term Performance Lock
Cap with Buffer, Index Return exceeds Cap	Example 11	pg. A-22
Cap with Floor, Index Return less than Cap	Example 12	pg. A-24
Performance Boost with Buffer, Index Return exceeds Performance Boost Cap Rate	Example 13	pg. A-26
Advisory Fee Withdrawals

Multiple Advisory Fee Withdrawals in a Contract Year, Single Advisory Fee Withdrawal in a Contract Year, Advisory Fee Withdrawal that exceeds permissible limit and resulting impact to Contract values if Withdrawal is made anyway despite not following administrative rules	Example 18	pg. A-35
Market Value Adjustment
MVA Free Withdrawal, Positive MVA, Negative MVA	Example 19	pg. A-37
On the Term Anniversary
Automatic Rebalancing
Contract Anniversary where all Index Account Options are at the end of their Terms	Example 14	pg. A-28
Contract Anniversary where two out of four Index Account Options are at the end of their Terms	Example 15	pg. A-29
Contract Anniversary where three out of four Index Account Options are at the end of their Terms	Example 16	pg. A-31
Contract Anniversary where an Intra-Term Performance Lock was performed during the Contract Year	Example 17	pg. A-32

Interim Value Adjustment Upon Withdrawals and Index Crediting Examples

Example 1: This example demonstrates the impact on contract values of taking a single partial withdrawal when the Cap crediting method is elected with the Buffer protection option. The term starts on January 1, and the withdrawal occurs on August 8 when the index return is positive and higher than the prorated Cap Rate. Contract values are also quoted at the beginning of the term and end of the term where the index return is positive and higher than the Cap Rate.

•On January 1, you make the first Premium payment of $100,000 and you are 100% allocated to a 1-year Cap with Buffer Index Account Option with an 8% Cap Rate, 100% Index Participation Rate ("IPR"), and 10% Buffer, then on August 8, you would have accrued 60% (219/365) of your Cap Rate (0.6 * 8% = 4.8%) and 60% (219/365) of your Buffer (0.6 * 10% = 6.00%) since 219 days have elapsed during your crediting term and your Cap Rate and Buffer are prorated by multiplying the Index Adjustment Factors by the number of days elapsed during the Index Account Option Term over the total number of days in the Index Account Option Term.
•If the Index is up 5% your Interim Value at that time would be credited with the lesser of the prorated Cap Rate (4.8%) and Index Return multiplied by the Index Participation Rate (5% * 100% = 5%) ($100,000 * 4.8% + $100,000 = $104,800). This would be the amount available for a full withdrawal from the Index Account at that time.
•If you take a partial withdrawal of $5,000, your Index Account Option Value will be reduced by the proportion of your partial withdrawal to the Interim Value ($5,000/$104,800 = 4.77%).
•Your Index Account Option Value at the beginning of the Term would be reduced by the percentage reduction in your Interim Value ($100,000 - 4.77% * $100,000 = $95,229.00). This adjusted Index Account Option Value is used to calculate subsequent Interim Values and to calculate the end of term Index Account Option Value.
•After the partial withdrawal, your Index Account Option Value would then have a recalculated Index Adjustment credited to obtain the current remaining total Withdrawal Value ($95,229.01 * 4.8% + $95,229.01 = $99,800). This remaining total Withdrawal Value is the same as the Interim Value prior to the withdrawal ($104,800) minus the withdrawal amount ($5,000).
•Carrying this example forward to the end of the Term, assume the Index is up 10%. You will have accrued the full Cap Rate (8%) and Buffer (10%). Since the Index Return is positive, the Index Adjustment credited would be the lesser of the Cap Rate and Index growth multiplied by the Index Participation Rate ($95,229.01 + 8% * $95,229.01 = $102,847.33) to find the final total Withdrawal Value. The total Withdrawal Value will become the starting Index Account Option Value for the next Index Account Option Term.

Tabular Representation of Example 1 (1-year Term)
Days Elapsed in Crediting Term [A]	0	219	365
Total number of days in Crediting Term [B]	365	365	365
Proration of Index Adjustment Factors [C] = [A]/[B]	0	0.6	1

Year to Date Index Change [D]	0%	5%	10%
Index Participation Rate [E]	100%	100%	100%
Cap Rate [F]	8%	8%	8%
Prorated Cap Rate [G] = [C] x [F]	0%	4.8%	8.0%
Buffer [H]	10%	10%	10%
Prorated Buffer [I] = [C] x [H]	0%	6%	10%
Index Adjustment [J] = min([D] + [I], 0%) if [D] < 0% [J] = min([G], [D] x [E]) otherwise	0%	4.8%	8.0%
Pre-Withdrawal Index Account Option Value [K]	$100,000.00	$100,000.00	$95,229.01
Pre-Withdrawal Interim Value [L] = (1+[J]) x [K]	$100,000.00	$104,800.00	$102,847.33
Withdrawals [M]	$0.00	$5,000.00	$0.00
Interim Value reduced by withdrawal (%) [N] = [M] / [L]	0.00%	4.77%	0.00%
Index Account Option Value [O] = [K] x (1-[N])	$100,000.00	$95,229.01	$95,229.01

Example 1
Cap Rate 8.0%
10%
8.00%
Cap Rate 4.8%
5%
4.80%
August 8th
Jan 1st (End of Term)
Index Return
Index Adjustment

Example 2: This example demonstrates the impact on contract values of taking multiple partial withdrawals throughout the Term when the Cap crediting method is elected with the Buffer protection option. The Term starts on January 1 and the first withdrawal occurs on May 27 when the index return is positive and lower than the prorated Cap Rate. The second withdrawal occurs on October 20 when the index return is negative and within the prorated Buffer. Contract values are also quoted at the beginning of the term and end of the term where the index return is negative and exceeds the Buffer.
•On January 1, you make your first Premium payment of $100,000 and you are 100% allocated to a 1-year Cap with Buffer Index Account Option with an 8% Cap Rate, 110% Index Participation Rate, and 10% Buffer, then on May 27 you would have accrued 40% (146/365) of your Cap Rate (0.4 * 8%= 3.2%) and 40% of your Buffer (0.4 * 10%= 4%) since 146 days have elapsed during your crediting term and your Cap Rate and Buffer are by multiplying the Index Adjustment Factors by the number of days elapsed during the Index Account Option Term over the total number of days in the Index Account Option Term.
•If the Index is up 1% your Interim Value at that time would be credited with the lesser of the prorated Cap Rate (2%) and Index Return multiplied by the Index Participation Rate (1% * 110% = 1.1%) ($100,000 * 1.1% + $100,000 = $101,100). This would be the amount available for a full withdrawal from the Index Account at that time.
•If you take a partial withdrawal of $5,000 on May 27, your Index Account Option Value at the beginning of the Term will be reduced by the proportion of your withdrawal to the Interim Value ($5,000/$101,100 = 4.95%).
•Your Index Account Option Value at the beginning of the Term would be reduced by the percentage reduction in your Interim Value ($100,000 - 4.95% * $100,000 = $95,054.40). This adjusted Index Account Option Value is used to calculate subsequent Interim Values and to calculate the end of term Index Account Option Value.
•After the partial withdrawal, your Index Account option Value would then have a recalculated Index Adjustment credited to obtain the current remaining total Withdrawal Value ($95,054.40 * 1.1% + $95,054.40 = $96,100). This remaining total Withdrawal Value is the same as the Interim Value prior to the withdrawal ($101,100) minus the withdrawal amount ($5,000).
•If you make a second partial withdrawal of $5,000 on October 20, you would have accrued 80% (292/365) of your Cap Rate (0.8 * 8% = 6.4%) and 80% of your Buffer (0.8 * 10% = 8%) since 292 days have elapsed during your crediting term and your Cap Rate and Buffer are prorated by multiplying the Index Adjustment Factors by the number of days elapsed during the Index Account Option Term over the total number of days in the Index Account Option Term.
•If the Index is down 4%, no Index Participation Rate is applied to the Index Return and at that time your Interim Value would have the prorated Buffer applied to the loss and since the prorated Buffer is larger than the loss in Index Value, no loss is applied to the Interim Value ($95,054.40 + 0% * $95,054.40 = $95,054.40). This would be the amount available for a full withdrawal from the Indexed Account at that time.
•Your Index Account Option Value at the beginning of the Term would be reduced by the percentage reduction ($5,000/$95,054.40 = 5.26%) in your Interim Value ($95,054.40 - 5.26% * $95,054.40 = $90,054.40). This adjusted Index Account Option Value is used to calculate subsequent Interim Values and to calculate the end of term Index Account Option Value.
•After the partial withdrawal, your Index Account Option Value would then have a recalculated Index Adjustment credited to obtain the current remaining total Withdrawal Value ($90,054.40* 0% + $90,054.40= $90,054.40). This remaining total Withdrawal Value is the same as the Interim Value prior to the withdrawal ($95,054.40) minus the withdrawal amount ($5,000).
•Carrying this example forward to the end of the Term assume the Index is down 12%. You will have accrued the full Cap Rate (8%) and Buffer (10%). The Index Participation Rate is not applied to the Index Return because the Index Return is negative. Since the Index is down by more than the Buffer, the Index Adjustment credited would be the loss added to the Buffer (-12% + 10% = -2%) ($90,054.40+ -2% * $90,054.40= $88,253.31) to find the final total Withdrawal Value. The total Withdrawal Value will become the starting Index Account Option Value for the next Index Account Option Term.

Tabular Representation of Example 2 (1-year Term)
Days Elapsed in Crediting Term [A]	0	146	292	365
Total number of days in Crediting Term [B]	365	365	365	365
Proration of Index Adjustment Factors [C] = [A]/[B]	0	0.4	0.8	1
Year to Date Index Change [D]	0	1%	-4%	-12%

Index Participation Rate [E]	110%	110%	110%	110%
Cap Rate [F]	8%	8%	8%	8%
Prorated Cap Rate [G] = [C] x [F]	0%	3.2%	6.4%	8.0%
Buffer [H]	10%	10%	10%	10%
Prorated Buffer [I] = [C] x [H]	0%	4%	8%	10%
Index Adjustment [J] = min([D] + [I], 0%) if [D] < 0% [J] = min([G], [D] x [E]) otherwise	0%	1.1%	0.0%	-2.0%
Pre-Withdrawal Index Account Option Value [K]	$100,000.00	$100,000.00	$95,054.40	$90,054.40
Pre-Withdrawal Interim Value [L] = (1+[J]) x [K]	$100,000.00	$101,100.00	$95,054.40	$88,253.31
Withdrawals [M]	$0.00	$5,000.00	$5,000.00	$0.00
Interim Value reduced by withdrawal (%) [N] = [M] / [L]	0.00%	4.95%	5.26%	0.00%
Index Account Option Value [O] = [K] x (1-[N])	$100,000.00	$95,054.40	$90,054.40	$90,054.40
Total Withdrawal Value [P] = [O]*(1+[J])	$100,000.00	$96,100.00	$90,054.40	$88,253.31

Example 2
3.2% Cap Rate
6.4% Cap Rate
8.0% Cap Rate
1%
1.10%
0%
-4%
-2.00%
-12%
-4% Buffer
-8% Buffer
-10% Buffer
May 27th
August 8th
Jan 1st (End of Term)
Index Return
Index Adjustment

Example 3: This example demonstrates the impact on contract values of taking a single partial withdrawal when the Cap crediting method is elected with the with Floor protection option. The term starts on January 1 and the withdrawal occurs on August 8 when the index return is positive and lower than the prorated Cap Rate after application of the IPR. Contract values are also quoted at the beginning of the term and end of the term where the index return is positive and lower than the Cap Rate.

•On January 1, you make an initial premium payment of $100,000 and you are 100% allocated to a 1-year Cap with Floor Index Account Option with an 8% Cap Rate, 110% Index Participation Rate, and 10% Floor, then on August 8 you would have accrued 60% (219/365) of your Cap Rate (0.6 * 8% = 4.8%) since 219 days have elapsed during your crediting term and your Cap Rate is prorated by multiplying the Cap Rate by the number of days elapsed during the Index Account Option Term over the total number of days in the Index Account Option Term. The Floor rate is not prorated and is equal to the full term-length quantity (10%).
•If the Index is up 2% your Interim Value at that time would be credited with the lesser of the prorated Cap Rate (4%) and Index Return multiplied by the Index Participation Rate (2% * 110% = 2.2%) ($100,000 * 2.2% + $100,000 = $102,200). This would be the amount available for a full withdrawal from the Index Account at that time.
•If you take a partial withdrawal of $5,000, your Index Account Option Value at the beginning of the Term will be reduced by the proportion of your partial withdrawal to the Interim Value ($5,000/$102,200 = 4.89%).
•Your Index Account Option Value at the beginning of the Term would be reduced by the percentage reduction in your Interim Value ($100,000 - 4.89% * $100,000 = $95,107.63). This adjusted Index Account Option Value is used to calculate subsequent Interim Values and to calculate the end of term Index Account Option Value.
•After the partial withdrawal, your Index Account Option Value would then have a recalculated Index Adjustment credited to obtain the current remaining total Withdrawal Value ($95,107.63 * 2.2% + $95,107.63 = $97,200). This remaining total Withdrawal Value is the same as the Interim Value prior to the withdrawal ($102,200) minus the withdrawal amount ($5,000).
•Carrying this example forward to the end of the Term, assume the Index is up 5%. Your Floor is 10% and you will have accrued the full Cap Rate (8%). Since the Index is up, the Index Adjustment credited would be the lesser of the Cap Rate and the Index Return multiplied by the Index Participation Rate ($95,107.63+ (5% * 110%) * $95,107.63= $100,338.55) to find the final total Withdrawal Value. The total Withdrawal Value will become the starting Index Account Option Value for the next Index Account Option Term.

Tabular Representation of Example 3 (1-year Term)
Days Elapsed in Crediting Term [A]	0	219	365
Total number of days in Crediting Term [B]	365	365	365
Proration of Index Adjustment Factors [C] = [A]/[B]	0	0.6	1
Year to Date Index Change [D]	0%	2%	5%
Index Participation Rate [E]	110%	110%	110%
Cap Rate [F]	8%	8%	8%
Prorated Cap Rate [G] = [C] x [F]	0.0%	4.8%	8.0%
Floor [H]	10%	10%	10%
Index Adjustment [J] = max(-[H], [D]) if [D] < 0% [J] = min([G], [D] x [E]) otherwise	0.0%	2.2%	6%
Pre-Withdrawal Index Account Option Value [K]	$100,000.00	$100,000.00	$95,107.63
Pre-Withdrawal Interim Value [L] = (1+[J]) x [K]	$100,000.00	$102,200.00	$100,338.55
Withdrawals [M]	$0.00	$5,000.00	$0.00

Interim Value reduced by withdrawal (%) [N] = [M] / [L]	0.00%	4.89%	0.00%
Index Account Option Value [O] = [K] x (1-[N])	$100,000.00	$95,107.63	$95,107.63
Total Withdrawal Value [P] = [O]*(1+[J])	$100,000.00	$97,200.00	$100,338.55

Example 3
8.0% Cap Rate
4.8% Cap Rate
5.50%
5%
2%
2.20%
August 8th
Jan 1st (End of Term)
Index Return
Index Adjustment

Example 4: This example demonstrates the impact on contract values of taking multiple partial withdrawals throughout the Term when the Cap crediting method is elected with the Floor protection option. The Term starts on January 1 and the first withdrawal occurs on May 27 when the index return is negative and does not exceed the Floor. The second withdrawal occurs on October 20 when the index return is negative and does not exceed the Floor. Contract values are also quoted at the beginning of the term and end of the term where the index return is negative and exceeds the Floor.
•On January 1, you make an initial Premium payment of $100,000 and you are 100% allocated to a 1-year Cap with Floor Index Account Option with an 8% Cap Rate, 100% Index Participation Rate, and 10% Floor, then on May 27 you would have accrued 40% (146/365) of your Cap Rate (0.4 * 8% = 3.2%) since 146 days have elapsed during your crediting term and your Cap Rate is prorated by multiplying the Cap Rate by the number of days elapsed during the Index Account Option Term over the total number of days in the Index Account Option Term. The Floor rate is not prorated and is equal to the full term-length quantity (10%).
•If the Index is down 3%, no Index Participation Rate is applied to the Index Return and your Interim Value at that time would be credited with the loss as long as it is not less than the Floor (Maximum (-3%, -10%) = -3%). That loss is applied to the Interim Value ($100,000 * -3% + $100,000 = $97,000). This would be the amount available for a full withdrawal from the Index Account at that time.
•If you take a partial withdrawal of $5,000, your Index Account Option Value will be reduced by the proportion of your partial withdrawal to the Interim Value ($5,000/$97,000 = 5.15%).
•Your Index Account Option Value at the beginning of the Term would be reduced by the percentage reduction in your Interim Value ($100,000 - 5.15% * $100,000 = $94,845.36). This adjusted Index Account Option Value is used to calculate subsequent Interim Values and to calculate the end of term Index Account Option Value.
•After the partial withdrawal, your Index Account Option Value would then have a recalculated Index Adjustment credited to obtain the current remaining total Withdrawal Value ($94,845.36* -3% + $94,845.36= $92,000). This remaining total Withdrawal Value is the same as the Interim Value prior to the withdrawal ($97,000) minus the withdrawal amount ($5,000).
•If you make a second partial withdrawal of $5,000 on October 20, you would have accrued 80% (292/365) of your Cap Rate (0.8 * 8% = 6.0%) since 292 days have elapsed during your crediting term and your Cap Rate is prorated by multiplying the Cap Rate by the number of days elapsed during the Index Account Option Term over the total number of days in the Index Account Option Term. The Floor rate is not prorated and is equal to the full term-length quantity (10%).
•If the Index is down 7%, no Index Participation Rate is applied to the Index Return and at that time your Interim Value would have the Floor applied to the loss. Since the Floor is smaller than the loss (-10% < -7%) it would apply the full loss to your Index Account Option Value ($94,845.36+ -7% * $94,845.36= $88,206.19). This would be the amount available for a full withdrawal from the Indexed Account at that time.
•Your Index Account Option Value at the beginning of the Term would be reduced by the percentage reduction ($5,000/$88,206.19= 5.67%) in your Interim Value ($94,845.36- 5.67% * $94,845.36= $89,469.02). This adjusted Index Account Option Value is used to calculate subsequent Interim Values and to calculate the end of term Index Account Option Value.
•After the partial withdrawal, your Index Account Option Value would then have a recalculated Index Adjustment credited to obtain the current remaining total Withdrawal Value ($89,469.02* -7% + $89,469.02= $83,206.19). This remaining total Withdrawal Value is the same as the Interim Value prior to the withdrawal ($88,206.19) minus the withdrawal amount ($5,000).
•Carrying this example forward to the end of the Term, assume the Index is down 12%. Your Floor is 10% and you will have accrued the full Cap Rate (8%). Since the Index is down the Index Participation Rate does not apply to the Index Return and the Index Adjustment credited would be capped at the Floor (Maximum (-12%, -10%) = -10%). Since the loss is more negative than the Floor, the Floor would be used to determine Index Adjustment credited to the final total Withdrawal Value ($89,469.02 + -10% * $89,469.02= $80,522.12). The total Withdrawal Value will become the starting Index Account Option Value for the next Index Account Option Term.

Tabular Representation of Example 4 (1-year Term)
Days Elapsed in Crediting Term [A]	0	146	292	365
Total number of days in Crediting Term [B]	365	365	365	365
Proration of Index Adjustment Factors [C] = [A]/[B]	0	0.4	0.8	1
Year to Date Index Change [D]	0%	-3%	-7%	-12%

Index Participation Rate [E]	100%	100%	100%	100%
Cap Rate [F]	8%	8%	8%	8%
Prorated Cap Rate [G] = [C] x [F]	0.0%	3.2%	6.4%	8.0%
Floor [H]	10%	10%	10%	10%

Index Adjustment [J] = max(-[H], [D]) if [D] < 0% [J] = min([G], [D] x [E]) otherwise	0.0%	-3.0%	-7.0%	-10.0%
Pre-Withdrawal Index Account Option Value [K]	$100,000.00	$100,000.00	$94,845.36	$89,469.02
Pre-Withdrawal Interim Value [L] = (1+[J]) x [K]	$100,000.00	$97,000.00	$88,206.19	$80,522.12
Withdrawals [M]	$0.00	$5,000.00	$5,000.00	$0.00
Interim Value reduced by withdrawal (%) [N] = [M] / [L]	0.00%	5.15%	5.67%	0.00%
Index Account Option Value [O] = [K] x (1-[N])	$100,000.00	$94,845.36	$89,469.02	$89,469.02
Total Withdrawal Value [P] = [O]*(1+[J])	$100,000.00	$92,000.00	$83,206.19	$80,522.12

Example 4
3.2% Cap Rate
6.4% Cap Rate
8.0% Cap Rate
-3%
-3%
-7%
-7%
-10%
-12%
-10% Floor
-10% Floor
-10% Floor
May 27th
August 8th
Jan 1st (End of Term)
Index Return
Index Adjustment

Example 5: This example demonstrates the impact on contract values of taking a single partial withdrawal when the Performance Trigger crediting method is elected with the Buffer protection option. The Term starts on January 1 and the withdrawal occurs on August 8 when the index return is positive and higher than the prorated Performance Trigger Rate. Contract values are also quoted at the beginning of the term and end of the term where the index return is positive and lower than the Performance Trigger Rate.
•On January 1, you make an initial Premium payment of $100,000 and you are 100% allocated to a 1-year Performance Trigger with Buffer Index Account Option with a 6% Performance Trigger Rate and 10% Buffer, then on August 8 you would have accrued 60% (219/365) of your Performance Trigger Rate (0.6 * 6% = 3.6%) and 60% of your Buffer (0.6 * 10% = 6.00%) since 219 days have elapsed during your crediting term and your Performance Trigger Rate and Buffer are prorated by multiplying the Index Adjustment Factors by the number of days elapsed during the Index Account Option Term over the total number of days in the Index Account Option Term..
•If the Index is up 5% your Interim Value at that time would be credited with the prorated Performance Trigger Rate ($100,000 * 3.6% + $100,000 = $103,600). This would be the amount available for a full withdrawal from the Index Account at that time.
•If you take a partial withdrawal of $5,000, your Index Account Option Value will be reduced by the proportion of your partial withdrawal to the Interim Value ($5,000/$103,600 = 4.83%).
•Your Index Account Option Value at the beginning of the Term would be reduced by the percentage reduction in your Interim Value ($100,000 - 4.83% * $100,000 = $95,173.75). This adjusted Index Account Option Value is used to calculate subsequent Interim Values and to calculate the end of term Index Account Option Value.
•After the partial withdrawal, your Index Account Option Value would then have a recalculated Index Adjustment credited to obtain the current remaining total Withdrawal Value ($95,173.75* 3.6% + $95,173.75 = $98,600). This remaining total Withdrawal Value is the same as the Interim Value prior to the withdrawal ($103,600) minus the withdrawal amount ($5,000).
•Carrying this example forward to the end of the Term, assume the Index is up 4%. You will have accrued the full Performance Trigger Rate (6%) and Buffer (10%). Since the Index is up, the Index Adjustment credited would be the Performance Trigger Rate ($95,173.75 + 6% * $95,173.75 = $100,884.17) to find the final total Withdrawal Value. The total Withdrawal Value will become the starting Index Account Option Value for the next Index Account Option Term.

Tabular Representation of Example 5 (1-year Term)
Days Elapsed in Crediting Term [A]	0	219	365
Total number of days in Crediting Term [B]	365	365	365
Proration of Index Adjustment Factors [C] = [A]/[B]	0	0.6	1
Year to Date Index Change [D]	0%	5%	4%

Performance Trigger Rate [F]	6%	6%	6%
Prorated Performance Trigger Rate [G] = [C] x [F]	0.0%	3.6%	6.0%
Buffer [H]	10%	10%	10%
Prorated Buffer [I] = [C] x [H]	0%	6%	10%
Index Adjustment [J] = min([I] + [D], 0%) if [D] < 0% [J] = [G] otherwise	0.0%	3.6%	6.0%
Pre-Withdrawal Index Account Option Value [K]	$100,000.00	$100,000.00	$95,173.75

Pre-Withdrawal Interim Value [L] = (1+[J]) x [K]	$100,000.00	$103,600.00	$100,884.17
Withdrawals [M]	$0.00	$5,000.00	$0.00
Interim Value reduced by withdrawal (%) [N] = [M] / [L]	0.00%	4.83%	0.00%
Index Account Option Value [O] = [K] x (1-[N])	$100,000.00	$95,173.75	$95,173.75
Total Withdrawal Value [P] = [O]*(1+[J])	$100,000.00	$98,600.00	$100,884.17

Example 5
6% Performance
Trigger Rate
3.6% Performance
Trigger Rate
6%
5%
4%
3.6%
August 8th
Jan 1st (End
of Term)
Index Return
Index Adjustment

Example 6: This example demonstrates the impact on contract values of taking multiple partial withdrawals throughout the Term when the Performance Trigger crediting method is elected with the Buffer protection option. The Term starts on January 1 and the first withdrawal occurs on May 27 when the index return is positive and does not exceed the prorated Performance Trigger Rate. The second withdrawal occurs on October 20 when the index return is negative and exceeds the Buffer. Contract values are also quoted at the beginning of the term and end of the term where the index return is negative and within the Buffer.
•On January 1, you make an initial Premium payment of $100,000 and you are 100% allocated to a 1-year Performance Trigger with Buffer Index Account Option with a 6% Performance Trigger Rate and 10% Buffer, then on May 27 you would have accrued 40% (146/365) of your Performance Trigger Rate (0.4 * 6% = 2.4%) and 40% (146/365) of your Buffer (0.4 * 10% = 4%) since 146 days have elapsed during your crediting term and your Performance Trigger Rate and Buffer are prorated by multiplying the Index Adjustment Factors by the number of days elapsed during the Index Account Option Term over the total number of days in the Index Account Option Term.
•If the Index is up 1%, your Interim Value at that time would be credited with the prorated Performance Trigger Rate ($100,000 * 2.40% + $100,000 = $102,400). This would be the amount available for a full withdrawal from the Index Account at that time.
•If you take a partial withdrawal $5,000 on May 27, your Index Account Option Value will be reduced by the proportion of your partial withdrawal to the Interim Value ($5,000/$102,400 = 4.88%).
•Your Index Account Option Value at the beginning of the Term would be reduced by the percentage reduction in your Interim Value ($100,000 - 4.88% * $100,000 = $95,117.19). This adjusted Index Account Option Value is used to calculate subsequent Interim Values and to calculate the end of term Index Account Option Value.
•After the partial withdrawal, your Index Account Option Value would then have a recalculated Index Adjustment credited to obtain the current remaining total Withdrawal Value ($95,117.19 * 2.40% + $95,117.19= $96,400). This remaining total Withdrawal Value is the same as the Interim Value prior to the withdrawal ($102,400) minus the withdrawal amount ($5,000).
•If you make a second partial withdrawal of $5,000 on October 20, you would have accrued 80% (292/365) of your Performance Trigger Rate (0.80* 6% = 4.80%) and 80% (292/365) of your Buffer (0.80 * 10% = 8%) since 292 days have elapsed during your crediting term and your Performance Trigger Rate and Buffer are prorated by multiplying the Index Adjustment Factors by the number of days elapsed during the Index Account Option Term over the total number of days in the Index Account Option Term.
•If the Index is down 10% at that time, your Interim Value would have the prorated Buffer applied to the loss and since the Index is down by more than the prorated Buffer it would apply the net difference (8% + -10% = -2%) to your Interim Value ($95,117.19 + -2% * $95,117.19= $93,214.84). This would be the amount available for a full withdrawal from the Indexed Account at that time.
•Your Index Account Option Value at the beginning of the Term would be reduced by the percentage reduction ($5,000/$93,214.84 = 5.36%) in your Interim Value ($95,117.19 - 5.36% * $95,117.19 = $90,015.15). This adjusted Index Account Option Value is used to calculate subsequent Interim Values and to calculate the end of term Index Account Option Value.
•After the partial withdrawal, your Index Account Option Value would then have a recalculated Index Adjustment credited to obtain the current remaining total Withdrawal Value ($90,015.15 * -2% + $90,015.15 = $88,214.84). This remaining total Withdrawal Value is the same as the Interim Value prior to the withdrawal ($93, 214.84) minus the withdrawal amount ($5,000).
•Carrying this example forward to the end of the Term, assume the Index is down 9%. You will have accrued the full Performance Trigger Rate (6%) and Buffer (10%). Since the Index is down but within the Buffer, the Index Adjustment credited would be fully absorbed by the Buffer and be 0%. Since the loss is smaller than the Buffer, the Index Account Option Value is fully protected ($90,015.15 + 0% * $90,015.15= $90,015.15 to find the final total Withdrawal Value. The total Withdrawal Value will become the starting Index Account Option Value for the next Index Account Option Term.

Tabular Representation of Example 6 (1-year Term)
Days Elapsed in Crediting Term [A]	0	146	292	365
Total number of days in Crediting Term [B]	365	365	365	365
Proration of Index Adjustment Factors [C] = [A]/[B]	0	0.4	0.8	1
Year to Date Index Change [D]	0%	1%	-10%	-9%

Performance Trigger Rate [F]	6%	6%	6%	6%
Prorated Performance Trigger Rate [G] = [C] x [F]	0.0%	2.4%	4.8%	6.0%
Buffer [H]	10%	10%	10%	10%
Prorated Buffer [I] = [C] x [H]	0%	4%	8%	10%
Index Adjustment [J] = min([I] + [D], 0%) if [D] < 0% [J] = [G] otherwise	0.0%	2.4%	-2.0%	0.0%
Pre-Withdrawal Index Account Option Value [K]	$100,000.00	$100,000.00	$95,117.19	$90,015.15
Pre-Withdrawal Interim Value [L] = (1+[J]) x [K]	$100,000.00	$102,400.00	$93,214.84	$90,015.15
Withdrawals [M]	$0.00	$5,000.00	$5,000.00	$0.00
Interim Value reduced by withdrawal (%) [N] = [M] / [L]	0.00%	4.88%	5.36%	0.00%
Index Account Option Value [O] = [K] x (1-[N])	$100,000.00	$95,117.19	$90,015.15	$90,015.15
Total Withdrawal Value [P] = [O]*(1+[J])	$100,000.00	$97,400.00	$88,214.84	$90,015.15

Example 6
2.4% Performance Trgger Rate
4.8% Performance Trgger Rate
6% Performance Trgger Rate
2.40%
1%
0.00%
-2%
-4% Buffer
-8% Buffer
-9%
-10%
-10% Buffer
May 27th
August 8th
Jan 1st (End of Term)
Index Return
Index Adjustment

Example 7: This example demonstrates the impact on contract values of taking a single partial withdrawal when the Performance Trigger crediting method is elected with the Floor protection option. The Term starts on January 1 and the withdrawal occurs on August 8 when the index return is positive and lower than the prorated Performance Trigger Rate. Contract values are also quoted at the beginning of the term and end of the term where the index return is negative and does not exceed the Floor.

•On January 1, you make an initial Premium payment of $100,000 and you are 100% allocated to a 1-year Performance Trigger with Floor Index Account Option with a 6% Performance Trigger Rate and 10% Floor, then on August 8 you would have accrued 60% (219/365) of your Performance Trigger Rate (0.6 * 6% = 3.6%) since 219 days have elapsed during your crediting term and your Performance Trigger Rate is prorated by multiplying the Performance Trigger Rate by the number of days elapsed during the Index Account Option Term over the total number of days in the Index Account Option Term. The Floor rate is not prorated and is equal to the full term-length quantity (10%).
•If the Index is up 2%, your Interim Value at that time would be credited with the prorated Performance Trigger Rate ($100,000 * 3.6% + $100,000 = $103,600). This would be the amount available for a full withdrawal from the Index Account at that time.
•If you take a partial withdrawal of $5,000, your Index Account Option Value will be reduced by the proportion of your partial withdrawal to the Interim Value ($5,000/$103,600 = 4.83%).
•Your Index Account Option Value at the beginning of the Term would be reduced by the percentage reduction in your Interim Value ($100,000 - 4.83% * $100,000 = $95,173.75). This adjusted Index Account Option Value is used to calculate subsequent Interim Values and to calculate the end of term Index Account Option Value.
•After the partial withdrawal, your Index Account Option Value would then have a recalculated Index Adjustment credited to obtain the current remaining total Withdrawal Value ($95,173.17 * 3.6% + $95,173.17 = $98,600). This remaining total Withdrawal Value is the same as the Interim Value prior to the withdrawal ($103,600) minus the withdrawal amount ($5,000).
•Carrying this example forward to the end of the Term, assume the Index is down 5%. Your Floor is 10% and you will have accrued the full Performance Trigger Rate (6%). Since the Index Return is negative but doesn’t exceed the Floor, the loss credited would be equal to the Index Return ($95,173.75 + -5% * $95,173.75 = $90,415.06) to find the final total Withdrawal Value. The total Withdrawal Value will become the starting Index Account Option Value for the next Index Account Option Term.

Tabular Representation of Example 7 (1-year Term)
Days Elapsed in Crediting Term [A]	0	219	365
Total number of days in Crediting Term [B]	365	365	365
Proration of Index Adjustment Factors [C] = [A]/[B]	0	0.6	1
Year to Date Index Change [D]	0%	2%	-5%

Performance Trigger Rate [F]	6%	6%	6%
Prorated Performance Trigger Rate [G] = [C] x [F]	0.0%	3.6%	6.0%
Floor [H]	10%	10%	10%
Index Adjustment [J] = max(-[H], [D]) if [D] < 0% [J] = [G] otherwise	0.0%	3.6%	-5.0%
Pre-Withdrawal Index Account Option Value [K]	$100,000.00	$100,000.00	$95,173.75
Pre-Withdrawal Interim Value [L] = (1+[J]) x [K]	$100,000.00	$103,600.00	$90,415.06

Withdrawals [M]	$0.00	$5,000.00	$0.00
Interim Value reduced by withdrawal (%) [N] = [M] / [L]	0.00%	4.83%	0.00%
Index Account Option Value [O] = [K] x (1-[N])	$100,000.00	$95,173.75	$95,173.75
Total Withdrawal Value [P] = [O]*(1+[J])	$100,000.00	$98,600.00	$90,415.06

Example 7
3.6% Performance Trigger Rate
6% Performance Trigger Rate
3.6%
2%
-5%
-5.00%
-10% Floor
-10% Floor
August 8th
Jan 1st (End of Term)
Index Return
Index Adjustment

Example 8: This example demonstrates the impact on contract values of taking multiple partial withdrawals throughout the Term when the Performance Trigger crediting method is elected with the Floor protection option. The Term starts on January 1 and the first withdrawal occurs on May 27 when the index return is positive and higher than the prorated Performance Trigger Rate. The second withdrawal occurs on October 20 when the index return is negative and does not exceed the Floor. Contract values are also quoted at the beginning of the term and end of the term where the index return is negative and exceeds the Floor.
•On January 1, you make an initial Premium payment of $100,000 and you are 100% allocated to a 1-year Performance Trigger with Floor Index Account Option with a 6% Performance Trigger Rate and 10% Floor, then on May 27 you would have accrued 40% (146/365) of your Performance Trigger Rate (0.4 * 6% = 2.4%) since 146 days have elapsed during your crediting term and your Performance Trigger Rate is prorated by multiplying the Performance Trigger Rate by the number of days elapsed during the Index Account Option Term over the total number of days in the Index Account Option Term. The Floor rate is not prorated and is equal to the full term-length quantity (10%).
•If the Index is up 3% your Interim Value at that time would be credited with the prorated Performance Trigger Rate ($100,000 * 2.4% + $100,000 = $102,400). This would be the amount available for a full withdrawal from the Index Account at that time.
•If you take a partial withdrawal of $5,000 on May 27, your Index Account Option Value will be reduced by the proportion of your partial withdrawal to the Interim Value ($5,000/$102,400 = 4.88%).
•Your Index Account Option Value at the beginning of the Term would be reduced by the percentage reduction in your Interim Value ($100,000 - 4.88% * $100,000 = $95,117.19). This adjusted Index Account Option Value is used to calculate subsequent Interim Values and to calculate the end of term Index Account Option Value.
•After the partial withdrawal, your Index Account Option Value would then have a recalculated Index Adjustment credited to obtain the current remaining total Withdrawal Value ($95,117.19 * 2.4% + $95,117.19 = $97,400). This remaining total Withdrawal Value is the same as the Interim Value prior to the withdrawal ($102,400) minus the withdrawal amount ($5,000).
•If you make a second partial withdrawal of $5,000 on October 20, you would have accrued 80% (292/365) of your Performance Trigger Rate (0.8 * 6% = 4.8%) since 292 days have elapsed during your crediting term and your Performance Trigger Rate is prorated by multiplying the Performance Trigger Rate by the number of days elapsed during the Index Account Option Term over the total number of days in the Index Account Option Term. The Floor rate is not prorated and is equal to the full term-length quantity (10%).
•If the Index is down 1% at that time, your Interim Value would have the Floor applied to the loss and since the Index is down less than the Floor, it would apply the full loss to your Index Account Option Value ($95,117.19 + -1% * $95,117.19 = $94,116.02). This would be the amount available for a full withdrawal from the Indexed Account at that time.
•Your Index Account Option Value at the beginning of the Term would be reduced by the percentage reduction in your Interim Value ($5,000/$94,116.02 = 5.31%) ($94,116.02 - 5.31% * $94,116.02= $90,066.68). This adjusted Index Account Option Value is used to calculate subsequent Interim Values and to calculate the end of term Index Account Option Value.
•After the partial withdrawal, your Index Account Option Value would then have a recalculated Index Adjustment credited to obtain the current remaining total Withdrawal Value ($90,066.68 * -1% + $90,066.68 = $89,166.02). This remaining total Withdrawal Value is the same as the Interim Value prior to the withdrawal ($94,166.02) minus the withdrawal amount ($5,000).
•Carrying this example forward to the end of the Term, assume the Index is down 15%. Your Floor is 10% and you will have accrued the full Performance Trigger Rate (6%). Since the Index is down more than the Floor, the Index Adjustment credited would be capped at the Floor (Maximum (-15%, -10%) = -10%) to find the final total Withdrawal Value ($90,066.68 + -10% * $90,066.68 = $81,060.01). The total Withdrawal Value will become the starting Index Account Option Value for the next Index Account Option Term.

Tabular Representation of Example 8 (1-year Term)
Days Elapsed in Crediting Term [A]	0	146	292	365
Total number of days in Crediting Term [B]	365	365	365	365
Proration of Index Adjustment Factors [C] = [A]/[B]	0	0.4	0.8	1
Year to Date Index Change [D]	0%	3%	-1%	-15%

Performance Trigger Rate [F]	6%	6%	6%	6%
Prorated Performance Trigger Rate [G] = [C] x [F]	0.0%	2.4%	4.8%	6.0%
Floor [H]	10%	10%	10%	10%

Index Adjustment [J] = max(-[H], [D]) if [D] < 0% [J] = [G] otherwise	0.0%	2.4%	-1.0%	-10.0%
Pre-Withdrawal Index Account Option Value [K]	$100,000.00	$100,000.00	$95,117.19	$90,066.68
Pre-Withdrawal Interim Value [L] = (1+[J]) x [K]	$100,000.00	$102,400.00	$94,166.02	$81,060.01
Withdrawals [M]	$0.00	$5,000.00	$5,000.00	$0.00
Interim Value reduced by withdrawal (%) [N] = [M] / [L]	0.00%	4.88%	5.31%	0.00%
Index Account Option Value [O] = [K] x (1-[N])	$100,000.00	$95,117.19	$90,066.68	$90,066.68
Total Withdrawal Value [P] = [O]*(1+[J])	$100,000.00	$97,400.00	$89,166.02	$81,060.01

Example 8
2.4% Performance Trigger Rate
3%
2.40%
4.8% Performance Trigger Rate
-1%
-1%
6% Performance Trigger Rate
-10.00%
-15%
-10% Floor
-10% Floor
-10% Floor
May 27th
August 8th
Jan 1st (End of Term)
Index Return
Index Adjustment

Example 9: This example demonstrates the impact on contract values of taking a single partial withdrawal when the Performance Boost crediting method is elected with the Buffer protection option. The Term starts on January 1 and the withdrawal occurs on August 8 when the index return is negative and equal to the prorated Buffer. Policy values are also quoted at the beginning of the term and end of the term where the index return is negative and within the Buffer.

•On January 1, you make an initial Premium payment of $100,000 and you are 100% allocated to a 1-year Performance Boost with Buffer Index Account Option with a 6% Performance Boost Cap Rate, 10% Performance Boost Rate, and 10% Buffer, then on August 8 you would have accrued 60% (219/365) of your Performance Boost Cap Rate (0.6 * 6% = 3.6%), 60% (219/365) of your Performance Boost Rate (0.6 * 10% = 6.00%), and 60% (219/365) of your Buffer (0.6 * 10% = 6.00%) since 219 days have elapsed during your crediting term and your Performance Boost Cap Rate, Performance Boost Rate, and Buffer are prorated by multiplying the Index Adjustment Factors by the number of days elapsed during the Index Account Option Term over the total number of days in the Index Account Option Term.
•If the Index is down 6% your Interim Value at that time would be credited with the lesser of the prorated Performance Boost Cap Rate (3%) and the sum of the Index Return and the prorated Performance Boost Rate (-6% + 6% = 0%) ($100,000 * 0% + $100,000 = $100,000). This would be the amount available for a full withdrawal from the Index Account at that time.
•If you take a partial withdrawal of $5,000, your Index Account Option Value will be reduced by the proportion of your partial withdrawal to the Interim Value ($5,000/$100,000 = 5.00%).
•Your Index Account Option Value at the beginning of the Term would be reduced by the percentage reduction in your Interim Value ($100,000 – 5.00% * $100,000 = $95,000.00). This adjusted Index Account Option Value is used to calculate subsequent Interim Values and to calculate the end of term Index Account Option Value.
•After the partial withdrawal, your Index Account Option Value would then have a recalculated Index Adjustment credited to obtain the current total Withdrawal Value ($95,000.00 * 0% + $95,000.00 = $95,000). This remaining total Withdrawal Value is the same as the Interim Value prior to the withdrawal ($100,000) minus the withdrawal amount ($5,000).
•Carrying this example forward to the end of the Term, assume the Index is down 1%. You will have accrued the full Performance Boost Cap Rate (6%), Performance Boost Rate (10%), and Buffer (10%). The Index Adjustment credited would be the lesser of the Performance Boost Cap Rate (6%) and the sum of the Index return and the Performance Boost Rate (-1% + 10% = 9%) ($95,000.00 + 6% * $95,000.00 = $100,700.00) to find the final total Withdrawal Value. The total Withdrawal Value will become the starting Index Account Option Value for the next Index Account Option Term.

Tabular Representation of Example 9 (1-year Term)
Days Elapsed in Crediting Term [A]	0	219	365
Total number of days in Crediting Term [B]	365	365	365
Proration of Index Adjustment Factors [C] = [A]/[B]	0	0.6	1
Year to Date Index Change [D]	0%	-6%	-1%
Performance Boost Rate [E]	10%	10%	10%
Prorated Performance Boost Rate [F] = [C]*[E]	0%	6%	10%
Performance Boost Cap [G]	6.0%	6.0%	6.0%
Prorated Performance Boost Cap Rate [H] = [C] x [G]	0%	4%	6%
Buffer [I]	10%	10%	10%
Prorated Buffer [J] = [C] x [I]	0.0%	6.0%	10.0%
Index Adjustment [K] = min([F] + [D], [H]) if [D] >= [J] [K] = [D] + [I] otherwise	0.00%	0.00%	6.00%

Pre-Withdrawal Index Account Option Value [L]	$100,000.00	$100,000.00	$95,000.00
Pre-Withdrawal Interim Value [M] = (1+[K]) x [L]	$100,000.00	$100,000.00	$100,700.00
Withdrawals [N]	$0.00	$5,000.00	$0.00
Interim Value reduced by withdrawal (%) [O] = [N] / [M]	0.00%	5.00%	0.00%
Index Account Option Value [P] = [L] x (1-[O])	$100,000.00	$95,000.00	$95,000.00
Total Withdrawal Value [Q] = [P]*(1+[K])	$100,000.00	$95,000.00	$100,700.00

Example 9
3.6% Performance Boost Cap Rate
0%
-6%
-6% Buffer
6% Performance Boost Cap Rate
6.00%
-1%
-10% Buffer
August 8th
Jan 1st (End of Term)
Index Return
Index Adjustment

Example 10: This example demonstrates the impact on contract values of taking multiple partial withdrawals throughout the Term when the Performance Boost crediting method is elected with the Buffer protection option. The Term starts on January 1 and the first withdrawal occurs on May 27 the term when the index return is positive and lower than the prorated Performance Boost Cap Rate. The second withdrawal occurs on October 20 when the index return is negative and within the Buffer. Policy values are also quoted at the beginning of the term and end of the term where the index return is negative and exceeds the Buffer.
•On January 1, you make an initial Premium payment of $100,000 and you are 100% allocated to a 1-year Performance Boost with Buffer Index Account Option with a 6% Performance Boost Cap Rate, 10% Performance Boost Rate, and 10% Buffer, then on May 27 you would have accrued 40% (146/365) of your Performance Boost Cap Rate (0.4 * 6% = 2.4%), 40% (146/365) of your Performance Boost Rate (0.4 * 10% = 4%), and 40% (146/365) of your Buffer (0.4 * 10% = 4%) since 146 days have elapsed during your crediting term and your Performance Boost Cap Rate, Performance Boost Rate, and Buffer are prorated by multiplying the Index Adjustment Factors by the number of days elapsed during the Index Account Option Term over the total number of days in the Index Account Option Term.
•If the Index is up 1% your Interim Value at that time would be credited with the lesser of the prorated Performance Boost Cap Rate (2.4%) and the sum of the Index Return and the prorated Performance Boost Rate (1% + 4% = 5%) ($100,000 * 2.4% + $100,000 = $102,400). This would be the amount available for a full withdrawal from the Index Account at that time.
•If you take a partial withdrawal of $5,000 at a quarter through the Term, your Index Account Option Value at the beginning of the Term will be reduced by the proportion of your partial withdrawal to the Interim Value ($5,000/$102,400 = 4.88%).
•Your Index Account Option Value at the beginning of the Term would be reduced by the percentage reduction in your Interim Value ($100,000 - 4.88% * $100,000 = $95,117.19). This adjusted Index Account Option Value is used to calculate subsequent Interim Values and to calculate the end of term Index Account Option Value.
•After the partial withdrawal, your Index Account Option Value would then have a recalculated Index Adjustment credited to obtain the current remaining total Withdrawal Value ($95,117.19 * 2.4% + $95,117.19= $97,400). This remaining total Withdrawal Value is the same as the Interim Value prior to the withdrawal ($102,400) minus the withdrawal amount ($5,000).
•If you make a second partial withdrawal of $5,000 on October 20th, you would have accrued 80% (292/365) of your Performance Boost Cap Rate (0.8 * 8% = 6.4%), 80% (292/365) of your Performance Boost Rate (0.8 * 10= 8%), and 80% (292/365) of your Buffer (0.8 * 10% = 8%) since 292 days have elapsed during your crediting term and your Performance Boost Cap Rate, Performance Boost Rate, and Buffer are prorated by multiplying the Index Adjustment Factors by the number of days elapsed during the Index Account Option Term over the total number of days in the Index Account Option Term.
•If the Index is down 4% at that time your Interim Value at that time would be credited with the lesser of the prorated Performance Boost Cap Rate (6.4%) and the sum of the Index Return and the prorated Performance Boost Rate (-4% + 8% = 4%) ($95,117.19 + 4% * $95,117.19 = $98,921.88). This would be the amount available for a full withdrawal from the Index Account at that time.
•Your Index Account Option Value at the beginning of the Term would be reduced by the percentage reduction ($5,000/$98,921.88= 5.05%) in your Interim Value ($95,117.19 - 5.05% * $95,117.19 = $90,309.50). This adjusted Index Account Option Value is used to calculate subsequent Interim Values and to calculate the end of term Index Account Option Value.
•After the partial withdrawal, your Index Account Option Value would then have a recalculated Index Adjustment credited to obtain the current remaining total Withdrawal Value ($90,309.50* 4% + $90,309.5 = $93,921.88). This remaining total Withdrawal Value is the same as the Interim Value prior to the withdrawal ($98,921.88) minus the withdrawal amount ($5,000).
•Carrying this example forward to the end of the Term assume the Index is down 12%. You will have accrued the full Performance Boost Cap Rate (6%), Performance Boost Rate (10%), and Buffer (10%). The Index Adjustment credited would be the sum of the Index return and the Buffer (-12% + 10% = -2%) ($90,309.50 + -2% * $90,309.50 = $88,503.314) to find the final total Withdrawal Value. The total Withdrawal Value will become the starting Index Account Option Value for the next Index Account Option Term.

Tabular Representation of Example 10 (1-year Term)
Days Elapsed in Crediting Term [A]	0	146	292	365
Total number of days in Crediting Term [B]	365	365	365	365
Proration of Index Adjustment Factors [C] = [A]/[B]	0	0.4	0.8	1

Year to Date Index Change [D]	0%	1%	-4%	-12%
Performance Boost Rate [E]	10%	10%	10%	10%
Prorated Performance Boost Rate [F] = [C]*[E]	0%	4%	8%	10%
Performance Boost Cap [G]	6.0%	6.0%	6.0%	6.0%
Prorated Performance Boost Cap Rate [H] = [C] x [G]	0.00%	2.40%	4.80%	6.00%
Buffer [I]	10%	10%	10%	10%
Prorated Buffer [J] = [C] x [I]	0.0%	4.0%	8.0%	10.0%
Index Adjustment [K] = min([F] + [D], [H]) if [D] >= [J] [K] = [D] + [I] otherwise	0.00%	2.40%	4.00%	-2.00%
Pre-Withdrawal Index Account Option Value [L]	$100,000.00	$100,000.00	$95,117.19	$90,309.50
Pre-Withdrawal Interim Value [M] = (1+[K]) x [L]	$100,000.00	$102,400.00	$98,921.88	$88,503.31
Withdrawals [N]	$0.00	$5,000.00	$5,000.00	$0.00
Interim Value reduced by withdrawal (%) [O] = [N] / [M]	0.00%	4.88%	5.05%	0.00%
Index Account Option Value [P] = [L] x (1-[O])	$100,000.00	$95,117.19	$90,309.50	$90,309.50
Total Withdrawal Value [Q] = [P]*(1+[K])	$100,000.00	$97,400.00	$93,921.88	$88,503.31

Example 10
2.4% Performance Boost Cap Rate
4.8% Performance Boost Cap Rate
6% Performance Boost Cap Rate
4%
2.40%
1%
-4%
-2.00%
-4% Buffer
-8% Buffer
-12%
-10% Buffer
3
9
12
Index Return
Index Adjustment

Intra-Term Performance Lock Examples

Example 11: This example demonstrates an Intra-Term Performance Lock transfer three fifths of the way through the Term from a Cap with Buffer Index Account Option.

•This example utilizes the same return parameters as Example 1. If your starting Premium is $100,000 on January 1 and you are 100% allocated to a 1-year Cap with Buffer Index Account Option with an 8% Cap Rate, 100% IPR, and 10% Buffer, then on August 8 you would have accrued 60% (219/365) of your Cap Rate (0.6 * 8% = 4.8%) and 60% (219/365) of your Buffer (0.6 * 10% = 6.00%) since 219 days have elapsed during your Index Account Option Term and your Cap Rate and Buffer are prorated by multiplying the Index Adjustment Factors by the number of days elapsed during the Index Account Option Term over the total number of days in the Index Account Option Term.
•If the Index is up 5% your Interim Value at that time would be credited with the lesser of the prorated Cap Rate (4.8%) and Index Return multiplied by the Index Participation Rate (5% * 100% = 5%) ($100,000 * 4.8% + $100,000 = $104,800).
•If you perform an Intra-Term Performance Lock, all of your Index Account Option Value associated with the Index Account Option will be transferred into the Short Duration Fixed Account where it will be credited a fixed interest rate until the next Contract Anniversary. Thus, all $104,800 of the Interim Value would be subject to the Intra-Term Performance Lock and the Index Account Option Value will be reduced by 100% ($104,800/$104,800 = 100%).
•Your Index Account Option Value at the beginning of the Term would be reduced by the percentage reduction in your Interim Value and is now zero ($100,000 - 100% * $100,000 = $0). Since the Index Account Option Value is zero, no adjustments will be applied and your Withdrawal Value from the Index Account Option is also zero.
•Carrying this example forward to the end of the Term, assume the Index is up 10%. Since your Index Account Option Value is still zero, no Index Adjustment is applied and the final total Withdrawal Value associated with the Index Account is zero.

Tabular Representation of Example 11 (1-year Term)
Days Elapsed in Index Account Option Term [A]	0	219	365
Total number of days in Index Account Option Term [B]	365	365	365
Proration of Index Adjustment Factors [C] = [A] / [B]	0	0.6	1
Year to Date Index Change [D]	0.00%	5.00%	10.00%
Index Participation Rate [E]	100.0%	100.0%	100.0%
Cap Rate [F]	8%	8%	8%
Prorated Cap Rate [G] = [C] x [F]	0.00%	4.80%	8.00%
Buffer [H]	10.00%	10.00%	10.00%
Prorated Buffer [I] = [C] x [H]	0.00%	6.00%	10.00%
Index Adjustment [J] = min([D] + [I], 0%) if [D] < 0% [J] = min([G], [D] x [E]) otherwise	0.00%	4.80%	N/A
Pre Intra-Term Performance Lock Index Account Option Value [K]	$100,000.00	$100,000.00	$0.00

Pre Intra-Term Performance Lock Interim Value [L] = (1+[J]) x [K]	$100,000.00	$104,800.00	$0.00
Intra-Term Performance Lock [M]	$0.00	$104,800.00	$0.00
Interim Value reduced by Intra-Term Performance Lock (%) [N] = [M] / [L]	0.00%	100.00%	0.00%
Index Account Option Value [O] = [K] x (1-[N])	$100,000.00	$0.00	$0.00
Total Withdrawal Value [P] = [O] x (1+[J])	$100,000.00	$0.00	$0.00

Example 12: This example demonstrates an Intra-Term Performance Lock transfer three fifths of the way through the Term from a Cap Rate with Floor Index Account Option.
•This example utilizes the same return parameters as Example 3. If your starting Premium is $100,000 on January 1 and you are 100% allocated to a 1-year Cap with Floor Index Account Option with an 8% Cap Rate, 110% Index Participation Rate, and 10% Floor, then on August 8 you would have accrued 60% (219/365) of your Cap Rate (0.6 * 8% = 4.8%) since 219 days have elapsed during your Index Account Option Term and your Cap Rate is prorated by multiplying the Cap Rate by the number of days elapsed during the Index Account Option Term over the total number of days in the Index Account Option Term. The Floor rate is not prorated and is equal to the full term-length quantity (10%).
•If the Index is up 2% your Interim Value at that time would be credited with the lesser of the prorated Cap Rate (4%) and Index Return multiplied by the Index Participation Rate (2% * 110% = 2.2%) ($100,000 * 2.2% + $100,000 = $102,200).
•If you perform an Intra-Term Performance Lock, all of your Index Account Option Value associated with the Index Account Option will be transferred into the Short Duration Fixed Account where it will be credited a fixed interest rate until the next Contract Anniversary. Thus, all $102,200 of the Interim Value would be subject to the Intra-Term Performance Lock and the Index Account Option Value will be reduced by 100% ($102,200/$102,200 = 100%).
•Your Index Account Option Value at the beginning of the Term would be reduced by the percentage reduction in your Interim Value ($100,000 - 100% * $100,000 = $0). Since the Index Account Option Value is zero, no adjustments will be applied and your Withdrawal Value from the Index Account Option is also zero.
•Carrying this example forward to the end of the Term, assume the Index is up 5%. Since your Index Account Option Value is still zero, no Index Adjustment is applied and the final total Withdrawal Value associated with the Index Account is zero.

Tabular Representation of Example 12 (1-year Term)
Days Elapsed in Index Account Option Term [A]	0	219	365
Total number of days in Index Account Option Term [B]	365	365	365
Proration of Index Adjustment Factors [C] = [A] / [B]	0	0.6	1
Year to Date Index Change [D]	0.00%	2.00%	5.00%
Index Participation Rate [E]	110.0%	110.0%	110.0%
Cap Rate [F]	8%	8%	8%
Prorated Cap Rate [G] = [C] x [F]	0.00%	4.80%	8.00%
Floor [H]	10.00%	10.00%	10.00%

Index Adjustment [J] = max(-[H], [D]) if [D] < 0% [J] = min([G], [D] x [E]) otherwise	0.00%	2.20%	N/A
Pre Intra-Term Performance Lock Index Account Option Value [K]	$100,000.00	$100,000.00	$0.00

Pre Intra-Term Performance Lock Interim Value [L] = (1+[J]) x [K]	$100,000.00	$102,200.00	$0.00
Intra-Term Performance Lock [M]	$0.00	$102,200.00	$0.00
Interim Value reduced by Intra-Term Performance Lock (%) [N] = [M] / [L]	0.00%	100.00%	0.00%
Index Account Option Value [O] = [K] x (1-[N])	$100,000.00	$0.00	$0.00
Total Withdrawal Value [P] = [O] x (1+[J])	$100,000.00	$0.00	$0.00

Example 13: This example demonstrates an Intra-Term Performance Lock transfer two fifths of the way through the Term from a Performance Boost with Buffer Index Account Option.

•This example utilizes the same return parameters as Example 9. If your starting Premium is $100,000 on January 1 and you are 100% allocated to a 1-year Performance Boost with Buffer Index Account Option with a 6% Performance Boost Cap Rate, 10% Performance Boost Rate, and 10% Buffer, then on May 27you would have accrued 40% (146/365) of your Performance Boost Cap Rate (0.4 * 6% = 2.4%), 40% (146/365) of your Performance Boost Rate (0.4 * 10% = 4.00%) and 40% (146/365) of your Buffer (0.4 * 10% = 4.00%) since 146 days have elapsed during your Index Account Option Term and your Performance Boost Cap Rate, Performance Boost Rate, and Buffer are pro-rated by multiplying the Index Adjustment Factors by the number of days elapsed during the Index Account Option Term over the total number of days in the Index Account Option Term.
•If the Index is up 1% your Interim Value at that time would be credited with the lesser of the prorated Performance Boost Cap Rate (2.4%) and the sum of the Index Return and the prorated Performance Boost Rate (1% + 4% = 5%) ($100,000 * 2.4% + $100,000 = $102,400).
•If you perform an Intra-Term Performance Lock, all of your Index Account Option Value associated with the Index Account Option will be transferred into the Short Duration Fixed Account where it will be credited a fixed interest rate until the next Contract Anniversary. Thus, all $102,400 of the Interim Value would be subject to the Intra-Term Performance Lock and the Index Account Option Value will be reduced by 100% ($102,400/$102,400 = 100%).
•Your Index Account Option Value at the beginning of the Term would be reduced by the percentage reduction in your Interim Value and is now zero ($100,000 - 100% * $100,000 = $0). Since the Index Account Option Value is zero, no adjustments will be applied and your Withdrawal Value from the Index Account Option is also zero.
•Carrying this example forward to the end of the Term, assume the Index is down 1%. Since your Index Account Option Value is still zero, no Index Adjustment is applied and the final total Withdrawal Value associated with the Index Account is zero.

Tabular Representation of Example 13 (1-year Term)
Days Elapsed in Index Account Option Term [A]	0	146	365
Total number of days in Index Account Option Term [B]	365	365	365
Proration of Index Adjustment Factors [C] = [A] / [B]	0	0.4	1
Year to Date Index Change [D]	0.00%	5.00%	-1.00%

Performance Boost Rate [E]	10%	10%	10%
Prorated Performance Boost Rate [F] = [C]*[E]	0.00%	4%	10.00%
Performance Boost Cap [G]	600%	6.00%	6.00%
Prorated Performance Boost Cap Rate [H] = [C] x [G]	0.00%	2.40%	6.00%
Buffer [I]	10.00%	10.00%	10.00%
Prorated Buffer [J] = [C] x [I]	0.00%	4.00%	10.00%
Index Adjustment [K] = min([F] + [D], [H]) if [D] >= [J] [K] = [D] + [I] otherwise	0.00%	2.40%	N/A

Pre Intra-Term Performance Lock Index Account Option Value [L]	$100,000.00	$100,000.00	$0.00
Pre Intra-Term Performance Lock Interim Value [M] = (1+[K]) x [L]	$100,000.00	$102,400.00	$0.00
Intra-Term Performance Lock [N]	$0.00	$102,400.00	$0.00
Interim Value reduced by Intra-Term Performance Lock (%) [O] = [N] / [M]	0.00%	100.00%	0.00%
Index Account Option Value [P] = [L] x (1-[O])	$100,000.00	$0.00	$0.00
Total Withdrawal Value [Q] = [P] x (1+[K])	$100,000.00	$0.00	$0.00

Automatic Rebalancing at Contract Anniversaries Examples
Example 14: This example demonstrates the automatic rebalancing option at the 1st Contract Anniversary when Contract Options with one-year terms are elected on the Contract.
•For this example, assume you have an initial Premium of $100,000. Your initial allocations are 25% to the 1-year Fixed Account Option with a 1.00% credited rate, 25% to the 1-year S&P 500 Cap with Buffer Crediting Method with a Cap Rate of 8.00% and 100% Index Participation Rate, 25% to the 1-year S&P 500 Performance Trigger with Buffer Crediting Method with a Performance Trigger Rate of 6.00%, and 25% to the 1-year Performance Boost with Buffer Crediting Method with a Performance Boost Cap Rate of 7.00% and Performance Boost Rate of 10%. The Buffer for each Index Account Option is 10%. Each Contract Option would be allocated with $25,000 ($100,000 * 25% = $25,000).
•You elect the automatic rebalancing option with the same allocation instructions as you provided for your initial Premium.
•If the S&P 500 Index is up 10% at the 1st Contract Anniversary, the following adjustments to the Contract Value would be made for each Contract Option:
•For the 1-year Fixed Account Option, the Fixed Account Value would be credited with the 1.00% credited rate ($25,000 * 1% + $25,000 = $25,250).
◦For the 1-year S&P 500 Cap with Buffer Crediting Method, the Index Account Option Value would be credited with the minimum of the Cap Rate (8%) and the Index Return multiplied by the Index Participation Rate (10% * 100% = 10%) ($25,000 * 8% + $25,000 = $27,000).
◦For the 1-year S&P 500 Performance Trigger with Buffer Crediting Method, the Index Account Option Value would be credited with the Performance Trigger Rate (6%) ($25,000 * 6% + $25,000 = $26,500).
◦For the 1-year S&P 500 Performance Boost with Buffer Crediting Method, the Index Account Option Value would be credited with the minimum of the Performance Boost Cap Rate (7%) and the sum of the Index Return and Performance Boost Rate (10% + 10% = 20%) ($25,000 * 7% + $25,000 = $26,750).
•At the 1st Contract Anniversary, all four elected Contract Options are at the end of their term and are eligible to be automatically rebalanced. The total Contract Value eligible for rebalancing would be calculated as the sum of the Contract Value of each Contract Option eligible for rebalancing ($25,250 + $27,000 + $26,500 + $26,750 = $105,500).
•Given all four elected Contract Options are eligible for automatic rebalancing, the allocation percentages for the Contract Options do not need to be adjusted.
•At the 1st Contract Anniversary, automatic transfers will be performed so that the Contract Options eligible for automatic rebalancing will have Contract Value equal to the allocation percentage for the Contract Option multiplied by the total Contract Value eligible for rebalancing:
◦For the 1-year Fixed Account Option, the amount allocated at the 1st Contract Anniversary would be $26,375.00 ($105,500 * 25% = $26,375.00).
◦For the 1-year S&P 500 Cap with Buffer Crediting Method, the amount allocated at the 1st Contract Anniversary would be $26,375.00 ($105,500 * 25% = $26,375.00).
◦For the 1-year S&P 500 Performance Trigger with Buffer Crediting Method, the amount allocated at the 1st Contract Anniversary would be $26,375.00 ($105,500 * 25% = $26,375.00).
◦For the 1-year S&P 500 Performance Boost with Buffer Crediting Method, the amount allocated at the 1st Contract Anniversary would be $26,375.00 ($105,500 * 25% = $26,375.00).

Contract Option	1-Year Fixed Account Option	1-Year S&P 500 Cap with Buffer	1-Year S&P 500 Performance Trigger with Buffer	1-Year S&P 500 Performance Boost Cap with Buffer
Initial Premium [A]	$100,000.00
Allocation (%) [B]	25%	25%	25%	25%
Allocation ($) [C] = [A] × [B]	$25,000.00	$25,000.00	$25,000.00	$25,000.00
Interest Rate / Index Adjustment [D]	1.00%	8.00%	6.00%	7.00%
Contract Value at 1st Contract Anniversary [E] = [C] × (1+[D])	$25,250.00	$27,000.00	$26,500.00	$26,750.00

Contract Option	1-Year Fixed Account Option	1-Year S&P 500 Cap with Buffer	1-Year S&P 500 Performance Trigger with Buffer	1-Year S&P 500 Performance Boost Cap with Buffer
Contract Option Eligible for Rebalancing [F] = "No" if Contract Option has not expired and the Contract Option Value is > 0, "Yes" Otherwise	Yes	Yes	Yes	Yes
Total Contract Value Eligible for Rebalancing [G] = Sum of row [E] if row [F] = “Yes”	$105,500.00
Total Allocation Percentage Ineligible for Automatic Rebalancing [H] = Sum of row [B] if row [F] = “No”	0.00%
Adjusted Allocation Percentage [I] = [B] / (1-[H]) if [F] = “Yes”, “N/A” otherwise	25.00%	25.00%	25.00%	25.00%
Allocation at 1st Contract Anniversary [J] = [G] × [I] if [F] = “Yes”, "N/A" Otherwise	$26,375.00	$26,375.00	$26,375.00	$26,375.00
Net Amount Transferred In (+)/ Out (-) due to Automatic Rebalancing [K] = [J] - [E] if [F] = "Yes", 0 Otherwise	$1,125.00	-$625.00	-$125.00	-$375.00

Example 15: This example demonstrates the automatic rebalancing option at the 1st Contract Anniversary when Contract Options with one-year, three-year, and six-year terms are elected on the Contract.
•For this example, assume you have an initial Premium of $100,000. Your initial allocations are 25% to the 1-year Fixed Account Option with a 1.00% credited rate, 25% to the 1-year S&P 500 Cap with Buffer Crediting Method with a Cap Rate of 8.00% and 100% Index Participation Rate, 25% to the 3-year S&P 500 Cap with Buffer Crediting Method with a Cap Rate of 24.00% and 100% Index Participation Rate, and 25% to the 6-year Performance Boost with Buffer Crediting Method with a Performance Boost Cap Rate of 42.00% and a Performance Boost Rate of 10%. The Buffer for each Index Account Option is 10%. Each Contract Option would be allocated with $25,000 ($100,000 * 25% = $25,000).
•You elect the automatic rebalancing option with the same allocation instructions as you provided for your initial Premium.
•If the S&P 500 Index is up 10% at the 1st Contract Anniversary, the following adjustments to the Contract Value would be made for each Contract Option:
◦For the 1-year Fixed Account Option, the Fixed Account Value would be credited with the 1.00% credited rate ($25,000 * 1% + $25,000 = $25,250).
◦ For the 1-year S&P 500 Cap with Buffer Crediting Method, the Index Account Option Value would be credited with the lesser of the Cap Rate (8%) and the Index Return multiplied by the Index Participation Rate (10% * 100% = 10%) ($25,000 * 8% + $25,000 = $27,000).
◦ For the 3-year S&P 500 Cap with Buffer Crediting Method, the Index Account Option Value would be credited with the lesser of the prorated Cap Rate (8%) and the Index Return multiplied by the Index Participation Rate (10% * 100% = 10%) ($25,000 * 8% + $25,000 = $27,000).
◦ For the 6-year S&P 500 Performance Boost with Buffer Crediting Method, the Index Account Option Value would be credited with the lesser of the prorated Performance Boost Cap Rate (7%) and the sum of the Index Return and prorated Performance Boost Rate (10% + 1.67% = 11.67%) ($25,000 * 7% + $25,000 = $26,750).
•At the 1st Contract Anniversary, only the Contract Options with the one-year terms are at the end of their term and are eligible to be automatically rebalanced. The Contract Options with the three- and six-year terms are not expired, so they are ineligible for automatic rebalancing on this Contract Anniversary.

◦The total Contract Value eligible for rebalancing would be calculated as the sum of the Contract Value of each Contract Option eligible for rebalancing ($25,250 + $27,000 = $52,250).
◦The total allocation percentage ineligible for automatic rebalancing is the sum of the instructed allocation percentages corresponding to Contract Options that are ineligible for rebalancing on this Contract Anniversary, in this case the 3-year term and 6-year term crediting methods (25% + 25% = 50%).
•The allocation percentages for automatic rebalancing at the 1st Contract Anniversary for the eligible Contract Options are adjusted to not include the allocation percentages of Contract Options ineligible for automatic rebalancing. The adjusted allocation percentages of the eligible Contract Options are calculated as the specified allocation percentage of the eligible Contract Option divided by one minus the total allocation percentage ineligible for automatic rebalancing (1 - 50% = 50%):
◦For the 1-year Fixed Account Option, the adjusted allocation percentage is 50% (25% / (50%) = 50%).
◦For the 1-year S&P 500 Cap with Buffer Crediting Method, the adjusted allocation percentage is 50% (25% / (50%) = 50%).
•At the 1st Contract Anniversary, automatic transfers will be performed so that the Contract Options eligible for automatic rebalancing will have Contract Value equal to the adjusted allocation percentage for the eligible Contract Option multiplied by the total Contract Value eligible for rebalancing:
◦For the 1-year Fixed Account Option, the amount allocated at the 1st Contract Anniversary would be $26,125.00 ($52,250 * 50% = $26,125.00).
◦For the 1-year S&P 500 Cap with Buffer Crediting Method, the amount allocated at the 1st Contract Anniversary would be $26,125.00 ($52,250 * 50% = $26,125.00).
◦For the 3-year S&P 500 Cap with Buffer Crediting Method, no amount would allocate since the Contract Option is ineligible for automatic rebalancing on this Contract Anniversary.
◦For the 6-year S&P 500 Performance Boost with Buffer Crediting Method, no amount would allocate since the Contract Option is ineligible for automatic rebalancing on this Contract Anniversary.

Contract Option	1-Year Fixed Account Option	1-Year S&P 500 Cap with Buffer	3-Year S&P 500 Cap with Buffer	6-Year S&P 500 Performance Boost Cap with Buffer
Initial Premium [A]	$100,000.00
Allocation (%) [B]	25%	25%	25%	25%
Allocation ($) [C] = [A] × [B]	$25,000.00	$25,000.00	$25,000.00	$25,000.00
Interest Rate / Index Adjustment [D]	1.00%	8.00%	8.00%	7.00%
Contract Value at 1st Contract Anniversary [E] = [C] × (1+[D])	$25,250.00	$27,000.00	$27,000.00	$26,750.00
Contract Option Eligible for Rebalancing [F] = "No" if Contract Option has not expired and the Contract Option Value is > 0, "Yes" Otherwise	Yes	Yes	No	No
Total Contract Value Eligible for Rebalancing [G] = Sum of row [E] if row [F] = “Yes”	$52,250.00
Total Allocation Percentage Ineligible for Automatic Rebalancing [H] = Sum of row [B] if row [F] = “No”	50.00%
Adjusted Allocation Percentage [I] = [B] / (1-[H]) if [F] = “Yes”, “N/A” otherwise	50.00%	50.00%	N/A	N/A

Contract Option	1-Year Fixed Account Option	1-Year S&P 500 Cap with Buffer	3-Year S&P 500 Cap with Buffer	6-Year S&P 500 Performance Boost Cap with Buffer
Allocation at 1st Contract Anniversary [J] = [G] × [I] if [F] = “Yes”, "N/A" Otherwise	$26,125.00	$26,125.00	N/A	N/A
Net Amount Transferred In (+)/ Out (-) due to Automatic Rebalancing [K] = [J] - [E] if [F] = "Yes", 0 Otherwise	$875.00	-$875.00	$0.00	$0.00

Example 16: This example demonstrates the automatic rebalancing option at the 3rd Contract Anniversary when Contract Options with one-year, three-year, and six-year terms are elected on the Contract.
•This example is a continuation of Example 17 in which the automatic rebalancing option is elected. You have the following allocation instructions on the Contract: 25% allocated to the 1-year Fixed Account Option with a 1.00% credited rate, 25% allocated to the 1-year S&P 500 Cap with Buffer Crediting Method with a Cap Rate of 8.00% and 100% Index Participation Rate, 25% allocated to the 3-year S&P 500 Cap with Buffer Crediting Method with a Cap Rate of 24.00% and 100% Index Participation Rate, and 25% allocated to the 6-year Performance Boost with Buffer Crediting Method with a Performance Boost Cap Rate of 42.00% and Performance Boost Rate of 10%. The Buffer for each Index Account Option is 10%. The 1-year Fixed Account Option and 1-year S&P 500 Cap with Buffer Crediting Method had $27,200 allocated to them each at the 2nd Contract Anniversary. The 3-year S&P 500 Cap with Buffer and 6-year Performance Boost with Buffer had $25,000 allocated to them at the issue of the Contract, consistent with Example 15.
•If the S&P 500 Index is up 24% since the issue of the Contract and is up 4% during the 3rd Contract Year, the following adjustments to the Contract Value would be made for each Contract Option:
◦For the 1-year Fixed Account Option, the Fixed Account Value would be credited with the 1.00% credited rate ($27,200 * 1% + $27,200 = $27,472).
◦ For the 1-year S&P 500 Cap with Buffer Crediting Method, the Index Account Option Value would be credited with the lesser of the Cap Rate (8%) and the Index Return during the 3 rd Contract Year multiplied by the Index Participation Rate (4% * 100% = 4%) ($27,200 * 4% + $27,200 = $28,288).
◦ For the 3-year S&P 500 Cap with Buffer Crediting Method, the Index Account Option Value would be credited with the lesser of the Cap Rate (24%) and the Index Return since the issue of the Contract multiplied by the Index Participation Rate (24% * 100% = 24%) ($25,000 * 24% + $25,000 = $31,000).
◦ For the 6-year S&P 500 Performance Boost with Buffer Crediting Method, the Index Account Option Value would be credited with the lesser of the prorated Performance Boost Cap Rate (21%) and the sum of the Index Return since the issue of the Contract and prorated Performance Boost Rate (24% + 5% = 29.00%) ($25,000 * 21% + $25,000 = $30,250).
•At the 3rd Contract Anniversary, only the Contract Options with the one-year Terms and three-year Term are at the end of their term and are eligible to be automatically rebalanced. The Contract Option with the six-year term is not expired, so it is ineligible for automatic rebalancing on this Contract Anniversary.
◦The total Contract Value eligible for rebalancing would be calculated as the sum of the Contract Value of each Contract Option eligible for rebalancing ($27,472 + $28,288 + $31,000 = $86,760).
◦The total allocation percentage ineligible for automatic rebalancing is the sum of the instructed allocation percentages corresponding to Contract Options that are ineligible for rebalancing on this Contract Anniversary, in this case the 6-year term crediting method (25%).
•The allocation percentages for automatic rebalancing at the 3rd Contract Anniversary for the eligible Contract Options are adjusted to not include the allocation percentages of Contract Options ineligible for automatic rebalancing. The adjusted allocation percentages of the eligible Contract Options are calculated as the specified allocation percentage of eligible Contract Options divided by one minus the total allocation percentage ineligible for automatic rebalancing (1 - 25% = 75%):
◦For the 1-year Fixed Account Option, the adjusted allocation percentage is 33.33% (25% / (75%) = 33.33%).
◦For the 1-year S&P 500 Cap with Buffer Crediting Method, the adjusted allocation percentage is 33.33% (25% / (75%) = 33.33%).
◦For the 3-year S&P 500 Cap with Buffer Crediting Method, the adjusted allocation percentage is 33.33% (25% / (75%) = 33.33%).

•At the 3rd Contract Anniversary, automatic transfers will be performed so that the Contract Options eligible for automatic rebalancing will have Contract Value equal to the adjusted allocation percentage for the eligible Contract Option multiplied by the total Contract Value eligible for rebalancing:
◦For the 1-year Fixed Account Option, the amount allocated at the 3rd Contract Anniversary would be $28,920.00 ($86,760 * 33.33% = $28,920.00).
◦For the 1-year S&P 500 Cap with Buffer Crediting Method, the amount allocated at the 3rd Contract Anniversary would be $28,920.00 ($86,760 * 33.33% = $28,920.00).
◦For the 3-year S&P 500 Cap with Buffer Crediting Method, the amount allocated at the 3rd Contract Anniversary would be $28,920.00 ($86,760 * 33.33% = $28,920.00).
◦For the 6-year S&P 500 Performance Boost with Buffer Crediting Method, no amount would allocate since the Contract Option is ineligible for automatic rebalancing on this Contract Anniversary.

Contract Option	1-Year Fixed Account Option	1-Year S&P 500 Cap with Buffer	3-Year S&P 500 Cap with Buffer	6-Year S&P 500 Performance Boost Cap with Buffer
Initial Premium [A]	$100,000.00
Allocation (%) [B]	25%	25%	25%	25%
Allocation ($) [C]	$27,200.00	$27,200.00	$25,000.00	$25,000.00
Interest Rate / Index Adjustment [D]	1.00%	4.00%	24.00%	21.00%
Contract Value at 3rd Contract Anniversary [E] = [C] × (1+[D])	$27,472.00	$28,288.00	$31,000.00	$30,250.00
Contract Option Eligible for Rebalancing [F] = "No" if Contract Option has not expired and the Contract Option Value is > 0, "Yes" Otherwise	Yes	Yes	Yes	No
Total Contract Value Eligible for Rebalancing [G] = Sum of row [E] if row [F] = “Yes”	$86,760.00
Total Allocation Percentage Ineligible for Automatic Rebalancing [H] = Sum of row [B] if row [F] = “No”	25.00%
Adjusted Allocation Percentage [I] = [B] / (1-[H]) if [F] = “Yes”, “N/A” otherwise	33.33%	33.33%	33.33%	N/A
Allocation at 3rd Contract Anniversary [J] = [G] × [I] if [F] = “Yes”, "N/A" Otherwise	$28,920.00	$28,920.00	$28,920.00	N/A
Net Amount Transferred In (+)/ Out (-) due to Automatic Rebalancing [K] = [J] - [E] if [F] = "Yes", 0 Otherwise	$1,448.00	$632.00	-$2,080.00	$0.00

Example 17: This example demonstrates the automatic rebalancing option at the 1st Contract Anniversary when an Intra-Term Performance Lock occurs on a three-year term Contract Option on the 1st Contract Anniversary.
•For this example, assume you have an initial Premium of $100,000. Your initial allocations are 50% to the 1-year Fixed Account Option with a 1.00% credited rate and 50% to the 3-year S&P 500 Cap with Buffer Crediting Method with a Cap Rate of 24.00% and 100% Index Participation Rate. The Buffer for the Index Account Option is 10%. Each Contract Option would be allocated with $50,000 ($100,000 * 50% = $50,000).
•You elect the automatic rebalancing option with the same allocation instructions as you provided for your initial Premium.
•If the S&P 500 Index is up 6% at the 1st Contract Anniversary, the following adjustments to the Contract Value would be made for each Contract Option:
◦For the 1-year Fixed Account Option, the Fixed Account Value would be credited with the 1.00% credited rate ($50,000 * 1% + $50,000 = $50,500).
◦ For the 3-year S&P 500 Cap with Buffer Crediting Method, the Index Account Option Value would be credited with the lesser of the prorated Cap Rate (8%) and the Index Return multiplied by the Index Participation Rate (6% * 100% = 6%) ($50,000 * 6% + $50,000 = $53,000).
•At the 1st Contract Anniversary, an Intra-Term Performance Lock is executed on the 3-year S&P 500 Cap with Buffer Crediting Method, transferring $53,000 to the Short Duration Fixed Account Option. After the Intra-Term Performance Lock, the Index Account Option Value of the 3-year S&P 500 Cap with Buffer Crediting Method is $0.
•At the 1st Contract Anniversary, both Contract Options are eligible for automatic rebalancing. The 1-year Fixed Account Option is eligible as its term has expired. The 3-year S&P 500 Cap with Buffer Crediting Method is eligible since it now has $0 of Contract Value allocated to it due to the Intra-Term Performance Lock.
◦The total Contract Value eligible for rebalancing would be calculated as the sum of the Contract Value of each Contract Option eligible for rebalancing ($50,500 + $53,000 = $103,500).
◦Given both elected Contract Options are eligible for automatic rebalancing, the allocation percentages for the Contract Options do not need to be adjusted to calculate the automatically rebalanced allocations.
•At the 1st Contract Anniversary, automatic transfers will be performed so that the Contract Options eligible for automatic rebalancing will have Contract Value equal to the allocation percentage for the Contract Option multiplied by the total Contract Value eligible for rebalancing:
◦For the 1-year Fixed Account Option, the amount allocated at the 1st Contract Anniversary would be $51,750.00 ($103,500 * 50% = $51,750.00).
◦For the 3-year S&P 500 Cap with Buffer Crediting Method, the amount allocated at the 1st Contract Anniversary would be $51,750.00 ($103,500 * 50% = $51,750.00).

Contract Option	1-Year Fixed Account Option	3-Year S&P 500 Cap with Buffer	Short Duration Fixed Account Option
Initial Premium [A]	$100,000.00
Allocation (%) [B]	50%	50%	0%
Allocation ($) [C] = [A] × [B]	$50,000.00	$50,000.00	$0.00
Interest Rate / Index Adjustment [D]	1.00%	6.00%	N/A
Contract Value Before Intra-Term Performance Lock [E] = [C] × (1+[D])	$50,500.00	$53,000.00	$0.00
Contract After Intra-Term Performance Lock at 1st Contract Anniversary [F]	$50,500.00	$0.00	$53,000.00
Contract Option Eligible for Rebalancing [G] = "No" if Contract Option has not expired and the Contract Option Value is > 0, "Yes" Otherwise	Yes	Yes	Yes
Total Contract Value Eligible for Rebalancing [H] = Sum of row [E] if row [G] = “Yes”	$103,500.00

Contract Option	1-Year Fixed Account Option	3-Year S&P 500 Cap with Buffer	Short Duration Fixed Account Option
Total Allocation Percentage Ineligible for Automatic Rebalancing [I] = Sum of row [B] if row [G] = “No”	0.00%
Adjusted Allocation Percentage [J] = [B] / (1-[I]) if [G] = “Yes”, “N/A” otherwise	50.00%	50.00%	0.00%
Allocation at 1st Contract Anniversary [K] = [H] × [J] if [G] = “Yes”, "N/A" Otherwise	$51,750.00	$51,750.00	$0.00
Net Amount Transferred In (+)/ Out (-) due to Automatic Rebalancing [L] = [K] - [F] if [G] = "Yes", 0 Otherwise	$1,250.00	$51,750.00	-$53,000.00

Advisory Fee Withdrawal Examples

Example 18: This example demonstrates the impact of advisory fee withdrawals on death benefits.

If you are under age 81 at the time the Contract is issued, and you die before moving into the income phase, the death benefit equals the greater of:

•your Contract Value on the date we receive all required documentation from your Beneficiary; or

•the total Premium you have paid into the Contract reduced for prior withdrawals (including any applicable charges and adjustments) in the same proportion that the Contract Value was reduced on the date of the withdrawal.

If you are under age 81 at the time the Contract is issued, and you begin taking income payments on the Latest Income Date, the death benefit amount is equal to the greater of zero or:

•the total Premium you have paid into the Contract, reduced for prior withdrawals (including any applicable charges and adjustments) incurred since the issuance of the Contract through the Latest Income Date, in the same proportion that the Contract Value was reduced on the date of such withdrawals, less

•the Contract Value on the Latest Income Date.

•For this example, assume you have an initial Premium of $100,000 and your Maximum Annual Advisory Fee Withdrawal Percentage is 1.25%.
•After 6 months, your Contract Value is 99,000, your death benefit is $100,000, which is the greater of your current Contract Value ($99,000) and the Premium paid into the Contract adjusted for any applicable withdrawals ($100,000), and you elect to take an advisory fee withdrawal of $1,000:
◦The Advisory Fee Withdrawal Percentage is 1.01% ($1,000 / $99,000 = 1.01%).
◦The Total Advisory Fee Withdrawal Percentage is 1.01% since this is the first Advisory Fee Withdrawal in the Contract Year.
◦The Total Advisory Fee Withdrawal Percentage is less than the Maximum Annual Advisory Fee Withdrawal Percentage, so the Advisory Fee Withdrawal is allowed.
◦The Premium paid into the Contract for the calculation of your Death Benefit ($100,000) is not reduced for Advisory Fee Withdrawals.
◦Your Contract Value after the Advisory Fee Withdrawal is $98,000 ($99,000 - $1,000 = $98,000).
◦Your Death Benefit is equal to $100,000, which is the greater of your Contract Value ($98,000) and the Premium paid into the Contract adjusted for any applicable withdrawals ($100,000).
•At month 9, three quarters of the way through your first Contract Year, your Contract Value is $95,000, your death benefit is $100,000, which is the greater of your current Contract Value ($95,000) and the Premium paid into the Contract adjusted for any applicable withdrawals ($100,000), and you elect to take an advisory fee withdrawal of $200
◦The Advisory Fee Withdrawal Percentage is 0.21% ($200 / $95,000 = 0.21%).
◦The Total Advisory Fee Withdrawal Percentage is 1.22% (1.01% + 0.21% = 1.22%) since this is the second Advisory Fee Withdrawal in the Contract Year.
◦The Total Advisory Fee Withdrawal Percentage is less than the Maximum Annual Advisory Fee Withdrawal Percentage, so the Advisory Fee Withdrawal is allowed.
◦The Premium paid into the Contract for the calculation of your Death Benefit ($100,000) is not reduced for Advisory Fee Withdrawals.
◦Your Contract Value after the Advisory Fee Withdrawal is $94,800 ($95,000 - $200 = $94,800).
◦Your Death Benefit is equal to $100,000, which is the greater of your Contract Value ($94,800) and the Premium paid into the Contract adjusted for any applicable withdrawals ($100,000).

•You do not perform any more transactions until month 18, which is halfway through your second Contract Year. At this time your Contract Value is $101,000, your death benefit is $101,000, which is the greater of your current Contract Value ($101,000) and the Premium paid into the Contract adjusted for any applicable withdrawals ($100,000), and you elect to take an advisory fee withdrawal of $1,250:
◦The Advisory Fee Withdrawal Percentage is 1.24% ($1,250 / $101,000 = 1.24%).
◦The Total Advisory Fee Withdrawal Percentage is 1.24% since this is the first Advisory Fee Withdrawal in the Contract Year. The Total Advisory Fee Withdrawal Percentage resets to zero at the beginning of each Contract Year.
◦The Total Advisory Fee Withdrawal Percentage is less than the Maximum Annual Advisory Fee Withdrawal Percentage, so the Advisory Fee Withdrawal is allowed.
◦The Premium paid into the Contract for the calculation of your Death Benefit ($100,000) is not reduced for Advisory Fee Withdrawals.
◦Your Contract Value after the Advisory Fee Withdrawal is $99,750 ($101,000 - $1,250 = $99,750).
◦Your Death Benefit is equal to $100,000, which is the greater of your Contract Value ($99,750) and the Premium paid into the Contract adjusted for any applicable withdrawals ($100,000)
•You do not perform any more transactions until month 21, which is three quarters of the way through your second Contract Year. At this time your Contract Value is $99,000, your death benefit is $100,000, which is the greater of your current Contract Value ($99,000) and the Premium paid into the Contract adjusted for any applicable withdrawals ($100,000), and you request to take an advisory fee withdrawal of $990:
◦The Advisory Fee Withdrawal Percentage would be 1.00% ($990 / $99,000 = 1.00%).
◦The Total Advisory Fee Withdrawal Percentage would be 2.24% (1.24% + 1.00% = 2.24%) since this would be the second Advisory Fee Withdrawal in the Contract Year.
◦Since the Total Advisory Fee Withdrawal Percentage would be greater than the Maximum Annual Advisory Fee Withdrawal Percentage, this Advisory Fee Withdrawal would not be allowed and not be processed.
◦You would still have the option of processing a regular withdrawal for $900 that would reduce the Contract Value and the total Premium paid into the Contract for the calculation of your Death Benefit accordingly.
▪Your Contract Value after the withdrawal would be $98,010 ($99,000 - $990 = $98,010).
▪Your Premium paid into the Contract for the calculation of your Death Benefit would be $99,000 ($100,000 – 1% * $100,000 = $99,000), as it would be reduced by the same percentage the Contract Value was reduced for the withdrawal ($990 Withdrawal / $99,000 Contract Value = 1%).
▪Your Death Benefit would be equal to $99,000, which is the greater of your Contract Value ($98,010) and the Premium paid into the Contract adjusted for any applicable withdrawals ($99,000).

Market Value Adjustment Withdrawal Examples

Example 19: This example demonstrates the impact of market value adjustments on withdrawal and contract values.

•For this example, assume you have an initial Premium of $100,000, the MVA reference rate on the Issue Date is 3.00%, and your MVA Free Withdrawal Percentage is 10%.
•Your MVA Free Withdrawal amount is calculated as 10% of Remaining Premium during each Contract Year that would otherwise incur MVA minus earnings.
•One quarter of the way through your first Contract Year your Contract Value is 100,000, the MVA reference rate is 3.25%, and you elect to take a withdrawal of $10,000:
◦Your Contract Value ($100,000) equals your Remaining Premium ($100,000) so your earnings are $0.
◦Your MVA Free Withdrawal amount is $10,000 ((10% * $100,000) - $0 Earnings = $10,000)..
◦Since the withdrawal amount is less than or equal to the MVA Free Withdrawal amount, no MVA is applied to the withdrawal.
◦Your net amount received for the withdrawal is $10,000, which is equal to the requested withdrawal amount plus the MVA ($10,000 + $0 MVA = $10,000).
◦Your Contract Value becomes $90,000 ($100,000 - $10,000 = $90,000).
◦Your Remaining Premium becomes $90,000 ($100,000 - $10,000 = $90,000).
◦Your earnings remain $0.
◦Your remaining MVA Free Withdrawal amount for the Contract Year is $0 ($10,000 - $10,000 = $0).
•Halfway through your first Contract Year your Contract Value is 94,000, the MVA reference rate is 3.25%, there are 66 full months remaining in the MVA Period, and you elect to take a withdrawal of $10,000:
◦Your earnings are $4,000 since your Contract Value exceeds your Remaining Premium, which is equal to your Contract Value minus your Remaining Premium ($94,000 - $90,000 = $4,000). Earnings are withdrawn before Remaining Premium and are free of MVA.
◦Your MVA Free Withdrawal amount is $0 as you already took your entire MVA Free Withdrawal amount this Contract Year.
◦The amount of the withdrawal subject to MVA is $6,000, which is equal to the requested withdrawal amount minus earnings minus the MVA Free Withdrawal amount ($10,000 - $4,000 Earnings - $0 MVA Free Withdrawal amount = $6,000).
◦The MVA reference rate at the time of the withdrawal (3.25%) is greater than the MVA reference rate on the Issue Date (3.00%), so a downward adjustment will be applied to the amount requested as a result of the MVA. The MVA adjustment factor for this withdrawal is calculated as one plus the MVA reference rate on the Issue Date (1 + 3.00% = 1.03) to the power of the number of remaining full months in the MVA Period over 12 (1.03 ^ (66/12)), then divided by one plus the MVA reference rate at the time of t he withdrawal (1 + 3.25% = 1.0325) to the power of the number of remaining full months in the MVA Period over 12 (1.0325 ^ (66/12)), then minus one, resulting in a MVA adjustment factor for this withdrawal of -0.0132448 ((1.03) ^ (66/12) / (1.0325) ^ (66/12) – 1 = -0.0132448).
◦The MVA adjustment amount for this withdrawal is -$79.47, which is equal to the amount of the withdrawal subject to MVA ($6,000) multiplied by the MVA adjustment factor (-0.0132448) ($6,000 * -0.0132448 = -$79.47).
◦Your net amount received for the withdrawal is $9,920.53, which is equal to the requested withdrawal amount plus the MVA ($10,000 + -$79.47 MVA = $9,920.53).
◦Your Contract Value becomes $84,000 ($94,000 - $10,000 = $84,000).
◦Your Remaining Premium becomes $84,000 ($90,000 - $6,000 = $84,000).
◦Your earnings are fully withdrawn and are now $0.
◦Your remaining MVA Free Withdrawal amount for the Contract Year remains $0.
•Three-quarters of the way through your first Contract Year your Contract Value is 80,000, the MVA reference rate is 2.50%, there are 63 full months remaining in the MVA Period, and you elect to take a withdrawal of $10,000:
◦Your earnings are $0 since your Contract Value ($80,000) is less than your Remaining Premium ($84,000).

◦Your MVA Free Withdrawal amount is $0 as you already took your entire MVA Free Withdrawal amount this Contract Year.
◦The amount of the withdrawal subject to MVA is $10,000, which is equal to the requested withdrawal amount minus earnings minus the MVA Free Withdrawal amount ($10,000 - $0 Earnings - $0 MVA Free Withdrawal amount = $10,000).
◦The MVA reference rate at the time of the withdrawal (2.50%) is less than the MVA reference rate on the Issue Date (3.00%), so an upward adjustment will be applied to the amount requested as a result of the MVA. The MVA adjustment factor for this withdrawal is calculated as one plus the MVA reference rate on the Issue Date (1 + 3.00% = 1.03) to the power of the number of remaining full months in the MVA Period over 12 (1.03 ^ (63/12)), then divided by one plus the MVA reference rate at the time of t he withdrawal (1 + 2.50% = 1.0250) to the power of the number of remaining full months in the MVA Period over 12 (1.025 ^ (63/12)), then minus one, resulting in a MVA adjustment factor for this withdrawal of 0.0258766 ((1.03) ^ (63/12) / (1.025) ^ (63/12) – 1 = 0.0258766).
◦The MVA adjustment amount for this withdrawal is $258.77, which is equal to the amount of the withdrawal subject to MVA ($10,000) multiplied by the MVA adjustment factor (0.0258766) ($10,000 * 0.0258766 = $258.77).
◦Your net amount received for the withdrawal is $10,258.77, which is equal to the requested withdrawal amount plus the MVA ($10,000 + $258.77 MVA = $10,258.77).
◦Your Contract Value becomes $70,000 ($80,000 - $10,000 = $70,000).
◦Your Remaining Premium becomes $74,000 ($84,000 - $10,000 = $74,000).
◦Your earnings remain $0.
◦Your remaining MVA Free Withdrawal amount for the Contract Year remains $0.

APPENDIX B: STATE VARIATIONS

[TO BE UPDATED BY AMENDMENT]

Contracts issued in your state may provide different features and benefits from, and impose different costs than, those described in this prospectus because of state law variations. The state in which your Contract is issued also governs whether or not certain options are available or will vary under your Contract.

STATE	VARIATION OR AVAILABILITY
Arizona	Requirement that 30 days advance notice be given to owners/beneficiaries of their available income options prior to the Income Date.

Requirement that a 180 day maximum limit be placed on any deferral of payments for partial and/or total withdrawals, and that the owner be given notice of such postponement in payments without 15 days of receipt of the partial and/or total withdrawal request at the Customer Care Center.
California	State-specific requirement that seniors have the option to invest in the Fixed Account during the Free Look period if Return of Premium Free Look is elected on the application.

If the Return of Premium Free Look is elected by a senior applicant, the initial Index Account Option Term is shortened by 35 days.
Connecticut	No restrictions on Fixed Account allocations.
Florida	No Market Value Adjustments assessed upon annuitization, even if annuitized in the first Contract Year. No restrictions on Fixed Account allocations or transfers.
Illinois	No Market Value Adjustments assessed on any transactions.
Louisiana
Pre-selected Death Benefit option is not available per state regulation. Beneficiary is always able to choose the death benefit option.

As of the date of the prospectus, the +Income GMWB and +Income GMWB with Joint Option are not available.

Maryland	Beneficiary's Entitlement to Death Benefit Before Income Date section of Contract revised to indicate beneficiary's death prior to or simultaneous to the Owner's death makes them ineligible to receive the death benefit.

No Market Value Adjustments assessed on any transactions.
New Jersey
Renewal Notice will include the current interest rate for the Fixed Account and Index Adjustment Factors for the Index Account.

No restrictions on Fixed Account allocations.

The Fixed Account Minimum Value Percentage is 90%.

Guaranteed minimum Cap Rates, Performance Trigger Rates, Performance Boost Cap Rates, and Buffers may be used in the calculation of Interim Value. We apply the greater of the applicable guaranteed minimum Index Adjustment Factor(s) or the (non-guaranteed) prorated Index Adjustment Factors. Higher Index Adjustment Factors result in higher Interim Values.

Texas	Requires 31 day advance notice of Fixed Account unavailability or restrictions.
Utah	No Market Value Adjustments assessed on any transactions.
Washington	No Market Value Adjustments assessed on any transactions. GMWB Charge not assessed against the Fixed Account.
B-1

APPENDIX C: INDEX DISCLOSURES

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ANNUITY PARTICULARLY OR THE ABILITY OF ANY MSCI INDEX TO TRACK CORRESPONDING STOCK MARKET PERFORMANCE. MSCI OR ITS AFFILIATES ARE THE LICENSORS OF CERTAIN TRADEMARKS, SERVICE MARKS AND TRADE NAMES AND OF THE MSCI INDEXES WHICH ARE DETERMINED, COMPOSED AND CALCULATED BY MSCI WITHOUT REGARD TO THIS ANNUITY OR THE ISSUER OR OWNERS OF THIS ANNUITY OR ANY OTHER PERSON OR ENTITY. NONE OF THE MSCI PARTIES HAS ANY OBLIGATION TO TAKE THE NEEDS OF THE ISSUER OR OWNERS OF THIS ANNUITY OR ANY OTHER PERSON OR ENTITY INTO CONSIDERATION IN DETERMINING, COMPOSING OR CALCULATING THE MSCI INDEXES. NONE OF THE MSCI PARTIES IS RESPONSIBLE FOR OR HAS PARTICIPATED IN THE DETERMINATION OF THE TIMING OF, PRICES AT, OR QUANTITIES OF THIS ANNUITY TO BE ISSUED OR IN THE DETERMINATION OR CALCULATION OF THE EQUATION BY OR THE CONSIDERATION INTO WHICH THIS ANNUITY IS REDEEMABLE. FURTHER, NONE OF THE MSCI PARTIES HAS ANY OBLIGATION OR LIABILITY TO THE ISSUER OR OWNERS OF THIS ANNUITY OR ANY OTHER PERSON OR ENTITY IN CONNECTION WITH THE ADMINISTRATION, MARKETING OR OFFERING OF THIS ANNUITY.

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APPENDIX D

GMWB PROSPECTUS EXAMPLES

I.      +INCOME GMWB

Unless otherwise specified, the following examples apply to and assume you elected the +Income GMWB (referred to below as a GMWB) when you purchased your Contract, your initial Premium payment net of any applicable taxes was $100,000, your GAWA is greater than your RMD (if applicable) at the time a withdrawal is requested, and all partial withdrawals requested include any applicable charges. Unless otherwise stated, it is assumed that each withdrawal occurs after the GAWA% has been determined. The examples assume that your age and accrued Deferral Years when the GAWA% is first determined corresponds to a GAWA% of 5%, and the GMWB and any For Life Guarantee have not been terminated. If your age at the time the GAWA% is first determined corresponds to a GAWA% other than 5%, the examples will still apply, given that you replace the 5% in each of the GAWA calculations with the appropriate GAWA%.

Example 1: This example demonstrates how GMWB values are set at election.

• Your initial GWB is $100,000, which is your initial Premium payment, net of any applicable taxes.
• Your GAWA is $5,000, which is 5% of your initial GWB ($100,000 * 0.05 = $5,000).

Example 2: This example demonstrates how your GAWA% is determined. Your GAWA% is determined on the earlier of the time of your first withdrawal, the date you elect to opt out of GMWB charge increases, the date that your Contract Value reduces to zero, the date that the GMWB is continued by a spousal Beneficiary who is not a Covered Life, or upon election of a GMWB Income Option. This date is referred to as your Determination Date. Your GAWA% is set based upon your attained age and accrued Deferral Years at that time. Your initial GAWA is determined based on this GAWA% and the GWB after any applicable Determination Date step-up has occurred.

• This example demonstrates what happens if your Contract Value is $200,000 and your GWB is $100,000 on the Determination Date.
s     Your new GWB automatically steps-up to equal $200,000, which is equal to your Contract Value, since the Contract Value is larger than the GWB.
s     Your GAWA is calculated to equal $10,000, which is to the applicable GAWA% multiplied by your GWB (0.05 * $200,000 = $10,000)

▪ Notes:
s     The Determination Date step-up of the GWB to the Contract Value will only occur if the Contract Value is greater than your GWB on the Determination Date.
• In the case that your GAWA% is determined due to a partial withdrawal, you would be eligible for a GAWA withdrawal based on the GWB after the Determination Date step-up occurs, if applicable.
s     Your GAWA% will not change once determined.
s     The Deferral Years stop accruing at the Determination Date.

Example 3: This example demonstrates how your GWB is re-determined upon withdrawal of the guaranteed amount (which is your GAWA, or for certain tax-qualified Contracts only, the RMD (if greater than the GAWA)).

▪ Example 3a: This example demonstrates what happens if you withdraw an amount equal to your GAWA ($5,000) when your GWB is $100,000:
s     Your new GWB is $95,000, which is your GWB prior to the withdrawal ($100,000) less the amount of the withdrawal ($5,000).
s     Your GAWA for the next year remains $5,000 since you did not withdraw an amount that exceeds your GAWA.

s     If you continued to take annual withdrawals equal to your GAWA, it would take an additional 19 years to deplete your GWB ($95,000 / $5,000 per year = 19 years), provided that there are no further adjustments made to your GWB or your GAWA (besides the annual reduction of your GWB by the amount of the withdrawal) and that the withdrawals are taken prior to the Latest Income Date. However, if the For Life Guarantee is in effect, withdrawals equal to your GAWA could continue for the rest of your life (or in the case of Joint Owners, until the death of any Owner or until the death of the last surviving Covered Life if your endorsement is a For Life GMWB with Joint Option), even beyond 19 years.

▪ Example 3b: This example demonstrates what happens if you withdraw an amount equal to your RMD ($7,500), which is greater than your GAWA ($5,000) when your GWB is $100,000 and the RMD provision is in effect for your endorsement:
s     Your new GWB is $92,500, which is your GWB prior to the withdrawal ($100,000) less the amount of the withdrawal ($7,500).
s     Your GAWA for the next year remains $5,000 since your withdrawal did not exceed the greater of your GAWA ($5,000) or your RMD ($7,500).
s     If you continued to take annual withdrawals equal to your initial and unchanged RMD ($7,500), it would take approximately an additional 12 years to deplete your GWB ($92,500 / $7,500 per year = approximately 12 years), provided that there are no further adjustments made to your GWB or your RMD (besides the annual reduction of your GWB by the amount of the withdrawal) and that the withdrawals are taken prior to the Latest Income Date. However, if the For Life Guarantee is in effect, withdrawals equal to your RMD could continue for the rest of your life (or until the death of the last surviving Covered Life if your endorsement is a For Life GMWB with Joint Option), even beyond 12 years.

▪ Notes:
s     If the For Life Guarantee is not in effect, and if your GWB falls below your GAWA at the end of your Contract Year, your GAWA will be adjusted to equal your GWB.
s     Withdrawals taken in connection with a GMWB are considered the same as any other withdrawal for the purpose of determining all other values under the Contract.

Example 4: This example demonstrates how your GWB and GAWA are re-determined upon withdrawal of an amount that exceeds your guaranteed amount (as defined in Example 3).

▪ Example 4a: This example demonstrates the proportional reduction of your GWB and GAWA if you withdraw an amount ($10,000) that exceeds your GAWA ($5,000) when your Contract Value is $130,000 and your GWB is $100,000:
▪ The dollar-for-dollar portion of your withdrawal is equal to your GAWA of $5,000.
▪ The Proportional Reduction Factor for the withdrawal is 0.96, equal to (1 - ($10,000 - $5,000) / ($130,000 - $5,000)). This is calculated as (1 – (partial withdrawal amount – dollar-for-dollar amount) / (Contract Value prior to partial withdrawal – dollar-for-dollar amount)).
s     Your new GWB is $91,200, which is your GWB, first reduced dollar-for-dollar for any portion of the partial withdrawal not defined as an Excess Withdrawal then multiplied by the Proportional Reduction Factor [($100,000 - $5,000) * 0.96 = $91,200].
s     Your GAWA is recalculated to equal $4,800, which is your current GAWA multiplied by the Proportional Reduction Factor [$5,000 * 0.96 = $4,800]. If you continued to take annual withdrawals equal to your GAWA, it would take an additional 19 years to deplete your GWB ($91,200 / $4,800 per year = 19 years), provided that there are no further adjustments made to your GWB or your GAWA (besides the annual reduction of your GWB by the amount of the withdrawal) and that the withdrawals are taken prior to the Latest Income Date. However, if your For Life Guarantee is in effect, withdrawals equal to your GAWA could continue for the rest of your life (or in the case of Joint Owners, until the first death of the Joint Owners or until the death of the last surviving Covered Life if your endorsement is a For Life GMWB with Joint Option), even beyond 19 years.

▪ Example 4b: This example demonstrates the proportional reduction of your GWB and GAWA if you withdraw an amount ($10,000) that exceeds your GAWA ($5,000) when your Contract Value is $105,000 and your GWB is $100,000:
▪ The dollar-for-dollar portion of your withdrawal is equal to your GAWA of $5,000.
▪ The Proportional Reduction Factor for the withdrawal is 0.95, equal to (1 - ($10,000 - $5,000) / ($105,000 - $5,000)). This is calculated as (1 – (partial withdrawal amount – dollar-for-dollar amount) / (Contract Value prior to partial withdrawal – dollar-for-dollar amount)).
s     Your new GWB is $90,250, which is your GWB, first reduced dollar-for-dollar for any portion of the partial withdrawal not defined as an Excess Withdrawal then multiplied by the Proportional Reduction Factor [($100,000 - $5,000) * 0.95 = $90,250].
s     Your GAWA is recalculated to equal $4,750, which is your current GAWA multiplied by the Proportional Reduction Factor [$5,000 * 0.95 = $4,750]. If you continued to take annual withdrawals equal to your GAWA, it would take an additional 19 years to deplete your GWB ($90,250 / $4,750 per year = 19 years), provided that there are no further adjustments made to your GWB or your GAWA (besides the annual reduction of your GWB by the amount of the withdrawal) and that the withdrawals are taken prior to the Latest Income Date. However, if your For Life Guarantee is in effect, withdrawals equal to your GAWA could continue for the rest of your life (or in the case of Joint Owners, until the first death of the Joint Owners or until the death of the last surviving Covered Life if your endorsement is a For Life GMWB with Joint Option), even beyond 19 years.

▪ Example 4c: This example demonstrates the proportional reduction of your GWB and GAWA if you withdraw an amount ($10,000) that exceeds your GAWA ($5,000) when your Contract Value is $55,000 and your GWB is $100,000:
▪ The dollar-for-dollar portion of your withdrawal is equal to your GAWA of $5,000.
▪ The Proportional Reduction Factor for the withdrawal is 0.90, equal to (1 - ($10,000 - $5,000) / ($55,000 - $5,000)). This is calculated as (1 – (partial withdrawal amount – dollar-for-dollar amount) / (Contract Value prior to partial withdrawal – dollar-for-dollar amount)).
s     Your new GWB is $85,500, which is your GWB, first reduced dollar-for-dollar for any portion of the partial withdrawal not defined as an Excess Withdrawal then multiplied by the Proportional Reduction Factor [($100,000 - $5,000) * 0.90 = $85,500].
s     Your GAWA is recalculated to equal $4,500, which is your current GAWA multiplied by the Proportional Reduction Factor [$5,000 * 0.90 = $4,500]. If you continued to take annual withdrawals equal to your GAWA, it would take an additional 19 years to deplete your GWB ($85,500 / $4,500 per year = 19 years), provided that there are no further adjustments made to your GWB or your GAWA (besides the annual reduction of your GWB by the amount of the withdrawal) and that the withdrawals are taken prior to the Latest Income Date. However, if your For Life Guarantee is in effect, withdrawals equal to your GAWA could continue for the rest of your life (or in the case of Joint Owners, until the first death of the Joint Owners or until the death of the last surviving Covered Life if your endorsement is a For Life GMWB with Joint Option), even beyond 19 years.

• Notes:
s     If the For Life Guarantee is not in effect, and if your GWB falls below your GAWA at the end of your Contract Year, your GAWA will be adjusted to equal your GWB.
s     The Excess Withdrawal is defined to be the lesser of the total amount of the current partial withdrawal, or the amount by which the cumulative partial withdrawals for the current Contract Year exceeds the greater of the GAWA or the RMD, as applicable.
s     Withdrawals taken in connection with a GMWB are considered the same as any other withdrawal for the purpose of determining all other values under the Contract.

Example 5: This example illustrates how GMWB values are re-determined upon automatic step-up.

• Example 5a: This example demonstrates what happens if at the time of step-up your Contract Value (as determined based on Contract Anniversary Value) is $200,000, your GWB is $90,000, and your GAWA is $5,000:
s     Your new GWB is recalculated to equal $200,000, which is equal to your Contract Value (as determined based on the Contract Anniversary Value).
s     Your GAWA for the next year increases to $10,000, which is the greater of 1) your GAWA prior to the step-up ($5,000) or 2) 5% of your new GWB ($200,000 * 0.05 = $10,000).

• Example 5b: This example demonstrates what happens if at the time of step-up your Contract Value (as determined based on Contract Anniversary Value) is $90,000, your GWB is $80,000, and your GAWA is $5,000:
s     Your new GWB is recalculated to equal $90,000, which is equal to your Contract Value (as determined based on the Contract Anniversary Value).
s     Your GAWA for the next year remains $5,000, which is the greater of 1) your GAWA prior to the step-up ($5,000) or 2) 5% of your new GWB ($90,000 * 0.05 = $4,500).
-    After step-up, if you continued to take annual withdrawals equal to your GAWA, it would take an additional 18 years to deplete your GWB ($90,000 / $5,000 per year = 18 years), provided that there are no further adjustments made to your GWB or your GAWA (besides the annual reduction of your GWB by the amount of the withdrawal) and that the withdrawals are taken prior to the Latest Income Date. However, if the For Life Guarantee is in effect, withdrawals equal to your GAWA could continue for the rest of your life (or in the case of Joint Owners, until the first death of the Joint Owners or until the death of the last surviving Covered Life if your endorsement is a For Life GMWB with Joint Option), even beyond 18 years.

• Notes:
s     Your GWB will only step-up to the Contract Value if the Contract Value (as determined based on Contract Anniversary Value) is greater than your GWB at the time of the automatic step-up.
s     Automatic step-ups occur annually on every Contract Anniversary unless the owner elects to opt out of an increase in GMWB charge, even if the contract has already received the determination date step-up during that contract year.
s     These examples relate to an unspecified Contract Anniversary, which show scenarios in which the original $100,000 Contract Value has either increased or decreased at the Contract Anniversary due to market performance or GAWA withdrawals, neither of which would have reduced the original $5,000 GAWA.

Example 6: This example demonstrates how the timing of a withdrawal request interacts with the timing of the annual step-up provision to impact re-determination of GMWB values.

• This example demonstrates what happens if your Contract Value (as determined based on the Contract Anniversary Value) is $200,000, your GAWA% is locked in at 5%, your GAWA is $5,000, your GWB is $100,000, your GWB is due to step-up automatically, and you also wish to take a withdrawal of an amount equal to $5,000.:
s     If you request the withdrawal the day after the step-up, upon step-up, your GWB is set equal to $200,000, which is your Contract Value (as determined based on Contract Anniversary Value). At that time, your GAWA is equal to $10,000, which is 5% of your new GWB ($200,000 * 0.05 = $10,000). On the day following the step-up and after the withdrawal of $5,000, your new GWB is $195,000, which is your GWB less the amount of the withdrawal ($200,000 - $5,000 = $195,000) and your GAWA will remain at $10,000 since the amount of the withdrawal does not exceed your GAWA. If you continued to take annual withdrawals equal to your GAWA, it would take approximately an additional 20 years to deplete your GWB ($195,000 / $10,000 per year = approximately 20 years), provided that there are no further adjustments made to your GWB or your GAWA (besides the annual reduction of your GWB by the amount of the withdrawal) and that the withdrawals are taken prior to the Latest Income Date. However, if the For Life Guarantee is in effect, withdrawals equal to your GAWA could continue for the rest of your life (or in the case of Joint Owners, until the first death of the Joint Owners or until the death of the last surviving Covered Life if your endorsement is a For Life GMWB with Joint Option), even beyond 20 years.

s     If you request the withdrawal prior to the step-up, immediately following the withdrawal transaction, your new GWB is $95,000, which is your GWB less the amount of the withdrawal ($100,000 - $5,000 = $95,000) and your Contract Value (as determined based on the Contract Anniversary Value) becomes $195,000, which is your Contract Value (as determined based on the Contract Anniversary Value) prior to the withdrawal less the amount of the withdrawal ($200,000 - $5,000 = $195,000). Upon step-up following the withdrawal, your GWB is set equal to $195,000, which is your Contract Value (as determined based on Contract Anniversary Value). At that time, your GAWA is recalculated and is equal to $9,750, which is the greater of 1) your GAWA prior to the step-up ($5,000) or 2) 5% of your new GWB ($195,000 * 0.05 = $9,750). If you continued to take annual withdrawals equal to your GAWA, it would take an additional 20 years to deplete your GWB ($195,000 / $9,750 per year = 20 years), provided that there are no further adjustments made to your GWB or your GAWA (besides the annual reduction of your GWB by the amount of the withdrawal) and that the withdrawals are taken prior to the Latest Income Date. However, if the For Life Guarantee is in effect, withdrawals equal to your GAWA could continue for the rest of your life (or in the case of Joint Owners, until the first death of the Joint Owners or until the death of the last surviving Covered Life if your endorsement is a For Life GMWB with Joint Option), even beyond 20 years.

• Notes:
• This is for the annual step-up only. For examples of how the GMWB values are determined due to the step-up on the Determination Date see example 2.
• As the example illustrates, when considering a request for a withdrawal at or near the same time as application of a step-up, the order of the two transactions may impact your GAWA.
◦ If the step-up would result in an increase in your GAWA and the requested withdrawal is less than or equal to your new GAWA, your GAWA resulting after the two transactions would be greater if the withdrawal is requested after the step-up is applied.
◦ If the step-up would result in an increase in your GAWA, and the withdrawal requested is greater than your new GAWA, your GAWA resulting after the two transactions would be greater if the withdrawal is requested after the step-up is applied.
◦ Otherwise, your GAWA resulting from the transactions is the same regardless of the order of transactions.
s     This example would also apply in situations when the withdrawal exceeded your GAWA but not your permissible RMD.
s     If the For Life Guarantee is not in effect, and if your GWB falls below your GAWA at the end of your Contract Year, your GAWA will be adjusted to equal your GWB.
s     Withdrawals taken in connection with a GMWB are considered the same as any other withdrawal for the purpose of determining all other values under the Contract.

Example 7: This example illustrates how the GAWA is re-determined when the For Life Guarantee for the GMWB becomes effective after the effective date of the endorsement at age 59½. At the time the For Life Guarantee becomes effective, your GAWA is re-determined. (This example only applies if your endorsement is a For Life GMWB that contains a For Life Guarantee that becomes effective after the effective date of the endorsement.)

• Example 7a: This example demonstrates what happens if on the date the For Life Guarantee becomes effective, your Contract Value is $40,000, your GWB is $50,000, and your GAWA is $5,000:
s     Your GAWA for the next year is recalculated to equal $2,500, which is equal to 5% of the current GWB ($50,000 * 0.05 = $2,500).
s     The For Life Guarantee becomes effective, thus allowing you to make annual withdrawals equal to your GAWA for the rest of your life (or in the case of Joint Owners, until the first death of the Joint Owners or until the death of the last surviving Covered Life if your endorsement is a For Life GMWB with Joint Option). Once the For Life

Guarantee becomes effective, it remains in effect until the endorsement is terminated, as described in the Access to Your Money section of this prospectus, or upon continuation of the Contract by the spouse (unless your endorsement is a For Life GMWB with Joint Option and the spouse continuing the Contract is a Covered Life in which case the For Life Guarantee remains in effect upon continuation of the Contract by the spouse).

• Example 7b: This example demonstrates what happens if your Contract Value has fallen to $0 prior to the date the For Life Guarantee becomes effective, your GWB is $50,000 and your GAWA is $5,000:
s     You will continue to receive automatic payments of a total annual amount that equals your GAWA until your GWB is depleted. However, your GAWA would not be permitted to exceed your remaining GWB. Your GAWA is not recalculated since the Contract Value is $0.
s     The For Life Guarantee does not become effective due to the depletion of the Contract Value prior to the effective date of the For Life Guarantee.

Example 8: This example illustrates how the For Life Guarantee is affected upon death of the Owner on a For Life GMWB with Joint Option.

• This example demonstrates what happens if at the time of the death of the Owner (or either Joint Owner) the Contract Value is $105,000 and your GWB is $100,000:
s     If your endorsement has a For Life Guarantee that becomes effective after the effective date of the endorsement, the surviving Covered Life may continue the Contract and the For Life Guarantee will remain in effect or begin on the date the For Life Guarantee becomes effective. The GAWA% and the GAWA will continue to be determined or re-determined based on the youngest Covered Life’s attained age (or the age he or she would have attained) and accrued Deferral Years. Once the For Life Guarantee becomes effective, the surviving Covered Life will be able to take annual withdrawals equal to the GAWA for the rest of his or her life.
s     If your endorsement has a For Life Guarantee that becomes effective on the effective date of the endorsement, the surviving Covered Life may continue the Contract and the For Life Guarantee will remain in effect. The GAWA% and the GAWA will continue to be determined or re-determined based on the youngest Covered Life’s attained age (or the age he or she would have attained) and accrued Deferral Years. The surviving Covered Life will be able to take annual withdrawals equal to the GAWA for the rest of his or her life.
s     The surviving spouse who is not a Covered Life may continue the Contract and the For Life Guarantee is null and void. However, the surviving spouse will be entitled to make withdrawals until the GWB is exhausted, provided that the withdrawals are taken prior to the Latest Income Date.
s     Your GWB remains $100,000 and your GAWA remains unchanged at the time of continuation.

• Notes:
s     If your endorsement has a For Life Guarantee that becomes effective after the effective date of the endorsement, your reset date is the Contract Anniversary on or immediately following the youngest Covered Life attaining the age of 59½.

Dealer Prospectus Delivery Obligations. All dealers that effect transactions in these securities are required to deliver a prospectus.
E-1

Part II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

[TO BE UPDATED BY AMENDMENT]

The following is an itemized list of the estimated expenses to be incurred in connection with the securities being offered:

SEC Registration Fees:        $102,927
Printing and engraving:        $1,500
Accounting fees and expenses:    $10,000
Legal fees and expenses:        $77,622

Total estimated expenses:        $192,049

Item 14. Indemnification of Directors and Officers

Provision is made in the Company's Amended By-Laws for indemnification by the Company of any person who was or is a party or is threatened to be made a party to a civil, criminal, administrative or investigative action by reason of the fact that such person is or was a director, officer or employee of the Company, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceedings, to the extent and under the circumstances permitted by the General Corporation Law of the State of Michigan.

In the event that a claim for indemnification against liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Item 15. Recent Sales of Unregistered Securities

Not applicable.

Item 16. Exhibits and Financial Statement Schedules

[TO BE UPDATED BY AMENDMENT]

(a) Exhibits

Exhibit Description
No.

1.1    Specimen of Selling Agreement (V2565 06/14), incorporated herein by reference to Exhibit 3.d. to Jackson National Separate Account - I’s Post-Effective Amendment No. 13 under the Securities Act of 1933, as amended, on Form N-4, filed on September 11, 2014 (File Nos. 333-183048 and 811-08664).

1.2    Amended and Restated General Distributor Agreement, dated effective as of June 1, 2006, incorporated herein by reference to Exhibit 3.a. to Jackson National Separate Account - I's Registration Statement under the Securities Act of 1933, as amended, on Form N-4, filed on August 10, 2006 (File Nos. 333-136472 and 811-08664).

3.1    Articles of Incorporation of Jackson National Life Insurance Company, incorporated herein by reference to Exhibit 6.a. to the Jackson National Separate Account - I's Post-Effective Amendment No. 3 to the Registration Statement under the Securities Act of 1933, as amended, on Form N-4, filed on April 30, 1996 (File Nos. 033-82080 and 811-08664).

3.2    Bylaws of Jackson National Life Insurance Company, incorporated herein by reference to Exhibit 6.b. to the Jackson National Separate Account - I's Post-Effective Amendment No. 3 to the Registration Statement under the Securities Act of 1933, as amended, on Form N-4, filed on April 30, 1996 (File Nos. 033-82080 and 811-08664).

3.3    Amendment No. 1 to the Bylaws of Jackson National Life Insurance Company, dated effective as of March 9, 2009, incorporated herein by reference to Exhibit 6.b. to the Jackson Sage Variable Annuity Account A (formerly the SAGE Variable Annuity Account A) to the Registration Statement under the Securities Act of 1933, as amended, on Form N-4, filed on December 31, 2012 (File Nos. 333-185768 and 811-04405).

4.1        Form of Single Premium Individual Deferred Registration Index-Linked Annuity Contract (RILA295), incorporated herein by reference to Exhibit 4.1 to the initial Registration Statement under the Securities Act of 1933, as amended, on Form S-1, filed on November 1, 2022 (File No. 333-268101).

4.2        Form of Single Premium Individual Deferred Registration Index-Linked Annuity Contract (RILA297), incorporated herein by reference to Exhibit 4.2 to the initial Registration Statement under the Securities Act of 1933, as amended, on Form S-1, filed on November 1, 2022 (File No. 333-268101).

4.3        Form of Unisex Contract Endorsement (7779), incorporated herein by reference to Exhibit 4(xiii) to the Pre-Effective Amendment No. 1 to the Registration Statement under the Securities Act of 1933, as amended, on Form S-1, filed on May 3, 2021 (File No. 333-249750).

4.4        Form of Cap with Buffer Crediting Method Endorsement (7790-CB), incorporated herein by reference to Exhibit 4.4 to the initial Registration Statement under the Securities Act of 1933, as amended, on Form S-1, filed on November 1, 2022 (File No. 333-268101).

4.5        Form of Cap with Floor Crediting Method Endorsement (7790-CF), incorporated herein by reference to Exhibit 4.5 to the initial Registration Statement under the Securities Act of 1933, as amended, on Form S-1, filed on November 1, 2022 (File No. 333-268101).

4.6    Form of Performance Trigger with Buffer Crediting Method Endorsement (7790-PTB), incorporated herein by reference to Exhibit 4.6 to the initial Registration Statement under the Securities Act of 1933, as amended, on Form S-1, filed on November 1, 2022 (File No. 333-268101).

4.7    Form of Performance Trigger with Floor Crediting Method Endorsement (7790-PTF), incorporated herein by reference to Exhibit 4.7 to the initial Registration Statement under the Securities Act of 1933, as amended, on Form S-1, filed on November 1, 2022 (File No. 333-268101).

4.8    Form of Performance Boost with Buffer Crediting Method Endorsement (7790-PB), incorporated herein by reference to Exhibit 4.8 to the initial Registration Statement under the Securities Act of 1933, as amended, on Form S-1, filed on November 1, 2022 (File No. 333-268101).

4.9    Form of Supplemental Contract Data Pages (7790-S), incorporated herein by reference to Exhibit 4.9 to the initial Registration Statement under the Securities Act of 1933, as amended, on Form S-1, filed on November 1, 2022 (File No. 333-268101).

4.10    Form of Single Premium Individual Deferred Registration Index-Linked Annuity Application (R290), incorporated herein by reference to Exhibit 4.10 to the initial Registration Statement under the Securities Act of 1933, as amended, on Form S-1, filed on November 1, 2022 (File No. 333-268101).

4.11*    Form of For Life Guaranteed Minimum Withdrawal Benefit With Annual Step-Up (7813)

4.12*    Form of Joint For Life Guaranteed Minimum Withdrawal Benefit With Annual Step-Up (7814)

5.1*    Opinion re: legality, to be filed by amendment

10.1     Coinsurance Agreement, dated as of June 18, 2020, by and between Jackson National Life Insurance Company and Athene Life Re Ltd., incorporated by reference to Exhibit 10.2 of Jackson Financial Inc.’s General Form for Registration of Securities on Form 10, filed on March 22, 2021 (File No 001-40274).

10.2     Amendment No. 1 to Coinsurance Agreement, dated as of September 30, 2020, by and between Jackson National Life Insurance Company and Athene Life Re Ltd., incorporated by reference to Exhibit 10.2.1 of Jackson Financial Inc.’s General Form for Registration of Securities on Form 10, filed on March 22, 2021 (File No 001-40274).

10.3*†     Form of Notice of, and 2021, Performance Unit Award Agreement, between Jackson Financial Inc. and each of P. Chad Myers, Laura L. Prieskorn, Scott E. Romine, Craig D. Smith, and Marcia L. Wadsten, incorporated herein by reference to Exhibit 10.25 of Jackson Financial Inc.’s Annual Report on Form 10-K for the year ended December 31, 2021, filed on March 7, 2022 (File No 001-40274).

10.4*†    Form of Notice of, and 2021, Restricted Share Unit Award Agreement, between Jackson Financial Inc. and each of P. Chad Myers, Laura L. Prieskorn, Scott E. Romine, Craig D. Smith, and Marcia L. Wadsten, incorporated herein by reference to Exhibit 10.26 of Jackson Financial Inc.’s Annual Report on Form 10-K for the year ended December 31, 2021, filed on March 7, 2022 (File No 001-40274).

10.5*†     Form of Notice of, and 2021, Celebration Award Restricted Share Unit Award Agreement, between Jackson Financial Inc. and each of P. Chad Myers, Laura L. Prieskorn, Scott E. Romine, Craig D. Smith, and Marcia L. Wadsten, incorporated herein by reference to Exhibit 10.27 of Jackson Financial Inc.’s Annual Report on Form 10-K for the year ended December 31, 2021, filed on March 7, 2022 (File No 001-40274).

10.6†     Form of Notice of, and 2021, Founders Award Restricted Share Unit Award Agreement, between Jackson Financial Inc. and each of Laura L. Prieskorn and Marcia L. Wadsten, incorporated herein by reference to Exhibit 10.28 of Jackson Financial Inc.’s Annual Report on Form 10-K for the year ended December 31, 2021, filed on March 7, 2022 (File No 001-40274).

10.7†     Form of Equity Award Exchange Notice and the Prudential plc Restricted Stock Plan 2015 U.S. Award Certificate (converted to restricted share units) between Jackson Financial Inc. and each of P. Chad Myers, Laura L Prieskorn, and Marcia L. Wadsten, incorporated herein by reference to Exhibit 10.35 of Jackson Financial Inc.’s Annual Report on Form 10-K for the year ended December 31, 2021, filed on March 7, 2022 (File No 001-40274).

10.8*†     Form of Equity Award Exchange Notice and the 2019 Prudential plc Long Term Incentive Plan Award Certificate (converted to performance share units) between Jackson Financial Inc. and each of P. Chad Myers, Laura L. Prieskorn, Craig D. Smith, and Scott E. Romine, incorporated herein by reference to Exhibit 10.36 of Jackson Financial Inc.’s Annual Report on Form 10-K for the year ended December 31, 2021, filed on March 7, 2022 (File No 001-40274).

10.9*†     Form of Equity Award Exchange Notice and the 2020 Prudential plc Long Term Incentive Plan Award Certificate (converted to performance share units) between Jackson Financial Inc. and each of P. Chad Myers, Laura L. Prieskorn, Craig D. Smith, and Scott E. Romine, incorporated herein by reference to Exhibit 10.38 of Jackson Financial Inc.’s Annual Report on Form 10-K for the year ended December 31, 2021, filed on March 7, 2022 (File No 001-40274).

10.10†     Equity Award Exchange Notice and the 2019 Prudential plc Long Term Incentive Plan Award Certificate (converted to performance share units) between Jackson Financial Inc. and Marcia L. Wadsten, dated November 16, 2021, incorporated herein by reference to Exhibit 10.37 of Jackson Financial Inc.’s Annual Report on Form 10-K for the year ended December 31, 2021, filed on March 7, 2022 (File No 001-40274).

10.11†     Equity Award Exchange Notice and the 2020 Prudential plc Long Term Incentive Plan Award Certificate (converted to performance share units) between Jackson Financial Inc. and Marcia L. Wadsten, dated November 16, 2021, incorporated herein by reference to Exhibit 10.39 of Jackson Financial Inc.’s Annual Report on Form 10-K for the year ended December 31, 2021, filed on March 7, 2022 (File No 001-40274).

10.12*†    Form of Notice of, and 2022, Restricted Share Unit Award Agreement between Jackson Financial Inc. and each of P. Chad Myers, Laura L. Prieskorn, Scott E. Romine, Craig D. Smith and Marcia L. Wadsten, incorporated by reference to Exhibit 10.11 of Jackson Financial Inc.’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2022, filed on May 11, 2022. (File No 001-40274).

10.13*†    Form of Notice of, and 2022, Amended and Restated Performance Unit Award Agreement, between Jackson Financial Inc. and each of P. Chad Myers, Laura L. Prieskorn, Scott E. Romine, Craig D. Smith and Marcia L. Wadsten, incorporated by reference to Exhibit 10.13 of Jackson Financial Inc.’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2022, filed on May 11, 2022. (File No 001-40274).

10.14*†    Form of Notice of, and 2023, Restricted Share Unit Award Agreement, between Jackson Financial Inc. and each of Laura L. Prieskorn, Scott E. Romine, Craig D. Smith and Marcia L. Wadsten, incorporated by reference to Exhibit 10.14 of Jackson National Life Insurance Company’s Pre-Effective Amendment No. 1 to its Registration Statement under the Securities Act of 1933, as amended, on Form S-1, filed on April 17, 2023. (File No. 333-268101).

10.15*†    Form of Notice of, and 2023, Performance Share Unit Award Agreement, between Jackson Financial Inc. and each of Laura L. Prieskorn, Scott E. Romine, Craig D. Smith and Marcia L. Wadsten, incorporated by reference to Exhibit 10.14 of Jackson National Life Insurance Company’s Pre-Effective Amendment No. 1 to its Registration Statement under the Securities Act of 1933, as amended, on Form S-1, filed on April 17, 2023. (File No. 333-268101).

10.16†     Offer Letter Agreement, dated as of February 10, 2021, by and between Laura L. Prieskorn and Jackson National Life Insurance Company, incorporated by reference to Exhibit 10.19 of Jackson National Life Insurance Company’s Post-Effective Amendment No. 1 to its Registration Statement under the Securities Act of 1933, as amended, on Form S-1, filed on April 22, 2022 (File No. 333-249750).

10.17†     Offer Letter Agreement, dated as of December 13, 2021, by and between Scott E. Romine and Jackson National Life Insurance Company, incorporated by reference to Exhibit 10.20 of Jackson National Life Insurance Company’s Post-Effective Amendment No. 1 to its Registration Statement under the Securities Act of 1933, as amended, on Form S-1, filed on April 22, 2022 (File No. 333-249750).

10.18†     Offer Letter Agreement, dated as of February 10, 2021, by and between Marcia L. Wadsten and Jackson National Life Insurance Company, incorporated by reference to Exhibit 10.21 of Jackson National Life Insurance Company’s Post-Effective Amendment No. 1 to its Registration Statement under the Securities Act of 1933, as amended, on Form S-1, filed on April 22, 2022. (File No. 333-249750).

10.19†     Offer Letter Agreement, dated as of January 8, 2020, by and between Chad Myers and Jackson National Life Insurance Company, incorporated herein by reference to Exhibit 10.16 of Jackson Financial Inc.'s General Form for Registration of Securities on Form 10, filed on March 22, 2021 (File No. 001-40274).

10.20†     Letter Agreement, dated December 31, 2022, by and between P. Chadwick Myers and Jackson National Life Insurance Company, incorporated by reference to Exhibit 10.12 of Jackson Financial Inc.’s Annual Report on Form 10-K for the year ended December 31, 2022, filed on March 1, 2023 (File No. 001-40274).

10.21†    Offer Letter Agreement, dated as of October 19, 2020, by and between Craig D. Smith and PPM America, Inc, incorporated by reference to Exhibit 10.21 of Jackson National Life Insurance Company’s Pre-Effective Amendment No. 1 to its Registration Statement under the Securities Act of 1933, as amended, on Form S-1, filed on April 17, 2023. (File No. 333-268101).

10.22*    Notice of Award of Restricted Share Units Retention Award for Don W. Cummings, and 2023 Restricted Share Unit Award Agreement between Jackson Financial Inc. and Don W. Cummings, incorporated by reference to Exhibit 10.1 of Jackson Financial Inc.’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2023, filed on May 9, 2023.

10.23*    Uncommitted Money Market Line of Credit Agreement, dated as of April 6, 2023 by and among Jackson Financial Inc., Jackson National Life Insurance Company and Societe Generale, incorporated by reference to Exhibit 10.5 of Jackson Financial Inc.’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2023, filed on May 9, 2023.

21.1    Subsidiaries of the Registrant, incorporated herein by reference to exhibit 21.1 to Jackson National Life Insurance Company’s Post-Effective Amendment No. 1 to Form S-1 Registration Statement, dated April 22, 2022.

23.1*    Consent of Independent Registered Public Accounting Firm, to be filed by amendment

24.1*    Power of Attorney, attached hereto.

107    Calculation of Filing Fee Tables, incorporated herein by reference to exhibit 107 to Jackson National Life Insurance Company's Post Effective Amendment No. 1 to Form S-1 Registration Statement, dated May 10, 2023

*Filed herewith.
†Identifies each management contract or compensatory plan or arrangement.

(b) Financial Statement Schedules

[TO BE UPDATED BY AMENDMENT]

Schedule I.    Summary of Investments — Other than Investments in Related Parties, included in Part I.

Schedule III.    Supplemental Insurance Information, included in Part I.

Schedule IV.    Reinsurance, included in Part I.

Schedule V.    Valuation and Qualifying Accounts, included in Part I.

Item 17. Undertakings

The undersigned registrant hereby undertakes as follows, pursuant to Item 512 of Regulation S-K:

1. To file, during any period in which offers or sales of the registered securities are being made, a post-effective amendment to this registration statement:

i. to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii. to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price set represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement, and

iii. to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4. That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

5. That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i. Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii. Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii. The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv. Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

6. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Lansing, and State of Michigan on this 26th of March, 2024.

JACKSON NATIONAL LIFE INSURANCE COMPANY
(Registrant)

By: /s/ Scott Golde
Scott Golde
Senior Vice President, General Counsel

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

*/s/ Laura L. Prieskorn	March 26, 2024
Laura L. Prieskorn, Chief Executive Officer, President, Chair, and Director

*/s/ Marcia Wadsten	March 26, 2024
Marcia Wadsten, Executive Vice President, Chief Financial Officer, and Director

*/s/ Don W. Cummings	March 26, 2024
Don W. Cummings, Senior Vice President and Chief Accounting Officer

* By: /s/ Scott J. Golde
Scott J. Golde as Attorney-in-Fact,
pursuant to Power of Attorney filed herewith.

INDEX TO EXHIBITS

Exhibit No.    Description

4.11*    Form of For Life Guaranteed Minimum Withdrawal Benefit With Annual Step-Up (7813)

4.12*    Form of Joint For Life Guaranteed Minimum Withdrawal Benefit With Annual Step-Up (7814)

24.1*    Power of Attorney.